As filed with the Securities and Exchange Commission on November 9, 2018

Registration No. 333-

 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

FC GLOBAL REALTY INCORPORATED

(Exact name of registrant as specified in its charter)

Nevada	6798	59-2058100
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2300 Computer Drive, Building G

Willow Grove, PA 19090

(215) 830-1430

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael R. Stewart
Chief Executive Officer

2300 Computer Drive, Building G
Willow Grove, PA 19090

(215) 830-1430

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Louis A. Bevilacqua, Esq. BEVILACQUA PLLC 1050 Connecticut Avenue, NW Suite 500 Washington, DC 20036 (202) 869-0888	John E. Hartman Chief Executive Officer Gadsden Growth Properties, Inc. 15150 N. Hayden Road, Suite 220 Scottsdale, Arizona 85260 (480) 750-8700	Richard M. Morris, Esq. Allegaert Berger & Vogel LLP 111 Broadway, 20th Floor New York, New York 10006 Tel: (212) 571-0550

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and upon completion of the merger described in the accompanying joint proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value	27,026,736(2)	N/A	$7,026,951.36(9)	$851.67
Common Stock, $0.01 par value	531,805,174(3)	N/A	$1,772,683.91(10)	$214.85
7% Series A Cumulative Convertible Perpetual Preferred Stock, $0.01 par value	389,766(4)	N/A	N/A	(11)
Series B Non-Voting Convertible Preferred Stock	1,906,573(5)	N/A	N/A	(11)
Series C Participating Convertible Preferred Stock, $0.01 par value	2,500,000(6)	N/A	N/A	(11)
Warrants to Purchase Common Stock	10,177,753(7)	N/A	N/A	(11)
Options to Purchase Common Stock	77,930(8)	N/A	N/A	(11)
TOTALS	558,831,910	N/A	$8,799,635.27	$1,066.52

(1)	The securities being registered under this registration statement are the securities of Gadsden Properties, Inc., a Maryland corporation not yet in existence at the time of filing of this registration statement, or GPI. In accordance with Instruction 3 to the signature page of Form S-4, FC Global Realty Incorporated, a Nevada corporation, or FC Global, is deemed to be the registrant and is so designated on the cover page and signature page of this registration statement as it is the party to the conversion transaction that will occur immediately prior to the issuance of the securities being registered.

(2)	Represents the maximum number of shares of the registrant’s common stock estimated to be issued upon conversion of FC Global into GPI, which includes (i) 5,568,500 shares of FC Global common stock, (ii) 77,390 shares of common stock issuable upon the exercise of outstanding FC Global stock options; (iii) 446,429 shares of common stock issuable upon the exercise of outstanding FC Global warrants, (iv) 17,196,810 shares of common stock issuable upon the conversion of outstanding FC Global preferred stock, which is expected to be converted into common stock prior to the conversion; and (v) an aggregate of 3,737,607 shares of common stock that FC Global has agreed to issue prior to, or concurrently with, the merger, in each case issued and outstanding as of November 6, 2018.

(3)	Represents the sum of:

(A) 443,170,978, which represents the maximum number of shares of the registrant’s common stock estimated to be issued upon completion of the merger of FC Merger Sub, Inc. with and into Gadsden Growth Properties, Inc., or Gadsden, as described in the accompanying joint proxy statement/prospectus, calculated as (i) the sum of (1) Gadsden common stock that is issued and outstanding on November 6, 2018, (2) Gadsden common stock that is issuable upon the conversion of Gadsden preferred stock issued and outstanding on such date, (3) Gadsden common stock that is issuable upon the conversion of Gadsden preferred stock that may be issued by Gadsden after such date and prior to the effective date of the merger, and (4) Gadsden common stock that is issuable upon the exercise of Gadsden warrants issued and outstanding on such date, multiplied by (ii) the exchange ratio as defined in the accompanying joint proxy statement/prospectus contained herein; and

(B) 88,634,196, which number is an estimate of the total number of loss shares that may be issued pursuant to the post-closing remedy provisions of the merger agreement, which does not constitute a limit on the number of such shares that may be issued. See “The Merger Agreement – Indemnification.”

(4)	Represents shares of 7% Series A Cumulative Convertible Perpetual Preferred Stock that are estimated to be issued upon completion of the merger, based on 389,766 shares of Gadsden 7% Series A Cumulative Convertible Perpetual Preferred Stock outstanding on November 6, 2018.

(5)	Represents shares of Series B Non-Voting Convertible Preferred Stock that are estimated to be issued upon completion of the merger, based on 1,906,573 shares of Gadsden Series B Non-Voting Convertible Preferred Stock outstanding on November 6, 2018.

(6)	Represents shares of Series C Participating Convertible Preferred Stock that are estimated to be issued upon completion of the merger, based on 496,983 shares of Gadsden Series C Participating Convertible Preferred Stock outstanding on November 6, 2018 and up to 2,003,017 additional shares of such preferred stock that may be issued by Gadsden after such date and prior to the effective date of the merger.

(7)	Represents (i) warrants for the purchase of 446,429 shares of common stock that will be issued upon completion of the conversion in exchange for warrants issued by FC Global and (ii) warrants for the purchase of 9,731,324 shares of common stock that will be issued upon completion of the merger in exchange for warrants issued by Gadsden.

(8)	Represents options for the purchase of shares of common stock that will be issued upon completion of the conversion in exchange for options issued by FC Global.

(9)	Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price was calculated by taking the product of (a) $0.26, the average of the high and low prices for a share of common stock of FC Global as reported on the OTC Pink marketplace on November 6, 2018, and (b) the maximum possible number of shares of the registrant’s common stock to be issued in connection with the conversion (27,026,736).

(10)	Estimated solely for purposes of calculation of the registration fee in accordance with Rule 457(f) of the Securities Act. Gadsden is a private company and no market exists for its equity securities. Gadsden has accumulated a capital deficit; therefore, pursuant to Rule 457(f)(2) under the Securities Act, the proposed maximum offering price is one-third of the aggregate par value of Gadsden’s capital stock being acquired in the proposed merger, which is calculated by taking one-third of the product of the par value of $0.01 and the maximum number of shares of Gadsden capital stock that may be exchanged in the merger, or 531,805,174 shares of Gadsden capital stock (computed as of November 6, 2018, the latest practicable date prior to the date of filing this registration statement, and inclusive of all shares of Gadsden capital stock issuable upon conversion of any securities convertible into or exercisable for shares of Gadsden capital stock).

(11)	These securities are included within the fee relating to the registration of the common stock listed above. Pursuant to Rule 457 of the Securities Act, no separate fee is required.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

PRELIMINARY—SUBJECT TO COMPLETION—DATED NOVEMBER 9, 2018

CONVERSION AND MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

[ ], 2018

Dear FC Global Realty Incorporated and Gadsden Growth Properties, Inc. Stockholders:

On behalf of the boards of directors of FC Global Realty Incorporated (“FC Global”) and Gadsden Growth Properties, Inc. (“Gadsden”), FC Global is pleased to enclose the joint proxy statement/prospectus relating to (i) the conversion under Nevada and Maryland law of FC Global, a Nevada corporation, into Gadsden Properties, Inc., a Maryland corporation (“GPI”), and (ii) the merger of FC Merger Sub, Inc., a Maryland corporation and wholly-owned subsidiary of FC Global (“FC Merger Sub”) with and into Gadsden, with Gadsden surviving the merger, pursuant to the terms of an agreement and plan of merger entered into among FC Global, FC Merger Sub, Gadsden and Gadsden Growth Properties, L.P. on November 8, 2018.

If the conversion and the merger are completed, (i) FC Global stockholders will receive one share of GPI common stock for each share of FC Global common stock that they own, and (ii) Gadsden stockholders will receive shares of GPI stock for shares of Gadsden stock that they own as follows: each share of Gadsden common stock will be converted into 21.529 shares of GPI common stock and each share of Gadsden 7% Series A Cumulative Convertible Perpetual Preferred Stock, Gadsden Series B Non-Voting Convertible Preferred Stock and Gadsden Series C Participating Convertible Preferred Stock will be converted into 1 share of GPI 7% Series A Cumulative Convertible Perpetual Preferred Stock, 1 share of GPI Series B Non-Voting Convertible Preferred Stock and 1 share of GPI Series C Participating Convertible Preferred Stock, respectively (each with rights of equal tenor to such series of Gadsden preferred stock), each subject to adjustment as described in more detail in the accompanying joint proxy statement/prospectus under the heading “The Merger Agreement—Merger Consideration.” Based on the closing price of a share of FC Global common stock on [ ], 2018, the most recent trading day prior to the date of the accompanying joint proxy statement/prospectus for which this information was available, the merger consideration represented approximately $[ ] in value per share of Gadsden common stock. The value of the consideration to be received by Gadsden stockholders will fluctuate with changes in the price of the FC Global common stock. We urge you to obtain current market quotations for FC Global common stock. FC Global common stock is traded on the OTC Pink Market and the Tel Aviv Stock Exchange (“TASE”) under the symbol “FCRE”. In connection with the conversion and the merger, FC Global stockholders are cordially invited to attend a special meeting of stockholders of FC Global to be held on [ ], 2018 at FC Global’s office located at 2300 Computer Avenue, Building G, Willow Grove, PA 19090 at 9:30 a.m. (Eastern Standard Time), and Gadsden stockholders are cordially invited to attend a special meeting of stockholders of Gadsden to be held on [ ], 2018 at Gadsden’s office located at 15150 N. Hayden Road, Suite 220, Scottsdale, Arizona 85260 at 3:00 p.m. (Eastern Standard Time).

Your vote is very important, regardless of the number of shares you own. We cannot complete the conversion and the merger and the merger consideration will not be issued unless (i) FC Global stockholders approve the conversion and the issuance of shares of GPI stock in connection with the merger and (ii) Gadsden stockholders adopt the merger agreement. Approval of the conversion requires the affirmative vote of holders of at least a majority of the outstanding shares of FC Global common stock and approval of the issuance of shares of GPI stock in connection with the merger requires the affirmative vote of a majority of the votes cast at the FC Global special meeting. Adoption of the merger agreement requires the affirmative vote of holders of two-thirds of the outstanding shares of Gadsden common stock and 7% Series A Cumulative Convertible Perpetual Preferred Stock, voting as a single class on an as-converted basis. Every vote counts.

At the special meeting of stockholders of FC Global, FC Global stockholders will be asked to vote on (i) a proposal to approve the conversion of FC Global, a Nevada corporation, into GPI, a Maryland corporation, (ii) a proposal to approve the issuance of shares of GPI stock in connection with the merger and (iii) a proposal to adjourn the FC Global special meeting if necessary to solicit additional proxies if there are not sufficient votes at the time of the special meeting, or any adjournment or postponement thereof, to approve the conversion and the issuance of shares of GPI stock in connection with the merger.

FC Global’s board of directors unanimously determined that the merger agreement, the conversion, the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of GPI stock in connection with the merger, are advisable and fair to and in the best interests of FC Global stockholders and unanimously recommends that FC Global stockholders vote (i) FOR the approval of the conversion, (ii) FOR the approval of the issuance of shares of GPI stock in connection with the merger, and (ii) FOR the adjournment of the FC Global special meeting if necessary to solicit additional proxies if there are not sufficient votes at the time of the special meeting, or any adjournment or postponement thereof, to approve the conversion and the issuance of shares of GPI stock in connection with the merger.

At the special meeting of stockholders of Gadsden, Gadsden stockholders will be asked to vote on (i) a proposal to adopt the merger agreement, (ii) a proposal to adjourn from time to time the Gadsden special meeting if necessary to solicit additional proxies if there are not sufficient votes at the time of the special meeting, or any adjournment or postponement thereof, to adopt the merger agreement, and (iii) a proposal to approve, on an advisory (non-binding) basis, compensation that will or may be paid or provided by Gadsden to its named executive officers in connection with the merger.

Gadsden’s board of directors unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of Gadsden stockholders and unanimously recommends that Gadsden stockholders vote (i) FOR the adoption of the merger agreement, (ii) FOR the adjournment from time to time of the Gadsden special meeting if necessary to solicit additional proxies if there are not sufficient votes at the time of the special meeting, or any adjournment or postponement thereof, to adopt the merger agreement, and (iii) FOR the non-binding advisory proposal to approve compensation that will or may be paid or provided by Gadsden to its named executive officers in connection with the merger.

We estimate that GPI may issue up to approximately [ ] shares of its common stock in connection with the conversion and up to approximately [ ] shares of its common stock to Gadsden stockholders in connection with the merger, including the number of shares of GPI common stock that are issuable upon conversion of the Gadsden 7% Series A Cumulative Convertible Perpetual Preferred Stock, Gadsden Series B Non-Voting Convertible Preferred Stock and Gadsden Series C Participating Convertible Preferred Stock. Based on the number of shares of FC Global common stock outstanding as of [ ], 2018, and the number of shares of Gadsden stock outstanding as of [ ], 2018, the most recent practicable date for which such information was available, immediately following the completion of the conversion and the merger, FC Global stockholders immediately prior to the conversion and the merger are expected to own approximately 6% of GPI’s outstanding common stock and former Gadsden stockholders are expected to own approximately 94% of GPI’s outstanding common stock (on a fully-diluted basis), subject to adjustment as provided for in the merger agreement.

The accompanying joint proxy statement/prospectus provides important information regarding the FC Global special meeting and the Gadsden special meeting and a detailed description of the merger agreement, the conversion and the merger, GPI’s stock issuances, the adjournment proposals and non-binding advisory proposal to approve compensation that will or may be paid or provided by Gadsden to its named executive officers in connection with the merger. We urge you to read the accompanying joint proxy statement/prospectus (and any documents incorporated by reference into the accompanying joint proxy statement/prospectus) carefully. Please pay particular attention to the section “Risk Factors” beginning on page 49 of the accompanying joint proxy statement/prospectus. You can also obtain information about FC Global from documents that FC Global previously has filed with the Securities and Exchange Commission.

Whether or not you expect to attend your company’s special meeting, the details of which are described in the accompanying joint proxy statement/prospectus, please immediately submit your proxy by telephone, by the Internet or by completing, signing, dating and returning your signed proxy card(s) in the enclosed prepaid return envelope so that your shares may be represented at the applicable special meeting.

If FC Global stockholders have any questions or require assistance in voting their shares, they should call Michele Pupach at (215) 830-1430. If Gadsden stockholders have any questions or require assistance in voting their shares, they should call John Hartman at (480) 750-8700.

We hope to see you at the applicable special meeting and look forward to the successful completion of the conversion and the merger.

Sincerely,	Sincerely,

/s/ Michael R. Stewart	/s/ John E. Hartman

Michael R. Stewart	John E. Hartman
President	Chief Executive Officer.
FC Global Realty Incorporated	Gadsden Growth Properties, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying joint proxy statement/prospectus or determined that the accompanying joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying joint proxy statement/prospectus is dated [ ], 2018 and is first being mailed to stockholders on or about [ ], 2018.

FC Global Realty Incorporated

2300 Computer Drive, Building G

Willow Grove, PA 19090

(215) 830-1430

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

OF FC GLOBAL REALTY INCORPORATED

TO BE HELD ON [ ], 2018

9:30 a.m. (Eastern Standard Time)

To the Stockholders of FC Global Realty Incorporated:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of FC Global Realty Incorporated, a Nevada corporation (“FC Global”), will be held on [ ], 2018 at FC Global’s office located at 2300 Computer Avenue, Building G, Willow Grove, PA 19090 at 9:30 a.m. (Eastern Standard Time), for the following purposes:

1.	to consider and vote on a proposal to approve the conversion of FC Global, a Nevada corporation, into Gadsden Properties, Inc., a Maryland corporation (“GPI”), under Nevada and Maryland law;

2.	to consider and vote on a proposal to approve the issuance of shares of GPI stock in connection with the merger contemplated by the Agreement and Plan of Merger, as it may be amended from time to time (which is referred to in this notice as the merger agreement), dated as of November 8, 2018, among FC Global, FC Merger Sub, Inc., a Maryland corporation and wholly owned subsidiary of FC Global (“FC Merger Sub”), Gadsden Growth Properties, Inc., a Maryland corporation (“Gadsden”) and Gadsden Growth Properties, L.P., a Delaware limited partnership (a copy of the merger agreement is attached as Annex D to the accompanying joint proxy statement/prospectus); and

3.	to consider and vote on a proposal to approve the adjournment of the FC Global special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the conversion and the issuance of shares of GPI stock in connection with the merger at the time of the FC Global special meeting, or any adjournment or postponement thereof.

FC Global’s board of directors has fixed the close of business on [ ], 2018, as the record date for the determination of the stockholders entitled to vote at the FC Global special meeting, or any adjournment or postponement thereof. Only stockholders of record at the record date are entitled to notice of, and to vote at, the FC Global special meeting, or any adjournment or postponement thereof.

A quorum, which is a majority of the outstanding shares as of the record date, must be present to hold the special meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on the matter.

Abstentions on any matters are treated as shares present or represented and entitled to vote on that matter and have the same effect as a vote against such matter.

Brokers who hold shares of FC Global common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner. If a broker indicates on the enclosed proxy card or its substitute that such broker does not have discretionary authority to vote on a particular matter (broker non-votes), those shares will be considered as present for purposes of determining the presence of a quorum but will not be treated as shares entitled to vote on that matter. Note that, if you are a beneficial owner and do not provide specific voting instructions to your broker, the broker that holds your shares will not be authorized to vote on the proposals. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the FC Global special meeting.

Approval of the conversion requires the affirmative vote of holders of at least a majority of the outstanding shares of FC Global common stock and approval of the issuance of shares of GPI stock in connection with the merger requires the affirmative vote of a majority of the votes cast at the FC Global special meeting (assuming a quorum is present). Approval of the adjournment proposal requires the affirmative vote of a majority of the shares present at the FC Global special meeting in person or by proxy and entitled to vote (whether or not a quorum is present).

FC Global’s board of directors unanimously determined that the merger agreement, the conversion, the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of GPI stock in connection with the merger, are advisable and fair to and in the best interests of FC Global stockholders and unanimously recommends that FC Global stockholders vote “FOR” the approval of the conversion, “FOR” the issuance of GPI stock in connection with the merger, and “FOR” the adjournment of the FC Global special meeting if necessary to solicit additional proxies if there are not sufficient votes at the time of the FC Global special meeting, or any adjournment or postponement thereof, to approve the conversion and the issuance of shares of GPI stock in connection with the merger.

By Order of the Board of Directors,

Michael R. Stewart

Chief Executive Officer

Willow Grove, Pennsylvania

[ ], 2018

Important

Please promptly vote and submit your proxy by signing, dating and returning the enclosed proxy card in the postage-prepaid return envelope, or vote by telephone or via the Internet, so that your shares can be voted. This will not limit your rights to attend or vote at the FC Global special meeting.

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE FC GLOBAL SPECIAL MEETING IN PERSON, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) VIA THE INTERNET, (2) BY TELEPHONE OR (3) BY COMPLETING, SIGNING AND DATING THE ENCLOSED FC GLOBAL PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE FC GLOBAL SPECIAL MEETING IN PERSON AND WISH TO VOTE YOUR SHARES AT THE FC GLOBAL SPECIAL MEETING, YOU MAY DO SO AT ANY TIME PRIOR TO THE CLOSING OF THE POLLS AT THE FC GLOBAL SPECIAL MEETING. You may revoke your proxy or change your vote for shares you hold directly in your name by (i) sending a signed notice stating that you revoke your proxy to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, that bears a date later than the date of the proxy you want to revoke and is received prior to the FC Global special meeting, (ii) submitting revised votes over the Internet or by telephone before 11:59 p.m. (Eastern Standard Time) on [ ], 2018, or by mail that is received prior to the FC Global special meeting, or (iii) attending the FC Global special meeting and voting your shares in person or revoking your proxy in person. If your shares are held in the name of a bank, broker or other nominee holder of record, please follow the instructions on the voting instruction form furnished to you by such record holder.

We urge you to read the accompanying joint proxy statement/prospectus and its annexes carefully and in their entirety. If you have any questions concerning the merger agreement, the conversion, the merger, GPI’s stock issuance in connection with the merger, the adjournment vote, the FC Global special meeting or the accompanying joint proxy statement/prospectus, would like additional copies of the accompanying joint proxy statement/prospectus or need help voting your FC Global common stock, please contact:

FC Global Realty Incorporated

2300 Computer Drive, Building G

Willow Grove, PA 19090

Attention: Michele Pupach

Telephone: (215) 830-1430

Email: mpupach@fcglobalrealty.com

Gadsden Growth Properties, Inc.

15150 N. Hayden Road, Suite 220

Scottsdale, Arizona 85260

(480) 750-8700

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF

Gadsden Growth Properties, Inc.

TO BE HELD ON [ ], 2018

To the Stockholders of Gadsden Growth Properties, Inc.:

A special meeting of stockholders of Gadsden Growth Properties, Inc., a Maryland corporation (“Gadsden”), will be held on [ ], 2018 at Gadsden’s office located at 15150 N. Hayden Road, Suite 220, Scottsdale, Arizona 85260 at 3:00 p.m. (Eastern Standard Time) for the following purposes:

1.	to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 8, 2018, as it may be amended from time to time (which is referred to in this notice as the merger agreement), by and among Gadsden, FC Global Realty Incorporated, a Nevada corporation (“FC Global”), and FC Merger Sub, Inc., a Maryland corporation and wholly owned subsidiary of GPI (“FC Merger Sub”), and Gadsden Growth Properties, L.P., a Delaware limited partnership, pursuant to which (i) FC Global, a Nevada corporation, will be converted into Gadsden Properties, Inc., a Maryland corporation (“GPI”), and (ii) FC Merger Sub will be merged with and into Gadsden, and Gadsden will continue as the surviving corporation and a wholly owned subsidiary of GPI (a copy of the merger agreement is attached as Annex D to the accompanying joint proxy statement/prospectus);

2.	to consider and vote on a proposal to approve the adjournment from time to time of the Gadsden special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Gadsden special meeting or any adjournment or postponement thereof; and

3.	to consider and vote on a proposal to approve, on an advisory (non-binding) basis, compensation that will or may be paid or provided by Gadsden to its named executive officers in connection with the merger.

Gadsden’s board of directors has fixed the close of business on [ ], 2018, as the record date for determination of the stockholders entitled to vote at the Gadsden special meeting or any adjournment or postponement thereof. Only stockholders of record at the record date are entitled to notice of, and to vote at, the Gadsden special meeting or any adjournment or postponement of the Gadsden special meeting.

If you hold Gadsden stock in your name at the record date and plan to attend the Gadsden special meeting, please be prepared to provide valid government-issued photo identification (e.g., a driver’s license or a passport) to gain admission to the Gadsden special meeting.

Adoption of the merger agreement requires the affirmative vote of holders of two-thirds of the outstanding shares of Gadsden common stock and 7% Series A Cumulative Convertible Perpetual Preferred Stock, voting as a single class on an as-converted basis. Approval of the proposal to adjourn the Gadsden special meeting requires approval of at least a majority of the votes cast at the Gadsden special meeting (whether or not a quorum is present). Approval of the non-binding advisory proposal to approve compensation that will or may be paid or provided by Gadsden to its named executive officers in connection with the merger requires approval of at least a majority of the votes cast at the Gadsden special meeting (assuming a quorum is present). Gadsden’s board of directors unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of Gadsden and its stockholders, and unanimously recommends that Gadsden stockholders vote “FOR” the adoption of the merger agreement, “FOR” the adjournment from time to time of the Gadsden special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Gadsden special meeting or any adjournment or postponement thereof and “FOR” the non-binding advisory proposal to approve compensation that will or may be paid or provided by Gadsden to its named executive officers in connection with the merger.

Under Maryland law, Gadsden stockholders who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair cash value of their stock as determined by the Circuit Court of Baltimore City, but only if they submit a written demand for such an appraisal prior to the vote on the merger proposal and comply with the other Maryland law procedures explained in the accompanying joint proxy statement/prospectus. Stockholders who do not vote in favor of the merger proposal and who submit a written demand for such an appraisal prior to the vote on merger proposal and comply with the other Maryland law procedures will not receive the merger consideration.

By Order of the Board of Directors,

John E. Hartman

Chief Executive Officer

Gadsden Growth Properties, Inc.

Scottsdale, Arizona

[ ], 2018

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE GADSDEN SPECIAL MEETING IN PERSON, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY E-MAILOR (2) BY COMPLETING, SIGNING AND DATING THE ENCLOSED GADSDEN PROXY CARD AND RETURNING IT TO GADSDEN. IF YOU ATTEND THE GADSDEN SPECIAL MEETING IN PERSON AND WISH TO VOTE YOUR SHARES AT THE GADSDEN SPECIAL MEETING, YOU MAY DO SO AT ANY TIME PRIOR TO THE CLOSING OF THE POLLS AT THE GADSDEN SPECIAL MEETING. You may revoke your proxy or change your vote at any time before the Gadsden special meeting.

We urge you to read the accompanying joint proxy statement/prospectus and its annexes carefully and in their entirety. If you have any questions concerning the merger agreement, the merger, the vote on the merger agreement, the adjournment vote, the non-binding advisory proposal to approve compensation that will or may be paid or provided by Gadsden to its named executive officers in connection with the merger, the Gadsden special meeting or the accompanying joint proxy statement/prospectus, would like additional copies of the accompanying joint proxy statement/prospectus or need help voting your Gadsden shares, please contact:

Gadsden Growth Properties, Inc.

15150 N. Hayden Road, Suite 220

Scottsdale, Arizona 85260

Attention: George Bell

Telephone: (480) 750-8700

i

ii

iii

iv

ANNEXES

Annex A	—	Plan of Conversion of FC Global Realty Incorporated, dated November 8, 2018
Annex B	—	Form of Articles of Incorporation of Gadsden Properties, Inc.
Annex C	—	Form of Bylaws of Gadsden Properties, Inc.
Annex D	—	Agreement and Plan of Merger, dated as of November 8, 2018, among FC Global Realty Incorporated, FC Merger Sub, Inc., Gadsden Growth Properties, Inc. and Gadsden Growth Properties, L.P.
Annex E	—	Voting Agreement, dated as of November 8, 2018, among FC Global Realty Incorporation, Gadsden Growth Properties, Inc. and certain stockholders of FC Global Realty Incorporated and Gadsden Growth Properties, Inc.
Annex F	—	Sections 92A.300 to 92A.500 of the Nevada Revised Statutes (dissenter’s rights)
Annex G	—	Sections 3-201 to 3-213 of the Maryland General Corporation Law (dissenter’s rights)
Annex H	—	Articles of Incorporation of Gadsden Growth Properties, Inc., as amended to date
Annex I	—	Bylaws of Gadsden Growth Properties, Inc., as amended to date

This joint proxy statement/prospectus refers to important business and financial information about FC Global and Gadsden that is not included or delivered with this joint proxy statement/prospectus. Such information is available without charge to stockholders of FC Global upon written or oral request made to the office of FC Global Realty Incorporated, 2300 Computer Drive, Building G, Willow Grove, PA 19090, Attention: Michele Pupach, or (215) 830-1430. Such information is available without charge to stockholders of Gadsden upon written or oral request made to the office of Gadsden Growth Properties, Inc., 15150 N. Hayden Road, Suite 220, Scottsdale, Arizona 85260, Attention: George Bell, or (480) 750-8700. To obtain timely delivery of any requested information, stockholders of FC Global must make any request no later than [ ], 2018, which is five business days prior to the date of the special meeting of FC Global, and stockholders of Gadsden must make any request no later than [ ], 2018, which is five business days prior to the date of the special meeting of Gadsden.

v

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

The following are some questions that you, as a stockholder of FC Global Realty Incorporated, which is referred to in this joint proxy statement/prospectus as FC Global, or a stockholder of Gadsden Growth Properties, Inc., which is referred to in this joint proxy statement/prospectus as Gadsden, may have regarding the conversion and the merger, the stock issuance, the adjournment proposals, the non-binding advisory proposal to approve compensation that will or may be paid or provided by Gadsden to its named executive officers in connection with the merger and the special meetings as well as brief answers to those questions. You are urged to carefully read this joint proxy statement/prospectus and its annexes in their entirety because this section may not provide all of the information that is important to you with respect to the conversion, the merger, the stock issuance, the adjournment proposals, the non-binding advisory proposal to approve compensation that will or may be paid or provided by Gadsden to its named executive officers in connection with the merger and the special meetings. Additional important information is contained in the annexes to this joint proxy statement/prospectus. See “Where You Can Find More Information.”

Q:	Why am I receiving this document and why am I being asked to vote on the merger agreement?

A:	FC Global and Gadsden have agreed to a transaction involving a conversion and a merger, pursuant to which (i) FC Global, a Nevada corporation, will convert into Gadsden Properties, Inc., a Maryland corporation (referred to in the joint proxy statement/prospectus as GPI), and (ii) FC Merger Sub, Inc., a Maryland corporation, which is a wholly owned subsidiary of FC Global (referred to in this joint proxy statement/prospectus as FC Merger Sub) will be merged with and into Gadsden, and Gadsden will continue as the surviving corporation and a wholly owned subsidiary of GPI. In order to complete the conversion and the merger, FC Global stockholders must vote to approve the conversion and the issuance of shares of GPI stock in connection with the merger, which issuance is referred to in this joint proxy statement/prospectus as the stock issuance, and Gadsden stockholders must vote to adopt the Agreement and Plan of Merger, dated as of November 8, 2018, among FC Global, FC Merger Sub, Gadsden and Gadsden Growth Properties, L.P., a Delaware limited partnership. The foregoing Agreement and Plan of Merger, as it may be amended, supplemented or modified from time to time, is referred to in this joint proxy statement/prospectus as the merger agreement.

Gadsden is holding a special meeting of stockholders, which is referred to in this joint proxy statement/prospectus as the Gadsden special meeting, in order to obtain the stockholder approval necessary to adopt the merger agreement. Adoption of the merger agreement requires the affirmative vote of holders of at least two-thirds of the outstanding shares of Gadsden common stock and 7% Series A Cumulative Convertible Perpetual Preferred Stock (referred to herein as the Gadsden Series A Preferred Stock), voting as a single class on an as-converted basis. Gadsden stockholders will also be asked to approve the adjournment from time to time of the Gadsden special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Gadsden special meeting or any adjournment or postponement thereof, and to approve, on an advisory (non-binding) basis, compensation that will or may be paid or provided by Gadsden to its named executive officers in connection with the merger. It is important that Gadsden stockholders vote their shares on each of these matters, regardless of the number of shares owned.

FC Global is holding a special meeting of stockholders, which is referred to in this joint proxy statement/prospectus as the FC Global special meeting, in order to obtain the stockholder approval necessary to approve the conversion and the stock issuance. The conversion requires the affirmative vote of holders of at least a majority of the outstanding shares of FC Global common stock and the stock issuance requires the affirmative vote of a majority of the votes cast at the FC Global special meeting. FC Global stockholders will also be asked to approve the adjournment of the FC Global special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the conversion and the stock issuance at the time of the FC Global special meeting, or any adjournment or postponement thereof. It is important that FC Global stockholders vote their shares on each of these matters, regardless of the number of shares owned.

This document is being delivered to you as both a joint proxy statement of Gadsden and FC Global and a prospectus of GPI in connection with the conversion and the merger. It is the proxy statement by which Gadsden’s board of directors is soliciting proxies from Gadsden stockholders to vote at the Gadsden special meeting, or at any adjournment or postponement of the Gadsden special meeting, on the adoption of the merger agreement, the approval of the adjournment of the Gadsden special meeting under certain circumstances and the approval, on an advisory (non-binding) basis, of compensation that will or may be paid or provided by Gadsden to its named executive officers in connection with the merger. It is also the proxy statement by which FC Global’s board of directors is soliciting proxies from FC Global stockholders to vote at the FC Global special meeting, or at any adjournment or postponement of the FC Global special meeting, on the approval of the conversion and the stock issuance and the approval of the adjournment of the FC Global special meeting under certain circumstances. In addition, this document is the prospectus of GPI pursuant to which GPI will issue GPI common stock to the stockholders of FC Global in connection with the conversion and to the stockholders of Gadsden as merger consideration in connection with the merger.

1

Q:	Is my vote important?

A:	Yes, your vote is very important. For Gadsden stockholders, an abstention or failure to vote will have the same effect as a vote “AGAINST” the adoption of the merger agreement. For FC Global stockholders, an abstention will have the same effect as a vote “AGAINST” the approval of the conversion and the stock issuance. If you hold your FC Global common stock through a broker, bank or other nominee holder of record and you do not give voting instructions to that broker, bank or other nominee holder of record, that broker, bank or other nominee holder of record will not be able to vote your shares on the approval of the conversion and the stock issuance, and your failure to give those instructions will have no effect on the approval of the conversion and the stock issuance. Gadsden’s board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement, and FC Global’s board of directors unanimously recommends that FC Global stockholders vote “FOR” the approval of the conversion and the stock issuance.

Q:	What will happen in the conversion?

A:	In connection with the conversion of FC Global into GPI, which is referred to in this joint proxy statement/prospectus as the conversion, FC Global will be converted from a Nevada corporation into GPI, a Maryland corporation. Each share of common stock of FC Global will automatically be converted into a share of common stock of GPI. Immediately after the conversion, Gadsden will be merged with and into FC Merger Sub, which is a wholly-owned subsidiary of FC Global, and Gadsden will be the surviving company, which is referred to in this joint proxy statement/prospectus as the merger.

Q:	What will Gadsden stockholders receive in the merger?

A:	If the merger is completed, shares of each class of Gadsden stock issued and outstanding immediately prior to the effective time of the merger will be automatically converted into the equivalent class of GPI stock. Each share of Gadsden common stock will be automatically converted into 21.529 shares of GPI common stock, each share of Gadsden Series A Preferred Stock will be automatically converted into 1 share of GPI 7% Series A Cumulative Convertible Perpetual Preferred Stock (referred to herein as the GPI Series A Preferred Stock) (with rights of equal tenor to the Gadsden Series A Preferred Stock), each share of Gadsden Series B Non-Voting Convertible Preferred Stock (referred to herein as the Gadsden Series B Preferred Stock) will be automatically converted into 1 share of GPI Series B Non-Voting Convertible Preferred Stock (referred to herein as the GPI Series B Preferred Stock) (with rights of equal tenor to the Gadsden Series B Preferred Stock), and each share of Gadsden Series C Participating Convertible Preferred Stock (referred to herein as the Gadsden Series C Preferred Stock) will be automatically converted into 1 share of GPI Series C Participating Convertible Preferred Stock (referred to herein as GPI Series C Preferred Stock) (with rights of equal tenor to the Gadsden Series C Preferred Stock), each subject to certain adjustments to be made at the closing of the merger. Any fractional shares of stock resulting from the merger will be rounded up or down, as applicable, to the next whole share. The shares of GPI stock issuable in connection with the merger is referred to in this joint proxy statement/prospectus as the merger consideration.

Following the merger, all shares of GPI Series B Preferred Stock issued in the merger will be automatically converted into shares of GPI common stock in accordance with the automatic conversion provision of the GPI Series B Preferred Stock.

Q:	What will happen if the merger is not completed?

A:	If the merger agreement is not adopted by Gadsden stockholders, the conversion and/or the stock issuance is not approved by FC Global stockholders or if the merger is not completed for any other reason, Gadsden stockholders will not receive any payment for their Gadsden stock in connection with the merger. Instead, Gadsden will remain an independent private company. If the merger agreement is terminated under specified circumstances, Gadsden may be required to pay FC Global a termination fee of $200,000, or FC Global may be required to pay Gadsden a termination fee of $250,000, depending on the circumstances of the termination. See “The Merger Agreement—Termination Fees and Expenses” for a more detailed discussion of the termination fees.

2

Q:	What are Gadsden stockholders being asked to vote on?

A:	Gadsden stockholders are being asked to vote on the following three proposals:

●	to adopt the merger agreement, a copy of which is attached as Annex D to this joint proxy statement/prospectus;

●	to approve the adjournment from time to time of the Gadsden special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Gadsden special meeting or any adjournment or postponement thereof; and

●	to approve, on an advisory (non-binding) basis, the payments that will or may be paid by Gadsden to its named executive officers in connection with the merger.

The adoption of the merger agreement by Gadsden stockholders is a condition to the obligations of Gadsden and FC Global to complete the merger. Neither the approval of the adjournment proposal nor the approval of the non-binding advisory proposal to approve compensation that will or may be paid or provided by Gadsden to its named executive officers in connection with the merger is a condition to the obligations of Gadsden or FC Global to complete the merger.

Q:	What are FC Global stockholders being asked to vote on?

A:	FC Global stockholders are being asked to vote on the following proposals:

●	to approve the conversion;

●	to approve the stock issuance; and

●	to approve the adjournment of the FC Global special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the conversion and the stock issuance at the time of the FC Global special meeting, or any adjournment or postponement thereof.

The approval of the conversion and the stock issuance by FC Global stockholders is a condition to the obligations of Gadsden and FC Global to complete the merger. The approval of the proposal to adjourn the FC Global special meeting if necessary is not a condition to the obligations of Gadsden or FC Global to complete the merger.

Q:	Does Gadsden’s board of directors recommend that Gadsden stockholders adopt the merger agreement?

A:	Yes. Gadsden’s board of directors unanimously determined that the merger agreement, the merger, and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of Gadsden stockholders and unanimously recommends that Gadsden stockholders vote “FOR” the adoption of the merger agreement at the Gadsden special meeting. See “Gadsden Proposal I: Adoption of the Merger Agreement and FC Global Proposal II: Approval of the Stock Issuance—Gadsden’s Reasons for the Merger; Recommendations of Gadsden’s Board of Directors.”

Q:	Does Gadsden’s board of directors recommend that stockholders approve the adjournment from time to time of the Gadsden special meeting if necessary?

A:	Yes. Gadsden’s board of directors unanimously recommends that you vote “FOR” the proposal to adjourn from time to time the Gadsden special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Gadsden special meeting or any adjournment or postponement thereof. See “Gadsden Proposal II: Adjournment of the Gadsden Special Meeting.”

Q:	What is the compensation that will or may be paid or provided by Gadsden to its named executive officers in connection with the merger and why am I being asked to vote on it?

A:	The Securities and Exchange Commission, which is referred to in this joint proxy statement/prospectus as the SEC, has adopted rules that require Gadsden to seek an advisory (non-binding) vote on compensation that is tied to or based on the completion of the merger and that will or may be paid or provided by Gadsden to its named executive officers in connection with the merger. This proposal is referred to in this joint proxy statement/prospectus as the non-binding advisory proposal to approve compensation that will or may be paid or provided by Gadsden to its named executive officers in connection with the merger.

3

Q:	Does Gadsden’s board of directors recommend that Gadsden stockholders approve the non-binding advisory proposal to approve compensation that will or may be paid or provided by Gadsden to its named executive officers in connection with the merger?

A:	Yes. Gadsden’s board of directors unanimously recommends that Gadsden stockholders vote “FOR” the proposal to approve, on an advisory (non-binding) basis, compensation that will or may be paid or provided by Gadsden to its named executive officers in connection with the merger. See “Gadsden Proposal III: Advisory Vote On Merger-Related Executive Compensation Arrangements.”

Q:	What happens if the non-binding advisory proposal to approve compensation that will or may be paid or provided by Gadsden to its named executive officers in connection with the merger is not approved?

A:	Approval, on an advisory (non-binding basis), of compensation that will or may be paid or provided by Gadsden to its named executive officers in connection with the merger is not a condition to completion of the merger. The vote is an advisory vote and is not binding. If the merger is completed, Gadsden may pay “compensation in connection with the merger” to its named executive officers even if Gadsden stockholders fail to approve the non-binding advisory proposal to approve compensation that will or may be paid or provided by Gadsden to its named executive officers in connection with the merger.

Q:	Does FC Global’s board of directors recommend that FC Global stockholders approve the conversion?

A:	Yes. FC Global’s board of directors unanimously determined that the merger agreement and the conversion are advisable and fair to and in the best interests of FC Global stockholders and unanimously recommends that FC Global stockholders vote “FOR” the approval of the conversion at the FC Global special meeting. See “FC Global Proposal I: Approval of the Conversion—Reasons for the Conversion.”

Q:	Does FC Global’s board of directors recommend that FC Global stockholders approve the stock issuance?

A:	Yes. FC Global’s board of directors unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the stock issuance, are advisable and fair to and in the best interests of FC Global stockholders and unanimously recommends that FC Global stockholders vote “FOR” the approval of the stock issuance at the FC Global special meeting. See “Gadsden Proposal I: Adoption of the Merger Agreement and FC Global Proposal II: Approval of the Stock Issuance—FC Global’s Reasons for the Merger; Recommendations of FC Global’s Board of Directors.”

Q:	Does FC Global’s board of directors recommend that FC Global stockholders approve the adjournment of the FC Global special meeting if necessary?

A:	Yes. FC Global’s board of directors unanimously recommends that FC Global stockholders vote “FOR” the proposal to adjourn the FC Global special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the conversion and the stock issuance at the time of the FC Global special meeting, or any adjournment or postponement thereof. See “FC Global Proposal III: Adjournment of the FC Global Special Meeting.”

Q:	What Gadsden stockholder vote is required for the approval of each proposal?

A:	The following are the voting requirements for the proposals at the Gadsden special meeting:

●	Merger Agreement: The affirmative vote of holders of at least two-thirds of the outstanding shares of Gadsden common stock and Gadsden Series A Preferred Stock, voting as a single class on an as-converted basis. Accordingly, a Gadsden stockholder’s abstention from voting or a Gadsden stockholder’s other failure to vote will have the same effect as a vote “AGAINST” the proposal.

●	Adjournment (if necessary): The approval of at least a majority of the votes cast at the Gadsden special meeting (whether or not a quorum is present). Accordingly, a Gadsden stockholder’s abstention from voting will have no effect on this proposal.

●	Advisory Vote on Merger-Related Executive Compensation Arrangements: The approval of at least a majority of the votes cast at the Gadsden special meeting (assuming a quorum is present). Accordingly, a Gadsden stockholder’s abstention from voting will have no effect on this proposal.

4

Q:	What FC Global stockholder vote is required for the approval of each proposal at the FC Global special meeting?

A:	The following are the vote requirements for the proposals at the FC Global special meeting:

●	Conversion: The affirmative vote of holders of at least a majority of the outstanding shares of FC Global common stock. Accordingly, a FC Global stockholder’s abstention from voting, the failure of a FC Global stockholder who holds his or her shares in “street name” through a broker, bank or other nominee holder of record to give voting instructions to that broker, bank or other nominee holder of record or a FC Global stockholder’s other failure to vote will have the same effect as a vote “AGAINST” the proposal.

●	Stock Issuance: Assuming a quorum is present, the affirmative vote of a majority of the votes cast at the FC Global special meeting is required. Although FC Global is not listed on NASDAQ, it has chosen to follow the current rules and interpretive guidance of NASDAQ in connection with voting at the FC Global special meeting. Under current rules and interpretive guidance of NASDAQ, “votes cast” on the stock issuance consist of votes “for” or “against” as well as abstentions. Accordingly, a FC Global stockholder’s abstention from voting will have the same effect as a vote “AGAINST” the proposal, but the failure of a FC Global stockholder who holds his or her shares in “street name” through a broker, bank or other nominee holder of record to give voting instructions to that broker, bank or other nominee holder of record or a FC Global stockholder’s other failure to vote will have no effect on the approval of the proposal.

●	Adjournment (if necessary): The affirmative vote of a majority of the shares present at the FC Global special meeting in person or by proxy and entitled to vote is required. Accordingly, a FC Global stockholder’s abstention from voting will have the same effect as a vote “AGAINST” the proposal, but the failure of a FC Global stockholder who holds his or her shares in “street name” through a broker, bank or other nominee holder of record to give voting instructions to that broker, bank or other nominee holder of record or a FC Global stockholder’s other failure to vote will have no effect on the approval of the proposal.

Q:	What constitutes a quorum for the Gadsden special meeting?

A:	The presence at the Gadsden special meeting, in person or by proxy, of the holders of record of a majority of the Gadsden common stock and Gadsden Series A Preferred Stock issued and outstanding and entitled to vote (on an as-converted basis) constitutes a quorum for the Gadsden special meeting. Abstentions will be deemed present at the Gadsden special meeting for the purpose of determining the presence of a quorum.

Q:	What constitutes a quorum for the FC Global special meeting?

A:	The presence at the FC Global special meeting, in person or by proxy, of the holders of record of a majority of the FC Global common stock issued and outstanding and entitled to vote constitutes a quorum for the FC Global special meeting. Abstentions will be deemed present at the FC Global special meeting for the purpose of determining the presence of a quorum. Shares of FC Global common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank or other nominee holder of record will not be deemed present at the FC Global special meeting for the purpose of determining the presence of a quorum.

Q:	Who is entitled to vote at the Gadsden special meeting?

A:	All holders of Gadsden common stock and Gadsden Series A Preferred Stock who held shares at the record date for the Gadsden special meeting (the close of business on [ ], 2018) are entitled to receive notice of, and to vote at, the Gadsden special meeting. As of the close of business on the record date, there were [ ] shares of Gadsden common stock and [ ] shares of Gadsden Series A Preferred Stock outstanding. Each holder of Gadsden common stock is entitled to one vote for each share owned at such record date. Each holder of Gadsden Series A Preferred Stock is entitled to 2.5 votes for each share owned at such record date.

Q:	Who is entitled to vote at the FC Global special meeting?

A:	All holders of FC Global common stock who held shares at the record date for the FC Global special meeting (the close of business on [ ], 2018) are entitled to receive notice of, and to vote at, the FC Global special meeting. As of the close of business on the record date, there were [ ] shares of FC Global common stock outstanding. Each holder of FC Global common stock is entitled to one vote for each share owned at such record date.

5

Q:	What if I hold shares in both Gadsden and FC Global?

A:	If you are both a Gadsden stockholder and a FC Global stockholder, you will receive separate packages of proxy materials from each company. A vote as a Gadsden stockholder for the adoption of the merger agreement (or any other proposal to be considered at the Gadsden special meeting) will not constitute a vote as a FC Global stockholder to approve the stock issuance (or any other proposal to be considered at the FC Global special meeting), and vice versa. Therefore, please complete, sign and date and return all proxy cards and/or voting instructions that you receive from Gadsden or FC Global, or submit your proxy or instructions for each set of voting materials over the Internet or by telephone or e-mail in order to ensure that all of your shares are voted.

Q:	When and where is the Gadsden special meeting?

A:	The Gadsden special meeting will be held on [ ], 2018, at Gadsden’s office located at 15150 N. Hayden Road, Suite 220, Scottsdale, Arizona 85260 at 3:00 p.m. (Eastern Standard Time).

Q:	When and where is the FC Global special meeting?

A:	The FC Global special meeting will be held on [ ], 2018 at FC Global’s office located at 2300 Computer Avenue, Building G, Willow Grove, PA 19090 at 9:30 a.m. (Eastern Standard Time).

Q:	How do I vote my shares at the Gadsden special meeting?

A:	By E-mail

If you hold Gadsden stock directly in your name as a stockholder of record, you may submit your vote by e-mail. You will need to complete, sign and date your proxy card and send it to George@GadsdenREIT.com. Votes may be submitted 24 hours a day, seven days a week, and must be received by 11:59 p.m. (Eastern Standard Time) on [ ], 2018.

By Mail

If you hold Gadsden stock directly in your name as a stockholder of record, you may submit a proxy card to vote by mail. You will need to complete, sign and date your proxy card and return it to Gadsden Growth Properties, Attn: George Bell, 15150 N. Hayden Road, Suite 220, Scottsdale, AZ 85260. Gadsden must receive your proxy card no later than the close of business on [ ], 2018.

In Person

If you hold Gadsden stock directly in your name as a stockholder of record, you may vote in person at the Gadsden special meeting. Stockholders of record also may be represented by another person at the Gadsden special meeting by executing a proper proxy designating that person.

Please carefully consider the information contained in this joint proxy statement/prospectus. Whether or not you plan to attend the Gadsden special meeting, Gadsden encourages you to submit a proxy to vote so that your shares will be voted in accordance with your wishes even if you later decide not to attend the Gadsden special meeting.

Gadsden encourages you to submit your proxy to vote by e-mail or by mail. If you attend the Gadsden special meeting, you may also vote in person, in which case any proxies that you previously submitted will be revoked and superseded by the vote that you cast at the Gadsden special meeting. Whether your proxy is submitted by e-mail or by mail, if it is properly completed and submitted, and if you do not revoke it prior to or at the Gadsden special meeting, your shares will be voted at the Gadsden special meeting in the manner specified by you, except as otherwise set forth in this joint proxy statement/prospectus.

Again, you may submit a proxy to vote by e-mail until 11:59 p.m. (Eastern Standard Time) on [ ], 2018, or Gadsden must receive your proxy card by mail no later than the close of business on [ ], 2018.

6

Q:	How will my shares be represented at the Gadsden special meeting?

A:	If you correctly submit your proxy, the persons named in your proxy card will vote your shares in the manner you requested. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted as Gadsden’s board of directors unanimously recommends, which is:

●	“FOR” the adoption of the merger agreement;

●	“FOR” the approval of the adjournment from time to time of the Gadsden special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Gadsden special meeting or any adjournment or postponement thereof; and

●	“FOR” the approval, on an advisory (non-binding) basis, of compensation that will or may be paid or provided by Gadsden to its named executive officers in connection with the merger.

However, if you indicate that you wish to vote against the adoption of the merger agreement, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

Q:	How do I vote my shares at the FC Global special meeting?

A:	Via the Internet or by Telephone

If you hold FC Global common stock directly in your name as a stockholder of record, you may vote via the Internet at www.proxyvote.com or by telephone by calling 1-800-690-6903 toll-free. In order to submit a proxy to vote via the Internet or by telephone, you will need the control number on your proxy card (which is unique to each FC Global stockholder to ensure all voting instructions are genuine and to prevent duplicate voting). Votes may be submitted via the Internet or by telephone 24 hours a day, seven days a week, and must be received by 11:59 p.m. (Eastern Time) on [ ], 2018.

If you hold FC Global common stock in “street name,” meaning through a broker, bank or other nominee holder of record, you may vote via the Internet only if Internet voting is made available by your broker, bank or other nominee holder of record. Please follow the voting instructions provided by your broker, bank or other nominee holder of record with these materials.

By Mail

If you hold FC Global common stock directly in your name as a stockholder of record, you may submit a proxy card to vote your shares by mail. You will need to complete, sign and date your proxy card and return it using the postage-paid return envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Broadridge must receive your proxy card no later than the close of business on [ ], 2018.

If you hold FC Global common stock in “street name,” meaning through a broker, bank or other nominee holder of record, in order to provide voting instructions by mail, you will need to complete, sign and date the voting instruction form provided by your broker, bank or other nominee holder of record with these materials and return it in the postage-paid return envelope provided. Your broker, bank or other nominee holder of record must receive your voting instruction form in sufficient time to vote your shares.

In Person

If you hold FC Global common stock directly in your name as a stockholder of record, you may vote in person at the FC Global special meeting. Stockholders of record also may be represented by another person at the FC Global special meeting by executing a proper proxy designating that person and having that proper proxy be presented to the judge of election with the applicable ballot at the FC Global special meeting.

If you hold FC Global common stock in “street name,” meaning through a broker, bank or other nominee holder of record, you must obtain a proxy, executed in your favor, from the bank or broker to be able to vote at the FC Global special meeting. To request a proxy executed in your favor, please contact your broker, bank or other nominee holder of record.

7

Please carefully consider the information contained in this joint proxy statement/prospectus. Whether or not you plan to attend the FC Global special meeting, FC Global encourages you to vote via the Internet, by telephone or by mail so that your shares will be voted in accordance with your wishes even if you later decide not to attend the FC Global special meeting.

FC Global encourages you to register your vote via the Internet, by telephone or by mail. If you attend the FC Global special meeting, you may also vote in person, in which case any votes that you previously submitted—whether via the Internet, by telephone or by mail—will be revoked and superseded by the vote that you cast at the FC Global special meeting. To vote in person at the FC Global special meeting, beneficial owners who hold shares in “street name” through a broker, bank or other nominee holder of record will need to contact the broker, bank or other nominee holder of record to obtain a written legal proxy to bring to the meeting. Whether your proxy is submitted via the Internet, by phone or by mail, if it is properly completed and submitted, and if you do not revoke it prior to or at the FC Global special meeting, your shares will be voted at the FC Global special meeting in the manner specified by you, except as otherwise set forth in this joint proxy statement/prospectus.

Again, you may vote via the Internet or by telephone until 11:59 p.m. (Eastern Time) on [ ], 2018, or FC Global’s agent must receive your paper proxy card by mail no later than the close of business on [ ], 2018.

Q:	If my FC Global common stock is held in “street name,” will my broker, bank or other nominee holder of record automatically vote my shares for me?

A:	No. If your shares are held in an account at a broker, bank or other nominee holder of record (i.e., in “street name”), you must instruct the broker, bank or other nominee holder of record on how to vote your shares. Your broker, bank or other nominee holder of record will vote your shares only if you provide instructions on how to vote by filling out the voting instruction form sent to you by your broker, bank or other nominee holder of record with this joint proxy statement/prospectus. Brokers, banks and other nominee holders of record who hold FC Global common stock in “street name” typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions on how to vote from the beneficial owner. However, brokers, banks and other nominee holders of record typically are not allowed to exercise their voting discretion on matters that are “non-routine” without specific instructions on how to vote from the beneficial owner. Each of the three proposals to be considered at the FC Global special meeting as described in this joint proxy statement/prospectus are considered non-routine. Therefore brokers, banks and other nominee holders of record do not have discretionary authority to vote on either proposal.

Broker non-votes are shares held by a broker, bank or other nominee holder of record that are present in person or represented by proxy at the FC Global special meeting, but with respect to which the broker, bank or other nominee holder of record is not instructed by the beneficial owner of such shares on how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Because brokers, banks and other nominee holders of record do not have discretionary voting authority with respect to either of the proposals to be considered at the FC Global special meeting as described in this joint proxy statement/prospectus, if a beneficial owner of FC Global common stock held in “street name” does not give voting instructions to the broker, bank or other nominee holder of record, then those shares will not be present in person or represented by proxy at the FC Global special meeting. As a result, there will not be any broker non-votes in connection with either of the proposals to be considered at the FC Global special meeting as described in this joint proxy statement/prospectus.

Q:	How will my shares be represented at the FC Global special meeting?

A:	If you correctly submit your proxy via the Internet, by telephone, or by mail, the persons named in your proxy card will vote your shares in the manner you requested. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted as FC Global’s board of directors unanimously recommends, which is:

●	“FOR” the conversion; and

●	“FOR” the stock issuance; and

●	“FOR” the approval of the adjournment of the FC Global special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the stock issuance at the time of the FC Global special meeting.

However, if you indicate that you wish to vote against the approval of the conversion and/or the stock issuance, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

8

Q:	Who may attend the Gadsden special meeting?

A:	Gadsden stockholders at the record date for the Gadsden special meeting (the close of business on [ ], 2018), or their respective authorized representatives, may attend the Gadsden special meeting. If you hold Gadsden stock in your name at the record date, please be prepared to provide valid government-issued photo identification (e.g., a driver’s license or a passport), to gain admission to the Gadsden special meeting.

Gadsden	stockholders may contact George Bell at (480) 750-8700 to obtain directions to the location of the Gadsden special meeting.

Q:	Who may attend the FC Global special meeting?

A:	FC Global stockholders at the record date for the FC Global special meeting (the close of business on [ ], 2018), or their respective authorized representatives, may attend the FC Global special meeting. If you hold FC Global common stock in your name at the record date, please be prepared to provide valid government-issued photo identification (e.g., a driver’s license or a passport), to gain admission to the FC Global special meeting.

If you are a beneficial owner of FC Global common stock held in “street name” by a broker, bank or other nominee holder of record at the record date (the close of business on [ ], 2018), in addition to proper identification, you will also need proof of beneficial ownership at the record date to be admitted to the FC Global special meeting. A brokerage statement or letter from a bank, broker or other nominee holder of record are examples of proof of beneficial ownership. If you want to vote your FC Global common stock held in “street name” in person at the Gadsden special meeting, you will have to obtain a written legal proxy in your name from the broker, bank or other nominee holder of record who holds your shares.

FC Global stockholders may contact Michele Pupach at (215) 830-1430 to obtain directions to the location of the FC Global special meeting.

Q:	Can I revoke my proxy or change my voting instructions?

A:	Yes. You may revoke your proxy or change your vote in person at any time before the closing of the polls at the applicable special meeting.

If you are a stockholder of record at the record date for the Gadsden special meeting or a stockholder of record at the record date for the FC Global special meeting, as applicable (in each case, the close of business on [ ], 2018), you can revoke your proxy or change your vote by:

●	sending a signed notice stating that you revoke your proxy:

o	if you are a Gadsden stockholder, to George Bell at Gadsden Growth Properties, Inc, 15150 N. Hayden Road, Suite 220, Scottsdale, AZ 85260; or

o	if you are a FC Global stockholder, to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

in each case, that bears a date later than the date of the proxy you want to revoke and is received prior to the applicable special meeting;

●	submitting a valid, later-dated proxy via the Internet or by telephone or e-mail before 11:59 p.m. (Eastern Standard Time) on [ ], 2018, or by mail that is received prior to the applicable special meeting; or

●	attending the applicable special meeting (or, if the applicable special meeting is adjourned or postponed, attending the adjourned or postponed meeting) and voting in person, which automatically will cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not revoke any proxy previously given.

If you hold your shares in “street name” through a broker, bank or other nominee holder of record, you must contact your brokerage firm, bank or other nominee holder of record to change your vote or obtain a written legal proxy to vote your shares if you wish to cast your vote in person at the applicable special meeting.

9

Q:	What happens if I sell my Gadsden stock after the record date but before the Gadsden special meeting?

A:	The record date for the Gadsden special meeting (the close of business on [ ], 2018) is earlier than the date of the Gadsden special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your Gadsden stock after the record date but before the date of the Gadsden special meeting, you will retain your right to vote at the Gadsden special meeting. However, you will not have the right to receive the merger consideration. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:	What happens if I sell my FC Global common stock after the record date but before the FC Global special meeting?

A:	The record date for the FC Global special meeting (the close of business on [ ], 2018) is earlier than the date of the FC Global special meeting. If you sell or otherwise transfer your shares of FC Global common stock after the record date but before the date of the FC Global special meeting, you will retain your right to vote at the FC Global special meeting. However, you will not have the right to receive shares of GPI common stock upon the conversion. In order to receive such shares, you must hold your shares through completion of the conversion.

Q:	What do I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus, the related proxy card or the voting instruction forms. This can occur if you hold your shares in more than one brokerage account, if you hold shares directly as a record holder and also in “street name,” or otherwise through another nominee holder of record, and in certain other circumstances. In addition, if you are a holder of shares of both Gadsden stock and FC Global common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. If you receive more than one set of voting materials, please separately submit votes for each set of voting materials in order to ensure that all of your shares are voted.

Q:	Are Gadsden stockholders or FC Global stockholders entitled to appraisal rights?

A:	Gadsden stockholders: Yes. Gadsden stockholders are entitled to dissenters’ rights in connection with the merger. For further information, see “Gadsden Proposal I: Adoption of the Merger Agreement and FC Global Proposal II: Approval of the Stock Issuance—Appraisal Rights for Gadsden Stockholders.”

FC Global stockholders: FC Global stockholders are entitled to dissenters’ rights in connection with the conversion, but not in connection with the merger. For further information, see “FC Global Proposal I: Approval of the Conversion—Appraisal Rights.”

Q:	Is completion of the merger subject to any conditions?

A:	Yes. FC Global and Gadsden are not required to complete the merger unless a number of conditions are satisfied (or, to the extent permitted by applicable law, waived). These conditions include the adoption of the merger agreement by Gadsden stockholders, the approval of the conversion and the stock issuance by FC Global stockholders and the satisfaction (or waiver, to the extent permitted by applicable law) of the other conditions that must be satisfied (or, to the extent permitted by applicable law, waived) prior to completion of the conversion and the merger. For a more complete summary of the conditions that must be satisfied (or, to the extent permitted by applicable law, waived) prior to completion of the merger, see “The Merger Agreement—Conditions to Completion of the Merger.”

Q:	When do you expect to complete the conversion and the merger?

A:	As of the date of this joint proxy statement/prospectus, Gadsden and FC Global expect to complete the conversion and the merger by the end of calendar year 2018, subject to adoption of the merger agreement by Gadsden stockholders, the approval of the conversion and the stock issuance by FC Global stockholders, and the satisfaction (or waiver, to the extent permitted by applicable law) of the other conditions that must be satisfied (or, to the extent permitted by applicable law, waived) prior to completion of the conversion and the merger. However, no assurance can be given as to when, or if, the conversion and the merger will be completed.

Q:	What are the material U.S. federal income tax consequences of the Merger to Gadsden stockholders?

A:	FC Global and Gadsden intend that, for U.S. federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, or the Code, by virtue of Section 368(a)(2)(E). The obligations of Gadsden to complete the merger are subject to, among other conditions described in this joint proxy statement/prospectus, the receipt by Gadsden of a tax opinion to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, neither FC Global nor Gadsden intends to request a ruling from Internal Revenue Services, or the IRS, regarding the U.S. federal income tax consequences of the merger. Accordingly, no assurance can be given that the IRS will not challenge that conclusion that the merger qualifies for the intended tax treatment or that a court would not sustain such a challenge.

10

Assuming the merger qualifies for the intended tax treatment, U.S. holders will not recognize any gain or loss upon the receipt of shares of GPI common stock or GPI preferred stock in the merger.

Each Gadsden stockholder is urged to read the section “Gadsden Proposal I: Adoption of the Merger Agreement and FC Global Proposal II: Approval of the Stock Issuance—Material U.S. Federal Income Tax Consequences of the Merger” and to consult its tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences to it of the merger. For a discussion of the material U.S. federal income tax consequences of owning GPI stock after the merger, see “Material U.S. Federal Income Tax Considerations of Owning GPI Stock Post-Merger.”

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this joint proxy statement/prospectus, including its annexes. Then, please vote your Gadsden stock or FC Global common stock, as applicable, which you may do by:

●	completing, dating, signing and returning the enclosed proxy card for the applicable company;

●	submitting your proxy via the Internet or by telephone if you are a FC Global stockholder, or by e-mail if you are a Gadsden stockholder, by following the instructions included on your proxy card for such company; or

●	attending the applicable special meeting and voting by ballot in person.

If you hold shares in “street name” through a broker, bank or other nominee holder of record, please instruct your broker, bank or other nominee holder of record to vote your shares by following the instructions that the broker, bank or other nominee holder of record provides to you with these materials.

See	“—How will my shares be represented at the Gadsden special meeting?” or “—How will my shares be represented at the FC Global special meeting?”, as applicable.

Q:	Should I send in my Gadsden share certificates now?

A:	No. Gadsden stockholders should not send in their share certificates at this time. After completion of the merger, GPI’s exchange agent will send you a letter of transmittal and instructions for exchanging your Gadsden stock for the merger consideration. The GPI stock you receive in the merger will be issued in book-entry form and physical certificates will not be issued. See “The Merger Agreement—Procedures for Surrendering Gadsden Certificates.” FC Global stockholders will keep their existing stock certificates, if any, and will not be required to take any action with respect to their certificates in connection with the conversion.

Q:	As a holder of Gadsden equity-based compensation, what will I receive in the merger?

A:	The terms of the equity-based compensation issued by Gadsden prior to the merger will be assumed by GPI. The shares of common stock that are issued or may be issued under Gadsden’s 2016 Equity Incentive Plan will be exchanged for shares of GPI common stock, adjusted for the exchange ratio, but otherwise on the same terms and conditions. The vesting of outstanding Gadsden equity awards is dependent on Gadsden common stock being listed or admitted for trading on a national securities exchange or trading market. This condition will be satisfied by the merger.

See	“The Merger Agreement—Treatment of Gadsden Equity Awards.”

11

Q:	If I am a Gadsden stockholder, whom should I call with questions?

A:	If you are a Gadsden stockholder and have any questions about the merger agreement, the merger, the vote on the merger agreement, the adjournment vote, the advisory (non-binding) vote on compensation that will or may be paid or provided by Gadsden to its named executive officers in connection with the merger or the Gadsden special meeting, or this joint proxy statement/prospectus, desire additional copies of this joint proxy statement/prospectus, proxy cards or voting instruction forms or need help voting your Gadsden stock, you should contact:

Gadsden Growth Properties, Inc.

15150 N. Hayden Road, Suite 220

Scottsdale, Arizona 85260

Attention: George Bell

Telephone: (480) 750-8700

Email: George@GadsdenREIT.com

Q:	If I am a FC Global stockholder, whom should I call with questions?

A:	If you are a FC Global stockholder and have any questions about the merger agreement, the conversion, the merger, the stock issuance, the vote on the stock issuance, the adjournment vote or the FC Global special meeting or this joint proxy statement/prospectus, desire additional copies of this joint proxy statement/prospectus, proxy cards or voting instruction forms or need help voting your FC Global common stock, you should contact:

FC Global Realty Incorporated

2300 Computer Drive, Building G

Willow Grove, PA 19090

Attention: Michele Pupach

Telephone: (215) 830-1430

Email: mpupach@fcglobalrealty.com

12

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. It may not contain all of the information that is important to you. You are urged to read carefully the entire joint proxy statement/prospectus and the other documents attached to or referred to in this joint proxy statement/prospectus in order to fully understand the merger agreement and the proposed conversion and merger. Each item in this summary refers to the page of this joint proxy statement/prospectus on which that subject is discussed in more detail.

The Companies (See Page 85)

FC Global Realty Incorporated

FC Global, founded in 1980, is transitioning from its former business as a skin health company to a company focused on real estate development and asset management, concentrating primarily on investments in and the management and development of income producing real estate assets. FC Global’s objective is to generate current income and long-term net asset value growth using institutional best practices in evaluating its investments.

The principal trading markets for FC Global common stock (OTC Pink: FCRE; TASE: FCRE) are the OTC Pink market and the Tel Aviv Stock Exchange, or TASE. The principal executive offices of FC Global are located at 2300 Computer Drive, Building G; Willow Grove, PA 19090; its telephone number is (215) 830-1430; and its website is www.fcglobalrealty.com. Information on FC Global’s website is not incorporated by reference into or otherwise part of this joint proxy statement/prospectus.

See “Information about FC Global” and “Management Discussion and Analysis of Financial Condition and Results of Operations for FC Global” for important business and financial information regarding FC Global.

FC Merger Sub, Inc.

FC Merger Sub was formed in the State of Maryland on October 11, 2018 and is a wholly owned subsidiary of FC Global. FC Merger Sub was formed solely for the purpose of completing the merger. FC Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger agreement and the merger.

FC Merger Sub is a privately-held corporation and its securities do not trade on any marketplace. The principal executive offices of FC Merger Sub are located at 2300 Computer Drive, Building G; Willow Grove, PA 19090; its telephone number is (215) 830-1430.

Gadsden Growth Properties, Inc.

Gadsden is a Maryland corporation that was formed on August 11, 2016. Gadsden’s business strategy focuses primarily on acquiring, managing and developing income-producing commercial real estate and related investment assets in secondary and tertiary cities in the United States. Gadsden intends to capitalize on the market mispricing in smaller properties, including under-capitalized, under-developed, distressed, or mismanaged properties, using the long-standing relationships that its senior management team has cultivated in the commercial real estate industry. Gadsden intends to qualify as a Real Estate Investment Trust, or REIT, under the Code.

Gadsden is a privately-held corporation and its securities do not trade on any marketplace. The principal executive offices of Gadsden are located at 15150 N. Hayden Road, Suite 220, Scottsdale, Arizona 85260; its telephone number is (480) 750-8700; and its website is www.GadsdenREIT.com. Information on the Gadsden website is not incorporated by reference into or otherwise part of this joint proxy statement/prospectus.

See “Information about Gadsden” and “Management Discussion and Analysis of Financial Condition and Results of Operations for Gadsden” for important business and financial information regarding Gadsden.

Gadsden Growth Properties, L.P.

Gadsden Growth Properties, L.P. is a Delaware limited partnership that was formed on November 1, 2016. Gadsden is the sole general partner of this operating partnership, and it conducts substantially all of its operations through this operating partnership. Except as otherwise expressly provided in the partnership agreement, Gadsden, as the general partner, has the exclusive right and full authority and responsibility to manage and operate the partnership’s business.

13

Gadsden Growth Properties, L.P. is a privately-held partnership and its securities do not trade on any marketplace. The principal executive offices of Gadsden Growth Properties, L.P. are located at 15150 N. Hayden Road, Suite 220, Scottsdale, Arizona 85260; its telephone number is (480) 750-8700.

The Conversion and the Merger (See Pages 96 and 111)

FC Global, FC Merger Sub, Gadsden and Gadsden Growth Properties, L.P. have entered into the merger agreement. On the terms and subject to the conditions of the merger agreement and in accordance with applicable law, in the conversion, FC Global, a Nevada corporation, will convert into GPI, a Maryland corporation, and in the subsequent merger, FC Merger Sub will be merged with and into Gadsden, with Gadsden continuing as the surviving company and a wholly owned subsidiary of GPI. Upon completion of the conversion and the merger, Gadsden stock will be converted into the merger consideration.

Upon the completion of the merger, the principal executive offices of GPI will be located at 15150 N. Hayden Road, Suite 220, Scottsdale, Arizona 85260 and its telephone number will be (480) 750-8700.

A copy of the merger agreement is attached as Annex D to this joint proxy statement/prospectus. You should read the merger agreement carefully because it is the legal document that governs the conversion and the merger.

Special Meeting of Stockholders of FC Global (See Page 86)

Meeting. The FC Global special meeting will be held on [  ], 2018, at FC Global’s office located at 2300 Computer Avenue, Building G, Willow Grove, PA 19090 at 9:30 a.m. (Eastern Standard Time). At the FC Global special meeting, FC Global stockholders will be asked to consider and vote on the following proposals:

●	to approve the conversion;

●	to approve the stock issuance; and

●	to approve the adjournment of the FC Global special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the conversion and the stock issuance at the time of the FC Global special meeting, or any adjournment or postponement thereof.

Record Date. FC Global’s board of directors has fixed the close of business on [  ], 2018 as the record date for determination of the stockholders entitled to vote at the FC Global special meeting, or any adjournment or postponement thereof. Only FC Global stockholders of record at the record date are entitled to receive notice of, and to vote at, the FC Global special meeting, or any adjournment or postponement thereof. As of the close of business on the record date, there were [  ] shares of FC Global common stock outstanding. Each holder of FC Global common stock is entitled to one vote for each share of FC Global common stock owned at the record date.

Quorum. A quorum, which is a majority of the outstanding shares as of the record date, must be present to hold the FC Global special meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on the matter. Abstentions on any matters are treated as shares present or represented and entitled to vote on that matter and have the same effect as a vote against such matter. Shares of FC Global common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank or other nominee holder of record on any of the proposals to be voted on at the FC Global special meeting, and shares of FC Global common stock with respect to which the beneficial owner otherwise fails to vote, will not be deemed present at the FC Global special meeting for the purpose of determining the presence of a quorum. There must be a quorum for the vote on the stock issuance to be taken at the FC Global special meeting. Failure of a quorum to be present at the FC Global special meeting will necessitate an adjournment of the meeting and will subject FC Global to additional expense.

Required Vote. The affirmative vote of holders of at least a majority of the outstanding shares of FC Global common stock is required to approve the conversion. Accordingly, a FC Global stockholder’s abstention from voting, the failure of a FC Global stockholder who holds his or her shares in “street name” through a broker, bank or other nominee holder of record to give voting instructions to that broker, bank or other nominee holder of record or a FC Global stockholder’s other failure to vote will have the same effect as a vote “AGAINST” the proposal.

14

Assuming a quorum is present, approval of the stock issuance requires the affirmative vote of a majority of the votes cast at the FC Global special meeting. Although FC Global is not listed on NASDAQ, it has chosen to follow the current rules and interpretive guidance of NASDAQ in connection with voting at the FC Global special meeting. Under current rules and interpretive guidance of NASDAQ, “votes cast” on the stock issuance consist of votes “for” or “against” as well as abstentions. As a result, a FC Global stockholder’s abstention from voting on the stock issuance will have the same effect as a vote “AGAINST” the proposal. The failure of a FC Global stockholder who holds his or her shares in “street name” through a broker, bank or other nominee holder of record to give voting instructions to that broker, bank or other nominee holder of record or a FC Global stockholder’s other failure to vote will have no effect on the outcome of any vote to approve the stock issuance because these failures to vote are not considered “votes cast.” Such failure to instruct a broker, bank or other nominee, however, will affect the quorum and may result in a failure to achieve the necessary quorum and cause an adjournment and a delay of the vote, the result of which may be FC Global incurring additional expense or the payment of the termination fee.

To approve the adjournment of the FC Global special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the stock issuance at the time of the FC Global special meeting, whether or not a quorum is present, the affirmative vote of a majority of the shares present at the FC Global special meeting in person or by proxy and entitled to vote is required. Accordingly, a FC Global stockholder’s abstention from voting will have the same effect as a vote “AGAINST” the proposal, but, the failure of a FC Global stockholder who holds his or her shares in “street name” through a broker, bank or other nominee holder of record to give voting instructions to that broker, bank or other nominee holder of record or a FC Global stockholder’s other failure to vote will have no effect on the approval of the proposal.

Stock Ownership of and Voting by FC Global Directors and Executive Officers. At the record date for the FC Global special meeting (the close of business on [  ], 2018), FC Global’s directors and executive officers and their affiliates beneficially owned and had the right to vote in the aggregate [  ] shares of FC Global common stock, which represents approximately [  ]% of the FC Global common stock entitled to vote as of that date.

Each of the directors and certain executive officers of FC Global, solely in his or her individual capacity as a FC Global stockholder, has entered into a voting agreement with FC Global and Gadsden, which is referred to in this joint proxy statement/prospectus as the voting agreement, to vote all of the FC Global common stock eligible to be voted at the FC Global special meeting by them in favor of the adoption of the conversion and stock issuance and in favor of the proposal to adjourn the FC Global special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the conversion and the stock issuance at the time of the FC Global special meeting or any adjournment or postponement thereof.

Special Meeting of Stockholders of Gadsden (See Page 91)

Meeting. The Gadsden special meeting will be held on [  ], 2018, at Gadsden’s office located at 15150 N. Hayden Road, Suite 220, Scottsdale, Arizona 85260 at 3:00 p.m. (Eastern Standard Time). At the Gadsden special meeting, Gadsden stockholders will be asked to consider and vote on the following proposals:

●	to adopt the merger agreement;

●	to approve the adjournment from time to time of the Gadsden special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Gadsden special meeting or any postponement or adjournment thereof; and

●	to approve, on an advisory (non-binding) basis, compensation that will or may be paid or provided by Gadsden to its named executive officers in connection with the merger.

Record Date. Gadsden’s board of directors has fixed the close of business on [  ], 2018, as the record date for determination of the stockholders entitled to vote at the Gadsden special meeting or any adjournment or postponement thereof. Only Gadsden stockholders of record at the record date are entitled to receive notice of, and to vote at, the Gadsden special meeting or any adjournment or postponement of the Gadsden special meeting. As of the close of business on the record date, there were [  ] shares of Gadsden common stock and [  ] shares of Gadsden Series A Preferred Stock outstanding. Each holder of Gadsden common stock is entitled to one vote for each share owned at the record date. Each holder of Gadsden Series A Preferred Stock is entitled to 2.5 votes for each share owned at the record date.

Quorum. The presence at the Gadsden special meeting, in person or by proxy, of the holders of record of a majority of the shares of Gadsden common stock and Gadsden Series A Preferred Stock issued and outstanding at the record date (the close of business on [  ], 2018) and entitled to vote (on an as-converted basis) will be necessary and sufficient to constitute a quorum at the Gadsden special meeting. Abstentions will be deemed present at the Gadsden special meeting for the purpose of determining the presence of a quorum. There must be a quorum for business to be conducted at the Gadsden special meeting. Failure of a quorum to be present at the Gadsden special meeting will necessitate an adjournment or postponement thereof and will subject Gadsden to additional expense.

15

Required Vote. Pursuant to the Maryland General Corporation Law, which is referred to in this joint proxy statement/prospectus as the MGCL, the affirmative vote of holders of at least two-thirds of the outstanding shares of Gadsden common stock and Gadsden Series A Preferred Stock, voting as a single class on an as-converted basis, is required to adopt the merger agreement. Gadsden cannot complete the merger and the merger consideration will not be delivered unless its stockholders adopt the merger agreement by a vote “FOR” the proposal by holders of at least two-thirds of the outstanding Gadsden stock entitled to vote on the proposal. Because adoption of the merger agreement requires the affirmative vote of at least two-thirds of the outstanding Gadsden stock entitled to vote thereon, a Gadsden stockholder’s abstention from voting or other failure to vote will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Approval of the adjournment from time to time of the Gadsden special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Gadsden special meeting or any adjournment or postponement thereof requires the approval of at least a majority of the votes cast at the Gadsden special meeting (whether or not a quorum is present). Accordingly, a Gadsden stockholder’s abstention from voting will have no effect on this proposal.

Approval of the non-binding advisory proposal to approve compensation that will or may be paid by Gadsden to its named executive officers in connection with the merger, requires approval of at least a majority of the votes cast at the Gadsden special meeting (assuming a quorum is present). Accordingly, a Gadsden stockholder’s abstention from voting will have no effect on this proposal.

Stock Ownership of and Voting by Gadsden Directors and Certain Executive Officers. At the record date for the Gadsden special meeting (the close of business on [  ], 2018), Gadsden’s directors and chief executive officer and chief financial officer and their affiliates beneficially owned and had the right to vote in the aggregate [  ] shares of Gadsden common stock and [  ] shares of Gadsden Series A Preferred Stock, which represent [  ]% of the Gadsden stock entitled to vote as of that date.

Each of the directors and certain executive officers of Gadsden, solely in his or her individual capacity as a Gadsden stockholder, and certain stockholders of Gadsden, have entered into the voting agreement to vote all of the Gadsden stock eligible to be voted at the Gadsden special meeting by them in favor of the adoption of the merger agreement and in favor of the proposal to adjourn the Gadsden special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Gadsden special meeting or any adjournment or postponement thereof.

What Gadsden Stockholders Will Receive in the Merger (See Page 119)

If the merger is completed, shares of each class of Gadsden stock issued and outstanding immediately prior to the effective time of the merger will be automatically converted into the equivalent class of GPI stock. Each share of Gadsden common stock will be automatically converted into 21.529 shares of GPI common stock, each share of Gadsden Series A Preferred Stock will be automatically converted into 1 share of GPI Series A Preferred Stock (with rights of equal tenor to the Gadsden Series A Preferred Stock), each share of Gadsden Series B Preferred Stock will be automatically converted into 1 share of GPI Series B Preferred Stock (with rights of equal tenor to the Gadsden Series B Preferred Stock), and each share of Gadsden Series C Preferred Stock will be automatically converted into 1 share of GPI Series C Preferred Stock (with rights of equal tenor to the Gadsden Series C Preferred Stock), each subject to certain adjustments to be made at the closing of the merger. See “Description of GPI Capital Stock” for a description of the rights of GPI’s capital stock.

Following the merger, all shares of GPI Series B Preferred Stock issued in the merger will be automatically converted into shares of GPI common stock in accordance with the automatic conversion provision of the GPI Series B Preferred Stock.

The exchange ratios are fixed, which means that they will not change between now and the date of the merger, regardless of whether the market price of FC Global common stock changes. Therefore, the value of the merger consideration will depend on the market price of FC Global common stock at the time Gadsden stockholders receive GPI stock in the merger. Based on the closing price of a share of FC Global common stock on the OTC Pink on [  ], 2018, the most recent trading day prior to the date of this joint proxy statement/prospectus for which this information was available, the merger consideration represented approximately $[  ] in value for each Gadsden common share. The market price of FC Global common stock has fluctuated since the date of the announcement of the merger agreement and may continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the Gadsden special meeting and the date the merger is completed and thereafter. The market price of GPI common stock when received by Gadsden stockholders after the merger is completed could be greater than, less than or the same as the market price of FC Global common stock on the date of this joint proxy statement/prospectus or at the time of the Gadsden special meeting or any adjournment or postponement thereof.

16

Treatment of Gadsden Equity Awards (See Page 122)

The terms of the equity-based compensation issued by Gadsden prior to the merger will be assumed by GPI. The shares of common stock that are issued or may be issued under Gadsden’s 2016 Equity Incentive Plan will be exchanged for shares of GPI common stock, adjusted for the exchange ratio, but otherwise on the same terms and conditions. The vesting of outstanding Gadsden equity awards is dependent on Gadsden common stock being listed or admitted for trading on a national securities exchange or trading market. This condition will be satisfied by the merger.

Recommendations of Gadsden’s Board of Directors (See Page 113)

Gadsden’s board of directors unanimously determined that the merger agreement, the merger, and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of Gadsden stockholders. Gadsden’s board of directors unanimously recommends that Gadsden stockholders vote “FOR” the proposal to adopt the merger agreement. For the factors considered by Gadsden’s board of directors in reaching this decision, see “Gadsden Proposal I: Adoption of the Merger Agreement and FC Global Proposal II: Approval of the Stock Issuance—Gadsden’s Reasons for the Merger; Recommendations of Gadsden’s Board of Directors.”

Gadsden’s board of directors unanimously recommends that Gadsden stockholders vote “FOR” the proposal to adjourn from time to time the Gadsden special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Gadsden special meeting or any adjournment or postponement thereof. See “Gadsden Proposal II: Adjournment of the Gadsden Special Meeting.”

In addition, Gadsden’s board of directors unanimously recommends that Gadsden stockholders vote “FOR” the proposal to approve, on an advisory (non-binding) basis, compensation that will or may be paid or provided by Gadsden to its named executive officers in connection with the merger. See “Gadsden Proposal III: Advisory Vote On Merger-Related Executive Compensation Arrangements.”

Recommendations of FC Global’s Board of Directors (See Page 114)

FC Global’s board of directors unanimously determined that the merger agreement, the conversion and the merger, and the other transactions contemplated by the merger agreement, including the stock issuance, are advisable and fair to and in the best interests of FC Global stockholders. FC Global’s board of directors unanimously recommends that FC Global stockholders vote “FOR” the conversion and “FOR” the stock issuance. For the factors considered by FC Global’s board of directors in reaching this decision, see “FC Global Proposal I: Approval of the Conversion—Reasons for the Conversion” and “Gadsden Proposal I: Adoption of the Merger Agreement and FC Global Proposal II: Approval of the Stock Issuance—FC Global’s Reasons for the Merger; Recommendations of FC Global’s Board of Directors.”

FC Global’s board of directors unanimously recommends that FC Global stockholders vote “FOR” the adjournment of the FC Global special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the conversion and the stock issuance at the time of the FC Global special meeting, or any adjournment or postponement thereof. See “FC Global Proposal II: Adjournment of the FC Global Special Meeting.”

Ownership of GPI Stock After the Merger (See Page 115)

Based on the number of Gadsden shares outstanding as of [  ], 2018, the most recent practicable date for which such information was available, GPI expects to issue approximately [  ] shares of GPI common stock to Gadsden stockholders upon completion of the merger (on an as-converted basis). The actual number of shares of GPI common stock to be issued and reserved for issuance upon completion of the merger will be determined at the completion of the merger based on the exchange ratio and the number of shares of Gadsden stock outstanding at that time. Based on the number of shares of Gadsden stock outstanding as of [  ], 2018, and the number of shares of FC Global common stock outstanding as of [  ], 2018, the most recent practicable date for which such information was available, it is expected that, immediately after completion of the merger, former Gadsden stockholders will own approximately 94% of the outstanding GPI common stock (on a fully-diluted basis), subject to adjustment as provided for in the merger agreement.

17

Interests of Gadsden’s Directors and Executive Officers in the Merger (See Page 137)

Gadsden’s non-employee directors and executive officers may have interests in the merger that are different from, or in addition to, those of Gadsden stockholders generally. These interests include, among others:

●	bonuses payable upon completion of the merger;

●	an increase in base salaries upon completion of the merger; and

●	the vesting of awards upon completion of the merger.

Gadsden’s board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and the transactions contemplated thereby and to recommend that the stockholders of Gadsden approve the merger proposal.

Dissenters’ Rights Available to FC Global Stockholders (See Page 108)

If the conversion is approved by FC Global stockholders, FC Global stockholders who do not vote in favor of the conversion and who properly demand payment of fair value of their shares are entitled to certain dissenters’ rights pursuant to Sections 92A.300 to 92A.500 of the Nevada Revised Statutes, or NRS. The material requirements for a stockholder to properly exercise his, her or its rights, and the limitations thereof, are set forth in Annex F.

Dissenters’ Rights Available to Gadsden Stockholders (See Page 115)

If the merger agreement is adopted by Gadsden stockholders, Gadsden stockholders who are entitled to vote in connection with the merger and do not vote in favor of the adoption of the merger agreement and who properly demand payment of fair cash value of their shares are entitled to certain dissenters’ rights pursuant to Sections 3-201 to 3-213 of the MGCL. Section 3-202 generally describes the circumstances in which Gadsden stockholders shall be entitled to such rights, and Section 3-203 provides that Gadsden stockholders will not be entitled to such rights without strict compliance with the procedures set forth such section, and failure to take any one of the required steps may result in the termination or waiver of such rights.

Specifically, any Gadsden stockholder who is a record holder of shares on [  ], 2018, the record date for the Gadsden special meeting, and whose shares are not voted in favor of the adoption of the merger agreement may be entitled to be paid the “fair value” of such shares after the completion of the merger. To be entitled to such payment, a stockholder must deliver to Gadsden a written objection to the proposed transaction before the vote to adopt the merger agreement is taken, the stockholder must not vote in favor of the adoption of the merger agreement, and the stockholder must otherwise comply with Section 3-203, including making a written demand for payment of the fair value of the shares held by such stockholder upon the successor corporation in accordance with the time limits set forth in Section 3-203. A Gadsden stockholder’s failure to vote against the adoption of the merger agreement will not constitute a waiver of such stockholder’s dissenters’ rights, as long as such stockholder does not vote in favor of the adoption of the merger agreement. The written demand must specify the number and class of shares held by the stockholder on the record date.

See the text of Sections 3-201 to 3-213 of the MGCL attached as Annex G to this joint proxy statement/prospectus for specific information on the procedures to be followed in exercising dissenters’ rights. Gadsden stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of dissenters’ rights, due to the complexity of the appraisal process.

Gadsden stockholders considering seeking payment of fair value of their shares should be aware that the “fair value” of their shares as determined pursuant to Sections 3-202 and 3-210 of the MGCL could be more than, the same as, or less than the value of the consideration they would receive pursuant to the merger if they did not seek payment of fair cash value of their shares.

18

Completion of the Conversion and the Merger is Subject to Certain Conditions (See Page 122)

As more fully described in this joint proxy statement/prospectus and in the merger agreement, the obligation of each of FC Global and FC Merger Sub, on the one hand, and Gadsden and its operating partnership, on the other hand, to complete the conversion and the merger is subject to the satisfaction (or waiver, to the extent permitted by applicable law) of a number of conditions, including the following:

●	obtaining the approval by holders of at least two-thirds of the outstanding Gadsden common stock and Gadsden Series A Preferred Stock entitled to vote thereon (on an as-converted basis) to adopt the merger agreement;

●	obtaining the approval of the issuance of shares of GPI common stock in connection with the merger by a majority of the votes cast by holders of outstanding shares of FC Global common stock;

●	effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and the absence of any stop order suspending that effectiveness or any proceedings to that effect commenced;

●	the filing of a Company-Related Action Notification Form with the Financial Industry Regulatory Authority Operations at least ten days prior to the effective time of the merger;

●	accuracy of the representations and warranties made in the merger agreement by the other party, subject to certain materiality exceptions;

●	performance and compliance in all material respects by the other party of the covenants required to be performed or complied by it at or prior to completion of the merger;

●	the absence of a material adverse effect on the other party since the date of the merger agreement (see “The Merger Agreement—Definition of ‘Material Adverse Effect’” for the definition of material adverse effect)

●	absence of injunction by any court or other tribunal of competent jurisdiction and absence of law that prevents, enjoins, prohibits or makes illegal the consummation of the merger;

●	all consents, approvals and authorizations legally required to be obtained to consummate the merger shall have been obtained from and made with all governmental entities and all consents for all material agreements to which Gadsden or FC Global is a party or is bound which is required as a result of the merger shall have been obtained;

●	Gadsden shall be satisfied with the results of its due diligence investigation of FC Global;

●	counsel to each party shall have delivered a legal opinion with respect to such matters as are customary for transactions like the merger;

●	the net asset value of Gadsden’s portfolio, determined on a proforma consolidated basis, shall not be less than $80 million;

●	the net asset value of FC Global’s portfolio, determined on a proforma consolidated basis, shall not be less than $7.5 million;

●	FC Global shall have, on a consolidated basis, not less than $1.5 million of unrestricted cash;

●	FC Global shall have completed all actions required by the remediation agreement that was approved by FC Global’s board of directors and related documents and agreements that were entered into among FC Global, OFI, and certain stockholders of OFI as more fully described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations for FC Global—Recent Developments”; and

●	FC Global shall have received a letter of resignation from each member of its board of directors, other than the directors who are to be members of the board after the merger.

FC Global and Gadsden cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approvals (See Page 115)

The consummation of the merger is not subject to any regulatory or governmental approvals or filings, other than (i) the filing of articles of merger with the Maryland State Department of Assessments and Taxation and (ii) the declaration by the SEC of the effectiveness of this registration statement and any required notice or other filings under applicable state securities laws.

19

FC Global and Gadsden Expect the Merger to be Completed by the End of Calendar Year 2018 (See Page 119)

The conversion and the merger will occur after the conditions to their completion have been satisfied or, to the extent permitted by applicable law, waived, unless otherwise mutually agreed by the parties. As of the date of this joint proxy statement/prospectus, FC Global and Gadsden expect the conversion and the merger to be completed by the end of the calendar year 2018. However, there can be no assurance as to when, or if, the conversion and the merger will occur.

No Solicitation of Competing Transactions (See Page 127)

During the period from the date of the merger agreement through the 90th day following the date of the merger agreement (unless extended by the parties), no party to the merger agreement may directly or indirectly (i) initiate, solicit, knowingly encourage or facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or offer or other action, including any proposal or offer to its stockholders that constitutes, or may reasonably be expected to lead to, any competing transaction, or (ii) engage in, continue or otherwise participate in any discussions or negotiations with any person regarding, or furnish in furtherance of such inquiries or to obtain a competing transaction, or (iii) otherwise enter into or effectuate a competing transaction.

A competing transaction under the merger agreement means any of the following (other than the merger):

●	any merger, consolidation, share exchange, business combination or similar transaction involving the applicable party to the merger agreement or its subsidiaries;

●	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the cost basis of the assets (including by means of an issuance, sale or other disposition of voting securities) of the applicable party to the merger agreement or its subsidiaries, taken as a whole, or of 20% or more of any class of voting securities of the applicable party to the merger agreement or its subsidiaries (as a whole), in a single transaction or series of related transactions, excluding any bona fide financing transactions that do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; or

●	any tender offer or exchange offer for 20% or more of any class of voting securities of the applicable party to the merger agreement or its subsidiaries (as a whole).

Superior Competing Transactions (See Page 128)

The merger agreement also contains provisions that permit the parties to the merger agreement to consider superior competing transactions notwithstanding the restrictions in the merger agreement on solicitation of competing transactions. The merger agreement defines a superior competing transaction as a bona fide unsolicited written proposal for a competing transaction made by a third party that the board of directors of either party to the merger agreement, as applicable, determines (after taking into account any amendments to the merger agreement entered into or which the other party to the merger agreement (or any of its subsidiaries) irrevocably covenants to enter into and for which all internal approvals of such other party have been obtained prior to the date of such determination), in good faith and after consultation with its financial and legal advisors, is: (i) on terms that are more favorable, taking into account financial terms, the conditions to the consummation thereof and the likelihood of the competing transaction proposal being consummated, to such party to the merger agreement and its stockholders than the merger and the other transactions contemplated by this merger agreement; and (ii) is expected to provide economic consideration to such party to the merger agreement that is at least 20% more than economic consideration that is expected to be provided to such party to the merger agreement by the consummation of the merger.

If a party to the merger agreement receives a proposal from a third party for a competing transaction (which was not solicited, encouraged or facilitated in violation of the merger agreements restrictions on soliciting competing transactions), if the board of directors of such the receiving party determines in good faith following consultation with its legal and financial advisors that such proposal for a competing transaction is or is reasonably likely to lead to a superior competing transaction, such party’s board of directors may (directly or through officers or advisors):

●	furnish nonpublic information with respect to such party (or its subsidiaries) to the person that made such proposal (provided that such party shall furnish such information pursuant to a confidentiality agreement unless the third party is already a party thereto);

20

●	(disclose to such party’s stockholders any information required to be disclosed under applicable law;

●	participate in discussions and negotiations regarding such proposal; and

●	following receipt of a proposal for a competing transaction that constitutes a superior competing transaction, but prior to FC Global obtaining stockholder approval of the conversion and the stock issuance:

●	withdraw or modify in a manner adverse to the other party to the merger agreement, or fail to make, its board’s recommendations in favor of the merger, or the conversion and stock issuance, as applicable, or recommend that such party’s stockholders approve such superior competing transaction,

●	terminate the merger agreement in compliance with its terms, and

●	take any action that any court of competent jurisdiction orders such party to take.

●	The board of directors of each of the parties to the merger agreement is prohibited from taking any of the actions described above relating to superior competing transactions:

●	until at least three (3) business days after giving notice to the other party that the competing transaction constitutes a superior competing transaction accompanied by a copy of the form of definitive agreement (if any) that is proposed to be entered into in respect of the competing transaction, and

●	unless such party’s board of directors shall have concluded following the end of such three (3) business day period that, taking into account any amendment to the merger agreement entered into or that the other party irrevocably covenants to enter into and for which all internal approvals of such other party have been obtained since receipt of such notice, in each case, prior to the end of such three business day period, such superior competing transaction remains a superior competing transaction.

Termination of the Merger Agreement (See Page 132)

As more fully described in this joint proxy statement/prospectus and in the merger agreement, and on the terms and subject to the conditions set forth in the merger agreement, the merger agreement may be terminated at any time before completion of the merger in any of the following ways:

●	by mutual written consent of FC Global and Gadsden;

●	by either Gadsden or FC Global if the merger shall not have occurred on or prior to March 31, 2019; provided, that a party that has materially failed to comply with any obligation of such party set forth the merger agreement shall not be entitled to exercise its right to terminate;

●	by Gadsden upon a breach of any representation, warranty, covenant or agreement on the part of FC Global or FC Merger Sub set forth in the merger agreement, or if there shall have been a Gadsden material adverse effect or if this joint proxy statement/prospectus is not declared effective by the SEC on or prior to December 28, 2018;

●	by FC Global upon a breach of any representation, warranty, covenant or agreement on the part of Gadsden or its operating partnership set forth in the merger agreement, or if there shall have been a FC Global material adverse effect;

●	by either Gadsden or FC Global if any order by any governmental entity of competent authority preventing the consummation of the merger shall have become final and nonappealable;

●	by either Gadsden or FC Global if either (i) upon a vote at the FC Global special meeting (after giving effect to any adjournment), the requisite stockholder approval shall not have been obtained or (ii) upon a vote at the Gadsden special meeting (after giving effect to any adjournment), the requisite stockholder approval shall not have been obtained;

●	by either Gadsden or FC Global prior to obtaining stockholder approval, if Gadsden or FC Global has delivered a notice of a superior competing transaction; provided that for the termination to be effective, such party shall have paid the applicable termination fee;

21

●	by Gadsden if (i) FC Global’s board of directors shall have withdrawn, qualified or modified in a manner adverse to Gadsden its recommendation to approve the stock issuance, or shall recommend that FC Global’s stockholders approve or accept a competing transaction, or if FC Global shall have delivered a notice of a superior competing transaction or shall have publicly announced a decision to take any such action, or (ii) FC Global shall have knowingly and materially breached its obligation under the merger agreement to call or hold the FC Global special meeting or to cause this proxy statement/prospectus to be mailed to its stockholders in advance of the FC Global special meeting (it being agreed that Gadsden shall not have any right to terminate unless Gadsden shall have satisfied its obligations in connection with this proxy statement/prospectus and shall have provided all information and other materials required in connection therewith, and further agreed that Gadsden shall not have any right to terminate as a result of FC Global’s failure to act as soon as practicable (or to satisfy similar obligations), as a result of any delay as a result of the SEC review process, or as a result of the need to take actions to comply with the federal securities laws); or

●	by FC Global if (i) Gadsden’s board of directors shall have withdrawn, qualified or modified in a manner adverse FC Global its recommendation to approve the merger agreement, or shall recommend that Gadsden’s stockholders approve or accept a competing transaction, or if Gadsden shall have delivered notice of a superior competing transaction or shall have publicly announced a decision to take any such action, or (ii) Gadsden shall have knowingly and materially breached its obligation under the merger agreement to call or hold the Gadsden special meeting or to cause this proxy statement/prospectus to be mailed to its stockholders in advance of the Gadsden special meeting (it being agreed that FC Global shall not have any right to terminate unless FC Global shall have satisfied its obligations in connection with this proxy statement/prospectus and shall have provided all information and other materials required in connection therewith, and further agreed FC Global shall not have any right to terminate as a result of Gadsden’s failure to act as soon as practicable (or to satisfy similar obligations), as a result of any delay as a result of the SEC review process, or as a result of the need to take actions to comply with the federal securities laws).

Termination Fees and Expenses (See Page 133)

As more fully described in this joint proxy statement/prospectus and in the merger agreement, if the merger agreement is terminated under specified circumstances, Gadsden may be required to pay FC Global a termination fee of $200,000, or FC Global may be required to pay Gadsden a termination fee of $250,000, depending on the circumstances of the termination.

Gadsden is required to pay the termination fee if the merger agreement is terminated:

●	by Gadsden at any time prior to the receipt of stockholder approval upon delivery of a notice of a superior competing transaction;

●	by FC Global upon any of the events described in the ninth bullet under “—Termination of the Merger Agreement” above; or

●	by FC Global if upon a vote at the Gadsden special meeting (after giving effect to any adjournment), the requisite stockholder approval shall not have been obtained and (i) prior to such termination, a person has made any bona fide written proposal relating to a competing transaction which has been publicly announced prior to the Gadsden special meeting and (ii) within twelve months of any such termination, Gadsden or any subsidiary of Gadsden shall consummate a competing transaction, or enter into a written agreement with respect to a competing transaction that is ultimately consummated with any person.

FC Global is required to pay the termination fee if the merger agreement is terminated:

●	by FC Global at any time prior to the receipt of stockholder approval upon delivery of a notice of a superior competing transaction;

●	by Gadsden upon any of the events described in the eighth bullet under “—Termination of the Merger Agreement” above;

●	by Gadsden, upon a breach of certain representations, warranties, covenants or agreements on the part of FC Global or FC Merger Sub set forth in merger agreement, including an uncured breach of FC Global’s obligations relating to (i) this joint proxy statement/prospectus (see “The Merger Agreement—Proxy Statement and Registration Statement Covenant”) or its obligation to call the FC Global special meeting (see “The Merger Agreement—Obligations to Call Stockholders’ Meetings”) (assuming that such default is not caused by actions or omissions by, or facts pertaining to, Gadsden); (ii) the voting agreement (see “The Voting Agreement”); (iii) the lock-up agreements referred to in the ninth bullet under “The Merger—Other Agreements”; and (iv) its requirement to have unrestricted cash of $1.5 million at closing (assuming that the additional investment in FC Global by a private fund under its current agreement with such private fund is made); or

22

●	by Gadsden if upon a vote at the FC Global special meeting (after giving effect to any adjournment), the requisite stockholder approval shall not have been obtained and (i) prior to such termination, a person has made any bona fide written proposal relating to a competing transaction which has been publicly announced prior to the FC Global special meeting and (ii) within twelve months of any such termination, FC Global or any subsidiary of FC Global shall consummate a competing transaction, or enter into a written agreement with respect to a competing transaction that is ultimately consummated with any person.

Specific Performance (See Page 134)

Under the merger agreement, each of FC Global and Gadsden is entitled to an injunction or injunctions to prevent breaches of the merger agreement and to specifically enforce the terms and provisions of the merger agreement.

Material U.S. Federal Income Tax Consequences of the Merger (See Page 116)

FC Global and Gadsden intend that, for U.S. federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code by virtue of Section 368(a)(2)(E). The obligations of Gadsden to complete the merger are subject to, among other conditions described in this joint proxy statement/prospectus, the receipt by Gadsden of a tax opinion to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, neither FC Global nor Gadsden intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the merger. Accordingly, no assurance can be given that the IRS will not challenge that conclusion that the merger qualifies for the intended tax treatment or that a court would not sustain such a challenge.

Assuming the merger qualifies for the intended tax treatment, U.S. holders will not recognize any gain or loss upon the receipt of shares of GPI common stock or GPI preferred stock in the merger.

Each Gadsden stockholder is urged to read the section “Gadsden Proposal I: Adoption of the Merger Agreement and FC Global Proposal II: Approval of the Stock Issuance—Material U.S. Federal Income Tax Consequences of the Merger” and to consult its tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences to it of the merger.

Accounting Treatment (See Page 118)

Due to the fact that Gadsden will acquire control of FC Global as a result of the merger, the merger will be accounted for as a “reverse acquisition” pursuant to which Gadsden will be considered the acquiring entity for accounting purposes in accordance with generally accepted accounting principles in the United States of America, referred to as U.S. GAAP, and FC Global’s assets and liabilities will be recorded at fair value. Gadsden’s historical results of operations will replace FC Global’s historical results of operations for all periods prior to the Merger.

Rights of Gadsden Stockholders Following the Merger (See Page 218)

Gadsden stockholders will have substantially similar rights once they become GPI stockholders as the charter of GPI will be substantially similar to the charter of Gadsden prior to the effective date of the merger.

Summary of Risk Factors (See Page 49)

You should consider carefully all the risk factors together with all of the other information included in this joint proxy statement/prospectus before deciding how to vote. Some of these risks include, but are not limited to, those described below and in more detail under the heading “Risk Factors—Risks Related to the Conversion and Merger.”

●	Because the exchange ratio is fixed for price fluctuations in shares of FC Global common stock, Gadsden stockholders cannot be sure of the value of the merger consideration they will receive in the merger.

23

●	After completion of the merger, GPI may fail to realize the anticipated benefits and cost savings of the merger, which could adversely affect the value of shares of GPI common stock.

●	FC Global and Gadsden may have difficulty attracting, motivating and retaining executives and other key employees in light of the merger.

●	The completion of the merger is subject to a number of conditions, and if these conditions are not satisfied or waived, the merger will not be completed.

●	FC Global’s and Gadsden’s business relationships may be subject to disruption due to uncertainty associated with the merger.

●	Certain of Gadsden’s executive officers and directors have interests in the merger that may be different from your interests as a stockholder of Gadsden.

●	The merger agreement contains provisions that make it more difficult for Gadsden or FC Global to pursue alternatives to the merger.

●	There can be no assurances that Gadsden stockholders will not be required to recognize gain for U.S. federal income tax purposes upon the exchange of Gadsden stock for shares of GPI stock in the merger.

●	Failure to complete the merger could negatively impact the stock price and the future business and financial results of FC Global and Gadsden.

●	Current FC Global stockholders and Gadsden stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over the management of the combined company.

●	FC Global and Gadsden may be targets of securities class action and derivative lawsuits relating to the merger, which could result in substantial costs and may delay or prevent the merger from being completed.

●	FC Global and Gadsden will incur significant transaction and integration-related costs in connection with the merger, and any such costs could adversely affect GPI’s ability to execute on its integration plan.

●	In addition, both FC Global and Gadsden are subject to various risks associated with their respective businesses. Please carefully read this joint proxy statement/prospectus and the documents to which you are referred. See “Risk Factors” beginning on page 49.

24

SUMMARY CONSOLIDATED FINANCIAL DATA OF FC GLOBAL

The following table presents summary historical consolidated financial data of FC Global. The summary historical consolidated financial data should be read in conjunction with FC Global’s financial statements and related notes contained elsewhere in this joint proxy statement/prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations for FC Global.”

The summary financial data as of December 31, 2017 and 2016 and for the years then ended are derived from FC Global’s audited financial statements contained elsewhere in this joint proxy statement/prospectus. FC Global’s audited financial statements for the years ended December 31, 2017 and 2016 are prepared and presented in accordance with U.S. GAAP. The summary financial data as of June 30, 2018 and for the six months ended June 30, 2018 and 2017 are derived from FC Global’s unaudited financial statements contained elsewhere in this joint proxy statement/prospectus, which include all adjustments, consisting of normal recurring adjustments, that management considers necessary for a fair presentation of FC Global’s financial position and results of operations as of the dates and for the periods presented.

The summary financial data information is only a summary and should be read in conjunction with the historical financial statements and related notes. The financial statements contained elsewhere in this joint proxy statement/prospectus fully represent FC Global’s financial condition and operations; however, they are not indicative of future performance.

(In thousands, except per share amounts)

	(unaudited)
	Six Months Ended June 30,		Year Ended December 31,
Statements of Income Data	2018	2017	2017	2016
Rental income	$11	$—	$—	$—
Rental expense	1	—	—	—
Gross income	10	—	—	—
General and administrative	2,144	1,848	10,817	—
Impairment of investment in other company	—	—	1,439	—
Operating loss	(2,134)	(1,848)	(12,256)	—
Revaluation of option to purchase redeemable convertible preferred stock	2,295	—	(3,018)	—
Revaluation of asset contribution related financial instruments	—	2,622	(1,392)	—
Interest and other financing expense, net	(72)	(46)	(267)	—
Income (loss) from continuing operations, before taxes	89	728	(16,933)	—
Taxes on income	(209)	—	—	—
Income (loss) from continuing operations	(120)	728	(16,933)	—
Income (loss) from discontinued operations	219	(1,438)	(2,459)	(13,264)
Net income (loss) including portion attributable to non-controlling interest	99	(710)	(19,392)	(13,264)
Loss attributable to non-controlling interest	2	—	8	—
Net income (loss)	101	(710)	(19,384)	(13,264)
Dividend on redeemable convertible preferred stock	(141)	—	—	—
Accretion of redeemable convertible preferred stock to redemption value	(1,968)	—	—	—
Net loss attributable to common stockholders	$(2,008)	$(710)	$(19,384)	$(13,264)
Basic net income (loss) per share:
Continuing operations	$(0.15)	$0.14	$(3.07)	$—
Discontinued operations	0.01	(0.07)	(0.45)	(3.18)
	$(0.14)	$(0.07)	$(3.52)	$(3.18)
Diluted net income (loss) per share:
Continuing operations	$(0.15)	$(0.29)	$(3.07)	$—
Discontinued operations	0.01	(0.06)	(0.45)	(3.18)
	$(0.14)	$(0.35)	$(3.52)	$(3.18)

25

	(unaudited)
	As of June 30, 2018	As of December 31,
Balance Sheet Data		2017	2016
Current assets	$1,399	$1,594	$18,501
Total assets	5,891	5,794	18,501
Current liabilities	4,355	4,307	19,909
Total liabilities	6,225	9,151	19,909
Redeemable convertible preferred stock	2,545	87	—
Stockholders’ deficit	(2,879)	(3,444)	(1,408)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$5,891	$5,794	$18,501

26

SUMMARY CONSOLIDATED FINANCIAL DATA OF GADSDEN

The following table presents summary historical consolidated financial data of Gadsden. The summary historical consolidated financial data should be read in conjunction with Gadsden’s financial statements and related notes contained elsewhere in this joint proxy statement/prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations for Gadsden.”

The summary financial data as of December 31, 2017 and 2016 and for the year ended December 31, 2017 and the period June 17, 2016 (Inception) through December 31, 2016 are derived from Gadsden’s audited financial statements contained elsewhere in this joint proxy statement/prospectus. Gadsden’s audited financial statements for the year ended December 31, 2017 and the period June 17, 2016 (Inception) through December 31, 2016 are prepared and presented in accordance with U.S. GAAP. The summary financial data as of June 30, 2018 and for the six months ended June 30, 2018 and 2017 are derived from Gadsden’s unaudited financial statements contained elsewhere in this joint proxy statement/prospectus, which include all adjustments, consisting of normal recurring adjustments, that management considers necessary for a fair presentation of Gadsden’s financial position and results of operations as of the dates and for the periods presented.

The summary financial data information is only a summary and should be read in conjunction with the historical financial statements and related notes. The financial statements contained elsewhere in this joint proxy statement/prospectus fully represent Gadsden’s financial condition and operations; however, they are not indicative of future performance.

(In thousands, except share and per share amounts)

	(unaudited) Six Months Ended June 30,		Year Ended December 31, 2017	June 17, 2016 (Inception) through December 31, 2016
Statements of Income Data	2018	2017
Operating expenses:
General and administrative expenses	1,214	1,342	2,653	905
Total operating expenses	$1,214	$1,342	$2,653	$905

Other (income) expenses:
Consulting income	(408)	—	(123)	—
Interest expense	80	219	594	—
Interest expense - related party	30	4	31	—
Deferred offering costs			1,084
Change in fair value of embedded put	—	355	(473)	—
Total other (income) expense	$(298)	$578	$1,114	$—

Net loss	$(916)	$(1,920)	$(3,767)	$(905)

	(unaudited)
	As of June 30, 2018	As of December 31,
Balance Sheet Data		2017	2016
Total assets	$4,223	$67	$447
Total liabilities	7,677	3,857	471
Series A preferred stock	1,237	—	—
Stockholders’ deficit	(4,692)	(3,790)	(23)
Total liabilities and stockholders’ deficit	$4,223	$67	$447

27

GADSDEN UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The unaudited pro forma financial information should be read in conjunction with the financial statements and notes of Gadsden included elsewhere in this joint proxy statement/prospectus. Gadsden’s assets and liabilities are recorded at their historical costs.

The proposed acquisition of Gadsden targeted property investments listed below have been accounted for under the purchase method of accounting and the consideration paid is allocated to acquired tangible assets, consisting of land, buildings, fixtures and improvements, and identified intangible lease assets and liabilities, consisting of the value of above-market and below-market leases, as applicable, other value of in-place leases and the value of tenant relationships, based in each case on their estimated fair values, as follows:

●	The fair value of acquired tangible assets is estimated by valuing each property as if it were vacant. The as-if-vacant value is then allocated to land and buildings based on Gadsden’s estimate of relative fair values of these assets.

●	Above-market and below-market in-place lease values for acquired properties are based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease.

●	The aggregate value of other intangible assets acquired is based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as-if-vacant. Management’s estimates of value are made using discounted cash flow analysis. Factors considered by management in its analysis included an estimate of carrying costs during hypothetical expected lease-up periods, considering current market conditions and costs to execute similar leases. In estimating carrying costs, management considered real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods. Management also estimated costs to execute similar leases including leasing commissions and legal and other related expenses to the extent that such costs have not already been incurred in connection with a new lease origination as part of the transaction.

Fair values of the assets acquired and liabilities assumed were estimated using available information concerning the market for real property investments including, but not limited to, the estimated liquidation value of investments, the value of comparable assets, the replacement costs and the income and cash flows expected to be generated by the subject property. Because of the inherent uncertainty of real estate valuations related to assumptions regarding highest and best use, capitalization rates, discount rates, leasing and other factors, the estimated fair values reflected in the pro forma purchase price allocation may differ significantly from values that would be determined by negotiation between independent parties in sales transactions, and the difference could be material.

The unaudited pro forma financial information is presented in accordance with Article 11 of Regulation S-X promulgated by the SEC to give effect to the following acquisition transactions we have purchased or have binding agreements or letters of intent to purchase the following real property:

(a)	Sacramento Home Lots, which has two parcels of undeveloped land approximately 23.2 acres in size that may be developed for approximately 160 single family homes. These properties closed escrow in the second quarter of 2018 and are reflected in the Gadsden historical financial statements.

(b)	Mission Hills, a mixed-use project in the initial stages of development that is planned to have approximately 160 residential units and 53,900 square feet of commercial retail space. Gadsden has negotiated a letter of intent to purchase the property upon completion of construction, anticipated to be in the second quarter of 2019. Gadsden considers the acquisition of this asset to be highly probable. Real taxes have been expensed prior to the start of construction after which they will be capitalized and included as part of the purchase price of the asset.

28

(c)	Strawberry Ranch, an undeveloped land parcel of approximately 7,000 acres in the Wasatch Mountains, Utah near the Strawberry reservoir. Strawberry Ranch has approvals for development for a variety of uses and that Gadsden expects will be a family-centered recreational development. Gadsden has negotiated a letter of intent to purchase the property in the fourth quarter of 2018 and considers the acquisition to be highly probable.

(d)	Township Nine, an aggregate of 65-acres, mixed-use, transit-oriented master planned community entitled for up to, approximately: (1) 2,200 dwelling units, (2) 840,000 square feet of office space, (3) 120,900 square feet of retail space and (4) 20 acres of open space that Gadsden expects to sell through a bankruptcy proceeding. The asset is undeveloped land with common areas that require ongoing maintenance. These costs have been reflected in property operational expense. Gadsden acquired this property in the third quarter of 2018. The amounts set forth in the proforma do not include any adjustments reflecting the resolutions of any adverse claims with respect to such asset or the proposed sale of this asset discussed elsewhere in this joint proxy statement/prospectus.

The unaudited pro forma combined balance sheet as of June 30, 2018 gives effect to the purchase accounting transactions expected to occur after June 30, 2018 as if they had occurred on June 30, 2018.

The unaudited pro forma combined statements of operations for the six-month period ended June 30, 2018 and the year ended December 31, 2017 give effect to the purchase accounting transactions described above as if they had occurred on January 1, 2017.

In the opinion of Gadsden’s management, all adjustments necessary to reflect the effects of the transactions described above have been made. The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of what Gadsden’s actual results of operations or financial condition would have been had the transactions occurred on the dates indicated, nor does it purport to represent the future results of operations or financial condition of Gadsden.

29

Gadsden Pro Forma Unaudited Combined Balance Sheet

as of June 30, 2018

(In thousands)

	(a) Gadsden	(b) Mission Hills		(c) Strawberry Ranch		(d) T-9 Asset		(e) Pro Forma Adjustments		Pro Forma Total
ASSETS
Investments in real estate:
Land	$3,408	$41,300		$37,944		$—		$—		$82,652
Net investments in real estate	3,408	41,300	(2)	37,944	(2)	—		—		82,652

Cash	645	—		1,300	(4)	—		22,300	(1)	21,051
				(75)	(4)			(1,936)	(3)
		(100)	(2)	(92)	(2)			(776)	(6)
								235	(3)
								(550)	(7)
								100	(10)
Accounts receivable, prepaid expenses and other assets	169	—		—		—				169
Asset held for sale		—		—		90,640	(2)	—		90,640
TOTAL ASSETS	$4,222	$41,200		$39,077		$90,640		$19,373		$194,512

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable and other accrued expenses	$2,928	$—		$—		$—		$(171)	(5)	$2,658
								(99)	(9)
Convertible notes payable	1,309	—		—		—		(1,309)	(5)	—
Other notes payable	1,835	—		—		—		(741)	(6)	1,223
								129	(3)
Bridge loan payable	1,605	—		—		—		250	(3)	—
								(1,855)	(3)
Warrant liability	—	1,200	(9)	1,102	(9)	2,640	(9)	—		—
		(1,200)	(9)	(1,102)	(9)	(2,640)	(9)
Long-term debt	—	—		3,700	(2)	55,587	(2)	—		60,512
				(3,700)	(4)
				5,000	(4)
				(75)	(4)
Total Liabilities	7,677	—		4,925		55,587		(3,796)		64,393

Series A redeemable preferred stock	1,237	2,750	(2)	9,256	(2)	8,407	(2)	100	(10)	21,750
Stockholders’ Equity (Deficit):
Common stock	20	—		—		6	(2)	3	(5)	31
								2	(8)
Series B preferred stock	—	37	(2)	24	(2)	18	(2)	—		79
Series C preferred stock	—	—		—		—		25	(1)	25
Additional paid-in capital	877	37,213	(2)	23,770	(2)	23,982	(2)	22,275	(1)	116,488
								1,477	(5)
								1,853	(8)
		1,200	(9)	1,102	(9)	2,640	(9)	99	(9)
Accumulated deficit	(5,589)									(8,254)
								(81)	(3)
								(35)	(6)
								(15)	(3)
								(550)	(7)
								(129)	(3)
								(1,855)	(8)
Total Stockholders’ Equity (Deficit) attributed to the Company	(4,692)	38,450		24,896		26,646		23,069		108,369
Non-controlling interests	—	—		—		—		—		—
Total Stockholders’ Equity (Deficit)	(4,692)	38,450		24,896		26,646		23,069		108,369
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)	$4,222	$41,200		$39,077		$90,640		$19,373		$194,512

30

The following entities and proforma adjustments are included in the combined balance sheet:

(a)	Reflects the June 30, 2018 consolidated balance sheet of Gadsden included elsewhere in this joint proxy statement/prospectus.

(b)	Represents adjustments to reflect the acquisition of Mission Hills for $41.3 million which includes estimated closing costs and investment advisory fees. Gadsden expects to acquire this asset through issuance of its securities comprised of approximately $2.75 million of Gadsden Series A Preferred Stock and approximately $37.25 million of Gadsden Series B Preferred Stock. Acquisition closing costs are estimated to be .25 percent of the purchase price or $.10 million. Investment advisory fees are calculated as 3% percent of the asset purchase price or $1.2 million and paid in the form of warrants to purchase Gadsden’s common shares at an exercise price of $.01.

(c)	Represents adjustments to reflect the acquisition of Strawberry Ranch for $37.94 million. Gadsden expects to purchase this land parcel for approximately $35.0 million with an additional $1.75 million in consideration for acquisition fees. Gadsden intends to acquire this asset through issuance of its securities comprised of approximately $9.25 million of Gadsden Series A Preferred Stock, $23.8 million of Gadsden Series B Preferred Stock and by assuming approximately $3.7 million of existing mortgage debt that reflects customary market terms. Acquisition closing costs are estimated to be .25 percent of the purchase price or $.09 million. Investment advisory fees are calculated as 3% percent of the asset purchase price or $1.1 million and paid in the form of warrants to purchase Gadsden’s common shares at an exercise price of $.01.

(d)	Represents adjustments to reflect the acquisition of the T-9 asset for $90.64 million which include estimated investment advisory fees. Gadsden acquired all interests in Township Nine Owner, LLC, a debtor in bankruptcy, in the third quarter of 2018. Gadsden assumed approximately $55.6 million in senior mortgage debt at the closing and issued Gadsden securities comprised of $5.9 million in common stock, $8.4 million of Gadsden Series A Preferred Stock and $18.1 million of Gadsden Series B Preferred Stock. Investment advisory fees are calculated as 3% percent of the asset purchase price or $2.64 million and paid in the form of warrants to purchase Gadsden’s common shares at an exercise price of $.01.

(e)	Represents specific proforma adjustments:

(1)	Gross proceeds from $25.0 million private placement of Gadsden Series C Preferred Stock, net of 10% offering costs and estimated offering expenses totaling $2.7 million which is expected to close prior to the merger. On October 31, 2018, the first closing occurred for $2.30 million.

(2)	To reflect the acquisition of properties at fair value through the combination of cash, assumed debt, new debt and the issuance of Gadsden common stock, Gadsden Series A Preferred Stock and Gadsden Series B Preferred Stock. A detailed description of Gadsden capital stock is included elsewhere in this joint proxy statement/prospectus.

	Mission Hills	Strawberry Ranch	T-9 Asset
Land	$41,300	$37,944	$90,640
Buildings and equipment	—	—	—
Cash	(100)	1,133	—
Acquired intangible assets	—	—	—
Total assets	$41,200	$39,077	$90,640

Acquired intangible liabilities	$—	$—	$—
Long-term debt (see note (4))	—	4,925	55,587
Series A preferred stock (a)	2,750	9,256	8,407
Common stock (see note (9))	1,200	1,102	8,500
Series B preferred stock (b)	37,250	23,794	18,146
Total Liabilities and Stockholders’ Equity	$41,200	$39,077	$90,640

31

(a)	Series A preferred stock has a stated price of $25 per share, accrues a preferred dividend of 7%, includes payment and liquidation preferences and is redeemable.

(b)	Series B preferred stock has a stated price of $10 per share, does not accrue dividends, is non-voting and has mandatory conversion into common shares at a 1 to 1 ratio upon listing on a public exchange.

(3)	To reflect repayment of bridge loan principal, interest and amortization of loan closing costs totaling $128,910.

●	On June 4, 2018, Gadsden entered into a Loan and Security Agreement with The Pigman Companies, LLC, as the administrative agent, and investors under such agreement. From such date to June 30, 2018, Gadsden raised approximately $1,605,000 of secured loans due September 30, 2018. On July 30, 2018, Gadsden raised an additional $250,000 and paid a 6% fee with the total outstanding as of July 31, 2018 being $1,855,000. These loans incur interest at 10% per annum, determined based on a 360-day year, and provide an additional 5% per annum during the period that the loans are in default. The interest is payable on the maturity date. On October 31, 2018, the aggregate amount of principal and interest paid was $1,935,819, which was payment in full

(4)	To reflect the expected proceeds from new financing on property acquisitions:

●	Gadsden expects to obtain a new first mortgage loan on Strawberry Ranch for $5,000,000 with a 10-year term, interest only at 6.25% fixed rate of interest. The Proceeds will be used to pay off the existing $3,700,000 debt. Deferred financing costs are expected to be 1.5% of the loan amount, or $75,000.

(5)	To reflect the conversion of convertible notes and accrued interest through June 30, 2018 into 259,637 shares of common stock:

●	Gadsden issued senior convertible notes payable for aggregate gross proceeds of $1,199,000. The notes bear interest at a rate of 10% per annum and were due on December 31, 2017. Gadsden obtained majority consent from the noteholders to modify and convert these notes into Gadsden Series C Preferred Stock at the gross price offered to investors in the first closing of the private placement that occurred on October 31, 2018. The principal and interest converted into 255,483 shares of Gadsden Series C Preferred Stock.

●	Gadsden issued a senior convertible note payable to Strategic Advisory, Incorporated (entity controlled by Gadsden’s Chairman, Larry Finger), with a principal balance of $110,000, in exchange for professional services. The note bears interest at a rate of 10% per annum and was due on September 30, 2017. The note has been modified to fix the obligations to $115,000 and provide for the conversion to its capital stock that is offered at the next material private placement or other offering at the same terms as offered to unaffiliated investors. Accordingly, this note received $115,000 of Gadsden Series C Preferred Stock at the gross price offered to investors in the first closing of the private placement that occurred on October 31, 2018. The principal and interest convert into 11,500 shares of Gadsden Series C Preferred Stock.

(6)	To reflect the repayment of OID notes payable and discount of $34,801 at June 30, 2018:

●	Gadsden issued zero coupon notes with an aggregate principal balance of $776,250 for aggregate gross proceeds of $675,000, resulting in an original issue discount of $101,250 to the initial principal balance of the notes. These notes are expected to be paid in full at time of merger.

(7)	To reflect management bonuses per employment agreements payable upon completion of merger and listing for trading.

32

(8)	To reflect the bridge loan equity bonus fee and issuance of related common shares. Under the terms of the bridge note Gadsden will issue each of the lenders the number of shares of common stock equal to the principal amount of all loans made by such lender 30 days after the date Gadsden is listed on a public exchange.

(9)	To reflect conversion of investment advisory fee warrant liability into equity.

	West Sacramento Lots	Mission Hills	Strawberry Ranch	T-9 Asset
Total property purchase price	$3,300	$40,000	$36,750	$88,000
Warrant Liability 3%	$99	$1,200	$1,102	$2,640

(10)	Issued 4,000 shares of Series A Preferred Stock at $25 dollars per share in July 2018 for cash.

33

Gadsden Pro Forma Unaudited Combined Statements of Operations

For the Six Months Ended June 30, 2018

(In thousands, except per share amounts)

	(a) Gadsden	(b) Mission Hills	(c) Strawberry Ranch	(d) T-9 Asset	(e) Pro Forma Adjustments		Pro Forma As Adjusted
Operating expenses:
Real estate taxes	—	57	5	109	11	(3)	182
Property operating	—	—	—	189	—		189
General and administrative expenses	1,214	—	—	—	4,602	(2)	5,816
Total operating expenses	1,214	57	5	298	4,602		6,187
Other (income) expense:
Consulting income	(408)	—	—	—	—		(408)
Interest and other financing	111	—	—	—	3,170	(1)	3,281
Net income (loss)	(917)	(57)	(5)	(298)	(7,783)		(9,060)
Dividend on redeemable convertible preferred stock	—	—	—	—	(755)	(4)	(755)
Net income (loss) attributable to common stockholders	$(917)	$(57)	$(5)	$(298)	$(8,538)		$(9,815)

The following entities and pro forma adjustments are included in the unaudited pro forma combined statements of operations:

(a)	Reflects the June 30, 2018 historical pro forma unaudited condensed consolidated statement of operations of Gadsden included elsewhere in this joint proxy statement/prospectus.

(b)	Represents historical expenses of land parcels for the Mission Hills asset derived from books and records of the property.

(c)	Represents historical expenses of land parcels for the Strawberry Ranch asset derived from books and records of the property.

(d)	Represents historical expenses of land parcels for the T-9 asset derived from books and records of the property.

(e)	Represents specific pro forma adjustments:

34

(1)	To reflect adjustment for interest on assumed and new financing arrangements:

●	Sacramento lots – Gadsden assumed a loan to GCA Financial on June 30, 2018 as part of the acquisition of the Sacramento home lots. The principal amount assumed was $1,223,000 and has a 12% per annum interest rate. Interest will accrue and be payable with the principal upon a liquidity event of Gadsden.

●	Strawberry Ranch - Gadsden expects that the terms of the new first mortgage debt will be a 10-year term, interest only at 6.25% fixed rate of interest. Deferred financing costs of 1.5% of the purchase price will be amortized over the term of the loan.

●	T9 Asset – Gadsden assumed debtor in possession, or DIP, financing secured by a first deed of trust, senior to the secured creditor’s, or COPIA, deed of trust, encumbering the property. The DIP loan has a $10 million loan commitment, 10% annual interest rate and matures on January 8, 2019. The current outstanding balance against the loan commitment as of June 30, 2018 is $2.0 million. The COPIA loan was originated for $20 million had carried an interest rate of 11% per annum. The loan matured on December 31, 2015 with an outstanding principal and interest balance of $34.08 million. The loan is in default and is accruing interest at the default rate of 16% per annum on the outstanding balance at maturity.

	Sacramento Lots	Strawberry Ranch	T9 Asset	Total
Interest expense on new financings	$73	$156	$2,821	$3,050
Amortization of loan costs	—	4	116	120
	$73	$160	$2,937	$3,170
Amortization period in years	—	10	1.3

(2)	To reflect the six month addition of salaries and stock incentive expense, in thousands, in accordance with executive and director employment agreements.

Incentive Shares:	Number	Annual Vesting	Common share $10 per share
Management	2,010	33.33%	$3,350
Board	600	33.33%	$1,000
Other	25	100%	$125
	2,635		$4,475
Management employment agreement true up			$127
			$4,602

(3)	To reflect a property tax adjustment for the West Sacramento asset that closed on June 30, 2018 and is recorded on Gadsden’s historical consolidated balance sheet.

(4)	To reflect the six month dividend accrual on the Series A preferred stock at 7%.

35

Gadsden Pro Forma Unaudited Combined Statements of Operations

For the Year Ended December 31, 2017

(In thousands, except per share amounts)

	(a) Gadsden	(b) Mission Hills	(c) Strawberry Ranch	(d) T-9 Asset	(e) Pro Forma Adjustments		Pro Forma As Adjusted
Operating expenses:
Real estate taxes	—	114	5	219	23	(3)	361
Property operating	—	—	—	336	—		336
General and administrative expenses	2,653	—	—	—	9,604	(2)	12,257
Total operating expenses	2,653	114	5	555	9,627		12,954
Other (income) expense:
Consulting income	(123)	—	—	—	—		(123)
Interest and other financing	626	—	—	—	6,230	(1)	6,856
Deferred offering costs	1,084	—	—	—	—		1,084
Change in fair value of embedded put	(473)	—	—	—	—		(473)
Net income (loss)	(3,767)	(114)	(5)	(555)	(15,857)		(20,298)
Dividend on redeemable convertible preferred stock	—	—	—	—	(1,523)	(4)	(1,523)
Net income (loss)	$(3,767)	$(114)	$(5)	$(555)	$(17,380)		$(21,821)

The following entities and pro forma adjustments are included in the unaudited pro forma combined statements of operations:

(a)	Reflects the December 31, 2017 historical pro forma unaudited consolidated statement of operations of Gadsden included elsewhere in this joint proxy statement/prospectus.

(b)	Represents historical expenses of land parcels for the Mission Hills asset derived from books and records of the property.

(c)	Represents historical expenses of land parcels for the Strawberry Ranch asset derived from books and records of the property.

(d)	Represents historical expenses of land parcels for the T-9 asset derived from books and records of the property.

(e)	Represents specific proforma adjustments:

36

(1)	To reflect adjustment for interest on new financing arrangements:

●	Sacramento lots – Gadsden assumed a loan to GCA Financial on June 30, 2018 as part of the acquisition of the Sacramento home lots. The principal amount assumed was $1,223,000 and has a 12% per annum interest rate. Interest will accrue and be payable with the principal upon a liquidity event of Gadsden.

●	Strawberry Ranch - Gadsden expects that the terms of the first mortgage debt to be a 10-year term, interest only at 6.25% fixed rate of interest. Deferred financing costs of 1.5% of the purchase price will amortized over the term of the loan.

●	T9 Asset – Gadsden assumed debtor in possession, or DIP, financing secured by a first deed of trust, senior to the secured creditor’s, or COPIA, deed of trust, encumbering the property. The DIP loan has a $10 million loan commitment, 10% annual interest rate and matures on January 8, 2019. The current outstanding balance against the loan commitment as of June 30, 2018 is $2.0 million. The COPIA loan was originated for $20 million had carried an interest rate of 11% per annum. The loan matured on December 31, 2015 with an outstanding principal and interest balance of $34.08 million. The loan is in default and is accruing interest at the default rate of 16% per annum on the outstanding balance at maturity.

	Sacramento Lots	Strawberry Ranch	T9 Asset	Total
Interest expense on new financings	$147	$312	$5,582	$6,041
Amortization of loan costs	—	7	182	189
	$147	$319	$5,764	$6,230
Amortization period in years	—	10	1.3

(2)	To reflect the twelve month addition of salaries and stock incentive expense, in thousands, in accordance with executive and director employment agreements.

Incentive Shares:	Number	Annual Vesting	Common share $10 per share
Management	2,010	33.33%	$6,700
Board	600	33.33%	$2,000
Other	25	100%	$250
	2,635		$8,950
Management employment agreement true up			$654
			$9,604

(3)	To reflect a property tax adjustment for the West Sacramento asset that closed on June 30, 2018 and is recorded on Gadsden’s historical consolidated balance sheet.

(4)	To reflect the twelve month dividend accrual on the Series A preferred stock at 7%.

37

GPI UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information presented below sets forth the financial position and results of operations of GPI after giving effect to the conversion and the merger.

The following unaudited pro forma condensed combined financial statements give effect to the conversion and the merger and related transactions and were prepared in accordance with the regulations of the SEC. The unaudited pro forma condensed combined balance sheet as of June 30, 2018 is presented as if the pending conversion and merger occurred on June 30, 2018, while the unaudited pro forma condensed combined statement of comprehensive loss for the six months ended June 30, 2018 and for the year ended December 31, 2017 are presented as if the conversion and the merger on January 1, 2017. For accounting purposes, Gadsden is considered to be acquiring FC Global in the merger. Gadsden was determined to be the “accounting acquirer” based upon the terms of the merger agreement which results in the following: (i) Gadsden stockholders will own 443,170,978 shares of GPI stock, which gives them approximately 94% of the common shares on a fully-diluted basis of the combined organization following the closing of the merger (subject to adjustment as provided for in the merger agreement), (ii) Gadsden directors will hold a majority of board seats in the combined organization and (iii) Gadsden management will hold all key positions in the management of the combined organization. Consequently, in accordance with the provisions of Accounting Standards Codification Topic 805, “Business Combinations”, the merger will be accounted for as a reverse acquisition using the acquisition method of accounting. Under the acquisition method of accounting for the purpose of these unaudited pro forma condensed combined financial statements, management of FC Global and Gadsden have determined a preliminary estimated purchase price, calculated as described in Note 2 to these unaudited pro forma condensed combined financial statements. The net tangible and intangible assets acquired and liabilities assumed in connection with the transaction are recorded at their estimated acquisition date fair values. Any excess of purchase price over fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. A final determination of these estimated fair values will be based on the actual net tangible and intangible assets of FC Global that exist as of the date of completion of the transaction.

Pro Forma Information

The pro forma financial information is presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position actually would have been had the conversion and the merger transactions been completed on the date indicated or what the combined company’s results of operations actually would have been had the conversion and the merger transactions been completed as of the beginning of the periods indicated. In addition, the pro forma financial statements do not purport to project the future financial position or operating results of the combined company. The pro forma financial statements include adjustments for events that are (1) directly attributable to the aforementioned transactions, (2) factually supportable, and (3) with respect to the statements of comprehensive loss, expected to have a continuing impact on the combined results. Certain of these adjustments are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes to the information presented. In connection with the pro forma financial data, Gadsden allocated the acquisition price using its best estimates of fair value. These estimates are based on the most recently available information. To the extent there are significant changes to FC Global’s business, the assumptions and estimates herein could change significantly. The allocation is dependent upon certain valuation and other studies that are not yet final. Accordingly, the pro forma acquisition price adjustments are preliminary and subject to further adjustments as additional information becomes available and as additional analyses are performed.

It should be noted that there have been no material transactions between FC Global and Gadsden prior to and during the periods presented in the unaudited pro forma condensed combined financial statements. In addition, these statements do not reflect any cost or growth synergies that the combined company may achieve as a result of the conversion and the merger, or the costs to combine the operations of FC Global and Gadsden.

The pro forma financial information has been derived from and should be read in conjunction with the following:

(a)	The consolidated financial statements and related notes of FC Global for the six months ended June 30, 2018 and for the year ended December 31, 2017 (which are included elsewhere in this joint proxy statement/prospectus);

(b)	The consolidated financial statements and related notes of Gadsden for the six months ended June 30, 2018 and for the year ended December 31, 2017 (which are included elsewhere in this joint proxy statement/prospectus); and

38

(c)	The unaudited pro forma combined financial information of Gadsden as of and for the six months ended June 30, 2018 and for the year ended December 31, 2017 (which are included elsewhere in this joint proxy statement/prospectus).

39

GPI Unaudited Pro Forma Condensed Combined Balance Sheets

As of June 30, 2018 (Unaudited)

(In thousands)

	Gadsden Pro Forma (1)	FC Global	Pro Forma Merger Adjustments		Total Pro Forma
ASSETS
Investments in real estate:
Land	$82,652	$4,186	$1,439	1	$88,277
Buildings and equipment, net	—	4	—		4
Net investments in real estate	82,652	4,190	1,439		88,281
Cash and cash equivalents	21,051	892	2,000	2	23,943
Accounts receivable, prepaid expenses and other assets	169	809	—		978
Goodwill	—	—	1,325	3	1,325
Assets held for sale	90,640	—	—		90,640
TOTAL ASSETS	$194,512	$5,891	$4,764		$205,167

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable and other accrued expenses	$2,658	$3,839	$481	4	$7,238
			375	10
			(115)	9
Option to purchase redeemable convertible B preferred stock	—	1,418	(1,418)	5	—
Other notes payable	1,223	968	—		2,191
Long-term debt	60,512	—	—		60,512
Total Liabilities	64,393	6,225	(677)		69,941

Series A preferred stock	21,750	—	—		21,750
Series B preferred stock	—	2,545	(2,545)	6	—

Stockholder’s Equity (Deficit):
Common stock	31	149	(149)	7	3,526
			3,416	8
			79	11
Series A preferred stock	—	1	(1)	7	—
Series B preferred stock	79	—	(79)	11	—
Series C preferred stock	25	—	—		25
Additional paid-in capital	116,448	134,974	2,000	2	118,007
			(136,974)	7
			1,519	8
Accumulated other comprehensive loss	—	(1,145)	1,145	7	—
Accumulated deficit	(8,254)	(137,030)	(481)	4	(8,254)
			(375)	10
			115	9
			1,418	5
			136,353	7
Total Stockholders’ Equity (Deficit) attributed to Company	108,369	(3,051)	7,986		113,304
Non-controlling interests	—	172	—		172
Total Stockholders’ Equity (Deficit)	108,369	(2,879)	7,986		113,476
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$194,512	$5,891	$4,764		$205,167

(1)	Derived from Gadsden unaudited pro forma financial statements.

40

GPI Unaudited Pro Forma Condensed Statements of Comprehensive Loss

For the six months ended June 30, 2018

(Unaudited)

(In thousands, except share and per share data)

	Gadsden Pro Forma (1)	FC Global	Pro Forma Merger Adjustments		Total Pro Forma
Revenues:
Rental income	$—	$11	$—		$11
Total revenues	—	11	—		11

Operating expenses:
Real estate taxes	182	—	—		182
Property operating	189	—	—		189
General and administrative expenses	5,816	2,144	(115)	9	7,845
Total operating expenses	6,187	2,144	(115)		8,216
Operating loss	(6,187)	(2,133)	115		(8,205)
Other (income) expense:
Consulting income	(408)	—	—		(408)
Interest and other financing	3,281	72	—		3,353
Revaluation of option to purchase redeemable convertible preferred stock	—	(2,295)	2,295	9	—
Rental expense	—	1	—		1
Loss from continuing operations, before taxes on income	(9,060)	89	(2,180)		(11,151)
Taxes on income	—	209	—		209
Loss from continuing operations	(9,060)	(120)	(2,180)		(11,360)
Discontinued operations:
Income from discontinued operations	—	(219)	—		(219)

Net income (loss) including portion attributable to non-controlling interest	(9,060)	99	(2,180)		(11,141)

Loss attributable to non-controlling interests	—	2	—		2
Net income (loss)	(9,060)	101	(2,180)		(11,139)
Dividend on redeemable convertible preferred stock	(755)	(141)	141	9	(755)
Accretion of redeemable convertible preferred stock to redemption value	—	(1,968)	1,968	9	—
Net loss attributable to common stockholders and participating securities	$(9,815)	$(2,008)	$(71)		$(11,894)

Pro forma weighted average number of common stock used in computing basic and diluted net loss per share		12,360,105			352,624,727
Pro forma net basic and diluted loss per share:
Continuing operations		$(0.15)			$(0.03)
Discontinued operations		0.01			0.00
		$(0.14)			$(0.03)

(1)	Derived from Gadsden unaudited pro forma financial statements.

41

GPI Unaudited Pro Forma Condensed Statements of Comprehensive Loss

For the year ended December 31, 2017

(In thousands, except share and per share data)

	Gadsden Pro Forma (1)	FC Global	Pro Forma Merger Adjustments		Total Pro Forma
Operating expenses:
Real estate taxes	361	—	—		361
Property operating	336	—	—		336
General and administrative expenses	12,257	10,817	—		23,074
Total operating expenses	12,954	10,817	—		23,771
Operating loss	(12,954)	(10,817)	—		(23,771)
Other (income) expense:
Consulting income	(123)	—	—		(123)
Interest and other financing	6,856	267	(129)	9	6,994
Deferred financing costs	1,084	—	—		1,084
Impairment of investment in other company	—	1,439	—		1,439
Revaluation of asset contribution related financial instruments	—	1,392	—		1,392
Revaluation of option to purchase redeemable convertible preferred stock	—	3,018	(3,018)	9	—
Change in fair value of embedded put	(473)	—	—		(473)
Loss from continuing operations	(20,298)	(16,933)	3,147		(34,084)
Discontinued operations:
Loss from discontinued operations, net of taxes	—	2,459	—		2,459
Net loss including portion attributable to non-controlling interest	(20,298)	(19,392)	3,147		(36,543)

Loss attributable to non-controlling interest	—	8	—		8
Net loss	(20,298)	(19,384)	3,147		(36,535)
Dividend on redeemable convertible preferred stock	(1,523)	—	—		(1,523)
Net loss attributable to common stockholders	$(21,821)	$(19,384)	$3,147		$(38,058)

Pro forma weighted average number of common stock used in computing basic and diluted net loss per share		5,073,751			352,624,727
Pro forma net basic and diluted loss per share:
Continuing operations		$(3.07)			$(0.10)
Discontinued operations		(0.45)			(0.01)
		$(3.52)			$(0.11)

(1)	Derived from Gadsden unaudited pro forma financial statements.

42

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

1.	Description of Transaction and Basis of Presentation

Description of Transaction

Pursuant to the terms and conditions of the merger agreement, at the effective time of merger, each of the holders of the issued and outstanding common and preferred stock of Gadsden (collectively referred to herein as the Gadsden stockholders) received 21.529 shares of the common stock of GPI for each common of Gadsden and 1 share of preferred stock of GPI for each preferred stock they held prior to the effective time, or an aggregate of 443,170,978 shares of GPI’s common stock at closing (referred to as the exchange ratio). Immediately following the effective time, pre-merger Gadsden stockholders are expected to own approximately 94% of the outstanding common stock of GPI on a fully diluted basis while pre-merger FC Global stockholders are expected to own the remaining approximately 6%.

Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with the regulations of the SEC. The unaudited pro forma condensed combined balance sheet as of June 30, 2018 is presented as if the pending conversion and merger had been completed on June 30, 2018. The unaudited pro forma condensed combined statement of comprehensive loss for the six months ended June 30, 2018 and for the year ended December 31, 2017 assumes that both the merger took place as of January 1, 2017, and combines the historical results of FC Global and Gadsden.

Based on the terms of the merger, Gadsden is deemed to be the acquiring company for accounting purposes and the merger will be accounted for under the acquisition method of accounting in accordance with the provisions of Accounting Standards Codification 805, Business Combinations. Accordingly, assets and liabilities of Gadsden will be recorded as of the merger closing date at their respective carrying value and assets and liabilities of FC Global will be recorded as of the merger closing date at their respective fair values. Under the acquisition method of accounting for the purpose of these unaudited pro forma financial statements, management of Gadsden and FC Global have determined a preliminary estimated purchase price, calculated as described in Note 2 to these unaudited pro forma condensed combined financial statements. The net tangible assets acquired and liabilities assumed in connection with the transaction are at their estimated acquisition date fair values. A final determination of these estimated fair values will be based on the actual net tangible assets of FC Global that exist as of the date of completion of the transaction.

To the extent there are significant changes to the business following completion of the merger, the assumptions and estimates set forth in the unaudited pro forma condensed combined financial statements could change significantly. Accordingly, the pro forma purchase price adjustments are subject to further adjustments as additional information becomes available and as additional analyses are conducted following the completion of the merger. There can be no assurances that these additional analyses will not result in material changes to the estimates of fair value.

2.	Preliminary Purchase Price

The consideration transferred to FC Global is determined based on the amount of shares that Gadsden would have had to issue to FC Global shareholders in order to provide the same ownership ratios as previously disclosed. The fair value of the consideration effectively transferred by Gadsden should be based on the most reliable measure. In this case, the market price of FC Global shares provides a more reliable basis for measuring the consideration effectively transferred than the estimated fair value of the shares in Gadsden. The fair value of FC Global common stock is based on the closing stock price on October 31, 2018 of $0.19, which was a date close to the filing date of this joint proxy statement/prospectus. This estimated purchase price will be updated to the closing stock price on the day of merger. It is expected that the allocation will be finalized within twelve months after the merger.

The estimate of the purchase price is as follows:

Fair value of common stock of FC Global shareholders (A)	$45,036
Fair value of warrants to be assumed (B)	71
$5,107

A.	Based on 5,568,500 outstanding or deemed outstanding shares of FC Global common stock at June 30, 2018, 3,737,607 shares to be issued to prior to the merger and 17,196,810 shares of common stock on a fully converted basis of the convertible preferred shares to be converted prior to the merger.

43

B.	The estimated fair value using the Black-Scholes pricing model for the 446,429 warrants to acquire FC Global common stock at an exercise price $0.28 per share to be assumed in the merger and using a risk-free interest rate 3.05%, expected dividend yield of zero, expected volatility 108.64% is $71.

The purchase price of FC Global will be approximately $5,107 in aggregate consideration. Note that in a reverse merger, the purchase consideration determined under U.S. GAAP will be based on the market capitalization of FC Global on the date of the merger. The purchase price will be allocated to tangible and intangible assets and liabilities based on an estimate of the fair value of the assets acquired and the liabilities assumed. The estimated fair value of the net assets acquired, excluding goodwill is $3,782. Management of Gadsden has preliminarily concluded the proposed merger is a business combination and will apply the acquisition method of accounting, under which the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of FC Global based on their estimated fair values as of the proposed merger closing date. The excess of the purchase price over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. To the extent the actual purchase price varies from the estimated purchase price used in these unaudited pro forma condensed combined financial information, the impact will be an increase or decrease in goodwill.

The preliminary allocation of the estimated total purchase price of the proposed merger is as follows:

Fair value of FC Global net assets to carry over to merged company (*)	$3,782
Goodwill	1,325
Total purchase consideration	$5,107

(*)	The preliminary estimated fair values of the acquired assets and assumed liabilities of FC Global as of June 30, 2018 is as follows:

Land	$5,625
Buildings and equipment, net	4
Cash and cash equivalents	2,892
Accounts receivable, prepaid expenses and other assets	809
Accounts payable and other accrued expenses	(4,580)
Other notes payable	(968)
$3,782

Note that while the purchase accounting assuming the pending conversion and merger occurred on June 30, 2018 reflects positive net tangible assets, FC Global continues to fund its operations through the close of the merger with cash on hand. The allocation of the estimated purchase price is preliminary because the proposed merger has not yet been completed. The purchase price allocation will remain preliminary until Gadsden’s management determines the fair values of assets acquired and liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the merger and will be based on the fair values of the assets acquired and liabilities assumed as of the merger closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

3.	Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the acquisition consideration exchanged and to adjust amounts related to the tangible assets and liabilities of FC Global to reflect the preliminary estimate of their fair values, and to reflect the impact on the statements of comprehensive loss of the merger as if the companies had been combined during the periods presented therein. The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

1.	To reflect the measurement of FC Global’s investment properties at fair value as a result of the merger in total amount of $5,625.

2.	To reflect a closing amounted to gross proceeds of $2,000 thousand for issuance of 3,076,923 shares of convertible series D preferred stock, as result of the remediation agreement. Such shares will be converted into shares of FC Global common stock.

3.	To reflect the excess of the purchase price over the fair value of assets acquired and liabilities assumed as result of the merger in total amount of $1,325.

44

4.	To record $481 of severance liabilities in relation to termination of employees of FC Global upon consummation of the merger.

5.	To reflect the elimination of the written call option liability amounted to $1,418 on FC Global’s redeemable convertible series B preferred stock which was converted into shares of FC Global common stock (see 6 below).

6.	To reflect the cancellation of redeemable convertible series B preferred stock amounted to $2,545 exchanged into approximately 2,227,578 shares of series D preferred stock, as result of the remediation agreement dated September 24, 2018. Additionally, 2,965,301 shares of common stock (automatically converted from series B preferred shares on May 31, 2018) were cancelled in exchange for 3,560,237 shares of series D preferred stock. Such shares will be converted into shares of FC Global common stock upon stockholder approval, prior to the date of this proposed merger.

7.	To reflect the elimination of FC Global’s historical stockholders’ equity balances, including accumulated deficit and accumulated other comprehensive income:

Elimination of FC Global’s accumulated deficit	$(136,353)
Elimination of FC Global’s common stock	149
Elimination of FC Global’s preferred stock	2,546
Elimination of FC Global’s additional paid-in capital	136,974
Elimination of FC Global’s accumulated other comprehensive loss	(1,145)
Total	$2,171

8.	To record the fair value of shares and other consideration assumed at the close of the merger referred to in Note 2 above:

Common Stock	$3,416
Additional paid in capital	1,519
Non-controlling interest	172
Total	$5,107

9.	To reflect elimination of accretion to redemption value (including preferred dividend) and the revaluation of written call option to purchase redeemable convertible series B preferred stock recognized by FC Global since the redeemable convertible series B preferred stock were exchanged for FC Global’s common stock at the Exchange Ratio. Also to reflect the elimination of accrued registration fees related to the remediation of series B preferred stock.

10.	To record $375 of estimated transaction costs that were not incurred as of June 30, 2018 as additional provision against accumulated deficit.

11.	To reflect the automatic conversion of Gadsden series B preferred stock into common stock upon merger.

45

EQUIVALENT AND COMPARATIVE PER SHARE INFORMATION

The following table sets forth certain historical and pro forma per share financial information for shares of GPI common stock. The pro forma per share information gives effect to the conversion and the merger as if the conversion and the merger had occurred on January 1, 2017, in the case of earnings per share for the six months ended June 30, 2018 and the year ended December 31, 2017, and on June 30, 2018, in the case of book value. The information in the table below has been derived from and should be read in conjunction with the historical consolidated financial statements of FC Global and Gadsden included elsewhere in this joint proxy statement/prospectus.

The pro forma earnings per share was calculated using the methodology described under the heading “GPI Unaudited Pro Forma Condensed Combined Financial Information” included in this joint proxy statement/prospectus above, and is subject to all the assumptions, adjustments and limitations described thereunder. The pro forma information set forth below, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the possible impact on the combined company that may result as a consequence of the arrangement and, accordingly, does not attempt to predict or suggest future results.

	FC Global Historical	Gadsden Historical	Pro Forma
Loss per share for the six months ended June 30, 2018
Basic	$(0.14)	$(0.46)	$(0.03)
Diluted	$(0.14)	$(0.46)	$(0.03)
Loss per share for the year ended December 31, 2017
Basic	$(3.52)	$(1.88)	$(0.11)
Diluted	$(3.52)	$(1.88)	$(0.11)
Book value per share as of June 30, 2018(1)	(0.19)	(2.33)	0.32

(1)	Calculated as total stockholders’ equity (deficit) divided by total common stock outstanding.

46

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Prices

FC Global common stock is quoted on the OTC Pink market and the TASE under the symbol “FCRE.” Gadsden is a private company and has no established public trading market for its capital stock. The following table presents, for the periods indicated, the range of high and low per share closing sales prices for FC Global common stock as reported by OTC Markets, Inc. for each of the periods set forth below.

	High	Low
Year Ended December 31, 2018:
First Quarter	$1.05	$0.74
Second Quarter	1.27	0.47
Third Quarter	0.54	0.20
Fourth Quarter (through November 6, 2018)	0.23	0.05

Year Ended December 31, 2017:
First Quarter	$2.64	$1.73
Second Quarter	1.77	1.12
Third Quarter	1.27	0.71
Fourth Quarter	1.46	0.82

Year Ended December 31, 2016:
First Quarter	$3.06	$1.85
Second Quarter	2.65	1.06
Third Quarter	1.50	1.10
Fourth Quarter	4.78	1.03

The following table sets forth the closing sale price per share of FC Global common stock as reported on the OTC Pink marketplace on November 8, 2018, the last trading day before the public announcement of the merger agreement, and on [ ], 2018, the most recent trading day prior to the date of this joint proxy statement/prospectus for which this information was available. The table also shows the implied value of the merger consideration for each Gadsden common share as of the same two dates. This implied value was calculated by multiplying the closing sale price of a share of FC Global common stock on the relevant date by the applicable exchange ratio.

	FC Global common stock			Implied per share value of merger consideration
November 8, 2018		$0.10		$2.1529
[ ], 2018	$	[ ]	$	[ ]

The market prices of shares of FC Global common stock have fluctuated since the date of the announcement of the merger agreement and may continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the FC Global and Gadsden special meetings and the date the conversion and merger are completed and thereafter. No assurance can be given concerning the market prices of shares of FC Global common stock before completion of the conversion and the merger or shares of GPI common stock after completion of the conversion and the merger. The market price of shares of FC Global common stock (and therefore the value of the merger consideration) when received by Gadsden stockholders after the conversion and the merger are completed could be greater than, less than or the same as shown in the table above. Accordingly, Gadsden stockholders are advised to obtain current market quotations for shares of FC Global common stock in deciding whether to vote for adoption of the merger agreement.

Holders

As of November 6, 2018, there were approximately 561 holders of record of FC Global common stock and 30 holders of record of Gadsden common stock.

47

Dividends

FC Global has never paid or declared any cash dividends on the FC Global common stock. If the conversion and the merger do not occur, FC Global does not anticipate paying cash dividends on its common stock for the foreseeable future. Notwithstanding the foregoing, any determination to pay cash dividends will be at the discretion of FC Global’s board of directors and will depend upon a number of factors, including FC Global’s results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors FC Global’s board of directors deems relevant. Additionally, FC Global’s ability to pay future dividends may be restricted by the terms of any debt financing.

Gadsden has never paid or declared any cash dividends on Gadsden common stock. If the conversion and the merger does not occur, Gadsden anticipates paying cash dividends on the Gadsden common stock to the extent consistent with its requirements as a REIT under the Code. Any future determination to pay dividends will be at the discretion of Gadsden’s board of directors and will depend upon a number of factors, including its results of operations, financial condition, future prospects, contractual restrictions, restrictions in favor of the holders of its Series A Preferred Stock and its Series C Preferred Stock, other restrictions imposed by applicable law and other factors Gadsden’s then-current board of directors deems relevant.

Following the merger, GPI anticipates paying cash dividends on the GPI common stock to the extent consistent with its requirements as a REIT under the Code. Any future determination to pay dividends will be at the discretion of GPI’s board of directors and will depend upon a number of factors, including its results of operations, financial condition, future prospects, contractual restrictions, restrictions in favor of the holders of its Series A Preferred Stock and its Series C Preferred Stock, other restrictions imposed by applicable law and other factors Gadsden’s then-current board of directors deems relevant.

48

RISK FACTORS

In addition to the other information contained in this joint proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in determining whether to vote for the adoption of the merger agreement and/or the approval of the conversion and the stock issuance. You should also read and consider the risk factors associated with each of the businesses of FC Global and Gadsden because these risk factors may affect the operations and financial results of the combined company.

Risks Related to the Conversion and Merger

Because the exchange ratio is fixed for price fluctuations in shares of FC Global common stock, Gadsden stockholders cannot be sure of the value of the merger consideration they will receive in the merger.

Upon completion of the merger, shares of each class of Gadsden stock issued and outstanding immediately prior to the effective time of the merger will be automatically converted into the equivalent class of GPI stock. Each share of Gadsden common stock will be automatically converted into 21.529 shares of GPI common stock, each share of Gadsden Series A Preferred Stock will be automatically converted into 1 share of GPI Series A Preferred Stock (with rights of equal tenor to the Gadsden Series A Preferred Stock), each share of Gadsden Series B Preferred Stock will be automatically converted into 1 share of GPI Series B Preferred Stock (with rights of equal tenor to the Gadsden Series B Preferred Stock), and each share of Gadsden Series C Preferred Stock will be automatically converted into 1 share of GPI Series C Preferred Stock (with rights of equal tenor to the Gadsden Series C Preferred Stock), each subject to certain adjustments to be made at the closing of the merger.

Because the exchange ratios are fixed for price fluctuations in shares of FC Global common stock, the value of the merger consideration will depend on the market price of shares of FC Global common stock at the time the merger is completed. The market price of shares of FC Global common stock has fluctuated since the date of the announcement of the merger agreement and may continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the Gadsden and FC Global special meetings and the date the merger are completed, which could occur a considerable amount of time after the date of the Gadsden and FC Global special meetings, and thereafter. Accordingly, at the time of the Gadsden special meeting, Gadsden stockholders will not know or be able to determine the market value of the merger consideration they would receive upon completion of the merger. Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in FC Global’s and Gadsden’s respective businesses, operations and prospects, market assessments of the likelihood that the merger will be completed, the timing of the merger and regulatory considerations. Many of these factors are beyond FC Global’s and Gadsden’s control. FC Global stockholders and Gadsden stockholders are urged to obtain current market quotations for shares of FC Global common stock in deciding whether to vote for the conversion and stock issuance or the adoption of the merger agreement, as applicable.

After completion of the merger, GPI may fail to realize the anticipated benefits and cost savings of the merger, which could adversely affect the value of shares of GPI common stock.

The success of the merger will depend, in part, on GPI’s ability to realize the anticipated benefits and cost savings from combining the businesses of FC Global and Gadsden. GPI’s ability to realize these anticipated benefits and cost savings is subject to certain risks including:

●	GPI’s ability to successfully combine the businesses of FC Global and Gadsden;

●	whether the combined businesses will perform as expected;

●	the possibility that FC Global paid more for Gadsden than the value it will derive from the merger; and

●	the assumption of known and unknown liabilities of Gadsden.

If GPI is not able to successfully combine the businesses of FC Global and Gadsden within the anticipated time frame, or at all, the anticipated cost savings and other benefits of the merger may not be realized fully or at all or may take longer to realize than expected, the combined businesses may not perform as expected and the value of the shares of GPI common stock may be adversely affected.

49

FC Global and Gadsden have operated and, until completion of the merger will continue to operate, independently, and there can be no assurances that their businesses can be integrated successfully. It is possible that the integration process could result in the loss of key FC Global or Gadsden employees, the disruption of either or both companies’ ongoing businesses or in unexpected integration issues, higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. Specifically, issues that must be addressed in integrating the operations of Gadsden and FC Global in order to realize the anticipated benefits of the merger so the combined business performs as expected include, among other things:

●	integrating the companies’ technologies, products and services;

●	identifying and eliminating redundant and underperforming operations and assets;

●	harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;

●	consolidating the companies’ corporate, administrative and information technology infrastructure; and

●	maintaining existing agreements with customers and vendors and avoiding delays in entering into new agreements with prospective customers and vendors.

In addition, at times, the attention of certain members of each company’s management and resources may be focused on completion of the merger and the integration of the businesses of the two companies and diverted from day-to-day business operations, which may disrupt each company’s ongoing business and the business of the combined company.

FC Global and Gadsden may have difficulty attracting, motivating and retaining executives and other key employees in light of the merger.

Uncertainty about the effect of the merger on FC Global and Gadsden employees may have an adverse effect on each of FC Global and Gadsden separately and consequently the combined business. This uncertainty may impair FC Global’s and/or Gadsden’s ability to attract, retain and motivate key personnel until the merger is complete. Employee retention may be particularly challenging during the pendency of the merger, as employees of FC Global and Gadsden may experience uncertainty about their future roles with the combined business. Furthermore, if key employees of FC Global or Gadsden depart or are at risk of departing, including because of issues relating to the uncertainty and difficulty of integration, financial security or a desire not to become employees of the combined business, FC Global or Gadsden may have to incur significant costs in retaining such individuals or in identifying, hiring and retaining replacements for departing employees, and GPI’s ability to realize the anticipated benefits of the merger may be adversely affected.

The completion of the merger is subject to a number of conditions, and if these conditions are not satisfied or waived, the merger will not be completed.

The obligations of FC Global and Gadsden to complete the merger are subject to satisfaction or waiver of a number of conditions, including, among other conditions: (i) adoption of the merger agreement by Gadsden stockholders at the Gadsden special meeting; (ii) approval of the conversion and the stock issuance by FC Global stockholders at the FC Global special meeting; and (iii) the absence of a material adverse effect on the other party (see “The Merger Agreement—Definition of ‘Material Adverse Effect’” for the definition of material adverse effect). For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see “The Merger Agreement—Conditions to Completion of the Merger.” There can be no assurance that the conditions to completion of the merger will be satisfied or waived or that the merger will be completed.

FC Global’s and Gadsden’s business relationships may be subject to disruption due to uncertainty associated with the merger.

Parties that conduct business with FC Global or Gadsden may experience uncertainty associated with the merger, including with respect to current or future business relationships with FC Global, Gadsden or the combined business. FC Global’s and Gadsden’s business relationships may be subject to disruption as customers, vendors and others may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than FC Global, Gadsden or the combined business. These disruptions could have a material and adverse effect on the businesses, financial condition, results of operations or prospects of the combined business, including a material and adverse effect on GPI’s ability to realize the anticipated benefits of the merger. The risk and adverse effect of such disruptions could be exacerbated by a delay in completion of the merger or termination of the merger agreement.

50

Certain of Gadsden’s executive officers and directors have interests in the merger that may be different from your interests as a stockholder of Gadsden.

When considering the recommendation of Gadsden’s board of directors that Gadsden stockholders vote in favor of the adoption of the merger agreement, Gadsden stockholders should be aware that the executive officers and directors of Gadsden have interests in the merger that may be different from, or in addition to, the interests of Gadsden stockholders generally. These include certain cash bonuses that will be paid to the executive officers of Gadsden and the treatment of unvested Gadsden equity awards. See “Interests of Gadsden’s Directors and Executive Officers in the Merger” for a more detailed description of these interests. Gadsden’s board of directors and FC Global’s board of directors were aware of these interests and considered them, among other things, in evaluating and negotiating the merger agreement and the merger and in recommending that Gadsden stockholders adopt the merger agreement and that the FC Global stockholders approve the stock issuance, respectively.

The merger agreement contains provisions that make it more difficult for Gadsden or FC Global to pursue alternatives to the merger.

The merger agreement contains provisions that make it more difficult for Gadsden and FC Global to sell its business to a party other than FC Global or Gadsden, respectively. These provisions include a general prohibition on FC Global from soliciting any acquisition proposal. Further, there are only limited exceptions to Gadsden’s or FC Global’s agreement that its board of directors will not change, withdraw or modify in a manner adverse to the other party the recommendation of its board of directors in favor of the adoption of the merger agreement, and FC Global or Gadsden, as applicable, generally has a right to match any acquisition proposal that may be made. However, at any time prior to the adoption of the merger agreement by Gadsden stockholders or approval of the conversion and stock issuance by FC Global’s stockholders, Gadsden’s or FC Global’s board of directors, as applicable, is permitted to take certain of these actions if it determines in good faith that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, however accepting any such superior proposal is subject to certain limitations, including a minimum amount of consideration that is above the merger consideration and the payment of a termination fee. See “The Merger Agreement—No Solicitation of Competing Transactions” and “The Merger Agreement—Termination Fees and Expenses.”

The parties believe these provisions are reasonable and not preclusive of other offers, but these restrictions might discourage a third party that has an interest in acquiring all or a significant part of Gadsden or FC Global from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher value for Gadsden or FC Global, as applicable.

There can be no assurances that Gadsden stockholders will not be required to recognize gain for U.S. federal income tax purposes upon the exchange of Gadsden stock for shares of GPI stock in the merger.

Gadsden and FC Global intend that, for U.S. federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code. The obligations of Gadsden to complete the merger are subject to, among other conditions described in this joint proxy statement/prospectus, the receipt by Gadsden of a tax opinion to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, neither Gadsden nor FC Global intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the merger. Additionally, the Code, U.S. Treasury Regulations, and administrative rulings and court decisions as in effect or in existence on the date of this joint proxy statement/prospectus are subject to change or differing interpretations by the IRS, or a court, possibly with retroactive effect. Changes in these authorities may cause the tax consequences of the merger to vary substantially from the consequences described herein. Accordingly, no assurance can be given that the IRS will not challenge the conclusion that the merger qualifies for the intended tax treatment or that a court would not sustain such a challenge.

You should read the section “Gadsden Proposal I: Adoption of the Merger Agreement and FC Global Proposal II: Approval of the Stock Issuance—Material U.S. Federal Income Tax Consequences of the Merger” and consult your own tax advisors regarding the U.S. federal income tax consequences of the transaction to you in your particular circumstances.

51

Failure to complete the merger could negatively impact the stock price of FC Global and the future business and financial results of FC Global and Gadsden.

If the merger is not completed for any reason, including as a result of Gadsden stockholders failing to adopt the merger agreement or FC Global stockholders failing to approve the stock issuance, the ongoing businesses of FC Global and Gadsden may be materially and adversely affected and, without realizing any of the benefits of having completed the merger, FC Global and Gadsden would be subject to a number of risks, including the following:

●	FC Global and Gadsden may experience negative reactions from financial markets, including negative impacts on their respective stock prices, and from their respective lenders, customers, vendors and employees;

●	FC Global and Gadsden may be required to pay a termination fee of $250,000 and $200,000, respectively, if the merger agreement is terminated under certain circumstances (see “The Merger Agreement—Termination Fees and Expenses”);

●	FC Global and Gadsden will be required to pay certain transaction expenses and other costs incurred in connection with the merger, whether or not the merger is completed;

●	the merger agreement places certain restrictions on the conduct of Gadsden’s and FC Global’s businesses prior to completion of the merger (see “The Merger Agreement—Conduct of Business Pending the Merger” for a description of the restrictive covenants applicable to Gadsden and FC Global); and

●	matters relating to the merger (including integration planning) will require substantial commitments of time and resources by FC Global’s and Gadsden’s management, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to either FC Global or Gadsden as an independent company.

There can be no assurance that the risks described above will not materialize. If any of those risks materialize, they may materially and adversely affect FC Global’s and/or Gadsden’s businesses, financial condition, financial results and/or stock prices.

Current FC Global stockholders and Gadsden stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over the management of the combined company.

Upon the completion of the merger, GPI will issue up to approximately [ ] shares of common stock (on an as-converted basis) to Gadsden stockholders in connection with the transactions contemplated by the merger agreement. As a result, it is expected that, immediately after completion of the merger, former Gadsden stockholders will own approximately 94% of the outstanding shares of GPI common stock (on a fully-diluted basis), subject to adjustment as provided for in the merger agreement. Consequently, current FC Global stockholders in the aggregate will have very little influence over the management and policies of GPI as compared to prior to the merger when they have complete control over the management and policies of FC Global, and Gadsden stockholders in the aggregate will have less influence over the management and policies of GPI than they currently have over the management and policies of Gadsden.

FC Global and Gadsden may be targets of securities class action and derivative lawsuits relating to the merger, which could result in substantial costs and may delay or prevent the merger from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on FC Global’s or Gadsden’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the merger, then that injunction may delay or prevent the merger from being completed. Currently, FC Global and Gadsden are not aware of any securities class action lawsuits or derivative lawsuits being filed in connection with the merger.

FC Global and Gadsden will incur significant transaction and integration-related costs in connection with the merger, and any such costs could adversely affect GPI’s ability to execute on its integration plan.

FC Global expects to incur a number of non-recurring costs associated with the merger and combining the operations of the two companies. Additionally, each of FC Global and Gadsden will incur significant transaction costs related to the merger, which must be paid even if the merger is not completed. These costs are substantial and include financial advisory, legal and accounting costs. GPI also will incur significant integration-related fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. FC Global continues to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the merger and the integration of the two companies’ businesses. Although FC Global expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow FC Global to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all.

52

Risks Related to the Business of FC Global

Risks Relating to FC Global’s Business Generally

FC Global’s financial condition as of December 31, 2017 and as of June 30, 2018 raises substantial doubt about its ability to continue as a going-concern.

As of December 31, 2017 and June 30, 2018, FC Global had an accumulated deficit of approximately $135.02 million (As Restated) and $137 million, respectively, and stockholders’ deficit of approximately $3.44 million (As Restated) and $2.9 million, respectively. To date, and subsequent to the recent sale of its last significant business unit, FC Global has dedicated most of its financial resources to general and administrative expenses. At present, FC Global is only generating de minimis income from its legacy operating activities and one income-producing real estate property.

Cash and cash equivalents as of December 31, 2017 and as of June 30, 2018 were approximately $0.95 million and $0.89 million, respectively. FC Global has historically financed its activities with cash from operations, the private placement of equity and debt securities, borrowings under lines of credit and, in the most recent periods with the sale of certain assets and business units.

On March 31, 2017, FC Global entered into an interest contribution agreement under which certain real estate investment properties were contributed to FC Global in exchange for the issuance of its capital stock. Closing of the interest contribution agreement occurred on May 17, 2017. However, the assets assumed in such contribution do not represent a business and are not producing cash flows and/or revenues.

On December 22, 2017, FC Global entered into a securities purchase agreement with Opportunity Fund I-SS, LLC, a Delaware limited liability company, or OFI, under which OFI could invest up to $15 million in FC Global in a series of closings, in exchange for which OFI would receive shares of FC Global’s newly designated Series B Preferred Stock at a purchase price of $1.00 per share. On December 22, 2017, FC Global completed the first closing, pursuant to which OFI provided $1.5 million to FC Global. On January 24, 2018, FC Global completed a second closing, pursuant to which OFI provided approximately $2.2 million to FC Global. On August 24, 2018, FC Global completed a third closing, pursuant to which OFI provided $100,000 to FC Global. Under the securities purchase agreement, OFI could, but was not obligated to, make additional investments in one or more subsequent closings until an aggregate amount of $15 million was invested or the securities purchase agreement was terminated in accordance with its terms. On September 24, 2018, FC Global entered into a remediation agreement with OFI and certain other parties, pursuant to which, among other things, the securities purchase agreement was terminated, the shares of Series B Preferred Stock issued to OFI were cancelled and FC Global issued 6,217,490 shares of its newly designated Series D Preferred Stock to OFI in exchange for such shares, and OFI agreed to purchase $100,000 of shares of Series D Preferred Stock for a purchase price of $0.65 per share on the last day of each month, commencing on September 30, 2018, until it has purchased an aggregate of $500,000 of shares of Series D Preferred Stock; provided that, upon closing of any material business combination involving FC Global that is approved by OFI (including the merger), OFI agreed to purchase an additional $1,500,000 of shares of Series D Preferred Stock at a price of $0.65 per share. Notwithstanding the foregoing, from and after the date that stockholder approval of the remediation agreement has been obtained, instead of purchasing shares of Series D Preferred Stock, OFI agreed to purchase shares of common stock at a price of $0.65 per share.

FC Global will be required to obtain additional liquidity resources in order to support its operations. There are no assurances that FC Global will be able to obtain an adequate level of financial resources required to support its operations prior to the merger. FC Global may be required to obtain additional financing prior to the merger. Such financing is limited by the terms of the merger agreement and may be on terms that may increase the merger consideration payable to the Gadsden stockholders.

These conditions raise substantial doubt about FC Global’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on recoverability and classification of liabilities that may result from the outcome of this uncertainty.

FC Global is dependent upon dividends from its subsidiaries to meet its financial obligations.

FC Global is a holding company and its principal assets are the equity interests it holds in its subsidiaries, which own, either directly or indirectly through their subsidiaries, its real estate assets. As a result, FC Global depends on dividends and other payments from its subsidiaries to generate the funds necessary to meet its financial obligations. FC Global’s existing subsidiaries are legally distinct from FC Global and may be significantly restricted from paying dividends or otherwise making funds available to FC Global pursuant to the agreements governing their financing arrangements. In addition, their ability to make payments to FC Global will also depend on their earnings, business, tax considerations and legal restrictions, including applicable state corporate laws. FC Global cannot assure you that the agreements governing its current and future indebtedness of its subsidiaries, applicable laws or state regulation will permit its subsidiaries to provide FC Global with sufficient dividends, distributions or loans to fund payments to meet its financial obligations.

53

FC Global has outstanding litigation which FC Global may not be able to settle, or which FC Global may not be able to settle on terms favorable to it.

FC Global is involved in certain litigation relating to its former businesses, including a two product liability suits brought by a consumer regarding the no!no! product. FC Global intends to vigorously defend claims brought against it, and to prosecute such suits to recoup sums owed to it. However, FC Global may seek to settle such matters in order to avoid excessive legal fees and costs and the lengthy time such litigation may require in order to reach a resolution. However, there is no guarantee that FC Global may be able to reach a settlement or resolution of such litigation, or that such a settlement or resolution will be reached in a manner that is advantageous to FC Global, and in such cases FC Global will need to proceed with litigation. Regardless of its outcome, litigation may result in substantial costs and expenses, and significantly divert the attention of management. There can be no assurance that FC Global will be able to prevail in, or achieve a favorable settlement of, pending matters. In addition to the pending matters, future litigation, government proceedings, labor disputes, or environmental matters could lead to increased costs or interruption of FC Global’s normal business operations, which could involve a costly and lengthy draw upon its resources and could result in a resolution to the litigation which may be detrimental to FC Global.

FC Global is the subject of certain tax audits which may not be resolved without impacting its operations.

FC Global has in the past, and is currently, the subject of certain audits by state agencies and international authorities for various tax matters including, but not limited to, sales and use and corporate income taxes, and unclaimed property reporting. While past audits have been resolved without significant impact upon FC Global or its operations, there is no guarantee that future audits will be resolved in a manner that is satisfactory to FC Global or that has no material impact upon its operations. Such results could include the payment of assessments which could impact FC Global’s remaining resources and affect FC Global’s ability to continue its operations in the existing manner.

FC Global depends on its executive officers and key personnel to implement its business strategy and could be harmed by the loss of their services and the inability to attract personnel for these positions.

FC Global believes that its growth and future success will depend in large part upon the skills of its key management. Certain members of its management staff as well as other key employees may voluntarily terminate their employment with FC Global at any time, with or without notice. There is substantial competition for personnel in the industries in which FC Global operates, and FC Global may face increased competition for such employees, resulting in the need to compensate these personnel at a higher-than-anticipated rate, a delay in replacing such personnel and integrating them into its operations, and the possibility that FC Global may be unable to attract and retain these personnel. The loss of the services of key personnel, or the inability to attract and retain additional qualified personnel, could result in delays to product development or approval, loss of sales and diversion of management resources, and may have an adverse effect on its business and its ability to grow that business.

In particular, its success depends in part upon the continued service and performance of Michael Stewart, its Chief Executive Officer. FC Global has fixed-term employment agreement with Mr. Stewart; however, there are no assurances that the services of Mr. Stewart will be available to FC Global for any specified period of time. The loss of the services of Mr. Stewart could adversely affect its ability to develop and expand its business.

Additionally, FC Global does not currently maintain “key person” life insurance on the life of Mr. Stewart, its other executives or any of its employees. Its lack of insurance means that FC Global may not have adequate compensation for the loss of the services of its key employees, which could affect its ability to maintain the level of services formerly provided by those persons.

In its industry, there is substantial competition for key personnel in the regions in which FC Global operates and FC Global may face increased competition for such employees. If FC Global is unable to attract key personnel in a timely manner, including key personnel who have critical industry experience and relationships in the regions in which FC Global operates, it may have an adverse effect on its business and its ability to drive growth.

54

FC Global’s ability to use its net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes may be limited as a result of “ownership changes” of FC Global caused by the contribution transaction or by the merger. In addition, the amount of such carryforwards could be subject to adjustment in the event of an examination by the IRS.

If a corporation undergoes an “ownership change” under Section 382 of the Code as a result of the acquisition, the amount of its pre-change net operating losses, or NOLs, that may be utilized to offset future taxable income will be subject to an annual limitation. In general, an ownership change occurs if the aggregate stock ownership of certain stockholders increases by more than 50 percentage points over such stockholders’ lowest percentage ownership during the applicable testing period (generally three years). The annual limitation generally is determined by multiplying the value of the corporation’s stock immediately before the ownership change by the applicable long-term tax-exempt rate. Any unused annual limitation may, subject to certain limits, be carried over to later years, and the limitation may under certain circumstances be increased by recognized built-in gains or reduced by recognized built-in losses in the assets held by the corporation at the time of the ownership change. Similar rules and limitations may apply for state income tax purposes.

FC Global’s NOLs, which for federal income tax purposes expire over the next 20 years, may be subject to an annual limitation under Section 382 of the Code as a result of the completion of the contribution transaction or the merger. Consequently, FC Global’s ability to utilize its pre-change NOLs may be subject to an additional layer of limitations imposed by Section 382 of the Code. The amount of the NOL carryforwards is subject to review and audit by the IRS and there can be no assurance that the benefit of such NOL carryforwards will be fully realized.

FC Global is analyzing the tax implications of the ownership of its inactive subsidiaries in Israel and Europe, including the tax implications of dissolving or otherwise disposing of such subsidiaries. As a result of the application of Israeli and/or European tax laws, the dissolution or other disposition of these subsidiaries may result in a significant tax in such foreign jurisdictions and/or a significant tax in the United States which may not be covered by its NOLs or result in the loss of its NOLs.

Certain of FC Global’s subsidiaries, both in the United States and in foreign jurisdictions, are participants in intercompany loans which originated at one of the foreign jurisdiction subsidiaries. The foreign subsidiaries could incur a tax liability as a result of holding those open loans. The subsidiary companies are not in a position to repay those loans in full. FC Global and its subsidiaries’ boards are examining how best to proceed, but to either repay a loan, or to default and have the loan forgiven, could result in income being imputed to that subsidiary in the United States. While FC Global and various subsidiaries hold large amounts of NOLs on a Federal level, the use of certain of those losses is restricted under Section 382 of the Code as a result of past changes of control of FC Global, the transactions which occurred during 2017 and the merger with Gadsden may impose further restrictions on the use of these NOLs should those transactions have resulted in a change of control during 2017. Accordingly, FC Global may be subject to significant and unexpected tax liability in Israel, Europe and/or the United States and such liability would have a material and adverse effect on FC Global’s financial condition and prospects.

If FC Global fails to manage and protect its and its subsidiaries’ network security and underlying data effectively, its businesses could be exposed to a cyber-attack or other disruption which could harm its operating results.

Like other corporations, FC Global relies upon a variety of information technology systems to transmit, process and store information in an electronic format for use in daily operations. In particular, FC Global possesses and uses personal information in the conduct of its business, including credit card, insurance and banking information of its customers and vendors. The size, inter-relationship and complexity of these systems, and the possession of such information, makes FC Global vulnerable to a cyber-attack, malicious intrusion, breakdown, destruction, theft or loss of data privacy or other significant interference with the use and possession of such information, that could harm FC Global’s business. Unauthorized disclosure or manipulation of such data, whether through breach of network security or other interception of this information, could expose FC Global to costly litigation, damage FC Global’s reputation and result in greater expenses.

FC Global’s information systems require a constant and ongoing dedication of significant resources to maintain, protect, and enhance its existing systems as well as keep pace with changes in information processing technology and regulatory standards. In particular, maintaining FC Global’s network security is of critical importance because the systems may store proprietary and confidential customer and vendor data such as names, addresses, other personal information, bank account and credit card numbers. Third parties may be able to circumvent security and business measures taken by FC Global by developing and deploying viruses, worms and other malicious software programs that are designed to attack or attempt to infiltrate its systems and networks. Employee error, malfeasance or other mistakes in the storage, use or transmission of personal information could result in a breach of customer or employee privacy. FC Global employs contractors who may have access to the personal information of customers, vendors and employees. It is possible such individuals could circumvent FC Global’s data security controls, which could result in a breach of privacy. In addition, third parties may attempt to hack into its systems to obtain data relating to its business plans, products or proprietary technology. Any failure to maintain or protect these information technology systems and data integrity, including from cyber-attacks, intrusions or other breaches, could result in the unauthorized access to data, theft of intellectual property or other misappropriation of assets, or otherwise compromise FC Global’s confidential or proprietary information and disrupt its operations.

55

FC Global is subject to the provisions of the U.S. Foreign Corrupt Practices Act and similar foreign anti-corruption laws.

The Foreign Corrupt Practices Act, as well as similar anti-corruption laws in foreign jurisdictions around the world, generally prohibit companies, their subsidiaries, affiliates, contractors and/or intermediaries, from offering and/or making improper payments, or providing anything of value, to non-U.S. government officials for the purpose of obtaining or retaining business or securing an unfair advantage in business matters. Certain parts of the world have experienced, or are continuing to experience, some measure of governmental corruption; while in other parts of the world, strict compliance with anti-bribery laws may conflict with local business customs and practices. Both the real estate business and the healthcare business are subject to particular scrutiny in such matters, due to the requirements of numerous governmental approvals for real estate development and the predominance of government-sponsored healthcare systems around the world. FC Global has established formal policies and procedures that prohibit, and monitor for, conduct which may violate these laws, but FC Global cannot guarantee that employees, affiliates, representatives and/or agents of FC Global will not engage in conduct that violates these laws and for which FC Global may be held responsible.

FC Global has identified material weaknesses in its internal control over financial reporting. If FC Global fails to maintain an effective system of internal controls, FC Global may not be able to accurately report its financial results and prevent fraud. As a result, current and potential stockholders could lose confidence in its financial statements, which would harm the trading price of its common stock.

Companies that file reports with the SEC, including FC Global, are subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404. SOX 404 requires management to establish and maintain a system of internal control over financial reporting and annual reports on Form 10-K filed under the Securities Exchange Act of 1934, or the Exchange Act, to contain a report from management assessing the effectiveness of a company’s internal control over financial reporting. Separately, under SOX 404, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, public companies that are large accelerated filers or accelerated filers must include in their annual reports on Form 10-K an attestation report of their regular auditors attesting to and reporting on management’s assessment of internal control over financial reporting. Non-accelerated filers and smaller reporting companies, like FC Global, are not required to include an attestation report of their auditors in annual reports.

A report of FC Global’s management is included under “Item 9A. Controls and Procedures” included in Amendment No. 1 to its Annual Report on Form 10-K/A for the year ended December 31, 2017. FC Global is a smaller reporting company and, consequently, is not required to include an attestation report of its auditor in its annual report. However, if and when FC Global becomes subject to the auditor attestation requirements under SOX 404, FC Global can provide no assurance that FC Global will receive a positive attestation from its independent auditors.

During its re-evaluation of the effectiveness of internal control over financial reporting as of December 31, 2017, management identified a material weakness. This material weakness was associated with the identification and valuation of select assets acquired in 2017 as more fully described in its Form 10-K/A. FC Global is undertaking remedial measures, which measures will take time to implement and test, to address this material weakness. There can be no assurance that such measures will be sufficient to remedy the material weakness identified or that additional material weaknesses or other control or significant deficiencies will not be identified in the future. If FC Global continues to experience material weaknesses in its internal controls or fail to maintain or implement required new or improved controls, such circumstances could cause FC Global to fail to meet its periodic reporting obligations or result in material misstatements in its financial statements, or adversely affect the results of periodic management evaluations and, if required, annual auditor attestation reports. Each of the foregoing results could cause investors to lose confidence in its reported financial information and lead to a decline in its stock price. See Item 9A “Controls and Procedures” of Amendment No. 1 to FC Global’s Annual Report on Form 10-K/A for the year ended December 31, 2017 for more information.

56

FC Global currently meets the definition of an investment company under the Investment Company Act but has taken advantage of Rule 3a-2 under the Investment Company Act that provides temporary relief from the registration requirements of the Investment Company Act to an issuer that, on a transient basis, is deemed to be an investment company. This transient relief will expire on December 31, 2018. If FC Global is not otherwise exempt from being an Investment Company as of such date, it will be required to register as an Investment Company and such registration may have a material adverse effect on its operations, business plan, results of operations and prospects.

As discussed under “Risks Applicable to GPI as the Combined Company Following the Merger—Risks Relating to the Investment Company Act—Loss of GPI’s exemption from registration under the Investment Company Act would adversely affect its results of operations, the value of its capital stock and its ability to distribute dividends,” the registration requirements of the Investment Company Act of 1940, as amended (referred to herein as the Investment Company Act), are applicable to any company that is defined as an “investment company” under the Investment Company Act unless there is an applicable exemption from such requirements. The Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities under Section 3(a)(1)(A) of the Investment Company Act or a company that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of such company’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis, under Section 3(a)(1)(C), which is referred to as the 40% Test. Accordingly, under Section 3(a)(1) of the Investment Company Act, in relevant part, a company is not deemed to be an “investment company” if (i) it neither is, nor holds itself out as being, engaged primarily, nor proposes to engage primarily, in the business of investing, reinvesting or trading in securities; and (ii) the 40% Test is not satisfied.

FC Global is the indirect owner of a 17.9133% interest, which we refer to as the Avalon Interest, in Avalon Jubilee LLC, or Avalon. The Avalon Interest constitutes a minority interest and FC Global does not otherwise control Avalon. FC Global’s balance sheet as of September 30, 2017 shows that FC Global had financial assets related to future mandatory asset contribution in the amount of $5,353,000, which we refer to as the Financial Asset. The Financial Asset related to FC Global’s ability to acquire or receive additional assets from First Capital Real Estate Operating Partnership, L.P. and its affiliates pursuant to the interest contribution agreement among the parties described elsewhere in this joint proxy statement/prospectus. On December 31, 2017, the interest contribution agreement expired by its terms and, as a result, the Financial Asset was eliminated. As a result of the elimination of the Financial Asset, which occurred on December 31, 2017, the Avalon Interest, as a percentage of FC Global’s total assets other than cash and U.S. Government securities, increased above 40%. As a result of the Avalon Interest becoming more than 40% of total assets other than cash and U.S. Government securities, FC Global may fall within the definition of an investment company under the Investment Company Act.

Rule 3a-2 under the Investment Company Act provides temporary relief from the registration requirements of the Investment Company Act to an issuer that, on a transient basis, is deemed to be an investment company because of an unusual business occurrence such as in the FC Global’s case the elimination of the Financial Asset. This transient investment company exemption may be relied upon for a period of up to one year by an issuer that can demonstrate a bona fide intent to be, as soon as is reasonably possible, engaged primarily in a business other than that of investing, reinvesting, owning, holding or trading in securities. An issuer may avail itself of this exemption only once in any three-year period.

On August 16, 2018, FC Global’s board of directors adopted resolutions that demonstrate its bona fide intent to be, as soon as is reasonably possible, engaged primarily in a business other than that of investing, reinvesting, owning, holding or trading in securities in order to take advantage of the temporary relief provided for by Rule 3a-2.

Upon consummation of the merger, GPI will no longer fall within the definition of an investment company under the Investment Company Act because, on a combined basis with Gadsden, GPI will no longer fail the 40% Test. The temporary relief provided for under Rule 3a-2, however, will expire on December 31, 2018. If FC Global cannot consummate the merger by such date or rely on another exemption from the registration requirements of the Investment Company Act by such date, FC Global will be required to register as an investment company under the Investment Company Act. Registered investment companies are subject to a variety of substantial requirements that could significantly impact FC Global’s operations. The costs and expenses FC Global would incur to register and operate as an investment company, as well as the limitations placed on its operations, could have a material adverse impact on FC Global’s operations business plan, results of operations and prospects.

See also “Risks Applicable to GPI as the Combined Company Following the Merger—Risks Relating to the Investment Company Act—Loss of GPI’s exemption from registration under the Investment Company Act would adversely affect its results of operations, the value of its capital stock and its ability to distribute dividends.”

57

Risks Relating to FC Global’s Real Estate Business

Litigation against FC Global, First Capital Real Estate Operating Partnership, L.P. or First Capital Real Estate Trust Incorporated regarding the acquisition from First Capital Real Estate Operating Partnership, L.P. could result in the payment of damages which could adversely affect its business, financial condition or results of operations.

If any plaintiffs in a litigation against FC Global, First Capital Real Estate Operating Partnership, L.P. or First Capital Real Estate Trust Incorporated, or any of their respective directors, secures relief adversely affecting its acquisition under the interest contribution agreement, such relief may result in FC Global becoming liable for damages related to one or more of the properties acquired from First Capital Real Estate Operating Partnership, L.P. In addition, FC Global could incur significant costs in connection with lawsuits, including costs associated with the indemnification of its directors and officers.

FC Global is entering into a new business line and, therefore, there is only a limited history upon which investors can evaluate its performance and its future business prospects.

FC Global has entered into the interest contribution agreement with First Capital Real Estate Operating Partnership, L.P. and First Capital Real Estate Trust Incorporated, pursuant to which First Capital Real Estate Operating Partnership, L.P. has contributed real estate assets to FC Global. This interest contribution agreement represents a new business line for FC Global, which has no experience in the real estate sector. FC Global will be relying on the experience of its management team for the operation and development of this business line. As a result, FC Global’s business will be subject to the substantial risks which are found in the early stages of a new business venture operating in the competitive real estate industry. FC Global’s future growth and development prospects must be evaluated in light of the risks, expenses and difficulties encountered by all companies in such situations, and in particular those companies which operate a business, such as real estate investment, in competitive environments that can be greatly affected by changes in economic conditions.

FC Global may not be able to successfully integrate the acquired real estate business.

A successful integration of the operations of the real estate development business into FC Global will require that FC Global devote significant management attention and resources to integrating its business practices, operations, and support functions into a public company structure. The challenges FC Global may encounter include preserving customer, supplier, and other important relationships, addressing differences in business cultures, preserving employee morale, and retaining key employees while maintaining focus on meeting its operational and financial goals and the real estate development business, and adequately addressing other business integration issues. The process of integrating a real estate development business, the diversion of management’s attention from other business efforts, and any subsequent delays in the integration process, could adversely affect its business and financial performance and the market price of its stock.

FC Global is subject to demand fluctuations in the real estate industry. Any reduction in demand could adversely affect its business, results of operations, and financial condition.

Demand for properties similar to those owned by FC Global and expected to be owned by FC Global are subject to fluctuations that are often due to factors outside its control. FC Global is not able to predict the course of the real estate markets or whether the current favorable trends in those markets can, or will, continue. In the event of an economic downturn, FC Global’s results of operations may be adversely affected, and FC Global may incur significant inventory impairments and other write-offs, a major decline in its gross margins from past levels, and substantial losses from operations of this business.

Adverse changes in economic conditions in markets where FC Global’s real estate investments are or may be made and where prospective purchasers and utilizers of these properties live could reduce the demand for and utilization of these properties and, therefore, adversely affect FC Global’s operations and financial condition.

The real estate investment business in which FC Global has become involved as a result of its signing of the interest contribution agreement will be conducted in the United States and may also be conducted in various global locales. Adverse changes in economic conditions in these markets, and in the markets where prospective purchasers and utilizers of its to-be-acquired properties live, could negatively impact those properties and their profitability. Unfavorable changes in job growth, employment levels, consumer income and spending patterns, a decline in consumer confidence, increases in interest rates, and an oversupply of similar properties, could reduce the demand, and depress the prices FC Global may ask, for these properties, resulting in lower sales and income from these properties and a negative impact on its results of operations and financial condition.

58

Adverse weather conditions, natural disasters, and other unforeseen and/or unplanned conditions could disrupt FC Global’s real estate developments.

Adverse weather conditions and natural disasters, such as hurricanes, tornadoes, earthquakes, floods, droughts, and fires, could have serious impacts on FC Global’s ability to develop and market individual real estate offerings. Properties that FC Global looks to acquire may also be affected by unforeseen planning, engineering, environmental, or geological conditions or problems, including conditions or problems which arise on third party properties adjacent to or in the vicinity of properties which FC Global expects to own and which may result in unfavorable impacts on its prospective properties. As FC Global’s proposed real estate investments may be located in multiple countries, with differing climates and geological characteristics, each property will face different known and unknown risks. Any adverse event or circumstance could cause a delay in, prevent the completion of, or increase the cost of, one or more of these properties expected to be developed and brought to market by FC Global, thereby resulting in a negative impact on FC Global’s operations and financial results.

If the market value of FC Global’s real estate investments decreases, its results of operations will also likely decrease.

The market value of each real estate investment will depend on market conditions both locally and globally. FC Global expects to acquire land for each expansion into a new market at a cost based upon then-current economic conditions. If local and/or global economic conditions deteriorate, or if the demand for such properties decreases below the levels anticipated at the time of acquisition of a property, FC Global may not be able to make a profit on such property comparable to those profits made by First Capital Real Estate Operating Partnership, L.P. and First Capital Real Estate Trust Incorporated in the past. As a result of declining economic conditions, FC Global may experience lower than anticipated or forecast results or profits, and/or may not be able to recover its costs of a project when a property is brought to market.

Changes in tax laws, taxes or fees may increase the cost of each development, and such changes could adversely impact FC Global’s finances and operational results.

Each development project will be subject to different tax laws, tax levies and governmental fees, depending upon its geographic location. Any increase or change in such laws, taxes, or fees, including real estate property taxes, and fees to fund schools, open space, utility and road improvements, could increase the cost of a development and thus have an adverse effect on FC Global’s operations. Such changes could also negatively impact potential and/or actual users and purchasers of a development because potential buyers may factor such changes into their decisions to utilize or purchase a property.

The real estate industry is highly competitive and if other property developers are more successful or offer better value to customers, FC Global’s business could suffer.

The real estate industry is highly competitive, regardless of locale, and FC Global will face competitors in each location where it develops, constructs, markets, sells and/or operates real estate ventures. Competitors will range from small local companies to large international conglomerates with financial resources much greater than those of FC Global. FC Global has to compete in each market for land, raw materials, construction components, financing, environmental resources, utilities, infrastructure, labor, skilled management, governmental permits and licensing and other factors critical to the successful development of each project. FC Global competes against both new and existing developments and developers. Any increase in or change to any competitive factor could result in its inability to begin or complete development of a project in a timely manner, increased costs for the design, development and completion of a project, and/or higher costs and/or lower revenues from the marketing, sales and/or operation of a development. As a result, FC Global may experience lower revenue and decreased profits due to these factors, impacting its operations and its overall financial results.

Future terrorist activity and/or international instability could adverse impact FC Global’s real estate developments and financial operations.

A terrorist attack against the United States, an increase in terroristic threats or suspected activity, and/or an increase in domestic or international instability, whether or not located in the United States, could significantly affect its business by slowing, delaying or halting construction of real estate developments, increasing the cost of such developments, and/or reducing the sales and/or usages of such properties, thereby adversely affect its business.

59

FC Global may incur environmental liabilities with respect to its development projects.

The properties FC Global will target for investment will be subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning the protection of health and the environment. The particular environmental laws that apply to any given community vary greatly according to the community site, the site’s environmental conditions and the present and former use of the site. Environmental laws may result in delays, may cause FC Global to incur substantial compliance and other costs and may prohibit or severely restrict development in certain environmentally sensitive regions or areas. Furthermore, under various federal, state and local laws, ordinances and regulations, an owner of real property may be liable for the costs or removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether FC Global knew of, or was responsible for, the presence of such hazardous or toxic substances. The cost of any required remediation and FC Global’s liability therefor as to any property are generally not limited under such laws and could exceed the value of the property and/or the aggregate assets of FC Global. The presence of such substances, or the failure to properly remediate contamination from such substances, may adversely affect FC Global’s ability to sell the real estate or to borrow using such property as collateral.

If FC Global fails to diversify its real estate investment portfolio, downturns relating to certain geographic regions, types of assets, industries or business sectors may have a more significant adverse impact on its income and assets than if FC Global had a diversified development property portfolio.

FC Global is not required to observe specific diversification criteria. Therefore, its target portfolio may at times be concentrated in certain asset types that are subject to higher risk of foreclosure or secured by assets concentrated in a limited number of geographic locations. To the extent that its real estate portfolio will be concentrated in limited geographic regions, types of assets, industries or business sectors, downturns relating generally to such region, type of asset, industry or business sector may result, for example, in tenants defaulting on their lease obligations at a number of properties within a short time period, which may reduce future projected net income and the value of its publicly traded securities and, accordingly, adversely affect its business and prospects.

FC Global’s co-venture partners, co-tenants or other partners in co-ownership arrangements could take actions that decrease the value of an investment to FC Global and lower its valuation.

Certain of the development properties could involve joint ventures, tenant-in-common investments or other co-ownership arrangements with third parties having investment objectives that are may or may not be similar to those of FC Global for the acquisition, development or improvement of properties, as well as the acquisition of real estate-related investments. FC Global also may purchase and develop properties in joint ventures or in partnerships, co-tenancies or other co-ownership arrangements with the sellers of the properties, affiliates of the sellers, developers or other persons. Such investments may involve risks not otherwise present with other forms of real estate investment, including, for example:

●	the possibility that a co-venturer, co-tenant or partner in an investment might become bankrupt;

●	the possibility that the investment may require additional capital that FC Global or its partner does not have, which lack of capital could affect the performance of the investment or dilute its interest if the partner were to contribute its share of the capital;

●	the possibility that a co-venturer, co-tenant or partner in an investment might breach a loan agreement or other agreement or otherwise, by action or inaction, act in a way detrimental to FC Global or the investment;

●	that such co-venturer, co-tenant or partner may at any time have economic or business interests or goals that are or that become inconsistent with the business interests or goals of FC Global;

●	the possibility that FC Global may incur liabilities as the result of the action taken by its partner or co-investor;

●	that such co-venturer, co-tenant or partner may be in a position to take action contrary to its instructions or requests or contrary to its policies or objectives; or

●	that such partner may exercise buy/sell rights that force FC Global to either acquire the entire investment, or dispose of its share, at a time and price that may not be consistent with its investment objectives.

Any of the above might subject a property to liabilities in excess of those contemplated and thus reduce FC Global’s returns on that investment.

60

Uninsured losses relating to real property or excessively expensive premiums for insurance coverage may adversely affect the value of your stock.

The nature of the activities at certain properties could expose FC Global and FC Global’s operators to potential liability for personal injuries and, in certain instances, property damage claims. For instance, there are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, pollution, environmental matters or extreme weather conditions such as hurricanes, floods and snow storms that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. FC Global may not carry all the usual and customary insurance policies which would be carried by a similarly-positioned company, and FC Global may not be carrying those insurance policies in amounts and types sufficient to cover every risk which may be encountered by FC Global. Insurance risks associated with potential terrorist acts could sharply increase the premiums FC Global will pay for coverage against property and casualty claims. Mortgage lenders generally insist that specific coverage against terrorism be purchased by commercial property owners as a condition for providing mortgage, bridge or mezzanine loans. It is uncertain whether such insurance policies will be available, or available at reasonable cost, which could inhibit FC Global’s ability to finance or refinance its planned to-be-acquired properties. In such instances, FC Global may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. FC Global cannot assure you that it will have adequate coverage for such losses. If any of FC Global’s properties incur a casualty loss that is not fully covered by insurance, the value of its assets will be reduced by the amount of any such uninsured loss. In addition, other than the capital reserve or other reserves FC Global may establish, FC Global does not expect to have any contingent sources of funding in place to repair or reconstruct any uninsured damaged property, and FC Global cannot assure you that any such sources of funding will be available to FC Global for such purposes in the future. Also, to the extent FC Global must pay unexpectedly large amounts for insurance, FC Global could suffer reduced earnings that would result in a decreased value attributed to its publicly traded stock.

FC Global could face losses with respect to abandoned predevelopment costs.

The development process inherently requires that a large number of opportunities be pursued with only a few being developed and constructed. FC Global may incur significant costs for predevelopment activity for projects that are abandoned that directly affect its results of operations. FC Global expects to institute procedures and controls that are intended to minimize this risk, but it is likely that there will be predevelopment costs charged to expense on an ongoing basis.

FC Global may not have adequate financing to fund its future property acquisitions and project developments, and such capital resources may not be available to FC Global on commercially reasonable terms, or at all.

The implementation of FC Global’s new business plan including the prospective acquisition of development properties and the completion of construction projects on such properties will involve considerable sums of capital. FC Global currently does not have any such capital and will be required to raise acquisition, construction and related funds in the future on a project by project basis. FC Global may not be successful in its efforts to raise such funds, or capital that FC Global can acquire may not be reasonably priced. In such a case, FC Global may not be able to successfully effect its new business plan. Such a failure would have a material adverse effect on its financial results, its future business prospects and its public market stock valuation.

Risk Factors Relating to Legacy LHE Business

FC Global is exposed to credit risk of some of its customers.

FC Global accepts payment for certain of its products through credit cards and customer financing and its exposure to these credit risks may increase during an economic slowdown. Although FC Global has programs in place that are designed to monitor and mitigate the associated risk, there can be no assurance that such programs will be effective in reducing its credit risks. Future losses, if incurred, could harm its business and have an effect on its operating results and financial condition.

FC Global may be adversely affected by product liability claims, unfavorable court decisions or legal settlements.

Sales of the LHE products may lead to potential product liability claims arising from the design, manufacture and marketing of these products. Such claims may be subject to many uncertainties and outcomes which are not predictable, and FC Global may incur significant legal expenses in defending these claims regardless of whether FC Global is found to be liable for the claims. While FC Global carries certain product liability insurance coverages, the actual cost to FC Global of any product liability claim could be materially different than the amount of the current coverages FC Global carries, which could have a material adverse effect on its financial position, results of operations and cash flows.

61

Risks Relating to the Market for FC Global’s Common Stock Generally

FC Global’s common stock is quoted on the OTC Pink market, which may have an unfavorable impact on its stock price and liquidity. FC Global’s common stock may not be eligible for listing on a national securities exchange.

FC Global’s common stock is quoted on the OTC Pink market. The quotation of FC Global’s shares on the OTC Pink market may result in a less liquid market available for existing and potential stockholders to trade shares of its common stock, could depress the trading price of its common stock and could have a long-term adverse impact on its ability to raise capital in the future. In addition, FC Global cannot assure you that any listing application that GPI files will ultimately be approved by Nasdaq or NYSE or that your shares of GPI common stock will be able to trade on the Nasdaq or NYSE at any time. Even if GPI does obtain such a listing on the Nasdaq or NYSE, there can be no assurance that it will be able to maintain such listing in the future. As a result, investors may find it difficult to buy or sell or obtain accurate quotations for FC Global common stock, and the liquidity of its common stock may remain limited. These factors may have an adverse impact on the trading and price of FC Global common stock.

FC Global cannot predict the extent to which an active public trading market for its common stock will develop or be sustained. If an active public trading market does not develop or cannot be sustained, you may be unable to liquidate your investment in FC Global common stock.

At present, there is minimal public trading in FC Global common stock. FC Global cannot predict the extent to which an active public market for its common stock will develop or be sustained due to a number of factors, including the fact that FC Global is a small company that is relatively unknown to stock analysts, stock brokers, institutional investors, and others in the investment community that generate or influence sales volume, and that even if FC Global came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as FC Global or purchase or recommend the purchase of FC Global shares of common stock until such time as FC Global became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in FC Global shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. FC Global cannot give you any assurance that an active public trading market for its common stock will develop or be sustained. If such a market cannot be sustained, you may be unable to liquidate your investment in FC Global common stock.

FC Global’s stock price has been and continues to be volatile.

The market price for its common stock could fluctuate due to various factors. In addition to other factors described in this section, these factors may include, among others:

●	conversion of outstanding stock options, warrants or preferred stock;

●	announcements by FC Global or its competitors of new investments;

●	developments in existing or new litigation;

●	changes in government regulations;

●	fluctuations in FC Global’s quarterly and annual operating results; and

●	general market and economic conditions.

In addition, the stock markets have, in recent years, experienced significant volume and price fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stock is traded. Market prices and the trading volume of FC Global’s stock may continue to experience significant fluctuations due to the matters described above, as well as economic and political conditions in the United States and worldwide, investors’ attitudes towards FC Global’s business prospects, and changes in the interests of the investing community. As a result, the market price of FC Global’s common stock has been and may continue to be adversely affected and its stockholders may not be able to sell their shares or to sell them at desired prices.

62

FC Global is subject to penny stock regulations and restrictions and you may have difficulty selling shares of its common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. FC Global’s common stock is a “penny stock” and is subject to Rule 15g-9 under the Exchange Act. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth, not including their primary residence, in excess of $1 million or annual incomes exceeding $200,000 or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell FC Global securities and may affect the ability of purchasers to sell any of its securities in the secondary market, thus possibly making it more difficult for FC Global to raise additional capital.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that FC Global common stock will qualify for exemption from this rule. In any event, even if its common stock were exempt from this rule, FC Global would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

FC Global’s future capital needs could result in dilution of your investment.

FC Global’s board of directors may determine from time to time that there is a need to obtain additional capital through the issuance of additional shares of its common stock or other securities. These issuances would likely dilute the ownership interests of FC Global’s current investors and may dilute the net tangible book value per share of its common stock. Investors in subsequent offerings may also have rights, preferences and privileges senior to FC Global’s current stockholders which may adversely impact its current stockholders.

FC Global has not paid dividends in the past and do not expect to pay dividends in the foreseeable future.

FC Global has never declared or paid cash dividends on its capital stock. FC Global currently intends to retain all future earnings for the operation and expansion of its business and, therefore, does not anticipate declaring or paying cash dividends in the foreseeable future.

The payment of dividends will be at the discretion of FC Global’s board of directors and will depend on its results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payments of dividends present in any of its future debt agreements and other factors its board of directors may deem relevant. If FC Global does not pay dividends, a return on your investment will only occur if its stock price appreciates.

Securities analysts may not initiate coverage for FC Global’s common stock or may issue negative reports and this may have a negative impact on the market price of its common stock.

The trading market for FC Global’s common stock may be affected in part by the research and reports that industry or financial analysts publish about FC Global or its business. It may be difficult for companies like FC Global, with smaller market capitalizations, to attract a sufficient number of securities analysts that will cover its common stock. If one or more of the analysts who elect to cover FC Global downgrades its stock, FC Global’s stock price would likely decline rapidly. If one or more of these analysts ceases coverage of FC Global, FC Global could lose visibility in the market, which in turn could cause its stock price to decline. This could have a negative effect on the market price of FC Global’s stock.

FC Global’s charter documents contain provisions that could delay or prevent actual and potential changes in control, even if they would benefit stockholders.

FC Global’s current articles of incorporation, and GPI’s articles of incorporation in effect following the conversion, authorize the issuance of preferred shares which may be issued with dividend, liquidation, voting and redemption rights senior to FC Global’s common stock without prior approval by the stockholders. The preferred stock may be issued for such consideration as may be fixed from time to time by FC Global’s board of directors. FC Global’s board may issue such shares of preferred stock in one or more series, with such designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution of resolutions.

63

The issuance of preferred stock could adversely affect the voting power and other rights of the holders of common stock. Preferred stock may be issued quickly with terms calculated to discourage, make more difficult, delay or prevent a change in control of FC Global or make removal of management more difficult. As a result, FC Global’s board of directors’ ability to issue preferred stock may discourage the potential hostile acquirer, possibly resulting in beneficial negotiations. Negotiating with an unfriendly acquirer may result in, among other things, terms more favorable to FC Global and its stockholders. Conversely, the issuance of preferred stock may adversely affect any market price of, and the voting and other rights of the holders of the common stock.

Risks Related to the Business of Gadsden

Risks Related to Gadsden’s Business and Properties

Gadsden’s financial condition raises substantial doubt about its ability to continue as a going-concern.

Gadsden had a net loss of $0.92 million and $1.92 million for the six months ended June 30, 2018 and 2017, respectively, and had net cash used in operating activities of approximately $0.08 million and $0.9 million for the six months ended June 30, 2018 and 2017. These matters raise substantial doubt about Gadsden’s ability to continue as a going concern.

The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on recoverability and classification of liabilities that may result from the outcome of this uncertainty.

Gadsden has a geographic concentration in its initial real estate investments in certain secondary and tertiary cities, which makes it more susceptible to adverse conditions in these geographic areas.

Gadsden’s initial real estate investments will be located in California and Utah. Gadsden’s investment strategy will focus on acquiring various properties in secondary and tertiary cities, which exposes it to greater economic risks than if it owned a more geographically dispersed portfolio. Gadsden is susceptible to adverse developments in economic and regulatory environment (such as rising unemployment or downsizing, industry slowdowns, relocations of businesses, state budgetary shortfalls, government shutdowns, increases in real estate and other taxes, costs of complying with governmental regulations or increased regulation), as well as to natural disasters that occur in its markets (such as earthquakes, tornados, floods and other events). Gadsden anticipates that it will be exposed to similar risks related to the geographic concentration of properties that it may acquire in the future.

There is a risk that any of the economies in which Gadsden focuses its real estate investments may not grow or may grow at a slower rate than expected. Any adverse developments in the economy or the markets in which Gadsden has a concentration of its property investment, or any decrease in demand for space resulting from the regulatory or business environment in such markets, could adversely impact its financial condition, results of operations, cash flow and the value of its securities.

Due to the concentration of Gadsden’s initial investment portfolio, adverse developments at its initial real estate investments could significantly and adversely affect Gadsden’s results of operations.

Gadsden’s initial real estate investments will consist of a limited number of commercial properties, and it will be exposed to higher risk than other real estate investment companies that have a more diverse portfolio. Accordingly, prior to the time Gadsden is able to acquire additional properties, if at all, Gadsden’s operational performance will be dependent on the performance of these properties. If any of Gadsden’s initial real estate investments underperforms or if the value were impaired or subject to some other condition pursuant to which Gadsden is unable to collect rent from its tenants or monetize or sell the land assets, Gadsden would likely be unable to offset the loss in its revenue from other sources. Accordingly, this lack of diversification may negatively impact Gadsden’s operations and profitability and its ability to pay dividends.

64

One of Gadsden’s significant investments is subject to a bankruptcy case or proceeding and its ability to monetize or sell this asset is subject to significant restrictions.

One of Gadsden’s significant investments is in its T9 Property which is subject to a bankruptcy proceeding. While Gadsden believes that there is significant equity value in this investment, Gadsden is subject to significant restrictions under the Bankruptcy Code and the specific orders and claims in the bankruptcy case. These restrictions may cause Gadsden to sell the investment prior to the date that it believes will provide the maximum value, or on terms and conditions that Gadsden does not find attractive. Additionally, there is no assurance that Gadsden will be able to receive net proceeds from the sale of the T9 Property that is equal to the value that it paid by issuing its shares of stock, which would cause an immediate additional dilution to its stockholders and the stockholders of GPI following the merger.

Gadsden’s rights to the proceeds of the sale of the T9 Property are subject to an adverse claim that has been made in the bankruptcy case. Gadsden has commenced an adversarial proceeding in the bankruptcy case to resolve these claims and is relying on its indemnification rights under its acquisition agreement for T9. The prosecution of this claim in the bankruptcy case may require Gadsden to fund legal and other litigation expenses, which may be material, may distract its executives from managing its business and pursuing its core strategy and may delay the sale of the T9 Property or the distribution of the net proceeds from the sale of the T9 Property. There can be no assurance that the adverse claim will be resolved in Gadsden’s favor.

Gadsden’s initial property investments are not aligned with its core investment strategy and Gadsden may not be able to monetize these investments in a manner that it finds advantageous.

Gadsden conducted an initial public offering in 2017 that was withdrawn. To develop Gadsden after the planned initial public offering, Gadsden raised funds through a bridge financing and made certain real estate investments in land that it expects to be able to monetize to fund its investments in real properties that are consistent with its core investment strategy. There is no assurance that Gadsden will be able to monetize its initial land investments on terms and conditions that are advantageous or sufficient for Gadsden to fund its future investments. Gadsden’s financial information included in this joint proxy statement/prospectus does not reflect, to the extent of these land investments, activities that are consistent with its core investment strategy.

Gadsden has significant discretion over the types of real estate investments it makes.

Gadsden intends to pursue an investment strategy that involves acquiring a portfolio of real estate assets in certain secondary and tertiary cities. You do not have the opportunity to determine which assets Gadsden will acquire or dispose of. Gadsden’s investment portfolio may include any type or class of real estate investments or investments that are related to real estate. Gadsden’s only required investment criterion is that its investments do not jeopardize its status as a REIT under the Code.

Gadsden is a newly organized company and has limited operating history in its core business, and after giving effect to the acquisitions of its initial real estate investments, Gadsden’s pro forma financial statements show a net operating loss under U.S. GAAP.

Gadsden is newly organized company and has limited operating history by which potential investors can evaluate its past performance and likelihood of success. Gadsden has no earnings history, so you have no basis for estimating Gadsden’s future level of sales or profitability or indeed whether it will have sales or profitability.

After giving effect to the acquisition of Gadsden’s initial real estate investments, its pro forma financial statements show a net operating loss under U.S. GAAP. You should consider Gadsden’s prospects in light of the risks, uncertainties, expenses and difficulties that companies in Gadsden’s industry encounter, particularly companies like Gadsden that intend to pursue acquisition opportunities in the future. Given this uncertainty regarding Gadsden’s future operating results and the potential for future acquisitions, Gadsden cannot assure you that it will be profitable in the future.

Gadsden may not be able to operate its business or implement its business strategies as described in this joint proxy statement/prospectus.

The initial real estate investments, and any properties Gadsden acquires in the future, may have deficiencies or conditions unknown to it that could adversely affect its valuation or revenue potential. In addition, the operating performance of the initial real estate investments and any properties Gadsden acquires in the future may decline under its management, which may adversely affect its business and results of operation.

65

Gadsden may be unable to identify and complete acquisitions of properties that meet its criteria, which may impede its growth and diversification.

Gadsden’s business strategy includes the acquisition of essential services shopping centers, or ESSCs, with an emphasis on underperforming properties whose performance Gadsden believes it can improve. This strategy requires Gadsden to identify suitable acquisition candidates or investment opportunities that meet its criteria and are compatible with its growth strategies. Gadsden continues to evaluate available properties in its target markets and intends to acquire additional properties when suitable opportunities present themselves. Gadsden’s ability to acquire properties on favorable terms, or at all, is subject to significant risks, including the following:

●	Gadsden may be unable to acquire desired properties because of competition from other real estate investors with significant capital, including publicly-traded REITs, private equity investors, and institutional investment funds, which may be able to accept more risk than Gadsden can prudently bear, including risks with respect to the location of investments and the payment of higher acquisition prices;

●	Gadsden may incur significant costs and divert management attention in connection with evaluating and negotiating potential acquisitions, including ones that it is subsequently unable to complete;

●	even if Gadsden is able to acquire a desired property, competition from other potential acquirers may significantly increase the purchase price;

●	even if Gadsden enters into agreements for the acquisition of properties, these agreements are subject to customary conditions to closing, which means Gadsden may not close every acquisition it has under agreement; and

●	Gadsden may be unable to finance acquisitions on favorable terms, or at all.

If Gadsden is unable to identify, finance, or complete property acquisitions or acquire properties on favorable terms, or at all, its growth and diversification of its portfolio, and its financial condition, results of operations and cash flow could be adversely affected.

Investments in Gadsden’s core investment strategy and future acquisitions of properties may not yield anticipated returns, may result in disruptions to its business, may strain management resources and/or may be dilutive to its stockholders and, after the merger, the stockholders of the combined company.

Gadsden’s business and growth strategies involve the acquisition of ESSCs, with an emphasis on properties whose performance Gadsden believes it can improve. In evaluating a particular property for acquisition, Gadsden makes certain assumptions regarding the expected future performance of that property. However, acquired properties may fail to perform as expected, and Gadsden may not be able to manage and lease those properties in a manner that meets its expectations. In particular, Gadsden’s acquisition activities may be subject to the following risks:

●	Gadsden may acquire properties that are not accretive to its results of operations;

●	if Gadsden finances acquisitions by incurring debt or mortgages, its cash flow may be insufficient to meet its required principal and interest payments;

●	financing costs of its acquisitions may increase as interest rates rise;

●	Gadsden may be required to fund additional capital to develop the properties, including to replace or upgrade material assets or reposition a property;

●	Gadsden may spend more than budgeted amounts to make necessary improvements or renovations to acquired properties;

●	Gadsden may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into its existing operations, and as a result Gadsden’s results of operations and financial condition could be adversely affected;

●	Gadsden’s operating expenses may exceed budgeted amounts;

●	management may be diverted from operations;

66

●	market conditions may result in higher than expected vacancy rates and lower than expected rental rates; and

●	Gadsden may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities, claims by tenants, vendors or other persons dealing with the former owners of the properties, liabilities incurred in the ordinary course of business and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

If Gadsden’s acquired properties fail to meet its financial expectations, its financial condition, results of operations, cash flow and the value of its securities could be adversely affected.

Gadsden may be unable to obtain financing required to acquire its initial real estate investments or future acquisitions as contemplated in its business plan.

Gadsden expects to fund a portion of its initial real estate investments and of future real estate investments with debt financing. Gadsden cannot assure that debt financing will be available on acceptable terms, if at all, or that Gadsden may be able to satisfy the conditions precedent required to secure borrowings or utilize credit facilities, which could reduce the number, or alter the type, of investments that Gadsden would otherwise make. Additionally, Gadsden expects interest rates to rise and this will increase its financing costs. Challenges in the credit and financial markets have reduced the availability of financing. To the extent that financing proves to be unavailable when needed, Gadsden may also be compelled to modify its investment strategy to optimize the performance of its portfolio. Any failure to obtain financing on the initial real estate investments or future acquisitions could have a material adverse effect on the continued development or growth of Gadsden’s business and harm Gadsden’s ability to make distributions.

Gadsden may acquire properties in the future with, high vacancy rates, which could reduce Gadsden’s operating income and materially and adversely affect it.

A recession or economic downturns could reduce demand for shopping center space and increase vacancy rates. Real estate assets that Gadsden has acquired, or may acquire in the future, may have high vacancy rates. Gadsden may be unable to lease the space at these properties on beneficial terms, or at all, and high vacancy rates may prevent Gadsden from increasing, and may cause Gadsden to lower, rents, grant tenant improvements and provide other concessions, all of which could reduce Gadsden’s operating income from those properties and materially and adversely affect it.

Gadsden’s growth depends on external sources of capital that are outside of its control and may not be available to it on commercially reasonable terms, or at all.

In order to qualify as a REIT under the Code, Gadsden is required to, among other things, to distribute annually at least 90% of Gadsden’s net taxable income determined without regard to the dividends paid deduction and excluding any net capital gain. Gadsden will be subject to income tax at regular corporate rates on Gadsden’s undistributed net taxable income to the extent that Gadsden distributes less than 100% of Gadsden’s net taxable income, including any net capital gains. Because of these distribution requirements, Gadsden may not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, Gadsden intends to rely on third-party sources to fund Gadsden’s capital needs. Any additional debt and related financing expense Gadsden incurs will increase its leverage and would reduce its net cash flow and its ability to make distributions to its stockholders. In addition, any default and any equity financing Gadsden obtains will result in dilution to existing stockholders. Gadsden’s access to third-party sources of capital depends, in part, on:

●	general market conditions;

●	the market’s perception of Gadsden’s growth potential;

●	the character and value of Gadsden’s properties;

●	its debt levels;

●	Gadsden’s current and expected future earnings;

●	Gadsden’s cash flow and cash distributions; and

●	the value per share of Gadsden’s common stock.

67

Adverse economic and geopolitical conditions and dislocations in the credit markets could have a material adverse effect on Gadsden’s financial condition, results of operations, cash flow and the value of Gadsden’s securities.

The credit and capital markets may be subject to significant disruptions, which could impair Gadsden’s ability to raise needed funds. If Gadsden cannot obtain capital from third-party sources, Gadsden may not be able to acquire or develop properties when opportunities present themselves, meet the capital and operating needs of Gadsden’s existing properties, satisfy Gadsden’s debt service obligations, or make the cash distributions to Gadsden’s stockholders necessary to maintain Gadsden’s qualification as a REIT.

Gadsden’s business may be affected by market and economic challenges experienced by the U.S. economy or real estate industry as a whole, which may adversely affect its financial condition, results of operations, cash flow and the value of its capital stock as a result of the following potential conditions, among others:

●	significant job losses, which may decrease retail sales and reduce demand for Gadsden’s shopping centers, causing market rental rates and property values to be negatively impacted;

●	financing on terms and conditions that Gadsden finds acceptable may be limited or unavailable, which could reduce Gadsden’s ability to pursue acquisition and development opportunities and refinance existing debt, reduce Gadsden’s returns from its acquisition and development activities and increase Gadsden’s future interest expense;

●	increased regulatory actions that reduce the availability of real estate financing, including the regulation of bank capital requirements and non-bank financial institutions (which are also referred to as shadow banks);

●	changes in tax rates and real estate related benefits and deductions under the Code; and

●	reduced values of the initial real estate investments and any properties Gadsden acquires in the future may limit Gadsden’s ability to dispose of assets at attractive prices or to obtain debt financing secured by such property or properties.

Gadsden faces significant competition, which may decrease or prevent increases of the occupancy and rental rates of the initial real estate investments and any properties Gadsden acquires in the future.

Gadsden competes with numerous developers, owners and operators of real estate properties, many of which own properties similar to Gadsden’s in the same markets in which its real estate investments are and will be located. If Gadsden’s competitors offer space at rental rates below current market rates, or below the rental rates Gadsden charges its tenants, or if competitors offer benefits that Gadsden does not offer, Gadsden may lose existing or potential tenants and it may be pressured to reduce its rental rates below those it would otherwise charge or to offer more substantial rent abatements, tenant improvements or other concessions, early termination rights or below- market renewal options in order to retain tenants when Gadsden’s tenants’ leases expire. As a result, Gadsden’s financial condition, results of operations, cash flow and the value of its capital stock could be adversely affected.

Gadsden will depend on tenants for its revenue, and accordingly, lease terminations and/or tenant defaults or bankruptcies, particularly by any large tenants may adversely affect it.

The results from Gadsden’s investments depend on the financial stability of its tenants, any of whom may experience a change in their business at any time. For example, economic downturns may adversely affect one or more of Gadsden’s tenants. As a result, Gadsden’s tenants may delay lease commencements, decline to extend or renew their leases upon expiration, fail to make rental payments when due, or declare bankruptcy. Any of these actions could result in the termination of the tenants’ leases, expiration of existing leases without renewal and the loss of rental income attributable to the terminated or expired leases. If Gadsden is unable to renew such leases or find replacement tenants for the subject space, Gadsden’s results of operations and its ability to pay dividends could suffer.

In the event of a tenant default or bankruptcy, Gadsden may experience delays in enforcing its rights as a landlord and may incur substantial costs in protecting Gadsden’s investment and re-letting the initial real estate investments or any properties Gadsden acquires in the future. It is unlikely that a bankrupt tenant will pay, in full, amounts owed to Gadsden under a lease. If a lease is rejected by a tenant in bankruptcy, Gadsden would have only a general unsecured claim for damages. Any unsecured claim Gadsden holds may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims. Restrictions under bankruptcy laws limit the amount of the claim Gadsden can make if a lease is rejected. As a result, it is likely that Gadsden will recover substantially less than the full value of any unsecured claims Gadsden holds. If significant leases are terminated or defaulted upon, Gadsden may be unable to lease the initial real estate investments, or any properties Gadsden acquires in the future for the rent previously received or sell the initial real estate investments without incurring a loss. In addition, a default, departure or failure of any large tenant may adversely affect Gadsden’s properties by reducing its revenues and may require certain reserves or cash management provisions under the applicable mortgage loan.

68

Many real estate costs are fixed, even if income from Gadsden’s properties decreases.

Many real estate costs, such as mortgage interest or other financing costs, real estate taxes, insurance premiums and maintenance costs, generally are not reduced even when a property is not fully occupied, rental rates decrease, a tenant fails to pay rent or other circumstances cause a reduction in property revenues. In addition, newly acquired properties may not produce significant revenues immediately, and any such properties’ operating cash flow may be insufficient to pay the operating expenses and debt service associated with these new properties. If Gadsden is unable to offset real estate costs with sufficient revenues from its properties, its financial performance and liquidity could be materially and adversely affected.

Terrorist attacks in any locations in which Gadsden acquires properties could significantly impact the demand for, and value of, its properties.

Terrorist attacks and other acts of terrorism or war would severely impact the demand for, and value of, Gadsden’s properties. Terrorist attacks in any of the metropolitan areas in which Gadsden acquires properties also could directly impact the value of its properties through damage, destruction, loss or increased security costs, and could thereafter materially impact the availability or cost of insurance to protect against such acts. A decrease in demand could make it difficult to renew leases or re-let its properties at lease rates equal to or above historical rates, or at all. To the extent that any future terrorist attack otherwise disrupts Gadsden’s tenants’ businesses, it may impair their ability to make timely payments under their existing leases with Gadsden, which would harm its operating results and could materially and adversely affect Gadsden.

Gadsden’s insurance may not cover potential losses, including from adverse weather conditions, natural disasters and title claims.

Gadsden carries commercial property, liability and terrorism insurance coverage on the initial real estate investments under a blanket insurance policy. Gadsden selects policy specifications and insured limits that it believes to be appropriate and adequate given the relative risk of loss, the cost of the coverage and industry practice. However, Gadsden will not carry insurance for losses such as loss from riots or war because such coverage is not available or is not available at commercially reasonable rates. Some of Gadsden’s policies, like those covering losses due to terrorism, will be insured subject to limitations involving large deductibles or co-payments and policy limits that may not be sufficient to cover losses, which could adversely affect Gadsden’s operations. Gadsden may discontinue terrorism or other insurance on the real estate investments and any properties in the future if the cost of premiums for any such policies exceeds, in its judgment, the expected benefit from carrying the policies. If following the termination or failure to renew any insurance policy Gadsden experiences an adverse uninsured event, it may be required to incur significant costs, which could materially adversely affect its business and financial performance.

If Gadsden, or one or more of its tenants, experiences a loss that is uninsured or that exceeds policy limits, Gadsden could lose the capital invested in the initial real estate investments as well as the anticipated future cash flows therefrom. In addition, if the damaged property is subject to recourse indebtedness, Gadsden would continue to be liable for the indebtedness, even if the initial real estate investments were irreparably damaged. Furthermore, Gadsden may not be able to obtain adequate insurance coverage at reasonable costs in the future as the costs associated with property and casualty renewals may be higher than anticipated.

In the event that Gadsden experiences a substantial or comprehensive loss of the initial real estate investments or any properties Gadsden may acquire in the future, Gadsden may not be able to rebuild such property or properties to its or their existing specifications. Further reconstruction or improvement of such property or properties would likely require significant upgrades to meet zoning and building code requirements.

Gadsden may become subject to litigation, which could have an adverse effect on Gadsden’s financial condition, results of operations, cash flow and the value of its capital stock.

Gadsden may become subject to litigation, including claims relating to its operations, properties, offerings, and otherwise in the ordinary course of business. Some of these claims may result in significant defense costs and potentially significant judgments against Gadsden, some of which are not, or cannot be, insured against. Gadsden generally intend to vigorously defend itself; however, Gadsden cannot be certain of the ultimate outcomes of any claims that may arise in the future. Resolution of these types of matters against Gadsden may result in it having to pay significant fines, judgments, or settlements, which, if uninsured, or if the fines, judgments, and settlements exceed insured levels, could adversely impact Gadsden’s earnings and cash flows, thereby having an adverse effect on its financial condition, results of operations, cash flow and the value of Gadsden’s capital stock. Certain litigation or the resolution of certain litigation may affect the availability or cost of some of Gadsden’s insurance coverage, which could adversely impact its results of operations and cash flows, expose Gadsden to increased risks that would be uninsured, and/or adversely impact Gadsden’s ability to attract officers and directors.

69

Joint venture investments could be adversely affected by Gadsden’s lack of sole decision-making authority, its reliance on co-ventures’ financial condition and disputes between it and its co-ventures.

Gadsden may co-invest with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in, or sharing responsibility for, managing the affairs of a property, partnership, joint venture or other entity. In such event, Gadsden would not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity. Investments in partnerships, joint ventures or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions. Partners or co-venturers may have economic or other business interests or goals which are inconsistent with Gadsden’s business interests or goals, and may be in a position to take actions contrary to Gadsden’s policies or objectives, and they may have competing interests in Gadsden’s markets that could create conflict of interest issues. Such investments may also have the potential risk that may lead to impasses on decisions, such as a sale, because neither Gadsden nor the partner or co-venturer would have full control over the partnership or joint venture. In addition, prior consent of any joint venture partners may be required for a sale or transfer to a third party of Gadsden’s interests in the joint venture, which would restrict its ability to dispose of its interest in the joint venture. If Gadsden becomes a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize its status as a REIT or require its to pay tax, Gadsden may be forced to dispose of its interest in such entity. Disputes between Gadsden and partners or co-venturers may result in litigation or arbitration that would increase Gadsden’s expenses and prevent its officers and/or each director from focusing their time and effort on Gadsden’s business. Consequently, actions by or disputes with partners or co-venturers might result in subjecting any properties owned by the partnership or joint venture to additional risk. In addition, Gadsden may in certain circumstances be liable for the actions of Gadsden’s third-party partners or co-venturers.

Gadsden depends on key personnel whose continued service is not guaranteed.

Gadsden’s ability to manage its business and anticipated future growth depends, in large part, upon the efforts of key personnel, particularly John Hartman, its Chief Executive Officer and Treasurer and Scott Crist, its Chief Financial Officer. Gadsden’s key personnel have extensive real estate market knowledge and relationships and exercises substantial influence over its operational, financing, acquisition and disposition activity.

Gadsden has appointed other directors to its board that also have appropriate experience and relationships in the real estate industry. There is significant competition in its industry for experienced personnel and there is a risk that Gadsden may not be able to retain its key personnel. The loss of services of one or more members of Gadsden’s management team, or its inability to attract and retain highly qualified personnel, could adversely affect Gadsden’s business, diminish its investment opportunities and weaken its relationships with lenders, business partners, existing and prospective tenants and industry personnel, which could adversely affect its financial condition, results of operations, cash flow and the value of its capital stock.

Gadsden may be unable to renew leases, lease vacant space or re-lease space on favorable terms or at all as leases expire, which could materially adversely affect Gadsden, including its financial condition, results of operations, cash flow, cash available for distribution and its ability to service its debt obligations.

Gadsden’s ESSCs tenants may not renew leases at net effective rental rates that are equal to or above the current average net effective rental rates or Gadsden may be required to provide substantial rent abatements, tenant improvements, early termination rights or below-market renewal options to attract new tenants or retain existing tenants. Gadsden’s ability to lease Gadsden’s ESSC properties to tenants depends upon the overall level of spending in the economy in the markets in which its tenants focus, which may be adversely affected by, among other things, job losses and unemployment levels, recession, personal debt levels, the housing market, stock market volatility and uncertainty about the future. Further, demand for Gadsden’s commercial space at its shopping centers may be adversely affected by the continued expansion of direct and web-based sales which may continue to cause a decrease in consumer traffic and consumer sales at “brick and mortar” locations. If rental rates for Gadsden’s properties decrease, its existing tenants do not renew their leases, or Gadsden does not re-lease a significant portion of its available space and space for which leases expire, Gadsden’s financial condition, results of operations, cash flow, cash available for distributions and its ability to service its debt obligations could be materially adversely affected.

70

Federal health care legislation has affected medical office real estate.

Gadsden’s investment strategy includes the acquisition of medical service centers. The recent Federal healthcare legislation has affected medical office real estate due to the direct impact on its tenant base. While the total impact is not immediate due to the multi-year phase in period, medical professionals are reviewing their real estate options to address the healthcare legislation. As a result, Gadsden’s business may be impacted by factors including difficulty transitioning doctors to longer term leases, difficulty raising rates, and increased challenges in re-leasing space. The Federal and state governments may continue to increase the regulatory oversight of medical offices and service centers and the extent of any such additional regulations and the effect of such additional regulations cannot be estimated with any degree of certainty.

Gadsden may not be able to consummate future acquisitions.

A core component of Gadsden’s strategy is the acquisition of additional properties. Gadsden’s ability to successfully execute future acquisitions will be impacted by a number of factors, including the availability of financing on terms acceptable to it, market trends, its ability to identify acquisition properties that meet Gadsden’s investment parameters, and increased competition for acquisitions. The acquisition of future properties may result in unforeseen operating difficulties and may require additional financial resources and attention from management. Failure to identify suitable acquisition properties, effectively execute Gadsden’s acquisition strategy or operating difficulties of properties that Gadsden may acquire in the future could have an adverse effect on Gadsden’s financial condition, results of operations, cash flows and liquidity.

Risks Related to the Real Estate Industry

Gadsden’s value is subject to risks associated with real estate assets and the real estate industry.

Gadsden’s ability to pay expected dividends depends on its ability to generate revenues in excess of expenses, scheduled principal payments on debt and capital expenditure requirements. Events and conditions generally applicable to owners and operators of real property that are beyond Gadsden’s control may decrease cash available for distribution and the value of the initial real estate investments, and any properties Gadsden may acquire in the future. These events include the following:

●	adverse changes in financial conditions of buyers, sellers and tenants of properties;

●	vacancies or Gadsden’s inability to rent space on favorable terms, including possible competitive pressures to offer tenants rent abatements, tenant improvements, early termination rights, below-market renewal options, or other concessions and the need to periodically repair, renovate and re-let space;

●	increased operating costs, including insurance premiums, utilities, real estate taxes and assessments and state and local taxes;

●	civil unrest, acts of war, terrorist attacks and natural disasters, which may result in uninsured or under insured losses;

●	reductions in the level of demand for space in shopping centers and changes in the relative popularity of properties;

●	fluctuations in interest rates, which could adversely affect its ability, or the ability of buyers and tenants of properties, to service existing financing facilities or obtain new financing on favorable terms, or at all;

●	decreases in the underlying value of Gadsden’s real estate;

●	changes in, and changes in enforcement of, laws, regulations and governmental policies, including, without limitation, health, safety, environmental, zoning and tax laws, governmental fiscal policies and the Americans with Disabilities Act, or ADA; and

71

●	changing demographics.

Illiquidity of real estate investments could significantly impede Gadsden’s ability to respond to adverse changes in the performance of the initial real estate investments, and any properties Gadsden may acquire, and harm Gadsden’s financial condition.

The real estate investments to be made by Gadsden are relatively difficult to sell quickly. As a result, its ability to promptly sell the initial real estate investments, or any properties Gadsden acquires in the future, in response to changing economic, financial and investment conditions is limited. Return of capital and realization of gains, if any, from an investment generally will occur upon disposition or refinancing of the underlying property. Gadsden may be unable to implement its investment strategy by sale, other disposition or refinancing at attractive prices within any given period or may otherwise be unable to complete any exit strategy. In particular, Gadsden’s ability to dispose of one or more properties within a specific time period is subject to certain limitations imposed by any tax protection agreements Gadsden may enter into in the future, as well as weakness in or even the lack of an established market for a property, changes in the financial condition or prospects of prospective purchasers, changes in national or international economic conditions, such as the recent economic downturn, and changes in laws, regulations or fiscal policies of jurisdictions in which the initial real estate investments are, or any properties Gadsden acquires in the future are, located.

In addition, the Code imposes restrictions on a REIT’s ability to dispose of properties that are not applicable to other types of real estate companies. In particular, the tax laws applicable to REITs effectively require that Gadsden holds the initial real estate investments and any properties Gadsden acquires in the future for investment, rather than primarily for sale in the ordinary course of business, which may cause Gadsden to forgo or defer sales of properties that otherwise would be in Gadsden’s best interest. Therefore, Gadsden may not be able to vary Gadsden’s initial portfolio in response to economic or other conditions promptly or on favorable terms, which may adversely affect Gadsden’s financial condition, results of operations, cash flow and the value of its capital stock.

Gadsden will be subject to extensive environmental regulation which creates uncertainty regarding future environmental expenditures and liabilities.

Environmental laws regulate, and impose liability for, releases of hazardous or toxic substances into the environment. Under some of these laws, an owner or operator of real estate may be liable for costs related to soil or groundwater contamination on, or migrating to or from, its property. In addition, persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of cleaning up contamination at the disposal site. These laws often impose liability regardless of whether the person knew of, or was responsible for, the presence of the hazardous or toxic substances that caused the contamination. The presence of, or contamination resulting from, any of these substances, or the failure to properly remediate them, may adversely affect its ability to sell or rent the initial real estate investments, or any properties Gadsden acquires in the future, or to borrow funds using such property or properties as collateral. In addition, persons exposed to hazardous or toxic substances may sue for personal injury damages. For example, some laws impose liability for release of, or exposure to, materials containing asbestos. In addition, the initial real estate investments, and any properties Gadsden may acquire in the future, may have been affected by contamination from past operations or from off-site sources. As a result, Gadsden may be liable for investigation and significant cleanup costs, penalties and damages under environmental laws and Gadsden might have to pay substantial sums, which could adversely affect its results of operations and cash flow.

Gadsden faces risks related to asbestos which may subject Gadsden to potential liabilities.

The initial real estate investments have been or will be prior to closing subjected to preliminary environmental assessments, known as Phase I assessments, by independent environmental consultants that identify conditions that could pose potential environmental liabilities. The Phase I assessments that have been conducted noted that asbestos-containing materials may have been used as building materials at the initial real estate investments, and renovation of structures potentially containing these materials will have to comply with Federal and other governmental requirements regarding asbestos. Further, sites near the initial real estate investments have been identified as undergoing remediation, and such sites may pose a threat of groundwater contamination to the initial real estate investments. The Phase I assessments also identified that there has been leakage from a transformer at the site that may contain polychlorinated biphenyls (“PCBs”). Phase I assessments are limited in scope and may not include or identify all potential environmental liabilities or risks associated with the initial real estate investments. Unless required by applicable law or Gadsden’s lenders, Gadsden may decide not to further investigate, remedy or ameliorate the liabilities disclosed in the Phase I assessments. Further, these or other environmental studies may not identify all potential environmental liabilities or accurately assess whether Gadsden will incur material environmental liabilities in the future. If Gadsden does incur material environmental liabilities in the future, Gadsden may face significant remediation costs, and Gadsden may find it difficult to sell or finance any affected properties.

72

The initial real estate investments, and any properties Gadsden may acquire in the future, may contain or develop harmful mold or suffer from other air quality issues, which could lead to liability for adverse health effects and costs of remediation.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources, and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of mold or other airborne contaminants at the initial real estate investments, and any properties Gadsden may acquire in the future, could require Gadsden to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected property or increase indoor ventilation. In addition, the presence of mold or other airborne contaminants could expose Gadsden to liability from Gadsden’s tenants, employees of its tenants or others if property damage or personal injury is alleged to have occurred.

Gadsden may incur significant costs complying with various Federal, state and local laws, regulations and covenants that are applicable to the initial real estate investments, and any properties Gadsden may acquire in the future.

Any acquisition of property in Gadsden’s intended regions can be expected to be subject to extensive government regulation. The initial real estate investments are, and any properties Gadsden acquires in the future will be, subject to various covenants and Federal, state and local laws and regulatory requirements, including permitting and licensing requirements. Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers may restrict Gadsden’s use of such property or properties and may require Gadsden to obtain approval from local officials of community standards organizations at any time with respect to the initial real estate investments and any properties Gadsden acquires in the future, including prior to acquiring properties in the future or when undertaking renovations of Gadsden’s existing property. Among other things, these restrictions may relate to fire and safety, seismic or hazardous material abatement requirements. Existing laws and regulatory policies may adversely affect Gadsden or the timing or cost of any potential future acquisitions or renovations. Additional regulations may be adopted that increase delays or result in additional costs. Gadsden’s growth strategy may be affected by its ability to obtain permits, licenses and zoning relief. Gadsden’s failure to obtain such permits, licenses and zoning relief or to comply with applicable laws could have an adverse effect on Gadsden’s financial condition, results of operations and cash flow.

In addition, Federal and state laws and regulations, including laws such as the ADA, impose further restrictions on the initial real estate investments and Gadsden’s operations. Under the ADA, all public accommodations must meet Federal requirements related to access and use by disabled persons. The initial real estate investments may not be fully compliant with such regulations. If the initial real estate investments, or any other property Gadsden may acquire an interest in, is not in compliance with the ADA or any other regulatory requirements, Gadsden may be required to incur additional costs to bring the property into compliance and Gadsden might incur governmental fines or the award of damages to private litigants. In addition, Gadsden does not know whether existing requirements will change or whether future requirements will require Gadsden to make significant unanticipated expenditures that will adversely impact Gadsden’s financial condition, results of operations and cash flow.

Risks Applicable to GPI as the Combined Company Following the Merger

Risks Relating to the Investment Company Act

Loss of GPI’s exemption from registration under the Investment Company Act would adversely affect its results of operations, the value of its capital stock and its ability to distribute dividends.

GPI intends to implement an investment strategy and company structure so as to qualify for an exemption from having to register as an “investment company” under the Investment Company Act by complying with the 3(c)(5)(C) Asset Test.

73

The Investment Company Act registration requirements are applicable to any company that is defined as an “investment company” under the Investment Company Act unless there is an applicable exemption from such requirements. The Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities under Section 3(a)(1)(A) of the Investment Company Act or a company that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of such company’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis, under Section 3(a)(1)(C), which is referred to as the 40% Test. Excluded from the term “investment securities,” among other things, are U.S. government securities and securities issued by any majority-owned subsidiary that is not an investment company and is not relying on the exemption from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act. Accordingly, under Section 3(a)(1) of the Investment Company Act, in relevant part, a company is not deemed to be an “investment company” if (i) it neither is, nor holds itself out as being, engaged primarily, nor proposes to engage primarily, in the business of investing, reinvesting or trading in securities; and (ii) the 40% Test is not satisfied. An exemption that is available to many real estate investment entities is provided under Section 3(c)(5)(C) of the Investment Company Act, or the 3(c)(5)(C) Exclusion, which provides that a company that does not issue redeemable securities, and complies with certain asset tests, or the 3(c)(5)(C) Asset Test, is deemed to not be an investment company. The 3(c)(5)(C) Asset Test, as interpreted by the Staff of the SEC, requires that:

●	at least 55% of total assets must consist of “mortgages and other liens on and interests in real estate,” which is referred to as 3(c)(5)(C) Qualifying Assets, which the Staff of the SEC has interpreted to include fee interests in real estate and whole pool certificates that are guaranteed by the Federal National Mortgage Association, the Government National Mortgage Association, and/or the Federal Home Loan Mortgage Corporation (referred to herein as Agency Whole Pool Certificates); and

●	at least 80% of total assets must consist of 3(c)(5)(C) Qualifying Assets or other real estate-related assets.

Maintaining the exemption of each entity in its corporate structure (each, referred to herein as a GPI Entity) from being deemed an investment company because the 40% Test is not satisfied for it to rely on the 3(c)(5)(C) Exclusion will require that GPI make investments with its cash resources and the net proceeds of any future securities offerings in real estate properties in a manner that satisfies the 3(c)(5)(C) Asset Test. There can be no assurance that GPI will be able to do so.

In August 2011, the SEC issued a concept release soliciting public comments on a wide range of issues relating to companies, which are typically REITs, engaged in the business of acquiring mortgages and mortgage-related instruments and that rely on the 3(c)(5)(C) Exclusion, including the nature of the assets that qualify for purposes of the 3(c)(5)(C) Exclusion and whether REITs like GPI should be regulated in a manner similar to investment companies. Therefore, there can be no assurance that the laws and regulations governing the Investment Company Act status of REITs, or guidance from the SEC or its Staff regarding the 3(c)(5)(C) Exclusion, will not change in a manner that adversely affects GPI’s operations. If a GPI Entity fails to maintain an exclusion or exemption from the Investment Company Act, GPI could, among other things, be required either to (a) change the manner in which GPI conducts its operations to avoid being required to register as an investment company, (b) effect sales of its assets in a manner that, or at a time when, GPI would not otherwise choose to do so, or (c) register as an investment company, any of which could have a material negative effect on GPI, including the sustainability of its business model and its ability to make distributions to its stockholders, which could, in turn, materially adversely affect it and the market price of its stock.

To comply with the applicable exemptions under the Investment Company Act, a GPI Entity may be unable to sell assets which GPI would otherwise want to sell and may need to sell assets which GPI would otherwise wish to retain. In addition, GPI may have to acquire additional assets that GPI might not otherwise have acquired or may have to forgo opportunities to acquire interests in companies that GPI would otherwise want to acquire and that may be important to GPI’s investment strategy. If any GPI Entity fails to satisfy the requirements of any exemption or exclusion under the Investment Company Act, such GPI Entity and its direct and indirect parent entities could be characterized as an investment company. GPI will attempt to qualify for exclusion or exemption from registration as an investment company for all GPI Entities, including by monitoring the proportion of its portfolio that is placed in investments in securities, however there can be no assurance that GPI will maintain such exclusions or exemptions from registration as an investment company.

If GPI does not qualify for the exemptions from the registration requirements under the Investment Company Act, then GPI would be deemed to be an investment company and be required to register under the Investment Company Act. Registered investment companies are subject to a variety of substantial requirements that could significantly impact GPI’s operations. The costs and expenses GPI would incur to register and operate as an investment company, as well as the limitations placed on its operations, could have a material adverse impact on GPI operations and your investment return.

For more information on issues related to compliance with the Investment Company Act, see “Policies with Respect to Certain Activities—Policies Relating to the Investment Company Act.”

74

GPI may invest in Agency Whole Pool Certificates to qualify as a REIT for U.S. Federal income tax purposes and satisfy certain asset tests so that GPI is not an investment company under the Investment Company Act and there can be no assurance that GPI will implement its investment strategy described in this joint proxy statement/prospectus.

In addition to the asset tests that GPI must satisfy so that it is not an investment company under the Investment Company Act, GPI plans to qualify as a REIT for U.S. Federal income tax purposes. The Code requires assets tests that are similar to the requirements under the Investment Company Act. See “Material U.S. Federal Income Tax Considerations of Owning GPI Stock Post-Merger—Requirements for Qualification—Asset Tests.” If at any date GPI does not have a sufficient amount of real estate properties directly or through a majority-owned subsidiary, then GPI may invest part of its assets in Agency Whole Pool Certificates so that it timely satisfies the 3(c)(5)(C) Asset Test and qualifies for the 3(c)(5)(C) Exclusion or to satisfy the asset tests under the Code. See “Policies with Respect to Certain Activities—Policies Relating to the Investment Company Act.”

An investment in Agency Whole Pool Certificates is not part of GPI’s investment strategy and provides a different prospective return and risk profile than an investment in real estate properties that are consistent with its investment strategy.

Agency Whole Pool Certificates have market risks and although the underlying mortgages of Agency Whole Pool Certificates are guaranteed by a U.S. government agency, there is no assurance that the principal of these mortgages will be repaid in full, if not held to maturity. To the extent that GPI is not able to invest in real estate assets that satisfy the 3(c)(5)(C) Asset Test and enable GPI to qualify for the 3(c)(5)(C) Exclusion, due to factors beyond GPI’s control, including, but not limited to, adverse real estate market conditions, competition from other real estate investors, inability to obtain financing on favorable terms, or at all, or required additional investments in GPI’s initial real estate investments, GPI may be required to hold Agency Whole Pool Certificates for a longer period than anticipated. To the extent that GPI has borrowed funds to purchase Agency Whole Pool Certificates, GPI will have greater market risk.

The Federal National Mortgage Association, or Fannie Mae, and Federal Home Loan Mortgage Corporation, or Freddie Mac, are a major source of financing for the real estate sector. GPI and other participants in the real estate sector depend heavily on Fannie Mae and Freddie Mac to finance growth by purchasing or guaranteeing loans. In February 2011, the U.S. Treasury released a white paper entitled “Reforming America’s Housing Finance Market” in which the U.S. Treasury outlined three possible options for reforming the U.S. federal government’s role in housing finance. Under each option, the role of the U.S. federal government in the mortgage market would be reduced. Each of Fannie Mae and Freddie Mac could be dissolved and the U.S. federal government could cease providing liquidity support of any kind to the mortgage market. GPI does not know when or if Fannie Mae or Freddie Mac will restrict their support of lending to the real estate industry. A final decision by the government to eliminate Fannie Mae or Freddie Mac, or reduce their acquisitions or guarantees of real estate mortgage loans, may adversely affect interest rates, capital availability and the ability to refinance existing debt obligations as they come due and to obtain additional long-term financing on favorable terms, or at all, which could have a material negative impact on the income GPI expects to derive from GPI’s investments in real estate properties and otherwise increase the credit risk of its investments, and as a result, materially adversely affect its business, results of operations, financial condition and ability to make distributions to its stockholders.

Risks Applicable to GPI’s Structure

GPI’s charter and bylaws and Maryland law contain provisions that may inhibit a change of control transaction, including a third-party tender offer, even if such a change in control may be in your interest, and as a result may depress the value of its capital stock.

GPI’s charter contains various provisions that are intended, among other purposes, to preserve GPI’s qualification as a REIT which are described under “Material U.S. Federal Income Tax Considerations of Owning GPI Stock Post-Merger—Requirements for Qualification” and, subject to certain exceptions, authorize its board of directors to take such actions as are necessary or appropriate to preserve GPI’s qualification as a REIT. The restrictions on ownership and transfer of GPI’s stock are described under “Description of GPI Capital Stock—Restrictions on Ownership and Transfer” may:

●	discourage a tender offer or other transactions or a change in management or of control that might involve a premium price for its capital stock or other or that its stockholders otherwise believe to be in their best interests; or

●	result in the transfer of shares acquired in excess of the ownership limitations and similar restrictions to a trust for the benefit of a charitable beneficiary and, as a result, the forfeiture by the acquirer of the benefits of owning the additional shares.

75

Maryland law also contains other provisions that may inhibit a transaction or a change of control that might involve a premium price for its capital stock or that its stockholders otherwise believe to be in their best interest. See “Description of GPI Capital Stock—Anti-takeover Effects of Maryland Law” and “Description of GPI Capital Stock—Anti-takeover Effects of Articles of Incorporation and Bylaws.”

Certain provisions of the MGCL may have the effect of inhibiting a third party from making a proposal to acquire GPI or of impeding a change of control under circumstances that otherwise could provide the holders of shares of its capital stock with the opportunity to realize a premium over then-prevailing market price of such shares, including:

●	provisions that, subject to limitations, prohibit certain business combinations between GPI and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of its shares, or any of GPI’s affiliates or any affiliate or associate of ours who was the beneficial owner, directly or indirectly, of 10% or more of the voting power of GPI’s then outstanding voting stock at any time within the two-year period immediately prior to the date in question) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter impose fair price and/or supermajority and stockholder voting requirements on these combinations; and

●	“control share” provisions that provide that “control shares” of GPI’s company (defined as shares that, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares”) have no voting rights except to the extent approved by its stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

The “business combination” provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder.

Also, pursuant to a provision in GPI’s bylaws, GPI has exempted any acquisition of its stock from the control share provisions of the MGCL. However, its board of directors may, by amendment to its bylaws, repeal such exemption to the control share provisions of the MGCL at any time in the future.

Certain provisions of the MGCL permit GPI’s board of directors, without stockholder approval and regardless of what is currently provided in GPI’s charter or bylaws, to implement certain corporate governance provisions, some of which are not currently applicable to GPI. These provisions may have the effect of limiting or precluding a third party from making an unsolicited acquisition proposal for GPI or of delaying, deferring or preventing a change in control of GPI under circumstances that otherwise could provide the holders of shares of its capital stock with the opportunity to realize a premium over then current market price. GPI’s charter contains a provision whereby GPI elects, at such time as GPI becomes eligible to do so, to be subject to the provisions of Title 3, Subtitle 8 of the MGCL relating to the filling of vacancies on GPI’s board of directors and adjusting the size of the board of directors. See “Description of GPI Capital Stock”

GPI’s charter, its bylaws and Maryland law also contain other provisions that may inhibit a transaction or a change of control that might involve a premium price for its capital stock or that its stockholders otherwise believe to be in their best interest. See “Description of GPI Capital Stock—Anti-takeover Effects of Maryland Law” and “Description of GPI Capital Stock—Anti-takeover Effects of Articles of Incorporation and Bylaws.”

GPI could increase or decrease the number of authorized shares of stock, classify and reclassify unissued stock and issue stock without stockholder approval.

GPI’s board of directors, without stockholder approval, has the power under GPI’s charter to amend its charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that GPI is authorized to issue, to authorize GPI to issue authorized but unissued shares of its common stock or preferred stock and to classify or reclassify any unissued shares of its common stock or preferred stock into one or more classes or series of stock and set the terms of such newly classified or reclassified shares. See “Description of GPI Capital Stock—Power to Increase or Decrease Authorized Shares of Common Stock.” As a result, GPI may issue series or classes of common stock or preferred stock with preferences, dividends, powers and rights, voting or otherwise, that are senior to, or otherwise conflict with, the rights of holders of its common stock. Although GPI’s board of directors has no such intention at present, it could establish a class or series of preferred stock that could, depending on the terms of such series, inhibit a transaction or a change of control that might involve a premium price for its capital stock or that its stockholders otherwise believe to be in their best interest.

76

Certain provisions in GPI’s charter documents may delay or prevent unsolicited acquisitions of GPI.

Provisions in GPI’s charter documents may delay or make more difficult unsolicited acquisitions of GPI or changes of control. These provisions could discourage third parties from making proposals involving an unsolicited acquisition of GPI or change of GPI’s control, although some stockholders might consider such proposals, if made, desirable. These provisions include, among others:

●	GPI’s authority to grant redemption rights;

●	transfer restrictions on shares;

●	restrictions on ownership of more than a specified amount of stock; and

●	the right to issue a new class of preferred stock.

GPI’s board of directors may change its investment and financing policies and investment strategy without stockholder approval and GPI may become more highly leveraged, which may increase its risk of default under its debt obligations.

GPI’s investment and financing policies and strategy are exclusively determined by its board of directors. Accordingly, its stockholders do not control these policies and objectives. Further, GPI’s organizational documents do not limit the amount or percentage of indebtedness, funded or otherwise, that GPI may incur, and therefore, there is no limit on the amount of leverage that GPI may incur. GPI’s board of directors may alter or eliminate its current policy on borrowing at any time without stockholder approval. If this policy changed, GPI could become more highly leveraged which could result in an increase in its debt service. Higher leverage also increases the risk of default on GPI’s obligations. In addition, a change in GPI’s investment policies and strategy, including the manner in which GPI allocates its resources across its portfolio or the types of assets in which GPI seeks to invest, may increase its exposure to interest rate risk, real estate market fluctuations and liquidity risk. Changes to GPI’s policies and strategy with regards to the foregoing could adversely affect GPI’s financial condition, results of operations, cash flow and the value of its capital stock.

GPI’s rights and the rights of its stockholders to take action against any director and officers are limited.

As permitted by Maryland law, GPI’s charter eliminates the liability of each director and officer to GPI and its stockholders for money damages, except for liability resulting from:

●	actual receipt of an improper benefit or profit in money, property or services; or

●	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

As a result, GPI and its stockholders may have more limited rights against any director and officer than might otherwise exist. Accordingly, in the event that actions taken by any director or officer impede the performance of GPI, its ability to recover damages from such director or officer may be limited.

GPI is a holding company with no direct operations and, as such, GPI will rely on funds received, directly or indirectly, from its operating partnership and its subsidiaries, to pay liabilities, and the interests of its stockholders will be structurally subordinated to all liabilities and obligations of its wholly-owned subsidiaries and any future subsidiaries.

GPI is a holding company and will conduct substantially all of its operations through its operating partnership and its current and future subsidiaries. GPI does not have, apart from an interest in its operating partnership and its subsidiaries, any independent operations. As a result, GPI will rely on distributions from its operating partnership directly to it to pay any dividends it might declare on shares of its common stock or its other securities. GPI will also rely on distributions from its operating partnership to meet any of its obligations, including any tax liability on taxable income allocated to GPI from its operating partnership.

GPI may determine to cause its operating partnership or any of its current or future subsidiaries to issue securities or incur indebtedness. Your rights as a stockholder of GPI will be structurally subordinated to all existing and future liabilities and obligations (whether or not for borrowed money) of its operating partnership and any of its current or future subsidiaries, including any future subsidiary that owns an interest in real property or a real property related investment, which may include third persons such as owners of a partnership type entity that GPI makes an investment. Therefore, in the event of GPI’s bankruptcy, liquidation or reorganization, its assets and those of its operating partnership and any of its current or future subsidiaries will be available to satisfy the claims of its stockholders only after all of GPI and its operating partnership’s and any of its subsidiaries’ liabilities and obligations will have been paid in full.

77

Risks Related to GPI’s Expected Status as a REIT

Failure to qualify as a REIT would have significant adverse consequences to GPI and the value of its capital stock.

GPI believes GPI will operate in such a manner as to qualify, and GPI intends to elect to be treated, as a REIT for U.S. Federal income tax purposes commencing with GPI’s taxable year ending December 31, 2019. GPI has not requested and does not plan to request a ruling from the IRS that it qualifies as a REIT, and the statements in this proxy statement/prospectus are not binding on the IRS or on any court. Therefore, there is a risk that GPI will not qualify as a REIT, or that GPI will not remain qualified as such in the future.

If GPI fails to qualify as a REIT or subsequently loses its REIT status, GPI will face serious and adverse tax consequences that would substantially reduce the funds available for distribution to you for each of the years involved because:

●	GPI would not be allowed a deduction for the amount of its distributions qualifying as dividends to stockholders in computing its taxable income;

●	GPI also could be subject to the Federal alternative minimum tax and possibly increased state and local taxes; and

●	unless GPI is entitled to relief under applicable statutory provisions, GPI could not elect to be taxed as a REIT for four taxable years following the year during which GPI were disqualified.

Any corporate tax liability resulting from GPI failing to qualify as a REIT could be substantial and would reduce GPI’s cash available for, among other things, its operations, necessary capital expenditures and distributions to stockholders. As a result of all these factors, GPI’s failure to qualify as a REIT also could impair its ability to expand its business and raise capital, and could materially and adversely affect the value of its capital stock.

Qualifying as a REIT involves highly technical and complex provisions of the Code.

Qualification as a REIT involves the application of highly technical and complex Code provisions with respect to which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within GPI’s control may affect its ability to qualify as a REIT. In order to qualify as a REIT, GPI must satisfy a number of requirements, including requirements regarding the ownership of its stock, requirements regarding the composition of its assets and a requirement that at least 95% of its gross income in any year must be derived from qualifying sources, such as “rents from real property.” Also, GPI must make distributions to stockholders aggregating annually at least 90% of GPI’s net taxable income, excluding net capital gains. See “Material U.S. Federal Income Tax Considerations of Owning GPI Stock Post-Merger—Requirements for Qualification—Taxable REIT Subsidiaries.”

GPI may be forced to sell assets or borrow funds to fund distributions that are required to be made to maintain GPI’s REIT status.

In order to fund such distributions to maintain GPI’s REIT status and avoid the payment of income and excise taxes, GPI may need to sell assets or borrow funds even if the prevailing market conditions are not favorable for these transactions. Even if GPI has positive cash flow from operations, GPI’s taxable income could be more than the amount it needs to make these distributions. Additionally, GPI may need to maintain cash to fund future operations, capital expenditures or acquisitions. As such, in order to make distributions to maintain GPI’s REIT status, GPI could be required to forgo favorable investment opportunities or enter into transactions that it considers unfavorable.

Legislative or regulatory changes could adversely affect GPI’s investors.

The rules dealing with U.S. Federal income taxation are often the subject to review by legislators, and by the IRS and the U.S. Department of the Treasury. There were recent changes to the U.S. tax laws concerning REITs, and there may be more changes to legislation. GPI cannot predict the scope of the Congressional review or changes, if any, to the tax laws or changes to tax laws from Executive Orders by the President of the United States or the regulatory process of the IRS and the U.S. Department of the Treasury.

78

Investments in other REITs and real estate partnerships could subject GPI to the tax risks associated with the status of such entities.

GPI may invest in the securities of other REITs and real estate partnerships. Such investments are subject to the risk that any such REIT or partnership may fail to satisfy the requirements to qualify as a REIT or a partnership, as the case may be, in any given taxable year. In the case of a REIT, such failure would subject such entity to taxation as a corporation, may require such REIT to incur indebtedness to pay its tax liabilities, may reduce its ability to make distributions to GPI, and may render it ineligible to elect REIT status prior to the fifth taxable year following the year in which it fails to so qualify. In the case of a partnership, such failure could subject such partnership to an entity level tax and reduce the entity’s ability to make distributions to GPI. In addition, such failures could, depending on the circumstances, jeopardize its ability to qualify as a REIT.

Ownership of taxable REIT subsidiaries will be limited, and GPI will be required to pay a 100% penalty tax on certain income or deductions if GPI’s transactions with its taxable REIT subsidiaries are not conducted on arm’s length terms.

GPI may own an interest in one or more taxable REIT subsidiaries in the future. A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a taxable REIT subsidiary. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to Federal income tax as a regular C corporation. In addition, a 100% excise tax will be imposed on certain transactions between a taxable REIT subsidiary and its parent REIT that are not conducted on an arm’s length basis.

A REIT’s ownership of securities of a taxable REIT subsidiary is not subject to the 5% or 10% asset tests applicable to REITs. However, not more than 25% of GPI’s total assets may consist of securities (including securities of one or more taxable REIT subsidiaries (the value of which, beginning in 2019, may not exceed 20%), other than those securities includable in the 75% asset test. GPI anticipates that the aggregate value of the stock and securities of its taxable REIT subsidiaries and other nonqualifying assets will be less than 25% of the gross value of its total assets, and GPI will monitor the value of these investments to ensure compliance with applicable ownership limitations. In addition, GPI intends to structure its transactions with any taxable REIT subsidiaries to ensure that they are entered into on arm’s length terms to avoid incurring the 100% excise tax described above. There is a risk, however, that GPI will not be able to comply with the 25% limitation or avoid application of the 100% excise tax discussed above.

To fund its growth strategy and refinance its indebtedness, GPI may depend on external sources of capital, which may not be available to it on commercially reasonable terms or at all.

To maintain REIT status, GPI must meet a number of organizational and operational requirements, including a requirement that it annually distribute to its stockholders at least 90% of its REIT taxable income, determined without regard to the dividends-paid deduction and excluding any net capital gains. See “Material U.S. Federal Income Tax Considerations of Owning GPI Stock Post-Merger.” As a result of these requirements, GPI may not be able to fund future capital needs, including any necessary acquisition financing, solely from operating cash flows. Consequently, GPI intends to rely on third-party capital market sources for debt or equity financing to fund GPI’s business strategy. In addition, GPI will likely need third-party capital market sources to refinance its indebtedness at maturity. Continued or increased turbulence in the United States or international financial markets and economies could adversely affect its ability to replace or renew maturing liabilities on a timely basis or access the capital markets to meet liquidity and capital expenditure requirements and may result in adverse effects on GPI’s business, financial condition and results of operations. As such, GPI may not be able to obtain the financing on favorable terms or at all. access to third-party sources of capital also depends, in part, on:

●	the market’s perception of GPI’s growth potential;

●	GPI’s then-current levels of indebtedness;

●	GPI’s historical and expected future earnings, cash flows and cash distributions;

●	the market price per share of GPI’s common stock; and

●	general market conditions.

79

In addition, GPI’s ability to access additional capital may be limited by the terms of the indebtedness GPI has incurred, which may restrict its incurrence of additional debt. If GPI cannot obtain capital when needed, GPI may not be able to acquire or develop properties when strategic opportunities arise or refinance its debt, which could have a material adverse effect on GPI’s business, financial condition and results of operations.

GPI may in the future choose to pay dividends in its own stock, in which case GPI may be required to pay tax in excess of the cash it receives.

GPI may distribute taxable dividends that are payable in its stock. Taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of GPI’s current and accumulated earnings and profits for U.S. Federal income tax purposes. As a result, a U.S. stockholder may be required to pay tax with respect to such dividends in excess of the cash received. If a U.S. stockholder sells the stock it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of GPI’s stock at the time of the sale. For more information on the tax consequences of distributions with respect to GPI’s common stock or other securities, see “Material U.S. Federal Income Tax Considerations of Owning GPI Stock Post-Merger—Taxation of Taxable U.S. Stockholders.” Furthermore, with respect to non-U.S. stockholders, GPI may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock. In addition, if a significant number of its stockholders determine to sell shares of GPI’s stock in order to pay taxes owed on dividends, such sales may have an adverse effect on the value of its capital stock.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum Federal income tax rate applicable to income from “qualified dividends” payable to U.S. stockholders that are individuals, trusts and estates is 15% (20% in the case of taxpayers whose income exceeds certain thresholds). Dividends payable by REITs, however, generally are not eligible for the reduced rates. Although these rules do not adversely affect the taxation of REITs or dividends payable by REITs, to the extent that the reduced rates continue to apply to regular corporate qualified dividends, investors who are individuals, trusts and estates may perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including the value of its capital stock. See “Material U.S. Federal Income Tax Considerations of Owning GPI Stock Post-Merger—Taxation of Taxable U.S. Stockholders.”

Distributions to tax-exempt investors may be classified as unrelated business taxable income.

Neither ordinary nor capital gain distributions with respect to GPI’s common stock nor gain from the sale of common stock should generally constitute unrelated business taxable income to a tax-exempt investor. However, there are certain exceptions to this rule. In particular:

●	Part of the income and gain recognized by certain qualified employee pension trusts with respect to GPI’s common stock may be treated as unrelated business taxable income if (i) shares of GPI’s common stock are predominately held by qualified employee pension trusts, (ii) GPI is required to rely on a special look-through rule for purposes of meeting one of the REIT share ownership tests, and (iii) GPI is not operated in a manner to avoid treatment of such income or gain as unrelated business taxable income;

●	Part of the income and gain recognized by a tax-exempt investor with respect to GPI’s common stock would constitute unrelated business taxable income if the investor incurs debt in order to acquire the common stock; and

●	Part or all of the income or gain recognized with respect to GPI’s common stock by social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from U.S. Federal income taxation under Sections 501(c)(7), (9), (17), or (20) of the Code may be treated as unrelated business taxable income.

See “Material U.S. Federal Income Tax Considerations of Owning GPI Stock Post-Merger—Treatment of Tax-Exempt Stockholders.”

80

Foreign investors may be subject to FIRPTA on the sale of common stock if GPI is unable to qualify as a domestically controlled qualified investment entity.

A foreign person disposing of a U.S. real property interest, including shares of a U.S. corporation whose assets consist principally of U.S. real property interests, is generally subject to a tax pursuant to the Foreign Investment in Real Property Tax Act of 1980, which is referred to herein as FIRPTA, on the gain recognized on the disposition. FIRPTA does not apply, however, to the disposition of stock in a REIT held directly or indirectly through a partnership by either a “qualified stockholder” (except to the extent such ownership may be attributed to any “applicable investor”) or a “qualified foreign pension fund” or by an entity wholly-owned by such qualified foreign pension fund. In addition, FIRPTA does not apply to the disposition of stock in a REIT if the REIT is a “domestically controlled qualified investment entity.” A REIT is a domestically controlled qualified investment entity if, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. holders. There is a risk that GPI will not qualify as a domestically controlled qualified investment entity. If GPI were to fail to so qualify, gains realized by a foreign investor on a sale of GPI’s common stock generally would be subject to FIRPTA unless the foreign investor qualified for the exemptions from FIRPTA noted above or GPI’s common stock was traded on an established securities market and the foreign investor did not at any time during a specified testing period directly or indirectly own more than ten percent of the value of GPI’s outstanding common stock. See “Material U.S. Federal Income Tax Considerations of Owning GPI Stock Post-Merger—Taxation of Non-U.S. Stockholders—Dispositions.”

The tax imposed on REITs engaging in “prohibited transactions” may limit GPI’s ability to engage in transactions which would be treated as sales for U.S. Federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% penalty tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Although GPI does not intend to hold any properties that would be characterized as held for sale to customers in the ordinary course of GPI’s business, unless a sale or disposition qualifies under certain statutory safe harbors, such characterization is a factual determination and no guarantee can be given that the IRS would agree with GPI’s characterization of the initial real estate investments or any future properties or that GPI will always be able to make use of the available safe harbors.

The stock ownership limit imposed by the Code for REITs and GPI’s charter may restrict business combination opportunities.

To qualify as a REIT under the Code, not more than 50% in value of GPI’s outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year after GPI’s first year in which it qualifies as a REIT. GPI’s charter, with certain exceptions, authorizes GPI’s board of directors to take the actions that are necessary or appropriate to preserve GPI’s qualification as a REIT, including restricting the percentage of ownership that any person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code. Under the provisions of GPI’s charter, the term amount that may be owned is defined to be 9.8% or such lesser amount as determined by GPI’s board of directors that would provide that GPI will satisfy the ownership requirement for a REIT under the Code.

GPI may enter into certain hedging transactions which may have an impact on its REIT status.

From time to time, GPI may enter into hedging transactions with respect to one or more of GPI’s assets or liabilities. GPI has no current expectation of engaging in any such hedging or derivative activity other than interest rate swaps and similar instruments. Any such hedging activities may include entering into interest rate and/or foreign currency swaps, caps, and floors, options to purchase these instruments, and futures and forward contracts. Gains and losses from hedging transactions that GPI enters into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from the determination of whether GPI qualifies under various REIT income tests. To the extent that GPI does not properly identify such transactions as hedges or GPI hedges with other types of financial instruments, or hedge other types of indebtedness, any gains or losses from those transactions are not likely to be treated as qualifying income for purposes of the gross income tests. GPI intends to continue to structure any hedging transactions in a manner that does not jeopardize GPI’s status as a REIT. Furthermore, compliance with the statutory REIT requirements may limit its ability to implement hedging strategies that may otherwise reduce risk, thereby increasing GPI’s risk profile.

81

Any purported transfer of shares that results in a violation of REIT ownership limits will be transferred and sold on the market and you may not realize the full value of such shares.

Under GPI’s charter, if a purported transfer of its stock results in a violation the REIT ownership limits, such excess shares are transferred to a trust and are sold to GPI or another purchaser. The stockholder shall receive an amount (i) equal to the lesser of (1) the price per share in the transaction that resulted in the transfer of shares to the trust (or, in the event of a gift, devise or other such transaction, the last sales price reported on the applicable stock market or exchange on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (2) the average of the highest and lowest price at which the stock traded during the day on the applicable stock market or exchange (and if not so quoted, applying certain other averaging methodology) on the date that GPI or another purchaser accepts such offer, (ii) less any dividends or distributions, which the stockholder owed to the trustee. Due to GPI’s timing restrictions in making such sale to the market, the formula for determining the sales price, and the market conditions and demand for such shares at the time of the sale, such stockholder may not realize the full value of such shares.

If GPI fails to meet the REIT income tests as a result of receiving non-qualifying income, GPI would be required to pay a penalty tax in order to retain its REIT status, or may fail to qualify as a REIT.

Certain income GPI receives could be treated as non-qualifying income for purposes of the REIT requirements. See “Material U.S. Federal Income Tax Considerations of Owning GPI Stock Post-Merger—Gross Income Tests” and “Material U.S. Federal Income Tax Considerations of Owning GPI Stock Post-Merger—Rents from Real Property.” For example, rents GPI receives or accrues from a tenant will not be treated as qualifying rent for purposes of these requirements if the applicable lease is not respected as a true lease for U.S. federal income tax purposes and is instead treated as a service contract, joint venture or some other type of arrangement. If the applicable lease is not respected as a true lease for U.S. federal income tax purposes, GPI may fail to qualify to be taxed as a REIT. Even if GPI has reasonable cause for a failure to meet the REIT income tests as a result of receiving non-qualifying income, GPI would nonetheless be required to pay a penalty tax in order to retain its REIT status.

In addition, there may be legislative action to limit or eliminate certain incentives in the Code that can adversely affect the real estate market. For example, there has been proposals to eliminate or greatly reduce the benefits of the Section 1031 “like-kind exchange,” among other Code sections.

82

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

FC Global and Gadsden have included in this joint proxy statement/prospectus certain statements that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act related to FC Global, Gadsden and the proposed acquisition of Gadsden by FC Global. All statements other than statements of historical fact are forward-looking statements for purposes of federal and state securities laws. These forward-looking statements involve uncertainties that could significantly affect the financial or operating results of Gadsden, FC Global or the combined company. These forward-looking statements may be identified by terms such as anticipate, believe, foresee, expect, intend, plan, may, will, could and should and the negative of these terms or other similar expressions. Forward-looking statements in this document include, among other things, statements about the potential benefits of the proposed acquisition, including future financial and operating results, plans, objectives, expectations and intentions and the anticipated timing of closing of the acquisition. In addition, all statements that address operating performance, events or developments that FC Global or Gadsden expects or anticipates will occur in the future, including statements relating to creating value for stockholders, benefits of the proposed transactions to customers, vendors, employees, stockholders and other constituents of the combined company, integrating the two companies, cost savings and the expected timetable for completing the proposed transaction, are forward-looking statements. These forward-looking statements involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, risks related to the satisfaction of the conditions to closing the acquisition (including the failure to obtain necessary stockholder approvals) in the anticipated timeframe or at all; risks related to the ability to realize the anticipated benefits of the acquisition, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business, contractual and operational relationships; the unfavorable outcome of any legal proceedings that have been or may be instituted against FC Global, Gadsden or GPI; failure to protect proprietary or personally identifiable data against unauthorized access or unintended release; the ability to retain key personnel; negative effects of this announcement or the consummation of the proposed acquisition on the market price of the capital stock of FC Global, and on FC Global’s and Gadsden’s operating results; significant transaction costs, fees, expenses and charges; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition; other business effects, including the effects of industry, market, economic, political or regulatory conditions; future exchange and interest rates; changes in tax and other laws, regulations, rates and policies; future business combinations or disposals; and competitive developments.

In addition to the risks described under “Risk Factors”, the following factors, among others, could cause actual future results and other future events to differ materially from those currently estimated by management, including, but not limited to:

●	the timing to complete the merger;

●	the risk that a condition to completion of the merger may not be satisfied;

●	GPI’s ability to achieve the synergies and value creation projected to be realized following the completion of the merger;

●	GPI’s ability to promptly and effectively integrate Gadsden’s businesses;

●	the diversion of management time on merger-related issues;

●	risks related to any legal proceedings that may be instituted against FC Global, Gadsden and others relating to the merger;

●	the risk that the merger does not qualify for the intended tax treatment;

●	the effect of the announcement of the merger on the ability of FC Global and Gadsden to retain key employees, and to maintain business relationships with customers, vendors and others; and

●	changes in FC Global’s and Gadsden’s future cash requirements, capital requirements, results of operations, financial condition and/or cash flows.

83

You should not put undue reliance on forward-looking statements. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do occur, what impact they will have on the results of operations, financial condition or cash flows of FC Global or Gadsden. Actual results may differ materially from those discussed in this joint proxy statement/prospectus. All forward-looking statements speak only as of the date of this joint proxy statement/prospectus. Neither FC Global nor Gadsden assumes any duty to update or revise forward-looking statements, whether as a result of new information, future events, uncertainties or otherwise, as of any future date.

84

THE COMPANIES

FC Global Realty Incorporated

FC Global, founded in 1980, is transitioning from its former business as a skin health company to a company focused on real estate development and asset management, concentrating primarily on investments in and the management and development of income producing real estate assets. FC Global’s objective is to generate current income and long-term net asset value growth using institutional best practices in evaluating its investments.

The principal trading markets for FC Global common stock (OTC Pink: FCRE; TASE: FCRE) are the OTC Pink market and the Tel Aviv Stock Exchange, or TASE. The principal executive offices of FC Global are located at 2300 Computer Drive, Building G; Willow Grove, PA 19090; its telephone number is (215) 830-1430; and its website is www.fcglobalrealty.com. Information on FC Global’s website is not incorporated by reference into or otherwise part of this joint proxy statement/prospectus.

See “Information about FC Global” and “Management Discussion and Analysis of Financial Condition and Results of Operations for FC Global” for important business and financial information regarding FC Global.

FC Merger Sub, Inc.

FC Merger Sub was formed in the State of Maryland on October 11, 2018, and is a wholly owned subsidiary of FC Global. FC Merger Sub was formed solely for the purpose of completing the merger. FC Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger agreement and the merger.

FC Merger Sub is a privately-held corporation and its securities do not trade on any marketplace. The principal executive offices of FC Merger Sub are located at 2300 Computer Drive, Building G; Willow Grove, PA 19090; its telephone number is (215) 830-1430.

Gadsden Growth Properties, Inc.

Gadsden is a Maryland corporation that was formed on August 11, 2016. Gadsden’s business strategy will focus on the acquisition, development and management of property across retail, medical office and mixed-use investment segments in secondary and tertiary cities in the United States, initially in California and Utah. Gadsden intends to capitalize on the market mispricing in smaller properties, including under-capitalized, under-developed, distressed, or mismanaged properties, using the long-standing relationships that its senior management team has cultivated in the commercial real estate industry.

Gadsden is a privately-held corporation and its securities do not trade on any marketplace. The principal executive offices of Gadsden are located at 15150 N. Hayden Road, Suite 220, Scottsdale, Arizona 85260; its telephone number is (480) 750-8700; and its website is www.GadsdenREIT.com. Information on the Gadsden website is not incorporated by reference into or otherwise part of this joint proxy statement/prospectus.

See “Information about Gadsden” and “Management Discussion and Analysis of Financial Condition and Results of Operations for Gadsden” for important business and financial information regarding Gadsden.

Gadsden Growth Properties, L.P.

Gadsden Growth Properties, L.P. is a Delaware limited partnership that was formed on November 1, 2016. Gadsden is the sole general partner of this operating partnership, and it conducts substantially all of its operations through this operating partnership. Except as otherwise expressly provided in the partnership agreement, Gadsden, as the general partner, has the exclusive right and full authority and responsibility to manage and operate the partnership’s business.

Gadsden Growth Properties, L.P. is a privately-held partnership and its securities do not trade on any marketplace. The principal executive offices of Gadsden Growth Properties, L.P. are located at 15150 N. Hayden Road, Suite 220, Scottsdale, Arizona 85260; its telephone number is (480) 750-8700.

85

SPECIAL MEETING OF STOCKHOLDERS OF FC GLOBAL

FC Global is providing this joint proxy statement/prospectus to its stockholders in connection with the solicitation of proxies to be voted at the FC Global special meeting (or any adjournment or postponement of the FC Global special meeting) that FC Global has called to consider and vote on a proposal to approve the conversion and the stock issuance and a proposal to adjourn the FC Global special meeting if necessary to solicit additional proxies if there are not sufficient proxies to approve the conversion and the stock issuance at the time of the FC Global special meeting.

Date, Time and Location

Together with this joint proxy statement/prospectus, FC Global is also sending FC Global stockholders a notice of the FC Global special meeting and a form of proxy card that is solicited by FC Global’s board of directors for use at the FC Global special meeting to be held on [ ], 2018 FC Global’s office located at 2300 Computer Avenue, Building G, Willow Grove, PA 19090 at 9:30 a.m. (Eastern Standard Time), and any adjournments or postponements of the FC Global special meeting.

Only stockholders or their proxy holders may attend the FC Global special meeting. If you hold shares in your name at the record date (the close of business on [ ], 2018) and plan to attend the FC Global special meeting, please be prepared to provide valid government-issued photo identification (e.g., a driver’s license or a passport) to be admitted.

If you are a beneficial owner of shares of FC Global common stock held in “street name” by a broker, bank or other nominee holder of record at the record date (the close of business on [ ], 2018), and you plan to attend the FC Global special meeting, in addition to a valid government-issued photo identification (e.g., a driver’s license or a passport), you will also need proof of beneficial ownership at the record date to obtain admission to the FC Global special meeting. A brokerage statement or letter from a bank or broker are examples of proof of beneficial ownership. If you wish to vote your shares of FC Global common stock held in “street name” in person at the FC Global special meeting, you will have to obtain a written legal proxy in your name from the broker, bank or other nominee holder of record that holds your shares.

Purpose

At the FC Global special meeting, FC Global stockholders will be asked to consider and vote on the following proposals:

●	to approve the conversion;

●	to approve the stock issuance; and

●	to approve the adjournment of the FC Global special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the conversion and the stock issuance at the time of the FC Global special meeting, or any adjournment or postponement thereof.

Under FC Global’s bylaws, the business to be conducted at the FC Global special meeting will be limited to the proposals set forth in the notice to FC Global stockholders provided with this joint proxy statement/prospectus.

Recommendations of FC Global’s Board of Directors

FC Global’s board of directors unanimously determined that the merger agreement, the conversion and the merger and the other transactions contemplated by the merger agreement, including the stock issuance, are advisable and fair to and in the best interests of FC Global stockholders. FC Global’s board of directors unanimously recommends that FC Global stockholders vote “FOR” the conversion and “FOR” the stock issuance. FC Global’s board of directors further unanimously recommends that FC Global stockholders vote “FOR” the adjournment of the FC Global special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the conversion and the stock issuance at the time of the FC Global special meeting, or any adjournment or postponement thereof. See “FC Global Proposal I: Approval of the Conversion—Reasons for the Conversion” and “Gadsden Proposal I: Adoption of the Merger Agreement and FC Global Proposal II: Approval of the Stock Issuance—FC Global’s Reasons for the Merger; Recommendations of FC Global’s Board of Directors” for a more detailed discussion of the recommendation of FC Global’s board of directors that FC Global stockholders approve the conversion and the stock issuance.

86

FC Global Record Date; Outstanding Shares; Stockholders Entitled to Vote

FC Global’s board of directors has fixed the close of business on [ ], 2018 as the record date for determination of the FC Global stockholders entitled to vote at the FC Global special meeting, or any adjournment or postponement thereof. Only FC Global stockholders of record at the record date are entitled to receive notice of, and to vote at, the FC Global special meeting, or any adjournment or postponement thereof. As of the close of business on the record date, there were [ ] shares of FC Global common stock outstanding and entitled to vote at the FC Global special meeting, held by approximately [ ] holders of record.

Quorum

A quorum, which is a majority of the outstanding shares as of the record date, must be present to hold the FC Global special meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on the matter.

Abstentions on any matters are treated as shares present or represented and entitled to vote on that matter and have the same effect as a vote against such matter.

Shares of FC Global common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank or other nominee holder of record on any of the proposals to be voted on at the FC Global special meeting, and shares of FC Global common stock with respect to which the beneficial owner otherwise fails to vote, will not be deemed present at the FC Global special meeting for the purpose of determining the presence of a quorum. Accordingly, FC Global encourages you to provide voting instructions to your broker, whether or not you plan to attend the FC Global special meeting.

Required Vote

The affirmative vote of holders of at least a majority of the outstanding shares of FC Global common stock is required to approve the conversion. Accordingly, a FC Global stockholder’s abstention from voting, the failure of a FC Global stockholder who holds his or her shares in “street name” through a broker, bank or other nominee holder of record to give voting instructions to that broker, bank or other nominee holder of record or a FC Global stockholder’s other failure to vote will have the same effect as a vote “AGAINST” the proposal.

Assuming a quorum is present, approval of the stock issuance requires the affirmative vote of a majority of the votes cast at the FC Global special meeting. Although FC Global is not listed on NASDAQ, it has chosen to follow the current rules and interpretive guidance of NASDAQ in connection with voting at the FC Global special meeting. Under current rules and interpretive guidance of NASDAQ, “votes cast” on the stock issuance consist of votes “for” or “against” as well as abstentions. As a result, a FC Global stockholder’s abstention from voting on the stock issuance will have the same effect as a vote “AGAINST” the proposal. The failure of a FC Global stockholder who holds his or her shares in “street name” through a broker, bank or other nominee holder of record to give voting instructions to that broker, bank or other nominee holder of record or a FC Global stockholder’s other failure to vote will have no effect on the outcome of any vote to approve the stock issuance because these failures to vote are not considered “votes cast.”

To approve the adjournment of the FC Global special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the conversion and the stock issuance at the time of the FC Global special meeting, whether or not a quorum is present, the affirmative vote of a majority of the shares present at the FC Global special meeting in person or by proxy and entitled to vote is required. Accordingly, a FC Global stockholder’s abstention from voting will have the same effect as a vote “AGAINST” the proposal, but, the failure of a FC Global stockholder who holds his or her shares in “street name” through a broker, bank or other nominee holder of record to give voting instructions to that broker, bank or other nominee holder of record or a FC Global stockholder’s other failure to vote will have no effect on the approval of the proposal.

Stock Ownership of and Voting by FC Global Directors and Executive Officers

At the record date for the FC Global special meeting (the close of business on [ ], 2018), FC Global’s directors and executive officers and their affiliates beneficially owned and had the right to vote in the aggregate [ ] shares of FC Global common stock, which represents approximately [ ]% of the FC Global common stock entitled to vote as of that date.

87

It is expected that FC Global’s directors and executive officers and their affiliates will vote their shares “FOR” the conversion and the stock issuance and “FOR” the adjournment of the FC Global special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the stock issuance at the time of the FC Global special meeting.

Each of the directors and certain executive officers of FC Global, solely in his or her individual capacity as a FC Global stockholder, has entered into a voting agreement with FC Global to vote all of the FC Global common stock eligible to be voted at the FC Global special meeting by them FOR” the conversion and the stock issuance and “FOR” the adjournment of the FC Global special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the conversion and the stock issuance at the time of the FC Global special meeting. For more information, see “The Voting Agreement.” As of the record date, neither Gadsden nor any of its subsidiaries, directors or executive officers owned any FC Global common stock.

Voting of Shares

Via the Internet or by Telephone

If you hold FC Global common stock directly in your name as a stockholder of record, you may vote via the Internet at www.proxyvote.com or by telephone by calling 1-800-690-6903 toll-free. In order to submit a proxy to vote via the Internet or by telephone, you will need the control number on your proxy card (which is unique to each FC Global stockholder to ensure all voting instructions are genuine and to prevent duplicate voting). Votes may be submitted via the Internet or by telephone 24 hours a day, seven days a week, and must be received by 11:59 p.m. (Eastern Time) on [ ], 2018.

If you hold FC Global common stock in “street name,” meaning through a broker, bank or other nominee holder of record, you may vote via the Internet only if Internet voting is made available by your broker, bank or other nominee holder of record. Please follow the voting instructions provided by your broker, bank or other nominee holder of record with these materials.

By Mail

If you hold FC Global common stock directly in your name as a stockholder of record, you may submit a proxy card to vote your shares by mail. You will need to complete, sign and date your proxy card and return it using the postage-paid return envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Broadridge must receive your proxy card no later than the close of business on [ ], 2018.

If you hold FC Global common stock in “street name,” meaning through a broker, bank or other nominee holder of record, in order to provide voting instructions by mail, you will need to complete, sign and date the voting instruction form provided by your broker, bank or other nominee holder of record with these materials and return it in the postage-paid return envelope provided. Your broker, bank or other nominee holder of record must receive your voting instruction form in sufficient time to vote your shares.

In Person

If you hold FC Global common stock directly in your name as a stockholder of record, you may vote in person at the FC Global special meeting. Stockholders of record also may be represented by another person at the FC Global special meeting by executing a proper proxy designating that person and having that proper proxy be presented to the judge of election with the applicable ballot at the FC Global special meeting.

When a stockholder of record submits a proxy via the Internet or by telephone, his or her proxy is recorded immediately. You are encouraged to register your vote via the Internet or by telephone whenever possible. If you submit a proxy via the Internet or by telephone, please do not return your proxy card by mail. If you attend the meeting, you may also vote in person. Any votes that you previously submitted—whether via the Internet or by telephone—will be revoked and superseded by any vote that you cast at the FC Global special meeting. Your attendance at the FC Global special meeting alone will not revoke any proxy previously given.

If you hold shares of FC Global common stock in “street name” through a broker, bank or other nominee holder of record, you must obtain a proxy, executed in your favor, from the bank or broker to be able to vote in person at the FC Global special meeting. To request a proxy, please contact your broker, bank or other nominee holder of record.

88

Whether you vote via the Internet, by telephone or mail, or in person, if your shares are held in an account at a broker, bank or other nominee holder of record (i.e., in “street name”), you must instruct the broker, bank or other nominee holder of record on how to vote your shares. Your broker, bank or other nominee holder of record will vote your shares only if you provide instructions on how to vote by filling out the voting instruction form sent to you by your broker, bank or other nominee holder of record with this joint proxy statement/prospectus. Brokers, banks and other nominee holders of record who hold shares of FC Global common stock in “street name” typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions on how to vote from the beneficial owner. However, brokers, banks and other nominee holders of record typically are not allowed to exercise their voting discretion on matters that are “non-routine” without specific instructions on how to vote from the beneficial owner. Under the current rules of the NYSE, all proposals to be considered at the FC Global special meeting as described in this joint proxy statement/prospectus are considered non-routine. Therefore brokers, banks and other nominee holders of record do not have discretionary authority to vote on these proposals. A beneficial owner’s failure to instruct the broker, bank or other nominee holder of record how to vote shares held in “street name” will have no effect on the approval of the proposal to approve the conversion and the stock issuance or the proposal to adjourn the FC Global special meeting if necessary.

All shares represented by each properly completed and valid proxy received before or at the FC Global special meeting will be voted in accordance with the instructions given in the proxy. If a FC Global stockholder signs a proxy card and returns it without giving instructions for the voting on any proposal, the FC Global common stock represented by that proxy card will be voted “FOR” the conversion, “FOR” the stock issuance and “FOR” the adjournment of the FC Global special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the conversion and the stock issuance at the time of the FC Global special meeting.

Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the FC Global special meeting in person, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the FC Global special meeting. If your shares are held in the name of a bank, broker or other nominee holder of record, please follow the instructions on the voting instruction form furnished to you by such record holder.

Revocability of Proxies; Changing Your Vote

You may revoke your proxy or change your vote at any time before the closing of the polls at the FC Global special meeting. If you are a stockholder of record at the record date (the close of business on [ ], 2018), you can revoke your proxy or change your vote by:

●	sending a signed notice stating that you revoke your proxy to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, that bears a date later than the date of proxy you want to revoke and is received before the FC Global special meeting;

●	submitting a valid, later-dated proxy via the Internet or by telephone before 11:59 p.m. (Eastern Standard Time) on [ ], 2018, or by mail that is received before the FC Global special meeting; or

●	attending the FC Global special meeting (or, if the FC Global special meeting is adjourned or postponed, attending the adjourned or postponed meeting) and voting in person, which automatically will cancel any proxy previously given, or revoking your proxy in person, but your attendance at the FC Global special meeting alone will not revoke any proxy previously given.

If you hold your shares in “street name” through a broker, bank or other nominee holder of record, you must contact your broker, bank or other nominee holder of record to change your vote or obtain a written legal proxy to vote your shares if you wish to cast your vote in person at the FC Global special meeting.

Solicitation of Proxies; Expenses of Solicitation

This joint proxy statement/prospectus is being provided to holders of shares of FC Global common stock in connection with the solicitation of proxies by FC Global’s board of directors to be voted at the FC Global special meeting and at any adjournments or postponements of the FC Global special meeting. FC Global will bear all costs and expenses in connection with the solicitation of proxies, including the costs of filing, printing and mailing this joint proxy statement/prospectus for the FC Global special meeting.

89

In addition to solicitation by mail, directors, officers and employees of FC Global or its subsidiaries may solicit proxies from stockholders by telephone, telegram, email, personal interview or other means. FC Global currently expects not to incur any costs beyond those customarily expended for a solicitation of proxies in connection with approval of an issuance of common shares. Directors, officers and employees of FC Global will not receive additional compensation for their solicitation activities, but may be reimbursed for reasonable out-of-pocket expenses incurred by them in connection with the solicitation. Brokers, dealers, commercial banks, trust companies, fiduciaries, custodians and other nominees have been requested to forward proxy solicitation materials to their customers, and such nominees will be reimbursed for their reasonable out-of-pocket expenses.

Householding

Unless FC Global has received contrary instructions, it may send a single copy of this joint prospectus/proxy statement and notice to any household at which two or more stockholders reside if it believes the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce FC Global’s expenses.

Adjournment

FC Global stockholders are being asked to approve a proposal that will give FC Global’s board of directors authority to adjourn the FC Global special meeting one or more times for the purpose of soliciting additional proxies in favor of the approval of the conversion and the stock issuance if there are not sufficient votes at the time of the FC Global special meeting to approve the conversion and the stock issuance. If this proposal is approved, the FC Global special meeting could be adjourned to any date. In addition, FC Global’s board of directors, with or without stockholder approval, could postpone the meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the FC Global special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the approval of the conversion and the stock issuance but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. But if you indicate that you wish to vote against the approval of the stock issuance, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

Other Information

The matters to be considered at the FC Global special meeting are of great importance to the stockholders of FC Global. Accordingly, you are urged to read and carefully consider the information contained in this joint proxy statement/prospectus and submit your proxy via the Internet or by telephone or complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope. If you submit your proxy via the Internet or by telephone, you do not need to return the enclosed proxy card.

Assistance

If you need assistance in completing your proxy card or have questions regarding the FC Global special meeting, please contact:

FC Global Realty Incorporated

2300 Computer Drive, Building G

Willow Grove, PA 19090

Attention: Michele Pupach

Telephone: (215) 830-1430

Email: mpupach@fcglobalrealty.com

90

SPECIAL MEETING OF STOCKHOLDERS OF GADSDEN

Gadsden is providing this joint proxy statement/prospectus to its stockholders in connection with the solicitation of proxies to be voted at the Gadsden special meeting (or any adjournment or postponement of the Gadsden special meeting) that Gadsden has called to consider and vote on a proposal to adopt the merger agreement, a proposal to adjourn from time to time the Gadsden special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Gadsden special meeting or any adjournment or postponement thereof and a proposal to approve, on an advisory (non-binding) basis, compensation that will or may be paid or provided by Gadsden to its named executive officers in connection with the merger.

Date, Time and Location

Together with this joint proxy statement/prospectus, Gadsden is also sending Gadsden stockholders a notice of the Gadsden special meeting and a form of proxy card that is solicited by Gadsden’s board of directors for use at the Gadsden special meeting to be held on [ ], 2018, at Gadsden’s office located at 15150 N. Hayden Road, Suite 220, Scottsdale, Arizona 85260 at 3:00 p.m. (Eastern Standard Time), and any adjournments or postponements of the Gadsden special meeting.

Only stockholders or their proxy holders may attend the Gadsden special meeting. If you hold shares in your name at the record date (the close of business on [ ], 2018) and plan to attend the Gadsden special meeting, please be prepared to provide valid government-issued photo identification (e.g., a driver’s license or a passport) to be admitted.

Purpose

At the Gadsden special meeting, Gadsden stockholders will be asked to consider and vote on the following proposals:

●	to adopt the merger agreement;

●	to approve the adjournment from time to time of the Gadsden special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Gadsden special meeting or any adjournment or postponement thereof; and

●	to approve, on an advisory (non-binding) basis, compensation that will or may be paid or provided by Gadsden to its named executive officers in connection with the merger.

Gadsden has not received notice of any other proposals to be presented at the Gadsden special meeting.

Recommendations of Gadsden’s Board of Directors

Gadsden’s board of directors unanimously determined that the merger agreement, the merger, and the other transactions contemplated by the merger agreement are advisable, fair and in the best interests of Gadsden and its stockholders, declared it advisable to enter into the merger agreement and approved the merger agreement and the transactions contemplated thereby, including the merger. Gadsden’s board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement. Gadsden’s board of directors further unanimously recommends that you vote “FOR” the proposal to approve the adjournment from time to time of the Gadsden special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Gadsden special meeting or any adjournment or postponement thereof, and “FOR” the proposal to approve, on an advisory (non-binding) basis, compensation that will or may be paid or provided by Gadsden to its named executive officers in connection with the merger. See “Gadsden Proposal I: Adoption of the Merger Agreement and FC Global Proposal II: Approval of the Stock Issuance—Gadsden’s Reasons for the Merger; Recommendations of Gadsden’s Board of Directors” for a more detailed discussion of the recommendation of the Gadsden board of directors that Gadsden stockholders adopt the merger agreement.

Gadsden Record Date; Outstanding Shares; Stockholders Entitled to Vote

Gadsden’s board of directors has fixed the close of business on [ ], 2018, as the record date for determination of Gadsden stockholders entitled to receive notice of, and vote at, the Gadsden special meeting or any adjournment or postponement of the Gadsden special meeting. As of the close of business on the record date, there were [ ] shares of Gadsden common stock and [ ] shares of Gadsden Series A Preferred Stock outstanding. Each holder of Gadsden common stock is entitled to one vote for each share owned at the record date. Each holder of Gadsden Series A Preferred Stock is entitled to 2.5 votes for each share owned at the record date. There are approximately [ ] holders of record of Gadsden common stock and Gadsden Series A Preferred Stock entitled to vote at the Gadsden special meeting.

91

Quorum

A quorum of stockholders at the Gadsden special meeting is required for Gadsden stockholders to adopt the merger agreement or approve, on an advisory (non-binding) basis, compensation that will or may be paid or provided by Gadsden to its named executive officers in connection with the merger. The presence at the Gadsden special meeting, in person or by proxy, of the holders of record of a majority of the shares of Gadsden common stock and Series A Preferred Stock issued and outstanding and entitled to vote (on an as-converted basis) will be necessary and sufficient to constitute a quorum at the Gadsden special meeting. Shares held by stockholders who abstain from voting will be included as shares present at the Gadsden special meeting for purposes of determining a quorum. There must be a quorum for business to be conducted at the Gadsden special meeting. Failure of a quorum to be present at the Gadsden special meeting will necessitate an adjournment or postponement thereof.

Required Vote

Pursuant to the MGCL, the affirmative vote of holders of at least two-thirds of the outstanding shares of Gadsden common stock and Series A Preferred Stock, voting as a single class on an as-converted basis, is required to adopt the merger agreement. Accordingly, a Gadsden stockholder’s abstention from voting, or a Gadsden stockholder’s other failure to vote will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Approval of the adjournment from time to time of the Gadsden special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Gadsden special meeting or any adjournment or postponement thereof (whether or not a quorum is present) requires the approval of at least a majority of the votes cast at the Gadsden special meeting (whether or not a quorum is present). Accordingly, a Gadsden stockholder’s abstention from voting will have no effect on this proposal.

Approval of the non-binding advisory proposal to approve compensation that will or may be paid or provided by Gadsden to its named executive officers in connection with the merger requires approval of at least a majority of the votes cast at the Gadsden special meeting (assuming a quorum is present). Accordingly, a Gadsden stockholder’s abstention from voting will have no effect on this proposal.

Stock Ownership of and Voting by Gadsden Directors and Executive Officers

At the record date for the Gadsden special meeting (the close of business on [ ], 2018), Gadsden’s directors and executive officers and their affiliates beneficially owned and had the right to vote in the aggregate [ ] shares of Gadsden common stock and [ ] shares of Gadsden Series A Preferred Stock, which represent [ ]% of the Gadsden stock entitled to vote as of that date.

Each of the directors and certain executive officers of Gadsden, solely in his or her individual capacity as a Gadsden stockholder and certain stockholders of Gadsden, have entered into a voting agreement with FC Global to vote all of the Gadsden stock eligible to be voted at the Gadsden special meeting by them in favor of the adoption of the merger agreement and in favor of the proposal to adjourn the Gadsden special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Gadsden special meeting or any adjournment or postponement thereof. For more information, see “The Voting Agreement.” As of the record date, neither FC Global nor any of its subsidiaries, directors or executive officers owned any Gadsden common stock, except for Kristen Pigman, a director of FC Global, who holds 1,500 shares of Gadsden common stock, which was equal to less than 1% of Gadsden’s outstanding common stock on the record date.

Voting of Shares

By E-mail

If you hold Gadsden stock directly in your name as a stockholder of record, you may submit your vote by e-mail. You will need to complete, sign and date your proxy card and send it to George@GadsdenREIT.com. Votes may be submitted 24 hours a day, seven days a week, and must be received by 11:59 p.m. (Eastern Standard Time) on [ ], 2018.

92

By Mail

If you hold Gadsden stock directly in your name as a stockholder of record, you may submit a proxy card to vote by mail. You will need to complete, sign and date your proxy card and return it to Gadsden Growth Properties, Attn: George Bell, 15150 N. Hayden Road, Suite 220, Scottsdale, AZ 85260. Gadsden must receive your proxy card no later than the close of business on [ ], 2018.

In Person

If you hold Gadsden stock directly in your name as a stockholder of record, you may vote in person at the Gadsden special meeting. Stockholders of record also may be represented by another person at the Gadsden special meeting by executing a proper proxy designating that person.

When a stockholder of record submits a proxy by e-mail, his or her proxy is recorded immediately. You are encouraged to register your proxy by e-mail whenever possible. If you submit a proxy by e-mail, please do not return your proxy card by mail. If you attend the meeting, you may also vote in person. Any proxies that you previously submitted will be superseded by any vote that you cast at the Gadsden special meeting.

All shares represented by each properly completed and valid proxy received before or at the Gadsden special meeting will be voted in accordance with the instructions given in the proxy. If a Gadsden stockholder signs a proxy card and returns it without giving instructions for the voting on any proposal, the Gadsden stock represented by that proxy card will be voted “FOR” the adoption of the merger agreement, “FOR” the proposal to approve the adjournment of the Gadsden special meeting, if necessary, and “FOR” the proposal to approve, on an advisory (non-binding) basis, compensation that will or may be paid or provided by Gadsden to its named executive officers in connection with the merger. Gadsden stockholders should NOT send stock certificates with their proxy cards.

Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the Gadsden special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Gadsden special meeting.

Revocability of Proxies; Changing Your Vote

You may revoke your proxy or change your vote at any time before the closing of the polls at the Gadsden special meeting. If you are a stockholder of record at the record date (the close of business on [ ], 2018), you can revoke your proxy or change your vote by:

●	sending a signed notice stating that you revoke your proxy to George Bell at Gadsden Growth Properties, Inc, 15150 N. Hayden Road, Suite 220, Scottsdale, AZ 85260 that bears a date later than the date of the proxy you want to revoke and is received prior to the Gadsden special meeting;

●	submitting a valid, later-dated proxy by e-mail before 11:59 p.m. (Eastern Standard Time) on [ ], 2018, or by mail that is received before the Gadsden special meeting; or

●	attending the Gadsden special meeting (or, if the Gadsden special meeting is adjourned or postponed, attending the adjourned or postponed meeting) and voting in person, which automatically will cancel any proxy previously given, or revoking your proxy in person, but your attendance at the Gadsden special meeting alone will not revoke any proxy previously given.

Solicitation of Proxies; Expenses of Solicitation

This joint proxy statement/prospectus is being provided to holders of Gadsden stock in connection with the solicitation of proxies by Gadsden’s board of directors to be voted at the Gadsden special meeting and at any adjournments or postponements of the Gadsden special meeting. Gadsden will bear all costs and expenses in connection with the solicitation of proxies, including the costs of filing, printing and mailing this joint proxy statement/prospectus for the Gadsden special meeting.

In addition to solicitation by mail, directors, officers and employees of Gadsden or its subsidiaries may solicit proxies from stockholders by telephone, telegram, e-mail, personal interview or other means. Gadsden currently expects not to incur any costs beyond those customarily expended for a solicitation of proxies in connection with the adoption of the merger agreement. Directors, officers and employees of Gadsden will not receive additional compensation for their solicitation activities, but may be reimbursed for reasonable out-of-pocket expenses incurred by them in connection with the solicitation.

93

Householding

Unless Gadsden has received contrary instructions, it may send a single copy of this joint prospectus/proxy statement and notice to any household at which two or more stockholders reside if it believes the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce Gadsden’s expenses.

Adjournment

Gadsden stockholders are being asked to approve a proposal that will give Gadsden’s board of directors authority to adjourn the Gadsden special meeting from time to time if necessary for the purpose of soliciting additional proxies in favor of the adoption of the merger agreement if there are not sufficient votes at the time of the Gadsden special meeting or any adjournment or postponement thereof, to adopt the merger agreement. If this proposal is approved, the Gadsden special meeting could be adjourned to any date or dates.

In addition, Gadsden’s board of directors, without prior stockholder approval, could postpone the meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the Gadsden special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the adoption of the merger agreement but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. But if you indicate that you wish to vote against the adoption of the merger agreement, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

Other Information

The matters to be considered at the Gadsden special meeting are of great importance to the stockholders of Gadsden. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this joint proxy statement/prospectus and submit your proxy by e-mail or complete, date, sign and promptly return the enclosed proxy card.

Stockholders should not send any stock certificates at this time. A transmittal form with instructions for the surrender of share certificates for Gadsden stock will be mailed to you as soon as practicable after completion of the merger.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Gadsden special meeting, please contact:

Gadsden Growth Properties, Inc.

15150 N. Hayden Road, Suite 220

Scottsdale, Arizona 85260

Attention: George Bell

Telephone: (480) 750-8700

Email: George@GadsdenREIT.com

94

FC GLOBAL PROPOSAL I: APPROVAL OF THE CONVERSION

General

On November 8, 2018, the board of directors of FC Global adopted resolutions, subject to stockholder approval, to change FC Global’s state of incorporation from Nevada to Maryland by way of a conversion pursuant to Section 92A.105 of the NRS and Section 3-901 of the MGCL. Pursuant to the plan of conversion, the issued and outstanding shares of FC Global common stock will automatically be converted into the same number of shares of GPI’s common stock. GPI is a Maryland corporation that will be formed at the time of the conversion solely for the purpose of effectuating the conversion. The form of the plan of conversion is attached hereto as Annex A. Upon completion of the conversion, the articles of incorporation and bylaws of GPI will become the governing instruments and will differ in several respects from the current articles of incorporation and bylaws of FC Global, as more thoroughly discussed below.

For the reasons discussed below, the board of directors of FC Global believes that changing FC Global’s state of incorporation to Maryland is in the best interests of FC Global and its stockholders. The effect of the conversion will be to change the law applicable to FC Global’s corporate affairs from Nevada law to Maryland law.

Following the conversion:

●	FC Global’s corporate name will be changed to Gadsden Properties, Inc.

●	FC Global’s corporate office will continue to be located in Willow Grove, Pennsylvania until the conversion is completed at which point FC Global’s corporate office will become the corporate office of Gadsden, which is located in Scottsdale, Arizona. FC Global will not establish any offices or operations in Maryland as a result of the conversion (other than to comply with a requirement under the MGCL that GPI have a principal office and registered agent in Maryland, which GPI intends to satisfy through a third-party service company). FC Global may organize wholly-owned subsidiaries to hold title to certain assets.

●	FC Global’s business, directors and management will continue to be the same as immediately before the conversion, but as disclosed elsewhere in this joint proxy statement/prospectus, its business, directors and management will change upon completion of the merger.

●	FC Global’s fiscal year, assets, liabilities and dividend policies will be the same as immediately before the conversion.

FC Global’s board of directors believes that, because of Maryland’s more comprehensive laws governing REITs and the number of REITs domiciled in that state, Maryland courts have developed a greater expertise than Nevada courts in dealing with REITs and REIT issues and thus have developed a greater body of relevant case law. Further, the MGCL provides specific statutory validation of charter restrictions on ownership and transfer of stock to protect REIT status and for any other purpose. FC Global’s board of directors believes that the Maryland statutes, Maryland’s policies with respect to REITs and the established body of relevant case law are more conducive to the operations of a REIT than the laws and policies of Nevada and they provide the directors and management of a REIT with greater certainty and predictability in managing the affairs of GPI.

As a result of the above and as described below, FC Global’s board of directors believes that being incorporated in Maryland and being governed by Maryland law, like the majority of REITs in FC Global’s expected peer group, would be in the best interest of FC Global and its stockholders as it commences with operations intended to serve as a REIT in the future.

Reasons for the Conversion

FC Global’s board of directors believes that FC Global will benefit in several ways by changing its state of incorporation from Nevada to Maryland, especially considering FC Global’s intent is to take the necessary steps to operate as a REIT following the merger even though it currently does not qualify as a REIT:

●	FC Global will be governed by the MGCL, which contains provisions conducive to the operations of a REIT;

●	the fact that a significant number of publicly-owned REITs are currently organized under the laws of Maryland (including approximately 65% of REITs that are members of the National Association of Real Estate Investment Trusts and over 80% of publicly-owned REITs) has resulted in the development of a more comprehensive and clearer body of law and practice relating to Maryland REITs than is available to a REIT that is organized as a Nevada corporation;

95

●	being governed by Maryland law will bring FC Global’s governance more in line with that of other REITs;

●	Maryland law provides for a statutory standard of conduct for directors and officers and offers broader statutory exculpation for directors and officers from personal liability for money damages than Nevada, which should facilitate FC Global’s efforts to attract and retain qualified directors and officers; and

●	Maryland law offers additional protections in the event of an unsolicited takeover attempt that FC Global believes should better protect stockholder interests.

The number of REITs that have incorporated or reincorporated in Maryland may be attributable to the fact that for many years Maryland has followed a policy of encouraging REITs to establish their legal domicile in that state. In furtherance of that policy, Maryland has adopted modern and flexible laws that are regularly updated and revised to meet changing business needs. Maryland has laws specific to REITs and a pro- REIT state tax structure, including:

●	provisions that validate charter restrictions on the ownership and transfer of stock, which are necessary to satisfy the U.S. federal income tax requirements for qualification as a REIT; and

●	provisions that permit the issuance of shares to holders for the specific purpose of satisfying the U.S. federal income tax requirements for qualification as a REIT regarding share ownership.

Maryland has a separate statute governing REITs that are organized as a trust, and while this statute does not apply to corporations, like FC Global, many believe it helps provide greater certainty with respect to the treatment of a REIT under state law.

Certain Differences Between the Rights of Stockholders under Nevada and Maryland Law

While FC Global’s board of directors believes the conversion is in the best interests of FC Global and its stockholders, Nevada and Maryland law differ in some respects. The rights of stockholders and the powers of management under Maryland and Nevada law are discussed in more detail below.

The Conversion

At the effective time of the conversion:

●	The state of incorporation of FC Global will change from Nevada to Maryland.

●	FC Global will cease to exist as a Nevada corporation. As a Maryland corporation, FC Global will be governed by Maryland law instead of Nevada law.

●	FC Global will be governed by the Maryland charter and Maryland bylaws attached to this joint proxy statement/prospectus as Annexes B and C, respectively.

●	The number of directors comprising the board of directors of GPI will initially be five (5), who are currently the five directors on the board of FC Global; however, it is anticipated that following the merger the board of directors of GPI will consist of nine persons who will be the persons described under “Executive Officers and Directors.”

●	The current officers of FC Global will be the initial officers of GPI, but following the merger, the officers of GPI will be the officers described under “Executive Officers and Directors.”

●	Each share of FC Global’s common stock will be converted into one share of common stock of GPI with a par value of $0.01 (which is the same as FC Global’s current par value).

●	Subject to the provisions of GPI’s charter regarding the restrictions on ownership and transfer of stock, each outstanding share of common stock of GPI will entitle the holder thereof to voting rights, dividend rights and liquidation rights equivalent to the rights of holders of FC Global’s common shares prior to the conversion.

96

●	All options, rights or warrants to purchase shares of FC Global common stock, including the conversion rights associated with any shares of preferred stock, outstanding immediately prior to the conversion will thereafter entitle the holder to purchase a like number of shares of GPI’s common stock on the same terms without any action on the part of the holder.

●	FC Global’s stockholders will not need to exchange their current share certificates in connection with the conversion. All certificates representing FC Global’s common stock immediately prior to the conversion will be deemed to represent a like number of shares of GPI’s common stock without any action on the part of the holder.

●	FC Global common stock is currently quoted on the OTC Pink marketplace and the TASE under the symbol “FCRE,” and following the conversion will continue to be quoted on the OTC Pink marketplace and the TASE under the same symbol until such time the board of directors can effectuate the change in symbol to coincide with the name of GPI.

Material U.S. Federal Income Tax Consequences of the Conversion

FC Global has not requested and will not request a ruling from the IRS, nor has it requested or received a tax opinion from an attorney, as to the various tax consequences of the conversion. FC Global is structuring the conversion in an effort to obtain the following consequences:

●	the conversion will constitute a tax-free reorganization within the meaning of section 368(a)(1)(F) of the Code;

●	no gain or loss for federal income tax purposes will be recognized by FC Global stockholders as a consequence of holding common stock;

●	the basis of the common stock held by stockholders after the conversion will be the same as their basis for such common stock prior to the conversion; and

●	the holding period for the common stock held by stockholders after the conversion will include the period during which such stockholders held common stock prior to the conversion.

This discussion should not be considered as tax or investment advice, and the tax consequences of the conversion may not be the same for all stockholders. It should be noted that the foregoing positions are not binding on the IRS, which may challenge the tax-free nature of the conversion. A successful challenge by the IRS could result in taxable income to FC Global and its stockholders, as well as other adverse tax consequences. ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT WITH HIS, HER, OR ITS OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE CONVERSION.

The above discussion is not intended or written to be used, and cannot be used by any person, for the purpose of avoiding U.S. federal tax penalties. It was written solely in connection with the proposed conversion.

Regulatory Approvals

To FC Global’s knowledge, the only required regulatory or governmental approval or filing necessary in connection with the consummation of the conversion will be the filing of articles of conversion and the Maryland charter with the Maryland State Department of Assessments and Taxation of Maryland and the filing of articles of conversion with the Secretary of State of the State of Nevada.

Comparison of Rights of Stockholders and the Corporate Governance Before and After the Conversion

Your rights as a stockholder are currently governed by the NRS and FC Global’s amended and restated articles of incorporation, as amended, which are referred to as the articles of incorporation, and amended and restated bylaws, which are referred to as the bylaws. As a Maryland corporation, GPI will be governed by the MGCL, the Maryland charter attached hereto as Annex B, as further amended or supplemented from time to time, and the Maryland bylaws attached hereto as Annex C, as further amended from time to time.

The material differences between applicable Nevada and Maryland laws and among these various documents are summarized below. The comparison of rights of the stockholders of FC Global before and after the conversion below is subject to and qualified in its entirety by reference to the NRS, the MGCL, the Maryland charter and bylaws, and FC Global’s articles of incorporation and bylaws, copies of which may be obtained from FC Global by writing to Michele Pupach, FC Global’s Secretary, at FC Global Realty Incorporated, 2300 Computer Drive, Building G, Willow Grove, PA 19090.

97

For additional information regarding the rights of stockholders following the conversion and merger, please see “Description of GPI Capital Stock” below.

Capitalization

Nevada. FC Global’s current articles of incorporation authorize a total of 550,000,000 shares of stock consisting of 500,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share. As of the record date, FC Global had [ ] shares of its common stock outstanding, and no shares of Preferred Stock outstanding.

Maryland. The Maryland charter will authorize GPI to issue a total of 600,000,000 shares of stock, consisting of 500,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 par value per share. Immediately following the conversion, GPI will have the same number of shares of common and preferred stock outstanding as FC Global had outstanding immediately prior to the conversion. The Maryland charter will also designate shares of preferred stock consistent with outstanding classes of Gadsden’s preferred stock in preparation for the merger. See “Description of GPI Capital Stock” for more information.

Charter Amendments

Nevada. The NRS provides that an amendment to the articles of incorporation may be adopted by a resolution of the board of directors and approved by the stockholders by a majority of the votes of each class entitled to vote, unless a greater vote is required by a corporation’s articles of incorporation. FC Global’s articles of incorporation do not require a greater vote.

Maryland. Under the MGCL, a Maryland corporation generally cannot amend its charter unless the action is advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. The Maryland charter provides that amendments to the charter (other than amendments to the provisions of the Maryland charter related to the removal of directors or amendments to the vote required to amend such provisions, which must be approved by at least two-thirds of the votes entitled to be cast on the amendment) generally may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

A Maryland corporation may also provide in its charter that the board of directors, with the approval of a majority of the entire board, and without action by the stockholders, may approve amendments to the charter to increase or decrease the aggregate number of shares of stock that the corporation is authorized to issue or the number of shares of stock of any class or series that the corporation is authorized to issue. The Maryland charter provides the board of directors with such power.

Classification and Issuance of Stock

Nevada. FC Global’s articles of incorporation authorizes FC Global’s board of directors to issue preferred stock from time to time in series or otherwise, subject to the limitations provided by law, to establish and designate series, if any, of preferred stock, to fix the number of shares constituting such series, the voting powers, designations and other rights of the shares of preferred stock. The authorized but unissued shares of common stock and preferred stock are available for issuance for general corporate purposes, without stockholder approval.

Maryland. The Maryland charter authorizes the board of directors to classify and reclassify any unissued shares of stock into other classes or series of stock, including one or more classes or series of stock that have priority over common stock with respect to dividends or upon liquidation, or have voting rights and other rights that differ from the rights of the common stock, and authorize GPI to issue the newly classified shares. Before authorizing the issuance of shares of any new class or series, GPI’s board of directors must set, subject to the provisions in the charter relating to the restrictions on ownership and transfer of stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series of stock. This action may be taken without the approval of holders of GPI’s common stock unless such approval is required by applicable law, the terms of any other class or series of stock or the rules of any stock exchange or automated quotation system on which any of GPI’s stock is listed or traded.

98

FC Global believes that the power of the board of directors to approve amendments to the Maryland charter to increase or decrease the number of authorized shares of stock, to authorize GPI to issue additional authorized but unissued shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to authorize GPI to issue the classified or reclassified shares of stock will provide GPI with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. Similar to the power currently held by FC Global’s board of directors, after the conversion, its board of directors will have the power to authorize GPI to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of its common stock or otherwise be in the best interests of GPI.

Amendment to Bylaws

Nevada. In Nevada, the power to amend bylaws generally rests with both the stockholders and the board of directors (with each independently having the power to add, change or delete provisions of the bylaws) unless the NRS or the articles of incorporation reserves such power exclusively to the stockholders or unless a particular bylaw prohibits the board of directors from amending it. The right of stockholders to inspect corporate records as provided under NRS 78.257 may not be limited by the articles of incorporation or bylaws of the corporation.

FC Global’s bylaws provide that its board of directors has the power to amend, repeal or adopt bylaws. Except as otherwise permitted by law, any bylaw adopted by the board of directors may be amended or repealed at a stockholders’ meeting by vote of the holders of a majority of the shares entitled, at that time, to vote for the election of directors. FC Global’s bylaws may also be amended, altered or repealed at any regular or special meeting of the stockholders if notice of the proposed alteration or amendment is contained in the notice of the meeting.

Maryland. Under the MGCL, an amendment to the bylaws of a corporation requires the approval of the stockholders, unless the charter or bylaws vest the power to amend the bylaws in the board of directors. The Maryland bylaws provide that the board of directors will have the exclusive power to adopt, alter or repeal any provision of the bylaws and to make new bylaws.

Stockholder Action by Written Consent

Nevada. The NRS generally provides that, unless otherwise provided in the articles of incorporation or bylaws of the corporation, stockholder action may be taken by consent in lieu of a meeting, and pursuant to FC Global’s bylaws, any corporate action may be voted upon or approved without a meeting if approved by the majority of the stockholders entitled to vote. Under FC Global’s articles of incorporation and bylaws, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting only if a written consent describing the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Maryland. The MGCL generally provides that, unless the charter of the corporation authorizes common stockholder action by less than unanimous consent, common stockholder action may be taken by consent in lieu of a meeting only if it is given by all common stockholders entitled to vote on the matter. The Maryland charter permits stockholder action by consent in lieu of a meeting to the extent permitted by the Maryland bylaws. The Maryland bylaws provide that, if the action is advised, and submitted to the stockholders for approval by the board of directors, stockholder action may be taken without a meeting if a consent, in writing or by electronic transmission, setting forth the action so taken, is given by the stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of stockholders.

Special Stockholder Meetings

Nevada. Nevada law permits special meetings of stockholders to be called by the board of directors, any two directors, or the President, unless the articles of incorporation or bylaws provide otherwise. FC Global’s bylaws allow for special meetings of the stockholders at any time, subject to specific notice provisions, by the holders of 10% of the voting shares of the Corporation, or by the President, or by the board of directors or a majority thereof.

Maryland. Under the MGCL, the board of directors, the president and any other person specified in the charter or bylaws may call a special meeting. Pursuant to the Maryland bylaws, the chairman of the board, the chief executive officer, the president or the board of directors may call a special meeting of stockholders. As permitted by the MGCL, the Maryland bylaws require the corporate secretary to call a special meeting to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting on such matter containing the information required by the Maryland bylaws. The secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including proxy materials), and the requesting stockholder must pay such estimated cost before the secretary is required to prepare and deliver the notice of the special meeting.

99

Restrictions on Ownership and Transfer of Stock

Nevada. Under Nevada law, the articles of incorporation, bylaws, an agreement among stockholders, or an agreement among stockholders and the corporation may impose restrictions on the transfer or registration of transfer of shares of a corporation. FC Global’s articles of incorporation and bylaws do not impose any restrictions on the ownership and transfer of stock.

Maryland. The Maryland charter contains restrictions on the ownership and transfer of stock. The relevant sections of the charter provide, subject to the exceptions, that no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of GPI’s common stock, or 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of all classes and series of GPI’s capital stock. Please see “Description of GPI Capital Stock—Restrictions on Ownership and Transfer” for a detailed description of these restrictions.

Number and Election of Directors

Nevada. Nevada law permits corporations to classify boards of directors provided that at least one-fourth of the total number of directors is elected annually. FC Global’s bylaws provide that the number of directors of the corporation, which shall constitute the entire board of directors, shall be fixed from time to time by the board of directors (subject to the maximum number of nine established in the bylaws), provided that in no instance shall there by less than one director. FC Global’s board of directors is currently comprised of four directors. FC Global’s articles of incorporation and bylaws do not provide for a classified board.

Maryland. Under the MGCL, the minimum number of directors of a Maryland corporation is one. The number of directors of a Maryland corporation is as provided by the charter until changed by the bylaws. The bylaws may both alter the number of directors set by the charter and authorize a majority of the entire board of directors to alter, within specified limits, the number of directors set by the charter or the bylaws, but board action may not affect the tenure of office of any director. In addition, the MGCL permits, but does not require, the board to be classified. If the directors are divided into classes, the term of office may be provided in the bylaws or in the charter, except that the term of office of a director may not be longer than five years or, except in the case of an initial or substitute director, shorter than the period between annual meetings. The term of office of at least one class must expire each year. The MGCL also permits certain Maryland corporations, by action of their board of directors and without stockholder approval, and notwithstanding any contrary provision of the charter or bylaws, to elect to be subject to certain provisions of the MGCL, including a provision that requires that the board of directors be divided into classes. If the directors have been divided into classes, a director may not be removed without cause, unless the charter provides otherwise. Unless the charter or bylaws provide otherwise, a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director.

The Maryland charter and bylaws provide that the number of directors may be established only by the board of directors. Each of GPI’s directors is elected by the stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies. Holders of shares of common stock will have no right to cumulative voting in the election of directors. The Maryland bylaws provide that a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of common stock entitled to vote will be able to elect all of the directors at any annual meeting. The directors of FC Global after the conversion will be the same as the directors of FC Global immediately prior to the conversion; however, upon consummation of the merger, the directors of GPI will be as described under “Executive Officers and Directors.”

Removal of Directors

Nevada. Under Nevada law, any one or all of the directors of a corporation may be removed by the holders of not less than two-thirds of the voting power of a corporation’s issued and outstanding stock. Nevada does not distinguish between removal of directors with or without cause. FC Global’s bylaws state that any director may be removed by the vote of 66 and 2/3 of the stockholders entitled to vote, with or without cause.

100

Maryland. The MGCL provides that the stockholders of a corporation may remove any director, with or without cause, by the affirmative vote of a majority of all votes entitled to be cast generally for the election of directors, unless the charter provides otherwise or the corporation elects to be subject to certain provisions of the MGCL, as discussed below. Unless the charter provides otherwise, if the holders of any class or series are entitled separately to elect one or more directors, such a director may not be removed without cause except by the affirmative vote of a majority of all the votes of that class or series. The Maryland charter provides that, subject to the rights of any series of preferred stock, a director may be removed only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of the board of directors to fill vacancies on the board of directors discussed below, precludes stockholders from (i) removing incumbent directors except upon a substantial affirmative vote and (ii) filling the vacancies created by such removal with their own nominees.

Board Vacancies

Nevada. Under the NRS, unless otherwise provided in the articles of incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office or the stockholders. Under FC Global’s bylaws, in the event of a vacancy, the remaining directors, whether constituting a quorum or not, may elect a successor to hold office for the unexpired portion of the terms of the directors. The remaining directors may fill any empty seats on the board of directors even if the empty seats have never been occupied.

Maryland. The Maryland charter provides that, at such time as GPI is eligible to make the election (which is expected upon the closing of the conversion), GPI will elect to be subject to a provision of the MGCL that provides that, subject to the terms of any class or series of stock, vacancies on the board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will hold office for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.

Standard of Conduct

Nevada. Nevada law provides that directors and officers must discharge their duties as a director in good faith and in a manner the director reasonably believes to be in the best interests of the corporation. Under Nevada law directors and officers owe a fiduciary duty with the corporation, which is generally comprised of the duty of care and duty of loyalty to the corporation. Except under limited circumstances set forth in NRS 78.138.7, or unless the articles of incorporation or an amendment thereto provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer, and the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Maryland. The MGCL requires that a director perform his or her duties in good faith, in a manner the director reasonably believes to be in the best interests of the corporation, and with the care an ordinarily prudent person in a like position would use under similar circumstances. The MGCL establishes a presumption that any act of a director satisfies this standard of conduct, and that a director is subject to no higher duty or greater scrutiny than is applied to any other act of a director because an act relates to or affects an acquisition or potential acquisition of control of a corporation.

Advance Notice of Director Nominations and of New Business Proposals

Nevada. The NRS requires notice of a special meeting to include a description of the purpose or purposes for which the meeting is called. With respect to annual meetings, under Nevada law, if the annual meeting is not held within 18 months after the last election of directors, the district court has jurisdiction to order the election of directors upon application of any one or more stockholders holding at least 15% of the voting power. Any additional requirements with respect to notice shall be as set forth in the bylaws.

Maryland. Under the MGCL, a Maryland corporation’s charter or bylaws may require that a stockholder proposing a nominee for election as a director, or any other matter for consideration at a meeting of the stockholders, give advance notice to the corporation before a date or within a period of time specified in the charter or bylaws. If the advance notice requirement is not met, the proposal is not a proper subject of stockholder action at the meeting. Under the Maryland charter, nominations of individuals for election to the board of directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to Gadsden’s notice of meeting, (ii) by or at the direction of the board of directors or (iii) by any stockholder of Gadsden who was a stockholder of record both at the time of giving of notice by the stockholder as provided for in the bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the bylaws.

101

Limitation of Liability and Indemnification of Directors and Officers

Nevada. The liability of directors and officers to the corporation for damages to the corporation, its stockholders, or creditors as a result of any act or failure to act is generally limited as set forth in the section Standard of Conduct above.

FC Global believes its bylaws are consistent with Nevada law; more specifically, Article 10 of the bylaws sets forth comprehensive indemnification provisions for directors and officers. In conformity with Nevada statues, under FC Global’s articles of incorporation and bylaws, it may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his or her position, if he or she acted in good faith and in a manner he or she reasonably believed to be in FC Global’s best interest. FC Global may advance expenses incurred in defending a proceeding. Under Nevada law, a corporation must pay advancements of expenses in advance of the final disposition of the action, suit or proceedings upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the corporation. To the extent that the officer or director is successful on the merits in a proceeding as to which he or she is to be indemnified, a corporation must indemnify him or her against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification provisions set forth in FC Global’s articles and bylaws are intended to be to provide indemnification to the fullest extent permitted by the laws of the State of Nevada. Regarding indemnification for liabilities arising under the Securities Act, which may be permitted to directors or officers under Nevada law, FC Global is informed that, in the opinion of the SEC, indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

Maryland. Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Maryland charter contains a provision that eliminates the liability of directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires corporations (unless the charter provides otherwise, which the Maryland charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

●	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

●	the director or officer actually received an improper personal benefit in money, property or services; or

●	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, GPI may not indemnify a director or officer in a suit by or in the right of GPI in which the director or officer was adjudged liable to GPI or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or in the right of GPI, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits GPI to advance reasonable expenses to a director or officer upon receipt of:

●	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by GPI; and

102

●	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

The Maryland charter authorizes GPI to obligate itself, and the Maryland bylaws obligate GPI to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

●	any present or former director or officer of GPI who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

●	any individual who, while a director or officer of GPI and at its request, serves or has served as a director, officer, trustee, member, manager or partner of another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

The Maryland charter and bylaws also permit GPI to indemnify and advance expenses to any individual who served a predecessor of FC Global in any of the capacities described above and any employee or agent of FC Global or a predecessor of FC Global.

Dividends and Other Distributions

Nevada. Nevada law provides that no distribution (including dividends on, or redemption or repurchases of, shares of capital stock) may be made if, after giving effect to such distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or, except as specifically permitted by the articles of incorporation, the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed at the time of a dissolution to satisfy the preferential rights of preferred stockholders.

Maryland. The MGCL provides that dividends and other distributions may be declared and paid on the corporation’s capital stock as authorized by the board and subject to any restrictions contained in the corporation’s charter, provided that no dividends may be paid if, after giving effect to the dividend or other distribution: (i) the corporation would not be able to pay its debts as they become due in the usual course of business; or (ii) the corporation’s total assets would be less than the sum of its total liabilities plus, unless the charter permits otherwise, any amount required to be paid to holders of preferred stock in the event of a dissolution of the corporation. Notwithstanding clause (ii) in the immediately preceding sentence, a corporation may make a dividend or other distribution from: (a) the net earnings of the corporation for the fiscal year in which the dividend or other distribution is made; (b) the net earnings of the corporation for the preceding fiscal year; or (c) the sum of the net earnings of the corporation for the preceding eight fiscal quarters.

The Maryland bylaws state that dividends and other distributions may be authorized by the board of directors and may be paid in cash, property or stock of the corporation, subject to the provisions of law and the Maryland charter. Before payment of any dividends or other distributions, there may be set aside out of any assets of FC Global available for dividends or other distributions such sum or sums as the board of directors may from time to time, in its absolute discretion, think proper as a reserve fund for contingencies, for equalizing dividends, for repairing or maintaining any property of FC Global or for such other purpose as the board of directors shall determine, and the board of directors may modify or abolish any such reserve.

Appraisal Rights

Under the NRS and the MGCL, stockholders in certain circumstances have the right to dissent from certain corporate reorganizations, mergers or conversions provided that statutory procedures are followed.

Nevada. Under the NRS, a stockholder has the right to dissent and obtain payment of the fair value of the stockholder’s shares, so long as the stockholder follows the statutory procedure for asserting these rights set forth in the NRS, in the event of consummation of a conversion or plan of merger or exchange, or a “corporate action.” Except in situations dealing with corporate action associated with domestic nonprofit corporations or where the corporate action involves a special class or series of stockholders not applicable herein, any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder’s shares in the event of consummation of a corporate action. A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 et seq., inclusive, may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to the stockholder or the domestic corporation. Subject to specific limitations in NRS 92A.380, from and after the effective date of any corporate action, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 et seq., inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. NRS 92A.380 does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented. If a stockholder exercises the right to dissent with respect to a corporate action described in NRS 92A.380.1(f), dealing with fractional shares, the aforementioned restrictions apply only to the shares to be converted into a fraction of a share and the dividends and distributions to those shares. NRS 92A.390 provides certain limitations to a stockholder’s right to dissent under Nevada law, generally with respect to certain publicly traded corporations.

103

Maryland. Under the MGCL, a stockholder has the right to demand and receive payment of the fair value of the stockholder’s stock from the successor if (1) the corporation consolidates or merges with another corporation, (2) the corporation’s stock is to be acquired in a statutory share exchange, (3) the corporation transfers all or substantially all of its assets in a manner requiring stockholder approval, (4) the corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder’s rights, unless the right to do so is reserved in the charter of the corporation, (5) the transaction is subject to certain provisions of the Maryland Business Combination Act or (6) the corporation is converted to another entity.

Maryland law provides that a stockholder may not demand the fair value of the stockholder’s stock and is bound by the terms of the transaction if, among other things, (1) the stock is listed on a national securities exchange on the record date for determining stockholders entitled to vote on the matter or, in certain mergers, the date notice is given or waived (except certain mergers where stock held by directors and executive officers is exchanged for merger consideration not available generally to stockholders), (2) the stock is that of the successor in the merger, unless either (i) the merger alters the contract rights of the stock as expressly set forth in the charter and the charter does not reserve the right to do so or (ii) the stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor, (3) the stock is not entitled to vote on the transaction or (4) the charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder.

The Maryland charter states that stockholders will not be entitled to exercise any rights of an objecting stockholder provided for under the MGCL unless the board of directors determines that such rights apply, with respect to all or any shares of all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Merger, Consolidation, Share Exchange and Transfer of All or Substantially All Assets

Nevada. Under the NRS, the principal terms of a conversion, plan of merger or exchange, or consolidation are approved by directors and generally require the vote of stockholders. The board of directors of each of two or more corporations must adopt resolutions approving conversion, plan of merger or exchange, or consolidation and declaring the advisable of such action. Generally, the conversion, plan of merger or exchange, or consolidation must then be approved by the majority vote of the outstanding stock entitled to vote at an annual or special meeting of each corporation. Under the NRS, generally the sale of all or substantially all of a corporation’s assets must be approved by the board of directors and the affirmative vote of stockholders holding stock entitling them to exercise a majority the voting power of the corporation.

Maryland. Under the MGCL, a Maryland corporation generally cannot merge or consolidate with, or convert to, another entity, sell all or substantially all of its assets, engage in a share exchange or dissolve unless the action is advised by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. As permitted by Maryland law, the Maryland charter provides that these actions may be approved by a majority of all of the votes entitled to be cast on the matter. Some mergers may be approved without a vote of stockholders. For example, no stockholder approval is required for a merger of a subsidiary of a Maryland corporation into its parent, provided the parent owns at least 90% of the subsidiary. In addition, a merger need not be approved by stockholders of a Maryland successor corporation if the merger does not reclassify or change the terms of any outstanding shares, otherwise amend the successor corporation’s charter, and the number of shares of each class or series of stock outstanding immediately after the effective time of the merger does not increase by more than 20% of the number of its shares of the same class or series outstanding immediately before the merger becomes effective. A share exchange need be approved by a Maryland successor only by its board and by any other action required by its charter.

104

Change In Control

Nevada.

General. Under the NRS, except as otherwise provided, below, or the articles of incorporation, directors and officers, in connection with a change or potential change in control of the corporation, have the duty to exercise good faith with a view to the interest of the corporation. Directors and officers, in deciding upon matters of business, are presumed to act in good faith, on an informed basis and with a view to the interests of the corporation. In performing their respective duties, directors and officers are entitled to rely on information, opinions, reports, books of account or statements, including financial statements and other financial data prepared or presented by (a) one or more directors, officers or employees of the corporation reasonably believed to be reliable and competent in the matters prepared or presented, (b) counsel, public accountants, financial advisers, valuation advisers, investment bankers or other persons as to matters reasonably believed to be within the preparer’s or presenter’s professional or expert competence, or (c) a committee on which the director or officer relying thereon does not serve as to matters within the committee’s designated authority and matters on which the committee is reasonably believed to merit confidence. However, a director or officer is not entitled to rely on such information, opinions, reports, books of account or statements if the director or officer has knowledge concerning the matter in question that would cause reliance thereon to be unwarranted.

The aforementioned provisions do not apply to actions that only affect the time of the exercise of stockholders’ voting rights, or the adoption or signing of plans, arrangements or instruments that deny rights, privileges, power or authority to a holder of a specified number or fraction of shares or fraction of voting power. The provisions do not permit directors or officers to abrogate any right conferred by statute or the articles of incorporation.

Directors may resist a change or potential change in control of the corporation if the directors by a majority vote of a quorum determine that the change or potential change is opposed to or not in the best interest of the corporation upon consideration of the interests of the corporation’s stockholders or any of the matters set forth in the paragraph below, or because the amount or nature of the indebtedness and other obligations to which the corporation or any successor to the property of either may become subject, in connection with the change or potential change, provides reasonable grounds to believe that, within a reasonable time: (a) the assets of the corporation or any successor would be or become less than its liabilities; (b) the corporation or any successor would be or become insolvent; or (c) any voluntary or involuntary proceeding concerning the corporation or any successor would be commenced by any person pursuant to the federal bankruptcy laws.

Directors and officers, in exercising their respective powers with a view to the interests of the corporation, may consider, (a) the interests of the corporation’s employees, suppliers, creditors and customers; (b) the economy of the state and nation; (c) the interests of the community and of society; and (d) the long-term as well as short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation. Directors and officers are not required to consider the effect of a proposed corporate action upon any particular group having an interest in the corporation as a dominant factor. The provisions identified above do not create or authorize any causes of action against the corporation or its directors or officers.

Business Combinations. The “business combination” provisions of NRS 78.411 to 78.444, inclusive, generally prohibit a Nevada corporation with at least 200 stockholders of record, a “resident domestic corporation,” from engaging in various “combination” transactions with any “interested stockholder” unless certain conditions are met or the corporation has elected in its articles of incorporation to not be subject to these provisions.

A “combination” is generally defined to include (a) a merger or consolidation of the resident domestic corporation or any subsidiary of the resident domestic corporation with the interested stockholder or affiliate or associate of the interested stockholder; (b) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, by the resident domestic corporation or any subsidiary of the resident domestic corporation to or with the interested stockholder or affiliate or associate of the interested stockholder having: (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the resident domestic corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the resident domestic corporation, or (iii) 10% or more of the earning power or net income of the resident domestic corporation; (c) the issuance or transfer in one transaction or series of transactions of shares of the resident domestic corporation or any subsidiary of the resident domestic corporation having an aggregate market value equal to 5% or more of the resident domestic corporation to the interested stockholder or affiliate or associate of the interested stockholder; and (d) certain other transactions with an interested stockholder or affiliate or associate of the interested stockholder.

105

An “interested stockholder” is generally defined as a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. An “affiliate” of the interested stockholder is any person that directly or indirectly through one or more intermediaries is controlled by or is under common control with the interested stockholder. An “associate” of an interested stockholder is any (a) corporation or organization of which the interested stockholder is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of voting shares of such corporation or organization; (b) trust or other estate in which the interested stockholder has a substantial beneficial interest or as to which the interested stockholder serves as trustee or in a similar fiduciary capacity; or (c) relative or spouse of the interested stockholder, or any relative of the spouse of the interested stockholder, who has the same home as the interested stockholder.

If applicable, the prohibition is for a period of two years after the date of the transaction in which the person became an interested stockholder, unless such transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders; and extends beyond the expiration of the two-year period, unless (a) the combination was approved by the board of directors prior to the person becoming an interested stockholder; (b) the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder; (c) the transaction is approved by the affirmative vote of a majority of the voting power held by disinterested stockholders at a meeting called for that purpose no earlier than two years after the date the person first became an interested stockholder; or (d) if the consideration to be paid to all stockholders other than the interested stockholder is, generally, at least equal to the highest of: (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, plus compounded interest and less dividends paid, (ii) the market value per share of common shares on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, plus compounded interest and less dividends paid, or (iii) for holders of preferred stock, the highest liquidation value of the preferred stock, plus accrued dividends, if not included in the liquidation value. With respect to (i) and (ii) above, the interest is compounded at the rate for one-year United States Treasury obligations from time to time in effect.

Control Share Acquisitions. The “control share” provisions of NRS 78.378 to 78.3793, inclusive, apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders of record, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada, unless the corporation has elected to not be subject to these provisions.

The control share statute prohibits an acquirer of shares of an issuing corporation, under certain circumstances, from voting its shares of a corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: (a) one-fifth or more but less than one-third, (b) one-third but less than a majority, and (c) a majority or more, of the outstanding voting power. Generally, once a person acquires shares in excess of any of the thresholds, those shares and any additional shares acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above.

Maryland.

Business Combinations. Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time during the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The corporation’s board of directors may provide that its approval is subject to compliance with any terms and conditions determined by the board.

106

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a Maryland corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, GPI’s board of directors will by resolution exempt business combinations between GPI and any other person, provided, that such business combination is first approved by the board of directors (including a majority of directors who are not affiliates or associates of such person). As a result, any person described above may be able to enter into business combinations with GPI that may not be in the best interest of its stockholders, without compliance by GPI with the supermajority vote requirements and other provisions of the statute.

The business combination statute may discourage others from trying to acquire control of GPI and increase the difficulty of consummating any offer.

Control Share Acquisitions. In addition, the MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to such shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter, excluding shares of stock of the corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (i) a person who has made or proposes to make the control share acquisition; (ii) an officer of the corporation; or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third; (B) one-third or more but less than a majority; or (C) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the corporation’s board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or as of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to exercise or direct the exercise of a majority of all voting power, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (i) shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or (ii) acquisitions approved or exempted by the charter or bylaws of the corporation.

The Maryland bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of GPI’s stock. There is no assurance that such provision will not be amended or eliminated at any time in the future.

107

Subtitle 8. Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide, respectively, for:

●	a classified board;

●	a two-thirds vote requirement for removing a director;

●	a requirement that the number of directors be fixed only by vote of the board of directors;

●	a requirement that a vacancy on the board be filled only by the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred; and

●	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

The Maryland charter provides that, at such time as GPI becomes eligible to make the election (which is expected upon the closing of the conversion), GPI elects to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on its board. As a result of this election, vacancies on GPI’s board of directors may be filled only by the remaining directors and any directors so elected will serve for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in the Maryland charter and bylaws unrelated to Subtitle 8, GPI already (1) will require the affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast generally in the election of directors for the removal of any director, which removal must be for cause, (2) will vest in the board the exclusive power to fix the number of directorships and (3) will require, unless called by its chairman of the board, chief executive officer, president or board of directors, the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at such a meeting on such matter to call a special meeting of stockholders.

Exclusive Forum Provision

Nevada. FC Global’s bylaws provide that unless FC Global consents in writing to the selection of an alternative forum, a state or federal court located in the City and County of Denver, Colorado shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of FC Global, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer or other employee of the FC Global to FC Global or the FC Global stockholders, (iii) any actions asserting a claim arising pursuant to any provision of the NRS, the articles of incorporation or the bylaws, in each case as amended, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such court having personal jurisdiction over the indispensable parties named as defendants therein.

Maryland. The Maryland bylaws provide that, unless the board agrees otherwise, derivative claims, breach of director or officer duty claims, claims pursuant to the MGCL or the Maryland charter and bylaws and claims governed by the internal affairs doctrine must be brought in the Circuit Court for Baltimore City, Maryland (or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division).

Anti-Takeover Effect of Certain Provisions of Maryland Law and of the Maryland Charter and Bylaws

The provisions of the Maryland charter on removal of directors and the advance notice provisions of the bylaws could delay, defer or prevent a transaction or a change of control of GPI which might involve a premium price for holders of GPI’s common stock or otherwise be in their best interest. Likewise, if the provision in the Maryland bylaws opting out of the control share acquisition provisions of Maryland law were rescinded or if GPI were to opt in to the classified board or other provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.

No Material Accounting Impact

There is no material accounting impact of the change in FC Global’s state of incorporation from Nevada to Maryland.

Dissenters’ Rights

Stockholders of a Nevada corporation have the right, in limited circumstances, to dissent from certain corporate actions, including the consummation of the conversion of such corporation to a corporation existing under the laws of another jurisdiction, in this case Maryland, and obtain a payment in the amount of the fair value of their shares. Pursuant to NRS 92A.300 et seq., stockholders of FC Global who did not execute a written consent approving the conversion and who give the required notice are entitled to dissent and obtain payment of the fair value of their shares pursuant to the Nevada statutes set forth herein upon the effectiveness of the conversion. The requirements for a stockholder to properly exercise his, her or its rights, and the limitations thereof, are set forth in NRS 92A.300 to NRS 92A.500, inclusive, which are set forth in Annex F hereto.

108

FAILURE TO FOLLOW THE STEPS REQUIRED BY NRS 92A.300 ET SEQ., OR THE DISSENTER’S RIGHTS, FOR PERFECTING DISSENTERS’ RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS. IN VIEW OF THE COMPLEXITY OF THE DISSENTER’S RIGHTS OF THE NRS, YOU SHOULD CONSULT YOUR LEGAL ADVISOR PRIOR TO EXERCISING YOUR DISSENTERS’ RIGHTS THEREUNDER.

A stockholder may assert dissenter’s rights as to fewer than all of the shares registered in his or her name only if he or she dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter’s rights. The rights of a partial dissenter are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different stockholders. A beneficial stockholder may assert dissenter’s rights as to shares held on his or her behalf only if the beneficial stockholder: (a) submits to the corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights, and (b) does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.

If a proposed corporate action creating dissenter’s rights is submitted to a vote at a stockholder’s meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenter’s rights under the applicable statutes. If the corporation concludes that dissenter’s rights are or may be available, a copy of the applicable statutes, inclusive, must accompany the meeting notice sent to those record stockholders entitled to exercise dissenter’s rights. However, if the corporate action creating dissenter’s rights is taken by written consent of the stockholder or without a vote of the stockholders, the corporation shall notify in writing all stockholders entitled to assert dissenter’s rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430, or the dissenter’s rights notice. If a proposed corporate action creating dissenter’s rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares must not consent to or approve the proposed corporate action with respect to such class or series. A stockholder who does not satisfy the requirements, above, is not entitled to payment for his or her shares under Nevada law.

The dissenter’s rights notice shall be delivered to all stockholders of record entitled to assert dissenter’s rights in whole or in part, and any beneficial stockholder who has previously asserted dissenter’s rights. The notice must be sent no later than ten (10) days after the effective date of the corporate action and must (a) state where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited, (b) inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received, (c) supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not the person acquired beneficial ownership of the shares before that date, (d) set a date by which the corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date, and (e) be accompanied by a copy of NRS 92A.300 et al.

A stockholder who receives a dissenter’s notice and who wishes to exercise dissenter’s rights must (a) demand payment, (b) certify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification, and (c) deposit the stockholder’s certificates, if any, in accordance with the terms of the dissenter’s notice. If a stockholder fails to make the certification required by (b), above, the corporation may elect to treat the stockholder’s shares as after-acquired shares under NRS 92A.470 (discussed below). Once the stockholder deposits his or her certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder timely withdraws by notifying the corporation in writing by the date set forth in the dissenter’s notice. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent. The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his or her shares. Furthermore, the corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

109

Payment for Shares. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the corporation shall pay in cash to each dissenter who complied with notice provisions, the amount the corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest. The obligation of the corporation under this subsection may be enforced by the district court of the county where the corporation’s registered office is located, or at the election of any dissenter residing or having its principal or registered office in Nevada, of the county where the dissenter resides or has its principal or registered office. The payment must be accompanied by (a) the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, a statement of income for that year, a statement of changes in the stockholder’s equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any, (b) a statement of the corporation’s estimate of the fair value of the shares, and (c) a statement of the dissenter’s rights to demand payment and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations.

Withholding Payment for After Acquired Shares. Under NRS 92A.470, a corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the first date of any announcement to the stockholders of the terms of the proposed action. To the extent the corporation elects to withhold payment, within thirty (30) days after receipt of a demand for payment, the corporation shall notify the specific dissenters (a) of the information set forth in subparagraph (a) in the section titled “Payment for Shares”, above, (b) the corporation’s estimate of fair value, (c) that they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal, (d) that those stockholders who wish to accept such an offer must so notify the corporation of their acceptance of the offer within thirty (30) days after receipt of such offer, and (e) that those stockholders who do not satisfy the requirements for demanding appraisal shall be deemed to have accepted the subject corporation’s offer. Within ten (10) days after receiving the stockholder’s acceptance, the corporation shall pay in cash the amount offered to each stockholder who agreed to accept the corporation’s offer in full satisfaction of the stockholder’s demand. Within forty (40) days after sending the notice, the corporation shall pay in cash the amount offered to each stockholder.

Objection to Fair Value. A dissenter paid who is dissatisfied with the amount of the payment may notify the corporation in writing of the dissenter’s own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment made by the corporation. A dissenter offered payment pursuant to NRS 92A.470, above, who is dissatisfied with the offer may reject the offer, and demand payment of the fair value of his or her shares and interest due. A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the corporation of his or her demand to be paid the dissenter’s stated estimate of fair value plus interest within thirty (30) days after receiving the corporation’s payment or offer of payment, and is entitled only to the payment made or offered. NRS 92A.490 and NRS 92.500 deal with legal proceedings in determining fair value, and assessment of costs and fees in legal proceedings, respectively.

No Exchange of Stock Certificates Required

Following effectiveness of the conversion, all stock certificates which represented shares of FC Global’s common stock shall represent ownership of GPI’s common stock. GPI will print new stock certificates and GPI will obtain a new CUSIP number for its common stock that reflects the conversion, although stockholders will not be required to tender their old stock certificates for transfer. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S).

110

GADSDEN PROPOSAL I: ADOPTION OF THE MERGER AGREEMENT AND FC GLOBAL PROPOSAL II: APPROVAL OF THE STOCK ISSUANCE

General

This joint proxy statement/prospectus is being provided to Gadsden stockholders in connection with the solicitation of proxies by Gadsden’s board of directors to be voted at the Gadsden special meeting and at any adjournments or postponements of the Gadsden special meeting. At the Gadsden special meeting, Gadsden will ask its stockholders to vote on (i) a proposal to adopt the merger agreement, (ii) a proposal to adjourn from time to time the Gadsden special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Gadsden special meeting or any adjournment or postponement thereof and (iii) a proposal to approve, on an advisory (non-binding) basis, compensation that will or may be paid or provided by Gadsden to its named executive officers in connection with the merger.

This joint proxy statement/prospectus is being provided to FC Global stockholders in connection with the solicitation of proxies by FC Global’s board of directors to be voted at the FC Global special meeting and at any adjournments or postponements of the FC Global special meeting. At the FC Global special meeting, FC Global will ask its stockholders to vote on (i) a proposal to approve the conversion, (ii) a proposal to approve the stock issuance and (iii) a proposal to adjourn the FC Global special meeting if necessary to solicit additional proxies if there are not sufficient proxies to approve the conversion and the stock issuance at the time of the FC Global special meeting, or any adjournment or postponement thereof.

The merger agreement provides for the merger of FC Merger Sub with and into Gadsden, with Gadsden continuing as the surviving corporation and a wholly owned subsidiary of GPI, the entity formed by the conversion which will occur immediately prior to the merger. The conversion and the merger will not be completed and the merger consideration will not be paid unless Gadsden stockholders adopt the merger agreement and FC Global stockholders approve the conversion and the stock issuance. A copy of the merger agreement is attached as Annex D to this joint proxy statement/prospectus. You are urged to read the merger agreement in its entirety because it is the legal document that governs the merger. For additional information about the merger, see “The Merger Agreement—Structure of the Merger” and “The Merger Agreement—Merger Consideration.”

If the merger is completed, shares of each class of Gadsden stock issued and outstanding immediately prior to the effective time of the merger will be automatically converted into the equivalent class of GPI stock. Each share of Gadsden common stock will be automatically converted into 21.529 shares of GPI common stock, each share of Gadsden Series A Preferred Stock will be automatically converted into 1 share of GPI Series A Preferred Stock (with rights of equal tenor to the Gadsden Series A Preferred Stock), each share of Gadsden Series B Preferred Stock will be automatically converted into 1 share of GPI Series B Preferred Stock (with rights of equal tenor to the Gadsden Series B Preferred Stock), and each share of Gadsden Series C Preferred Stock will be automatically converted into 1 share of GPI Series C Preferred Stock (with rights of equal tenor to the Gadsden Series C Preferred Stock), each subject to certain adjustments to be made at the closing of the merger. See “Description of GPI Capital Stock” for a description of the rights of GPI’s capital stock.

Following the merger, all shares of GPI Series B Preferred Stock issued in the merger will be automatically converted into shares of GPI common stock in accordance with the automatic conversion provision of the GPI Series B Preferred Stock.

Background of the Merger

Each of Gadsden’s board of directors and FC Global’s board of directors, acting independently and with the advice of their respective management teams, periodically and in the ordinary course of business, reviews and assesses the operations, financial performance and industry conditions of Gadsden and FC Global, respectively, in light of the current business and economic environment and in consideration of their respective long-term business strategies to enhance value for their respective stockholders. From time to time, the boards of directors and management teams of Gadsden and FC Global have evaluated and considered a variety of potential financial and strategic options in light of industry developments and changing economic and market conditions.

During the first half of 2017, Gadsden had pursued an initial public offering of its common stock. However, in September of 2017, Gadsden’s board determined to abandon the initial public offering and withdrew the registration statement relating to the initial public offering in May, 2018. Gadsden’s board of directors and management continued to actively assess Gadsden’s progress in evolving its business in light of the foregoing and opportunities to accelerate Gadsden’s business initiatives. In the course of this assessment, Gadsden’s board of directors discussed Gadsden’s near- and long-term strategy and, as part of its ongoing strategic planning, engaged National Securities Corporation, or NSC, who had acted as underwriter in the abandoned initial public offering, to conduct a strategic review of Gadsden’s business.

111

The following dates describing certain events are approximate.

On June 20, 2018, Gadsden’s board of directors authorized its Chief Executive Officer to explore a transaction with FC Global. NSC advised FC Global’s board of Gadsden’s interest.

On June 21, 2018, NSC, Gadsden’s Chief Executive Officer and Gadsden’s then outside counsel, Herrick, Feinstein LLP, conferred by telephone regarding the terms of a proposed term sheet that would provide the indicative terms of a business combination of FC Global and Gadsden.

On June 22, 2018, NSC, Gadsden’s Chief Executive Officer and its Chairman conferred several times by telephone to discuss the proposed indicative term sheet for the business combination. Thereafter, on the same day, Gadsden’s Chief Executive Officer and FC Global’s Chief Executive Officer corresponded by email regarding the proposed business combination.

On June 26, 2018, NSC circulated a draft of the term and obtained Gadsden’s final approval to deliver the draft to FC Global. Once NSC obtained such approval, it sent the term sheet to FC Global’s Chief Executive Officer.

On June 27, 2018, NSC conferred by telephone with FC Global’s Chief Executive Officer to review and discuss the indicative term sheet. FC Global’s Chief Executive Officer requested certain revisions to the term sheet and made certain corrections to the term sheet. NSC then circulated a revised term sheet for approval by Gadsden. Following Gadsden’s approval of the revised term sheet, the Chief Executive Officers of FC Global and Gadsden conferred by telephone and the Chief Executive Officer of FC Global provided the Chief Executive Officer of Gadsden with additional comments. The Chief Executive Officer of FC Global also requested and received additional information about Gadsden, including Gadsden’s management presentation, board and management bios, the withdrawn registration statement relating to Gadsden’s abandoned initial public offering and Gadsden’s unaudited financial statements as of June 30, 2018.

On June 28, 2018, Gadsden’s Chief Executive Officer provided FC Global’s Chief Executive Officer with an overview of Valley Center by teleconference. On the same day, FC Global’s Chief Executive Officer scheduled a board call with FC Global’s board of directors.

On June 29, 2018, Gadsden’s Chief Executive Officer attended an FC Global board call to introduce Gadsden and discuss the indicative term sheet.

On July 4, 2018, NSC provided FC Global’s board of directors with a summary valuation analysis of the T9 property that was prepared by Gadsden’s Chief Executive Officer.

On July 9, 2018, FC Global’s Chief Executive Officer and representatives of NSC conferred by telephone to review the status of the term sheet and proposed business combination.

On July 10, 2018, FC Global’s Chief Executive Officer and NSC conferred again by telephone to discuss the proposed business combination and FC Global’s Chief Executive Officer provided NSC with feedback from FC Global’s board of directors.

On July 12, 2018, Gadsden’s board met to review the indicative term sheet and proposed business combination with FC Global.

On July 16, 2018, FC Global’s Chief Executive Officer and representatives of NSC conferred by telephone to discuss the status of the proposed business combination and to review the indicative term sheet.

On July 21, 2018, the Chief Executive Officer of FC Global and representatives of NSC again conferred by telephone to discuss the proposed terms of a business combination.

On July 23, 2018, NSC provided a revised term sheet to FC Global.

On July 25, 2018, FC Global requested additional changes to the indicative term sheet, which Gadsden accepted and thereafter delivered to FC Global an executed copy of the term sheet.

112

On July 26, 2018, FC Global delivered the countersigned executed term sheet to NSC and Gadsden. The Chief Executive Officer of FC Global and a representative of NSC conferred by telephone to discuss a proposed deal execution timeline.

On July 27, 2018, the Chief Executive Officer of FC Global and NSC conferred by telephone.

On July 28, 2018, FC Global and Gadsden executed a mutual non-disclosure agreement and assembled a virtual data room so that each party may begin to conduct its due diligence investigation of the other party.

On August 7, 2018, members of Gadsden’s management met with their professional advisors to prepare for a kick-off meeting that was to be held in New York City at the offices of Herrick, Feinstein LLP, Gadsden’s then outside counsel, on August 9, 2018.

On August 8, 2018, the Chief Executive Officers of Gadsden and FC Global and Kris Pigman, a member of the board of directors of FC Global and the manager of OFI, an investor in FC Global, had an introductory meeting in New York with representatives of NSC.

On August 9, 2018, a “kick off” meeting was held in New York City at the offices of Gadsden’s outside counsel, Herrick, Feinstein LLP. In attendance at the meeting were representatives of FC Global, FC Global’s counsel, Bevilacqua PLLC, Gadsden, Gadsden’s then counsel, Herrick, Feinstein LLP, NSC and EisnerAmper LLP, Gadsden’s independent auditor.

On August 16, 2018, Dennis McGrath, a member of FC Global’s board of directors, contacted NSC to discuss revising the term sheet to provide for an additional investment by OFI pending the merger and to reallocate the respective post combination equity interests.

On August 17, 2018, Gadsden approved suggested changes to the term sheet and Gadsden’s Chief Executive Officer had a confirmatory conference call with Mr. McGrath, who confirmed the revised terms.

On August 18, 2018, NSC provided a revised draft of the term sheet to FC Global that is marked to show changes to the previously signed version of the term sheet.

On August 19, 2018, NSC delivered to FC Global’s Chief Executive Officer a final version of the FC Global term sheet that is signed by Gadsden and FC Global countersigned the term sheet and delivered it to NSC and Gadsden.

On August 23, 2018, FC Global and Gadsden amended the term sheet and mutually executed such amended term sheet.

On August 27, 2018, Gadsden delivered an initial draft of the merger agreement to FC Global for review and from that date until November 9, 2018, the parties negotiated the terms and conditions of the merger agreement and conducted their respective due diligence; and executed the merger agreement on the date that this registration statement was initially filed.

On August 29, 2018, FC Global delivered an initial draft of the joint proxy statement/prospectus to Gadsden for review and from that date until November 9, 2018, the parties reviewed drafts of this joint proxy statement/prospectus and conducted their due diligence with respect to such drafts, including a presentation of the terms to a meeting of the FC Global board of directors on October 9, 2018 and to a meeting of the Gadsden board of directors on October 6, 2018.

Gadsden’s Reasons for the Merger; Recommendations of Gadsden’s Board of Directors

In its evaluation of the merger agreement, the merger and the other transactions contemplated by the merger agreement, Gadsden’s board of directors consulted with Gadsden’s management and its legal and financial advisors and considered a number of factors, including the following (which are not necessarily in order of relative importance):

●	the merger provides Gadsden with an ability to become a public company with less expense, in a more expedient process than with a traditional initial public offering and with greater certainty;

●	FC Global has an income-producing property, and other properties Gadsden can sell or otherwise monetize;

●	FC Global will have at least $1,500,000 of available cash on the closing date of the merger, which cash can help to fund Gadsden’s operations and/or be used in connection with the acquisition of new income producing properties;

●	FC Global has a real estate expert on its board, who will remain on GPI’s board;

●	FC Global has other directors with public company experience, one of whom will remain GPI’s board; and

113

●	FC Global has a broad base of stockholders who Gadsden expects may facilitate trading and liquidity in GPI’s stock following the merger.

After considering the foregoing factors, Gadsden’s board of directors concluded that, overall, the potentially beneficial factors relating to the merger agreement and the merger outweighed the risks and potentially negative factors.

The foregoing discussion of the information and factors considered by Gadsden’s board of directors is not exhaustive but is intended to reflect the material factors considered by Gadsden’s board of directors in its consideration of the merger agreement, the merger and the other transactions contemplated by the merger agreement. In view of the complexity and the large number of factors considered, Gadsden’s board of directors, individually and collectively, did not quantify or assign any relative or specific weight to the various factors. Rather, Gadsden’s board of directors based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of Gadsden’s board of directors may have given different weights to different factors.

The foregoing discussion of the information and factors considered by Gadsden’s board of directors is forward-looking in nature. This information should be read in light of the factors described under the caption “Cautionary Statement Regarding Forward-Looking Statements.”

After careful consideration, Gadsden’s board of directors unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement were advisable and fair to and in the best interests of Gadsden and its stockholders, and unanimously declared advisable and in all respects approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement.

GADSDEN’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

FC Global’s Reasons for the Merger; Recommendations of FC Global’s Board of Directors

In evaluating the merger agreement and the merger, FC Global’s board of directors consulted with FC Global’s management and its advisors and, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, including the stock issuance, and to recommend that FC Global stockholders vote “FOR” the approval of the stock issuance, FC Global’s board of directors considered a variety of factors, including the following (which are not necessarily in order of relative importance):

●	FC Global is unlikely to survive as a going-concern unless it completes a transaction similar to the merger or otherwise identifies new sources of capital;

●	FC Global’s legacy costs cannot be supported by its current portfolio of real estate assets;

●	Gadsden has a sizable asset base;

●	Gadsden is valuing FC Global’s assets at what FC Global believes to be a substantial premium to fair value, which FC Global believes will benefit FC Global’s stockholders;

●	Gadsden’s management team is experienced in real estate; and

●	Gadsden has demonstrated its ability to acquire assets and raise money.

The above discussion of the material factors considered by FC Global’s board of directors in its consideration of the merger and the other transactions contemplated by the merger agreement is not intended to be exhaustive, but does set forth the principal factors considered by FC Global’s board of directors. In light of the number and wide variety of factors considered in connection with the evaluation of the merger, FC Global’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its final decision. FC Global’s board of directors viewed its position as being based on all of the information available to it and the factors presented to and considered by it. However, some directors may themselves have given different weight to different factors. The factors, potential risks and uncertainties contained in this explanation of FC Global’s reasons for the merger and other information presented in this section contain information that is forward-looking in nature and, therefore, should be read in light of the factors discussed in “Cautionary Statement Regarding Forward-Looking Statements.”

114

FC GLOBAL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FC GLOBAL STOCKHOLDERS VOTE “FOR” THE STOCK ISSUANCE.

Reports, Opinions and Appraisals

Due to the respective financial condition of FC Global and Gadsden, including liquidity issues discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations for FC Global” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations for Gadsden,” neither FC Global nor Gadsden engaged a financial advisor to prepare a fairness opinion regarding the merger, as such an opinion would be expensive, would use limited financial resources and each company considered that the incurrence of such expenses was not prudent under their respective financial circumstances for, among other reasons, the fact that the value of the assets of each company was substantially comprised of the net fair value of their respective real estate portfolios for which market pricing such as broker pricing opinions or information was available and considered by the board of directors of FC Global and Gadsden. After considering strategic alternatives, the board of directors of FC Global and Gadsden each determined that the merger is desirable, in the best interests of such company and fair to such company from a financial perspective.

Ownership of GPI Common Stock After the Merger

Based on the number of Gadsden shares outstanding as of [ ], 2018, the most recent practicable date for which such information was available, GPI expects to issue approximately [ ] shares of GPI common stock to Gadsden stockholders upon completion of the merger (on an as-converted basis). The actual number of shares of GPI common stock to be issued and reserved for issuance upon completion of the merger will be determined at the completion of the merger based on the exchange ratio and the number of shares of Gadsden stock outstanding at that time. Based on the number of shares of Gadsden stock outstanding as of [ ], 2018, and the number of shares of FC Global common stock outstanding as of [ ], 2018, the most recent practicable date for which such information was available, it is expected that, immediately after completion of the merger, former Gadsden stockholders will own approximately 94% of the outstanding GPI common stock (on a fully-diluted basis), subject to adjustment as provided for in the merger agreement.

Regulatory Approvals Required for the Merger

The consummation of the merger is not subject to any regulatory or governmental approvals or filings, other than (i) the filing of articles of merger with the Maryland State Department of Assessments and Taxation and (ii) the declaration by the SEC of the effectiveness of this registration statement and any required notice or other filings under applicable state securities laws.

Appraisal Rights for Gadsden Stockholders

If the merger agreement is adopted by Gadsden stockholders, Gadsden stockholders who do not vote in favor of the adoption of the merger agreement and who properly demand payment of fair cash value of their shares are entitled to certain dissenters’ rights pursuant to Sections 3-201 to 3-213 of the MGCL. Section 3-202 generally provides that Gadsden stockholders will not be entitled to such rights without strict compliance with the procedures set forth in Section 3-203, and failure to take any one of the required steps may result in the termination or waiver of such rights.

Specifically, any Gadsden stockholder who is a record holder of shares on [ ], 2018, the record date for the Gadsden special meeting, and whose shares are not voted in favor of the adoption of the merger agreement may be entitled to be paid the “fair value” of such shares after the completion of the merger. To be entitled to such payment, a stockholder must deliver to Gadsden a written objection to the proposed transaction before the vote to adopt the merger agreement is taken, the stockholder must not vote in favor of the adoption of the merger agreement, and the stockholder must otherwise comply with Section 3-203, including making a written demand for payment of the fair value of the shares held by such stockholder upon the successor corporation in accordance with the time limits set forth in Section 3-203. A Gadsden stockholder’s failure to vote against the adoption of the merger agreement will not constitute a waiver of such stockholder’s dissenters’ rights, as long as such stockholder does not vote in favor of the adoption of the merger agreement. The written demand must specify the number and class of shares held by the stockholder on the record date.

See the text of Sections 3-201 to 3-213 of the MGCL attached as Annex G to this joint proxy statement/prospectus for specific information on the procedures to be followed in exercising dissenters’ rights. Gadsden stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of dissenters’ rights, due to the complexity of the appraisal process.

115

Gadsden stockholders considering seeking payment of fair value of their shares should be aware that the “fair value” of their shares as determined pursuant to Sections 3-202 and 3-210 of the MGCL could be more than, the same as, or less than the value of the consideration they would receive pursuant to the merger if they did not seek payment of fair cash value of their shares.

No Appraisal or Dissenters’ Rights for FC Global Stockholders

Under the NRS, holders of FC Global common stock will not be entitled to appraisal or dissenters’ rights in connection with the merger.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion sets forth the material U.S. federal income tax consequences of the merger to Gadsden and to the United States holders of Gadsden common stock. This discussion is based upon provisions of the Internal Revenue Code (referred to herein as the Code), U.S. Treasury Regulations, and administrative rulings and court decisions, all as in effect or in existence on the date of this joint proxy statement/prospectus and all of which are subject to change or differing interpretations by the IRS or a court, possibly with retroactive effect. Changes in these authorities may cause the tax consequences of the merger to vary substantially from the consequences described below.

This discussion addresses only those United States holders (as defined below) of Gadsden common or preferred stock that hold such stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all the United States federal income tax consequences that may be relevant to Gadsden or to any United States holders of Gadsden stock in light of their individual circumstances such as (i) beneficial owners of Gadsden stock subject to special tax rules (e.g., banks or other financial institutions, real estate investment trusts, regulated investment companies, insurance companies, broker-dealers, traders that elect to mark-to-market for U.S. federal income tax purposes, tax-exempt organizations and retirement plans, individual retirement accounts and tax-deferred accounts, or former citizens or long-term residents of the United States) or to persons that hold Gadsden stock as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes, (ii) partnerships or other entities classified as partnerships for U.S. federal income tax purposes or their partners, (iii) United States holders that have a functional currency other than the U.S. dollar, (iv) United States holders of stock rights, options, or warrants with respect to Gadsden stock, or (v) United States holders of Gadsden stock that acquired their Gadsden stock as compensation, all of whom may be subject to tax rules that differ significantly from those summarized below. If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds Gadsden stock, the tax treatment of its partners generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partner in a partnership holding Gadsden stock, you should consult your own tax advisor regarding the tax consequences to you of the partnership’s ownership of Gadsden stock.

This discussion does not discuss (i) the U.S. federal income tax consequences to a United States holder of Gadsden stock who dissents and exercises appraisal rights, (ii) any state or local, foreign, estate, gift or alternative minimum tax considerations concerning the merger, or (iii) any information regarding a non-United States holder. A non-United States holder is a holder that is not a United States holder. If you are not a United States holder you should consult with your own tax advisor as to the United States federal, state, local, and foreign tax laws with respect to the merger.

Accordingly, each beneficial owner of Gadsden stock is urged to consult its own tax advisors regarding the U.S. federal, state, local, foreign, and other tax consequences to them of the merger.

For purposes of this discussion, a “United States holder” is a beneficial owner of Gadsden common or preferred stock that:

●	is an individual U.S. citizen or resident (as determined for U.S. federal income tax purposes),

●	a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) organized under the laws of the United States or any of its political subdivisions,

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

●	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under current U.S. Treasury Regulations to be treated as a “United States person.”

116

It is intended, and each of FC Global and Gadsden expects that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The qualification of the merger as a reorganization depends on compliance with numerous technical requirements of these provisions of the Code, including whether holders of Gadsden common and preferred stock will receive a sufficient amount of GPI voting stock to satisfy the “control test” set forth in Section 368(a)(2)(E) of the Code, and whether after the merger the surviving corporation is regarded as holding substantially all of the assets of Gadsden and the merged subsidiary, which is referred to as the “substantially all” test.

The control test requires that, in the transaction, the holders of Gadsden stock exchange, for an amount of GPI voting stock, stock possessing “control” of Gadsden. For purposes of Section 368(a)(2)(E) of the Code, “control” is defined as ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. Satisfaction of the control test will depend on the value, as of the closing of the merger, of the GPI voting stock received by holders of Gadsden stock in exchange for Gadsden stock relative to the value of the consideration other than GPI voting stock received by holders of Gadsden stock in exchange for shares of Gadsden stock in connection with the merger. At this time, neither FC Global nor Gadsden is able to ascertain with certainty whether the value of the GPI voting stock to be received by holders of Gadsden common stock in connection with the merger will be sufficient to satisfy the control test. Accordingly, although FC Global and Gadsden have structured the merger with the intent that the control test will be satisfied, due to uncertainties surrounding the amount of cash issued to shareholders exercising appraisal rights, they anticipate that it will not be possible to make this determination with certainty until after the closing of the merger.

FC Global and Gadsden believe that the merger should satisfy the other technical requirements to qualify as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code, including the “continuity of interest” requirement, the “continuity of business enterprise” requirement, the “substantially all” requirement, and the requirement that the merger must be undertaken for reasons pertaining to the continuance of the business of a corporation that is a party to the transaction. Gadsden intends to receive a tax opinion, dated as of the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, FC Global and Gadsden have not sought and will not seek any ruling from the IRS regarding any matter affecting the merger or any of the United States federal income tax consequences discussed herein, and have not sought and will not seek any opinion from their respective legal counsel regarding the qualification of the merger as a “reorganization” within the meaning of Section 368(a) of the Code. Thus, there can be no assurance that the IRS will ultimately conclude that the merger does meet the “control” test or any of the other requirements for qualification as a “reorganization” within the meaning of Section 368(a) of the Code or that any of the other statements made herein would not be challenged by the IRS and, if so challenged, sustained upon review in a court.

If the merger is treated as a reorganization within the meaning of Section 368(a) of the Code, then, subject to the limitations and qualifications referred to herein, the following U.S. federal income tax consequences should result:

●	A United States holder of Gadsden stock will not recognize any gain or loss upon the receipt of shares of GPI Stock in the merger.

●	The aggregate adjusted tax basis of the GPI stock received in the transaction by a United States holder of Gadsden stock will be equal to the aggregate adjusted tax basis of such holder’s Gadsden stock exchanged therefor.

●	The holding period for GPI stock received in the transaction by a United States holder of Gadsden stock will include the holding period of such United States holder’s Gadsden stock exchanged therefor.

If the merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code, then the merger generally will be a taxable transaction. In general, a United States holder will recognize capital gain or loss on the exchange in an amount equal to the difference, if any, between (i) the sum of the fair market value of GPI stock and the fair market value of other merger consideration received and (ii) the United States holder’s adjusted tax basis in the Gadsden stock exchanged in the merger. Gain or loss, as well as the holding period, will be determined separately for each block of shares exchanged pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that the United States holder has held (or is treated as having held) his or her Gadsden stock for more than one year as of the date of the merger. Otherwise, the recognized gain or loss generally will be a short-term capital gain or loss. The deductibility of capital losses may be subject to limitations, so United States holders are urged to consult with their own tax advisors about their particular tax consequences, including the potential deductibility of their capital losses, if any. The United States holder will have an adjusted tax basis in the GPI stock received equal to their respective fair market value, and the holding period of the GPI stock received by a United States holder pursuant to the merger will generally start anew. Additionally, if the merger is a taxable transaction, then information returns will be filed with the IRS with respect to each United States holder receiving GPI stock in the exchange and U.S. federal backup withholding may apply to such exchange, unless the U.S. Holder provides proof of an applicable exemption or furnishes its taxpayer identification number and other required information to the exchange agent, and otherwise complies with all applicable requirements of the backup withholding rules.

117

For a discussion of the material U.S. federal income tax consequences of owning GPI stock after the merger, see “Material U.S. Federal Income Tax Considerations of Owning GPI Stock Post-Merger” below.

Anticipated Accounting Treatment

Under U.S. GAAP, the merger will be accounted for as a “reverse acquisition” pursuant to which Gadsden will be considered the acquiring entity for accounting purposes. As such, Gadsden will record FC Global’s tangible and identifiable intangible assets and liabilities at fair value at the date of the completion of the merger. Gadsden’s historical results of operations will replace FC Global’s historical results of operations for all periods prior to the merger; after completion of the merger, the results of operations of both companies will be included in GPI’s financial statements.

GPI will account for the merger using the acquisition method of accounting under U.S. GAAP. Accounting Standards Codification 805 “Business Combinations,” referred to as “ASC 805,” which provides guidance for determining the accounting acquiror in a business combination when equity interests are exchanged between two entities. ASC 805 provides that in a business combination effected through an exchange of equity interests, such as the merger, the entity that issues the equity interests is generally the acquiring entity. Commonly, the acquiring entity is the larger entity. However, the facts and circumstances surrounding a business combination sometimes indicate that a smaller entity acquires a larger one. ASC 805 further provides that in identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including the relative voting rights of the stockholders of the constituent companies in the combined entity, the composition of the board of directors and senior management of the combined company and the terms of the exchange of equity securities in the business combination, including payment of any premium.

Because the former Gadsden stockholders will have a majority voting interest in the combined company, GPI’s board will be composed of seven board members designated by former Gadsden stockholders and the Chief Executive Officer and the Chief Financial Officer of Gadsden will hold such offices of the combined company, Gadsden is considered to be the acquiror of FC Global for accounting purposes. This means that Gadsden will record FC Global’s tangible and identifiable intangible assets and liabilities at fair value at the date of the completion of the merger. Final valuations of property, plant and equipment, and intangible and other assets have not yet been completed as management is still reviewing the existence, characteristics and useful lives of FC Global’s intangible assets. The completion of the valuation work could result in significantly different amortization expenses and balance sheet classifications. After completion of the merger, the results of operations of both companies will be included in the financial statements of GPI. For further discussion of the accounting treatment, see “GPI Unaudited Pro Forma Condensed Financial Information” on page 38.

118

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. This summary may not contain all the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the merger agreement attached as Annex D to, and incorporated by reference into, this joint proxy statement/prospectus. You are encouraged to read the merger agreement in its entirety because it is the legal document that governs the merger.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement: Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures

The merger agreement and the summary of its terms in this joint proxy statement/prospectus have been included to provide information about the terms and conditions of the merger agreement. The terms, conditions and information in the merger agreement are not intended to provide any public disclosure of factual information about FC Global, Gadsden or any of their respective subsidiaries or affiliates. The representations, warranties, covenants and agreements contained in the merger agreement were made by FC Global, Gadsden and its operating partnership, Gadsden Growth Properties, L.P., and FC Merger Sub as of specific dates and were qualified and subject to certain limitations and exceptions agreed to by FC Global, Gadsden, its operating partnership and FC Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated for the purpose of allocating contractual risk among the parties to the merger agreement rather than to establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect that is different from what may be viewed as material by stockholders or other investors and from the materiality standard applicable to reports and documents filed with the SEC and in some cases may be qualified by disclosures made by one party to the other, which are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement.

For the foregoing reasons, the representations, warranties, covenants and agreements and any descriptions of those provisions should not be read alone as characterizations of the actual state of facts or condition of FC Global, Gadsden or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus.

Structure of the Merger

The merger agreement provides for the merger, in which FC Merger Sub will be merged with and into Gadsden, with Gadsden surviving the merger as a wholly owned subsidiary of FC Global, which will have been converted into GPI.

Upon the completion of the merger, Gadsden’s articles of incorporation and bylaws in effect immediately prior to the merger will continue to be the articles of incorporation and bylaws, respectively, of the surviving company. Upon the completion of the merger, the directors and officers of Gadsden immediately prior to the completion of the merger will continue to be the directors and officers, respectively, of Gadsden, as the surviving corporation in the merger, in each case until their successors are duly elected and qualified.

Completion and Effectiveness of the Merger

The merger will be completed and become effective at such time as the articles of merger for the merger is filed with the State Department of Assessments and Taxation of Maryland (or at such time as agreed to between Gadsden and FC Global and specified in such articles of merger in accordance with applicable law). Unless another date and time are agreed to by FC Global and Gadsden, completion of the merger will occur no earlier than the later to occur of: (a) December 31, 2018, or (b) on the third business day following the day on which the last of the conditions described under “—Conditions to Completion of the Merger” is to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of such conditions).

As of the date of this joint proxy statement/prospectus, FC Global and Gadsden expect that the merger will be completed by the end of calendar year 2018. However, completion of the merger is subject to the satisfaction or waiver of the conditions to completion of the merger, which are summarized below. There can be no assurances as to when, or if, the merger will occur. If the merger is not completed on or before March 31, 2019, either FC Merger Sub or Gadsden may terminate the merger agreement. The right to terminate the merger agreement if the merger is not completed on or prior to March 31, 2019 will not be available to either of FC Global or Gadsden if the failure of the merger to be consummated by such date is due to a material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in the merger agreement. See “—Conditions to Completion of the Merger” and “—Termination of the Merger Agreement.”

119

Merger Consideration

At the completion of the merger, each share of Gadsden common stock issued and outstanding immediately prior to the effective time of the merger, except for any shares owned by FC Global immediately prior to the completion of the merger, and shares held by any subsidiary of Gadsden or FC Global immediately prior to the completion of the merger, will be automatically converted into 21.529 shares of GPI common stock, subject to certain adjustments to be made at the closing of the merger.

At the completion of the merger, each share of Gadsden Series A Preferred Stock issued and outstanding immediately prior to the completion of the merger, except for any shares of Gadsden Series A Preferred Stock owned by FC Global immediately prior to the completion of the merger, and shares held by any subsidiary of Gadsden or FC Global immediately prior to the completion of the merger, will be automatically converted into 1 share of GPI Series A Preferred Stock (which will have rights of equal tenor to that of the Gadsden Series A Preferred Stock), subject to certain adjustments to be made at the closing of the merger.

At the completion of the merger, each share of Gadsden Series B Preferred Stock issued and outstanding immediately prior to the completion of the merger, except for any shares of Gadsden Series B Preferred Stock owned by FC Global immediately prior to the completion of the merger, and shares held by any subsidiary of Gadsden or FC Global immediately prior to the completion of the merger, will be automatically converted into 1 share of GPI Series B Preferred Stock (which will have rights of equal tenor to that of the Gadsden Series B Preferred Stock), subject to certain adjustments to be made at the closing of the merger. Following the merger, all shares of GPI Series B Preferred Stock issued in the merger will be automatically converted into shares of GPI common stock in accordance with the automatic conversion provision of the GPI Series B Preferred Stock.

At the completion of the merger, each share of Gadsden Series C Preferred Stock issued and outstanding immediately prior to the completion of the merger, except for any shares of Gadsden Series C Preferred Stock owned by FC Global immediately prior to the completion of the merger, and shares held by any subsidiary of Gadsden or FC Global immediately prior to the completion of the merger, will be automatically converted into 1 share of GPI Series C Preferred Stock (which will have rights of equal tenor to that of the Gadsden Series B Preferred Stock), subject to certain adjustments to be made at the closing of the merger.

See “Description of GPI Capital Stock” for a description of the rights of GPI’s capital stock.

If, between the dates of the merger agreement and the completion of the merger, any change in the outstanding Gadsden shares occurs as a result of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event, the merger consideration will be equitably adjusted to proportionally reflect such change.

Computation of Proforma Net Asset Value and Ratios

FC Global and Gadsden have computed the net asset value of their respective real estate portfolios, in each case, as of June 30, 2018, assuming that certain proposed property acquisitions are completed by Gadsden as of such date. Such calculations have been delivered by each party to the other under a separate letter and illustrate the means for computing the net asset value of such party (which we refer to as the NAV Processes). The NAV Processes includes those real estate investments that are closed as of the closing date of the merger and those investments that are proposed, but not yet closed, as of the closing date (such investments being referred to as the Scheduled Investments). The NAV Processes also provides the number of shares of GPI common stock (each share referred to as a Scheduled Additional Share) that would be issued (or the formula for such issuance) if a Scheduled Investment is acquired by GPI after the closing date but prior to the date that the Form 10-Q for GPI as of and for the period ending March 31, 2019 may be filed without being in default of the reporting obligations of the Exchange Act, or as otherwise agreed by FC Global and Gadsden (which we refer to as the Scheduled Required Date).

On or prior to the closing date, each of FC Global and Gadsden will compute their respective net asset values as of the closing date (which we refer to as the Closing NAV) in a manner consistent with the NAV Processes, and provide such computation to the other party; provided, however, that in calculating Closing NAV no assumption shall be made with regard to property acquisitions that have not yet been completed and any such incomplete acquisitions shall not be included in the calculation of Closing NAV. Each party shall review the Closing NAV and provide comments. The parties shall use commercially reasonable efforts to cooperate in good faith to reconcile any differences or disputes regarding the Closing NAV prior to the closing date.

120

The parties to the merger agreement agreed that the ratio of shares of:

●	GPI common stock that will be issued for each share of Gadsden common stock, or the common exchange ratio, will be 21.529:1, subject to the adjustment described above and other customary adjustments; and

●	GPI preferred stock that will be of equal tenor of the Gadsden Series A Preferred Stock, Gadsden Series B Preferred Stock and Gadsden Series C Preferred Stock that will be issued for each share of Gadsden Series A Preferred Stock, Gadsden Series B Preferred Stock and Gadsden Series C Preferred Stock, respectively, will be 1:1, subject to customary adjustments.

At the effective time of the merger, the common exchange ratio shall be adjusted proportionately for any change in the ratio of the Closing NAV of FC Global to the Closing NAV of Gadsden from the ratio of such net asset values used to compute the common exchange ratio stated above.

The common exchange ratio has been computed on the basis that all of the Scheduled Investments have been acquired on or prior to the Scheduled Required Date. The aggregate Scheduled Additional Shares relating to all of the Scheduled Investments that have not been acquired by Gadsden as of the closing date will be issued by GPI on the closing date and held in escrow with an escrow agent mutually agreeable to FC Global and Gadsden and under an escrow agreement acceptable to FC Global and Gadsden. The Scheduled Additional Shares shall be released from such escrow and provided to Gadsden loss stakeholders (as defined under “—Indemnification” below), as and when the applicable Scheduled Investment is acquired, if such Scheduled Investment is acquired by GPI on or prior to its Scheduled Required Date. Any Scheduled Additional Shares for a Scheduled Investment that has not been acquired by GPI on or prior to the expiration of its Scheduled Required Date, will be removed from escrow and cancelled.

Fractional Shares

No fractional shares of GPI stock will be issued to any holder of any class or series of Gadsden capital stock upon the completion of the merger. Instead, all fractional shares of GPI stock that a holder of Gadsden capital stock would otherwise be entitled to receive as a result of the merger will receive, in lieu thereof, such number of shares so the fractional part of a share of such capital stock is rounded up to the nearest whole number.

Shares Subject to Properly Exercised Appraisal Rights

Gadsden shares issued and outstanding immediately prior to the completion of the merger and held by a holder who is entitled to demand, and has properly demanded, appraisal for such Gadsden shares in accordance with the MGCL will not be converted into the right to receive the merger consideration to which they would otherwise be entitled to under the merger agreement, but will instead be converted into the right to receive such consideration as may be determined to be due to such holder pursuant to the procedures set forth in the MGCL. If any such holder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal pursuant to the MGCL, then such holder’s Gadsden shares will instead be deemed to have been converted into the right to receive the merger consideration.

Procedures for Surrendering Gadsden Certificates

The conversion of Gadsden capital stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. At or before the closing of the merger, FC Global will appoint an exchange agent reasonably satisfactory to Gadsden and enter into an exchange agent agreement reasonably acceptable to Gadsden providing for the exchange agent to handle the exchange of certificates or book-entry form representing Gadsden capital stock for the merger consideration. On or before the effective time of the merger, GPI will deposit, or cause to be deposited certificates representing the shares of GPI common stock and preferred stock sufficient to pay the merger consideration with the exchange agent in trust for the benefit of Gadsden stockholders. Promptly (but not later than three business days) after the completion of the merger, GPI will cause the exchange agent to mail to each holder of record of Gadsden capital stock whose shares were converted pursuant to the merger agreement a letter of transmittal and instructions for use in effecting the surrender of Gadsden capital stock represented by certificates or book-entry form in exchange for the merger consideration.

121

Gadsden stockholders who surrender their certificates or book-entry form representing Gadsden capital stock together with a duly completed and executed letter of transmittal will be entitled to receive the merger consideration into which the Gadsden capital stock represented by such certificates or book-entry form have been converted pursuant to the merger agreement. After the completion of the merger, subject to applicable law in the case of dissenting shares, all Gadsden stockholders will cease to have any rights as stockholder of Gadsden other than the right to receive the merger consideration into which Gadsden capital stock represented by certificates or book-entry form have been converted upon surrender of such certificates or book-entry form (including any fractional shares of GPI stock as described under “—Fractional Shares,” and any dividends or other distributions on the shares of GPI stock into which such Gadsden capital stock have been converted into as described below), and the stock transfer books of Gadsden will be closed with respect to all Gadsden stock outstanding immediately prior to the completion of the merger, and there will be no further registration of transfers on the stock transfer books of the surviving corporation in the merger of shares of Gadsden capital stock that were outstanding immediately prior to the completion of the merger.

After the completion of the merger, GPI will not pay dividends or other distributions with a record date on or after the completion of the merger to any holder of Gadsden capital stock to be converted into GPI common stock until the holder surrenders its certificate or book-entry form representing Gadsden capital stock as described above. However, once those certificates or uncertificated shares of Gadsden capital stock are surrendered, GPI will pay to the holder, without interest, any dividends or other distributions on the shares of GPI stock into which such Gadsden common stock have been converted with a record date on or after the completion of the merger that had become payable.

If there is a transfer of ownership of Gadsden capital stock that is not registered in the transfer or stock records of Gadsden, payment of the merger consideration as described above (including any GPI common stock as described under “—Fractional Shares,” and any dividends or other distributions on the shares of GPI stock into which such shares of Gadsden capital stock have been converted into as described above), may be made to a person other than the person in whose name the certificate or uncertificated share so surrendered is registered only if the transferee presents such certificate or book-entry form together with all documents required to evidence and effect such transfer and evidence that all applicable stock transfer or other similar taxes have been paid or are not applicable.

If any certificate representing shares of Gadsden capital stock has been lost, stolen or destroyed, the person claiming such certificate to be lost, stolen or destroyed will make an affidavit of that fact and, if required by GPI or the exchange agent, post a bond in such amount as GPI or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the surviving company with respect to such certificate. Thereafter, the exchange agent or GPI will deliver, in exchange for such lost, stolen or destroyed certificate, the merger consideration in accordance with the terms of the merger agreement.

Treatment of Gadsden Equity Awards

The terms of the equity-based compensation issued by Gadsden prior to the merger will be assumed by GPI. The shares of common stock that are issued or may be issued under Gadsden’s 2016 Equity Incentive Plan will be exchanged for shares of GPI common stock, adjusted for the exchange ratio, but otherwise on the same terms and conditions. The vesting of outstanding Gadsden equity awards is dependent on Gadsden common stock being listed or admitted for trading on a national securities exchange or trading market. This condition will be satisfied by the merger.

Conditions to Completion of the Merger

Mutual Conditions to Completion

The obligation of each of FC Global, Gadsden, its operating partnership and FC Merger Sub to complete the merger is subject to the fulfillment (or waiver, to the extent permissible under applicable law) of the following conditions:

●	obtaining the approval by holders of at least two-thirds of the outstanding Gadsden common stock and Gadsden Series A Preferred Stock entitled to vote thereon (on an as-converted basis) to adopt the merger agreement, which is referred to in this joint proxy statement/prospectus as the Gadsden stockholder approval;

●	obtaining the approval of the issuance of shares of GPI common stock in connection with the merger by a majority of the votes cast by holders of outstanding shares of FC Global common stock, which is referred to in this joint proxy statement/prospectus as the FC Global stockholder approval;

●	absence of injunction by any court or other tribunal of competent jurisdiction and absence of law that prevents, enjoins, prohibits or makes illegal the consummation of the merger;

122

●	effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and the absence of any stop order suspending that effectiveness or any proceedings to that effect commenced; and

●	the filing of a Company-Related Action Notification Form with the Financial Industry Regulatory Authority Operations at least ten days prior to the effective time of the merger.

Additional Conditions to Completion for the Benefit of Gadsden

In addition, the obligation of Gadsden and its operating partnership to complete the merger is subject to the satisfaction (or waiver, to the extent permitted by applicable law) of the following conditions:

●	the representations and warranties of FC Global and FC Merger Sub shall be true and correct (without regard to any materiality or material adverse effect qualifier contained therein), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to constitute, individually or in the aggregate, a material adverse effect (see “—Definition of ‘Material Adverse Effect’” for the definition of material adverse effect);

●	performance and compliance in all material respects by FC Global and FC Merger Sub of all covenants required to be performed or complied by them by the completion of the merger;

●	absence since the date of the FC Global balance sheet of a material adverse effect on FC Global and its subsidiaries or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on FC Global and its subsidiaries;

●	receipt of a certificate from an executive officer of each of FC Global and FC Merger Sub, each dated as of the closing date of the merger and confirming the satisfaction of the conditions described in the preceding bullets;

●	counsel to FC Global shall have delivered to Gadsden a legal opinion with respect to such matters as are customary for transactions like the merger;

●	all consents, approvals and authorizations legally required to be obtained to consummate the merger shall have been obtained from and made with all governmental entities and all consents for all material agreements to which FC Global is a party or is bound which is required as a result of the merger shall have been obtained;

●	Gadsden shall have agreed with FC Global regarding the calculation of Closing NAV and Closing NAV of FC Global shall not be less than $7.5 million;

●	Gadsden shall be satisfied with the results of its due diligence investigation of FC Global and its subsidiaries;

●	the stockholders of FC Global that constitute at least 70% of the total voting power of FC Global shall have approved the conversion and the stock issuance;

●	FC Global shall have completed all actions required by the remediation agreement that was approved by FC Global’s board of directors and related documents and agreements that were entered into among FC Global, OFI, and certain stockholders of OFI as more fully described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations for FC Global—Recent Developments;”

●	FC Global shall have, on a consolidated basis, not less than $1.5 million of unrestricted cash; and

●	FC Global shall have received a letter of resignation from each member of its board of directors, other than the directors who are to be members of the board after the merger.

Additional Conditions to Completion for the Benefit of FC Global and FC Merger Sub

In addition, the obligation of each of FC Global and FC Merger Sub to complete the merger is subject to the satisfaction (or waiver, to the extent permitted by applicable law) of the following conditions:

●	the representations and warranties of Gadsden and its operating partnership shall be true and correct (without regard to any materiality or material adverse effect qualifier contained therein), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to constitute, individually or in the aggregate, a material adverse effect;

123

●	performance and compliance in all material respects by Gadsden and its operating partnership of all covenants and agreements required to be performed or complied by them by the completion of the merger;

●	absence since the date of Gadsden’s balance sheet of a material adverse effect on or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Gadsden;

●	receipt of a certificate from an executive officer of each of Gadsden and its operating partnership, each dated as of the closing date of the merger confirming the satisfaction of the conditions described in the preceding bullets;

●	counsel to Gadsden shall have delivered to FC Global a legal opinion with respect to such matters as are customary for transactions like the merger;

●	all consents, approvals and authorizations legally required to be obtained to consummate the merger shall have been obtained from and made with all governmental entities and all consents for all material agreements to which Gadsden is a party or is bound which is required as a result of the merger shall have been obtained;

●	FC Global shall have agreed with Gadsden regarding the calculation of Closing NAV and Closing NAV of Gadsden shall not be less than $80 million; and

●	FC Global shall have completed all actions required by the remediation agreement that was approved by FC Global’s board of directors and related documents and agreements that were entered into among FC Global, OFI, and certain stockholders of OFI as more fully described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations for FC Global—Recent Developments.”

Representations and Warranties

The merger agreement contains a number of representations and warranties made by FC Global, FC Merger Sub, Gadsden and its operating partnership, that are subject in certain cases to exceptions and qualifications (including exceptions that are not material to the party making the representations and warranties and its subsidiaries, taken as a whole, and exceptions that do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the party making the representations and warranties). See “—Definition of Material Adverse Effect” for the definition of material adverse effect. The representations and warranties in the merger agreement relate to, among other things:

●	organization, good standing and corporate power;

●	ownership of subsidiaries, and such subsidiaries’ corporate existence, good standing and qualification to conduct business;

●	capitalization;

●	due authorization, execution and validity of the merger agreement;

●	disclosure documents and financial statements;

●	absence of certain changes or events since the date of the last balance sheet of a party to the merger agreement;

●	absence of undisclosed material liabilities;

●	absence of any violation, conflict or breach of agreements, or any conflict with or violation of organizational documents or laws as a result of the execution or delivery of the merger agreement and completion of the merger;

●	compliance with laws and permits;

●	litigation;

●	tax matters;

●	employee benefit plans;

●	labor and other employee matters;

●	environmental matters;

●	real properties owned or leased by a party to the merger agreement;

●	insurance;

●	required votes to consummate the merger;

●	fees payable to finders or brokers in connection with the merger;

●	material contracts of a party to the merger agreement; and

●	inapplicability of antitakeover statutes;

124

●	Investment Company Act of 1940;

●	SEC filings, the absence of material misstatements or omissions from such filings, material compliance with the Sarbanes-Oxley Act of 2002;

●	the Gadsden private placement memorandum for its offering of Series C Preferred Stock and the absence of material misstatements or omissions from such private placement memorandum; and

●	information provided by the applicable party for inclusion in disclosure documents to be filed with the SEC in connection with the merger.

Each of the representations and warranties in this merger agreement survive the merger for a period of: (i) with respect to the representations and warranties relating to authority; no violations; consents and approval, benefit plans, labor matters, and taxes, for the applicable statute of limitations regarding such subject matters, and (ii) for all other representations and warranties, for a period expiring March 31, 2020.

See “—Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement: Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures.”

Definition of “Material Adverse Effect”

Many of the representations and warranties in the merger agreement are qualified by “material adverse effect” on the party making such representations and warranties.

For purposes of the merger agreement, “material adverse effect” means, with respect to FC Global or Gadsden, as the case may be, any change, event, effect, or set of circumstances that, when taken together with all other adverse changes, events, effects, or set of circumstances that have occurred, is or is reasonably likely to:

●	be materially adverse to the business, operations, properties, financial condition, or assets of that party and its subsidiaries taken as a whole, except for any such change, event, effect, or set of circumstances resulting from:

○	changes in political, economic or business conditions (including the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God) affecting the business or industry in which a party to the merger agreement operates, except to the extent that such changes in political, economic or business conditions have a materially disproportionate adverse effect on a party to the merger agreement relative to other similarly situated participants,

○	changes, after the date of the merger agreement, in financial and capital market conditions generally,

○	changes, after the date of the merger agreement, in laws of general applicability or interpretations thereof by courts or governmental entities,

○	changes, after the date of the merger agreement, in U.S. GAAP applicable to the business or industry in which a party to the merger agreement operates generally, or

○	the announcement or performance of the transactions contemplated the merger agreement or the consummation of the transactions contemplated merger agreement; or

●	have a material adverse effect on the ability of a party to the merger agreement to timely consummate the merger and the other transactions contemplated by the merger agreement.

Conduct of Business Pending the Merger

During the period from the date of the merger agreement until the earlier of the termination of the merger agreement in accordance with its terms and the effective time of the merger, each of the parties to the merger agreement is required to, except as otherwise expressly contemplated by the merger agreement or to the extent consented to by the other party to the merger agreement in writing:

●	carry on its businesses in the usual, regular and ordinary course substantially consistent with past practice, and

125

●	to the extent consistent with the foregoing bullet point, use its commercially reasonable efforts to maintain and preserve intact in all material respects its current business organization, goodwill, ongoing businesses and relationships with third parties, to keep available the services of their present officers and employees.

Notwithstanding the foregoing, each of the parties to the merger agreement may, directly or indirectly, engage in any carve out activity. A carve out activity is defined in the merger agreement as certain transactions subject to the mutual consent of the parties.

The merger agreement, in addition to providing the general prohibition on activities during the period after the signing of the merger agreement and before the closing of the merger or termination of the merger agreement, also provides, without limiting the generality of the general prohibition described above, for the following specifically prohibited activities unless such activities constitute a carve out activity or are disclosed on a disclosure schedule to the merger agreement:

●	distributions or dividends, stock combinations or stock splits;

●	reclassifications, issuances of shares of capital stock other than certain permitted issuances, grants of options, warrants or similar securities;

●	mergers, consolidations or other business combination transactions, acquisitions, or material new commitments with certain exceptions;

●	incurrence of indebtedness (secured or unsecured), except for certain limited draws under its existing line(s) of credit for specified purposes;

●	modifications or amendments or changes to tax protection agreements in a manner that would adversely affect a party to the merger agreement or any subsidiary of such party, or the entry into any new tax protection agreement;

●	except as required by law or in the ordinary course of business, the making or changing of any material tax election, changing any annual tax accounting period, adoption or changing of any method of tax accounting, or filing of any amended tax return (in each case, except in the case of Gadsden to the extent necessary or appropriate to elect to be taxed as a REIT or to preserve the status of any Gadsden subsidiary as a partnership, “qualified REIT subsidiary” or “taxable REIT subsidiary” for U.S. federal income tax purposes), if such action would have an adverse effect on a party to the merger agreement that is material;

●	failure to maintain a party’s books and records in all material respects in accordance with U.S. GAAP consistently applied;

●	change any of its methods, principles or practices of financial accounting in effect, other than as required by U.S. GAAP;

●	settlement or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, other than settlements or compromises (1) relating to real property taxes or sales taxes in an amount not to exceed $50,000, individually or in the aggregate, or (2) that do not result in a tax liability of such party or any of its subsidiaries that materially exceeds the amount reserved, in accordance with U.S. GAAP, with respect to such claim, action, or other proceeding;

●	revaluation in any material respect any of a party to the merger agreement’s assets, including writing-off accounts receivable, except, in each of the foregoing cases, as may be required by the SEC, applicable law or U.S. GAAP;

●	settlement or compromise any material litigation, including any stockholder derivative or class action claims other than settlements or compromises for litigation providing solely for the payment of money damages where the amount paid (after reduction by any insurance proceeds actually received or appropriate credits are applied from self-insurance reserves) in settlement or compromise does not exceed $50,000;

●	with limited exceptions, amendments, modifications, alterations or terminations of any existing employee benefit plan or adoption of any new employee benefit plan or similar plan or grant awards under plans, materially increase the compensation, bonus or fringe or other benefits of, or pay any discretionary bonus of any kind or amount whatsoever to, any current or former director, officer, employee or consultant, grant or pay any severance or termination pay to, or increase in any material manner the severance or termination pay of, any current or former director, officer, employee or consultant of a party to the merger agreement, increase the number of its full-time permanent employees; or establish, pay, agree to grant or increase any stay bonus, retention bonus or any similar benefit under any plan, agreement, award or arrangement;

126

●	amend or terminate, or waive compliance with the terms of or breaches under, or assign any material rights or claims under, any material term of any material contract of a party to the merger agreement or enter into a new contract, agreement or arrangement that has a term of over 12 months or that, if entered into prior to the date of the merger agreement, would have been a material contract as defined by the merger agreement;

●	failure to use its commercially reasonable efforts to comply or remain in compliance with all material terms and provisions of any agreement relating to any outstanding indebtedness of a party to the merger agreement or any subsidiary of such party (in each case after giving effect to any applicable waivers);

●	failure to duly and timely file all material reports and other material documents required to be filed with all governmental entities and other authorities, subject to extensions permitted by law;

●	authorize, recommend, propose, adopt or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any party to the merger agreement or its subsidiary;

●	in connection with a right being exercised by a tenant under an existing lease (and in accordance with the terms and conditions thereof), enter into any new lease for in excess of 5,000 square feet of net rentable area at any Gadsden property, or FC Global property, as the case may be, other than in accordance with the ordinary course of business; or

●	agree in writing or otherwise to take any action inconsistent with any of the foregoing.

Obligations to Recommend the Adoption of the Merger Agreement and the Approval of the Stock Issuance

As discussed under “Gadsden Proposal I: Adoption of the Merger Agreement and FC Global Proposal II: Approval of the Stock Issuance—Gadsden’s Reasons for the Merger; Recommendations of Gadsden’s Board of Directors,” Gadsden’s board of directors unanimously recommends that Gadsden stockholders vote “FOR” the adoption of the merger agreement. Gadsden’s board of directors, however, may make a recommendation change under specified circumstances as discussed under “—No Solicitation of Competing Transactions.”

Similarly, as discussed under “Gadsden Proposal I: Adoption of the Merger Agreement and FC Global Proposal II: Approval of the Stock Issuance—FC Global’s Reasons for the Merger; Recommendations of FC Global’s Board of Directors,” FC Global’s board of directors unanimously recommends that FC Global stockholders vote “FOR” the stock issuance.

No Solicitation of Competing Transactions

During the period from the date of the merger agreement through the 90th day following the date of the merger agreement (unless extended by the parties), no party to the merger agreement may directly or indirectly (i) initiate, solicit, knowingly encourage or facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or offer or other action, including any proposal or offer to its stockholders that constitutes, or may reasonably be expected to lead to, any competing transaction, or (ii) engage in, continue or otherwise participate in any discussions or negotiations with any person regarding, or furnish in furtherance of such inquiries or to obtain a competing transaction, or (iii) otherwise enter into or effectuate a competing transaction.

The parties to the merger agreement are also required to cease any discussions, negotiations or communications with any party or parties with respect to any competing transaction and to request from any person that that has previously signed a confidentiality agreement in connection with its consideration of competing transaction to return or destroy all confidential information that they received.

The parties to the merger agreement must promptly deliver to the other parties any proposal they receive relating to a competing transaction and must keep such other parties reasonably informed on a prompt basis as to the status of and any material developments regarding any such proposal.

127

A competing transaction under the merger agreement means any of the following (other than the merger):

●	any merger, consolidation, share exchange, business combination or similar transaction involving the applicable party to the merger agreement or its subsidiaries;

●	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the cost basis of the assets (including by means of an issuance, sale or other disposition of voting securities) of the applicable party to the merger agreement or its subsidiaries, taken as a whole, or of 20% or more of any class of voting securities of the applicable party to the merger agreement or its subsidiaries (as a whole), in a single transaction or series of related transactions, excluding any bona fide financing transactions that do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; or

●	any tender offer or exchange offer for 20% or more of any class of voting securities of the applicable party to the merger agreement or its subsidiaries (as a whole).

Superior Competing Transactions

The merger agreement also contains provisions that permit the parties to the merger agreement to consider superior competing transactions notwithstanding the restrictions in the merger agreement on solicitation of competing transactions. The merger agreement defines a superior competing transaction as a bona fide unsolicited written proposal for a competing transaction made by a third party that the board of directors of either party to the merger agreement, as applicable, determines (after taking into account any amendments to the merger agreement entered into or which the other party to the merger agreement (or any of its subsidiaries) irrevocably covenants to enter into and for which all internal approvals of such other party have been obtained prior to the date of such determination), in good faith and after consultation with its financial and legal advisors, is: (i) on terms that are more favorable, taking into account financial terms, the conditions to the consummation thereof and the likelihood of the competing transaction proposal being consummated, to such party to the merger agreement and its stockholders than the merger and the other transactions contemplated by this merger agreement; and (ii) is expected to provide economic consideration to such party to the merger agreement that is at least 20% more than economic consideration that is expected to be provided to such party to the merger agreement by the consummation of the merger.

If a party to the merger agreement receives a proposal from a third party for a competing transaction (which was not solicited, encouraged or facilitated in violation of the merger agreements restrictions on soliciting competing transactions), if the board of directors of such the receiving party determines in good faith following consultation with its legal and financial advisors that such proposal for a competing transaction is or is reasonably likely to lead to a superior competing transaction, such party’s board of directors may (directly or through officers or advisors):

●	furnish nonpublic information with respect to such party (or its subsidiaries) to the person that made such proposal (provided that such party shall furnish such information pursuant to a confidentiality agreement unless the third party is already a party thereto);

●	(disclose to such party’s stockholders any information required to be disclosed under applicable law;

●	participate in discussions and negotiations regarding such proposal; and

●	following receipt of a proposal for a competing transaction that constitutes a superior competing transaction, but prior to FC Global obtaining stockholder approval of the conversion and the stock issuance:

○	withdraw or modify in a manner adverse to the other party to the merger agreement, or fail to make, its board’s recommendations in favor of the merger, or the conversion and stock issuance, as applicable, or recommend that such party’s stockholders approve such superior competing transaction,

○	terminate the merger agreement in compliance with its terms, and

○	take any action that any court of competent jurisdiction orders such party to take.

The merger agreement does not prevent the board of directors of either party to the merger agreement from complying with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (assuming that such party is subject to such rules under the Exchange Act) with respect to a competing transaction or from issuing a stop, look and listen announcement or otherwise making any required disclosure to its stockholders if, in the good faith judgment of the board of directors of such party, after consultation with outside legal counsel, failure to do so would be inconsistent with its obligations under applicable law, including Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A; provided, however, that neither party to the merger agreement or such party’s board of directors shall be permitted to recommend a competing transaction which is not a superior competing transaction.

128

The board of directors of each of the parties to the merger agreement is prohibited from taking any of the actions described above relating to superior competing transactions:

●	until at least three (3) business days after giving notice to the other party that the competing transaction constitutes a superior competing transaction accompanied by a copy of the form of definitive agreement (if any) that is proposed to be entered into in respect of the competing transaction, and

●	unless such party’s board of directors shall have concluded following the end of such three (3) business day period that, taking into account any amendment to the merger agreement entered into or that the other party irrevocably covenants to enter into and for which all internal approvals of such other party have been obtained since receipt of such notice, in each case, prior to the end of such three business day period, such superior competing transaction remains a superior competing transaction.

Proxy Statement and Registration Statement Covenant

The parties to the merger agreement agreed that as promptly as reasonably practicable following the date of the merger agreement, but not later than five (5) business days after the date of the merger agreement, FC Global will prepare and provide a draft for review by Gadsden, and no later than ten (10) business days after the date of the merger agreement, file with the SEC this joint proxy statement/prospectus for the purpose of calling the FC Global special meeting to obtain approval by the stockholders of FC Global of the conversion and the stock issuance and the Gadsden special meeting to seek to obtain the approval of its stockholders to the adoption of the merger agreement. The merger agreement requires the parties to consult with the other and provide the other party a reasonable period of time to review this joint proxy statement/prospectus and any amendments to this joint proxy statement/prospectus prior to the filing of this joint proxy statement/prospectus with the SEC and will reasonably consider any comments from the other party.

The merger agreement also requires the parties to reasonably cooperate with each other in the preparation of this joint proxy statement/prospectus and to have this joint proxy statement/prospectus declared effective by the SEC as promptly as practicable after it is filed. The parties are required to notify each other promptly following the receipt of any comments (whether written or oral) from the SEC and of any request by the SEC for amendments or supplements to this joint proxy statement/prospectus or for additional information and the parties are required to supply each other with copies of all correspondence with the SEC with respect to the this joint proxy statement/prospectus between it and any of its representatives, on the one hand, and the SEC on the other hand, within 48 hours of the receipt of such correspondence. The parties also covenanted to ensure that the joint proxy statement/prospectus and any supplement or amendment thereto, will comply in all material respects with all applicable requirements of law.

FC Global is required under the merger agreement to date this joint proxy statement/prospectus as of the approximate date of mailing to FC Global’s stockholders and to use its commercially reasonable efforts to cause this joint proxy statement/prospectus to be mailed to its stockholders at the earliest practicable date.

Whenever any event occurs which is required to be set forth in an amendment or supplement to this joint proxy statement/prospectus, (i) FC Global or Gadsden, as the case may be, must promptly inform the other of such occurrences, (ii) FC Global and Gadsden must jointly prepare and file with the SEC any such amendment or supplement to this joint proxy statement/prospectus, (iii) FC Global and Gadsden must each use its commercially reasonable efforts to have this joint proxy statement/prospectus, when declared effective, to be used for the FC Global special meeting, and (iv) FC Global and Gadsden must each use its commercially reasonable efforts to have this joint proxy statement/prospectus declared effective by the SEC as quickly as commercially practical.

Obligations to Call Stockholders’ Meetings

Each of FC Global and Gadsden will, as soon as practicable, but in no event more than five (5) business days following the date on which this joint proxy statement/prospectus is declared effective by the SEC, duly call, give notice of, and as soon as practicable convene and hold the FC Global special meeting for the purpose of obtaining the FC Global stockholder approval, and the Gadsden special meeting for the purposes of obtaining the Gadsden stockholder approval, respectively.

The merger agreement also provides that FC Global will, through its board of directors, recommend to its stockholders, and Gadsden will, through its board of directors, recommend to its stockholders, approval of the merger and the other transactions contemplated by the merger agreement and further each party agreed to include such recommendation in this joint proxy statement/prospectus, except to the extent that the FC Global’s board of directors shall have modified qualified or withdrawn such recommendation in connection with a superior competing transaction to the extent that FC Global’s board of directors determines in good faith, that failure to modify, qualify or withdraw such recommendation would breach their duties to FC Global or its stockholders.

129

If on the date of the FC Global special meeting or the Gadsden special meeting, as applicable, either party has not received proxies representing a sufficient number voting securities to approve the merger, such party must adjourn their stockholder meeting until such date as shall be mutually agreed upon by the parties, which date shall not be less than five (5) days nor more than ten (10) days after the date of adjournment, and subject to the terms and conditions of the merger agreement such party must continue to use its commercially reasonable efforts, together with its proxy solicitor (if any), to assist in the solicitation of proxies from stockholders relating to such party’s stockholder’s approval at their stockholder meeting. A party is only required to adjourn or postpone the its stockholder meeting one time.

Regulatory Approvals

The consummation of the merger is not subject to any regulatory or governmental approvals or filings, other than (i) the filing of articles of merger with the Maryland State Department of Assessments and Taxation and (ii) the declaration by the SEC of the effectiveness of this registration statement and any required notice or other filings under applicable state securities laws.

Indemnification

If there is a loss determination and such loss determination is described in a prescribed notice to GPI as provided for in the merger agreement, then the merger consideration will be adjusted in accordance with the merger agreement and as described below.

The merger agreement defines loss determination as an event that gives rise to a loss due to a breach of a representation and warranty by a party to the merger agreement or the failure of a covenant to be performed by a party to the merger agreement that was not fully performed, in each case, after consideration of any express waiver or amendment.

The term loss stakeholders is used in the merger agreement to define the legacy FC Global stockholders as a group or the legacy Gadsden stockholders as a group, as applicable.

If there is a loss determination, then the estimated amount of the loss, or the loss estimate, is determined in good faith by GPI’s board of directors. GPI must then provide a notice to the post-merger committee established under the merger agreement consisting of Dennis McGrath and Richard Leider for review and approval of the loss estimate, which notice must include all relevant documentation and a description in reasonable detail as to the material facts and processes used to determine the loss estimate.

The post-merger committee then has thirty (30) days to determine if it agrees with the loss estimate. If the post-merger committee does not agree with the loss estimate, then it may request additional documentation from GPI (which shall promptly provide any such information that is reasonably requested, subject to reasonable confidentiality and non-disclosure obligations) and provide its determination of the loss estimate to GPI’s board of directors. GPI’s board of directors and the post-merger committee are then required to negotiate to resolve the differences with respect to the loss estimate for a period of fifteen (15) days, which is referred to in the merger agreement as the loss estimate review period, which period may be extended if requested documentation is not timely provided.

If GPI’s board of directors and the post-merger committee resolve the dispute regarding the loss estimate on or prior to the expiration of the loss estimate review period, then the loss estimate, as adjusted by such resolution, becomes the final loss amount.

If GPI’s board of directors and the post-merger review committee do not resolve their differences with respect to the amount of the lost estimate prior to the date that is thirty (30) days after the expiration of the loss estimate review period or such later period as agreed by GPI’s board and the post-merger review, then GPI and the post-merger review committee will submit the dispute to mediation, and if not resolved, then to arbitration in accordance with the merger agreement.

130

After the amount of a loss has been determined under the amount of the loss will be paid by GPI to the loss stakeholders (as of record as of the effective time of the merger) as follows:

●	If GPI’s board determines that the amount of the loss will be paid in cash, then such amount will be paid by check payable to the order of the applicable loss stakeholders; or

●	If GPI’s board does not determine that the amount of the loss will be paid in cash, then such amount will be paid by GPI issuing and delivering loss shares with an aggregate fair value equal to the amount of the loss to the loss stakeholders.

The merger agreement defines loss shares as shares of GPI common stock a fair value that is equal to the net asset value of GPI immediately after the consummation of the merger, which shall be the sum of the Closing NAV of Gadsden and the Closing NAV of FC Global, as adjusted; provided, that if GPI does not have a sufficient number of authorized and unreserved shares of its common stock, then GPI shall take such action as may be necessary in order to amend its articles of incorporation to increase its authorized common stock such that there will be sufficient authorized common stock available for GPI to issue the loss shares pursuant to the merger agreement.

The merger agreement provides that no loss will be determined until the aggregate amount of losses claimed in good faith by GPI’s board, on the one hand, or the post-merger committee, on the other, exceeds $100,000, it being acknowledged that from and after such threshold, all losses shall be subject to adjustment under the terms of the merger agreement.

The parties agreed that GPI shall fund the reasonable out of pocket costs, fees and expenses of the post-merger committee incurred in connection with the evaluation of any loss determination during the loss estimate review period, and thereafter until the amount of the loss and the underlying claims are resolved and compensate the members of the post-merger committee an aggregate amount equal to $20,000 per calendar month, pro-rated for any partial calendar month; provided, that the aggregate amount that GPI shall fund or otherwise provide is $250,000.

Other Agreements

The merger agreement contains certain other covenants and agreements, including covenants and agreements requiring that, among other things, and subject to certain exceptions and qualifications described in the merger agreement:

●	each of Gadsden and FC Global will provide the other party and its representatives with reasonable access during normal business hours on reasonable advance notice to all its properties, offices, books, contracts, commitments, personnel and records;

●	each of Gadsden and FC Global will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, and will otherwise comply with the terms of the mutual nondisclosure agreement between Gadsden and FC Global dated as of July 28, 2018;

●	each of Gadsden and FC Global will grant approvals and take actions necessary to consummate the transactions contemplated by the merger agreement if any antitakeover law becomes applicable to the merger agreement, the merger or any other transaction contemplated by the merger agreement;

●	each of Gadsden and FC Global will consult with each other before issuing any press release or making any public statements or filings with respect to the merger agreement and the transactions contemplated by the merger agreement and, subject to certain exceptions, not issue any such press release or make any such public announcement without the prior consent of the other party;

●	FC Global will file all tax returns which become payable in connection with the merger other than taxes that are the responsibility of holders of capital stock of Gadsden under applicable law and will pay or cause to be paid all such transfer taxes and gains taxes without deduction or withholding from the merger consideration;

●	following the merger, neither GPI, nor any of its subsidiaries, will have any obligation to any employee of any party to the merger agreement to continue the employment of any employee or provide severance from and after the closing of the merger unless such employee has an agreement with a party to the merger agreement and such obligation to continue employment or provide severance continues only to the extent of the provisions of such agreement;

●	promptly after the date of the merger agreement, each of FC Global and Gadsden must provide the information that is necessary and customary to provide to the other regarding the individuals that will be nominated by such person to the board of directors of GPI upon the merger, who shall be (i) the current board of directors of Gadsden; and (ii) two of the individuals that are presently serving on the board of directors of FC Global, being Kristen E. Pigman and Michael R. Stewart;

131

●	neither FC Global nor Gadsden is permitted to take any action to compromise or amend, including providing any waiver, under any of the voting agreements relating to the merger; and

●	each of FC Global and Gadsden must cooperate with each other and arrange for each person that will own 5% or more of the common stock of GPI, determined on the basis assuming that all warrants, options, preferred stock or other rights are exercised or converted into shares of common stock of GPI as of the effective time of the merger, enter into a lock-up agreement that provides that such person shall not transfer or assign or otherwise dispose of the shares of GPI capital stock that would be owned by such person as of the effective time of the merger for a period of 180 days after the effective time of the merger other than the number of shares that would be permitted to be sold under the volume limitations under Rule 144, except as otherwise agreed by FC Global and Gadsden.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after FC Global and Gadsden stockholders have approved the stock issuance, in any of the following ways:

●	by mutual written consent of FC Global and Gadsden;

●	by either Gadsden or FC Global if the merger shall not have occurred on or prior to March 31, 2019; provided, that a party that has materially failed to comply with any obligation of such party set forth the merger agreement shall not be entitled to exercise its right to terminate;

●	by Gadsden upon a breach of any representation, warranty, covenant or agreement on the part of FC Global or FC Merger Sub set forth in the merger agreement, or if there shall have been a Gadsden material adverse effect or if this joint proxy statement/prospectus is not declared effective by the SEC on or prior to December 28, 2018;

●	by FC Global upon a breach of any representation, warranty, covenant or agreement on the part of Gadsden or its operating partnership set forth in the merger agreement, or if there shall have been a FC Global material adverse effect;

●	by either Gadsden or FC Global if any order by any governmental entity of competent authority preventing the consummation of the merger shall have become final and nonappealable;

●	by either Gadsden or FC Global if either (i) upon a vote at the FC Global special meeting (after giving effect to any adjournment), the requisite stockholder approval shall not have been obtained or (ii) upon a vote at the Gadsden special meeting (after giving effect to any adjournment), the requisite stockholder approval shall not have been obtained;

●	by either Gadsden or FC Global prior to obtaining stockholder approval, if Gadsden or FC Global has delivered a notice of a superior competing transaction; provided that for the termination to be effective, such party shall have paid the applicable termination fee;

●	by Gadsden if (i) FC Global’s board of directors shall have withdrawn, qualified or modified in a manner adverse to Gadsden its recommendation to approve the stock issuance, or shall recommend that FC Global’s stockholders approve or accept a competing transaction, or if FC Global shall have delivered a notice of a superior competing transaction or shall have publicly announced a decision to take any such action, or (ii) FC Global shall have knowingly and materially breached its obligation under the merger agreement to call or hold the FC Global special meeting or to cause this proxy statement/prospectus to be mailed to its stockholders in advance of the FC Global special meeting (it being agreed that Gadsden shall not have any right to terminate unless Gadsden shall have satisfied its obligations in connection with this proxy statement/prospectus and shall have provided all information and other materials required in connection therewith, and further agreed that Gadsden shall not have any right to terminate as a result of FC Global’s failure to act as soon as practicable (or to satisfy similar obligations), as a result of any delay as a result of the SEC review process, or as a result of the need to take actions to comply with the federal securities laws); or

132

●	by FC Global if (i) Gadsden’s board of directors shall have withdrawn, qualified or modified in a manner adverse FC Global its recommendation to approve the merger agreement, or shall recommend that Gadsden’s stockholders approve or accept a competing transaction, or if Gadsden shall have delivered a notice of a superior competing transaction or shall have publicly announced a decision to take any such action, or (ii) Gadsden shall have knowingly and materially breached its obligation under the merger agreement to call or hold the Gadsden special meeting or to cause this proxy statement/prospectus to be mailed to its stockholders in advance of the Gadsden special meeting (it being agreed that FC Global shall not have any right to terminate unless FC Global shall have satisfied its obligations in connection with this proxy statement/prospectus and shall have provided all information and other materials required in connection therewith, and further agreed FC Global shall not have any right to terminate as a result of Gadsden’s failure to act as soon as practicable (or to satisfy similar obligations), as a result of any delay as a result of the SEC review process, or as a result of the need to take actions to comply with the federal securities laws);

If the merger agreement is validly terminated, the merger agreement will terminate (except that the confidentiality agreement between Gadsden and FC Global, and the provisions described Section 5.2 (Access to Information; Confidentiality and Confidentiality Agreement), Section 7.1 (Termination), Section 7.2 (Break-Up Fees and Expenses), Section 7.3 (Effect of Termination) and Article VIII (Survival of Representations and  Warranties, Indemnification) and Article IX (General Provisions) of the merger agreement, which provisions shall survive such termination), and there will be no other liability on the part of either party to the other except as described under “—Termination Fees and Expenses;” provided, that no party will be relieved from liability for fraud or a willful breach, or FC Global’s failure to pay the merger consideration upon satisfaction of the conditions to closing set forth in the merger agreement, in which case the aggrieved party will be entitled to all rights and remedies available at law or in equity.

Termination Fees and Expenses

Termination Fee Payable by Gadsden

Gadsden is required to pay a termination fee of $200,000 if the merger agreement is terminated:

●	by Gadsden at any time prior to the receipt of stockholder approval upon delivery of a notice of a superior competing transaction;

●	by FC Global upon any of the events described in the ninth bullet under “—Termination of the Merger Agreement” above; or

●	by FC Global if upon a vote at the Gadsden special meeting (after giving effect to any adjournment), the requisite stockholder approval shall not have been obtained and (i) prior to such termination, a person has made any bona fide written proposal relating to a competing transaction which has been publicly announced prior to the Gadsden special meeting and (ii) within twelve months of any such termination, Gadsden or any subsidiary of Gadsden shall consummate a competing transaction, or enter into a written agreement with respect to a competing transaction that is ultimately consummated with any person.

Termination Fee Payable by FC Global

FC Global is required to pay a termination fee of $250,000 if the merger agreement is terminated:

●	by FC Global at any time prior to the receipt of stockholder approval upon delivery of a notice of a superior competing transaction;

●	by Gadsden upon any of the events described in the eighth bullet under “—Termination of the Merger Agreement” above;

●	by Gadsden, upon a breach of certain representations, warranties, covenants or agreements on the part of FC Global or FC Merger Sub set forth in merger agreement, including an uncured breach of FC Global’s obligations relating to (i) this joint proxy statement/prospectus (see “—Proxy Statement and Registration Statement Covenant” above) or its obligation to call the FC Global special meeting (see “—Obligations to Call Stockholders’ Meetings” above) (assuming that such default is not caused by actions or omissions by, or facts pertaining to, Gadsden); (ii) the voting agreement (see “The Voting Agreement” below); (iii) the lock-up agreements referred to in the ninth bullet under “—Other Agreements” above; and (iv) its requirement to have unrestricted cash of $1.5 million at closing (assuming that the additional investment in FC Global by a private fund under its current agreement with such private fund is made); or

133

●	by Gadsden if upon a vote at the FC Global special meeting (after giving effect to any adjournment), the requisite stockholder approval shall not have been obtained and (i) prior to such termination, a person has made any bona fide written proposal relating to a competing transaction which has been publicly announced prior to the FC Global special meeting and (ii) within twelve months of any such termination, FC Global or any subsidiary of FC Global shall consummate a competing transaction, or enter into a written agreement with respect to a competing transaction that is ultimately consummated with any person.

Notwithstanding anything to the contrary, if the full termination fee will become due and payable in accordance with the foregoing, from and after such termination and payment of the termination fee in full pursuant to and in accordance with the foregoing, neither party will have any further liability of any kind for any reason in connection with the merger agreement or the termination contemplated by the merger agreement other than as set forth under “—Termination of the Merger Agreement.” No party shall be entitled to receive more than one termination fee or more than one payment in respect of termination expenses and no party shall be entitled to claim the merger agreement was terminated pursuant to more than one termination provision in determining the amount of termination payments to which it is entitled.

Other Expenses

The merger agreement provides that each of FC Global and Gadsden will pay its own costs and expenses in connection with the transactions contemplated by the merger agreement.

Specific Performance

The parties to the merger agreement are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to specifically enforce the terms of the merger agreement.

Amendments; Waivers

Any provision of the merger agreement may be amended or waived before the completion of the merger if the amendment or waiver is in writing and signed, and in the case of an amendment, by each party to the merger agreement, except that after adoption of the merger agreement by Gadsden stockholders, the parties may not amend or waive any provision of the merger agreement if such amendment or waiver would require further approval of Gadsden stockholders under applicable law.

134

THE VOTING AGREEMENT

The following is a summary of the material terms and conditions of the voting agreement. This summary may not contain all the information about the voting agreement that is important to you. This summary is qualified in its entirety by reference to the voting agreement attached as Annex E to, and incorporated by reference into, this joint proxy statement/prospectus. You are encouraged to read the voting agreement in its entirety because it is the legal document that governs the matters discussed in the summary below.

Agreement to Vote and Irrevocable Proxy

Concurrently with the execution of the merger agreement, Gadsden and FC Global entered into a voting agreement with Gadsden and FC Global’s executive officers and directors and certain significant stockholders of each company, which are collectively referred to in this joint proxy statement/prospectus as the voting agreement stockholders. The FC Global common stock beneficially owned by the voting agreement stockholders subject to the voting agreement constituted approximately 26.1% of the total issued and outstanding FC Global common stock as of November 6, 2018. The Gadsden common stock and Series A Preferred Stock beneficially owned by the voting agreement stockholders subject to the voting agreement constituted approximately 62.7% of the total issued and outstanding Gadsden common stock (on an as-converted basis) as of November 6, 2018.

Pursuant to the voting agreement, each voting agreement stockholder irrevocably and unconditionally agreed that at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of Gadsden stockholders or FC Global stockholders, such voting agreement stockholder shall (i) appear at such meeting or otherwise cause all of his or her Gadsden stock or FC Global common stock, as applicable, as of the date of the voting agreement, and all other Gadsden stock or FC Global common stock, as applicable, over which he or she has acquired beneficial or record ownership and the power to vote or direct the voting thereof after the date of the voting agreement and prior to the applicable record date, which, together with the existing Gadsden stock or FC Global common stock, as applicable, as of the date of the voting agreement, are referred to in this joint proxy statement/prospectus as the voting shares, to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted all of his or her voting shares in favor of (A) the adoption of the merger agreement (in the case of Gadsden voting agreement stockholders), (B) the adoption of the conversion and stock issuance (in the case of FC Global voting agreement stockholders) and (C) any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the foregoing.

Further, the voting agreement stockholders have agreed to vote against (i) any action or proposal in favor of a competing transaction, (ii) any action or proposal that could reasonably be expected to interfere with or delay the timely consummation of the conversion and the merger and (iii) any amendments to Gadsden or FC Global’s articles or bylaws if such amendment would reasonably be expected to prevent or delay the consummation of the closing of the conversion and the merger. Each voting agreement stockholder agreed not to enter into any other voting agreement or voting trust with respect to his or her voting shares until the voting agreement is terminated.

In addition, (i) each FC Global voting agreement stockholder irrevocably and unconditionally granted, and appointed, Gadsden or any designee of Gadsden as such voting agreement stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such voting agreement stockholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the voting shares as of the applicable record date in accordance with the foregoing in certain circumstances and (ii) each Gadsden voting agreement stockholder irrevocably and unconditionally granted, and appointed, FC Global or any designee of FC Global as such voting agreement stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such voting agreement stockholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the voting shares as of the applicable record date in accordance with the foregoing in certain circumstances.

Transfer Restrictions Prior to Merger

Pursuant to the voting agreement, each FC Global voting agreement stockholder agreed that he or she will not, without the prior written consent of Gadsden, sell, transfer, assign, pledge, give, tender in any tender or exchange offer or similarly dispose of any of his or her voting shares, or any interest therein, including the right to vote any of his or her voting shares, as applicable, subject to exceptions for (i) estate planning or philanthropic purposes or (ii) surrendering his or her voting shares to FC Global in connection with the vesting, settlement or exercise of equity awards to satisfy any withholding for the payment of taxes incurred in connection with such vesting, settlement or exercise, or, in respect of options, the exercise price thereon.

135

Likewise, each Gadsden voting agreement stockholder agreed that he or she will not, without the prior written consent of FC Global, sell, transfer, assign, pledge, give, tender in any tender or exchange offer or similarly dispose of any of his or her voting shares, or any interest therein, including the right to vote any of his or her voting shares, as applicable, subject to exceptions for (i) estate planning or philanthropic purposes or (ii) surrendering his or her voting shares to Gadsden in connection with the vesting, settlement or exercise of equity awards to satisfy any withholding for the payment of taxes incurred in connection with such vesting, settlement or exercise, or, in respect of options, the exercise price thereon.

Non-Solicitation

Each voting agreement stockholder acknowledged and agreed that such voting agreement stockholder has received a copy of the merger agreement, has read the non-solicit provisions in the merger agreement and all related sections and understands the obligations of the directors and officers of Gadsden and FC Global, as applicable, thereunder.

Termination

The voting agreement automatically terminates without any further action required by any person upon the earliest to occur of: (i) the termination of the merger agreement in accordance with its terms and (ii) the effective time of the merger. In addition, the voting agreement may be terminated with respect to any FC Global voting agreement stockholder (a) by written consent of Gadsden and such voting agreement stockholder or (b) upon written notice to Gadsden by such voting agreement stockholder at any time following the making of any change, by amendment, waiver or other modification to any provision of the merger agreement that increases the amount or changes the form of the merger consideration. The voting agreement may be terminated with respect to any Gadsden voting agreement stockholder (a) by written consent of FC Global and such voting agreement stockholder or (b) upon written notice to FC Global by such voting agreement stockholder at any time following the making of any change, by amendment, waiver or other modification to any provision of the merger agreement that decreases the amount or changes the form of the merger consideration.

136

INTERESTS OF GADSDEN’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

In considering the recommendation of Gadsden’s board of directors that you vote to approve the merger proposal, you should be aware that Gadsden’s non-employee directors and executive officers may have interests in the merger that are different from, or in addition to, those of Gadsden stockholders generally. Gadsden’s board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and the transactions contemplated thereby and to recommend that the stockholders of Gadsden approve the merger proposal. The following discussion sets forth certain of these interests in the merger of the Gadsden executive officers, each of whom is also a named executive officer, and non-employee directors.

Salary and Bonus Payments

Under their employment agreements, Messrs. Hartman, Bell, Crist and Ringel are entitled an annual base compensation of $250,000, $150,000, $130,000 and $145,000, respectively, which shall be increased to $350,000, $200,000, $190,000 and $150,000, respectively, following completion of the merger. Upon closing of the merger, Messrs. Hartman, Bell, Crist and Ringel are entitled to a bonus of $250,000, $150,000, $125,000 and $25,000, respectively.

Equity Compensation

The terms of the equity-based compensation issued by Gadsden prior to the merger will be assumed by GPI. The shares of common stock that are issued or may be issued under Gadsden’s 2016 Equity Incentive Plan will be exchanged for shares of GPI common stock, adjusted for the exchange ratio, but otherwise on the same terms and conditions. The vesting of outstanding Gadsden equity awards is dependent on Gadsden common stock being listed or admitted for trading on a national securities exchange or trading market. This condition will be satisfied by the merger. These shares shall vest ratably, in arrears, over a three (3) year period commencing on completion of the merger so that thirty-three and one-third percent (33.3%) of the number of incentive shares shall vest on each one (1) year anniversary of the merger.

Quantification of Potential Payments to Gadsden Named Executive Officers in Connection with the Merger

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of Gadsden that will or may be paid or become payable and that is based on, or otherwise relates to, the merger. The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions or events that may occur before completion of the merger. For purposes of calculating such amounts, the following assumptions were used:

●	The relevant price per Gadsden common share is $10.00, which is equal to the fair value per share as determined by the closing of Gadsden’s private placement referenced elsewhere in this joint proxy statement/prospectus; and

●	The completion of the merger is December 31, 2018, which is the assumed date of the closing of the merger solely for purposes of the disclosure in this section.

(in thousands)

Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Total ($)
John Hartman, CEO	250	10,000	10,250
George Bell, COO	150	5,000	5,150
Scott Crist, CFO	125	5,000	5,125

(1) Cash. Represents the estimated amount of a lump sum cash bonus payment.

(2) Equity. Represents the estimated amounts payable in respect of unvested restricted stock awards which will begin to vest following the merger that are outstanding as of the assumed closing date of December 31, 2018 and calculated based on the assumed price per Gadsden common share of $10.00. For further details regarding the treatment of Gadsden equity awards in connection with the merger, see “—Equity Compensation.”

137

GADSDEN PROPOSAL II: ADJOURNMENT OF THE GADSDEN SPECIAL MEETING

Gadsden stockholders are being asked to approve a proposal that will give Gadsden’s board of directors authority to adjourn from time to time the Gadsden special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Gadsden special meeting or any adjournment or postponement thereof. Any determination of whether it is necessary to adjourn the Gadsden special meeting (or any adjournment or postponement thereof) to solicit additional proxies will be made solely by Gadsden consistent with the terms of the merger agreement or with the consent of FC Global.

If this proposal is approved, the Gadsden special meeting could be adjourned to any date. If the Gadsden special meeting is adjourned, Gadsden stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. But if you indicate that you wish to vote against the adoption of the merger agreement, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

To approve the adjournment from time to time of the Gadsden special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Gadsden special meeting or any adjournment or postponement thereof (whether or not a quorum is present) requires the affirmative vote of the holders of at least a majority of the Gadsden common stock and Gadsden Series A Preferred Stock present or represented by proxy at the Gadsden special meeting, voting as a single class on an as-converted basis.

Gadsden’s board of directors unanimously recommends that you vote “FOR” the adjournment from time to time of the Gadsden special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Gadsden special meeting or any adjournment or postponement thereof.

138

GADSDEN PROPOSAL III: ADVISORY VOTE ON MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS

Gadsden is providing its stockholders with the opportunity to cast an advisory (non-binding) vote to approve compensation that will or may be paid or provided by Gadsden to its named executive officers in connection with the merger, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

The compensation that Gadsden’s named executive officers may be entitled to receive from Gadsden in connection with the merger is summarized in the first table under “Interests of Gadsden’s Directors and Executive Officers in the Merger—Quantification of Potential Payments to Gadsden Named Executive Officers in Connection with the Merger.” That summary includes all compensation and benefits that will or may be paid or provided by Gadsden to its named executive officers in connection with the merger, including as a result of a termination of employment in connection with the merger.

Gadsden’s board of directors encourages you to review carefully the information regarding compensation that will or may be paid or provided by Gadsden to its named executive officers in connection with the merger disclosed in this joint proxy statement/prospectus.

Gadsden’s board of directors unanimously recommends that the stockholders of Gadsden approve the following resolution:

“RESOLVED, that the stockholders of Gadsden approve, on an advisory (non-binding) basis, compensation that will or may be paid or provided by Gadsden to its named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the tables included in the section entitled “Interests of Gadsden’s Directors and Executive Officers in the Merger—Quantification of Potential Payments to Gadsden Named Executive Officers in Connection with the Merger” and the related narrative disclosures.”

The vote on the proposal to approve compensation that will or may be paid or provided by Gadsden to its named executive officers in connection with the merger is a vote separate and apart from the vote on the adoption of the merger agreement. Accordingly, you may vote to approve the adoption of the merger agreement and vote not to approve this proposal and vice versa. Because the vote on the proposal to approve compensation that will or may be paid or provided by Gadsden to its named executive officers in connection with the merger is advisory only, it will not be binding on either Gadsden or FC Global. Accordingly, if the merger agreement is adopted and the merger are completed, the compensation payments that are contractually required to be paid by Gadsden to its named executive officers will or may be paid, subject only to the conditions applicable thereto, regardless of the outcome of the advisory (non-binding) vote of Gadsden stockholders.

The affirmative vote of the holders of at least a majority of the votes cast at the Gadsden special meeting (assuming a quorum is present) will be required to approve, on an advisory (non-binding) basis, the proposal to approve compensation that will or may be paid or provided by Gadsden to its named executive officers in connection with the merger.

Gadsden’s board of directors unanimously recommends that you vote “FOR” the approval, on an advisory (non-binding) basis, of compensation that will or may be paid or provided by Gadsden to its named executive officers in connection with the merger.

139

FC GLOBAL PROPOSAL III: ADJOURNMENT OF THE FC GLOBAL SPECIAL MEETING

FC Global stockholders are being asked to approve a proposal that will give FC Global’s board of directors authority to adjourn the FC Global special meeting one or more times if necessary to solicit additional proxies if there are not sufficient votes to approve the conversion and the stock issuance at the time of the FC Global special meeting, or any adjournment or postponement thereof. If this proposal is approved, the FC Global special meeting could be adjourned to any date. Any determination of whether it is necessary to adjourn the FC Global special meeting (or any adjournment or postponement thereof) to solicit additional proxies will be made solely by FC Global consistent with the terms of the merger agreement or with the consent of Gadsden.

If the FC Global special meeting is adjourned, FC Global stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the approval of the conversion or the stock issuance but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. But if you indicate that you wish to vote against the approval of the conversion or the stock issuance, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

The affirmative vote of a majority of the shares present at the FC Global special meeting in person or by proxy and entitled to vote will be required to approve the adjournment of the FC Global special meeting.

FC Global’s board of directors unanimously recommends that FC Global stockholders vote “FOR” the adjournment of the FC Global special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the conversion and the stock issuance at the time of the FC Global special meeting, or any adjournment or postponement thereof.

140

INFORMATION ABOUT FC GLOBAL

Overview

FC Global, founded in 1980, is transitioning from its former business as a skin health company to a company focused on real estate development and asset management, concentrating primarily on investments in and the management and development of income producing real estate assets. FC Global’s objective is to generate current income and long-term net asset value growth using institutional best practices in evaluating its investments.

Until the recent sale of FC Global’s consumer products division, FC Global was a global skin health company providing integrated disease management and aesthetic solutions to dermatologists, professional aestheticians and consumers. Starting in 2014, FC Global began to sell off certain business units and product lines and on January 23, 2017, FC Global sold the last remaining major product line. Following this transaction, FC Global had only minimal operations and assets remaining, of immaterial value to FC Global. FC Global is in the process of liquidating the remaining legacy inventory and assets of this business line, after which time FC Global will no longer operate within the skin health business.

Following the contribution transaction described below, FC Global’s focus is to build FC Global into a leading real estate, asset management and development company concentrating primarily on investments in high yield income producing assets and other opportunistic commercial properties via direct property ownership and asset management. FC Global’s objective is to generate long term net asset value growth while adhering to institutional best practices and a deep research process for all investments.

For income producing properties, FC Global intends to acquire assets that provide recurring income with the potential for income growth over the long-term. FC Global believes there can be an attractive risk/reward profile to such properties based on the location and the underlying creditworthiness of the tenants. FC Global intends to use such income generation to fund additional acquisitions and development opportunities and general corporate purposes. In addition, FC Global intends to invest in land assets that can be developed into income generating properties or properties for sale. FC Global believes that its size and scale provide an opportunity to take advantage of smaller-tier assets that most traditional investors do not focus on due to size limitations, thus creating unique investment opportunities. In particular, FC Global intends to target assets in secondary and tertiary markets that require minimal capital expenditures but generate initial unlevered cash flow yields that are higher than those in primary markets.

A second component of FC Global’s investment strategy will revolve around sourcing asset management opportunities for which FC Global would operate as an asset manager of real estate properties. FC Global is not structured as a REIT, thus FC Global has the ability to retain earnings and to operate in real estate asset management, development and peripheral real estate activities, items that may be limited by REIT requirements. FC Global will look to utilize its existing infrastructure to provide economies of scale to owners of real estate assets as FC Global grows its portfolio over time.

Contribution Transaction

On March 31, 2017, FC Global entered into an interest contribution agreement with First Capital Real Estate Operating Partnership, L.P. (referred to herein as FCOP), First Capital Real Estate Trust Incorporated, and FC Global Realty Operating Partnership, LLC, FC Global’s wholly-owned subsidiary. The parties entered into amendments to the interest contribution agreement on August 3, 2017, October 11, 2017 and December 22, 2017. Pursuant to the interest contribution agreement, as amended (which is collectively referred to as the contribution agreement), FCOP contributed certain real estate assets to FC Global. In exchange, FCOP received shares of FC Global’s common stock and newly designated Series A Convertible Preferred Stock as described below. This transaction is referred to as the contribution transaction.

On May 17, 2017, FCOP transferred $10 million of assets to FC Global, consisting of the following:

●	three vacant land sites intended for development as gas stations located in northern California,

●	a 75% interest in a limited liability company that owns a vacant land site intended for development as a gas station, located in northern California; and

●	a 100% interest in a limited liability company, which owns a 17.9133% interest in a limited liability company called Avalon Jubilee LLC that owns property located in Los Lunas, New Mexico being developed as a single family residential development.

141

The proposed gas station sites are located in Atwater and Merced, California and had an agreed upon value at the time of acquisition was $2.6 million. FC Global intends to explore its options for the development of these properties. FC Global may (i) lease a property to a developer who will handle all further development of the property, with FC Global receiving monthly lease payments from the developer; (ii) engage a contractor to develop a property to a certain level, then lease it to a developer which will handle the final development and leasing of the property, with FC Global receiving monthly payments from the developer; or (iii) engage a contractor to completely develop a property, then lease it directly to a tenant who will remit monthly lease payments back to FC Global. The option or options selected for these properties will depend upon the types of tenants interested in operating gas stations and/or related ventures on those properties, as well as FC Global’s capitalization and available financial resources. In these arrangements, the construction and/or management of the properties are or will be handled by third-party firms which specialize in such work. Therefore, FC Global anticipates that FC Global will not need to hire significant additional personnel to develop, maintain and manage these properties. As for funding for any costs associated with these properties’ development, although FC Global cannot provide any assurance that FC Global will be able to obtain funding, FC Global will seek funding from one or more of the following potential sources funding from third-party investors, funding as a result of loans secured by the properties, or joint-funding arrangements with developers and/or managers of these properties.

The residential development in New Mexico consists of approximately 250, non-contiguous, single family residential lots and a 10,000 square-foot club house. The agreed upon value of this property at the time of acquisition was approximately $7.4 million. This property already has a management and construction arrangement in place. FC Global is the minority holder in that property, holding a 17.9% interest.

In exchange for these assets, FC Global issued to FCOP 879,234 shares of its common stock, which represented approximately 19.9% of its issued and outstanding common stock immediately prior to the closing date, at a per share value of $2.5183, or $2.2 million in the aggregate. FC Global issued the remaining $7.8 million of the approximately $10 million consideration to FCOP in the form of 123,668 shares of its newly designated non-voting Series A Convertible Preferred Stock.

The number of shares of common stock issued to FCOP and to be issued upon conversion of the Series A Convertible Preferred Stock was determined by dividing the $10 million value of the assets by $2.5183, a specified price per share value which represents a 7.5% premium above the volume-weighted average price of all on-exchange transactions in its common stock executed on The Nasdaq Capital Market, during the forty-three (43) trading days prior to the trading day immediately prior to the public announcement of the transaction by FC Global and First Capital Real Estate Trust Incorporated on March 31, 2017, as reported by Bloomberg L.P. FC Global believes that the trading price of its common stock at the time of the contribution transaction represented the value of its prior medical device business and not its new real estate development business. The value of the contributed assets was arrived at by the mutual agreement of the parties after analyzing each of the assets in comparison to historical sales of similar land parcels.

The contribution agreement contemplated that additional contributions would be made prior to December 31, 2017; however, FCOP failed to satisfy the conditions precedent to those additional contributions before the December 31, 2017 deadline such that only the closing described above was completed.

FC Global elected to early adopt ASU 2017-01, Business Combinations (Topic 805) Clarifying the Definition of a Business. Accordingly, the determination of whether the transaction represents a business combination was evaluated by applying ASU 2017-01 guidance. FC Global has determined that the group of assets assumed do not include (and also, none of them on a stand-alone basis) include, an input and a substantive process that together significantly contribute to the ability to create output and thus it was determined that the contribution represents an acquisition of assets rather than a business combination. Accordingly, the total sum of the fair value of consideration given (i.e., the fair value of the equity interests issued) together with the transaction costs, was allocated to the individual assets acquired and liabilities assumed based on their relative fair values at the date of acquisition. Such allocation did not give rise to goodwill.

Prior Business Operations

Under its previous name, PhotoMedex, Inc., FC Global was, until the recent sale of the last significant business unit (its consumer products division which was sold to ICTV Brands, Inc., or ICTV, on January 23, 2017) as described below, a Global Skin Health company providing integrated disease management and aesthetic solutions to dermatologists, professional aestheticians and consumers. FC Global provided proprietary products and services that addressed skin diseases and conditions including psoriasis, acne, actinic keratosis (a precursor to certain types of skin cancer), photo damage and unwanted hair.

142

Before FC Global commenced its current real estate business, it organized its business into three operating segments based upon its management structure, products and services offered, markets served and types of customers, as follows: The Consumer segment (sold to ICTV on January 23, 2017) derived its revenues from the design, development, manufacturing and selling of long-term hair reduction and acne consumer products. The Physician Recurring segment derived its revenues from the XTRAC (sold to MELA Sciences on June 22, 2015) procedures performed by dermatologists, the sales of skincare products (sold to Pharma Cosmetics on September 15, 2016), the sales of surgical disposables and accessories to hospitals and surgery centers (sold to Dalian JiKang Medical Systems September 1, 2015) and on the repair, maintenance and replacement parts on various products. The Professional segment generated revenues from the sale of equipment, such as lasers, medical and esthetic light and heat based products and LED products.

FC Global still markets and sells its LHE® brand products, which were included in its Professional segment, through its subsidiary, Radiancy, Inc. FC Global is in the process of liquidating the remaining legacy inventory and assets of this business line, after which time it will no longer operate this business.

The proprietary LHE® brand technology combines the benefits of direct heat and a full-spectrum light source for a variety of clinical applications, including psoriasis care, acne treatment, skin tightening, skin rejuvenation, wrinkle reduction, collagen renewal, vascular and pigmented lesion treatments and hair removal. This technology was originally used primarily in FC Global’s professional products, including capital equipment sold to physicians and skin care specialists worldwide. The technology was then adapted to FC Global’s hand-held consumer line of products like no!no! Skin, a medical device for acne. Except for occasional sale of left over inventory, this business segment has basically ceased operations with the NEOVA sale September 23, 2016.

Sale of Prior Business

On March 31, 2016, FC Global completed the sale to The Lotus Global Group, Inc. of all of the tangible and intangible assets of the Omnilux product line for $220 thousand ($110 thousand was received as a refundable deposit during December 2015 in advance and $110 thousand was received in April 2016), pursuant to the Agreement for Sale of Assets dated March 31, 2016.

On August 30, 2016, FC Global entered into an Asset Purchase Agreement for the sale of its Neova product line. The sale was completed on September 15, 2016, resulting in immediate cash proceeds to FC Global of $1.5 million and FC Global recorded a loss of $1,731 thousand from the transaction during the third quarter ended September 30, 2016, and for the year ended December 31, 2016.

On October 4, 2016, FC Global entered into an Asset Purchase Agreement with ICTV for the sale of its consumer division for $9.5 million, including $5 million in cash plus a $4.5 million royalty agreement. FC Global also entered into a Transition Services Agreement, pursuant to which FC Global agreed to provide ICTV with certain accounting, benefit, payroll, regulatory, IT support and other services for periods ranging from approximately three months to up to one year following the closing date, during which time ICTV would arrange to transition the services it receives to its own personnel. This transaction was completed on January 23, 2017.

On July 12, 2017, FC Global entered into a Termination and Release Agreement under which the Asset Purchase Agreement described above was terminated and is of no further force and effect, except for certain surviving rights, obligations and covenants described in the Termination and Release Agreement. Pursuant to the Termination and Release Agreement, ICTV paid FC Global $2 million in cash and FC Global agreed that ICTV will have no further royalty or other payment obligations under the Asset Purchase Agreement. As partial consideration for the releases provided by ICTV pursuant to the Termination and Release Agreement and in accordance with the terms therein, on July 12, 2017, FC Global entered into a Bill of Sale and Assignment, which provides that FC Global shall sell, assign, transfer, convey and deliver to ICTV, and ICTV purchase and accept from FC Global, all of the right, title and interest, legal or equitable, in and to a deposit in the amount of $210 thousand held by a consumer division vendor, Sigmatron International, Inc., pursuant to an arrangement between FC Global and Sigmatron International, Inc.

Organizational Chart

The following chart depicts FC Global’s organizational structure following the sale of its prior business and the contribution transaction. All subsidiaries are wholly-owned unless otherwise indicated.

143

Real Estate Business

FC Global’s focus is to build FC Global into a leading real estate, asset management and development company, concentrating primarily on investments in high yield income producing assets and other opportunistic commercial properties via direct property ownership and asset management. FC Global’s objective is to generate long term net asset value growth while adhering to institutional best practices and a deep research process for all investments.

Income Producing Properties

For income producing properties, FC Global intends to acquire assets that provide recurring income with the potential for income growth over the long-term. FC Global believes there can be an attractive risk/reward profile to such properties based on the location and the underlying credit attributes of the tenants. In addition, FC Global may invest in loans that are secured by income producing properties or ground leases on such properties. FC Global believes that owning a diversified portfolio of actively managed properties and other real estate related investments can produce a consistent stream of income with long-term upside potential from income growth or redevelopment.

Real Estate Development

FC Global looks to invest in land assets that can be developed into income generating commercial, residential and hospitality properties, for-sale residential properties, or mixed-use development opportunities. Such properties may require extensive planning, and for these investments, FC Global may partner with local developers, architects, and engineers to maximize the highest and best use. FC Global focuses on development properties where FC Global believes the risk profile is misunderstood thus creating significant opportunity if FC Global is able to turn the development into a stabilized operating property.

Competition

FC Global believes the real estate business is very competitive. FC Global’s properties may compete with local sites in attracting skilled labor during the construction process and in attracting tenants and end-users upon completion. FC Global competes with several types of real estate investors for acquisitions of properties, including real estate limited partnerships and private equity, REITs, developers, financial institutions, and individuals that own, manage, finance or develop properties. Many of these groups have larger operations and greater financial resources than FC Global does.

144

FC Global believes that its size and scale provide an opportunity to take advantage of smaller-tier assets that most traditional investors do not focus on due to size limitations, thus creating unique investment opportunities with attractive risk/reward profiles.

Investment Strategy

FC Global’s diversified investment strategy provides FC Global with flexibility to invest across real estate asset classes and submarkets in the United States and globally. FC Global will look to utilize its industry experience and relationships to identify the transactions which generate the most attractive risk / reward opportunities consistent with its strategy. FC Global enforces a rigorous and repeatable underwriting process based on deep research and due diligence.

One of its core strategies is that FC Global intends to find investments in secondary and tertiary markets with assets that require minimal capital expenditures but generate initial unlevered cash flow yields that are higher than those in primary markets. FC Global looks to acquire assets in submarkets where the population and employment trends are positive and where the underlying asset serves a key purpose to the local community.

A second component of FC Global’s investment strategy will revolve around sourcing asset management opportunities for which FC Global would operate as an asset manager of real estate properties. FC Global is not currently structured as a REIT, thus FC Global has the ability to retain earnings and to operate in real estate asset management, development and peripheral real estate activities, items that may be limited by REIT requirements. FC Global will look to utilize its existing infrastructure to provide efficiencies of scale to owners of real estate assets as it grows its portfolio over time.

FC Global’s criteria for evaluating investments includes, but is not limited to, submarket location of the asset, economic and population growth fundamentals of the location, credit quality of the tenant, terms of the underlying leases, historical cash flow and capital expenditure needs at the property, ability to acquire financing secured by the property, tax and regulatory risks associated with the investment, environmental and structural attributes of the property, long-term viability of the asset, and potential redevelopment opportunities of the real estate.

FC Global does extensive research on these investment attributes when preparing its investment memorandum. FC Global compares the real estate acquisition it is making to other investments with similar risk profiles both inside and outside the direct real estate investment sector to best assess the merits of the opportunity.

Existing Portfolio

In 2017, FC Global acquired (i) three vacant land sites intended for development as gas stations in northern California, (ii) a majority membership interest in a limited liability company that owns a vacant land site located in Northern California, and (iii) an interest in a limited liability company which owns property located in Los Lunas, New Mexico being developed as a single family residential development.

Intellectual Property

FC Global does not have any material intellectual property rights relating to its real estate business. However, FC Global does employ certain proprietary processes related to the real estate business which are protected as trade secrets of FC Global. FC Global has not, at this time, registered any patents, trademarks or copyrights associated with its real estate business and do not expect to do so.

FC Global’s legacy global skin health business provided integrated disease management and aesthetic solutions to dermatologists, professional aestheticians and consumers. FC Global protected its proprietary rights relating tour legacy business from unauthorized use by third parties to the extent that its proprietary rights were covered by valid and enforceable patents, trademarks, trade names or copyrights, or were effectively maintained as trade secrets.

Historically, FC Global’s policy was to file patent applications and to protect certain technology, inventions and improvements that are commercially important to the development of its business. As patents expire and expose FC Global’s inventions to public use, FC Global sought to mitigate the impact of such expirations by seeking protection of improvements. FC Global also relied on trade secrets, employee and third-party nondisclosure agreements and other protective measures to protect its intellectual property rights pertaining to its products and technology.

FC Global’s products and services were offered under trademarks and service marks, both registered and unregistered. FC Global believes its trademarks encouraged customer loyalty and aided in the differentiation of its products from competitors’ products. In connection with the sales of its Neova product line and its consumer products division, FC Global transferred the intellectual property associated with those product lines, including trademarks and trade names, to their respective purchasers. Accordingly, FC Global had 20 trademarks, either registered or being registered, in markets around the world that FC Global intends to maintain in support of its real estate business and its legacy capital equipment products. These include 9 trademarks issued in the U.S. and 11 trademarks issued in the rest of the world. FC Global periodically reviewed the trademarks in its portfolio for usefulness with its then existing and anticipated product lines. As a result, certain trademarks which were no longer in use in its business were not renewed.

145

Research and Development

FC Global’s research and development expenditures relating to its legacy business operations were approximately $143 thousand in 2017 and $1.2 million in 2016. As of January 23, 2017, the research and development personnel were transferred to ICTV in connection with the closing of the sale of the consumer product line assets.

Government Regulation

Regulations Relating to Legacy Business

Regulations Relating to Products and Manufacturing

FC Global’s products are regulated by numerous governmental authorities, principally the U.S. Food and Drug Administration, or the FDA, and corresponding state and foreign regulatory agencies. Any medical device or cosmetic FC Global distributes would be subject to pervasive and continuing regulation by the FDA. The U.S. Food, Drug and Cosmetics Act, and other federal and state laws and regulations govern the pre-clinical and clinical testing, design, manufacture, use, labeling and promotion of medical devices.

FC Global has received approval from the European Union to affix the CE Mark to its LHE products. This certification is a mandatory conformity mark for products placed on the market in the European Economic Area, which is evidence that they meet all European Community, quality assurance standards and compliance with applicable European medical device directives for the production of medical devices. This will enable FC Global to market its approved products in all of the member countries that accept the CE Mark. FC Global also will be required to comply with additional individual national requirements that are in addition to those required by these nations. FC Global’s products have also met the requirements for marketing in various other countries.

Failure to comply with applicable regulatory requirements can result in fines, injunctions, civil penalties, recalls or seizures of products, total or partial suspensions of production, refusals by the U.S and foreign governments to permit product sales and criminal prosecution and could have a material adverse effect on its business, financial condition and results of operations.

Fraud and Abuse Laws

Because of the significant federal funding involved in Medicare and Medicaid, Congress and the states have enacted, and actively enforce, a number of laws whose purpose is to eliminate fraud and abuse in federal health care programs. FC Global’s business is subject to compliance with these laws.

Anti-Kickback Laws

In the U.S., there are federal and state anti-kickback laws that generally prohibit the payment or receipt of kickbacks, bribes or other remuneration in exchange for the referral of patients or other health-related business. The U.S. federal healthcare programs’ Anti-Kickback Statute makes it unlawful for individuals or entities knowingly and willfully to solicit, offer, receive or pay any kickback, bribe or other remuneration, directly or indirectly, in exchange for or to induce the purchase, lease or order, or arranging for or recommending purchasing, leasing, or ordering, any good, facility, service, or item for which payment may be made in whole or in part under a federal healthcare program such as Medicare or Medicaid. The Anti-Kickback Statute covers “any remuneration,” which has been broadly interpreted to include anything of value, including for example gifts, certain discounts, the furnishing of free supplies, equipment or services, credit arrangements, payments of cash and waivers of payments. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the arrangement can be found to violate the statute. Penalties for violations include criminal penalties and civil sanctions such as fines, imprisonment and possible exclusion from Medicare, Medicaid and other federal healthcare programs. In addition, several courts have permitted kickback cases brought under the Federal False Claims Act to proceed, as discussed in more detail below.

146

Because the Anti-Kickback Statute is broadly written and encompasses many harmless or efficient arrangements, Congress authorized the Office of Inspector General of the U.S. Department of Health and Human Services, or OIG, to issue a series of regulations, known as “safe harbors.” For example, there are regulatory safe harbors for payments to bona fide employees, properly reported discounts and rebates, and for certain investment interests. Although an arrangement that fits into one or more of these exceptions or safe harbors is immune from prosecution, arrangements that do not fit squarely within an exception or safe harbor do not necessarily violate the statute. The failure of a transaction or arrangement to fit precisely within one or more of the exceptions or safe harbors does not necessarily mean that it is illegal or that prosecution will be pursued. However, conduct and business arrangements that arguably implicate the Anti-Kickback Statute but do not fully satisfy all the elements of an exception or safe harbor may be subject to increased scrutiny by government enforcement authorities such as the OIG.

Many states have laws that implicate anti-kickback restrictions similar to the Anti-Kickback Statute. Some of these state prohibitions apply, regardless of whether federal health care program business is involved, to arrangements such as for self-pay or private-pay patients.

Government officials have focused their enforcement efforts on marketing of healthcare services and products, among other activities, and recently have brought cases against companies, and certain sales, marketing and executive personnel, for allegedly offering unlawful inducements to potential or existing customers in an attempt to procure their business.

Federal Civil False Claims Act and State False Claims Laws

The federal civil False Claims Act imposes liability on any person or entity who, among other things, knowingly and willfully presents, or causes to be presented, a false or fraudulent claim for payment by a federal healthcare program, including Medicare and Medicaid. The “qui tam,” or “whistleblower” provisions of the False Claims Act allow a private individual to bring actions on behalf of the federal government alleging that the defendant has submitted a false claim to the federal government, and to share in any monetary recovery. In recent years, the number of suits brought against healthcare providers by private individuals has increased dramatically. Medical device companies, like FC Global, can be held liable under false claims laws, even if they do not submit claims to the government, when they are deemed to have caused submission of false claims by, among other things, providing incorrect coding or billing advice about their products to customers that file claims, or by engaging in kickback arrangements with customers that file claims.

The False Claims Act also has been used to assert liability on the basis of misrepresentations with respect to the services rendered and in connection with alleged off-label promotion of products. FC Global’s future activities relating to the manner in which FC Global sells its products and document its prices, such as the reporting of discount and rebate information and other information affecting federal, state and third-party reimbursement of its products, and the sale and marketing of its products, may be subject to scrutiny under these laws.

When an entity is determined to have violated the False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties of five to eleven thousand dollars for each separate false claim. There are many potential bases for liability under the False Claims Act. A number of states have enacted false claim laws analogous to the federal civil False Claims Act and many of these state laws apply where a claim is submitted to any state or private third-party payor. In this environment, FC Global’s engagement of physician consultants in product development and product training and education could subject it to similar scrutiny. FC Global is unable to predict whether FC Global would be subject to actions under the False Claims Act or a similar state law, or the impact of such actions. However, the costs of defending such claims, as well as any sanctions imposed, could significantly affect FC Global’s financial performance.

Regulations Relating Real Estate Business

Federal, State and/or Local Regulatory Compliance

FC Global is, or will be, subject to a variety of Federal, state and/or local statutes, ordinances, rules, and regulations covering the purchase, development, construction and operation of real estate assets. These regulatory requirements include zoning and land use, building design, construction, worksite safety, traffic, and other matters, such as local rules that may impose restrictive zoning and developmental requirements. FC Global is, or will be, subject to various licensing, registration, and filing requirements in connection with the development, construction, advertisement, and sale of certain real estate assets. Additionally, state and/or local governmental agencies may impose moratoriums on new construction in an area due to the need for infrastructure development, including road development and utility remediation. Finally, state and/or local governments retain certain rights with respect to eminent domain which could enable them to restrict or alter the use of FC Global’s property. These requirements may lead to increases in FC Global’s overall costs. The need to comply with these requirements may significantly delay development and/or construction with regard to properties, or lead FC Global to alter its plans regarding certain real estate assets. Some requirements, on a property by property evaluation, may lead to a determination that development of a particular property would not be economically feasible, even if any or all necessary governmental approvals were obtained.

147

Environmental Regulatory Compliance

Under various Federal, state and/or local laws, ordinances and regulations, a current or previous owner or operator of a property may be required to investigate and/or clean-up hazardous or toxic substances released at that property. That owner or operator also may be held liable to third parties for bodily injury or property damage (investigation and/or clean-up costs) incurred by those parties in connection with the contamination at that site. These laws often impose liability without regard to whether the owner or operator knew of or otherwise caused the release of the hazardous or toxic substances. In addition, persons who arrange for the disposal or treatment of hazardous substances or other regulated materials also may be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such persons.

The costs of remediation or removal of hazardous or toxic substances can be substantial, and the presence of contamination, or the failure to remediate contamination discovered, at a property FC Global owns or operate may adversely affect its ability to develop, construct on, sell, lease, or borrow upon that property. Current and former tenants at a property FC Global owns may have, or may have involved, the use of hazardous materials or generated hazardous wastes, and those situations could result in its incurring liabilities to remediate any resulting contamination if the responsible party is unable or unwilling to do so.

In addition, FC Global’s properties may be exposed to a risk of contamination originating from other sources. While a property owner generally is not responsible for remediating contamination that has migrated on-site from an off-site source, the contaminant’s presence could have adverse effects on FC Global ability to develop, construct on, operate, sell, lease, or borrow upon that property. Certain environmental laws may create a lien on a contaminated site in favor of the government for damages and costs the government may incur to remediate that contamination. Moreover, if contamination is discovered on a property, environmental laws may impose restrictions on the manner in which that property may be used, or how businesses may be operated on that property, thus reducing FC Global’s ability to maximize its investment in that property. FC Global’s properties have been subjected to varying degrees of environmental assessment at various times; however, the identification of new areas of contamination, a change in the extent or known scope of contamination, or changes in environmental regulatory standards and/or cleanup requirements could result in significant costs to FC Global.

Employees

As of November 6, 2018, FC Global had 3 full-time employees devoted to the ongoing business of FC Global, which consisted of 1 executive officers and 2 finance, legal and administration staff, as well as 2 part-time employees.

FC Global’s employees are not represented by a labor union nor covered by a collective bargaining agreement. FC Global believes that it has good relations with its employees.

Properties

FC Global leases a 5,581 sq. ft. facility in New York that houses parts of finance. The term of the lease runs until December 31, 2018. Monthly payments under this lease are approximately $6,000.

FC Global leases office space at a facility in Willow Grove, Pennsylvania that currently houses part of its legal department. The term of the lease expired on April 30, 2017 and FC Global is now on a month-to-month lease. Monthly payments under this lease are approximately $1,000.

Some of FC Global’s executives previously occupied office space in New York that was subject to an office service agreement between its former CEO and another entity. Under the agreement, the fee was approximately $2,000 per month. FC Global reimbursed its former CEO for such costs.

In 2017, FC Global acquired (i) three vacant land sites intended for development as gas stations in northern California, (ii) a 75% membership interest in a limited liability company that owns a vacant land site located in Northern California, in which profits and losses are allocated 75% to FC Global and 25% to the noncontrolling member subject to a preferred equity split in which the noncontrolling member earns the first 10% of net profits and the balance of the 90% is to be paid along the terms of the 75% split to FC Global and 25% to the noncontrolling member (iii) an interest in a limited liability company which owns property located in Los Lunas, New Mexico being developed as a single family residential development.

148

Below description of existing land and development assets upon contribution:

Location	State	Status	Percentage Interest Contributed
Atwater	CA	Existing building on site, needs new plan submittal	100.0%
Atwater	CA	Existing building on site, needs new plan submittal	100.0%
Merced County	CA	Original map approved, plan needs to be modified	100.0%
Los Lunas(1)	NM	Active construction and sale property	17.9%
Merced(2)	CA	Under evaluation	75.0%

(1) Based on percentage interest in asset transferred by contributed entity. Refer “Risk Factors.”

(2) Based on membership interest in contributed entity assigned to FC Global.

Litigation

Suneet Singal Litigation

On September 21, 2018, Suneet Singal, FC Global’s former chief executive officer, filed a suit against FC Global and its transfer agent, Broadridge Corporate Issuer Solutions Inc., in the Supreme Court of New York for the County of New York. The suit alleges breach of contract, breach of good faith and, with regard to Broadridge, a violation of UCC Article 8-401, and demands the issuance and release to Mr. Singal of 1,000,000 shares of FC Global’s common stock, as well as other unspecified damages.

FC Global issued Mr. Singal 1,000,000 shares of its common stock in connection with his resignation from the chief executive officer position, under a separation agreement, dated December 22, 2017. FC Global’s board of directors later unanimously determined to rescind the grant of that stock, in part because of discoveries made in 2018 regarding the valuation and/or transfer of assets by FCOP, in which Mr. Singal is chief executive officer of First Capital Real Estate Trust Incorporated, the FCOP’s general partner, under the contribution transaction described above. Those discoveries included an alleged misleading valuation of one property resulting in that property’s value being lowered by approximately $1 million, and an alleged incorrect transfer of interests in another property, Avalon Jubilee, to FC Global despite the interests being subject to a right of first refusal.

FC Global intends to vigorously defend itself and Broadridge from these allegations.

JFURTI Litigation

FC Global is a party to JFURTI, LLC, et al v. Suneet Singal, et al, filed in the United States District Court for the Southern District of New York. The suit names as defendants Suneet Singal, an officer of various First Capital companies as well as FC Global’s former Chief Executive Officer and former member of its Board of Directors, Frank Grant and Richard Leider, board members of First Capital Real Estate Investments, LLC, First Capital Real Estate Advisors, LP, Presidential Realty Corporation, Presidential Realty Operating Partnership, Downey Brand LLP, and now FC Global (under its previous name, PhotoMedex Inc.), as well as nominal derivative defendants FCOP and First Capital Real Estate Trust Incorporated. Mr. Leider is also on the board of directors of FC Global.

The suit is the ninth filed by Jacob Frydman and/or JFURTI, LLC in a dispute between the plaintiffs and the First Capital group of companies, which entered into a series of agreements with Mr. Frydman beginning in September 2015. Mr. Frydman had founded, sponsored, and taken public United Realty Trust Incorporated, a Real Estate Investment Trust, or the First Capital REIT. Mr. Frydman was the CEO and Chairman of the REIT as well as the owner of various other United Realty branded companies affiliated with the First Capital REIT business. In September 2015, Mr. Frydman and Mr. Singal negotiated and agreed to a transaction between various First Capital branded companies, on the one hand, and the United Realty branded companies affiliated with the First Capital REIT business, on the other hand, as a result of which the First Capital REIT was rebranded as First Capital Real Estate Trust Incorporated.

After the September 2015 transaction was concluded, several disputes arose between the parties. This suit is the ninth action brought by Mr. Frydman in state and federal courts relating to these disputes, and the second attempt by Mr. Frydman and JFURTI to bring federal claims derivatively in this Court against First Capital entities and other parties. The first action, titled JFURTI, LLC and Jacob Frydman v. Forum Partners Investment Management LLC et al., No. 16 Civ. 8633 or the Prior Action, commenced on November 7, 2016 and asserted, inter alia, derivative RICO and securities fraud claims. The Court dismissed the action in a decision and order dated April 27, 2017.

149

Following dismissal of the Prior Action, Mr. Frydman sent letters to each member of First Capital Real Estate Trust Incorporated’s Board of Directors, or the Demand Letter, demanding that the Board investigate and remediate the dissipation of assets as alleged by plaintiffs. In particular, the Demand Letter questioned (i) a letter of intent with Presidential Realty Corporation, or Presidential, announced in an 8-K filed by First Capital Real Estate Trust Incorporated on or about July 18, 2016; (ii) First Capital Real Estate Trust Incorporated’s use of funds raised between September 15, 2015 and February 28, 2016; (iii) an interest contribution agreement with Presidential entered into on or about December 16, 2016; (iv) First Capital Real Estate Trust Incorporated’s failure to file quarterly and annual reports; (iv) an interest contribution agreement entered into on March 31, 2017 with FC Global; and (v) other purportedly fraudulent acts such as publishing an artificially inflated net asset value, defaulting on certain mortgage loans, misrepresentations by Mr. Singal with respect to certain properties contributed to First Capital Real Estate Trust Incorporated through the Master Agreement executed on September 15, 2015, and various loan agreements with Forum Partners Investment Management LLC, or Forum. The Demand Letter also demanded inspection of certain corporate documents pursuant to Md. Code § 2-512.

First Capital Real Estate Trust Incorporated commenced such an investigation, and offered such an inspection, but Mr. Frydman and JFURTI failed to wait for the results of the investigation or make any inspection, and instead brought suit in the same court as the Prior Action. The suit alleges, among other claims, violations of § 10(b) of the Exchange Act and Rule 10b-5 (1) against Mr. Singal and First Capital Real Estate Investments LLC for misrepresentations in connection with the Master Agreement entered into on September 15, 2015 and related agreements; (2) against Downey Brand for failure to file certain deeds; (3) against First Capital defendants (except Grant and Leider), Forum defendants, and Presidential defendants for a fraudulent scheme to sell First Capital Real Estate Trust Incorporated assets to Presidential; and (4) against First Capital defendants, Forum defendants, and FC Global for the transfer of First Capital Real Estate Trust Incorporated and FCOP assets to FC Global in exchange for allegedly worthless shares. There are also claims under state law for common law fraud, conversion, fraudulent conveyance, waste and mismanagement, accounting, injunctive relief, and violation of Cal. Bus. & Prof. Code § 17-200. Many of the claims asserted in the complaint, including the securities fraud claims, were never raised in the Demand Letter, as required by law. The suit seeks damages against all defendants for the failure of First Capital Real Estate Trust Incorporated to respond to the Demand Letter, and an injunction against the sale of the assets to the Presidential defendants.

The parties submitted a motion for an order (i) staying all proceedings in this action for 60 days, or until the end of 2017, and (ii) extending the defendants time to respond to the complaint, or to make a motion with respect to the complaint, until 45 days after First Capital Real Estate Trust Incorporated’s response to the Demand Letter. The Court granted that motion on October 31, 2017. Upon completion of their investigation, First Capital Real Estate Trust Incorporated provided a response to the Demand Letter, denying all claims made in the letter. A Motion to Dismiss this action has now been filed with the Court on behalf of all plaintiffs.

FC Global intends to defend itself vigorously against this suit. At this time, the amount of any loss, or range of loss, cannot be reasonably estimated as the case has only been initiated and no discovery has been conducted to determine the validity of any claim or claims made by plaintiffs. Therefore, FC Global has not recorded any reserve or contingent liability related to these particular legal matters. However, in the future, as the cases progress, FC Global may be required to record a contingent liability or reserve for these matters.

Other Litigation

FC Global and certain subsidiaries are involved in other miscellaneous litigation and legal actions, including product liability, consumer, commercial, tax and governmental matters, which can arise from time to time in the ordinary course of its business. FC Global believes that these other litigations and claims will likely be resolved without a material effect on its consolidated financial position, results of operations or liquidity. However, litigation and legal actions are inherently unpredictable, and excessive verdicts can result in such situations. Although FC Global believes that it has or will have substantial defenses in these matters, it may, in the future, incur judgments or enter into settlements of claims that could have a material adverse effect on results of operations in a particular period.

150

INFORMATION ABOUT GADSDEN

General

Gadsden plans to invest in commercial and other properties that will focus, primarily, on income-producing commercial real estate and related investment assets in secondary and tertiary cities in the United States where Gadsden expects to take advantage of purchase price inefficiencies and acquire properties at higher capitalization rates primarily because Gadsden expects its preferred targeted investments will be less than $50 million. Gadsden believes that these acquisition price inefficiencies result in large part because of less sophisticated investment competition because larger REITs, pension funds, and other real estate institutional investors do not generally focus their investments in smaller geographic markets or property investments that are less than $50 million. Gadsden also has an initial portfolio of properties that Gadsden has recently acquired, including entitled land assets, that Gadsden intends to monetize or dispose of to fund its core investment strategy. Gadsden is a Maryland corporation that was formed on August 11, 2016 and intends to elect to be taxed as a REIT for U.S. Federal income tax purposes commencing with the taxable year ending December 31, 2019.

Initial Investment Portfolio Strategy

Gadsden has acquired or has agreements or letters of intent to acquire a portfolio of initial real property and related investments, which is referred to as the initial real estate investments, which will consist of the properties located in secondary and tertiary cities in the United States, including California and Utah.

Gadsden acquired its initial portfolio that it can either hold or, in the case of its entitled land investments, sell or otherwise monetize to fund investments in its core investment strategy. Gadsden acquired these assets primarily by issuing its equity securities and incurring mortgage debt. Gadsden believes that acquiring these transitional properties was the most expedient way to save the investment of its initial investors after it was not able to complete a planned initial public offering in the fourth quarter of 2017. Gadsden’s expected investment in Mission Hills is an income producing property, which Gadsden expects to use to fund its administrative costs and its operations.

Core Investment Strategy

Gadsden’s long-term investment strategy focuses on creating a diversified income producing real estate portfolio that focuses on acquisitions, primarily:

●	in secondary and tertiary cities in the United States;

●	that have a small to mid-size investment size, typically less than $50 million; and

●	that are across the under-valued, including distressed, essential services-oriented commercial real property investment segment.

Opportunities to Take Advantage of Purchase Price Inefficiencies

Gadsden believes that larger REITs, pension funds, and other real estate institutional investors do not generally focus their investments in:

●	Smaller geographic markets; and

●	Smaller investments – less than $50 million purchase price.

In focusing on these two specialized targeted investment criteria, Gadsden expects to exploit pricing inefficiencies to enable it to negotiate better acquisition terms to acquire its investments at higher capitalization rates and drive external growth, primarily because it should:

●	compete with fewer and less well-capitalized buyers;

●	be an attractive alternative to sellers, with fewer buyers that can acquire properties on a tax-advantaged basis by offering units in Gadsden’s operating partnership as consideration; and

●	experience less competition from larger and sophisticated professional real estate buyers.

151

Opportunities to Improve Operating Efficiencies

Gadsden believes that properties that require smaller investments than those typically preferred by larger REITs and property funds are often operated by less sophisticated and less well-capitalized owners and that Gadsden may use its capital advantage, multiple tenant relationships and more sophisticated property management techniques to achieve higher rents and lower operating expenses. Gadsden expects that its targeted investments will typically have experienced lower reinvestment in capital improvements, including less-efficient HVAC and other components. Gadsden also expects to leverage its property management skills to negotiate better lease terms and more effectively market its properties.

ESSCs

Within the commercial shopping center property segment, Gadsden expects to focus its property selections and types to mirror the range of American demographics and provide non-luxury or low to mid-price discretionary goods and services. Gadsden recognizes all Americans shop for goods and services today differently than 10 years ago. Today’s consumer demographics are continuing a shift to e-commerce alternatives that have adversely effected traditional commercial retail investments. Gadsden believes the consumers will continue to focus not only on what they want, but the durable and staple consumer goods that they need to purchase on a recurring basis.

Gadsden refers to Essential Service Shopping Centers, or ESSCs, as small to mid-size commercial real estate properties which differ from traditional retail shopping center investments. Traditional shopping centers typically have anchor tenants and rely on foot traffic which has experienced a decline as consumer behavior shifts to more e-commerce alternatives. This shift in consumer behavior and the financial distress of certain retailers that anchor traditional larger shopping malls has resulted in decreased financial performance and future prospects by many traditional shopping centers. Gadsden expects that its commercial properties will not be anchored by such large or traditional retailers and will have tenants that Gadsden expects will be more resilient to e-commerce alternatives by providing essential services.

Gadsden will focus its investment activities in ESSCs. Gadsden expects that its primary property investment segments will generate a stable and varied income stream that will also provide increased value primarily from property improvements and better property marketing that result in higher lease and occupancy rates. Gadsden believes that there is a negotiating advantage with tenants that are not part of a large or national chain or enterprise, primarily in required lease terms, economic and logistic ability to move from its properties, and flexibility of lease terms. For example, the economic effect to a local restaurant to leave a lease to relocate to another location will be more significant to it than to a national chain or franchise in terms of lost capital improvements (and replacement cost), moving costs, and lost business during the relocation.

Gadsden may also acquire other assets, including real property and equity interests in real property, that will provide short term income upon sale. Gadsden expects to reinvest the proceeds of the sale of these assets to purchase and develop its core strategic portfolio.

Essential Service Shopping Centers differ from traditional retail shopping center investments. Traditional shopping centers typically have anchor tenants and rely on foot traffic which has experienced a decline as consumer behavior shifts to e-commerce alternatives. This shift in consumer behavior and the financial distress of certain retailers that anchor traditional larger shopping malls have resulted in decreased financial performance by, and impaired the future prospects of, many traditional shopping centers. While some of Gadsden’s ESSCs will have grocery anchors, Gadsden expects that its ESSCs will not be anchored by such large or traditional retailers and will have tenants that Gadsden expects are more resilient to e-commerce alternatives by providing essential services, including:

●	Health & Wellness Services,

●	Specialty Retail,

●	Medical Services,

●	Business, Beauty & Other Services, and

●	Dining.

Gadsden’s target ESSC tenants tend to have customers and clients that drive to them and have an in-person interaction that is less likely to be replaced by e-commerce alternatives.

152

As part of Gadsden’s strategy with ESSCs, Gadsden expects to invest in mixed use properties where the commercial component is substantially aligned with its ESSC strategy.

Land Parcels

Gadsden’s initial real estate investments include parcels of land. Each of these parcels of land has received all of the necessary governmental and regulatory approvals that are material for the planned development of such property. Gadsden expects to monetize its initial portfolio of land assets through sale, joint venture or other structures and use the net proceeds to invest in its core investment strategy. Gadsden’s initial investments in entitled land were funded primarily by Gadsden issuing its capital stock.

Gadsden may acquire and hold land assets that may be developed for commercial use that Gadsden determines is consistent with its core strategy. Gadsden expects that land assets that Gadsden acquires as part of its core investment strategy will be sold or developed and leased through build-to-suit leases to e-commerce resistant tenants, such as convenience stores, fast-food or other restaurants, that will pay for all of the construction costs. Gadsden expects that its strategy of leasing the land parcels will provide Gadsden the ability to generate long-term rental income with a significantly lower investment than if Gadsden were to construct the property itself and then solicit tenants or if Gadsden acquired existing developed or leased properties. Gadsden plans to minimize its risk by either land -leasing parcels or building-to-suit with long-term leases.

Initial Real Estate Investments

Gadsden’s initial portfolio of initial real property and related investments, which is referred to as its initial real estate investments, will consist of the following properties located in secondary and tertiary cities in California and Utah.

Sacramento Home Lots (Acquired)

On June 30, 2018, Gadsden acquired two separate investment parcels, referred to as Roseville and Jessie, as part of a single acquisition. The Roseville parcel is located on Roseville Road in Sacramento, California. It is an approximately 9.6 acres parcel that is entitled for the development of approximately 65 small lot single family detached homes. The Jessie parcel is located on Jessie Avenue in Sacramento, California. It is an approximately 13.6-acre parcel that is entitled for the development of 94 small lot single family detached homes. The parcels are in established residential neighborhoods. Gadsden believes that Sacramento currently has a shortage of housing that would be satisfied by the development of these residential communities.

Gadsden purchased Roseville and Jessie parcels for an aggregate purchase price of $3,408,443 that was paid primarily by issuing shares of its Series A Preferred Stock and its acquisition subsidiary assuming the existing senior mortgage loans of an initial aggregate amount of approximately $1,223,000: (i) $450,000 with respect to the Roseville parcel; and (ii) $773,000, with respect to the to the Jessie parcel. The senior mortgage loans, each have an interest rate of 12% per annum and were due October 1, 2013, with respect to the Roseville parcel and September 1, 2014, with respect to the Jessie parcel. The aggregate obligations under these senior mortgages loans as of June 30, 2018 is $1,789,579.

Gadsden is negotiating with Evergreen Communities Inc., or Evergreen, and the senior mortgage loan lenders to complete the development of the Jessie parcel and re-entitle the Roseville parcel from approximately 65 single family lots to approximately 145 multi-family apartments. Gadsden is negotiating that it, Evergreen, and the senior mortgage lenders would receive economic distributions in a structured distribution arrangement or waterfall that would be: (i) first to the senior mortgage lenders to pay the senior mortgage loans in full, (ii) then, to Gadsden for the deemed value of the land contributed, plus a 7% per annum, compounded annually, preferred return, (iii) then to Evergreen to cover any costs and fees advanced for the development, and (iv) then all other proceeds distributed in equal (1/3rd) shares. Evergreen would be the manager for the development of the Roseville and Jessie parcels.

Township Nine (Acquired)

On July 10, 2018, Gadsden acquired all of the limited liability company interests, or the T9 LLC Interests, in Township Nine Owner, LLC, or T9, a debtor in bankruptcy, that through its wholly owned subsidiaries, owns a property, the T9 Property, which is a 65-acre, mixed-use, transit-oriented master planned community entitled for up to, approximately: (i) 2,200 dwelling units, (ii) 840,000 square feet of office space, (iii) 120,900 square feet of retail space and (iv) 20 acres of open space. The T9 Property is located approximately one mile north of the State Capitol in Downtown Sacramento and located by Richards Boulevard, North 7th Street and the American River. Gadsden purchased the limited liability company interests in T9 for an enterprise value of approximately $88,000,000, less the senior mortgage debt at the closing of approximately $55,587,130. The purchase price for the T9 LLC Interests was $32,412,870, which was paid by the issuance of (i) $4,843,000 of Gadsden’s Series A Preferred Stock (193,720 shares); (ii) $21,709,830 of Gadsden’s Series B Stock (2,170,983 shares); and (ii) $5,860,040 of Gadsden’s common stock (586,004 shares). There is a debtor in possession, or DIP, financing facility of $10,000,000 in the bankruptcy case, of which $3,100,000 has been drawn as of June 30, 2018. The interest on such DIP financing is 10% per annum, compounded annually. Gadsden’s current plan is to sell the asset, which Gadsden believes would have a value (net of claims in the bankruptcy case) of up to $14,258,000 in a sale under Section 363 of the Bankruptcy Code, and reinvest the net cash proceeds in strategic retail assets, that are aligned with Gadsden’s core investment strategy in ESSCs. Gadsden’s purchase agreement for T9 provides for an adjustment to the purchase price in the event the T9 Property is sold in a sale under Section 363 under the Bankruptcy Code.

153

T9 and its subsidiaries are debtors, in the United States Bankruptcy Court for the Eastern District of California, or the Bankruptcy Court, (Case No. 17-23627), or the Bankruptcy Case. The aggregate claims in the Bankruptcy Case as of August 9, 2018 are: (i) approximately $3,626,000 under the DIP financing which is due and payable in full on January 8, 2019; and (ii) approximately 51,852,000 for all other claims.

On August 9, 2018, Gadsden entered into a stipulation, or the T9 Stipulation, with the secured creditor in the Bankruptcy Case, or the Secured Creditor, which is subject to the approval of the Bankruptcy Court. Under the T9 Stipulation, Gadsden agreed as follows:

●	Gadsden acknowledged that the amount of the secured claims of the Secured Creditor is equal to $15,851,928.83 plus $15,007.47 per day from and after July 31, 2018, plus it’s out of pocket costs and expenses.

●	Gadsden acknowledged that the amount of the unsecured claims is equal in the aggregate to $2,426,232.88.

●	Gadsden will pay the Secured Creditor the following monthly amounts, each payment on account of the secured claim amount:

Payment Date	Payment Amount
August 1, 2018	$491,153.00
September 1, 2018	$475,309.00
October 1, 2018	$491,153.00
November 1, 2018	$475,309.00
December 1, 2018	$491,153.00
January 1, 2019	$491,153.00
Total:	$2,915,230.00

●	The Secured Creditor will accept a discounted amount, or the T9 Discounted Amount, equal to $51,851,928.83, plus interest at a rate of 7% (or $10,082.32 per day) from and after August 1, 2018, if such amount is paid on or prior to the date of a Stipulation Termination Event.

●	The Secured Creditor may, in its sole discretion, make a protective advance to pay off the DIP financing on its January 8, 2019 maturity date, which advance will accrual interest at 10% per annum.

●	The agreements under the T9 Stipulation shall terminate upon certain events, each referred to as a Stipulation Termination Event, including if Gadsden breaches any of its agreements in the T9 Stipulation, Gadsden does not complete the sale of the T9 Property and pay the Secured Creditor in full by January 31, 2019, Gadsden does not open an escrow account that is funded with a sufficient amount to pay the claims of the Secured Creditor in full on or prior to November 30, 2018 or such later date as may be agreed by the parties, or Gadsden takes certain actions in the Bankruptcy Case such as filing a plan of reorganization that is inconsistent with the terms of the T9 Stipulation.

●	From and after the date of a Stipulation Termination Event, the Secured Creditor may exercise its rights under the pre-petition senior mortgage debt, and, accordingly, will not be subject to the automatic stay of such proceedings under the Bankruptcy Code and may foreclose on, and sell, the T9 Property.

●	The Secured Creditor will sell to Gadsden its claims to Gadsden on the earlier of (i) 5 days prior to a scheduled Trustee Sale of the T9 Property as provided in the T9 Stipulation; or January 31, 2019, for an amount equal to the sum of the T9 Discounted Amount plus the sum of the unsecured claims.

154

Gadsden’s purchase of the T9 LLC Interests may be subject to certain judgement liens of one of the sellers, First Capital Real Estate Partnership, L.P., as well as the rights of its other secured creditors.

Presidential Realty Corporation and its operating partnership, Presidential Realty Operating Partnership, LP (collectively referred to as Presidential) have asserted a claim in the Bankruptcy Case in an unspecified amount, and specifically that they own 66% of the T9 LLC Interests that were sold to Gadsden by First Capital Real Estate Partnership, L.P., or approximately 61% of T9, on the basis of an interest contribution agreement, dated as of December 16, 2016, among such parties. Gadsden has commenced an adversarial proceeding in the Bankruptcy Case against Presidential that Presidential does not own any such interests in T9 because certain conditions precedent obligations of Presidential were not satisfied.

Gadsden’s purchase agreement for T9 provides Gadsden with indemnification rights, including the right to settle such claims and offset the payment or obligations and losses that Gadsden incurs from the capital stock that was issued by Gadsden as the purchase price consideration. Such capital stock is held in escrow pending resolution of any such claims and Gadsden believes this is of sufficient to settle any such claims. There can be no assurance as to the outcome of this proceeding to resolve the claims by Presidential.

Gadsden expects to sell the T9 Property under Section 363 of the Bankruptcy Code. Gadsden has retained Colliers International and Keen-Summit as brokers to handle the sales process and market the T9 Property. Gadsden has received an offer that is sufficient to pay-off all creditor claims and provide a return to Gadsden on account of its equity in T9. Gadsden expects to continue the marketing of the T9 Property. Gadsden’s plan is to sell the property prior to a Stipulation Termination Event, and use the net proceeds to invest in its core investment strategy. Gadsden has received the acceptance of its offer to sell the T9 Property for a gross cash price of approximately $75,000,000, less the secured debt and are negotiating the terms of a definitive purchase agreement that will be subject to the bankruptcy court approval. If Gadsden sells the T9 Property for this amount, then under the terms of its purchase agreement for T9, Gadsden will reduce the $88,000,000 purchase price by approximately $13,000,000. Gadsden estimates net proceeds to it from this proposed sale to be approximately $14,258,000, or approximately $5,601,000 if Presidential is entitled to its claim of approximately 61% of the equity interests in T9. If Presidential is entitled to its claim, then Gadsden will offset and cancel shares held in escrow by the amount of its losses arising from such claim.

Delaware Statutory Trusts (In Contract)

Gadsden has entered into an agreement to purchase interests in two separate Delaware Statutory Trusts, or DSTs. Each DST owns an individual office building. The two DSTs are:

●	UR Lippincott, DST, or the Lippincott DST, a Delaware statutory trust managed by UR Lippincott DST Manager, LLC, an affiliate of the sponsor, United Realty Funds Management, LLC, or URMF. Gadsden holds a Class I beneficial interest in the Lippincott DST, or Lippincott DST Interests, which Gadsden believes is approximately 7% of such beneficial interests.

●	UR Hanes, DST, or the Hanes DST, a Delaware statutory trust managed by UR DST Manager, LLC, an affiliate of the sponsor, URMF. Gadsden holds a Class I beneficial interest in the Hanes DST, or Hanes DST Interests, which Gadsden believes is approximately 17% of such beneficial interests.

As a holder of each of these DST interests, Gadsden will be entitled to a proportionate share in distributions from the net cash flows from the operations or sale of the underlying property, which is subject to payment or reserve of applicable fees, costs and expenses. Each of these interests is subject to transfer restrictions and other restrictions on ownership. Gadsden will have no rights to contribute additional assets, to vote or to otherwise direct in any manner the operations of either DST or their affiliates. Under its agreement, Gadsden will acquire the DST Interests for 92,000 of its Series B Preferred Stock at a value of $10.00 per share.

In addition to Gadsden’s purchase of the Lippincott Interests and the Hanes Interests, Gadsden will acquire the rights to distributions on account of these interests that were not made by the Lippincott DST or the Hanes DST, primarily because of a dispute among URMF and its affiliates, on the one hand, and the seller of these interests, First Capital Real Estate Operating Partnership, LP, and its affiliates, on the other. Gadsden believes that the sponsor or manger do not have a valid position to withhold the accrued and unpaid distributions that, Gadsden believes, were made to other holders of the Lippincott Interests and the Hanes Interests. Gadsden’s acquisition of each of the DST Interests is subject to receiving the DST Interests free and clear of liens and adverse claims. Gadsden expects to commence legal action to enforce its right to acquire the DST Interests free and clear of liens and adverse interests and with respect to the non-payment of distributions on each of these DST interests. There can be no assurance that Gadsden will prevail in any action to acquire the DST interests free and clear of liens and adverse claims. To obtain free and clear title, litigation may be necessary, hence there can be no assurances when or if, these transactions will close, and therefore since this acquisition is not probable it was excluded from the proforma and audited financial statements were not required.

155

Gadsden’s investment in the Lippincott Interests and the Hanes Interests will be acquired without third party financing.

Mission Hills (Proposed Acquisition - Pipeline)

Mission Hills is a mixed-use development located in Fremont, California, in the foothills of the San Francisco Bay Area along Highway 680 that is currently under construction, which is expected to be completed by the second quarter of 2019. Gadsden expects to purchase the commercial condominium portion of this property with an option to purchase the residential portion. This property is in the Silicon Valley area, which Gadsden expects will continue to have strong demand for housing. Mission Hills is planned to have approximately 160 residential units and 53,900 square feet of commercial retail space. Gadsden’s purchase of the commercial condominium portion is expected to be contingent upon completion of construction and leasing of the property, with tenants and terms that are reasonably acceptable to Gadsden, of at least 90% of the commercial space. Gadsden intends to acquire the asset upon completion of construction which is expected in the second quarter of 2019. Real estate taxes have been expensed prior to the start of construction after which they will be capitalized and included as part of the purchase price of the asset, which is expected to be $40.0 million.

Gadsden expects that its tenants will include service-oriented retail stores, sit-down restaurants and casual eateries and other businesses that are e-commerce resistant. Gadsden is negotiating to purchase the retail portion of this parcel for a cash purchase price that may be funded, in part, by an additional investment in its Series A Preferred Stock by the holders of its Series A Preferred Stock.

Strawberry Ranch (Proposed Acquisition – Pipeline)

Strawberry Ranch is a land parcel of approximately 7,000 acres in the Wasatch Mountains, Utah near the Strawberry reservoir, and is closest to the Aspen Grove Marina access to the reservoir. Strawberry Ranch has approvals for development for a variety of uses and that Gadsden expects will be a family-centered recreational development. The land has been approved for approximately 200 cabins, 270 townhomes, 700 building lots, lodges and clubhouses, 120 storage units, 70 RV pads, restaurants and commercial stores. The area near Strawberry Ranch is popular for camping, hunting and fishing and is widely considered to be the top stillwater fishery in Utah. Gadsden expects to purchase this land parcel for $35,000,000 with an additional $1,750,000 in consideration for acquisition fees. Gadsden is negotiating to purchase the property for a purchase price that may be funded, in part, with its capital stock, or units in its operating partnership, and first or other mortgage debt that reflects customary market terms. Gadsden intends on acquiring the property in the fourth quarter of 2018.

156

Organizational Chart

The following chart depicts Gadsden’s organizational structure.

Acquisition Pipeline

Through its senior executives, Gadsden has an extensive proprietary relationship network that provides Gadsden with a constantly renewing source of numerous investment opportunities that meet its investment criteria, including off-market, first-look, and special circumstance investments. Gadsden’s relationship network includes other property owners and developers, real estate brokers and agents, mortgage and mezzanine lenders, family offices, investment bankers, attorneys, accountants and other professionals referring opportunities. Gadsden’s ability to source and acquire properties was illustrated by its ability to source the “off-market” acquisition that are included in its initial real estate investments and other transactions that Gadsden has in its investment pipeline.

Regulation

Gadsden’s real estate investments will be subject to numerous and complex laws, ordinances and regulations. Gadsden believes that Gadsden has the experience to properly and efficiently comply with these regulatory regimes, including those described elsewhere in this joint proxy statement/prospectus.

Americans with Disabilities Act

Title III of Americans with Disabilities Act (or the ADA) requires properties that are “public accommodations” as defined by the ADA to reasonably accommodate persons with disabilities by removing structural barriers to access in certain public areas. Compliance costs with the ADA may be substantial when redeveloping or repositioning a property.

157

Environmental Matters

Under various Federal, state and local laws and regulations relating to the environment, as a current or former owner or operator of real property, Gadsden may be liable for costs and damages resulting from the presence or discharge of hazardous or toxic substances, waste or petroleum products at, on, in, under, or migrating from such property or properties, including costs to investigate, clean up such contamination and liability for natural resources. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such contamination, and the liability may be joint and several. These liabilities could be substantial and the cost of any required remediation, removal, fines, or other costs could exceed the value of the property and/or Gadsden’s aggregate assets. In addition, the presence of contamination or the failure to remediate contamination at the initial real estate investments and any properties Gadsden acquires in the future may expose Gadsden to third-party liability for costs of remediation and/or personal or property damage or materially adversely affect its ability to sell, lease or develop the initial real estate investments and any properties Gadsden acquires in the future or to borrow using such property or properties as collateral. In addition, environmental laws may create liens on contaminated sites in favor of the government for damages and costs it incurs to address such contamination. Moreover, if contamination is discovered on the initial real estate investments or any future properties, environmental laws may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures.

The initial real estate investments may, and any properties Gadsden acquires in the future may contain, have contained, or be adjacent to or near other properties that have contained or currently contain storage tanks for the storage of petroleum products or other hazardous or toxic substances. Similarly, the initial real estate investments and any future property that Gadsden acquires may have been used in the past for commercial or industrial purposes, or may currently be used for commercial purposes, that involve or involved the use of petroleum products or other hazardous or toxic substances, or be adjacent to or near properties that have been or are used for similar commercial or industrial purposes. As a result, such property or properties may have been or may be impacted by contamination arising from the releases of such hazardous substances or petroleum products. If Gadsden deems it appropriate in the future, Gadsden may take steps to address identified contamination or mitigate risks associated with such contamination; however, Gadsden is unable to ensure that further actions will not be necessary. As a result of the foregoing, Gadsden could potentially incur material liabilities. Gadsden will determine if Phase I Environmental Site Assessments or other analysis of possible environmental contamination for properties Gadsden acquires or leases are warranted based on the totality of factors at the time of the acquisition, including requirements of lenders, and Gadsden’s assessment of the probable cost and potential benefits.

Independent environmental consultants have conducted Phase I Environmental Site Assessments on Gadsden’s planned initial property portfolio using the American Society for Testing and Materials. A Phase I Environmental Site Assessment is a report prepared for real estate holdings that identifies potential or existing environmental contamination liabilities. Site assessments are intended to discover and evaluate information regarding the environmental condition of the surveyed property and surrounding properties. These assessments do not generally include soil samplings, subsurface investigations or an asbestos survey. The reports noted that asbestos-containing materials may have been used as building materials at the initial real estate investments, and renovation of structures potentially containing these materials will have to comply with Federal and other governmental requirements regarding asbestos. Further, sites near the initial real estate investments have been identified as undergoing remediation, and although Gadsden believes that the responsible parties have been identified for these sites, such sites may pose a threat of groundwater contamination to the initial real estate investments. The reports also identified that there has been leakage from a transformer at the site that may contain PCBs. However, Gadsden does not believe that any of these situations would have a material adverse effect on its business, assets or operations. However, the assessments are limited in scope and may have failed to identify all environmental conditions or concern. A prior owner or operator of a property or historic operations at the initial real estate investments or any properties Gadsden acquires in the future may have created a material environmental condition that is not known to Gadsden or the independent consultants preparing the site assessments. Material environmental conditions may have arisen after the review was completed or may arise in the future, and future laws, ordinances or regulations may impose material additional environmental liability.

Environmental laws also govern the presence, maintenance and removal of asbestos-containing building materials, or ACBM, and may impose fines and penalties for failure to comply with these requirements or expose Gadsden to third-party liability (e.g., liability for personal injury associated with exposure to asbestos). Such laws require that owners or operators of buildings containing ACBM (and employers in such buildings) properly manage and maintain the asbestos, adequately notify or train those who may come into contact with asbestos, and undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building. The initial real estate investments or any properties Gadsden acquires in the future may contain ACBM and Gadsden could be liable for such damages, fines or penalties.

158

In addition, the initial real estate investments also are, and any properties Gadsden acquires in the future will be, subject to various Federal, state, and local environmental and health and safety requirements, such as state and local fire requirements. Such environmental and health and safety laws and regulations could subject Gadsden or its tenants to liability resulting from these activities. Environmental liabilities could affect a tenant’s ability to make rental payments to Gadsden. In addition, changes in laws could increase the potential liability for noncompliance. Gadsden sometimes requires its tenants to comply with environmental and health and safety laws and regulations and to indemnify Gadsden for any related liabilities. But in the event of the bankruptcy or inability of any of Gadsden’s tenants to satisfy such obligations, Gadsden may be required to satisfy such obligations. In addition, Gadsden may be held directly liable for any such damages or claims regardless of whether Gadsden knew of, or was responsible for, the presence or disposal of hazardous or toxic substances or waste and irrespective of tenant lease provisions. The costs associated with such liability could be substantial and could have a material adverse effect on Gadsden.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources, and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels have been alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at the initial real estate investments or any future properties could require Gadsden to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected property or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose Gadsden to liability from its tenants, employees of its tenants or others if property damage or personal injury occurs. Gadsden is not presently aware of any material adverse indoor air quality issues at the initial real estate investments.

Insurance

Gadsden carries commercial property, liability and other types of coverage on its initial real estate investments, in addition to other coverage that may be appropriate for the initial real estate investments. Gadsden believes the policy specifications and insured limits are appropriate and adequate given the relative risk of loss, the cost of the coverage and industry practice; however, its insurance coverage may not be sufficient to fully cover its losses. Gadsden will not carry insurance for certain losses, including, but not limited to, losses caused by riots or war. Any insurance policies, including any policy covering losses due to terrorism and floods, earthquakes or similar risks, will be insured subject to limitations involving substantial self-insurance portions and significant deductibles and co-payments for such events. Further, Gadsden may reduce or discontinue terrorism or other insurance on the initial real estate investments in the future if the cost of premiums for any of these policies exceeds, in its judgment, the value of the coverage discounted for the risk of loss. In the event that Gadsden experiences a substantial or comprehensive loss of the initial real estate investments, Gadsden may not be able to rebuild the initial real estate investments due to current zoning and land use regulations. In addition, Gadsden’s title insurance policies may not insure for the current aggregate market value of the initial real estate investments, and Gadsden does not intend to increase its title insurance coverage as the market value of its initial portfolio increases. See “Risk Factors—Risks Related to Gadsden’s Business and Properties—Gadsden’s insurance may not cover potential losses, including from adverse weather conditions, natural disaster and title claims, may not be covered by insurance.”

Competition

Gadsden believes that the identification and operation of quality realty investments are subject to intense competition by numerous market participants, including other niche investment funds and REITs, larger REITs, pension funds, private equity funds, private family owned businesses and, more recently, to non - U.S. investors that are willing to pay a premium for U.S. based assets.

Gadsden’s strategy focuses on certain niche markets and property types, specifically ESSCs. While Gadsden believes that this niche is presently fragmented and has fewer active competitors, other property investors have recently been increasing their participation in Gadsden’s core niche markets.

Gadsden faces competition to maintain a valuable tenant base from other existing properties and from properties that may be developed or are under development. Local zoning regulations and building codes that restrict competing properties are subject to variance and modification, which may permit additional competition.

Gadsden faces significant competition when renewing lease terms to quality tenants which may adversely affect its ability to maintain its targeted price per square foot as other competing properties may offer tenants with lease grace periods, construction and other allowances that make other properties more attractive in the near term.

Gadsden also face competition for investment opportunities. These competitors may be other REITs and other entities that may have substantially greater financial resources than Gadsden does. Gadsden also face competition for investors from other REITs and real estate entities.

159

Employees

Gadsden is managed by its executive officers and its directors, and currently have 5 full-time employees.

Principal Executive Offices

Gadsden’s headquarters is located at 15150 N. Hayden Road, Suite 220, Scottsdale, Arizona 85260. Gadsden believes that its current facilities are adequate for its present and future operations; however, based on the anticipated growth of its company, Gadsden may add regional offices or relocate its headquarters, depending upon its future operational needs.

Legal Proceedings

From time to time, Gadsden may become party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of its business. Gadsden is not currently a party, as plaintiff or defendant, to any legal proceedings that Gadsden believes to be material or which, individually or in the aggregate, would be expected to have a material effect on its business, financial condition or results of operation if determined adversely to Gadsden.

160

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR FC GLOBAL

The following discussion contains FC Global’s management’s discussion and analysis of its financial condition and results of operations and should be read together with FC Global’s unaudited financial statements and the related notes thereto for the six-month period ended June 30, 2018 and 2017 and its audited financial statements and the related notes thereto for the fiscal years ended December 31, 2017 and 2016 included elsewhere in this joint proxy statement/prospectus. This discussion contains certain forward-looking statements that reflect plans, estimates and beliefs and involve numerous risks and uncertainties, including but not limited to those described in the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections of this joint proxy statement/prospectus. Actual results may differ materially from those contained in any forward-looking statements. You should carefully read “Cautionary Statement Regarding Forward-Looking Statements” in this joint proxy statement/prospectus.

Overview

FC Global, founded in 1980, is transitioning from its former business as a skin health company to a company focused on real estate development and asset management, concentrating primarily on investments in and the management and development of income producing real estate assets. FC Global’s objective is to generate current income and long-term net asset value growth using institutional best practices in evaluating its investments.

Until the recent sale of its consumer products division, FC Global was a global skin health company providing integrated disease management and aesthetic solutions to dermatologists, professional aestheticians and consumers. Starting in 2014, FC Global began to sell off certain business units and product lines and on January 23, 2017, FC Global sold the last remaining major product line. Following this transaction, FC Global had only minimal operations and assets remaining, of immaterial value to its company. FC Global is in the process of liquidating the remaining legacy inventory and assets of this business line, after which time FC Global will no longer operate within the skin health business.

Following a contribution transaction described below, its focus is to build its company into a leading real estate, asset management and development company concentrating primarily on investments in high yield income producing assets and other opportunistic commercial properties via direct property ownership and asset management. FC Global’s objective is to generate long term net asset value growth while adhering to institutional best practices and a deep research process for all investments.

For income producing properties, FC Global intends to acquire assets that provide recurring income with the potential for income growth over the long-term. FC Global believes there can be an attractive risk/reward profile to such properties based on the location and the underlying creditworthiness of the tenants. FC Global intends to use such income generation to fund additional acquisitions and development opportunities and general corporate purposes. In addition, FC Global intends to invest in land assets that can be developed into income generating properties or properties for sale. FC Global believes that its size and scale provide an opportunity to take advantage of smaller-tier assets that most traditional investors do not focus on due to size limitations, thus creating unique investment opportunities. In particular, FC Global intends to target assets in secondary and tertiary markets that require minimal capital expenditures but generate initial unlevered cash flow yields that are higher than those in primary markets.

A second component of its investment strategy will revolve around sourcing asset management opportunities for which FC Global would operate as an asset manager of real estate properties. FC Global is not structured as a REIT, thus FC Global has the ability to retain earnings and to operate in real estate asset management, development and peripheral real estate activities, items that may be limited by REIT requirements. FC Global will look to utilize its existing infrastructure to provide economies of scale to owners of real estate assets as it grows its portfolio over time.

Contribution Transaction

On March 31, 2017, FC Global entered into the contribution agreement with FCOP, First Capital Real Estate Trust Incorporated, and FC Global Realty Operating Partnership, LLC, FC Global’s wholly-owned subsidiary, which was amended on August 3, 2017, October 11, 2017 and December 22, 2017. Pursuant to the contribution agreement, FCOP contributed certain real estate assets to FC Global. In exchange, FCOP received shares of FC Global’s common stock and newly designated Series A Convertible Preferred Stock. This contribution transaction closed on May 17, 2017.

On the closing date, FCOP transferred assets totaling $10 million to FC Global, consisting of the following:

●	three vacant land sites intended for development as gas stations located in northern California,

161

●	a 75% interest in a limited liability company that owns a vacant land site intended for development as a gas station, located in northern California; and

●	a 100% interest in a limited liability company which owns a 17.9133% interest in a limited liability company called Avalon Jubilee LLC that owns property located in Los Lunas, New Mexico being developed as a single family residential development.

In exchange for these assets, FC Global issued to FCOP 879,234 shares of common stock, which represented approximately 19.9% of FC Global’s issued and outstanding common stock immediately prior to the closing date, at a per share value of $2.5183, or $2,214,175 in the aggregate. FC Global issued the remaining $7,785,825 of the approximately $10 million agreed upon consideration to FCOP in the form of 123,668 shares of newly designated non-voting Series A Convertible Preferred Stock. Each share of the Series A Convertible Preferred Stock is convertible into 25 shares of common stock, subject to the satisfaction of certain conditions, including stockholder approval of such conversion, which was obtained on October 12, 2017.

The contribution agreement contemplated that additional contributions would be made prior to December 31, 2017; however, FCOP failed to satisfy the conditions precedent to those additional contributions before the December 31, 2017 deadline such that only the closing described above was completed.

FC Global elected to early adopt ASU 2017-01, Business Combinations (Topic 805) Clarifying the Definition of a Business. Accordingly, the determination of whether the transaction represents a business combination was evaluated by applying ASU 2017-01 guidance. FC Global determined that the group of assets assumed do not include (and also, none of them on a stand-alone basis) include, an input and a substantive process that together significantly contribute to the ability to create output and thus it was determined that the contribution represents an acquisition of assets rather than a business combination. Accordingly, the total sum of the fair value of consideration given (i.e., the fair value of the equity interests issued) together with the transaction costs, was allocated to the individual assets acquired and liabilities assumed based on their relative fair values at the date of acquisition. Such allocation did not give rise to goodwill.

Prior Business Operations

Until the recent sale of the last significant business unit (its consumer products division which was sold to ICTV on January 23, 2017), FC Global was a Global Skin Health company providing integrated disease management and aesthetic solutions to dermatologists, professional aestheticians and consumers. FC Global provided proprietary products and services that addressed skin diseases and conditions including psoriasis, acne, actinic keratosis (a precursor to certain types of skin cancer), photo damage and unwanted hair.

Before FC Global commenced its current real estate business, it organized the business into three operating segments based upon the management structure, products and services offered, markets served and types of customers, as follows: The Consumer segment (sold to ICTV on January 23, 2017) derived its revenues from the design, development, manufacturing and selling of long-term hair reduction and acne consumer products. The Physician Recurring segment derived its revenues from the XTRAC (sold to MELA Sciences on June 22, 2015) procedures performed by dermatologists, the sales of skincare products (sold to Pharma Cosmetics on September 15, 2016), the sales of surgical disposables and accessories to hospitals and surgery centers (sold to Dalian JiKang Medical Systems September 1, 2015) and on the repair, maintenance and replacement parts on various products. The Professional segment generated revenues from the sale of equipment, such as lasers, medical and esthetic light and heat based products and LED products.

The proprietary LHE® brand technology combines the benefits of direct heat and a full-spectrum light source for a variety of clinical applications, including psoriasis care, acne treatment, skin tightening, skin rejuvenation, wrinkle reduction, collagen renewal, vascular and pigmented lesion treatments and hair removal. This technology was originally used primarily in the professional products, including capital equipment sold to physicians and skin care specialists worldwide. The technology was then adapted to FC Global’s hand-held consumer line of products like no!no! Skin, a medical device for acne. Except for the liquidation of remaining inventory, the carrying amount of which is insignificant as of June 30, 2018, this business segment effectively ceased operations with the sale to NEOVA on September 23, 2016.

Going Concern

The accompanying condensed consolidated financial statements have been prepared assuming FC Global will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

162

As of June 30, 2018, FC Global had an accumulated deficit of approximately $137 million and stockholders’ deficit of approximately $2.9 million. Cash and cash equivalents as of June 30, 2018 were approximately $892. To date, and subsequent to the recent sale of FC Global’s last significant business unit, FC Global has dedicated most of its financial resources to general and administrative expenses.

On March 31, 2017, FC Global entered into the contribution agreement, under which certain real estate investment properties were contributed to FC Global in exchange for the issuance of capital stock. Closing of the contribution agreement occurred on May 17, 2017. However, the assets assumed in such contribution do not represent a business and are not producing cash flows and/or revenues at present.

On December 22, 2017, FC Global entered into a securities purchase agreement with OFI, under which OFI could invest up to $15 million in FC Global in a series of closings, in exchange for which OFI would receive shares of FC Global’s Series B Preferred Stock at a purchase price of $1.00 per share. On December 22, 2017, FC Global completed the first closing, pursuant to which OFI provided $1.5 million to FC Global in exchange for 1,500,000 shares of Series B Preferred Stock. On January 24, 2018, FC Global completed a second closing, pursuant to which OFI provided approximately $2.2 million to FC Global in exchange for 2,225,000 shares of Series B Preferred Stock. On August 24, 2018, 2018, FC Global completed a third closing, pursuant to which OFI provided $100,000 to FC Global in exchange for 100,000 shares of Series B Preferred Stock. Under the purchase agreement, OFI could, but was not obligated to, make additional investments in one or more subsequent closings until an aggregate amount of $15 million was invested or the purchase agreement was terminated in accordance with its terms. OFI had no obligation to continue to invest in FC Global, and there are restrictions placed by OFI on the use of these funds. The securities purchase agreement was subsequent terminated pursuant to the remediation agreement described under “—Recent Developments” below.

These conditions as of June 30, 2018 raise substantial doubt about FC Global’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on recoverability and classification of liabilities that may result from the outcome of this uncertainty.

Recent Developments

On September 24, 2018, FC Global entered into a remediation agreement with OFI and Dr. Dolev Rafaeli, Dennis M. McGrath and Dr. Yoav Ben-Dror (referred to herein as the note holders).

Pursuant to the remediation agreement, the stock grant agreement between FC Global and the note holders was terminated, an aggregate of 5,628,291 shares of common stock issued to the note holders were cancelled, and FC Global issued to the note holders an aggregate of 7,485,627 shares of newly-designated Series C Preferred Stock. In addition, the resignations of Dr. Rafaeli and Mr. McGrath from FC Global’s board, which were previously effective upon certain events set forth in the stock grant agreement, will now become effective upon the last to occur of (i) receipt of all of the shares of common stock underlying the shares of Series C Preferred Stock and (ii) the date that the shares of common stock underlying the shares of Series C Preferred Stock are registered for re-sale in accordance with the registration rights agreement described below.

In addition, the securities purchase agreement with OFI (subject to the survival of certain provisions identified in the remediation agreement), a supplemental agreement between FC Global and OFI and a cancellation and exchange agreement between FC Global and OFI, each dated April 20, 2018, were terminated, the Series B Preferred Stock issued to OFI was cancelled and FC Global issued to OFI 6,217,490 shares of newly-designated Series D Preferred Stock. In addition, OFI agreed to purchase $100,000 of shares of Series D Preferred Stock for a purchase price of $0.65 per share on the last day of each month, commencing on September 30, 2018, until it has purchased an aggregate of $500,000 of shares of Series D Preferred Stock; provided that, upon closing of any material business combination involving FC Global that is approved by OFI (including the merger), OFI agreed to purchase an additional $1,500,000 of shares of Series D Preferred Stock at a price of $0.65 per share. Notwithstanding the foregoing, from and after the date that stockholder approval of the remediation agreement has been obtained, instead of purchasing shares of Series D Preferred Stock, OFI agreed to purchase shares of common stock at a price of $0.65 per share.

The remediation agreement also terminated two voting agreements, dated December 22, 2017, among OFI, the note holders and certain other security holders, the registration rights agreement, dated December 22, 2017, between FC Global and OFI, and the registration rights agreement, dated December 22, 2017, between FC Global and the note holders.

163

On September 24, 2018, in connection with the remediation agreement, FC Global entered into a registration rights agreement with OFI and the note holders, pursuant to which FC Global agreed to register all shares of common stock that may be issued upon conversion of the Series C Preferred Stock and Series D Preferred Stock, as well as all other shares of FC Global’s capital stock held by OFI (referred to as the registrable securities), under the Securities Act. FC Global agreed to file a registration statement covering the resale of such registrable securities within 30 days of the date of the registration rights agreement and cause such registration statement to be declared effective under the Securities Act as soon as possible but, in any event, no later than 120 days following the filing date if such registration statement is filed on Form S-3 or 150 days if such registration statement is filed on Form S-1. If such registration statement is not filed or declared effective by the SEC on or prior to such dates, or if after such registration statement is declared effective, without regard for the reason thereunder or efforts therefor, such registration statement ceases for any reason to be effective for more than an aggregate of 30 trading days during any 12-month period, which need not be consecutive, then in addition to any other rights the holders of registrable securities may have under the registration rights agreement or under applicable law, FC Global shall pay to each holder an amount in cash, as partial liquidated damages and not as a penalty, equal to 1.0% of the product obtained by multiplying (x) $1.00 by (y) the number of shares of registrable securities held by the holder (referred to as the investment amount); provided that, in no event will FC Global be liable for liquidated damages in excess of 1.0% of the investment amount in any single month and that the maximum aggregate liquidated damages payable to the holders under the registration rights agreement shall be ten percent (10%) of the investment amount. Notwithstanding the foregoing, the filing and effective date deadlines above shall be tolled (i.e., extended), during such time as FC Global is actively pursuing a business combination involving FC Global that is approved by each of OFI and the note holders (including the proposed merger).

All shares of Series C Preferred Stock and Series D Preferred Stock issued pursuant to the remediation agreement automatically convert into shares of FC Global common stock upon stockholder approval of the remediation agreement and the issuance of all shares of common stock issuable upon conversion thereof. Pursuant to the remediation agreement, FC Global agreed to file a preliminary proxy statement relating to such stockholder approval promptly following execution of the remediation agreement (and in no event later than thirty days thereafter) and take all action reasonably necessary to hold a stockholders’ meeting promptly after any SEC comments on the proxy statement have been resolved and the final proxy statement is mailed to stockholders. FC Global filed the preliminary proxy statement on September 27, 2018.

Results of Operations

Comparison of Six Months Ended June 30, 2018 and 2017

The following table sets forth key components of FC Global’s results of operations during the six months ended June 30, 2018 and 2017.

(All dollar amounts in thousands)

	Six Months Ended June 30,
	2018	2017
Rental income	$11	$—
Depreciation expense	(1)	—
Operating expenses:
General and administrative	2,144	1,848
Operating loss	(2,134)	(1,364)
Revaluation of option to purchase redeemable convertible preferred stock	2,295	—
Revaluation of asset contribution related financial instruments	—	2,622
Interest and other financing expense, net	(72)	(46)
Income tax provision	(209)	—
Income (loss) from continuing operations	(120)	728
Income (loss) from discontinued operations	219	(1,438)
Net income (loss) including portion attributable to non-controlling interest	99	(710)
Loss attributable to non-controlling interest	2	—
Net Income (loss)	101	(710)
Dividend on redeemable convertible preferred stock	(141)	—
Accretion of redeemable convertible preferred stock to redemption value	(1,968)	—
Net loss attributable to common stockholders	$(2,008)	$(710)

General and administrative expenses. For the six months ended June 30, 2018, general and administrative expenses were approximately $2.14 million and are mainly comprised of payroll and related expenses, professional service, rent and other operating expenses. For the six months ended June 30, 2017, general and administrative expenses were approximately $1.85 million.

164

Revaluation of option to purchase redeemable convertible preferred stock. For the six months ended June 30, 2018, the revaluation of the option to purchase redeemable convertible preferred stock decreased by approximately $2.30 million due to the decrease in the conversion rate of the underlying redeemable convertible preferred stock, which caused the fair value of the instrument to decrease. The carrying amount of this instrument included in the accompanying condensed consolidated balance sheet decreased by $677 thousand during the six months ended June 30, 2018 due to the partial exercise of the written call option.

Interest and other financing expense, net. Net interest and other financing expense related to notes payable for the six months ended June 30, 2018 was approximately $72 thousand.

Net loss. The factors discussed above resulted in a net loss, including discontinued operations, of approximately $2 million during the six months ended June 30, 2018, as compared to net loss of approximately $710 thousand, of which approximately $1.4 million was attributable to discontinued operations during the six months ended June 30, 2017, with FC Global primarily becoming a real estate asset management and development company.

Comparison of Years Ended December 31, 2017 and 2016

The following table sets forth key components of FC Global’s results of operations during the years ended December 31, 2017 and 2016.

(All dollar amounts in thousands)

	Year Ended December 31,
	2017 (As Restated)	2016
Revenues	$—	$—
Cost of revenues	—	—
Gross profit	—	—
Operating expenses:
General and administrative expenses	10,817	—
Impairment of investment in other company	1,439
Loss from continuing operations before interest and other financing expense, net	(12,256)	—
Revaluation of asset contribution related financial instruments, net	(1,392)	—
Revaluation of option to purchase redeemable convertible B preferred stock	(3,018)	—
Interest and other financing expense, net	(267)	—
Loss from continuing operations	(16,933)	—
Discontinued operations:
Loss from discontinued operations, net of taxes	(2,459)	(13,264)
Net loss, including portion attributable to non-controlling interest	(19,392)	(13,264)
Loss attributable to non-controlling interest	8	—
Net loss attributable to common stockholders	$(19,384)	$(13,264)

General and administrative expenses. For the year ended December 31, 2017, general and administrative expenses were approximately $10.82 million. For the year ended December 31, 2016 general and administrative expenses were included in the loss from discontinued operations.

Impairment of investment in other company. FC Global evaluates investments in other company for impairment whenever events or changes in circumstances indicate that the carrying amount of an investment may not be recoverable in accordance with ASC 320 “Investments - Debt and Equity Securities”. The judgments regarding declines in value are based on operating performance, market conditions and FC Global’s ability and intent to hold as well as its ability to influence significant decisions of the venture. During the year ended December 31, 2017, based on managements’ most recent analyses, impairment losses have been identified related to investment in other company amounting to $1,439 thousand (As Restated).

165

Revaluation of asset contribution. For the year ended December 31, 2017, the revaluation of asset contribution increased to approximately $1.39 million due to the re-measurement of the asset contribution that resulted in a loss due to the reduced fair value of the asset.

Revaluation of option to purchase redeemable convertible B preferred stock. For the year ended December 31, 2017, the revaluation of the option to purchase redeemable convertible B preferred stock increased to approximately $3.0 million due to excess of the initial value of the option liability over the proceeds received, net with the changes in the fair value of the Option at December 31, 2017.

Interest and other financing expense, net. Net interest and other financing expense for the year ended December 31, 2017 was approximately $0.26 million. The functional currency of all U.S. members of the group, as well as Radiancy Ltd. (Israel), is the U.S. Dollar. The other foreign subsidiaries’ functional currency is each subsidiaries’ respective local currency.

Net Loss. The factors discussed above resulted in a net loss, including discontinued operations, of approximately $19.4 million (As Restated) during the year ended December 31, 2017, as compared to net loss of approximately $13.26 million during the year ended December 31, 2016.

Liquidity and Capital Resources

As of June 30, 2018, FC Global had an accumulated deficit of approximately $137 million and stockholders’ deficit of approximately $2.9 million. Cash and cash equivalents as of June 30, 2018 were approximately $892. To date, and subsequent to the recent sale of FC Global’s last significant business unit, FC Global has dedicated most of its financial resources to general and administrative expenses.

FC Global has historically financed its activities with cash from operations, the private placement of equity and debt securities, borrowings under lines of credit and, in the most recent periods with sale of certain assets and business units.

FC Global will be required to obtain additional liquidity resources in order to support its operations. At this time, there is no guarantee that it will be able to obtain an adequate level of financial resources required for the short and long-term support of its operations or that it will be able to obtain additional financing as needed, or meet the conditions of such financing, or that the costs of such financing may not be prohibitive.

Summary of Cash Flows

The following table provides detailed information about FC Global’s net cash flow for the periods indicated:

Cash Flow

(In thousands)

	Six Months Ended June 30,		Year Ended December 31,
	2018	2017	2017	2016
Net cash provided by (used in) operating activities	$(1,679)	$(5,359)	$(9,298)	$358
Net cash provided by (used in) investing activities	(326)	4,824	6,797	2,148
Net cash provided by (used in) financing activities	1,932	—	906	(684)
Effect of exchange rate changes on cash	17	279	208	(2,789)
Net decrease in cash and cash equivalents	(56)	(256)	(1,387)	(967)
Cash and cash equivalents at beginning of period	948	2,335	2,335	3,302
Cash and cash equivalents at end of period	$892	$2,079	$948	$2,335

Net cash used in operating activities was approximately $1.7 million for the six months ended June 30, 2018, compared to approximately $5.4 million net cash used in operating activities for the six months ended June 30, 2017. The primary reason for the change is the continual wind-down of the former business operations ahead of the acquisition of income-producing real estate properties.

Net cash and used in operating activities was approximately $9.3 million for the year ended December 31, 2017 compared to approximately $0.36 million net cash provided by operating activities for the year ended December 31, 2016. The primary reason for the change was loss on asset sale to ICTV and the significant reductions in accounts payable and accrued liabilities settled during the year ended December 31, 2017.

166

Net cash used in investing activities was $326 thousand for the six months ended June 30, 2018, compared to approximately $4.8 million provided by for the six months ended June 30, 2017.

Net cash provided by investing activities was approximately $6.8 million for the year ended December 31, 2017 compared to approximately $2.15 million for the year ended December 31, 2015. The primary reason for the change was the cash received from the sale of the consumer division to ICTV for the year ended December 31, 2017.

Net cash provided by financing activities was approximately $1.9 million for the six months ended June 30, 2018, compared to $0 net cash provided by financing activities for the six months ended June 30, 2017.

Net cash provided by (used in) financing activities was approximately $0.9 million for the year ended December 31, 2017 compared to approximately $0.68 million net cash used in financing activities for the year ended December 31, 2016. The increase was due to the funding received from OFI in December 2017.

Private Placement

On December 22, 2017, FC Global entered into a securities purchase agreement with OFI, under which OFI could invest up to $15 million in FC Global in a series of closings, in exchange for which OFI would receive shares of Series B Preferred Stock at a purchase price of $1.00 per share.

On December 22, 2017, FC Global completed the first closing, pursuant to which OFI provided $1.5 million to FC Global in exchange for 1,500,000 shares of Series B Preferred Stock. On January 24, 2018, FC Global completed a second closing, pursuant to which OFI provided $2.2 million to FC Global in exchange for 2,225,000 shares of Series B Preferred Stock. OFI could, but was not obligated to, make additional investments in one or more subsequent closings until an aggregate amount of $15 million was invested or the securities purchase agreement was terminated in accordance with its terms.

The securities purchase agreement was terminated pursuant to the remediation agreement. See “—Recent Developments” above for more information.

Payout Notes and Stock Grant Agreement

Under the contribution agreement, amounts due to Dr. Dolev Rafaeli and Dennis M. McGrath under their employment agreements, as well as amounts due to Dr. Yoav Ben-Dror for his services as a board member and officer of FC Global’s foreign subsidiaries, were converted to convertible secured notes in the principal amounts of $3,133,934, $977,666 and $1,515,000, respectively, following approval from FC Global’s stockholders on October 12, 2017. These notes were due on October 12, 2018, carried a ten percent (10%) interest rate, payable monthly in arrears commencing on December 1, 2017, and were secured by a security interest in all of FC Global’s assets pursuant to a security agreement that FC Global entered into with the holders on October 12, 2017. These notes were convertible into shares of common stock and FC Global agreed to register the shares underlying these notes within thirty (30) days of issuance with best efforts to cause the registration statement covering such shares to become effective within one-hundred twenty (120) days of issuance.

On December 22, 2017, FC Global entered into a stock grant agreement with Dr. Dolev Rafaeli, Dennis M. McGrath and Dr. Yoav Ben-Dror to (i) cause the early conversion of the notes into an aggregate of 5,628,291 shares of common stock, (ii) effectuate the release of all security interests associated with the notes, (iii) provide for the issuance of an aggregate of 1,857,336 additional shares of common stock, (iv) provide for certain cash payments in amounts equal to the interest payments that would have been made to the holders absent the conversion of the notes, (v) obtain the agreement of the note holders to provide certain support services to FC Global, and (vi) obtain the conditional resignation of certain of the note holders from FC Global’s board. Accordingly, the notes were paid in full.

Pursuant to the stock grant agreement, FC Global agreed to make twelve (12) monthly payments on the first of each month commencing on January 1, 2018 in the amounts of $21,328.16, $6,653.56 and $10,310.42 to Messrs. Rafaeli, McGrath, and Ben-Dror, respectively. These cash payments are consideration for certain consulting services provided by the note holders specified in the stock grant agreement.

The stock grant agreement was terminated pursuant to the remediation agreement. See “—Recent Developments” above for more information.

167

Note Payable

In connection with the initial closing under the contribution agreement on May 17, 2017, FC Global assumed an installment note, dated April 7, 2015, made by FCOP in favor of George Zambelli in the original principal amount of $470 thousand and a Long Form Deed of Trust and Assignment of Rents, dated April 7, 2015, between First Capital Real Estate Investments, LLC, as trustor, Fidelity National Title Company, as trustee, and George Zambelli, as beneficiary, which secures the note. The note carries a per annum interest rate of 8% which is payable on a monthly basis from the initial closing date. As of June 30, 2018, the note amounted to $457 thousand ($452 thousand out of which is classified as non-current note payable) and has a maturity date of April 10, 2020.

Off-Balance Sheet Arrangements

At June 30, 2018, FC Global had no off-balance sheet arrangements.

Impact of Inflation

FC Global has not operated in a highly inflationary period, and does not believe that inflation has had a material effect on revenues or expenses.

Critical Accounting Policies

The discussion and analysis of FC Global’s financial condition and results of operations in this joint proxy statement/prospectus are based upon FC Global’s consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses and disclosures at the date of the financial statements. On an on-going basis, FC Global evaluates its estimates. FC Global uses authoritative pronouncements, historical experience and other assumptions as the basis for making estimates. Actual results could differ from those estimates. Management believes that the following critical accounting policies affect the more significant judgments and estimates in the preparation of FC Global’s consolidated financial statements. These critical accounting policies and the significant estimates made in accordance with these policies have been discussed with FC Global’s audit committee.

Acquisition of Investment Properties. FC Global allocates the purchase price of real estate to identifiable tangible assets such as land, building, land improvements and tenant improvements acquired based on their fair value. In estimating the fair value of each component management considers appraisals, replacement cost, its own analysis of recently acquired and existing comparable properties, market rental data and other related information. FC Global’s investment properties as of December 31, 2017 were acquired on May 17, 2017, and included four vacant land sites set for development into gas stations. FC Global determined that the fair value of these investment properties on the acquisition date was $2,055 (As Restated).

Impairment of Investment Properties. FC Global’s long-lived assets include mainly these investment properties. FC Global periodically evaluates its long-lived assets, including investment properties, for indicators of impairment in accordance with ASC 360, “Property, Plant, and Equipment”, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The judgments regarding the existence of indicators of impairment are based on the operating performance, market conditions, as well as FC Global’s ability to hold and its intent with regard to each property. The judgments regarding whether the carrying amounts of these assets may not be recoverable are based on estimates of future undiscounted cash flows from properties which include estimates of future operating performance and market conditions.

Impairment of Investment in Other Company. FC Global evaluates investments in other company for impairment whenever events or changes in circumstances indicate that the carrying amount of an investment may not be recoverable in accordance with ASC 320 “Investments - Debt and Equity Securities”. The judgments regarding declines in value are based on operating performance, market conditions and FC Global’s ability and intent to hold as well as its ability to influence significant decisions of the venture.

Option to Purchase Redeemable Convertible B Preferred Stock. The fair value of the option to purchase redeemable convertible B preferred stock that was issued to an investor in connection with a securities purchase agreement in December 2017, referred to as the initial date, was estimated using the Black-Scholes-Merton option-pricing model. FC Global accounted for the aforesaid option according to the provisions of ASC 480, “Distinguishing Liabilities from Equity” since the option is considered freestanding, as FC Global believes it is legally detachable and separately exercisable. In addition, the option is exercisable for redeemable convertible B preferred stock which are subject to possible redemption at the option of the holder. FC Global classified the option as non-current liability, remeasured at fair value each reporting period until the option will be exercised or expired, with changes in the fair values being recognized in the statement of comprehensive loss as financial income or expense. The fair value of the option was estimated at the initial date and December 31, 2017 by using hybrid method that includes scenario of conversion and scenario liquidation and the Black-Scholes option pricing model. In the first scenario, the redeemable convertible B preferred stock price applied in the model was assumed based on the as-converted price on the date of estimation. Expected volatility was estimated by using a group of peers in the real estate development, homebuilding and income-producing properties sectors, and applying a 75% percentile ranking based on the total capitalization of FC Global. In the second scenario, the option was estimated based on the value of the option in a proposed liquidation scenario. A probability weighting was applied to determine the expected value of the option.

168

Revenue Recognition. FC Global recognized revenues from the product sales when the following four criteria were met: (i) the product had been shipped and FC Global had no significant remaining obligations; (ii) persuasive evidence of an arrangement existed; (iii) the price to the buyer was fixed or determinable; and (iv) collection was probable. Revenues from product sales were recorded net of provisions for estimated chargebacks, rebates, expected returns and cash discounts. FC Global shipped most of its products FOB shipping point, although from time to time certain customers, for example governmental customers, will insist upon FOB destination. Among the factors FC Global took into account when determining the proper time at which to recognize revenue was when title to the goods transferred and when the risk of loss transferred. Shipments to distributors or physicians that did not fully satisfy the collection criterion were recognized when invoiced amounts were fully paid or fully assured. With respect to sales arrangements under which the buyer had a right to return the related product, revenue was recognized only if all the following were met: the price was fixed or determinable at the date of sale; the buyer had paid, or was obligated to pay and the obligation was not contingent on resale of the product; the buyer’s obligation would not be changed in the event of theft or physical destruction or damage of the product; the buyer had economic substance; FC Global did not have significant obligations for future performance to directly bring about resale of the product by the buyer; and the amount of future returns could be reasonably estimated.  FC Global provided a provision for product returns based on the experience with historical sales returns, in accordance with ASC Topic 605-15 with respect to sales of product when right of return exists.

Inventories. FC Global carried inventories at the lower of cost or market. Cost was determined to be purchased cost for raw materials and the production cost (materials, labor and indirect manufacturing cost) for work-in-process and finished goods. For FC Global’s consumer and LHE products, cost was determined on the weighted-average method. For the physician market products, cost was determined on the first-in, first-out method. Reserves for slow-moving, excess and obsolete inventories reduce the historical carrying value of FC Global’s inventories and were provided based on historical experience and product demand. Management evaluated the adequacy of these reserves periodically based on forecasted sales and market trends. There is no value to the remaining inventory as of December 31, 2017. The inventories as of December 31, 2016 were classified as assets held for sale.

Allowance for Doubtful Accounts. Accounts receivable were reduced by an allowance for amounts that may become uncollectible in the future. From time to time, customers disputed the amounts due to FC Global, and, in other cases, customers experienced financial difficulties and could not pay on a timely basis. In certain instances, these factors ultimately result in uncollectible accounts. The determination of the appropriate reserve needed for uncollectible accounts involves significant judgment. Such factors include changes in the financial condition of customers as a result of industry, economic or customer-specific factors. A change in the factors used to evaluate collectability could result in a significant change in the allowance needed.

Goodwill and Intangibles Assets. As part of the purchase price allocation for the 2011 reverse acquisition, FC Global recorded goodwill in the amount of $24,005 and definite-lived intangibles in the amount of $12,000. Goodwill reflected the value or premium of the acquisition price in excess of the fair values assigned to specific tangible and intangible assets. Goodwill had an indefinite useful life and therefore was not amortized as an expense but was reviewed annually for impairment of its fair value to FC Global. During the third quarter of 2016, FC Global recorded goodwill and other intangible asset impairment charges of approximately $3.52 million, as FC Global determined that a portion of the value of its goodwill and other intangible assets was impaired in connection with the then pending transaction with ICTV. FC Global recorded an impairment of the entire remaining balance of consumer segment goodwill in the amount of approximately $2.26 million and recorded the impairment of the consumer segment of the intangibles for its licensed technology in the amount of approximately $1.26 million. FC Global derecognized an amount of approximately $1.04 million of goodwill related to the physician recurring segment in connection with the asset sale of the Neova product line.

169

Stock-based compensation. FC Global accounts for stock based compensation to employees in accordance with the “Share-Based Payment” accounting standard. The standard requires estimating the fair value of equity-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in FC Global’s consolidated statement of operations. The fair value of employee stock options is estimated using a Black-Scholes valuation model. The fair value of restricted shares is based on the quoted market price of common stock on the date of issuance. Compensation costs for share-based payment awards are recorded using the graded vesting attribution method over the vesting period, net of estimated forfeitures.

Income taxes. As part of the process of preparing its consolidated financial statements, FC Global is required to estimate its income taxes in each of the jurisdictions in which it operates. This process requires FC Global to estimate its actual current tax exposure and make an assessment of temporary differences resulting from differing treatment of items, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within FC Global’s consolidated balance sheet. FC Global must then assess the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent FC Global believes that recovery is more likely than not, FC Global establishes a valuation allowance. At year end December 31, 2016, material amounts of valuation allowances were recorded representing: 100% of the net deferred tax assets in the US and in the UK. FC Global’s assessment for the year ended December 31, 2017 is that a 100% valuation allowance is still required. To the extent FC Global establishes a valuation allowance or increase this allowance in a period, it must include an expense within the tax provision in the consolidated statement of operations. Significant management judgment is required in determining deferred tax assets and liabilities and any valuation allowance recorded against net deferred tax assets. In the event that FC Global generates taxable income in the jurisdictions in which it operates and in which it has net operating loss carry-forwards that it can utilize to offset all or part of this taxable income, it may be required to adjust its valuation allowance.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act. The Tax Cuts and Jobs Act makes broad and complex changes to the U.S. tax code, including, but not limited to, reducing the U.S. federal corporate tax rate from 35 percent to 21 percent; eliminating the corporate alternative minimum tax and changing how existing alternative minimum tax credits can be realized; creating a new limitation on deductible interest expense; changing rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017; and limitations on the deductibility of certain executive compensation.

In December 2017, the SEC issued Staff Accounting Bulletin No. 118, or SAB 118, which addresses situations where the accounting is incomplete for the income tax effects of the Act. SAB 118 directs taxpayers to consider the impact of the Act as “provisional” when a company does not have the necessary information available, prepared or analyzed (including computations) to finalize the accounting for the change in tax law. Companies are provided a measurement period of up to one year to obtain, prepare, and analyze information necessary to finalize the accounting for provisional amounts or amounts that cannot be estimated as of December 31, 2017.

With regards to the Tax Cuts and Jobs Act impact on the tax provision as it relates to FC Global for period year-ending December 31, 2017, it have recognized the provisional impact of tax reform related to the revaluation of deferred tax assets and liabilities from 35% to 21% of $17.2 million tax expense, which is offset by a reduction in the valuation allowance.

In the years ended December 31, 2017 and 2016, FC Global reported financial results for both operations and discontinued operations. ASC 740-20-45 sets down the general rule for allocating income tax expense or benefit between operations and discontinued operations. The general rule requires the computation of tax expense or benefit by entity taking into consideration all items of income, expense, and tax credits. Next, a computation is made taking into consideration only those items related to continuing operations. Any difference is allocated to items other than continuing operations e.g. discontinued operations. Under these general rules, no tax expense or benefit would be allocated to discontinued operations.

An exception to these rules apply under ASC 740-20-45-7 where an entity has 1) a loss from continuing operations and income related to other items such as discontinued operations and 2) the entity would not otherwise recognize a benefit for the loss from continuing operations under the approach described in ASC 740-20-45. This fact pattern applies for the years ended December 31, 2016 for entities in the US and the UK. Application of this rule exception results in the allocation of tax expense to discontinued operations with an offsetting amount of tax benefit reported by the US and UK companies.

FC Global follows ASC Topic 740-10, “Income Taxes” which clarifies the accounting for uncertainty in tax positions. ASC Topic 740-10 requires that FC Global recognize in its financial statements the impact of a tax position, if that position will more likely than not be sustained upon examination, based on the technical merits of the position, without regard the likelihood that the tax position may be challenged. If an uncertain tax position meets the “more-likely-than-not” threshold, the largest amount of tax benefit that is greater than 50% likely to be recognized upon ultimate settlement with the taxing authority is recorded.

170

Recent Accounting Pronouncements

In May 2014, FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (ASU 2014-09), which amends the existing accounting standards for revenue recognition. In August 2015, FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which delays the effective date of ASU 2014-09 by one year. FASB also agreed to allow entities to choose to adopt the standard as of the original effective date. The new standard also permits two methods of adoption: retrospectively to each prior reporting period presented (full retrospective method), or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (the modified retrospective method). In April 2016, FASB issued ASU 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. ASU 2016-10 covers two specific topics: performance obligations and licensing. This amendment includes guidance on immaterial promised goods or services, shipping or handling activities, separately identifiable performance obligations, functional or symbolic intellectual property licenses, sales-based and usage-based royalties, license restrictions (time, use, geographical) and licensing renewals. In addition, in May 2016, FASB issued ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients, which is intended to not change the core principle of the guidance in Topic 606, but rather affect only the narrow aspects of Topic 606 by reducing the potential for diversity in practice at initial application and by reducing the cost and complexity of applying Topic 606 both at transition and on an ongoing basis. FC Global has adopted this standard effective January 1, 2018. This new standard did not have a material impact on FC Global’s consolidated financial statements.

In February 2016, FASB issued ASU 2016-02, “Leases”. This guidance will require that lease arrangements longer than 12 months result in an entity recognizing an asset and liability equal to the present value of the lease payments in the statement of financial position. This guidance is effective for annual periods beginning after December 15, 2018, and interim periods therein. This standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. Early adoption is permitted. FC Global is currently evaluating the impact that the adoption of ASU 2016-02 will have on its financial statements and related disclosures.

In November 2016, FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): “Restricted Cash” (ASU 2016-18), which requires companies to include amounts generally described as restricted cash and restricted cash equivalents in cash and cash equivalents when reconciling beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. FC Global adopted this guidance effective January 1, 2018. This new guidance did not have a material impact on FC Global’s consolidated financial statements.

In May 2017, FASB issued ASU 2017-09 “Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting”, which includes guidance on changes to terms and conditions of share-based payment awards. The amendment provides guidance about which changes to terms or conditions of a share-based payment award require an entity to apply modification accounting. The guidance became effective for the fiscal year beginning on January 1, 2018, including interim periods within that year. FC Global adopted this guidance effective January 1, 2018. This new guidance did not have a material impact on FC Global’s consolidated financial statements.

In June 2018, FASB issued ASU 2018-07, “Improvements to Nonemployee Share-Based Payment Accounting”, which simplifies the accounting for share-based payments granted to nonemployees for goods and services. Under the ASU, most of the guidance on such payments to nonemployees would be aligned with the requirements for share-based payments granted to employees. The changes take effect for public companies for fiscal years starting after Dec. 15, 2018, including interim periods within that fiscal year. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, but no earlier than an entity’s adoption date of Topic 606. FC Global is currently evaluating the impact of adopting this standard on its financial statements and related disclosures, but does not expect it to have a material impact.

171

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR GADSDEN

The following discussion contains Gadsden’s management’s discussion and analysis of its financial condition and results of operations and should be read together with Gadsden’s unaudited financial statements and the related notes thereto for the six-month period ended June 30, 2018 and 2017 and its audited financial statements and related notes thereto for the fiscal year ended December 31, 2017 and for the period from inception to December 31, 2016 included elsewhere in this joint proxy statement/prospectus. This discussion contains certain forward-looking statements that reflect plans, estimates and beliefs and involve numerous risks and uncertainties, including but not limited to those described in the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections of this joint proxy statement/prospectus. Actual results may differ materially from those contained in any forward-looking statements. You should carefully read “Cautionary Statement Regarding Forward-Looking Statements” in this joint proxy statement/prospectus.

As used herein, the term “Gadsden” refers to Gadsden Growth Properties, Inc., a Maryland corporation, and, as required by context, Gadsden Growth Properties, L.P., a Delaware limited partnership, and to their subsidiaries.

Overview

Gadsden is a Maryland corporation that was formed on August 11, 2016 and intends to elect to be taxed as a REIT for U.S. Federal income tax purposes, commencing with its taxable year ending December 31, 2019. If Gadsden qualifies as a REIT, it generally will not be subject to U.S. Federal income tax on the taxable income that it distributes to its stockholders; Gadsden will be taxable at the applicable corporate tax rates to the extent that it does not distribute all of its net taxable income. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that is generally imposed on enterprises that are operated in corporate form. Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to Gadsden’s stockholders. Even if Gadsden qualifies as a REIT, it will be subject to U.S. Federal tax in certain circumstances. In addition, certain of Gadsden’s operations will be conducted through a taxable REIT subsidiary, or TRS, which will be subject to taxation at the applicable corporate rate. In addition, notwithstanding any qualification as a REIT, Gadsden may also have to pay certain state and local income taxes because not all states and localities treat REITs in the same manner that they are treated for U.S. Federal income tax purposes. In addition, Gadsden may form a TRS, if it engages in activities that earn income that would not be qualifying income if earned directly by Gadsden. A TRS will pay federal income taxes at the applicable corporate rate.

Gadsden’s business strategy will focus primarily on the acquisition, development and management of property across essential service shopping centers, medical office, and mixed-use real property investment segments in secondary and tertiary cities across the United States. Gadsden utilizes an “UPREIT” structure pursuant to which certain property investments will be acquired by issuing limited partnership interests in its operating partnership.

Gadsden owns or has an agreement or letter of intent to acquire, the following real estate investments:

●	Sacramento Home Lots, two parcels of entitled land for single family homes;

●	Township Nine, a 65-acre mixed-use, transit-oriented master planned community which is presently subject to the bankruptcy case;

●	Two DSTs, which are subject to certain adverse claims that are expected to be subject to litigation and, accordingly, there can be no assurances if Gadsden will acquire these DSTs;

●	Mission Hills, a 53,900-square foot mixed-use property that is currently under construction and is expected to be completed in the second quarter of 2019; and

●	Strawberry Ranch, a 7,000-acre planned development near the Strawberry Reservoir, Utah.

172

Gadsden’s expected investment in such properties is as follows:

	Proposed Acquisition – Pipeline		Acquired		Total
Capitalization	Retail	Land	Land	Land
	Mission Hills	Strawberry Ranch	T-9 Asset	WSL
Common Stock	$—	$—	$5,860,040	$—	$5,860,040
Series A Preferred Stock(1)	2,750,000	9,256,297	8,407,100	1,187,053	21,600,450
Series B Preferred Stock	37,250,000	23,793,703	18,145,730	—	79,189,433
Mortgage	—	3,700,000	55,587,130	1,223,000	60,510,130
Other debt	—	—	—	889,947	889,947
Purchase Price	$40,000,000	$36,750,000	$88,000,000	$3,300,000	$168,050,000

(1)	Consideration that will be issued for the Mission Hills property acquisition may be a different class or series of capital stock or units in Gadsden’s operating partnership.

Gadsden will also incur mortgage debt in the acquisition of certain of its initial real estate properties. See “Information about Gadsden—Initial Real Estate Investments.”

Gadsden believes that the most important factors in assessing any particular real estate project are the quality of the location, the site plan of the property, including the location of the entrance and exits and the number of parking spaces, and the credit or financial ability of tenants to pay their rental obligations, including their business prospects. Gadsden will monitor each property for developments such as tenant delinquencies, upcoming vacancies, anticipated capital expenditures, projected cash flow, insurance matters, deferred maintenance, and sales volumes. Rental performance indicators for real estate properties include occupancy rates and long-term leases with a proportion of tenants that have a financial position and prospects to continue to pay their rental obligations during the term of their lease. Gadsden will target businesses that provide essential services as potential tenants. Gadsden will oversee experienced, professional property management teams to manage properties owned by it. Gadsden is an internally-managed REIT, which allows it to maintain greater control over the management and operation of its business than externally-managed REITs. Gadsden believes its management’s interests are aligned with those of its stockholders and Gadsden is exposed to fewer conflicts of interests by using the internally-managed REIT structure.

Asset Acquisitions

Sacramento Home Lots

On June 30, 2018, Gadsden acquired two separate investment parcels, referred to as Roseville and Jessie as part of a single acquisition. The Roseville parcel is located on Roseville Road in Sacramento, California. It is an approximately 9.6 acres parcel that is entitled for the development of approximately 65 small lot single family detached homes. The Jessie parcel is located on Jessie Avenue in Sacramento, California. It is an approximately 13.6-acre parcel that is entitled for the development of 94 small lot single family detached homes. The parcels are in established residential neighborhoods. Gadsden believes that Sacramento currently has a shortage of housing that would be satisfied by the development of these residential communities.

Gadsden purchased Roseville and Jessie parcels for an aggregate purchase price of $3,408,443 that was paid primarily by issuing shares of its Series A Preferred Stock and its acquisition subsidiary assuming the existing senior mortgage loans of an initial aggregate amount of approximately $1,223,000: (i) $450,000 with respect to the Roseville parcel; and (ii) $773,000, with respect to the to the Jessie parcel. The senior mortgage loans, each have an interest rate of 12% per annum and were due October 1, 2013, with respect to the Roseville parcel and September 1, 2014, with respect to the Jessie parcel. The aggregate obligations under these senior mortgages loans as of June 30, 2018 is $1,789,579.

Recent Developments

Township Nine Acquisition

On July 10, 2018, Gadsden acquired all the interests in T9, a debtor in bankruptcy, that through its wholly owned subsidiaries, owns a property, the T9 Property, which is a 65-acre, mixed-use, transit-oriented master planned community entitled for up to, approximately: (i) 2,200 dwelling units, (ii) 840,000 square feet of office space, (iii) 120,900 square feet of retail space and (iv) 20 acres of open space. Gadsden purchased the limited liability company interests in T9 for an enterprise value of approximately $88,000,000, less the senior mortgage debt at the closing of approximately $55,587,130. The purchase price for the T9 LLC Interests was $32,412,870, which was paid by the issuance of (i) $4,843,000 of Gadsden Series A Preferred Stock (193,720 shares); (ii) $21,709,830 of Gadsden Series B Preferred Stock (2,170,983 shares); and (ii) $5,860,040 of Gadsden common stock (586,004 shares). There is a debtor in possession, or DIP, financing facility of $10,000,000 in the bankruptcy case, of which $3,100,000 has been drawn as of June 30, 2018. The interest on such DIP financing is 10% per annum, compounded annually. Gadsden’s current plan is to sell the asset, which Gadsden believes would have a value (net of claims in the bankruptcy case) of up to $14,258,000 in a sale under Section 363 of the Bankruptcy Code, and reinvest the net cash proceeds in strategic retail assets, that are aligned with Gadsden’s core investment strategy in ESSCs. Gadsden’s purchase agreement for T9 provides for an adjustment to the purchase price in the event the T9 Property is sold in a sale under Section 363 under the Bankruptcy Code.

173

Gadsden’s purchase of the T9 LLC Interests may be subject to certain judgment liens of one of the sellers, First Capital Real Estate Partnership, L.P., as well as the rights of its other secured creditors.

Presidential Realty Corporation and its operating partnership, Presidential Realty Operating Partnership, LP (collectively referred to as Presidential) have asserted a claim in the Bankruptcy Case in an unspecified amount, and specifically that they own 66% of the T9 LLC Interests that were sold to Gadsden by First Capital Real Estate Partnership, L.P., or approximately 61% of T9, on the basis of an interest contribution agreement, dated as of December 16, 2016, among such parties. Gadsden has commenced an adversarial proceeding in the Bankruptcy Case against Presidential that Presidential does not own any such interests in T9 because certain conditions precedent obligations of Presidential were not satisfied.

Gadsden’s purchase agreement for T9 provides Gadsden with indemnification rights, including the right to settle such claims and offset the payment or obligations and losses that Gadsden incurs from the capital stock that was issued by Gadsden as the purchase price consideration. Such capital stock is held in escrow pending resolution of any such claims and Gadsden believes this is of sufficient to settle any such claims. There can be no assurance as to the outcome of this proceeding to resolve the claims by Presidential.

Gadsden expects to sell the T9 Property under Section 363 of the Bankruptcy Code. Gadsden has retained Colliers International and Keen-Summit as brokers to handle the sales process and market the T9 Property. Gadsden has received an offer that is sufficient to pay-off all creditor claims and provide a return to Gadsden on account of its equity in T9. Gadsden expects to continue the marketing of the T9 Property. Gadsden’s plan is to sell the property prior to a Stipulation Termination Event, and use the net proceeds to invest in its core investment strategy. Gadsden has received the acceptance of its offer to sell the T9 Property for a gross cash price of approximately $75,000,000, less the secured debt and are negotiating the terms of a definitive purchase agreement that will be subject to the bankruptcy court approval. If Gadsden sells the T9 Property for this amount, then under the terms of its purchase agreement for T9, Gadsden will reduce the $88,000,000 purchase price by approximately $13,000,000. Gadsden estimates net proceeds to it from this proposed sale to be approximately $14,258,000, or approximately $5,601,000 if Presidential is entitled to its claim of approximately 61% of the equity interests in T9. If Presidential is entitled to its claim, then Gadsden will offset and cancel shares held in escrow by the amount of its losses arising from such claim.

See “Information about Gadsden—Initial Real Estate Investments—Township Nine (Acquired)” for a complete description of this acquisition.

Private Placement

On October 31, 2018, Gadsden completed the initial closing, of $2,300,000, of its $25,000,000 private placement of its Series C Preferred Stock at a  gross offering price per share of $10.00, which is referred to herein as the private placement. National Securities Corporation, who acted as placement agent for the private placement, received (i) a placement fee equal to 10.0% of the gross proceeds of the shares sold in the private placement and (ii) a seven-year warrant to purchase 9,200 shares of Gadsden Series C Preferred Stock, which is equal to 4% of the gross proceeds of the shares sold in the private placement, divided by $10.00 per share. This warrant has an exercise price of $10.00 per share and may be exercised on a cashless basis.

Going Concern

The consolidated financial statements have been prepared assuming Gadsden will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business.

Gadsden had a net loss of $0.9 million and $3.8 million for the six months ended June 30, 2018 and the year ended December 31, 2017, respectively, and had net cash used in operating activities of approximately $0.8 million and $1.3 million for the six months ended June 30, 2018 and the year ended December 31, 2017, respectively. These matters raise substantial doubt about Gadsden’s ability to continue as a going concern.

174

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might result from this uncertainty.

Results of Operations

Gadsden was incorporated on August 11, 2016 and began its real estate investment operations in June 2018. Prior to such time, Gadsden proposed to purchase some real estate assets in connection with its initial public offering under the Securities Act, which Gadsden has withdrawn. Gadsden has also provided consulting services to a public company. As of the date of this joint proxy statement/prospectus, Gadsden has incurred significant expenses for accounting, legal, and other professional consultants. From inception of operations through June 30, 2018, Gadsden incurred approximately $5,857,031 in general and administrative expenses and expenses incurred in connection with a public offering that Gadsden withdrew. Additional general and administrative expenses have been incurred subsequent to June 30, 2018. All these general and administrative expenses have been funded by proceeds from the sale of founder shares, the issuance of convertible and other notes payable, a bridge financing and other securities issuances.

Comparison of Six Months Ended June 30, 2018 and 2017

The following table sets forth key components of Gadsden’s results of operations during the six months ended June 30, 2018 and 2017.

(All dollar amounts in thousands)

	(unaudited) Six Months Ended June 30,
	2018	2017
Operating expenses:
General and administrative expenses	$1,214	$1,342
Total operating expenses	1,214	1,342
Other (income) expenses:
Consulting income	(408)	—
Interest expense	80	219
Interest expense - related party	30	4
Change in fair value of embedded put	—	355
Total other (income) expense	(298)	578
Net loss	$(916)	$(1,920)

General & administrative expenses

General and administrative expenses were approximately $1.2 million and $1.3 million for the six months ended June 30, 2018 and 2017, respectively. These expenditures are comprised of payroll and related expenses, professional and consultant fees, rent and other operational business expenses.

Other Income

For the six months ended June 30, 2018, consulting income was approximately $0.4 million. Gadsden TRS, LLC, a wholly owned subsidiary of Gadsden, entered into a short-term consulting agreement to provide property management and accounting-related services.

Interest expense

Interest expense was approximately $.110 million and $.223 million for the six months ended June 30, 2018 and 2017, respectively. This interest is the result of short-term debt on outstanding convertible notes, mortgage loans, bridge and OID note financings.

Net Loss

Gadsden had a net loss of $0.92 million and $1.92 million for the six months ended June 30, 2018 and 2017, respectively, primarily the result of expenses incurred in preparation of the public and private offerings described above.

175

Comparison of Years Ended 2017 and 2016

The following table sets forth key components of Gadsden’s results of operations during the year ended December 31, 2017 and the period from inception (June 17, 2016) through December 31, 2016.

(All dollar amounts in thousands)

	Year Ended December 31, 2017	June 17, 2016 (Inception) through December 31, 2016
Operating expenses:
General and administrative expenses	$2,653	$905
Total operating expenses	2,653	905
Other (income) expenses:
Consulting income	(123)	—
Interest expense	594	—
Interest expense - related party	31	—
Deferred offering cost	1,084
Change in fair value of embedded put	(472)	—
Total other (income) expense	1,114	—
Net loss	$(3,767)	$(905)

General & administrative expenses

General and administrative expenses were approximately $2.7 million and $0.9 million for the year ended December 31, 2017 and the period from June 17, 2016 (inception) through December 31, 2016, respectively. These expenditures are comprised of payroll and related expenses, professional and consultant fees, rent and other operational business expenses.

Other Income

For the year ended December 31, 2017, consulting income was approximately $0.12 million. In December of 2017, Gadsden TRS, LLC, a wholly owned subsidiary of Gadsden, entered into a short-term consulting agreement to provide property management and accounting-related services.

Interest expense

Interest expense was approximately $0.625 million for the year ended December 31, 2017. This interest is the result of short-term debt on outstanding convertible notes and OID financing agreements. Convertible notes included a contingent embedded put of $0.5 million which was fully amortized in the year ended December 31, 2017.

Deferred offering costs

For the year ended December 31, 2017, deferred offering costs were approximately $1.1 million. These costs are professional fees associated with a withdrawn public offering and asset acquisition costs relating to the offering.

Net Loss

Gadsden had a net loss of $3.8 million and $0.9 million for the year ended December 31, 2017 and the period from June 17, 2016 (inception) through December 31, 2016, respectively, primarily related to general and administrative expenses and $1.1 million of expenses incurred in preparation of the withdrawn public offering described above.

Gadsden’s management is not aware of any material trends or uncertainties, favorable or unfavorable, other than national economic conditions affecting its targeted portfolio or the U.S. commercial real estate industry, which may reasonably be expected to have a material impact on either capital resources or the revenues or incomes to be derived from the operation of Gadsden’s assets.

176

Liquidity and Capital Resources

Subsequent to the merger, Gadsden will make an election to be a REIT. In order to qualify as a REIT and to avoid corporate-level tax on the income Gadsden will distribute to its stockholders at least 90% of its REIT taxable income on an annual basis. Gadsden’s current sources of funds will primarily be the net cash proceeds from its private placement less the amount that it uses to pay certain expenses related to its formation and the acquisition of its initial property investments, operating cash flows and borrowings. Operating cash flows will result primarily from payments of rent from tenants in its properties, payments of interest and principal under mortgage loans and income from other real estate related investments.

On October 31, 2018, Gadsden completed the initial closing, of $2,300,000, of its $25,000,000 private placement of its Series C Preferred Stock at a gross offering price per share of $10.00, which is referred to herein as the private placement. National Securities Corporation, who acted as placement agent for the private placement, received (i) a placement fee equal to 10.0% of the gross proceeds of the shares sold in the private placement and (ii) a seven-year warrant to purchase 9,200 shares of Gadsden Series C Preferred Stock, which is equal to 4% of the gross proceeds of the shares sold in the private placement, divided by $10.00 per share. This warrant has an exercise price of $10.00 per share and may be exercised on a cashless basis.

Gadsden expects that subsequent to the merger, GPI may conduct one or more private or public offerings of its securities to raise additional capital to implement its property acquisition and investment strategy.

Gadsden intends to implement an investment strategy and company structure so that neither Gadsden nor any of its subsidiaries will be required to register as an investment company under the Investment Company Act. Gadsden Investments intends to structure its investments through the Gadsden Subs, its wholly-owned subsidiaries, or other majority owned subsidiaries, such that each satisfy the 3(c)(5)(C) Asset Test which requires that: (i) at least 55% of its assets must consist of “mortgages and other liens on and interests in real estate,” which is referred to as 3(c)(5)(C) Qualifying Assets, which the Staff of the SEC has interpreted to include fee interests in real estate and Agency Whole Pool Certificates; and (ii) at least 80% of the total assets of each subsidiary must consist of 3(c)(5)(C) Qualifying Assets or other real estate-related assets. Gadsden plans to implement its core investment strategy promptly after the date of this joint proxy statement/prospectus by using its net cash proceeds from a recent private placement or 3(c)(5)(C) Qualifying Assets and then the net proceeds of any future securities offerings to acquire and operate income-producing commercial real estate. Gadsden expects that the commercial real property investments that the Gadsden Subs each acquire will enable each Gadsden Sub to not be an investment company as defined under the Investment Company Act. If Gadsden Investments is unable to implement its core investment strategy or for any reason does not have a sufficient amount of commercial real estate assets to not be an investment company, then Gadsden plans to cause the Gadsden Subs to invest or continue to invest in a sufficient amount of Agency Whole Pool Certificates so that the Gadsden Subs each satisfy the 3(c)(5)(C) Asset Test. Each Gadsden Sub may acquire the Agency Whole Pool Certificates by investing its existing assets, borrowing money or using the net proceeds from the sale of some of its other assets. Gadsden’s investment plans provide that any investment that Gadsden makes in Agency Whole Pool Certificates is not part of its core investment strategy and would be held only for the period of time that such investments are necessary for Gadsden to satisfy the 3(c)(5)(C) Asset Test and, accordingly, would be sold when Gadsden is able to invest in commercial real estate assets that are consistent with its core investment strategy.

Cash Flow Summary

The following table provides detailed information about Gadsden net cash flow for the periods indicated:

Cash Flow

(In thousands)

	Six Months Ended June 30,		Year Ended December 31, 2017	Period from June 17, 2016 (Inception) through December 31, 2016
	2018	2017
Net cash used in operating activities	$(810)	$(919)	$(1,320)	$(584)
Net cash provided (used) in investing activities	(100)	(325)	—	—
Net cash provided by financing activities	1,505	1,227	1,274	681
Net increase (decrease) in cash	595	(17)	(47)	97
Cash and cash equivalents - beginning of period	50	97	97	—
Cash and cash equivalents - end of period	$645	$80	$50	$97

177

Net cash used in operating activities was approximately $0.8 million for the six months ended June 30, 2018, compared to approximately $0.9 million net cash used in operating activities for the six months ended June 30, 2017.

Net cash used in operating activities was approximately $1.3 million for the year ended December 31, 2017, compared to $0.9 million net cash used in operating activities for the period from June 17, 2016 (inception) through December 31, 2016. This increase was primarily the result of operations and deferred offering costs beginning mid-year 2016.

Net cash used in investing activities was approximately $0.1 million for the six months ended June 30, 2018, compared to approximately $0.325 million net cash used in investing activities for the six months ended June 30, 2017. These amounts represent earnest money deposits on prospective asset acquisitions. Deferred offering costs associated with Gadsden’s withdrawn public offering were expensed.

Net cash provided by financing activities was approximately $1.5 million for the six months ended June 30, 2018, compared to approximately $1.3 million net cash provided by financing activities for the six months ended June 30, 2017. The 2018 proceeds were the result of bridge loan financing while 2017 proceeds were the result of convertible and OID notes payable described in detail below.

Net cash provided by financing activities was approximately $1.3 million for the year ended December 31, 2017, compared to approximately $0.7 million net cash provided by financing activities for the year ended December 31, 2016, which increase is attributable to issuance of convertible and OID notes payable. The 2016 amount reflects the initial issuance of Gadsden’s common stock.

As of June 30, 2018, Gadsden has approximately $7.7 million in liabilities recorded on its balance sheet, including approximately $1,309,000 of notes payable and $206,158 of interest that was converted into securities at the closing of the private placement. Gadsden also had accrued operational expenses that were paid with proceeds from the first closing of the private placement that occurred on October 31, 2018. Gadsden has and intends to incur mortgage loans that encumber its initial real estate investments. See a further discussion of these mortgage loans under “—Loan Agreements.” Depending on market conditions, Gadsden may incur debt up to an amount determined by its board of directors. Gadsden expects to negotiate and obtain short-term lines of credit with commercial banks to permit it to make deposits for the acquisition of property investments. However, Gadsden currently does not have any commitment from any financial institution to provide such a line of credit to it. Any indebtedness Gadsden incurs will likely be subject to continuing covenants, and Gadsden will likely be required to make continuing representations and warranties about itself in connection with such debt. Moreover, some or all of Gadsden’s debt may be secured by some or all of its assets. If Gadsden defaults in the payment of interest or principal on any such debt, breach any representation or warranty in connection with any borrowing or violate any covenant in any loan document, Gadsden’s lender may accelerate the maturity of such debt requiring it to immediately repay all outstanding principal. If Gadsden is unable to make such payment, Gadsden’s lender could foreclose on its assets that are pledged as collateral to that lender. The lender could also sue Gadsden or force it into bankruptcy. Any of these events would likely have a material adverse effect on the value of Gadsden’s capital stock.

Gadsden currently has no off-balance sheet arrangements or contractual obligations requiring disclosure under this item.

Convertible Notes

Between January 1, 2017 and February 28, 2017, Gadsden issued and sold to investors, convertible promissory notes in the aggregate principal amount of approximately $1,199,000. The convertible notes accrue interest at a rate of 10% per annum. Gadsden obtained majority consent from the noteholders to modify and convert these notes into Gadsden Series C Preferred Stock at the gross price offered to investors in the first closing of the private placement that occurred on October 31, 2018.

On February 28, 2017, Gadsden issued a senior note payable, with a principal balance of $110,000, in exchange for professional services to a related party. The note has been modified to fix the obligations to $115,000 and provide for the conversion to its capital stock that is offered at the next material private placement or other offering at the same terms as offered to unaffiliated investors. Accordingly, this note received $115,000 of Gadsden Series C Preferred Stock at the gross price offered to investors in the first closing of the private placement that occurred on October 31, 2018.

OID Notes Payable

From May 2017 to September 2017, Gadsden issued non-interest bearing promissory notes, primarily to related parties, to finance its operating expenses and the expenses of its private placement in the aggregate amount of $675,000. These notes are payable not later than December 31, 2018. The aggregate amount payable as of December 31, 2018 is estimated to be approximately $776,250.

178

Bridge Loans

On June 4, 2018, Gadsden entered into a loan and security agreement with The Pigman Companies, LLC, as the administrative agent, and investors under such agreement. From such date to July 31, 2018, Gadsden raised approximately $1,855,000 of secured loans due September 30, 2018. Gadsden paid the notes and interest with proceeds from the first closing of the private placement that occurred on October 31, 2018. The loans are the direct obligations of Gadsden’s operating partnership and fully guaranteed by Gadsden. Gadsden pledged all of its assets as security under the loan agreement. The loans incur interest at 10% per annum, determined on the basis of a 360-day year, and provide an additional 5% per annum during the period that the bridge loans are in default. The interest on the loans is payable on the maturity date. Common shares will be issued for the bridge loan equity bonus fee in the amount of the principal balance 30 days after the date Gadsden is listed on a public exchange. On October 31, 2018, the aggregate amount of principal and interest paid was $1,935,819 which is payment in full.

Series A Preferred Stock

The Gadsden Series A Preferred Stock accrues a preferred dividend of 7% per annum. On June 30, 2018, the aggregate amount outstanding on account of the Gadsden Series A Preferred Stock is $1,237,050 of original purchase price and $2,723 of unpaid dividends. The Gadsden Series A Preferred Stock has rights which limit its ability to issue equity securities that are pari passu or senior to the Gadsden Series A Preferred Stock and limit its ability to pay dividends on Gadsden’s other classes or series of capital stock. The Gadsden Series A Preferred Stock also has other preferences and rights, including the right to require redemption of the Gadsden Series A Preferred Stock if Gadsden does not have its common stock registered under the Securities Act or the Exchange Act by March 31, 2019.

Payment of Certain Fees

Gadsden issued warrants to purchase common stock at one penny per share to National Securities Corporation as payment of certain financial advisory or investment banking fees. A liability has been recorded for acquired assets as of June 30, 2018 with the warrants issued as a subsequent event.

Loan Agreements

On June 30, 2018, Gadsden assumed the loan to GCA Financial as part of the acquisition of the Sacramento home lots. The principal amount assumed was $1,223,000 and has a 12% interest rate. Interest will accrue and be payable with the principal upon a liquidity event of Gadsden.

Distribution Policy

Gadsden intends to provide a stable dividend yield that is paid on a quarterly basis and is based on the stabilized net cash flow of its properties. Gadsden’s initial property portfolio is consistent with its strategy to acquire under-valued essential services-oriented non-residential real property investments that will achieve increased and stable cash-flow with its management, increased occupancy and improvements in operating efficiency. During the one-year period following the closing of the merger, Gadsden intends to increase and stabilize its net operating cash flow by (i) monetizing its land assets, and (ii) increasing the operating efficiency and cash flow of its other initial real estate investments. Gadsden also expects to increase its cash resources by refinancing certain of its ESSC properties.

Gadsden’s ability to make distributions to holders of its capital stock is limited by the preferential rights to the holders of its Series A Preferred Stock.

Critical Accounting Policies and Estimates

The preparation of Gadsden’s financial statements in accordance with U.S. GAAP requires it to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements, the reported amounts of revenues and expenses during the reporting periods and the related disclosures in the combined financial statements and accompanying footnotes. On an ongoing basis, Gadsden evaluates these estimates and judgments based on historical experiences and various other factors that are believed to reflect the current circumstances. While Gadsden believes its estimates, assumptions and judgments are reasonable, they are based on information presently available. Actual results may differ significantly from these estimates due to changes in judgments, assumptions and conditions as a result of unforeseen events or otherwise, which could have a material impact on Gadsden’s financial position or results of operations. The critical accounting policies are described below.

179

Accounting for Income Taxes. Gadsden intends to elect and qualify to be taxed as a REIT, commencing with its taxable year ending December 31, 2019. Accordingly, Gadsden will generally not be subject to corporate U.S. federal or state income tax to the extent that it makes qualifying distributions to its stockholders, and provided Gadsden satisfies on a continuing basis, through actual investment and operating results, the REIT requirements including certain asset, income, distribution and stock ownership tests. If Gadsden fails to qualify as a REIT, and does not qualify for certain statutory relief provisions, Gadsden will be subject to U.S. federal, state and local income taxes and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year in which Gadsden lost its REIT qualification. Accordingly, Gadsden’s failure to qualify as a REIT could have a material adverse impact on its results of operations and amounts available for distribution to its stockholders.

The dividends paid deduction of a REIT for qualifying dividends to its stockholders is computed using its taxable income as opposed to net income reported on the financial statements. Taxable income, generally, will differ from net income reported on the financial statements because the determination of taxable income is based on tax provisions and not financial accounting principles.

Gadsden may elect to treat certain of its subsidiaries as TRSs. In general, Gadsden’s TRS may hold assets and engage in activities that Gadsden cannot hold or engage in directly and generally may engage in any real estate or non-real estate-related business. A TRS is subject to U.S. federal, state and local corporate income taxes.

While a TRS will generate net income, a TRS can declare dividends to Gadsden, which will be included in Gadsden’s taxable income and necessitate a distribution to its stockholders. Conversely, if Gadsden retains earnings at a TRS level, no distribution is required and Gadsden can increase book equity of the consolidated entity.

Fair Value of Financial Instruments. Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the periods presented.

Valuation of equity instruments. As Gadsden is not yet publicly traded, the pricing from recent transactions as Level 2 inputs was used in estimating the fair value of our equity instruments. Gadsden has three classes of preferred stock: Series A, Series B and Series C as well as common stock which were all valued using recent transactions that were settled or will be settled in cash including the purchase and executed sales agreement of the T9 property and its recent private placement offerings described elsewhere in this joint proxy statement/prospectus.

Recent Accounting Pronouncements

In May 2014, FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers”, which will replace most existing revenue recognition guidance in U.S. GAAP. The core principle of ASU No. 2014-09 is that an entity should recognize revenue for the transfer of goods or services equal to the amount that it expects to be entitled to receive for those goods or services. ASU No. 2014-09 requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments. ASU No. 2014-09 will be effective for private companies beginning January 1, 2019, including interim periods in 2019, and allows for either retrospective or prospective methods of adoption. The adoption of this pronouncement has no expected impact on Gadsden’s consolidated financial position, results of operations and cash flows.

180

In February 2016, FASB issued ASU No. 2016-02, “Leases”, which is intended to improve financial reporting about leasing transactions and requires organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. ASU No. 2016-02 is effective for private companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. As a business whose primary activities will be as an operating lessor of real estate, Gadsden does not expect the adoption of ASU No. 2016-02 will have a significant impact on its consolidated financial statements.

In June 2018, FASB issued ASU No. 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-based Payment Accounting. The standard expands the scope of Topic 718 to include share-based payments issued to nonemployees for goods or services, simplifying the accounting for share-based payments to nonemployees by aligning it with the accounting for share-based payments to employees, with certain exceptions. The standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years with early adoption permitted, including adoption in an interim period. Gadsden does not believe the adoption of this standard will have a significant impact on its consolidated financial statements given the limited number of nonemployee stock-based awards outstanding.

181

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers Following the Merger

Following is information about persons who will serve as directors and executive officers of the combined company following the Merger.

NAME	AGE	POSITION
John Hartman	52	Chief Executive Officer and Director
George Bell	64	Chief Operating Officer
Scott Crist	50	Chief Financial Officer
Brian Ringel	40	Corporate Controller
Richard M. Morris	58	Secretary
Larry E. Finger	64	Chairman of the Board
James Walesa	57	Vice Chairman of the Board
Jay M. Gratz	64	Director
B.J. Parrish	46	Director
Kristen E. Pigman	63	Director
Russell C. Platt	58	Director
Michael R. Stewart	61	Director
Robert G. Watson, Jr.	41	Director

John Hartman. Mr. Hartman organized Gadsden and has served as its Chief Executive Officer and a member of its board since its formation in August 2016. Mr. Hartman has a 30-year career in commercial real estate and finance. Over the most recent five years, Mr. Hartman has held leadership roles at private real estate firms including institutionally backed private equity real estate funds, where he managed capital formation, due diligence, underwriting and acquisitions. From April 2015 through June 2016, Mr. Hartman served as the Chief Executive Officer of Landwin Realty Trust, Inc. From March 2014 to April 2015, Mr. Hartman was a Managing Director and equity partner of Republic Capital Partners, a commercial real estate merchant bank, where he oversaw the investor marketing and capital formation activities, including deal sourcing and negotiation. In August 2011 through March 2014, Mr. Hartman served as a Managing Director of Astrum Investment Management, a $50 million private equity real estate fund focused on C-credit middle market industrial sale/leasebacks. From March 2010 to August 2011, Mr. Hartman provided consulting services and acted as Chief Operating Officer for the Sagres Company, which focused on the acquisition of distressed debt. In 2009 to 2010, Mr. Hartman held the position of Chief Financial Officer for Global Facilities Development, a national commercial real estate development and site selection company, focused on historical rehabilitations for high-tech reuse, primarily data centers. He has also served as President and CEO of for Silverado Financial (SLVO), a publicly traded real estate finance company. Mr. Hartman also served as Senior Vice-President of 1st Cleveland Securities, a high-net-worth investment advisory firm that was acquired by NEXT Advisors, a family office advisory company, where Mr. Hartman continued to serve as President. Mr. Hartman holds a B.S. from San Jose State University and an M.B.A. from California Coast University. Mr. Hartman is a licensed real estate broker in California and Arizona. Mr. Hartman was selected to serve on the board of GPI due to his expertise in the real estate industry.

George Bell. Mr. Bell has served as Gadsden’s Director of Operations from formation until May, 2018, when he became its Chief Operating Officer. Previously, Mr. Bell worked with Memory Matters, since 2015. Memory Matters focuses on the development of facilities dedicated to the control and remission of Alzheimer’s. Prior to that, in 2014, Mr. Bell was Chief Operating Officer for Talk Media TV where he was responsible for implementing day-to-day operations, compliance, sales, personnel and business development. He was Regional Manager for Fort Sill National Bank, from 2003 through 2014, and prior to that worked with Mr. Hartman as his Chief Operating Officer of Next Advisors where he was responsible for oversight of compliance, reporting, cost containment, financial oversight, audit, and securities reporting. Mr. Bell was Head of Insurance Services for First Cleveland Securities and has extensive experience with human resources, health insurance, D&O/E&O insurance, the structuring of medical savings accounts, and 401k retirement plans.

Scott Crist. Mr. Crist has served as Gadsden’s Chief Financial Officer since December 2017. Mr. Crist brings over twenty-five years of finance and accounting experience in real estate investment, land development, residential, multi-family and commercial real estate. From September 2013 until February 2017, Mr. Crist was the Finance Director with the M3 Companies, a master planned community real estate developer managing projects in Arizona, Colorado and Idaho. His responsibilities included directing the finance and accounting operations of the company. From January 2011 until December 2012, Mr. Crist was Controller for Professional Equity Management, a real estate and asset management company with a diverse portfolio of multi-family and commercial properties throughout the United States. Mr. Crist has also held various Director and Controller level financial positions with the Lyle Anderson and affiliate Companies, a world recognized master planned community developer with projects in Arizona, New Mexico, Hawaii and the United Kingdom. Mr. Crist spent nine years with Desert Mountain Properties, a Lyle Anderson 8,000-acre master planned community with six Jack Nicklaus championship golf courses and five award winning club houses. Mr. Crist is an accomplished forward planner experienced in managing financial, operational and economic risk with specialized skills focused on profitability, development and growth strategy. Mr. Crist has earned a Master of Arts degree in Business from Webster University and a Bachelor of Science in Business Administration with a minor in Finance from Northern Arizona University.

182

Brian Ringel. Mr. Ringel has served as Gadsden’s Corporate Controller since February 2018. Mr. Ringel is a certified public accountant (CPA) with over 15 years of experience in public accounting, audit and SEC regulatory compliance. Prior to joining Gadsden, from June 2011 until January 2018, Mr Ringel was Vice-President of Finance and Controller for American Standard Energy, where he managed all functions of finance, accounting and reporting for the publicly traded energy company. From June 2008 until May 2011, Mr. Ringel was Audit Manager at Grant Thornton, and international accounting and consulting firm, where he worked with both public and private companies in multiple different industries across the U.S. Prior to joining Grant Thornton, Mr. Ringel was an Associate and then was promoted to Audit Manager at KPMG a global accounting firm. Mr. Ringel holds a Master’s degree in Accounting from Brigham Young University as well as a BS in Accounting from Brigham Young University.

Richard M. Morris. Mr. Morris has served as Gadsden’s Secretary since July, 2018. Mr. Morris is a Partner at Allegaert Berger & Vogel LLP, legal counsel to Gadsden, or ABV, since November 1, 2018. As a partner of ABV, Mr. Morris represents a variety of clients, primarily in corporate matters. From March, 1997 to joining ABV, Mr. Morris was an attorney with Herrick, Feinstein LLP and was a member of such firm from January, 2002. Prior to becoming a lawyer, Mr. Morris was an auditor with the Commodities Exchange in New York and later focused on operations and financial management at Kidder Peabody. He also was the U.S. Audit Manager for the financial division for a diversified Australian company. Mr. Morris has a B.S. in Accounting from New York University (1982) and a J.D. from Fordham University School of Law (1990), with bar admissions in New York and Connecticut.

Larry Finger. Mr. Finger has served as the Chairman of Gadsden’s board of directors since May of 2018 and prior to that he was Vice-Chairman of the board since 2016. Since 2008, Mr. Finger has served as President and Founder of Strategic Advisory, Incorporated, an advisory services company. Prior to forming Strategic Advisory, Incorporated, Mr. Finger served as chief financial officer of Federal Realty Investment Trust (NYSE: FRT) from 2002 until 2007. During his tenure at Federal Realty Investment Trust, Mr. Finger also served as executive vice president from 2005 until 2007 and as senior vice president from 2002 until 2005. From 1993 until 2001, he served as chief financial officer of Washington Real Estate Investment Trust (NYSE: WRE). While serving as CFO at FRE and WRE, Mr. Finger also acted as senior real estate officer overseeing all real estate development and operations. From 1978 until 1991, Mr. Finger served in various senior management positions, including chief operating officer, and served as the only U.S. based and the only non-stockholder director of Savage/Fogarty Companies, Inc., a Dutch-owned real estate development company. Mr. Finger has served as member of the board of directors of American Assets Trust, Inc. (NYSE: AAT), a publicly-traded REIT, since 2011, where he is Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Finger has substantial experience as an Executive Officer and Board Member for publicly traded REITs. Mr. Finger received his Juris Doctor degree from Georgetown University Law Center and his B.S. in accountancy from the University of Illinois. Mr. Finger was licensed as a Certified Public Accountant in Maryland in 1976 and was admitted to the District of Columbia Bar in 1981. Mr. Finger was selected to serve on the board of GPI due to his expertise in real estate and corporate finance as well as his public company experience.

James Walesa. Mr. Walesa has served as the Vice Chairman of Gadsden’s board of directors since May 2018 and was the chairman from formation to that date. Mr. Walesa has more than three decades of experience in financial services with an emphasis on the real estate and energy industries. In 1988, Mr. Walesa founded the Asset Management & Protection Corporation (AMPC), where he currently serves as its Principal, a position he has held since 1988. AMPC currently manages over $500 million in investor assets. Mr. Walesa and AMPC clients provide startup capital for energy and real estate related companies. Since November 2000, Mr. Walesa has been a registered representative with Triad Advisors, Inc., an SEC registered broker dealer that is owned by Ladenburg Thalmann Financial Services, Inc. Mr. Walesa has provided services related to tax free 1031 real estate exchanges for the prior 12 years. Mr. Walesa entered the energy industry in 1992 in the Permian Basin. He and some of his clients were original investors in Basic Energy Services, Inc. (NYSE: BAS) and Southwest Royalties, Inc., now part of Clayton Williams Energy, Inc. (NYSE: CWE). Mr. Walesa started his career as a registered representative for First Investors (FIC) where he became the youngest Vice President in firm history at age 26. Mr. Walesa previously served on the advisory board of NASDAQ-traded Bank Financial Corp. (NASDAQ: BFIN) and currently serves as the chairman of the board of Citadel Exploration, Inc. (NASDAQ: COIL) and a member of the boards of Caerus Hospitality, LLC and AmpliSine Labs LLC. He was the Chicago chairman for the National Multiple Sclerosis Society and is a member of the Alzheimer’s Alois Society in recognition of his leadership and support of the Alzheimer’s Association to prevent and cure dementia related disease. Mr. Walesa received a B.S. in Business Administration from Rockford University. Mr. Walesa was selected to serve on the board of GPI due to his expertise in the real estate industry and his investment and capital market experience.

183

Jay Gratz. Mr. Gratz has served as a member of Gadsden’s board of directors since January 2017. Mr. Gratz has served as the Chief Financial Officer of VisTracks, Inc., an application enabling platform service provider, since March 2010, and a director of such company since April 2010. Mr. Gratz was a partner in Tatum LLC, a national executive services and consulting firm that focuses on the needs of the office of the CFO between February 2010 and March 2010. From October 2007 through February 2010, Mr. Gratz was an independent consultant. From 1999 through October 2007, Mr. Gratz served as Executive Vice President and Chief Financial Officer of Ryerson Inc., a publicly traded company that processes and distributes metals. At Ryerson, Mr. Gratz also served as president of Ryerson Coil Processing Division from November 2001 until October 2007. Mr. Gratz served as Vice President and Chief Financial Officer of Inland Steel Industries, a steel company, from 1994 through 1998, and served in various other positions, including Vice President of Finance, within that company since 1975. Mr. Gratz serves on the board of directors of Trex Company, Inc. and Samuel Son and Company Limited. Mr. Gratz is a Certified Public Accountant. He received a B.A. degree in economics from State University of New York in Buffalo and a Master’s degree in Management degree from Northwestern University Kellogg Graduate School of Management. Mr. Gratz was selected to serve on the board of GPI due to his corporate finance experience.

B.J. Parrish. Mr. Parrish has served as a member of Gadsden’s board of directors since Gadsden’s formation. Mr. Parrish has served as the Chief Financial Officer and Secretary of Cibolo Creek Partners, LLC, a Delaware limited liability company, or Cibolo, since 2005 and a Director since 2013. Mr. Parrish is responsible for the financial management of Cibolo and the 12 limited partnerships of which it serves as general partner. Mr. Parrish is also instrumental in the raising of capital through both the equity and debt markets for all of Cibolo’s investment ventures. Prior to Cibolo, Mr. Parrish served as the Vice President of Cibolo’s predecessor company, Midland Red Oak Realty Inc. where he was involved in the formation of a $100 million credit facility, as well the acquisition and disposition of over $200 million worth of commercial real estate assets across the Southwest United States. Prior to Midland Red Oak Realty Inc., Mr. Parrish was a financial analyst and a manager of investor relations with Southwest Royalties, Inc., a privately held oil and gas exploration and production company. Mr. Parrish also serves on the board of directors of Memory Care America, an Alzheimer’s and dementia residential care operating company with facilities in Texas, Arkansas, and Florida. Mr. Parrish received a B.B.A. in finance and an M.B.A., both from the University of Texas Permian Basin. Mr. Parrish was selected to serve on the board of GPI due to his expertise in the real estate industry.

Kristen E. Pigman. Mr. Pigman has served as a member of FC Global’s board of directors since June 2018. As President of The Pigman Companies, LLC, or TPC, Mr. Pigman coordinates acquisition, planning, financing, development, construction, and disposition of commercial real estate projects for TPC, its partners, and institutional and corporate clients. Before the creation of TPC in 1994, Mr. Pigman was a titled officer and partner of The Koll Company of Newport Beach, CA. Prior to joining Koll in 1989, Mr. Pigman was President of The Sandpiper Companies, a real estate development firm headquartered in Scottsdale, Arizona; and an executive with Coldwell Banker Commercial Real Estate Group. He served as President for five years of the Sacramento Valley Chapter of National Association of Industrial and Office Properties, or NAIOP, and was a member of the National Board of Directors of NAIOP and Vice Chairman for the NAIOP National Office Development Forum. He also was Vice President of Development and a member of Board of Directors for the Sacramento Area Commerce and Trade Organization, Chairman of the Building Industry Association Commercial Developer’s Council, and a member of numerous other trade organizations and Chambers of Commerce. Mr. Pigman has been and continues to be involved in a number of charitable organizations, including The Comstock Club, Easter Seals, the American Lung Association, the Police Athletic League, the Leukemia Society, The Heart Foundation, the Principal for a Day Program, and the Boy Scouts of America, having attained the rank of Eagle Scout in that organization. Mr. Pigman graduated with honors from The Mercersburg Academy in Mercersburg, PA, accepted an English Speaking Union “Jr. Rhodes” Scholarship and took his ‘A’ levels at The Truro School, Truro, Cornwall, UK, attended Rollins College in Winter Park, FL on a baseball scholarship, and earned a B.S. in Economics cum laude from The University of Maryland. Mr. Pigman was selected to serve on the board of GPI because of his extensive real estate development experience.

Russell Platt. Mr. Platt has served as a member of Gadsden’s board of directors since April 2018. Beginning in 2002 through the present, Mr. Platt is a Co-founder and the Chief Executive Officer of Forum Partners (Forum Global Finance SCSp) and is based in London. He has over 30 years’ experience in real estate finance and investment in Europe and North America including a period as Managing Director of Morgan Stanley & Co., from 1982 through 1999. Russell founded and managed the global real estate department of Morgan Stanley Asset Management and was Director of the company’s real estate fund. Before founding Forum Partners, he was Managing Director of Security Capital Research & Management from 1999-2000 and President of JER Partners from 2001-2002. Russell has a BA in economics from Williams College, Massachusetts, and an MBA from Harvard Business School. Mr. Platt was selected to serve on the board of GPI due to his experience in real estate finance and investment.

184

Michael R. Stewart. Mr. Stewart has served as FC Global’s Chief Executive Officer and Chief Financial Officer since June 2018 and as a member of its board of directors since May 2017. Mr. Stewart is a seasoned executive with over 25 years of experience in C-level positions and 36 total years’ experience in executive management, operations and finance. He brings a wealth of expertise with particular strength in operations, financial management, strategy, M&A, capital raise, FDA matters, medical reimbursement as well as sales, marketing, product development and product launch. He has extensive U.S. and International market expertise and has significant experience with public company board and SEC matters. Currently, Mr. Stewart operates as a private consultant to multiple companies which he started in late 2016. He is working with companies from private start-up to mid-size public companies assisting them with major negotiations, new product and company launches, merger and acquisitions and capital raises. From 2014 through 2016, Mr. Stewart served as President, Chief Executive Officer and Director of publicly traded STRATA Skin Sciences, Inc. From 1990 to 2014, Mr. Stewart held the positions of CEO, COO and CFO at two publicly traded companies. In addition to his executive career and his non-independent board positions, Mr. Stewart has served as an independent public company director and as an advisor to the board of several private companies. Mr. Stewart obtained both his MBA in Finance and his BS in Accounting from LaSalle University in Philadelphia. Mr. Stewart was selected to serve on the board of GPI because of his 36 years’ experience in executive management, operations and finance.

Robert G. Watson, Jr. Mr. Watson has served as a member of Gadsden’s board of directors since November 2016. Mr. Watson is the Chief Executive Officer of Pass Creek Resources, LLC, a privately-owned oil and gas exploration and production company. From December 2010 to February 2017, Mr. Watson served as President, Chief Executive Officer, Secretary, and Director of EnerJex Resources, Inc., or EnerJex (NYSEMKT: ENRJ). While at EnerJex, Mr. Watson managed all aspects of the business including the execution of two strategic mergers, asset opportunity evaluation and strategy implementation, the generation of grassroots oil and gas prospects, valuation of multiple asset acquisition opportunities, evaluation of multiple strategic corporate opportunities, execution of non-core asset divestitures, and the execution of multiple private and public market financings and various other public market transactions. In 2013, Mr. Watson was named in Oil and Gas Investor magazine’s inaugural top 20 rising E&P stars under 40 list. In 2008, Mr. Watson founded Black Sable Energy, LLC, or Black Sable, to generate and develop conventional tight oil reservoirs in South Texas with a focus on driving economics with completion technology. During his tenure at Black Sable, Mr. Watson was responsible for that company’s generation and development of two grassroots tight oil projects, both of which were joint ventured with larger oil and gas companies. In 2006, Mr. Watson founded Centerra Energy Partners, focused on forming drilling partnerships to pursue natural gas prospects in the gulf coast region of South Texas. Prior to starting in the oil business, Mr. Watson worked in the private equity and investment banking businesses. From 2000 to 2006, Mr. Watson was a Senior Associate at American Capital, Ltd., or ACAS, (NASDAQ: ACAS), a publicly traded private equity firm and global asset manager with more than $75 billion of total assets under management. While at ACAS, Mr. Watson participated in the execution and management of 12 different debt and equity investments totaling $200 million of invested capital. ACAS increased its assets under management from $600 million to $6 billion during Mr. Watson’s tenure. Mr. Watson began his career in the Energy Investment Banking Group at CIBC World Markets in Houston. Mr. Watson has also served as a director on the board of Network for Medical Communications and Research, LLC and Consolidated Utility Services, Inc. Mr. Watson holds a B.B.A. with a concentration in finance from Southern Methodist University. Mr. Watson was selected to serve on the board of GPI due to his experience in all aspects of the administration of emerging companies and public companies.

Corporate Governance Profile

We intend to structure GPI’s corporate governance in a manner that we believe closely aligns its interests with those of stockholders. Members of GPI’s board of directors will stay informed about its business by attending meetings of its board of directors (in person or remotely) and its committees and through supplemental reports and communications. GPI’s independent directors will meet regularly in executive sessions without the presence of its corporate officers or non-independent directors.

Role of the Board in Risk Oversight

One of the key functions of GPI’s board of directors will be informed oversight of its risk management process. GPI’s board of directors will administer this oversight function directly, with support from four standing committees: The Investment Committee, the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, each of which will address risks specific to its respective areas of oversight. In particular, GPI’s Audit Committee will have the responsibility to consider and discuss GPI’s major financial risk exposures and the steps GPI’s management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee will also monitor compliance with legal and regulatory requirements, in addition to oversight of the performance of GPI’s internal audit function. GPI’s Investment Committee will monitor all current and proposed property investments, and evaluate the performance of such investments.

185

Board Composition and Election of Directors

GPI’s board of directors will be elected on an annual basis. Each director will serve for their annual term or until their successor is duly elected and qualified, subject to their earlier removal in accordance with the MGCL or their resignation. Holders of shares of GPI capital stock will have no right to cumulative voting in the election of directors. Subject to the rights of holders of GPI Series A Preferred Stock, directors will be elected by a majority of the votes cast.

Director Independence

GPI will determine director independence by reference to the listing requirements and rules of the New York Stock Exchange. Since GPI is not listed on a national securities exchange, GPI is not required to have any specified number or percentage of independent directors. If GPI becomes a listed company, it will comply with the applicable requirements regarding independent directors and membership of its committees. Messrs. Finger, Gratz, Platt and Watson will serve as GPI’s independent directors.

Board Committees

GPI will have four standing committees of its board of directors:

●	an Investment Committee that will review the terms and conditions of the acquisitions, dispositions and financings that are proposed by its executives and determine if such transaction will be approved. Messrs. Hartman, Finger and Walesa will serve as the members of committee, which will be is chaired by Mr. Hartman;

●	an Audit Committee that shall have the authority with respect to GPI’s annual audit process, including the retention and oversight of GPI’s independent registered public accounting firm. Messrs. Gratz, Finger and Parrish will serve as the members of the committee, which will be chaired by Mr. Gratz;

●	a Compensation Committee that shall have the authority with respect to reviewing and recommending policy relating to compensation and benefits of GPI’s officers, directors and employees to its board of directors, and setting such compensation and benefits. Messrs. Finger, Gratz and Watson will serve as the members of the committee, which will be chaired by Mr. Finger; and

●	a Nominating and Corporate Governance Committee that shall have the authority, among other things, to identify, consider and nominate candidates to serve on the board of directors and develop and recommend corporate governance guidelines and GPI’s code of ethics. Messrs. Platt, Parrish and Watson will serve as the members of the committee, which will be chaired by Mr. Watson.

Code of Business Conduct and Ethics

GPI’s will establish a code of business conduct and ethics that applies to each of its directors, officers and employees. Among other matters, GPI’s code of business conduct and ethics will be designed to deter wrongdoing and to promote:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	full, fair, accurate, timely and understandable disclosure in SEC reports and other public communications;

●	compliance with applicable governmental laws, rules and regulations;

●	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

●	accountability for adherence to the code of business conduct and ethics.

186

Any waiver of the code of business conduct and ethics must be approved by a majority of any independent directors or if there are no independent directors, by GPI’s board of directors.

Family Relationships

There are no family relationships among any of the above-named directors and executive officers.

Involvement in Certain Legal Proceedings

To the best of FC Global’s knowledge, none of the above-named directors and executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

187

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the named executive officers of Gadsden during the noted periods. These executive officers will serve as executive officers of GPI following the merger. The table below sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods.

Name and Principal Position	Year	Salary ($)
John Hartman, CEO	2017	126,250
	2016	45,000
George Bell, COO	2017	90,000
	2016	33,750
Scott Crist, CFO	2017	20,000
	2016	—

Employment Agreements

GPI will assume the employment agreements that were entered into between Gadsden and each of Messrs. Hartman, Bell, Crist, and Ringel. Each of the employment agreements with the executive officers have the following similar terms. The term of each agreement is for an initial term of two years, provided that upon the consummation of the merger, the initial term is extended to three years. Thereafter, the term of the agreement will automatically renew for successive one-year terms unless terminated by GPI or the executive by at least 60 days’ notice. The executive will be required to devote his business time and attention to Gadsden’s business and affairs, except to the extent otherwise agreed, such as for charitable and community service. Each agreement contains a specified annual cash base compensation and a specified cash bonus payable upon consummation of the merger. Under the employment agreements, Messrs. Hartman, Bell, Crist and Ringel are entitled an annual base compensation of $250,000, $150,000, $130,000 and $145,000, respectively, which shall be increased to $350,000, $200,000, $190,000 and $150,000, respectively, following completion of the merger. Upon closing of the merger, Messrs. Hartman, Bell, Crist and Ringel are entitled to a bonus of $250,000, $150,000, $125,000 and $25,000, respectively.

Each executive also participates in Gadsden’s 2016 Equity Compensation Plan, which awards will be assumed by GPI under its 2018 Equity Incentive Plan described below. Messrs. Hartman, Bell, Crist and Ringel were granted 1,000,000, 500,000, 500,000 and 10,000 restricted shares, respectively, under Gadsden’s plan. These shares shall vest ratably, in arrears, over a three (3) year period commencing on completion of the merger so that thirty-three and one-third percent (33.3%) of the number of incentive shares shall vest on each one (1) year anniversary after the merger.

The executive also receives reimbursement of out-of-pocket expenses and participates in Gadsden’s benefit programs. The compensation amounts that are specified in the employment agreement are limited to amounts that would not require payment of an excise tax or similar payment under the Code.

With respect to any separation of employment, (i) if the executive is terminated without “cause” (as defined in the employment agreement) or resigns for “good reason” (as defined in the employment agreement), then, in addition to the amount of base salary earned and benefits accrued as of such separation date, the executive will be entitled to receive a lump sum payment equal to 100% of his annual base salary (200% for Mr. Hartman) payable within 30 days of the termination of his employment, and (ii) if the executive is terminated for cause or resigns without good reason, then he will be entitled to receive the amount of any base salary earned and benefits accrued as of the date of such separation and GPI will have no further obligation to the executive. In addition, if, within six months of a “change of control” (as defined in the employment agreement), the executive is terminated without cause or resigns for good reason, then, in addition to the amount of base salary earned and benefits accrued as of such separation date, the executive will be entitled to receive a lump sum payment equal to 200% of his annual base salary (299% for Mr. Hartman) payable within 30 days of the termination of his employment.

The agreements provide for customary provisions regarding GPI’s and its subsidiaries’ ownership of confidential information and other intellectual property, disparaging remarks and post-termination cooperation, but do not have covenants to not compete or solicit GPI’s or its subsidiaries’ employees or sources of capital, other than as provided under applicable law with respect to an executive or fiduciary.

188

Outstanding Equity Awards at Fiscal Year End

There were no outstanding equity awards as of December 31, 2017.

Compensation of Directors

Neither GPI nor Gadsden has made any payments to any of its non-employee directors to date.

Directors will receive an annual director fee of $50,000, and an additional meeting fee of $1,500 for in person meetings or $1,000 for telephone meetings; and receive $50,000 annual award of GPI common stock based on the 20 day volume weighted average closing trading price of GPI’s common stock. The Chairperson of the board will receive an additional annual cash fee of $150,000 (for a total annual cash fee of $200,000) and GPI’s Vice Chairperson will receive an additional annual cash fee of $100,000 (for a total annual cash fee of $150,000). The cash compensation is expected to be paid promptly after the merger, subject to GPI having sufficient cash resources. The annual stock awards (all four quarters) will be issued at the closing of the merger. After the merger, the grants will be made quarterly, in arrears on the last date of the calendar quarter. All annual stock awards vest in year after the date the shares are issued.

Directors serving as chairpersons on GPI’s board of Audit, Compensation and Corporate Governance and Nominating Committees will also receive annual compensation in the amount of $10,000, $5,000 and $5,000, respectively.

GPI intends to reimburse each of its directors for his or her travel expenses incurred in connection with his or her attendance at full board of directors and committee meetings.

GPI’s 2018 Equity Incentive Plan

Upon the conversion, FC Global’s Equity Incentive Plan will become GPI’s Equity Incentive Plan. The following is a summary of certain significant features of the plan. The information which follows is subject to, and qualified in its entirety by reference to, the plan document itself, which is filed as Annex D to FC Global’s proxy statement filed on September 27, 2018. You are urged to read the plan in its entirety.

Awards that may be granted include: (a) Incentive Stock Options, (b) Non-qualified Stock Options, (c) Stock Appreciation Rights, (d) Restricted Awards, (e) Performance Share Awards, and (f) Performance Compensation Awards. These awards offer GPI’s officers, employees, consultants and directors the possibility of future value, depending on the long-term price appreciation of GPI’s common stock and the award holder’s continuing service with GPI or one or more of its subsidiaries.

Stock options give the option holder the right to acquire from GPI a designated number of shares of common Stock at a purchase price that is fixed upon the grant of the option. The exercise price will be not less than the market price of the common stock on the date of grant. Stock options granted may be either tax-qualified stock options (so-called “incentive stock options”) or non-qualified stock options.

Stock appreciation rights, or SARs, which may be granted alone or in tandem with options, have an economic value similar to that of options. When a SAR for a particular number of shares is exercised, the holder receives a payment equal to the difference between the market price of the shares on the date of exercise and the exercise price of the shares under the SAR. Again, the exercise price for SARs normally is the market price of the shares on the date the SAR is granted. Under the plan, holders of SARs may receive this payment – the appreciation value – either in cash or shares of common stock valued at the fair market value on the date of exercise. The form of payment will be determined by GPI.

Restricted shares are shares of common stock awarded to participants at no cost. Restricted shares can take the form of awards of restricted stock, which represent issued and outstanding shares of GPI common stock subject to vesting criteria, or restricted stock units, which represent the right to receive shares of GPI common stock subject to satisfaction of the vesting criteria. Restricted shares are forfeitable and non-transferable until the shares vest. The vesting date or dates and other conditions for vesting are established when the shares are awarded.

The plan also provides for performance compensation awards, representing the right to receive a payment, which may be in the form of cash, shares of common stock, or a combination, based on the attainment of pre-established goals.

All of the permissible types of awards under the plan are described in more detail as follows:

Purposes of plan: The purposes of the plan are to: attract and retain officers, employees and directors for GPI and its subsidiaries; motivate them by means of appropriate incentives to achieve long-range goals; provide incentive compensation opportunities; and further align their interests with those of GPI’s stockholders through compensation that is based on GPI common stock.

189

Administration of the plan: Administration of the plan is entrusted to the compensation committee of the board of directors, which is referred to as the committee. Among other things, the committee has the authority to select persons who will receive awards, determine the types of awards and the number of shares to be covered by awards, and to establish the terms, conditions, performance criteria, restrictions and other provisions of awards. The committee has authority to establish, amend and rescind rules and regulations relating to the plan.

Eligible Recipients: Persons eligible to receive awards under the plan will be those officers, employees, consultants, and directors of GPI and its subsidiaries who are selected by the committee administering the plan.

Shares Available Under the Plan: The maximum number of shares of common stock that may be delivered to participants under the plan is 5,000,000, subject to adjustment for certain corporate changes affecting the shares, such as stock splits. Shares subject to an award under the plan for which the award is canceled, forfeited or expires again become available for grants under the plan. Shares subject to an award that is settled in cash will not again be made available for grants under the plan.

Stock Options:

General. Subject to the provisions of the plan, the committee has the authority to determine all grants of stock options. That determination will include: (i) the number of shares subject to any option; (ii) the exercise price per share; (iii) the expiration date of the option; (iv) the manner, time and date of permitted exercise; (v) other restrictions, if any, on the option or the shares underlying the option; and (vi) any other terms and conditions as the committee may determine.

Option Price. The exercise price for stock options will be determined at the time of grant. Normally, the exercise price will not be less than the fair market value on the date of grant. As a matter of tax law, the exercise price for any incentive stock option awarded may not be less than the fair market value of the shares on the date of grant. However, incentive stock option grants to any person owning more than 10% of GPI’s voting stock must have an exercise price of not less than 110% of the fair market value on the grant date.

Exercise of Options. An option may be exercised only in accordance with the terms and conditions for the option agreement as established by the committee at the time of the grant. The option must be exercised by notice to GPI, accompanied by payment of the exercise price. Payments may be made in cash or, at the option of the committee, by actual or constructive delivery of shares of common stock to the holder of the option based upon the fair market value of the shares on the date of exercise.

Expiration or Termination. Options, if not previously exercised, will expire on the expiration date established by the committee at the time of grant. In the case of incentive stock options, such term cannot exceed ten years provided that in the case of holders of more than 10% of GPI’s voting stock, such term cannot exceed five years. Options will terminate before their expiration date if the holder’s service with GPI or a subsidiary terminates before the expiration date. The option may remain exercisable for specified periods after certain terminations of employment, including terminations as a result of death, disability or retirement, with the precise period during which the option may be exercised to be established by the committee and reflected in the grant evidencing the award.

Incentive and Non-Qualified Options. As described elsewhere in this summary, an incentive stock option is an option that is intended to qualify under certain provisions of the Code for more favorable tax treatment than applies to non-qualified stock options. Any option that does not qualify as an incentive stock option will be a non-qualified stock option. Under the Code, certain restrictions apply to incentive stock options. For example, the exercise price for incentive stock options may not be less than the fair market value of the shares on the grant date and the term of the option may not exceed ten years. In addition, an incentive stock option may not be transferred, other than by will or the laws of descent and distribution and is exercisable during the holder’s lifetime only by the holder. In addition, no incentive stock options may be granted to a holder that is first exercisable in a single year if that option, together with all incentive stock options previously granted to the holder that also first become exercisable in that year, relate to shares having an aggregate market value in excess of $100,000, measured at the grant date.

Stock Appreciation Rights: Awards of SARs may be granted alone or in tandem with stock options. SARs provide the holder with the right, upon exercise, to receive a payment, in cash or shares of stock, having a value equal to the excess of the fair market value on the exercise date of the shares covered by the award over the exercise price of those shares. Essentially, a holder of a SAR benefits when the market price of the common stock increases, to the same extent that the holder of an option does, but, unlike an option holder, the SAR holder need not pay an exercise price upon exercise of the award.

190

Stock Awards: Stock awards can also be granted under the plan. A stock award is a grant of shares of common stock or of a right to receive shares in the future. These awards will be subject to such conditions, restrictions and contingencies as the committee shall determine at the date of grant. Those may include requirements for continuous service and/or the achievement of specified performance goals.

Cash Awards: A cash award is an award that may be in the form of cash or shares of common stock or a combination, based on the attainment of pre-established performance goals and other conditions, restrictions and contingencies identified by the committee.

Section 162(m) of the Code: Section 162(m) of the Code limits publicly-held companies to an annual deduction for U.S. federal income tax purposes of $1.0 million for compensation paid to each of their chief executive officer and their three highest compensated executive officers (other than the chief executive officer) determined at the end of each year, referred to as covered employees.

Performance Criteria: Under the plan, one or more of the following performance criteria will be used by the committee in establishing performance goals:

●	net earnings or net income (before or after taxes);

●	basic or diluted earnings per share (before or after taxes);

●	net revenue or net revenue growth;

●	gross revenue;

●	gross profit or gross profit growth;

●	net operating profit (before or after taxes);

●	return on assets, capital, invested capital, equity, or sales;

●	cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

●	earnings before or after taxes, interest, depreciation and/or amortization;

●	gross or operating margins;

●	improvements in capital structure;

●	budget and expense management;

●	productivity ratios;

●	economic value added or other value-added measurements;

●	share price (including, but not limited to, growth measures and total stockholder return);

●	expense targets;

●	margins;

●	operating efficiency;

●	working capital targets;

●	enterprise value;

●	safety record;

●	completion of acquisitions or business expansion;

●	achieving research and development goals and milestones;

●	achieving product commercialization goals; and

●	other criteria as may be set by the committee from time to time.

Any one or more of the performance criteria may be used on an absolute or relative basis to measure the performance of GPI, as the committee may deem appropriate, or as compared to the performance of a group of comparable companies or published or special index that the committee deems appropriate.

In determining the actual size of an individual performance compensation award, the committee may reduce or eliminate the amount of the award through the use of negative discretion if, in its sole judgment, such reduction or elimination is appropriate. The committee shall not have the discretion to (i) grant or provide payment in respect of performance compensation awards if the performance goals have not been attained or (ii) increase a performance compensation award above the maximum amount payable under the plan.

191

Other Material Provisions: Awards will be evidenced by a written agreement, in such form as may be approved by the committee. In the event of various changes to the capitalization of GPI, such as stock splits, stock dividends and similar re-capitalizations, an appropriate adjustment will be made by the committee to the number of shares covered by outstanding awards or to the exercise price of such awards. The committee is also permitted to include in the written agreement provisions that provide for certain changes in the award in the event of a change of control of GPI, including acceleration of vesting. Except as otherwise determined by the committee at the date of grant, awards will not be transferable, other than by will or the laws of descent and distribution. Prior to any award distribution, GPI is permitted to deduct or withhold amounts sufficient to satisfy any employee withholding tax requirements. The board also has the authority, at any time, to discontinue the granting of awards. The board also has the authority to alter or amend the plan or any outstanding award or may terminate the plan as to further grants, provided that no amendment will, without the approval of GPI’s stockholders, to the extent that such approval is required by law or the rules of an applicable exchange, increase the number of shares available under the plan, change the persons eligible for awards under the plan, extend the time within which awards may be made, or amend the provisions of the plan related to amendments. No amendment that would adversely affect any outstanding award made under the plan can be made without the consent of the holder of such award.

Federal Income Tax Consequences of Awards: The following is based on current laws, regulations and interpretations, all of which are subject to change. It does not purport to be complete and does not describe the state, local or foreign tax considerations or the consequences for any particular individual.

Stock Options. In general, the grant of a stock option will not be a taxable event to the recipient and will not result in a tax deduction to GPI. The tax consequences resulting from an exercise of a stock option and the subsequent disposition of the shares acquired upon the exercise depends, in part, on whether the option is an incentive stock option or a non-qualified stock option. Upon the exercise of a non-qualified stock option, the holder will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the shares received upon exercise over the exercise price, or the spread. GPI will be able to claim a tax deduction for this spread, provided it satisfies compensation reporting requirements under the Code and is not otherwise precluded from taking a deduction because of Section 162(m) deduction limitations described below. Any gain or loss upon the subsequent sale or exchange of the shares by the holder will be capital gain or loss, long term or short term, depending upon the holding period for the shares. Upon the exercise of an incentive stock option, a holder will generally not recognize taxable income and no tax deduction will be available to GPI, provided the option is exercised when the holder is an employee or, in certain circumstances, within a limited time thereafter. The difference between the exercise price and the fair market value of the shares on the date of exercise is treated by the holder as an item of adjustment for purposes of the alternative minimum tax. If the shares acquired upon an exercise of an incentive stock option are subsequently sold by the holder and such sale takes place after the statutory “holding period” (which is the later of two years from the date of grant or one year after the date of exercise), the gain or loss realized will be the difference between the sales price and the exercise price and will be treated as a long term capital gain or loss. If the sale takes place prior to expiration of the holding period, the holder of the shares will recognize ordinary income at the time of sale equal to the spread and GPI will be entitled to a tax deduction in equal amount. The remaining gain to the holder, if any, will be capital gain, either long term or short term.

Stock Appreciation Rights. No taxable income will be realized by a recipient in connection with the grant of a SAR. Generally, when the holder of a SAR exercises the SAR, the amount of cash or the fair market value of the shares received upon exercise will be ordinary compensation income to the holder and GPI will be entitled to a corresponding tax deduction, subject to Section 162(m).

Restricted Shares. An award of restricted shares, like the grant of an option, is not taxable to the recipient. The holder of restricted shares generally will recognize ordinary compensation income at the time the restrictions on the shares lapse, which is the vesting date thereof, based on the fair market value of GPI’s shares on that date. Subject to the Section 162(m) limitations, this amount is deductible for federal income tax purposes by GPI. Dividends paid with respect to restricted shares prior to vesting will be taxable as ordinary compensation income to the holder (not as “qualifying dividends”) and will be deductible by GPI. A holder of restricted shares may elect under Section 83(b) of the Code, in lieu of the treatment described above, to take immediate recognition of income at the time the shares are received. In that event, the holder will recognize ordinary compensation income equal to the fair market value of the shares at the date of grant, which amount will be deductible by GPI, and dividends subsequently paid to the holder with respect to the shares will be taxable to the holder as “qualifying dividends” and will not be deductible by GPI.

Other Awards. Cash awards are generally taxable as ordinary compensation income in the year of receipt and will be deductible as such by GPI. Restricted stock units, deferred cash awards and other types of deferred awards are subject to Section 409A of the Code regarding non-qualified deferred compensation plans. GPI intends to use reasonable efforts to design any such awards in a manner that avoids Section 409A of the Code or that complies with Section 409A of the Code.

192

Potential Limitation on Company Deductions. GPI will generally be entitled to a tax deduction in connection with awards in an amount equal to the ordinary income recognized by a recipient at the time the recipient realizes such income, subject to Section 162(m) limitations of the Code, as discussed elsewhere in this joint proxy statement/prospectus.

Recognition of Compensation Expense. In accordance with Statement of Financial Accounting Standards No.123R, “Share-Based Payment,” GPI is required to recognize compensation expense in its income statement for the grant-date fair value of stock options and other equity-based compensation issued to GPI’s employees and directors, the amount of which can only be determined at the time of grant.

193

TRANSACTIONS WITH RELATED PERSONS

The following includes a summary of transactions since January 1, 2016, or any currently proposed transaction, in which FC Global or Gadsden was or is to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of FC Global or Gadsden’s total assets at year-end for the last two completed fiscal years, as applicable, and in which any person who will serve as an executive officer or director of GPI following the merger had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”).

●	Organization shares. On April 25, 2016, Messrs. John Hartman and George Bell agreed to organize Gadsden and purchase, at par value of $0.01 per share, 200,000 shares and 50,000 shares, respectively, of Gadsden’s common stock on the date Gadsden was incorporated.

●	Related Party Transactions with Messrs. Walesa and Parrish. Mr. Walesa is the beneficial owner of 3.66% of Cibolo Creek Partners, LLC, or Cibolo, and Mr. Parrish is one of the three members of Cibolo’s Board of Governors, which is the sole general partner.

○	Between June 16, 2016 and August 31, 2016, Longhorn Lodging, L.P., which is an affiliate of Cibolo, purchased 1,200,000 of Gadsden’s shares for $600,000. Messrs. Walesa and Parrish purchased 76,500 and 10,000, respectively of Gadsden’s shares for $43,250 and $5,000, respectively.

○	Between May 2017 and September 2017, Gadsden raised additional funds by issuing non-interesting bearing promissory notes of approximately $675,000 which were payable at the closing of Gadsden’s private placement but not later than December 31, 2018 at an aggregate amount estimated to be $776,250. These notes were purchased by (1) Cibolo ($300,000), including notes purchased by certain affiliates of Cibolo, (2) an entity owned by James Walesa ($325,000) and (3) a member of a professional service provider to Gadsden ($50,000).

●	Related Party Transactions with Mr. Finger. Gadsden had entered into a consulting agreement with Strategic Advisory, Incorporated, or SAI, a consulting firm owned and managed by Larry Finger, in exchange for a $110,000 10% unsecured promissory note that was due September 30, 2017. Effective on this maturity date, this note was modified to provide for the exchange of stock that is offered at the next material private placement or other material offering, and accordingly SAI received shares of Gadsden Series C Preferred Stock at the same price as the gross price offered to the investors in Gadsden’s first closing of the private placement that occurred on October 31, 2018.

●	Related Party Transactions with Mr. Platt. Gadsden has issued approximately 249,595 shares of its Series A Preferred Stock to Forum Global Finance SCSp and its affiliate Greppon Advisors LLC. Mr. Platt is a senior executive of each such person. The shares were issued in connection with the acquisition of certain of Gadsden’s initial real estate investments. Forum Global Finance SCSp is a secured lender to the seller or participant in such transactions and had a perfected security interest in such assets that was released.

●	Certain Financings. Mr. Finger invested $50,000 in Gadsden’s bridge loan. Messrs. Gratz, Finger and Watson invested $25,000, $100,000 and $100,000, respectively, in Gadsden’s convertible notes and received shares of Gadsden Series C Preferred Stock at Gadsden’s first closing of the private placement that occurred on October 31, 2018.

GPI’s policies regarding transactions with related persons are described in “Policies with Respect to Certain Activities—Conflict of Interest Policies.”

194

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of GPI’s investment, financing and other policies. Each of the policies described in this Section “Policies with Respect to Certain Activities” may be amended or revised from time to time by GPI’s board of directors without a vote of its stockholders.

Investment Policies

GPI intends to grow its portfolio of real estate and real estate related investments, focusing both on investments that produce current income, income growth and on investments with a potential to increase in value. GPI’s investment policies will be managed by its executive officers. GPI may also invest in Agency Whole Pool Certificates for so long as it needs such investments to satisfy the 3(c)(5)(C) Asset Test and is not able to invest in real estate properties. See “—Policies Relating to the Investment Company Act.” GPI expects to conduct substantially all of its investment activities through its operating partnership and its other affiliates.

GPI intends to grow its portfolio of real estate and real estate related investments, that creates a diversified income producing real estate portfolio across all under-valued, including distressed, essential services-oriented non-residential real property investment segments in secondary and tertiary cities in the United States. Its objectives include:

●	Preserve principal, such as by prioritizing safety of investment over aggressive returns and making sound investments in properties that GPI believes have a low risk profile with appropriate leverage ratios in superior locations within communities featuring stable or growing economic fundamentals,

●	Increase stockholder value, such as by improving property conditions, attracting the right mix of national, regional and local tenants, negotiating favorable lease terms, repurposing properties to achieve their highest and best uses and improve operating results of properties, and

●	Distribute a stable and sustainable rate of dividends.

To achieve these objectives, GPI may invest using several investment structures which may include direct acquisitions, joint ventures, leveraged investments, issuing securities for property and direct and indirect investments in real estate through other real estate related investments.

In addition, when and as determined appropriate by GPI, GPI may also invest in or acquire real estate or real estate-related investments in various stages of development, including those not producing current income at the time of its acquisition or investment. These acquisitions or investments could include, without limitation, unimproved land, both with and without entitlements and permits, property to be redeveloped and repositioned, newly constructed properties, and properties in the midst of lease-up or other stabilization, all of which will have limited or no relevant operating histories. GPI will determine whether to make these acquisitions or investments based upon a variety of factors, including the expected risk adjusted returns for such properties, the appropriate diversification of the portfolio, and its investment strategy.

For each of GPI’s investments, GPI will seek to invest in properties with the following attributes:

●	Quality. GPI will seek to acquire properties that are suitable for its intended use with a quality of construction that is capable of sustaining the property’s investment potential for the long-term, assuming funding of budgeted capital improvements.

●	Location. GPI will seek to acquire properties that are located in established markets, primarily in secondary and tertiary cities in the United States. GPI also will consider the proximity of a potential investment to its other investments.

●	Market; Supply and Demand. GPI will focus on local or regional markets which have potential for stable and growing property level cash flow over the long-term. These determinations will be based in part on an evaluation of market economic, demographic and regulatory factors affecting the property. For instance, GPI will favor markets that indicate a growing population and employment base or markets that exhibit potential limitations on additions to supply, such as barriers to new construction. Barriers to new construction include lack of available land or stringent zoning restrictions.

195

●	Predictable Capital Needs. GPI will seek to acquire properties where the future expected capital needs can be reasonably projected in a manner that would allow GPI to meet its objectives of preservation of capital and stability and growth in cash flow.

●	Cash Flow. GPI will evaluate cash flow relative to expected growth and appreciation.

GPI’s investments will be made in a manner that is consistent with its intention to qualify as a REIT for U.S. Federal income tax purposes and comply with an exemption from the registration requirements under the Investment Company Act.

GPI will not be limited as to any geographic area where it may conduct its operations, however, GPI expects to focus in secondary and tertiary cities in the United States and does not expect to have any real estate investments in properties that are located outside the United States. GPI is not specifically limited in the number or size of properties it may acquire, or real estate related investments it may make, or to the percentage of its assets that it may hold in a single property or investment. The number and mix of properties GPI acquires and other investments it makes will depend upon real estate and market conditions and other circumstances existing at the time GPI makes its acquisition and investment decisions and the resources it will have available at the time.

GPI also expects that it will acquire some properties which it believes are underperforming assets that present “value added” opportunities. These would-be properties that have been neglected by existing owners or management, need renovation, or that have not had adequate asset management to maximize their income potential. Although these may be income producing properties at the time GPI acquires them, they would be properties for which GPI believes there is the potential to increase income or value through more active asset management and/or physical improvements.

Real Estate Investments

GPI’s investments in real estate generally will take the form of holding fee title and may be made either directly or indirectly through investments in joint ventures, limited liability companies, general partnership, co-tenancies or other co-ownership arrangements with the developers of the properties. See “—Joint Venture Investments” below. GPI intends to obtain adequate insurance coverage for all properties in which it invests.

GPI intends to engage in such future investment activities in a manner that is consistent with its intention to qualify as a REIT for U.S. Federal income tax purposes and to qualify for an exemption from registration under the Investment Company Act.

GPI will be structured as an UPREIT. In the future, it may structure investments through a down-REIT structure that provides tax advantages to the existing owners of entities owning real property, which is referred to as a Propco, by effecting acquisition of their real property indirectly through the acquisition of the majority equity interests in the Propcos. The Propcos would become GPI’s subsidiaries and the members of the Propcos prior to GPI’s acquisition would be provided the choice to exchange their interest in the Propcos for GPI’s equity securities, either restricted or registered, or maintain their ownership stake in the Propco and have certain rights to exchange their Propco interests for GPI’s common stock in the future.

Real Estate Related Investments

In addition to direct investments in real estate, GPI may also make or acquire first mortgages or more junior mortgages, mezzanine loans, and preferred equity investments, which are referred to collectively as real estate related investments, as from time to time determined by its board of directors. There is no limitation on the amount of funds GPI may invest in these real estate related investments.

Joint Venture Investments

GPI may enter into joint ventures for the purpose of acquiring real estate or making real estate related investments. GPI may enter into joint ventures with affiliates or unaffiliated third parties. Such joint ventures may be leveraged with debt financing or unleveraged. GPI may enter into joint ventures to further diversify its investments or to access investments which meet its investment criteria that would otherwise be unavailable to GPI. Joint ventures may also provide opportunities to acquire an investment that is held by a limited partnership or entity with a similar tax profile by allowing GPI to participate in an investment without causing a sale or exchange by all of the third-party investors.

GPI may invest at different levels of a real estate asset’s capital structure by entering into joint ventures. GPI may also enter into joint ventures with unaffiliated third parties where the investment made by it and the co-venturer are structured to be on substantially different terms and conditions. For example, while GPI and a co-venturer may invest an equal amount of capital in an investment, the investment may be structured such that GPI has a right to priority distributions of cash flow up to a certain target return while the co-venturer may receive a disproportionately greater share of cash flow than GPI is to receive once such target return has been achieved. This type of investment structure may result in the co-venturer receiving more of the cash flow, including appreciation, of an investment than GPI would receive.

196

In determining whether to invest in a particular joint venture, GPI will evaluate the real estate that such joint venture owns or is being formed to own under the same criteria described elsewhere in this joint proxy statement/prospectus for the selection of GPI’s other real estate and real estate related investments.

Borrowing Policies

The number of different properties or real estate-related investments GPI can acquire will be affected by the amount of funds available to GPI. GPI’s ability to increase its diversification by financing acquisitions or purchases through borrowing could be adversely impacted by banks and other lending institutions reducing the amount of funds available for loans secured by real estate. When interest rates on mortgage loans are high or financing is otherwise unavailable on a timely basis, GPI may purchase certain properties for cash or by utilizing its equity with the intention of obtaining a mortgage loan for a portion of the purchase price at a later time by leveraging or refinancing the property or incurring mezzanine debt.

When determining whether money should be borrowed to finance the acquisition or origination of mortgage loans, GPI will analyze the appropriate terms of any borrowings based on an evaluation of the expected profitability of the real estate project and based on the three primary factors of location of the real estate, site plan of the property, and creditworthiness of the tenant. Based on these, and other factors, GPI will determine the size of the mortgage loan that is appropriate for any particular project and the length of time for which the mortgage loan should be outstanding. The availability of financing suitable to determination will be subject to market conditions prevailing at the time GPI evaluates investment and financing opportunities.

GPI’s indebtedness may be in the form of secured and unsecured bank borrowings and publicly and privately placed debt offerings. There is no limitation on the amount GPI may invest in any single property or on the amount GPI can borrow for the acquisition of any property or real estate related investment. However, GPI’s aggregate secured and unsecured borrowings will be reasonable in relation to GPI’s net assets and shall be reviewed by GPI’s board of directors at least quarterly and its investments will be made in a manner that is consistent with its intention to qualify as a REIT for U.S. Federal income tax purposes and comply with an exemption from the registration requirements under the Investment Company Act. See “—Policies Relating to the Investment Company Act” and with GPI’s objective of protecting the principal of its investments.

By operating on a leveraged basis, GPI will have more funds available for investment. GPI’s use of leverage increases the risk of default on the mortgage payments and a resulting foreclosure of a particular property and the loss of its equity invested in the particular property. Although GPI will seek to limit collateral for the debt financing on any property to the value of the property being financed and to limit the recourse lenders have to the rents or other income GPI expects to derive therefrom, GPI may be required to provide additional security to the lenders, beyond the asset being financed. As a result, lenders may have recourse to other of GPI’s assets not funded with the specific indebtedness. To the extent that GPI does not obtain mortgage loans on its properties, its ability to acquire additional properties will be restricted.

GPI will refinance properties during the term of a loan when its board deems such refinancing be commercially prudent, such as when a decline in interest rates makes it beneficial to prepay an existing mortgage, when an existing mortgage matures or if a more attractive investment becomes available and the proceeds from the refinancing can be used to make such investment. The benefits of the refinancing may include an increased cash flow resulting from reduced debt service requirements, an increase in dividend distributions from proceeds of the refinancing, if any, a reduction in GPI’s leverage ratio, and/or an increase in property ownership if some refinancing proceeds are reinvested in real estate.

GPI may not borrow money from any director or any of their respective affiliates unless such loan is approved by its board in accordance with applicable obligations of each director.

GPI’s borrowing policies do not eliminate or reduce the risks inherent in using leverage to purchase properties.

GPI’s leverage policy will be determined from time to time by the board in a manner that is consistent with its intention to qualify as a REIT for U.S. Federal income tax purposes and comply with an exemption from the registration requirements under the Investment Company Act and with GPI’s objective of protecting the principal of its investments. Any leverage policy that GPI adopts will reflect current debt terms that it expects would be available to it, and other material factors such as the type of debt, the collateral requirements, and the unencumbered value of its assets. Subject to qualifying and maintaining GPI’s qualification as a REIT and qualifying for an exemption from registration under the Investment Company Act, GPI expects to maintain a maximum leverage ratio, determined as of the time of any material incurrence of indebtedness, of 45% of its total assets across the portfolio of real estate and real estate related investments, with no single asset with a leverage ratio greater than 50%.

197

Disposition Policies

GPI intends to hold each property or real estate-related investment acquired for an extended period. However, circumstances might arise which could result in the early sale of some investments. The determination of whether an investment should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing economic conditions, other investment opportunities and factors specific to the condition, value and financial performance of the investment, or to GPI’s distribution needs in order to retain its REIT qualification. GPI expects to periodically sell to dispose of underperforming investments or to realize value in favorably priced investments and reinvest some or all of the proceeds in other investments. In connection with GPI’s sales of investments GPI may lend the purchaser all or a portion of the purchase price. In these instances, GPI’s taxable income may exceed the cash received in the sale. See “Material U.S. Federal Income Tax Considerations of Owning GPI Stock Post-Merger—Requirements for Qualification— Failure to Qualify.” The terms of payment will be affected by custom in the area in which the investment being sold is located and then-prevailing economic conditions.

Issuing Securities for Property

Subject to limitations contained in GPI’s organizational and governance documents, GPI may issue, or cause to be issued, shares of stock or interests exchangeable for shares of its stock in any manner (and on such terms and for such consideration) in exchange for real estate. Existing stockholders have no preemptive rights to purchase such shares in any such offering, and any such offering might cause a dilution of a stockholder’s initial investment.

Policies Relating to the Investment Company Act

GPI intends to implement an investment strategy and company structure so that neither it nor any of its subsidiaries will be required to register as an “investment company” under the Investment Company Act. The Investment Company Act imposes certain requirements upon any company that is defined as an “investment company” under the Investment Company Act. GPI does not have the administrative or operational capabilities to comply with these requirements.

Section 3(a)(1) of the Investment Company Act defines an investment company, in relevant part, as any company that

●	is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities; or

●	is engaged or proposes to engage in the business of investing, reinvesting, owning, holding, or trading in securities, and owns or proposes to acquire investment securities having a value exceeding 40%of the value of such company’s total assets (exclusive of Government securities and cash items) on an unconsolidated basis, which is referred to as the 40% Test.

Section 3(a)(2) of the Investment Company Act defines the term “investment securities,” to include all securities except:

●	Government securities,

●	securities issued by employees’ securities companies, and

●	securities issued by majority-owned subsidiaries of the owner which (i) are not investment companies, and (ii) are not relying on the exception from the definition of investment company under Section 3(c)(1), which is referred to as the 3(c)(1) Exclusion, or Section 3(c)(7), which is referred to as the 3(c)(7) Exclusion, of the Investment Company Act.

Section 3(c) of the Investment Company Act excludes certain persons from the definition of an investment company.

198

The 3(c)(1) Exclusion excludes any company whose outstanding securities (other than short-term paper) are beneficially owned by not more than one hundred persons and which is not making and does not presently propose to make a public offering of its securities is not an investment company.

Section 3(c)(5)(C) of the Investment Company Act, which is referred to as the 3(c)(5)(C) Exclusion, excludes any company that (i) does not issue redeemable securities, and (ii) complies with certain asset tests, which are referred to as the 3(c)(5)(C) Asset Test, which as interpreted by the Staff of the SEC, are that:

●	at least 55% of the total assets of the company must consist of “mortgages and other liens on and interests in real estate,” which is referred to as 3(c)(5)(C) Qualifying Assets”, which the Staff of the SEC has interpreted to include fee interests in real estate and Agency Whole Pool Certificates; and

●	at least 80% of the total assets must consist of 3(c)(5)(C) Qualifying Assets or other real estate-related assets.

The Investment Company Act provides that a “majority-owned subsidiary” of a person is a company, 50% or more of the outstanding voting securities of which are owned by such person, or by a company, which is a majority-owned subsidiary of such person. The Investment Company Act further provides that a “voting security” is any security presently entitling the owner or holder thereof to vote for the election of directors of a company or individuals that act in a similar capacity.

Conflict of Interest Policies

Overview

Conflicts of interest could arise in the future as a result of the relationships between GPI’s affiliates, or its officers or directors, on the one hand, and GPI, on the other. Each director and officer has duties to GPI under applicable Maryland law in connection with their management of GPI.

The bylaws of GPI will provide for indemnification of GPI’s officers, directors and any persons GPI may designate from time to time in its sole and absolute discretion to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the GPI, provided that GPI will not indemnify such person for (i) any act or omission of such person that was material to the matter giving rise to a proceeding, and was (A) committed in bad faith; or (B) the result of active and deliberate dishonesty, (ii) any transaction for which such person received an improper personal benefit in violation or breach of any provision of the partnership agreement, or (iii) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful, as set forth in the partnership agreement.

Policies Applicable to All Directors and Officers

GPI will adopted certain written policies that will be designed to eliminate or minimize certain potential conflicts of interest, including a policy for the review, approval or ratification of any related party transaction, which is any transaction or series of transactions in which (i) GPI or any of its subsidiaries, is to be a participant or any of its assets or assets of any of its subsidiaries are the subject of, (ii) the amount involved exceeds the amount specified by GPI’s board of directors from time to time and (iii) a “related person” (as defined under SEC rules), has a direct or indirect material interest. This policy will provide that the Nominating and Corporate Governance Committee of GPI’s board of directors will review the relevant facts and circumstances of each related party transaction, including whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. Based on its consideration of all of the relevant facts and circumstances, the Nominating and Corporate Governance Committee will decide whether or not to approve such transaction. If GPI becomes aware of an existing related party transaction that has not been pre-approved under this policy, the transaction will be referred to the Nominating and Corporate Governance Committee, which will evaluate all options available, including ratification, revision or termination of such transaction. Subject to certain exclusions, this policy also will require any director who may be interested in a related party transaction to recuse himself or herself from any consideration of such related party transaction. Further, GPI will adopt a code of business conduct and ethics that prohibits conflicts of interest between GPI on the one hand, and its employees, officers and directors on the other hand, unless such transactions are approved by a majority of disinterested directors. In addition, as discussed below, GPI’s board of directors is subject to certain provisions of Maryland law that are designed to eliminate or minimize conflicts. However, GPI cannot assure you that these policies or provisions of law will always eliminate the influence of such conflicts. If such policies or provisions of law do not limit the conflicts of interests that arise in GPI’s business, decisions could be made that might fail to reflect fully the interests of all stockholders.

199

Interested Director and Officer Transactions

Pursuant to the MGCL, a contract or other transaction between GPI and a director or between GPI and any other corporation or other entity in which any of GPI’s directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, provided that:

●	the fact of the common directorship or interest is disclosed or known to GPI’s board of directors or a committee of the board, and its board or such committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

●	the fact of the common directorship or interest is disclosed or known to GPI’s stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity; or

●	the transaction or contract is fair and reasonable to GPI at the time it is authorized, ratified or approved.

Certain Policies with Respect to Securities and Other Activities

GPI will have authority to offer common stock, preferred stock or options to purchase stock, notes, and equity interests in one or more subsidiaries, such as its operating partnership, convertible into GPI’s common stock, in exchange for property and to repurchase or otherwise acquire GPI common stock or other securities in the open market or otherwise, and GPI may engage in such activities in the future. GPI’s board of directors will have the authority, without further stockholder approval, to amend GPI’s charter to increase or decrease the number of authorized shares of common stock or preferred stock and to authorize GPI to issue additional shares of common stock or preferred stock, in one or more series, including senior securities, in any manner, and on the terms and for the consideration, it deems appropriate. See “Description of GPI Capital Stock.”

200

SECURITY OWNERSHIP OF CERTAIN BENIFICIAL OWNERS AND MANAGEMENT

Security Ownership of FC Global

The following table sets forth information regarding beneficial ownership of FC Global’s common stock as of November 6, 2018 (i) by each person who is known by FC Global to beneficially own more than 5% of its common stock; (ii) by each of its directors and executive officers; and (iii) by all of its directors and executive officers as a group. Unless otherwise specified, the address of each of the persons set forth below is in care of FC Global, 2300 Computer Drive, Building G, Willow Grove, PA 19090.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Michael R. Stewart, CEO, CFO and Director	Common Stock	0	*
Richard J. Leider, Director	Common Stock	0	*
Dennis M. McGrath, Director (3)	Common Stock	70,065	1.3%
Kristen E. Pigman, Director (4)	Common Stock	879,234	15.8%
Dolev Rafaeli, Director (5)	Common Stock	221,024	3.9%
All directors and officers as a group (5 persons named above)	Common Stock	1,190,426	20.7%
Shlomo Ben-Haim (6)	Common Stock	361,253	6.5%
Lewis C. Pell (7)	Common Stock	354,064	6.4%
Yoav Ben-Dror	Common Stock	299,184	5.4%

* Less than 1%

(1)	Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as set forth below, each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of FC Global’s common stock. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(2)	A total of 5,568,500 shares of FC Global’s common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1) as of November 6, 2018.

(3)	Includes 31,175 shares of common stock and vested options to purchase 38,890 shares of common stock.

(4)	Represents shares held by Opportunity Fund I-SS, LLC. Kristen Pigman is the Director of OP Fund I Manager, LLC, which is the member and manager of Opportunity Fund I-SS, LLC, and has voting and dispositive power over the securities held by it. Mr. Pigman disclaims beneficial ownership of such securities.

(5)	Includes 183,524 shares of common stock and vested options to purchase 37,500 shares of common stock.

(6)	Includes 230,772 shares held by Eastnet Investment Limited.

(7)	Includes 234,064 shares of common stock, 120,000 shares held by trusts with respect to which Mr. Pell may be deemed to have beneficial ownership.

Except as contemplated by the merger agreement, FC Global does not currently have any arrangements which if consummated may result in a change of control of FC Global.

Security Ownership of Gadsden

The following table sets forth information regarding beneficial ownership of Gadsden’s voting stock as of November 6, 2018 (i) by each person who is known by Gadsden to beneficially own more than 5% of its voting stock; (ii) by each of its directors and executive officers; and (iii) by all of its directors and executive officers as a group. Unless otherwise specified, the address of each of the persons set forth below is in care of Gadsden, 15150 N. Hayden Road, Suite 220, Scottsdale, Arizona 85260.

201

Name and Address of Beneficial Owner	Amount of Beneficial Ownership(1)			Percent of Common Stock(2)	Percent of Series A Preferred Stock(3)	Percent of Series C Preferred Stock(4)	Percent of Total Voting Stock(5)
	Common Stock	Series A Preferred Stock	Series C Preferred Stock
John Hartman, CEO and Director	1,202,000	0	0	23.0%	*	*	17.6%
George Bell, COO	556,000	0	0	10.6%	*	*	8.1%
Scott Crist, CFO	500,000	0	0	9.6%	*	*	7.3%
Brian Ringel, Corporate Controller	10,000	0	0	*	*	*	*
Richard M. Morris, Secretary	50,000	0	2,500	1.0%	*	*	*
Larry E. Finger, Chairman (6)	250,000	0	33,004	4.8%	*	6.6%	4.3%
James Walesa, Vice Chairman	226,000	0	0	4.3%	*	*	3.3%
Jay M. Gratz, Director	50,000	0	5,314	1.0%	*	1.1%	*
B.J. Parrish, Director	60,000	0	0	1.1%	*	*	*
Russell C. Platt, Director (7)	50,000	375,766	0	1.0%	96.4%	*	14.5%
Robert G. Watson, Jr., Director	50,000	0	0	1.0%	*	*	*
All directors and officers as a group (11 persons named above)	3,004,000	375,766	40,818	57.4%	96.4%	8.2%	58.9%
Longhorn Lodging, L.P. (8)	1,200,000	0	0	22.9%	*	*	17.6%
SRS, LLC (9)	481,004	0	0	9.2%	*	*	7.0%
Craig Cerniglia	0	0	42,491	*	*	8.6%	*

* Less than 1%

(1)	Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as set forth below, each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of its stock. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(2)	Based on 5,232,004 shares of common stock outstanding as of November 6, 2018.

(3)	Based on 389,766 shares of Gadsden Series A Preferred Stock outstanding as of November 6, 2018. Shares of Gadsden Series A Preferred Stock are, upon the occurrence of certain events, convertible into shares of common stock on the basis of 2.5 shares of common stock for each share of Gadsden Series A Preferred Stock. Holders of Gadsden Series A Preferred Stock vote with the holders of common stock on all matters on an as-converted to common stock basis.

(4)	Based on 496,983 shares of Gadsden Series C Preferred Stock outstanding as of November 6, 2018. Shares of Gadsden Series C Preferred Stock are, upon the occurrence of certain events, convertible into shares of common stock on the basis of 1.25 shares of common stock for each share of Gadsden Series C Preferred Stock. Holders of Gadsden Series C Preferred Stock vote with the holders of common stock on all matters on an as-converted to common stock basis.

(5)	Percentage of Total Voting Stock represents total ownership with respect to all shares of common stock, Gadsden Series A Preferred Stock and Gadsden Series C Preferred Stock, as a single class and on an as-converted to common stock basis.

(6)	Includes a senior convertible note payable to Strategic Advisory, Incorporated. The note is convertible into 11,500 shares of Gadsden Series C Preferred Stock. Mr. Finger has voting and dispositive power over the securities held by Strategic Advisory, Incorporated and may be deemed to be a beneficial owner of such securities. Mr. Finger disclaims beneficial ownership of the securities owned directly by Strategic Advisory, Incorporated, other than his pecuniary interest in such entity.

(7)	Series A shares are held by Forum Global Finance SCSp, a global real estate investment and asset management firm. Russell Platt is the co-founder, Chief Executive Officer, Managing Director and a principal shareholder. He has voting and dispositive power over the securities and may be deemed to be a beneficial owner of such securities. Mr. Platt disclaims beneficial ownership of the shares owned directly by Forum Global Finance SCSp, other than his pecuniary interest in such entity.

(8)	Cibolo Creek Partners, LLC is the general partner of Longhorn Lodging, L.P. and may be deemed to be a beneficial owner of such shares. James Walesa is the beneficial owner of 3.66% of Cibolo Creek Partners, LLC and B.J. Parrish is a member of its Board of Governors and holds a limited liability company profits interest in Cibolo Creek Partners, LLC. Each of Mr. Walesa and Mr. Parrish disclaim beneficial ownership of the shares owned directly or indirectly by Cibolo Creek Partners, LLC or Longhorn Lodging, L.P., other than their pecuniary interest in such entities. The address of Longhorn Lodging, L.P. is 400 W. Illinois, Suite 950, Midland, Texas 79701. The board of directors of Cibolo Creek Partners, LLC has voting control over the shares held by Longhorn Lodging, L.P.

(9)	Represents shares held by SRS, LLC and may be deemed to be a beneficial owner. SRS, LLC is controlled 100% by First Capital Master Advisor, that has an agreement to contribute 50% to Steve Goodwin.

202

Except as contemplated by the merger agreement, Gadsden does not currently have any arrangements which if consummated may result in a change of control of Gadsden.

Security Ownership of GPI after Merger

The following table sets forth information regarding beneficial ownership of the voting stock of GPI following the merger (i) by each person who is known by us who will beneficially own more than 5% of voting stock; (ii) by each of the persons who will serve as directors and executive officers of GPI; and (iii) by all of the persons who will serve as directors and executive officers of GPI as a group. This table also assumes that the transactions contemplated by the remediation agreement described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations for FC Global—Recent Developments” have occurred. Unless otherwise specified, the address of each of the persons set forth below is in care of Gadsden, 15150 N. Hayden Road, Suite 220, Scottsdale, Arizona 85260.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership(1)			Percent of Common Stock(2)	Percent of Series A Preferred Stock(3)	Percent of Series C Preferred Stock(4)	Percent of Total Voting Stock(5)
	Common Stock	Series A Preferred Stock	Series C Preferred Stock
John Hartman, CEO and Director	25,877,953	0	0	18.6%	*	*	18.4%
George Bell, COO	11,970,168	0	0	8.6%	*	*	8.5%
Scott Crist, CFO	10,764,540	0	0	7.7%	*	*	7.6%
Brian Ringel, Corporate Controller	215,291	0	0	*	*	*	*
Richard M. Morris, Secretary	1,076,454	0	2,500	*	*	*	*
Larry E. Finger, Chairman (6)	5,382,270	0	33,004	3.9%	*	6.6%	4.5%
James Walesa, Vice Chairman	4,865,572	0	0	3.5%	*	*	3.5%
Jay M. Gratz, Director	1,076,454	0	5,314	*	*	1.1%	*
B.J. Parrish, Director	1,291,745	0	0	*	*	*	*
Russell C. Platt, Director (7)	1,076,454	375,766	0	*	96.4%	*	15.1%
Robert G. Watson, Jr., Director	1,076,454	0	0	*	*	*	*
Michael R. Stewart, Director	400,000	0	0	*	*	*	*
Kristen E. Pigman, Director (8)	12,508,523	0	0	9.0%	*	*	8.9%
All directors and officers as a group (13 persons named above)	77,581,878	375,766	40,818	55.8%	96.4%	8.2%	70.7%
Longhorn Lodging, L.P. (9)	25,834,895	0	0	18.6%	*	*	18.4%
SRS, LLC (10)	10,355,573	0	0	7.4%	*	*	7.4%
Craig Cerniglia	0	0	42,491	*	*	8.6%	*

* Less than 1%

(1)	Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as set forth below, each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of its stock. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(2)	Based on 139,143,316 shares of common stock outstanding after the merger.

(3)	Based on 389,766 shares of GPI Series A Preferred Stock outstanding after the merger. Shares of GPI Series A Preferred Stock are, upon the occurrence of certain events, convertible into shares of common stock on the basis of 2.5 shares of common stock for each share of GPI Series A Preferred Stock. Holders of GPI Series A Preferred Stock vote with the holders of common stock on all matters on an as-converted to common stock basis.

203

(4)	Based on 496,983 shares of GPI Series C Preferred Stock outstanding after the merger. Shares of GPI Series C Preferred Stock are, upon the occurrence of certain events, convertible into shares of common stock on the basis of 1.25 shares of common stock for each share of GPI Series C Preferred Stock. Holders of GPI Series C Preferred Stock vote with the holders of common stock on all matters on an as-converted to common stock basis.

(5)	Percentage of Total Voting Stock represents total ownership with respect to all shares of common stock, GPI Series A Preferred Stock and GPI Series C Preferred Stock, as a single class and on an as-converted to common stock basis.

(6)	Includes a senior convertible note payable to Strategic Advisory, Incorporated. The note is convertible into 11,500 shares of Gadsden Series C Preferred Stock. Mr. Finger has voting and dispositive power over the securities held by Strategic Advisory, Incorporated and may be deemed to be a beneficial owner of such securities. Mr. Finger disclaims beneficial ownership of the securities owned directly by Strategic Advisory, Incorporated, other than his pecuniary interest in such entity.

(7)	Series A shares are held by Forum Global Finance SCSp, a global real estate investment and asset management firm. Russell Platt is the co-founder, Chief Executive Officer, Managing Director and a principal shareholder. He has voting and dispositive power over the securities and may be deemed to be a beneficial owner of such securities. Mr. Platt disclaims beneficial ownership of the shares owned directly by Forum Global Finance SCSp, other than his pecuniary interest in such entity.

(8)	Represents shares held by Opportunity Fund I-SS, LLC. Kristen Pigman is the Director of OP Fund I Manager, LLC, which is the member and manager of Opportunity Fund I-SS, LLC, and has voting and dispositive power over the securities held by it. Mr. Pigman disclaims beneficial ownership of such securities.

(9)	Cibolo Creek Partners, LLC is the general partner of Longhorn Lodging, L.P. and may be deemed to be a beneficial owner of such shares. James Walesa is the beneficial owner of 3.66% of Cibolo Creek Partners, LLC and B.J. Parrish is a member of its Board of Governors and holds a limited liability company profits interest in Cibolo Creek Partners, LLC. Each of Mr. Walesa and Mr. Parrish disclaim beneficial ownership of the shares owned directly or indirectly by Cibolo Creek Partners, LLC or Longhorn Lodging, L.P., other than their pecuniary interest in such entities. The address of Longhorn Lodging, L.P. is 400 W. Illinois, Suite 950, Midland, Texas 79701. The board of directors of Cibolo Creek Partners, LLC has voting control over the shares held by Longhorn Lodging, L.P.

(10)	Represents shares held by SRS, LLC and may be deemed to be a beneficial owner. SRS, LLC is controlled 100% by First Capital Master Advisor, that has an agreement to contribute 50% to Steve Goodwin.

204

DESCRIPTION OF GPI CAPITAL STOCK

The following is a summary of the terms of the securities of GPI following the conversion. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the articles of incorporation and bylaws of GPI that will be filed at the time of the conversion, the forms of which are attached hereto as Annexes B and C, respectively.

The articles of incorporation will authorize GPI to issue 500,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 par value per share. GPI’s articles of incorporation will authorize its board of directors to reclassify any unissued shares of common stock into other classes or series of stock, to establish the designation and number of shares of each such class or series and to set, subject to the provisions of the articles of incorporation regarding the restrictions on ownership and transfer of stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of each such class or series.

Common Stock

Dividend Rights. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock will be entitled to receive ratably those dividends, if any, as may be declared from time to time by GPI’s board of directors out of legally available funds.

Liquidation Rights. In the event of GPI’s liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of GPI’s debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Voting Rights. The holders of the common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Under the articles of incorporation and bylaws, any corporate action to be taken by vote of stockholders shall be authorized by the affirmative vote of the majority of votes cast, unless more than a majority of the votes cast is required by statute or by GPI’s articles of incorporation or bylaws. GPI’s articles of incorporation will provide that approval of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors is required to remove a director and the approval of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on such matter is required to amend the provisions of the articles of incorporation relating to the removal of directors, restrictions on transfer and ownership of shares or to amend the vote required to amend such provision.

Other Rights. Holders of common stock will have no preemptive, conversion or subscription rights and there will be no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock.

Preferred Stock

The articles of incorporation of GPI will authorize its board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of stock into one or more classes or series of preferred stock. Prior to issuance of shares of each new class or series of preferred stock, the board of directors will be required by the MGCL and the articles of incorporation to set, subject to the provisions of the articles of incorporation regarding the restrictions on ownership and transfer of stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of each such class or series. As a result, the board of directors could authorize the issuance of shares of preferred stock that have priority over shares of common stock with respect to dividends or other distributions or rights upon liquidation or with other terms or conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of GPI that might involve a premium price for common stock or that stockholders otherwise believe to be in their best interests.

205

Series A Preferred Stock

GPI’s articles of incorporation will authorize 1,600,000 shares of preferred stock as 7% Series A Cumulative Convertible Perpetual Preferred Stock (referred to herein as GPI Series A Preferred Stock). The GPI Series A Preferred Stock will have the rights, preferences and benefits provided in the Articles Supplementary that designate the GPI Series A Preferred Stock, as amended, or the GPI Series A Articles, which is part of GPI’s charter documents, including the following:

Stated Value. The GPI Series A Preferred Stock has a stated original issue value (referred to as the Series A Stated Original Issue Price) equal to $25.00 per share.

Ranking. The GPI Series A Preferred Stock ranks senior to right of payment as to dividends and payment upon any liquidation or Deemed Liquidation, as defined in the GPI Series A Articles, to any Junior Securities, which is defined, generally, under the GPI Series A Articles as the GPI common stock and any class of equity security that is specifically designated as junior to the GPI Series A Preferred Stock, which includes the GPI Series C Preferred Stock; and equal in such rights to any Parity Securities, which is defined, generally, under the GPI Series A Articles as any class or series of capital stock of GPI expressly designated as ranking on parity with the GPI Series A Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of GPI.

Dividend Rights. Dividends on the GPI Series A Preferred Stock are payable in amount equal to seven percent (7.0%) per annum of the Series A Stated Original Issue Price, which increases by one quarter of one percent (0.25%) per fiscal quarter beginning on the seven (7) year anniversary of the Series A Stated Original Issue Date (which is the date such shares are issued) of such shares up to a maximum rate of twelve percent (12.0%) per annum an increased upon an Event of Default (as defined in the GPI Series A Articles) by five percent (5.0)% per annum. The amount of dividends that accrue and have not been paid are referred to as the Series A Accrued Dividends. All dividends on account of the GPI Series A Preferred Stock accrue from the date of issuance of such shares. The initial payment obligation of GPI for the Accrued Dividends is deferred until March 31, 2019. Series A Accrued Dividends are then payable on quarterly basis, in arrears, on the last day of each calendar quarter. Series A Accrued Dividends may, at the option of GPI, be paid by the issuance of GPI common stock, which will be valued as the 20-trading date VWAP. Dividends on account of the GPI Series A Preferred Stock are payable on the basis the earliest accrued but unpaid dividend due with respect to such shares which remains payable. GPI shall reserve for issuance a sufficient number of shares of common stock for payment of Accrued Dividends. Any such shares of common stock, when issued as payment of an Accrued Dividend, shall be duly and validly issued, fully paid and non-assessable.

Senior Payment Right. While any of the GPI Series A Preferred Stock is issued and outstanding, unless the Series A Accrued Dividends have been paid in full:

●	No dividend or distribution may be authorized and declared or paid or set apart to on account of any class of GPI capital stock that rank equally with the GPI Series A Preferred Stock; and

●	No dividends (other than dividends or distributions paid solely in Junior Securities or in options, warrants or rights to subscribe for or purchase, Junior Securities) shall paid and no other equity security shall be redeemed, purchased or otherwise acquired for any consideration (other than a redemption, purchase or other acquisition of common stock made for purposes of and in compliance with requirements of an employee incentive or benefit plan of GPI or any subsidiary and other than for a Permitted Redemption), directly or indirectly (except by conversion into or exchange for Junior Shares).

Liquidation Preference. The holders of the GPI Series A Preferred Stock will receive distributions in respect of a liquidation of GPI or a Deemed Liquidation, as defined in the GPI Series A Articles, equal to the aggregate Series A Stated Original Issue Price for the GPI Series A Preferred Stock then outstanding, plus the outstanding Series A Accrued Dividend (referred to as the Series A Liquidation Preference). If the net assets of GPI are insufficient to repay the Series A Liquidation Preference in full, then the distribution of the net assets will be payable ratably. The Series A Liquidation Preference is payable pro rata with any distributions payable on account of Parity Securities. The merger will not be a Deemed Liquidation under the terms of the GPI Series A Articles.

Voting Rights. The holders of the GPI Series A Preferred Stock vote with the holders of GPI’s common stock as a single class, as if the GPI Series A Preferred Stock were converted in full to shares of GPI common stock. In addition, the holders of the GPI Series A Preferred Stock are entitled to vote, exclusively and as a separate class, to appoint one (1) observer to GPI’s board of directors and elect one (1) director of GPI; provided that upon an Event of Default, the holders of the GPI Series A Preferred Stock are entitled to appoint two (2) directors (and no longer be permitted an observer) as long as such Event of Default is continuing. Each such director may be removed without cause by, and only by, the holders of the GPI Series A Preferred Stock that hold a majority of such shares, or the Series A Requisite Holders. Any vacancy in any such directorship may only be filled by the Series A Requisite Holders or by any remaining director or directors elected by the Series A Requisite Holders. Notwithstanding the foregoing no individual shall be permitted to serve on the board of directors or be an observer to the board of directors if he or she or any of his or her affiliates are a “Bad Actor” under the Securities Act or if any such individual or affiliate is subject to a legal proceeding by any governmental or regulatory authority with respect to the events described in such section.

206

Preemptive Voting Rights. Except as provided by law, without the approval of the Series A Requisite Holders, GPI will not:

●	issue any shares of GPI Series A Preferred Stock (other than in connection with the acquisition of assets in a transaction that is approved by the Series A Requisite Holders) or any other class of equity securities that is a Parity Security or any class of equity securities senior in rights to the GPI Series A Preferred Stock, whether with respect to dividend and other distribution rights, preference or other rights on redemption, liquidation, dissolution or winding-up of GPI or otherwise,

●	alter or change adversely the powers, preferences or rights given to the GPI Series A Preferred Stock or alter or amend the GPI Series A Articles,

●	amend GPI’s articles of incorporation or other charter documents in any manner that adversely affects any rights of the holders, including decreasing the percentage ownership permitted by a holder of GPI’s shares of capital stock (referred to in GPI’s Articles of Incorporation as the Applicable Amount),

●	redeem any shares of GPI’s preferred stock or common stock under a call option or otherwise, other than: (i) pursuant to employee or consultant agreements giving GPI the right to repurchase shares at the original cost thereof upon the termination of services and provided that such repurchase is approved by GPI’s board of directors, and (ii) a redemption or repurchase of the GPI Series C Preferred Stock,

●	enter into any agreement with respect to any of the foregoing, or

●	enter into any agreement, amend or modify any existing agreement or obligation, or issue any security that prohibits, conflicts or is inconsistent with, or would be breached by, GPI’s performance of its obligations under the GPI Series A Articles.

Redemption. GPI may redeem any or all of the outstanding shares of the GPI Series A Preferred Stock at a price per share equal to the Series A Stated Original Issue Price plus the then Series A Accrued Dividends, unless prohibited by Maryland law. If the redemption is made in part, then the redemption shall be affected pro rata on the basis of the shares of GPI Series A Preferred Stock outstanding. In order to effect any such redemption, GPI must provide 40 days’ notice stating the number of shares to be redeemed, the date of such redemption and the redemption price payable. Any GPI Series A Preferred Stock that is redeemed shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.

Conversion. Holders of the GPI Series A Preferred Stock may elect to convert any or all of their shares of GPI Series A Preferred Stock into shares of GPI’s common stock at any time that is 21 trading days after the date that GPI’s common stock is listed or admitted for trading on any U.S. securities exchange (e.g., NASDAQ) or trading market (e.g. OTCQB), at the then applicable Series A Conversion Rate, however fractional shares of GPI’s common stock will not be issued. The Series A Conversion Rate is defined, generally, under the GPI Series A Articles as an amount equal to: (i) the Series A Stated Original Issue Price, (ii) divided by the VWAP per share price for the 20 consecutive trading days prior to the conversion date. The VWAP is defined, generally, under the GPI Series A Articles as the volume weighted average price for GPI’s common stock on the applicable exchange or trading market, or if GPI’s common stock is not so listed and admitted for trading on an exchange or market, then other cases, the fair value of a share of GPI’s common stock as determined by an independent appraiser selected in good faith by a holder of the GPI Series A Preferred Stock and reasonably acceptable to GPI, the fees and expenses of which shall be paid by GPI, or the value as agreed by the Series A Requisite Holders and GPI, in each case, subject to a minimum price per share that may be agreed by the Series A Requisite Holders and GPI; GPI has agreed with the Series A Requisite Holders that the minimum price per share will be the net asset value of GPI as the closing date of the merger. The fair value of GPI’s common stock used for VWAP purposes has been agreed with the Series A Requisite Holders as $10.00 per share. Shares of GPI Series A Preferred Stock that are subject to a conversion notice by a holder prior to the applicable dividend record date will not receive that dividend. The GPI Series A Articles provide for the logistics or mechanics for a holder of the GPI Series A Preferred Stock to elect to convert GPI Series A Preferred Stock to common stock and include that GPI will reserve a sufficient number of shares of its common stock to permit such conversion, that the shares of common stock, when issued in any such conversion, shall be duly and validly issued, fully paid and non-assessable.

207

Mergers and Business Combinations. In the event of any recapitalization, reclassification or change of common stock (other than changes resulting from a subdivision or combination); a consolidation, merger or combination involving GPI; a sale, conveyance or lease to another corporation of all or substantially all of GPI’s property and assets (other than to one or more of its subsidiaries); or a statutory share exchange (any such transaction being referred to as a business combination), which in each case, as a result of which holders of common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for common stock, a holder of the GPI Series A Preferred Stock shall be entitled thereafter to convert their shares of GPI Series A Preferred Stock into the kind and amount of stock, other securities or other property or assets (including cash or any combination thereof) which such holder would have owned or been entitled to receive upon such business combination as if such holder held a number of shares of common stock equal to the Series A Conversion Rate in effect on the effective date for such business combination, multiplied by the number of shares of GPI Series A Preferred Stock held by such holder. In the event that holders of common stock have the opportunity to elect the form of consideration to be received in such business combination, then GPI shall make adequate provision whereby the holders of the GPI Series A Preferred Stock shall have a reasonable opportunity to determine the form of consideration into which all of the shares of GPI Series A Preferred Stock, treated as a single class, shall be convertible from and after the effective date of such business combination. Such determination shall be based on the weighted average of elections made by the holders of the GPI Series A Preferred Stock who participate in such determination, shall be subject to any limitations to which all holders of common stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in such business combination, and shall be conducted in such a manner as to be completed by the date which is the earliest of (1) the deadline for elections to be made by holders of common stock and (2) two business days prior to the anticipated effective date of the business combination.

Series B Preferred Stock

GPI’s articles of incorporation will authorize 15,000,000 shares of preferred stock as Series B Preferred Stock. However, all outstanding shares of GPI Series B Preferred Stock will be automatically converted into shares of GPI common stock following the merger in accordance with the automatic conversion provision of the GPI Series B Preferred Stock, which is identical to that of the Gadsden Series B Preferred Stock and provides for automatic conversion on the date that Gadsden’s shares of common stock are registered under the Securities Act or the Exchange Act. Since this provision will be satisfied upon completion of the merger, all shares of GPI Series B Preferred Stock will be converted after the merger following GPI’s compliance with certain notice requirements.

Series C Preferred Stock

GPI’s articles of incorporation will authorize 2,500,000 shares of preferred stock as Series C Preferred Stock. The GPI Series C Preferred Stock will have the rights, preferences and benefits provided in the Articles Supplementary that designate the GPI Series C Preferred Stock, as amended, or the GPI Series C Articles, which is part of GPI’s charter documents, including the following:

Stated Value. The GPI Series C Preferred Stock has a stated original issue value equal to $10.00 per share.

Liquidation Preference. Upon the liquidation of GPI, the holders of GPI Series C Preferred Stock shall be entitled to receive, in preference to the holders of common stock (and after the liquidation preference payable to the holders of the GPI Series A Preferred Stock), an amount equal to $10.00 per share of GPI Series C Preferred Stock, plus any Accrued Dividends, as defined in the Series C Articles Supplementary (referred to as the Series C Liquidation Preference). If the assets of GPI are insufficient to permit the full payment of the Series C Liquidation Preference, then the assets shall be distributed pro rata among the holders of the GPI Series C Preferred Stock. At the election of the holders of a majority of the then outstanding shares of GPI Series C Preferred Stock (with any such election binding upon all holders of the GPI Series C Preferred Stock), certain consolidations, mergers and other business combinations involving GPI, as well as the sale of all or substantially all of its assets and a transfer of more than fifty (50%) percent of the voting power of GPI, may be deemed to be a liquidation. Any merger, acquisition, combination or other similar transaction involving GPI, pursuant to which the stockholders of GPI retain, directly or indirectly, at least 50% of the surviving entity shall not be deemed a liquidation event.

Conversion. The shares of GPI Series C Preferred Stock shall be automatically converted without any action on the part of the holders into shares of common stock at a 20% discount to 1) the 20-day VWAP calculated on the first day of trading following 30 days after the listing of GPI’s common stock on a U.S. national exchange; or 2) the price per share of common stock in an underwritten public offering by GPI with aggregate gross proceeds equal to, or in excess of, $15,000,000, whichever occurs first. Holders may also convert their shares into shares of common stock at a 20% discount to the 20-day VWAP calculated on the first day of trading following 30 days after GPI is a publicly traded company, subject to a minimum conversion price that will be specified in the GPI Series C Articles. VWAP is the volume weighted average closing price of GPI’s common stock for the specified period. During the period prior to listing of GPI’s common stock on a U.S. national exchange or an underwritten public offering by GPI with aggregate gross proceeds equal to, or in excess of, $15,000,000, the VWAP is subject to a minimum of $1.00.

208

Dividend Rate. The GPI Series C Preferred Stock bears a dividend rate of (i) 8% annually payable quarterly in cash, and (ii) 2% annually payable quarterly in GPI Series C Preferred Stock at the value of $10 per share. Dividends on the GPI Series C Preferred Stock will accrue on the shares as and when issued. The first payment date for the dividends will be January 2, 2019.

Voting Rights. Except as specifically provided under “Protective Provisions” below, shares of GPI Series C Preferred Stock will vote together with the holders of common stock and GPI Series A Preferred Stock, as a single class, on an as converted basis; provided, however, the holders of GPI Series C Preferred Stock will not be entitled to vote for any merger or consolidation.

Protective Provisions. Subject to any separate vote of holders of the common stock and GPI Series A Preferred Stock, voting as a single class, that may be required pursuant to the provision above, until the earlier of the closing date of the merger or the date the shares are converted into common stock as described above, the affirmative vote of the holders of 662/3% of the outstanding GPI Series C Preferred Stock, voting as a single class, shall be required for GPI to: (i) amend, alter, or repeal any provision of GPI’s articles of incorporation or bylaws in a manner adverse to the GPI Series C Preferred Stock; or (ii) pay any dividend on any capital stock, other than the outstanding GPI Series A Preferred Stock and GPI Series C Preferred Stock prior to March 31, 2019 and unless accrued and unpaid dividends for shares of the GPI Series A Preferred Stock and the GPI Series C Preferred Stock are paid in full; and the holders of the GPI Series C Preferred Stock will participate on a pro rata basis on all such dividends as if all shares of GPI Series C Preferred Stock have been converted into common stock; or (iii) create, or authorize the creation of, or issue any other security convertible into or exercisable for any equity security, having rights, preferences or privileges senior to the GPI Series C Preferred Stock (other than up to 500,000 additional shares of GPI Series A Preferred Stock to be issued in connection with real property acquisitions; or (iv) incur any indebtedness other than indebtedness incurred in the ordinary course and: (A) the existing debt including convertible promissory notes, or (B) refinancing such existing debt on terms similar in all material respects, or (C) mortgages for real estate assets and/or properties, or (D) purchase money indebtedness or deferred acquisition payments directly related to real estate investments; provided that the aggregate of such permitted indebtedness does not reduce the net asset value of the real estate investments (free and clear of mortgages and other financing obligations) below the greater of: $75 million or 300% of the aggregate gross proceeds of GPI’s private placement. Holders of GPI Series C Preferred Stock are entitled to certain registration rights with respect to their underlying commons stock.

Options

Upon completion of the conversion, all options to purchase shares of FC Global common stock outstanding immediately prior to the conversion will thereafter entitle the holder to purchase a like number of shares of GPI’s common stock on the same terms without any action on the part of the holder. As of November 6, 2018, FC Global had options for the purchase of 77,390 shares outstanding. In addition, FC Global’s 2018 Equity Incentive Plan will become GPI’s Equity Incentive Plan. See “Executive Compensation—GPI’s 2018 Equity Incentive Plan” for a description of the plan.

Gadsden does not have any outstanding options to be assumed by GPI in connection with the merger.

Warrants

On August 30, 2018, FC Global issued a five-year warrant to purchase 446,429 shares of common stock to Bevilacqua PLLC, its securities counsel, as partial compensation for services provided by such firm. This warrant has an exercise price of $0.28 per share and may be exercised on a cashless basis. This warrant will be converted into a warrant for GPI common stock in connection with the conversion.

In connection with Gadsden’s acquisition of assets, Gadsden issued warrants to purchase an aggregate of 452,010 shares of the Gadsden common stock at an exercise price of $0.01 per share to its financial advisor. These warrants will be assumed by GPI upon closing of the merger and the number of shares underlying the warrants will be adjusted for the common exchange ratio.

The placement agent in Gadsden’s private placement, National Securities Corporation, received a seven-year warrant to purchase 9,200 shares of Gadsden Series C Preferred Stock, which is equal to 4% of the gross proceeds of the shares sold in the private placement, divided by $10.00 per share. This warrant has an exercise price of $10.00 per share and may be exercised on a cashless basis. This warrant will be assumed by GPI upon closing of the merger and the number of shares underlying the warrants will be adjusted for the common exchange ratio.

209

Power to Increase or Decrease Authorized Shares of Common Stock

GPI’s articles of incorporation will provide the board of directors with power to amend the articles of incorporation to increase or decrease the aggregate number of authorized shares of stock, to authorize GPI to issue additional authorized but unissued shares of common stock or preferred stock and to classify or reclassify unissued shares of common stock or preferred stock and thereafter to cause GPI to issue such classified or reclassified shares will provide GPI with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series of stock, as well as the additional authorized shares of stock, will be available for issuance without further action by stockholders unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which GPI’s securities may be listed or traded. The board of directors could authorize GPI to issue a class or series of stock that could, depending upon the terms of the particular class or series, inhibit a transaction or a change of control of GPI.

Restrictions on Ownership and Transfer

In order for GPI to qualify as a REIT under the Code, its stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year; and at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made), not more than 50% of the value of the outstanding shares of stock (after taking into account options to acquire shares of stock) may be owned, directly, indirectly or through attribution, by five or fewer individuals (for this purpose, the term “individual” under the Code includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust).

GPI’s articles of incorporation will contain restrictions on the ownership and transfer of its stock that are intended, among other purposes, to assist it in complying with these requirements and continuing to qualify as a REIT. These limitations include that, subject to the exceptions in the discretion of the board of directors, no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than the Applicable Amount (as defined below) in value or in number of shares, whichever is more restrictive, or other applicable amount given any ownership in excess of such amount that has been approved by the board of directors of the outstanding shares of common stock, preferred stock or more than the Applicable Amount (in value) of the aggregate of the outstanding shares of all classes and series of stock. These restrictions are referred to as an “ownership limit” and collectively as the “ownership limits.” A person or entity that would have acquired actual, beneficial or constructive ownership of stock but for the application of the ownership limits or any of the other restrictions on ownership and transfer of stock discussed below is referred to as a “prohibited owner.” Under the provisions of the articles of incorporation, the term “Applicable Amount” is defined to be 9.8% or such lesser amount as determined by the board of directors that would provide that GPI will satisfy the ownership requirement for a REIT under the Code.

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than the Applicable Amount of common stock (or the acquisition of an interest in an entity that owns, actually or constructively, common stock) by an individual or entity could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of the Applicable Amount in value or in number of shares (whichever is more restrictive) of outstanding common stock and thereby violate the applicable ownership limit.

GPI’s board of directors may, in its sole and absolute discretion, prospectively or retroactively, waive either or both of the ownership limits with respect to a particular person if, doing so (i) would not result in GPI being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT and the board of directors determines that such waiver will not cause or allow five or fewer individuals to actually or beneficially own more than 49% in value of the aggregate of the outstanding shares of all classes and series of stock; and (ii) determines that, subject to certain exceptions, such person does not and will not own, actually or constructively, an interest in a tenant of GPI (or a tenant of any entity owned in whole or in part by GPI) that would cause GPI to own, actually or constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant.

As a condition of GPI’s waiver, the board of directors may require an opinion of counsel or IRS ruling satisfactory to the board in its sole and absolute discretion in order to determine or ensure GPI’s status as a REIT or such representations and/or undertakings as are reasonably necessary to make the determinations above. The board may impose such conditions or restrictions as it deems appropriate in connection with such an exception.

210

In connection with a waiver of an ownership limit or at any other time, the board of directors may increase or decrease one or both of the ownership limits, except that a decreased ownership limit will not be effective for any person whose actual, beneficial or constructive ownership of stock exceeds the decreased ownership limit at the time of the decrease until the person’s actual, beneficial or constructive ownership of stock equals or falls below the decreased ownership limit, although any further acquisition of stock will violate the decreased ownership limit. The board may not increase or decrease any ownership limit if the new ownership limit would allow five or fewer persons to actually or beneficially own more than 49% in value of GPI’s outstanding stock or could cause GPI to be “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause GPI to fail to qualify as a REIT.

These provisions further prohibit:

●	any person from actually, beneficially or constructively owning shares of stock that could result in GPI being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause GPI to fail to qualify as a REIT (including, but not limited to, actual, beneficial or constructive ownership of shares of stock that could result in (i) GPI owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code, or (ii) any manager of a “qualified lodging facility,” within the meaning of Section 856(d)(9)(D) of the Code or a “qualified health care facility,” within the meaning of Section 856(e)(6)(D)(i) of the Code, leased by GPI to one of its taxable REIT subsidiaries failing to qualify as an “eligible independent contractor” within the meaning of Section 856(d)(9)(A) of the Code, in each case if the income derived from such tenant or such taxable REIT subsidiary, taking into account GPI’s other income that would not qualify under the gross income requirements of Section 856(c) of the Code, would cause GPI to fail to satisfy any the gross income requirements imposed on REITs);

●	any person from transferring shares of stock if such transfer would result in shares of GPI’s stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution); and

●	any person from transferring shares of stock if such transfer would cause equity participation by “benefit plan investors” within the meaning of the Department of Labor regulations defining “plan assets” (as modified by Section 3(42) of ERISA) to be “significant” within the meaning of such Department of Labor regulations.

Any person who acquires or attempts or intends to acquire actual, beneficial or constructive ownership of shares of stock that will or may violate the ownership limits or any of the other restrictions on ownership and transfer of stock described above must give written notice immediately to GPI or, in the case of a proposed or attempted transaction, provide GPI at least 15 days prior written notice, and provide GPI with such other information as it may request in order to determine the effect of such transfer on GPI’s status as a REIT or its status under ERISA, as the case may be.

The ownership limits and other restrictions on ownership and transfer of stock described above will not apply until the effective date of this registration statement and will not apply if the board of directors determines that it is no longer in GPI’s best interest to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required in order for GPI to qualify as a REIT.

Pursuant to the articles of incorporation, if any purported transfer of stock or any other event would otherwise result in any person violating the ownership limits or such other limit established by the board, or could result in GPI being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by GPI. The prohibited owner will have no rights in shares of GPI’s stock held by the trustee. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to GPI’s discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand. In addition, the board is authorized to take such actions as it deems necessary or advisable in preserving GPI’s qualification as a REIT.

Shares of stock transferred to the trustee are deemed offered for sale to GPI, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer of shares to the trust (or, in the event of a gift, devise or other such transaction, the mean sales price reported on the applicable stock market or exchange on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (ii) the mean sale price reported on the applicable stock market or exchange on the date GPI, or its designee, accepts such offer. GPI will be required to reduce the amount payable to the prohibited owner by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. GPI will pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. GPI will have the right to accept such offer until the trustee has sold the shares of stock held in the trust. Upon a sale to GPI, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.

211

If GPI does not buy the shares, the trustee must, within 20 days of receiving notice from GPI of the transfer of shares to the trust, sell the shares to a person or persons, designated by the trustee, who could own the shares without violating the ownership limits or other restrictions on ownership and transfer of GPI’s stock. Upon such sale, the trustee must distribute to the prohibited owner an amount equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the last sales price reported on the applicable stock market or exchange on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares, which, pursuant to the articles of incorporation, is determined by the mean sale price reported on the applicable stock market or exchange. The trustee will reduce the amount payable to the prohibited owner by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if, prior to discovery by GPI that shares of stock have been transferred to the trustee, such shares of stock are sold by a prohibited owner, then such shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount shall be paid to the trustee upon demand.

The trustee will be designated by GPI and will be unaffiliated with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the charitable beneficiary, all dividends and other distributions paid by GPI with respect to such shares, and may exercise all voting rights with respect to such shares for the exclusive benefit of the charitable beneficiary.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion:

●	to rescind as void any vote cast by a prohibited owner prior to GPI’s discovery that the shares have been transferred to the trust; and

●	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust

However, if GPI has already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

If the board of directors determines that a proposed transfer or other event has taken place that violates the restrictions on ownership and transfer of GPI’s stock set forth in the articles of incorporation, the board may take such action as it deems advisable in its sole discretion to refuse to give effect to or to prevent such transfer, including, but not limited to, causing GPI to redeem shares of stock, refusing to give effect to the transfer on its books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of GPI’s stock, within 30 days after the end of each taxable year, must give written notice to GPI stating the name and address of such owner, the number of shares of each class and series of its stock that the owner beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide GPI with any additional information that it requests in order to determine the effect, if any, of the person’s actual or beneficial ownership on GPI’s status as a REIT and to ensure compliance with the ownership limits. In addition, any person that is an actual, beneficial or constructive owner of shares of GPI’s stock and any person (including the stockholder of record) who is holding shares of its stock for an actual, beneficial or constructive owner must, on request, disclose to GPI such information as it may request in good faith in order to determine GPI’s status as a REIT and comply with requirements of any taxing authority or governmental authority or determine such compliance.

Any certificates representing shares of GPI’s stock will bear a legend referring to the restrictions on ownership and transfer of its stock described above.

212

These restrictions on ownership and transfer could inhibit a transaction or a change of control of GPI that might involve a premium price for its capital stock that stockholders otherwise believe to be in their best interest.

Anti-takeover Effects of Maryland Law

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time during the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The corporation’s board of directors may provide that its approval is subject to compliance with any terms and conditions determined by the board.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a Maryland corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, GPI’s board of directors will by resolution exempt business combinations between GPI and any other person, provided, that such business combination is first approved by the board of directors (including a majority of directors who are not affiliates or associates of such person). As a result, any person described above may be able to enter into business combinations with GPI that may not be in the best interest of its stockholders, without compliance by GPI with the supermajority vote requirements and other provisions of the statute.

The business combination statute may discourage others from trying to acquire control of GPI and increase the difficulty of consummating any offer.

Control Share Acquisitions

In addition, the MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to such shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter, excluding shares of stock of the corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (i) a person who has made or proposes to make the control share acquisition; (ii) an officer of the corporation; or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third; (B) one-third or more but less than a majority; or (C) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the corporation’s board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or as of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to exercise or direct the exercise of a majority of all voting power, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

213

The control share acquisition statute does not apply to (i) shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or (ii) acquisitions approved or exempted by the charter or bylaws of the corporation.

GPI’s bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of GPI’s stock. There is no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide, respectively, for:

●	a classified board;

●	a two-thirds vote requirement for removing a director;

●	a requirement that the number of directors be fixed only by vote of the board of directors;

●	a requirement that a vacancy on the board be filled only by the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred; and

●	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

GPI’s articles of incorporation provide that, at such time as GPI becomes eligible to make the election, GPI elects to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on its board. As a result of this election, vacancies on GPI’s board of directors may be filled only by the remaining directors and any directors so elected will serve for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in GPI’s articles and bylaws unrelated to Subtitle 8, GPI already (1) will require the affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast generally in the election of directors for the removal of any director, which removal must be for cause, (2) will vest in the board the exclusive power to fix the number of directorships and (3) will require, unless called by its chairman of the board, chief executive officer, president or board of directors, the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at such a meeting on such matter to call a special meeting of stockholders.

Anti-takeover Effects of Articles of Incorporation and Bylaws

GPI’s articles of incorporation and bylaws contain provisions that may inhibit a transaction or a change of control, such as mandating a supermajority vote and cause requirements for removal of directors, provisions that vacancies on the board of directors may be filled only by the remaining directors for the full term of the class of directors in which the vacancy occurred, the power of the board to increase the aggregate number of authorized shares of stock or the number of shares of any class or series of stock, the authority to issue additional shares of stock of any class or series and to fix the terms of one or more classes or series of stock without stockholder approval, the restrictions on ownership and transfer of stock, and advance notice requirements for director nominations and stockholder proposals. Likewise, the election of the board to be subject to the provisions of Subtitle 8 or if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were amended or rescinded, these provisions of the MGCL could have similar anti-takeover effects.

214

Indemnification Arrangements

The bylaws of GPI will provide that directors and officers will be indemnified and provide for the advancement to them of expenses in connection with actual or threatened proceedings and claims arising out of their status as such to the fullest extent permitted by Maryland law. GPI will enter into indemnification agreements with each of its directors and executive officers that provide them with rights to indemnification and expense advancement to the fullest extent permitted under Maryland law.

215

COMPARISON OF STOCKHOLDER RIGHTS

If the merger is completed, Gadsden common stockholders will receive shares of GPI common stock in the merger. Except as provided below, the current rights of Gadsden common stockholders under Gadsden’s articles and bylaws will be identical to the rights of GPI’s common stockholders under GPI’s articles of incorporation and bylaws.

The following summary is not a complete statement of the rights of stockholders of the two companies or a complete description of the specific provisions referred to below. The summary is qualified in its entirety by reference to Gadsden’s and GPI’s governing documents, which you should read carefully and in their entirety. GPI’s articles of incorporation and bylaws that will be in effect following the conversion are attached hereto as Annexes B and C, respectively. A copy of Gadsden’s articles of incorporation and bylaws are attached hereto as Annexes H and I, respectively.

For a comparison of the rights of stockholders of FC Global and GPI following the conversion and merger, please see “FC Global Proposal I: Approval of the Conversion—Comparison of Rights of Stockholders and the Corporate Governance Before and After the Conversion.”

Gadsden	GPI
AUTHORIZED CAPITAL STOCK

Gadsden has authority to issue 100,000,000 shares of stock, consisting of 75,000,000 shares of common stock, $0.01 par value per share, and 25,000,000 shares of preferred stock, $0.01 par value per share.	GPI’s articles of incorporation will authorize it to issue 500,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 par value per share

VOTING

A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by Gadsden’s articles of incorporation or bylaws. Unless otherwise provided by statute or by Gadsden’s articles of incorporation, each outstanding share, regardless of class, entitles the holder thereof to one vote on each matter submitted to a vote at a meeting of stockholders. Voting on any question or in any election may be by voice vote unless the chairman of the meeting shall order that voting be by ballot or otherwise.	Same provision in all material respects.

RIGHTS OF PREFERRED STOCK

Series A Preferred Stock

Gadsden has designated shares of its preferred stock as 7% Series A Cumulative Convertible Perpetual Preferred Stock (referred to herein as the Gadsden Series A Preferred Stock). The Gadsden Series A Preferred Stock has the rights, preferences and benefits provided in the Articles Supplementary that designate the Gadsden Series A Preferred Stock, as amended, or the Gadsden Series A Articles, which is part of Gadsden’s charter documents, including the following:

Stated Value. The Gadsden Series A Preferred Stock has a stated original issue value (referred to as the Series A Stated Original Issue Price), equal to $25.00 per share.

Ranking. The Gadsden Series A Preferred Stock ranks senior to right of payment as to dividends and payment upon any liquidation or Deemed Liquidation, as defined in the Gadsden Series A Articles, to any Junior Securities, which is defined, generally, under the Gadsden Series A Articles as the Gadsden common stock and any class of equity security that is specifically designated as junior to the Gadsden Series A Preferred Stock, which includes the Gadsden Series B Preferred Stock and Gadsden Series C Preferred Stock; and equal in such rights to any Parity Securities, which is defined, generally, under the Gadsden Series A Articles as any class or series of capital stock of Gadsden expressly designated as ranking on parity with the Gadsden Series A Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of Gadsden.

The terms of the GPI Series A Preferred Stock will be the same in all material respect to the terms of the Gadsden Series A Preferred Stock, except that the provision providing holders of Gadsden Series A Preferred Stock with certain redemption rights in the event that Gadsden’s common stock is not listed for trading on a U.S. securities exchange or trading market prior to March 31, 2019 will not be included in the terms of the GPI Series A Preferred Stock since this condition is satisfied upon completion of the merger.

The terms of the GPI Series B Preferred Stock will be the same in all material respect to the terms of the Gadsden Series B Preferred Stock. However, all outstanding shares of GPI Series B Preferred Stock will be automatically converted into shares of GPI common stock following the merger in accordance with the automatic conversion provision of the GPI Series B Preferred Stock, which is identical to that of the Gadsden Series B Preferred Stock and provides for automatic conversion on the date that Gadsden’s shares of common stock are registered under the Securities Act or the Exchange Act. Since this provision will be satisfied upon completion of the merger, all shares of GPI Series B Preferred Stock will be converted after the merger following GPI’s compliance with certain notice requirements.

216

Gadsden	GPI

Dividend Rights. Dividends on the Gadsden Series A Preferred Stock are payable in amount equal to seven percent (7.0%) per annum of the Series A Stated Original Issue Price, which increases by one quarter of one percent (0.25%) per fiscal quarter beginning on the seven (7) year anniversary of the Series A Stated Original Issue Date (which is the date such shares are issued) of such shares up to a maximum rate of twelve percent (12.0%) per annum an increased upon an Event of Default (as defined in the Gadsden Series A Articles) by five percent (5.0)% per annum. The amount of dividends that accrue and have not been paid are referred to as the Series A Accrued Dividends. All dividends on account of the Gadsden Series A Preferred Stock accrue from the date of issuance of such shares. The initial payment obligation of Gadsden for the Accrued Dividends is deferred until March 31, 2019. Series A Accrued Dividends are then payable on quarterly basis, in arrears, on the last day of each calendar quarter. Series A Accrued Dividends may, at the option of Gadsden, be paid by the issuance of Gadsden common stock, which will be valued as the 20-trading date VWAP. Dividends on account of the Gadsden Series A Preferred Stock are payable on the basis the earliest accrued but unpaid dividend due with respect to such shares which remains payable. Gadsden shall reserve for issuance a sufficient number of shares of common stock for payment of Accrued Dividends. Any such shares of common stock, when issued as payment of an Accrued Dividend, shall be duly and validly issued, fully paid and non-assessable.

Senior Payment Right. While any of the Gadsden Series A Preferred Stock is issued and outstanding, unless the Series A Accrued Dividends have been paid in full:

●     No dividend or distribution may be authorized and declared or paid or set apart to on account of any class of Gadsden capital stock that rank equally with the Gadsden Series A Preferred Stock; and

●     No dividends (other than dividends or distributions paid solely in Junior Securities or in options, warrants or rights to subscribe for or purchase, Junior Securities) shall paid and no other equity security shall be redeemed, purchased or otherwise acquired for any consideration (other than a redemption, purchase or other acquisition of common stock made for purposes of and in compliance with requirements of an employee incentive or benefit plan of Gadsden or any subsidiary and other than for a Permitted Redemption), directly or indirectly (except by conversion into or exchange for Junior Shares).

The terms of the GPI Series C Preferred Stock will be the same in all material respect to the terms of the Gadsden Series C Preferred Stock.

217

Gadsden	GPI

Liquidation Preference. The holders of the Gadsden Series A Preferred Stock will receive distributions in respect of a liquidation of Gadsden or a Deemed Liquidation, as defined in the Gadsden Series A Articles, equal to the aggregate Series A Stated Original Issue Price for the Gadsden Series A Preferred Stock then outstanding, plus the outstanding Series A Accrued Dividend (referred to as the Series A Liquidation Preference). If the net assets of Gadsden are insufficient to repay the Series A Liquidation Preference in full, then the distribution of the net assets will be payable ratably. The Series A Liquidation Preference is payable pro rata with any distributions payable on account of Parity Securities. The merger will not be a Deemed Liquidation under the terms of the Gadsden Series A Articles.

Voting Rights. The holders of the Gadsden Series A Preferred Stock vote with the holders of Gadsden’s common stock as a single class, as if the Gadsden Series A Preferred Stock were converted in full to shares of Gadsden common stock. In addition, the holders of the Gadsden Series A Preferred Stock are entitled to vote, exclusively and as a separate class, to appoint one (1) observer to Gadsden’s board of directors and elect one (1) director of Gadsden; provided that upon an Event of Default, the holders of the Gadsden Series A Preferred Stock are entitled to appoint two (2) directors (and no longer be permitted an observer) as long as such Event of Default is continuing. Each such director may be removed without cause by, and only by, the holders of the Gadsden Series A Preferred Stock that hold a majority of such shares, or the Series A Requisite Holders. Any vacancy in any such directorship may only be filled by the Series A Requisite Holders or by any remaining director or directors elected by the Series A Requisite Holders. Notwithstanding the foregoing no individual shall be permitted to serve on the board of directors or be an observer to the board of directors if he or she or any of his or her affiliates are a “Bad Actor” under the Securities Act or if any such individual or affiliate is subject to a legal proceeding by any governmental or regulatory authority with respect to the events described in such section.

Preemptive Voting Rights. Except as provided by law, without the approval of the Series A Requisite Holders, Gadsden will not:

●      issue any shares of Gadsden Series A Preferred Stock (other than in connection with the acquisition of assets in a transaction that is approved by the Series A Requisite Holders) or any other class of equity securities that is a Parity Security or any class of equity securities senior in rights to the Gadsden Series A Preferred Stock, whether with respect to dividend and other distribution rights, preference or other rights on redemption, liquidation, dissolution or winding-up of Gadsden or otherwise,

218

Gadsden	GPI

●     alter or change adversely the powers, preferences or rights given to the Gadsden Series A Preferred Stock or alter or amend the Gadsden Series A Articles,

●     amend Gadsden’s articles of incorporation or other charter documents in any manner that adversely affects any rights of the holders, including decreasing the percentage ownership permitted by a holder of Gadsden’s shares of capital stock (referred to in Gadsden’s Articles of Incorporation as the Applicable Amount),

●     redeem any shares of Gadsden’s preferred stock or common stock under a call option or otherwise, other than: (i) pursuant to employee or consultant agreements giving Gadsden the right to repurchase shares at the original cost thereof upon the termination of services and provided that such repurchase is approved by Gadsden’s board of directors, and (ii) a redemption or repurchase of the Gadsden Series C Preferred Stock,

●     enter into any agreement with respect to any of the foregoing, or

●     enter into any agreement, amend or modify any existing agreement or obligation, or issue any security that prohibits, conflicts or is inconsistent with, or would be breached by, Gadsden’s performance of its obligations under the Gadsden Series A Articles.

Redemption. Gadsden may redeem any or all of the outstanding shares of the Gadsden Series A Preferred Stock at a price per share equal to the Series A Stated Original Issue Price plus the then Series A Accrued Dividends, unless prohibited by Maryland law. If the redemption is made in part, then the redemption shall be affected pro rata on the basis of the shares of Gadsden Series A Preferred Stock outstanding. In order to effect any such redemption, Gadsden must provide 40 days’ notice stating the number of shares to be redeemed, the date of such redemption and the redemption price payable.

In addition, in the event that Gadsden’s common stock is not listed or admitted for trading on any U.S. securities exchange (e.g., NYSE or NASDAQ) or trading market (e.g. OTCQB) on or prior to March 31, 2019, then the Series A Requisite Holders shall, upon notice of election thereof, be entitled to require Gadsden to redeem the shares of Gadsden Series A Preferred Stock at a price equal to the then outstanding aggregate Series A Stated Original Issue Price and the Series A Accrued Dividends. If the Series A Requisite Holder so elect to require such redemption, then Gadsden will redeem such Gadsden Series A Preferred Stockholder’s shares, by paying out of the remaining assets and funds of Gadsden legally available for distribution to its stockholders, prior to the holders of Junior Securities, such redemption price.

219

Gadsden	GPI

Treatment of Redeemed Shares. Any Gadsden Series A Preferred Stock that is redeemed as described above shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.

Conversion. Holders of the Gadsden Series A Preferred Stock may elect to convert any or all of their shares of Gadsden Series A Preferred Stock into shares of Gadsden’s common stock at any time that is 21 trading days after the date that Gadsden’s common stock is listed or admitted for trading on any U.S. securities exchange (e.g., NASDAQ) or trading market (e.g. OTCQB), at the then applicable Series A Conversion Rate, however fractional shares of Gadsden’s common stock will not be issued. The Series A Conversion Rate is defined, generally, under the Gadsden Series A Articles as an amount equal to: (i) the Series A Stated Original Issue Price, (ii) divided by the VWAP per share price for the 20 consecutive trading days prior to the conversion date. The VWAP is defined, generally, under the Gadsden Series A Articles as the volume weighted average price for Gadsden’s common stock on the applicable exchange or trading market, or if Gadsden’s common stock is not so listed and admitted for trading on an exchange or market, then other cases, the fair value of a share of Gadsden’s common stock as determined by an independent appraiser selected in good faith by a holder of the Gadsden Series A Preferred Stock and reasonably acceptable to Gadsden, the fees and expenses of which shall be paid by Gadsden, or the value as agreed by the Series A Requisite Holders and Gadsden, in each case, subject to a minimum price per share that may be agreed by the Series A Requisite Holders and Gadsden; Gadsden has agreed with the Series A Requisite Holders that the minimum price per share will be the net asset value of Gadsden as the closing date of the merger. The fair value of Gadsden’s common stock used for VWAP purposes has been agreed with the Series A Requisite Holders as $10.00 per share. Shares of Gadsden Series A Preferred Stock that are subject to a conversion notice by a holder prior to the applicable dividend record date will not receive that dividend. The Gadsden Series A Articles provide for the logistics or mechanics for a holder of the Gadsden Series A Preferred Stock to elect to convert Gadsden Series A Preferred Stock to common stock and include that Gadsden will reserve a sufficient number of shares of its common stock to permit such conversion, that the shares of common stock, when issued in any such conversion, shall be duly and validly issued, fully paid and non-assessable.

220

Gadsden	GPI

Mergers and Business Combinations. In the event of any recapitalization, reclassification or change of common stock (other than changes resulting from a subdivision or combination); a consolidation, merger or combination involving Gadsden; a sale, conveyance or lease to another corporation of all or substantially all of Gadsden’s property and assets (other than to one or more of its subsidiaries); or a statutory share exchange (any such transaction being referred to as a business combination), which in each case, as a result of which holders of common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for common stock, a holder of the Gadsden Series A Preferred Stock shall be entitled thereafter to convert their shares of Gadsden Series A Preferred Stock into the kind and amount of stock, other securities or other property or assets (including cash or any combination thereof) which such holder would have owned or been entitled to receive upon such business combination as if such holder held a number of shares of common stock equal to the Series A Conversion Rate in effect on the effective date for such business combination, multiplied by the number of shares of Gadsden Series A Preferred Stock held by such holder. In the event that holders of common stock have the opportunity to elect the form of consideration to be received in such business combination, then Gadsden shall make adequate provision whereby the holders of the Gadsden Series A Preferred Stock shall have a reasonable opportunity to determine the form of consideration into which all of the shares of Gadsden Series A Preferred Stock, treated as a single class, shall be convertible from and after the effective date of such business combination. Such determination shall be based on the weighted average of elections made by the holders of the Gadsden Series A Preferred Stock who participate in such determination, shall be subject to any limitations to which all holders of common stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in such business combination, and shall be conducted in such a manner as to be completed by the date which is the earliest of (1) the deadline for elections to be made by holders of common stock and (2) two business days prior to the anticipated effective date of the business combination.

Series B Preferred Stock

Gadsden has designated shares of its preferred stock as Series B Non-Voting Convertible Preferred Stock (referred to herein as the Gadsden Series B Preferred Stock). The Gadsden Series B Preferred Stock has the rights, preferences and benefits provided in the Articles Supplementary that designate the Gadsden Series B Preferred Stock, as amended, or the Gadsden Series B Articles, which is part of Gadsden’s charter documents, including the following:

Stated Value. The Gadsden Series B Preferred Stock has a stated original issue value equal to $10.00 per share.

Ranking; Liquidation Preference; Dividends. The Gadsden Series B Preferred Stock ranks pari passu with Gadsden’s common stock in all respects other than the Gadsden Series B Preferred Stock has a liquidation preference to Gadsden’s common stock equal to the par value (one penny) per share. The Gadsden Series B Preferred Stock participates pari passu with all dividends declared and paid with Gadsden’s common stock, as a single class, assuming that all shares of Gadsden Series B Preferred Stock is then converted into shares of Gadsden’s common stock.

221

Gadsden	GPI

No Voting Rights. The holders of the Gadsden Series B Preferred Stock do not have any voting rights in any matter, other than to approve an amendment to Gadsden’s charter that change any of the terms and provisions of the Gadsden Series B Preferred Stock in a manner that is adverse to the holders of the Gadsden Series B Preferred Stock, which approval can be effected by the holders of a majority of the issued and outstanding shares of the Gadsden Series B Preferred Stock.

Mandatory Conversion. All shares of the Gadsden Series B Preferred Stock will be converted into shares of Gadsden’s common stock on the date that Gadsden’s shares of common stock are registered under the Securities Act or the Exchange Act. The conversion of the Gadsden Series B Preferred Stock is automatic and does not require the approval or consent of any holder of Gadsden Series B Preferred Stock. Notwithstanding the foregoing, no shares will be issued to the extent that the holder would exceed the Applicable Amount of Gadsden’s capital stock and fractional shares will not be issued. The Gadsden Series B Articles provide certain logistics or mechanics, including notice requirements by Gadsden regarding the registration of Gadsden’s shares of common stock.

Mergers and Business Combinations. The Gadsden Series B Articles provide provisions with respect to a business combination that are similar to the provisions in the Gadsden Series A Articles.

Series C Preferred Stock

Gadsden has designated shares of its preferred stock as Series C Participating Convertible Preferred Stock (referred to herein as the Gadsden Series C Preferred Stock). The Gadsden Series C Preferred Stock has the rights, preferences and benefits provided in the Articles Supplementary that designate the Gadsden Series C Preferred Stock, as amended, or the Gadsden Series C Articles, which is part of Gadsden’s charter documents, including the following:

Stated Value. The Gadsden Series C Preferred Stock has a stated original issue value equal to $10.00 per share.

222

Gadsden	GPI

Liquidation Preference. Upon the liquidation of Gadsden, the holders of Gadsden Series C Preferred Stock shall be entitled to receive, in preference to the holders of common stock and Gadsden Series B Preferred Stock (and after the liquidation preference payable to the holders of the Gadsden Series A Preferred Stock), an amount equal to $10.00 per share of Gadsden Series C Preferred Stock, plus any Accrued Dividends, as defined in the Series C Articles Supplementary (referred to as the Series C Liquidation Preference). If the assets of Gadsden are insufficient to permit the full payment of the Series C Liquidation Preference, then the assets shall be distributed pro rata among the holders of the Gadsden Series C Preferred Stock. At the election of the holders of a majority of the then outstanding shares of Gadsden Series C Preferred Stock (with any such election binding upon all holders of the Gadsden Series C Preferred Stock), certain consolidations, mergers and other business combinations involving Gadsden, as well as the sale of all or substantially all of its assets and a transfer of more than fifty (50%) percent of the voting power of Gadsden, may be deemed to be a liquidation. Any merger, acquisition, combination or other similar transaction involving Gadsden, pursuant to which the stockholders of Gadsden retain, directly or indirectly, at least 50% of the surviving entity shall not be deemed a liquidation event.

Conversion. The shares of Gadsden Series C Preferred Stock shall be automatically converted without any action on the part of the holders into shares of common stock at a 20% discount to 1) the 20-day VWAP calculated on the first day of trading following 30 days after the listing of Gadsden’s common stock on a U.S. national exchange; or 2) the price per share of common stock in an underwritten public offering by Gadsden with aggregate gross proceeds equal to, or in excess of, $15,000,000, whichever occurs first. Holders may also convert their shares into shares of common stock at a 20% discount to the 20-day VWAP calculated on the first day of trading following 30 days after Gadsden is a publicly traded company, subject to a minimum conversion price that will be specified in the Gadsden Series C Articles. VWAP is the volume weighted average closing price of Gadsden’s common stock for the specified period. During the period prior to listing of Gadsden’s common stock on a U.S. national exchange or an underwritten public offering by Gadsden with aggregate gross proceeds equal to, or in excess of, $15,000,000, the VWAP is subject to a minimum of $1.00.

Dividend Rate. The Gadsden Series C Preferred Stock bears a dividend rate of (i) 8% annually payable quarterly in cash, and (ii) 2% annually payable quarterly in Gadsden Series C Preferred Stock at the value of $10 per share. Dividends on the Gadsden Series C Preferred Stock will accrue on the shares as and when issued. The first payment date for the dividends will be January 2, 2019.

Voting Rights. Except as specifically provided under “Protective Provisions” below, shares of Gadsden Series C Preferred Stock will vote together with the holders of common stock and Gadsden Series A Preferred Stock, as a single class, on an as converted basis; provided, however, the holders of Gadsden Series C Preferred Stock will not be entitled to vote for any merger or consolidation.

223

Gadsden	GPI

Protective Provisions. Subject to any separate vote of holders of the common stock and Gadsden Series A Preferred Stock, voting as a single class, that may be required pursuant to the provision above, until the earlier of the closing date of the merger or the date the shares are converted into common stock as described above, the affirmative vote of the holders of 662/3% of the outstanding Gadsden Series C Preferred Stock, voting as a single class, shall be required for Gadsden to: (i) amend, alter, or repeal any provision of Gadsden’s articles of incorporation or bylaws in a manner adverse to the Gadsden Series C Preferred Stock; or (ii) pay any dividend on any capital stock, other than the outstanding Gadsden Series A Preferred Stock and Gadsden Series C Preferred Stock prior to March 31, 2019 and unless accrued and unpaid dividends for shares of the Gadsden Series A Preferred Stock and the Gadsden Series C Preferred Stock are paid in full; and the holders of the Gadsden Series C Preferred Stock will participate on a pro rata basis on all such dividends as if all shares of Gadsden Series C Preferred Stock have been converted into common stock; or (iii) create, or authorize the creation of, or issue any other security convertible into or exercisable for any equity security, having rights, preferences or privileges senior to the Gadsden Series C Preferred Stock (other than up to 500,000 additional shares of Gadsden Series A Preferred Stock to be issued in connection with real property acquisitions; or (iv) incur any indebtedness other than indebtedness incurred in the ordinary course and: (A) the existing debt including convertible promissory notes, or (B) refinancing such existing debt on terms similar in all material respects, or (C) mortgages for real estate assets and/or properties, or (D) purchase money indebtedness or deferred acquisition payments directly related to real estate investments; provided that the aggregate of such permitted indebtedness does not reduce the net asset value of the real estate investments (free and clear of mortgages and other financing obligations) below the greater of: $75 million or 300% of the aggregate gross proceeds of Gadsden’s private placement. Holders of Gadsden Series C Preferred Stock are entitled to certain registration rights with respect to their underlying commons stock.

SIZE OF BOARD OF DIRECTORS

At any regular meeting or at any special meeting called for that purpose, a majority of the entire board of directors of Gadsden may establish, increase or decrease the number of directors, provided that the number thereof shall never be less than the minimum number required by the MGCL, and further provided that the tenure of office of a director shall not be affected by any decrease in the number of directors.	Same provision in all material respects.

224

Gadsden	GPI
CLASSES OF DIRECTORS

There shall be only one (1) class of directors.	Same provision in all material respects.

REMOVAL OF DIRECTORS

Subject to the rights of holders of one or more classes of preferred stock to elect or remove a particular director or directors, a director may be removed from office only for cause and then only by the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors. For purposes of the foregoing, “cause” shall mean only (i) final adjudication of a felony, which felony has a material adverse effect on Gadsden, (ii) final declaration of unsound mind by order of a court that is not subject to appeal, (iii) gross dereliction of duty as determined by a court of competent jurisdiction or arbitration panel that, in either case, is not subject to appeal, (iv) commission of an act that constitutes intentional misconduct or a knowing violation of law if such action in either event results both in an improper substantial personal benefit to the director and in a material injury to Gadsden as determined by a court of competent jurisdiction or arbitration panel that, in either case, is not subject to appeal, or (v) any action, conduct, conviction, order or other item specified Rule 506(d) of Regulation D or Rule 262(a) of Regulation A of the Securities Act that would result in Gadsden not being permitted to rely on an exemption from the registration requirements of the Securities Act in an offering that is conducted in accordance with Rule 506 of Regulation D or under Rule 251 of Regulation A, each as promulgated under the Securities Act.	Same provision in all material respects.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

Until such time as Gadsden becomes subject to Section 3-804(c) of the MGCL, and subject to the rights of the holders of Gadsden Series A Preferred Stock described above, any vacancy on the board of directors of Gadsden for any cause other than an increase in the number of directors may be filled by a majority of the remaining directors, even if such majority is less than a quorum; any vacancy in the number of directors created by an increase in the number of directors may be filled by a majority vote of the entire board of directors of Gadsden; and any individual so elected as director shall serve until the next annual meeting of stockholders and until his or her successor is elected and qualifies. At such time as Gadsden becomes subject to Section 3-804(c) of the MGCL, any vacancy on the board of directors of Gadsden may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies.	Same provision in all material respects.

225

Gadsden	GPI
CHARTER AMENDMENTS

Gadsden reserves the right from time to time to make any amendment to its charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in Gadsden’s charter, of any shares of outstanding stock. All rights and powers conferred by Gadsden’s charter on stockholders, directors and officers are granted subject to this reservation. Except as set forth below and except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in Gadsden’s charter, any amendment to Gadsden’s charter shall be valid only if declared advisable by the board of directors and approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter. Any amendment to Section 4.11 (Removal of Directors), Article VI (Restriction on Transfer and Ownership of Shares) or this provision of Gadsden’s charter shall be valid only if declared advisable by the board of directors and approved by the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast on the matter.	Same provision in all material respects.

BYLAW AMENDMENTS

The board of directors of Gadsden shall have the exclusive power to adopt, alter or repeal any provision of the bylaws and to make new bylaws.	Same provision in all material respects.

VOTE ON MERGER, CONSOLIDATIONS OR SALES OF SUBSTANTIALLY ALL ASSETS

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:

●     any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

●     an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.

A person is not an interested stockholder if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, however, the board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by it.

Same provision in all material respects.

226

Gadsden	GPI

After such five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

●     80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

●     two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These supermajority approval requirements do not apply for mergers, consolidations or share exchanges if, among other conditions, the corporation’s common stockholders receive a minimum price (as described in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder.

SPECIAL MEETINGS OF STOCKHOLDERS

Each of the chairman of the board, chief executive officer, president and board of directors of Gadsden may call a special meeting of stockholders. Except as provided in the section of the bylaws describing the required procedures for stockholders to request a special meeting, a special meeting of stockholders shall be held on the date and at the time and place set by the chairman of the board, chief executive officer, president or board of directors of Gadsden, whoever has called the meeting. Subject to the provisions of the bylaws describing the required procedures for stockholders to request a special meeting, a special meeting of stockholders shall also be called by the secretary of Gadsden to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting.	Same provision in all material respects.

QUORUM

At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum; but this section shall not affect any requirement under any statute or Gadsden’s charter for the vote necessary for the approval of any matter. If such quorum is not established at any meeting of the stockholders, the chairman of the meeting may adjourn the meeting sine die or from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified. The stockholders present either in person or by proxy, at a meeting which has been duly called and at which a quorum has been established, may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough stockholders to leave fewer than would be required to establish a quorum.	Same provision in all material respects.

227

Gadsden	GPI
NOTICE OF STOCKHOLDER MEETINGS

Not less than ten nor more than 90 days before each meeting of stockholders, the secretary shall give to each stockholder entitled to vote at such meeting and to each stockholder not entitled to vote who is entitled to notice of the meeting notice in writing or by electronic transmission stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called, by mail, by presenting it to such stockholder personally, by leaving it at the stockholder’s residence or usual place of business, by electronic transmission or by any other means permitted by Maryland law. If mailed, such notice shall be deemed to be given when deposited in the U.S. mail addressed to the stockholder at the stockholder’s address as it appears on the records of Gadsden, with postage thereon prepaid. If transmitted electronically, such notice shall be deemed to be given when transmitted to the stockholder by an electronic transmission to any address or number of the stockholder at which the stockholder receives electronic transmissions. Gadsden may give a single notice to all stockholders who share an address, which single notice shall be effective as to any stockholder at such address, unless such stockholder objects to receiving such single notice or revokes a prior consent to receiving such single notice. Failure to give notice of any meeting to one or more stockholders, or any irregularity in such notice, shall not affect the validity of any meeting or the validity of any proceedings at any such meeting. Subject to provisions of the bylaws, any business of Gadsden may be transacted at an annual meeting of stockholders without being specifically designated in the notice, except such business as is required by any statute to be stated in such notice. No business shall be transacted at a special meeting of stockholders except as specifically designated in the notice. Gadsden may postpone or cancel a meeting of stockholders by making a public announcement of such postponement or cancellation prior to the meeting. Notice of the date, time and place to which the meeting is postponed shall be given not less than ten days prior to such date and otherwise in the manner set forth in this section.	Same provision in all material respects.

228

Gadsden	GPI
STOCKHOLDER NOMINATIONS

Nominations of individuals for election to the board of directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to Gadsden’s notice of meeting, (ii) by or at the direction of the board of directors or (iii) by any stockholder of Gadsden who was a stockholder of record both at the time of giving of notice by the stockholder as provided for in the bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the bylaws.	Same provision in all material respects.

PROXY ACCESS

A stockholder of record may vote in person or by proxy executed by the stockholder or by the stockholder’s duly authorized agent in any manner permitted by law. Such proxy or evidence of authorization of such proxy shall be filled with the secretary of Gadsden before or at the meeting. No proxy shall be valid more than eleven (11) months after its date unless otherwise provided in the proxy.	Same provision in all material respects.

ANTI-TAKEOVER PROVISIONS AND OTHER STOCKHOLDER PROTECTIONS

The charter and bylaws of Gadsden and Maryland law contain provisions that may inhibit a transaction or a change of control that might involve a premium price for its common stock or that its stockholders otherwise believe to be in their best interest, including business combination provisions, by mandating a supermajority vote and cause requirements for removal of directors, provisions that vacancies on board of directors may be filled only by the remaining directors for the full term of the class of directors in which the vacancy occurred, the power of the board to increase the aggregate number of authorized shares of stock or the number of shares of any class or series of stock, the authority to issue additional shares of stock of any class or series and to fix the terms of one or more classes or series of stock without stockholder approval, the restrictions on ownership and transfer of Gadsden’s stock, and the advance notice requirements for director nominations and stockholder proposals. Likewise, the election of the board of directors to be subject to the provisions of Subtitle 8 or if the provision in Gadsden’s bylaws opting out of the control share acquisition provisions of the MGCL were amended or rescinded, these provisions of the MGCL could have similar anti-takeover effects.	Same provision in all material respects.

LIMITATION OF PERSONAL LIABILITY OF OFFICERS AND DIRECTORS

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of Gadsden shall be liable to Gadsden or its stockholders for money damages.	Same provision in all material respects.

229

Gadsden	GPI
INDEMNIFICATION OF DIRECTORS AND OFFICERS AND INSURANCE

To the maximum extent permitted by Maryland law in effect from time to time, Gadsden shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of Gadsden and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Corporation and at the request of Gadsden, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided by Gadsden’s charter and the bylaws shall vest immediately upon election of a director or officer. Gadsden may, with the approval of its board of directors, provide such indemnification and advance for expenses to an individual who served a predecessor of Gadsden in any of the capacities described in (a) or (b) above and to any employee or agent of Gadsden or a predecessor of Gadsden. The indemnification and payment or reimbursement of expenses provided in the bylaws shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.	Same provision in all material respects.

ACTION BY WRITTEN CONSENT OF THE STOCKHOLDERS

Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting if a unanimous consent setting forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and filed with the minutes of proceedings of the stockholders.	Same provision in all material respects.

230

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF OWNING GPI STOCK POST-MERGER

Tax Considerations for Investing in GPI Stock

The following is a summary of material U.S. Federal income tax considerations associated with an investment in GPI common or preferred stock after the completion of the merger. The statements made in this section of the joint proxy statement/prospectus are based upon current provisions of the Code and Treasury Regulations promulgated thereunder, as currently applicable, currently published administrative positions of the IRS and judicial decisions, all of which are subject to change, either prospectively or retroactively. GPI cannot assure you that any changes will not modify the conclusions expressed in counsel’s opinions described herein. This summary does not address all possible tax considerations that may be material to an investor and does not constitute legal or tax advice. Moreover, this summary does not deal with all tax aspects that might be relevant to you, as a prospective stockholder, in light of your personal circumstances, nor does it deal with particular types of stockholders that are subject to special treatment under the U.S. federal income tax laws, such as:

●	insurance companies;

●	tax-exempt organizations (except to the limited extent discussed in “—Taxation of Tax-Exempt Stockholders” below);

●	financial institutions or broker-dealers;

●	non-U.S. individuals and foreign corporations (except to the limited extent discussed in “— Taxation of Non-U.S. Stockholders” below);

●	U.S. expatriates;

●	persons who mark-to-market GPI’s common stock;

●	subchapter S corporations;

●	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

●	regulated investment companies and REITs;

●	trusts and estates;

●	holders who receive common stock through the exercise of employee stock options or otherwise as compensation;

●	persons holding common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

●	persons subject to the alternative minimum tax provisions of the Code;

●	persons holding GPI stock through a partnership or similar pass-through entity; and

●	persons whose taxable income for U.S. Federal income tax purposes exceeds $400,000 in a taxable year ($450,000 in the case of married taxpayers filing a joint return).

This summary assumes that stockholders hold shares as capital assets for U.S. federal income tax purposes, which generally means property held for investment.

The statements in this section are based on the current U.S. federal income tax laws, are for general information purposes only and are not tax advice. GPI cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF COMMON STOCK AND OF GPI’s ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

231

Taxation of GPI

GPI intends to elect to be taxed as a REIT for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2019. FC Global and Gadsden believe that, commencing with such taxable year, GPI will be organized and will operate in such a manner as to qualify for taxation as a REIT under the U.S. federal income tax laws, and GPI intends to continue to operate in such a manner, but no assurances can be given that it will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the U.S. federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

In connection with this proxy statement/prospectus, GPI intends to receive a tax opinion that, commencing with the taxable year ending on December 31, 2019, GPI will be organized in conformity with the requirements for qualification as a REIT under the Code, and its proposed method of operation will enable it to satisfy the requirements for qualification and taxation as a REIT beginning with the taxable year ending December 31, 2019. While GPI intends to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in its circumstances, no assurance can be given that GPI will so qualify for any particular year. You should also be aware that opinions of counsel are not binding on the IRS or any court, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions. GPI has not sought and will not seek an advance ruling from the IRS regarding any matter discussed in this proxy statement/prospectus. Moreover, GPI’s qualification and taxation as a REIT depends on its ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of share ownership, various qualification requirements imposed upon REITs by the Code related to its income and assets. GPI’s ability to qualify as a REIT also requires that it satisfy certain asset tests, some of which depend upon the fair values of assets directly or indirectly owned by it. Such values may not be susceptible to a precise determination. While GPI intends to continue to operate in a manner that will allow it to qualify as a REIT, no assurance can be given that the actual results of its operations for any taxable year satisfy such requirements for qualification and taxation as a REIT.

If GPI qualifies as a REIT, it generally will not be subject to U.S. Federal income tax on the taxable income that it distributes to its stockholders; it will be taxable at the applicable corporate tax rates to the extent that it does not distribute all of its net taxable income. The benefit of that tax treatment is that it substantially eliminates the “double taxation,” or taxation at both the corporate and stockholder levels, that is generally imposed on enterprises that are operated in corporate form. Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to the stockholders. Even if GPI qualifies as a REIT, it will be subject to U.S. Federal tax in the following circumstances:

●	GPI will pay U.S. Federal income tax on any taxable income, including undistributed net capital gain, that it does not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

●	GPI will pay income tax at the highest corporate rate on:

○	net income from the sale or other disposition of property acquired through foreclosure, or foreclosure property, that it holds primarily for sale to customers in the ordinary course of business, and

○	other non-qualifying income from foreclosure property.

●	GPI will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property (known as prohibited transactions), that it holds primarily for sale to customers in the ordinary course of business.

●	if GPI fails to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “—Gross Income Tests,” and nonetheless continues to qualify as a REIT because it meets other requirements, GPI will pay a 100% tax on:

○	the gross income attributable to the greater of the amount by which GPI fails the 75% gross income test or the 95% gross income test, in either case, multiplied by

○	a fraction intended to reflect GPI’s profitability.

●	if GPI fails to distribute during a calendar year at least the sum of (i) 85% of its REIT ordinary income for the year, (ii) 95% of its REIT capital gain net income for the year, and (iii) any undistributed taxable income required to be distributed from earlier periods, GPI will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount it actually distributed.

232

●	GPI may elect to retain and pay income tax on its net long-term capital gain. In that case, a stockholder would be taxed on its proportionate share of undistributed long-term capital gain (to the extent that GPI made a timely designation of such gain to the stockholders) and would receive a credit or refund for its proportionate share of the tax GPI paid.

●	GPI will be subject to a 100% excise tax on transactions with any Taxable REIT Subsidiary, or TRS, that are not conducted on an arm’s-length basis.

●	in the event GPI fails to satisfy any of the asset tests, other than a de minimis failure of the 5% asset test, the 10% vote test or 10% value test, as described below under “—Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, GPI files a description of each asset that caused such failure with the IRS, and GPI disposes of the assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which it identifies such failure, GPI will pay a tax equal to the greater of $50,000 or the highest U.S. Federal income tax rate then applicable to U.S. corporations on the net income from the nonqualifying assets during the period in which it failed to satisfy the asset tests.

●	GPI will be required to pay a penalty of $50,000 for each such failure to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, which failure is due to reasonable cause and not to willful neglect.

●	if GPI acquires any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which it acquires a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, GPI will pay tax at the highest regular corporate rate applicable on any gain recognized on the sale or disposition of the asset during the 5-year period after GPI acquired the asset, provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which GPI will pay tax is the lesser of:

○	the amount of gain that GPI recognizes at the time of the sale or disposition, and

○	the amount of gain that GPI would have recognized if GPI had sold the asset at the time GPI acquired it.

●	GPI may be required to pay monetary penalties to the IRS in certain circumstances, including if it fails to meet record-keeping requirements intended to monitor its compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Recordkeeping Requirements.”

●	the earnings of GPI’s lower-tier entities that are subchapter C corporations, including any TRSs, will be subject to Federal corporate income tax.

In addition, notwithstanding its qualification as a REIT, GPI may also have to pay certain state and local income taxes because not all states and localities treat REITs in the same manner that they are treated for U.S. Federal income tax purposes. Moreover, as further described below, any TRS GPI forms will be subject to Federal, state and local corporate income tax on their taxable income.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more trustees or directors.

2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation, but for the REIT provisions of the U.S. Federal income tax law.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the U.S. Federal income tax laws.

5.	At least 100 persons are beneficial owners of its shares or ownership certificates.

233

6.	Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year.

7.	It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to stockholders.

9.	It uses a calendar year for U.S. Federal income tax purposes and complies with the recordkeeping requirements of the U.S. Federal income tax laws.

GPI must meet the above requirements 1, 2, 3, 4, 8 and 9 during its entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 will be applied to GPI beginning with its 2019 taxable year. If it complies with all the requirements for ascertaining the ownership of its outstanding shares in a taxable year and have no reason to know that it violated requirement 6, GPI will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, and beneficiaries of such a trust will be treated as holding GPI shares in proportion to their actuarial interests in the trust for purposes of this requirement.

GPI’s charter will contain restrictions regarding ownership and transfer of shares of its common stock that are intended to assist in continuing to satisfy the share ownership requirements in 5 and 6 above. See “Description of GPI Capital Stock—Restrictions on Ownership and Transfer.” GPI is required to maintain records disclosing the actual ownership of common stock in order to monitor its compliance with the share ownership requirements. To do so, GPI is required to demand written statements each year from the record holders of certain minimum percentages of its shares in which such record holders must disclose the actual owners of the shares (i.e., the persons required to include GPI’s dividends in their gross income). A list of those persons failing or refusing to comply with this demand will be maintained as part of its records. Stockholders who fail or refuse to comply with the demand must submit a statement with their tax returns disclosing the actual ownership of GPI shares and certain other information. The restrictions in GPI’s charter, however, may not ensure that it will, in all cases, be able to satisfy such share ownership requirements. If GPI fails to satisfy these share ownership requirements, its qualification as a REIT may terminate.

Qualified REIT Subsidiaries

A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all of the stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that GPI owns will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as GPI assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships

An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner, generally is not treated as an entity separate from its owner for U.S. Federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for U.S. Federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. GPI’s proportionate share for purposes of the 10% value test (see “—Asset Tests”) will be based on its proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, GPI’s proportionate share will be based on its proportionate interest in the capital interests in the partnership. GPI’s proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which GPI acquires an equity interest, directly or indirectly, will be treated as GPI assets and gross income for purposes of applying the various REIT qualification requirements.

234

Taxable REIT Subsidiaries

A REIT may own up to 100% of the shares of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the securities will automatically be treated as a TRS. GPI will not be treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the stock issued by a TRS to GPI will be an asset in its hands, and GPI will treat the distributions paid to GPI from such TRS, if any, as income. This treatment may affect GPI’s compliance with the gross income and asset tests. Because it will not include the assets and income of TRSs in determining GPI’s compliance with the REIT requirements, GPI may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude GPI from doing directly or through pass-through subsidiaries. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. This limitation is reduced to 20% with respect to GPI’s taxable years beginning after December 31, 2019.

A TRS pays income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis.

A TRS may not directly or indirectly operate or manage any health care facilities or lodging facilities or provide rights to any brand name under which any health care facility or lodging facility is operated. However, a TRS may provide rights to any brand name under which any “health care facility” or “lodging facility” is operated if (i) such rights are provided to an “eligible independent contractor” (as described below) to operate or manage a health care facility or lodging facility, (ii) such rights are held by the TRS as a franchisee, licensee, or in a similar capacity and (iii) such health care facility or lodging facility is either owned by the TRS or leased to the TRS by its parent REIT.

Rent that GPI receives from a TRS will qualify as “rents from real property” as long as either (i)(a) at least 90% of the leased space in the property is leased to persons other than TRSs and related-party tenants, and (b) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space, or (ii)(a) the rent is derived from a lease to the TRS of a “qualified lodging facility” or a “qualified health care property”, and (b) the property is operated on behalf of the TRS by an “eligible independent contractor”, as described in further detail below under “—Gross Income Tests” and “—Rents from Real Property.” If GPI leases space to a TRS in the future, it will seek to comply with these requirements.

Gross Income Tests

GPI must satisfy two gross income tests annually to maintain its qualification as a REIT. First, at least 75% of gross income for each taxable year must consist of defined types of income that GPI derives, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

●	rents from real property;

●	interest on debt secured by mortgages on real property, or on interests in real property, or on both real property and personal property, if the fair value of such personal property does not exceed 15% of the total fair value of all such property;

●	dividends or other distributions on, and gain from the sale of, shares in other REITs;

●	gain from the sale of real estate assets (other than debt instruments (referred to herein as Nonqualified Publicly-Offered REIT Debt Instruments) that constitute real estate assets solely because they are issued by REITs that are required to file annual and periodic reports with the SEC under the Exchange Act (referred to herein as Publicly-Offered REITs));

●	income and gain derived from foreclosure property; and

●	income derived from the temporary investment of new capital that is attributable to the issuance of GPI’s stock or a public offering of GPI’s debt with a maturity date of at least five years and which income GPI receives during the one-year period beginning on the date on which GPI received such new capital.

235

Second, in general, at least 95% of gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, or any combination of these. Gross income from the sale of property that GPI holds primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from “hedging transactions” that hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. Certain foreign currency gains will be excluded from gross income for purposes of the gross income tests. See “—Foreign Currency Gain.” In addition, income and gain from certain hedging transactions entered into to unwind the afore-mentioned hedging transactions in connection with the extinguishment or disposition of the underlying liabilities and assets may also be excluded from gross income for purposes of the gross income tests. The following paragraphs discuss the specific application of the gross income tests to GPI.

Rents from Real Property

Rent that GPI receives from real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

●	the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

●	neither GPI nor a direct or indirect owner of 10% or more of GPI stock may own, actually or constructively, 10% or more of a tenant from whom GPI receives rent, other than a TRS.

●	if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

●	GPI generally must not operate or manage its real property or furnish or render services to tenants, other than through an “independent contractor” who is adequately compensated and from whom GPI does not derive revenue. However, GPI need not provide services through an “independent contractor,” but instead may provide services directly to tenants, if the services are “customarily furnished or rendered” in connection with the rental of space for occupancy only and are considered to be provided for the tenants’ convenience. In addition, GPI may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as income from such services (valued at not less than 150% of GPI’s direct cost of performing such services) does not exceed 1% of GPI’s income from the related property. Furthermore, GPI may own up to 100% of the stock of a TRS which may provide customary and non-customary services to tenants without tainting rental income for the related properties.

In order for the rent paid to constitute “rents from real property,” the leases must be respected as true leases for U.S. federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the leases are true leases depends on an analysis of all the surrounding facts and circumstances. GPI intends to enter into leases that will be treated as true leases. If GPI leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that GPI and its subsidiaries receive from the leases may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, GPI likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose its REIT status unless GPI qualifies for relief, as described below under “—Failure to Satisfy Gross Income Tests.”

As described above, in order for the rent that GPI receives to constitute “rents from real property,” several other requirements must be satisfied. Rent must not be based in whole or in part on the income or profits of any person. Percentage rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

●	are fixed at the time the leases are entered into;

●	are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits; and

236

●	conform with normal business practice.

More generally, rent will not qualify as “rents from real property” if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits.

With respect to the prohibition on related-party rents, GPI must not own, actually or constructively, 10% or more of the shares or the assets or net profits of any lessee (referred to as a related party tenant), other than a TRS. The constructive ownership rules generally provide that, if 10% or more in value of GPI stock is owned, directly or indirectly, by or for any person, GPI is considered as owning the shares owned, directly or indirectly, by or for such person. GPI intends that all of its properties will be leased to third parties that do not constitute related party tenants. In addition, GPI’s charter will prohibit transfers of GPI stock that would cause it to own, actually or constructively, 10% or more of the ownership interests in any non-TRS lessee (except for a non-TRS lessee from whom it derives a sufficiently small amount of revenue such that, in the determination of its board of directors, rent from such non-TRS lessee would not adversely affect its ability to qualify as a REIT). Based on the foregoing, GPI generally should not own, actually or constructively, 10% or more of any lessee other than a TRS. However, because the constructive ownership rules are broad, and it is not possible to monitor continually direct and indirect transfers of GPI’s stock, no absolute assurance can be given that such transfers or other events of which GPI has no knowledge will not cause GPI to own constructively 10% or more of a lessee (or a subtenant, in which case only rent attributable to the subtenant is disqualified), other than a TRS.

As described above, GPI may own up to 100% of the shares of one or more TRSs. Under an exception to the related-party tenant rule described in the preceding paragraph, rent that GPI receives from a TRS will qualify as “rents from real property” as long as (i) at least 90% of the leased space in the property is leased to persons other than TRSs and related-party tenants, and (ii) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The “substantially comparable” requirement must be satisfied when the lease is entered into, when it is extended, and when the lease is modified, if the modification increases the rent paid by the TRS. If the requirement that at least 90% of the leased space in the related property is rented to unrelated tenants is met when a lease is entered into, extended, or modified, such requirement will continue to be met as long as there is no increase in the space leased to any TRS or related party tenant. Any increased rent attributable to a modification of a lease with a TRS in which GPI owns directly or indirectly more than 50% of the voting power or value of the stock (referred to as a controlled TRS) will not be treated as “rents from real property.” If in the future GPI receives rent from a TRS, it will seek to comply with this exception.

Under a second exception to the related-party tenant rule described above, rent that GPI receives from a TRS will qualify as “rents from real property” if (i) the rent is derived from a lease to the TRS of a “qualified lodging facility” or a “qualified health care property”, and (ii) the property is operated on behalf of the TRS by an “eligible independent contractor.” A “qualified lodging facility” is generally any lodging facility unless wagering activities are conducted at or in connection with the facility by any person who is engaged in the business of accepting wagers and is legally authorized to engage in that business at or in connection with such facility. A “qualified health care property” is generally any real property (including interests therein), and any personal property incident to the real property, which is a health care facility or is necessary or incidental to the use of a health care facility. An “eligible independent contractor”, with respect to any qualified lodging facility or qualified health care property, is generally any independent contractor if, at the time such contractor enters into a management agreement or other similar service contract with the TRS to operate such qualified lodging facility or qualified health care property, such contractor (or any related person) is actively engaged in the trade or business of operating qualified lodging facilities or qualified health care properties, respectively, for any person who is not a related person with respect to the REIT or the TRS. A TRS is not considered to operate or manage a qualified health care property or qualified lodging facility solely because the TRS directly or indirectly possesses a license, permit, or similar instrument enabling it to do so. Additionally, a TRS that employs individuals working at a qualified health care property or qualified lodging facility outside of the U.S. is not considered to operate or manage a qualified health care property or qualified lodging facility, as long as an eligible independent contractor is responsible for the daily supervision and direction of such individuals on behalf of the TRS pursuant to a management agreement or similar service contract. If in the future, GPI receives rent from a TRS, it will seek to comply with one of the above exceptions.

Any rent attributable to the personal property leased in connection with the lease of a property must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a property is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the property at the beginning and at the end of such taxable year (referred to as the personal property ratio). With respect to each of its leases, GPI believes either that the personal property ratio will be less than 15% or that any rent attributable to excess personal property will not jeopardize GPI’s ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge GPI’s calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, GPI could fail to satisfy the 75% or 95% gross income test and thus potentially lose its REIT status.

237

If a portion of the rent that GPI receives from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of GPI’s gross income during the year, it would lose its REIT qualification. If, however, the rent from a particular property does not qualify as “rents from real property” because either (i) the rent is considered based on the income or profits of the related lessee, (ii) the lessee either is a related party tenant or fails to qualify for the exceptions to the related party tenant rule for qualifying TRSs or (iii) GPI furnishes non - customary services to the tenants of the property, or manages or operates the property, other than through a qualifying independent contractor or a TRS, none of the rent from that property would qualify as “rents from real property.” In that case, GPI might lose its REIT qualification because it would be unable to satisfy either the 75% or 95% gross income test. In addition to the rent, the lessees are required to pay certain additional charges. To the extent that such additional charges represent reimbursements of amounts that GPI is obligated to pay to third parties, such as a lessee’s proportionate share of a property’s operational or capital expenses, such charges generally will qualify as “rents from real property.” To the extent such additional charges represent penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.”

However, to the extent that late charges do not qualify as “rents from real property,” they instead will be treated as interest that qualifies for the 95% gross income test.

Interest

The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

●	an amount that is based on a fixed percentage or percentages of receipts or sales; and

●	an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

Dividends

GPI’s share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which it owns an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. GPI’s share of any dividends received from any other REIT in which it owns an equity interest, if any, will be qualifying income for purposes of both gross income tests.

238

Prohibited Transactions

A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. GPI believes that none of its assets will be held primarily for sale to customers and that a sale of any of its assets will not be in the ordinary course of its business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available, without regard to whether the REIT holds the property primarily for sale to customers in the ordinary course of a trade or business, if the following requirements are met:

●	the REIT has held the property for not less than two years;

●	the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale, that are includable in the basis of the property do not exceed 30% of the selling price of the property;

●	either (i) during the year in question, the REIT does not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (ii) the aggregate adjusted bases of all such properties sold by the REIT during the year does not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year, (iii) the aggregate fair market value of all such properties sold by the REIT during the year does not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year, (iv) both (A) the requirements of clause (ii) are satisfied when they are applied by substituting “20%” for “10%” and (B)(1) the aggregate adjusted bases of all such property sold during the 3 taxable year period ending with such taxable year does not exceed 10% (2) the sum of the aggregate adjusted bases of all of the assets of the REIT as of the beginning of each of the 3 taxable years, or (v) both (A) the requirements of clause (iii) are satisfied when they are applied by substituting 20% for 10% and (B)(1) the fair market value of all such property sold during the 3 taxable year period ending with such taxable year does not exceed 10% of (2) the sum of the fair market value of all of the assets of the REIT as of the beginning of each of the 3 taxable years;

●	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

●	if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from that govern the REIT derives no income, or through a TRS.

GPI will attempt to comply with the terms of the safe-harbor provisions in the U.S. federal income tax laws that govern when an asset sale will not be characterized as a prohibited transaction. GPI cannot assure you, however, that it can comply with the safe-harbor provisions or that it will avoid owning property that may be characterized as property that it holds “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to that corporation at regular corporate income tax rates.

Foreclosure Property

GPI will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

●	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

●	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

●	which the REIT properly elects to treat as foreclosure property.

239

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates, and foreclosure property ceases to be foreclosure property on the first day:

●	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

●	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

●	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income, or a TRS.

Hedging Transactions

From time to time, GPI may enter into hedging transactions with respect to one or more of its assets or liabilities. Such hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests provided GPI satisfies the identification requirements discussed below. A “hedging transaction” means either (i) any transaction entered into in the normal course of trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets and (ii) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). In addition, income and gain from certain hedging transactions GPI enters into to unwind the afore-mentioned hedging transactions (other than hedging transactions with respect to currency risks associated with the income) in connection with the extinguishment or disposition of the underlying liabilities and assets may also be excluded from gross income for purposes of the gross income tests. GPI is required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. GPI may conduct some or all of its hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that any hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT income tests, or that the hedging activities will not adversely affect GPI’s ability to satisfy the REIT qualification requirements.

Foreign Currency Gain

Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or an interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

Failure to Satisfy Gross Income Tests

If GPI fails to satisfy one or both of the gross income tests for any taxable year, GPI nevertheless may qualify as a REIT for that year if GPI qualifies for relief under certain provisions of the U.S. federal income tax laws. Those relief provisions are available if:

●	the failure to meet those tests is due to reasonable cause and not to willful neglect; and

240

●	following such failure for any taxable year, GPI files a schedule of the sources of income in accordance with regulations prescribed by the Secretary of the Treasury.

GPI cannot predict, however, whether, if GPI failed to satisfy either of the gross income tests, it would qualify for the relief under the rules described above. In addition, as discussed above in “—Taxation of GPI,” even if the relief provisions apply, GPI would incur a 100% tax on the gross income attributable to the greater of the amount by which GPI fails the 75% gross income test or the 95% gross income test multiplied, in either case, by a fraction intended to reflect its profitability.

Asset Tests

To qualify as a REIT, GPI also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of its total assets must consist of:

●	cash or cash items, including certain receivables and, in certain circumstances, foreign currencies;

●	government securities;

●	interests in real property, including leaseholds and options to acquire real property and leaseholds;

●	Personal property leased in connection with real property that generates rents from real property as discussed under the “Gross Income Tests—Rents from Real Property” above;

●	interests in obligations secured by mortgages on real property or interests in real property, and obligations secured by mortgages on both real property and personal property, if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property;

●	stock in other REITs;

●	debt-instruments issued by Publicly-Offered REITs; and

●	investments in stock or debt instruments during the one-year period following GPI’s receipt of new capital that it raises through equity offerings or public offerings of debt with at least a five-year term.

Second, of GPI’s investments that do not constitute qualifying asset for purposes of the 75% asset test, the value of GPI’s interest in any one issuer’s securities (other than those of a TRS) may not exceed 5% of the value of its total assets (referred to as the 5% asset test).

Third, of GPI’s investments not included in the 75% asset class, GPI may not own more than 10% of the voting power of any one issuer’s outstanding securities or 10% of the value of any one issuer’s outstanding securities (referred to as the 10% vote test and the 10% value test, respectively).

Fourth, no more than 20% of the value of GPI’s total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of GPI’s total assets may consist of (i) the securities of TRSs and other non-TRS taxable subsidiaries or (ii) other assets that are not qualifying assets for purposes of the 75% asset test (referred to as the 25% securities test).

Sixth, not more than 25% of the value of GPI’s total assets may be represented by Nonqualified Publicly-Offered REIT Debt Instruments.

For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include shares in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

241

●	“Straight debt” securities, which are defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into equity, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which GPI or any controlled TRS (i.e., a TRS in which GPI owns directly or indirectly more than 50% of the voting power or value of the stock) hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

○	a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

○	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice;

●	any loan to an individual or an estate;

●	any “section 467 rental agreement,” other than an agreement with a related party tenant;

●	any obligation to pay “rents from real property”;

●	certain securities issued by governmental entities;

●	any security issued by a REIT;

●	any debt instrument issued by an entity treated as a partnership for U.S. Federal income tax purposes in which GPI is a partner to the extent of its proportionate interest in the equity and debt securities of the partnership; and

●	any debt instrument issued by an entity treated as a partnership for U.S. Federal income tax purposes not described in the preceding bullet point if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Gross Income Tests.”

For purposes of the 10% value test, the proportionate share of the assets of a partnership is GPI’s proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

No independent appraisals will be obtained on an ongoing basis to support any conclusions as to the value of GPI’s total assets or the value of any particular security or securities. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. Federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that GPI’s interests in its subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

GPI will monitor the status of its assets for purposes of the various asset tests and will manage its portfolio in order to comply at all times with such tests. However, there is no assurance that GPI will not inadvertently fail to comply with such tests. If GPI fails to satisfy the asset tests at the end of a calendar quarter, GPI will not lose its REIT qualification if:

●	GPI satisfied the asset tests at the end of the preceding calendar quarter; and

●	the discrepancy between the value of GPI assets and the asset test requirements arose from changes in the market values of GPI assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If GPI did not satisfy the condition described in the second item, above, GPI still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

GPI will not lose its REIT qualification if it fails the 5% asset test, the 10% vote test or the 10% value test or the 10% value test described above but (i) the failure is de minimis (up to the lesser of 1% of assets or $10 million) and (ii) GPI disposes of assets causing the failure or otherwise complies with the asset tests within six months after the last day of the quarter in which it identified such failure. In the event of a failure of any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, and GPI will not lose its REIT qualification if GPI (i) disposes of assets causing the failure or otherwise complies with the asset tests within six months after the last day of the quarter in which it identified the failure, (ii) GPI files a description of each asset causing the failure with the IRS and (iii) pays a tax equal to the greater of $50,000 or an amount equal to the highest corporate tax rate then in effect multiplied by the net income from the assets causing the failure during the period in which GPI failed to satisfy the asset tests. However, there is no assurance that the IRS would not challenge GPI’s ability to qualify for relief under these rules.

242

Distribution Requirements

Each year, GPI must distribute as dividends, other than capital gain dividends and deemed distributions of retained capital gain, to stockholders, an aggregate amount at least equal to the sum of:

●	90% of GPI’s “REIT taxable income,” computed without regard to the dividends paid deduction and its net capital gain or loss, and

●	90% of GPI’s after-tax net income, if any, from foreclosure property, minus

●	the sum of certain items of non-cash income.

For this purpose, during the periods when GPI is not a Publicly-Offered REIT, no portion of any distribution that is considered “preferential” will be considered as “dividend.” Generally, a distribution will be considered preferential if, based on the terms and conditions associated with the stock with respect to which the distribution is made, the distribution is disproportionate in timing and/or amount with respect to any class or series of GPI’s stock or any individual stockholder.

GPI must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (i) GPI declares the distribution before it timely files its U.S. federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (ii) GPI declares the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and GPI actually pays the dividend before the end of January of the following year. Distributions under clause (i) are taxable to the stockholders in the year in which paid, and distributions in clause (ii) are treated as paid on December 31st of the prior taxable year. In both instances, these distributions relate to GPI’s prior taxable year for purposes of the 90% distribution requirement.

GPI will pay U.S. federal income tax on taxable income, including net capital gain, that it does not distribute to stockholders. Furthermore, if GPI fails to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

●	85% of GPI’s REIT ordinary income for such year,

●	95% of GPI’s REIT capital gain income for such year, and

●	any undistributed taxable income from prior periods,

GPI will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts GPI actually distributes.

GPI may elect to retain and pay income tax on the net long-term capital gain it receives in a taxable year. If it so elects, GPI will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. GPI intends to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that GPI may not have sufficient cash to meet the distribution requirements discussed above. This could result because of competing demands for funds, or because of timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. For example, GPI may not deduct recognized capital losses from its “REIT taxable income.” Further, it is possible that, from time to time, GPI may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. As a result of the foregoing, GPI may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, GPI may need to borrow funds, raise funds through the issuance of additional shares of common stock or, if possible, pay taxable dividends in the form of common stock or debt securities.

243

In computing REIT taxable income, GPI will use the accrual method of accounting. GPI is required to file an annual U.S. federal income tax return, which, like other corporate returns, is subject to examination by the IRS. Because the tax law requires GPI to make many judgments regarding the proper treatment of a transaction or an item of income or deduction, it is possible that the IRS will challenge positions GPI takes in computing REIT taxable income and distributions. Issues could arise, for example, with respect to the allocation of the purchase price of real properties between depreciable or amortizable assets and non-depreciable or non-amortizable assets such as land. Were the IRS successfully to challenge the characterization of a transaction or determination of REIT taxable income, GPI could be found to have failed to satisfy a requirement for qualification as a REIT.

Under certain circumstances, GPI may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to its stockholders in a later year. GPI may include such deficiency dividends in its deduction for dividends paid for the earlier year. Although GPI may be able to avoid income tax on amounts distributed as deficiency dividends, GPI will be required to pay interest to the IRS based upon the amount of any deduction GPI claim for deficiency dividends.

If a distribution GPI makes fails to constitute a dividend for purposes of the 90% distribution requirement because it is “preferential” as discussed above, GPI may nonetheless be able to cure the failure if either (i) the Secretary of the Treasury determines that such failure is inadvertent or is due to reasonable cause and not due to willful neglect, or (ii) such failure is of a type of failure that the Secretary of the Treasury has identified as being described in clause (i).

Recordkeeping Requirements

GPI must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, GPI must request on an annual basis information from its stockholders designed to disclose the actual ownership of its outstanding stock. GPI intends to comply with these requirements.

Failure to Qualify

If GPI fails to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, it could avoid disqualification if its failure is due to reasonable cause and not to willful neglect and it pays a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Gross Income Tests” and “—Asset Tests.”

If GPI fails to qualify as a REIT in any taxable year, and no relief provision applies, it would be subject to U.S. Federal income tax on its taxable income at regular corporate rates. In calculating GPI’s taxable income in a year in which it fails to qualify as a REIT, it would not be able to deduct amounts distributed as dividends out to stockholders. In fact, GPI would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of current and accumulated earnings and profits, distributions to stockholders generally would be taxable as ordinary income. Subject to certain limitations of the U.S. federal income tax laws, corporate stockholders may be eligible for the dividends received deduction and stockholders taxed at individual rates may be eligible for the reduced federal income tax rate of 20% on such dividends. Unless GPI qualified for relief under specific statutory provisions, GPI also would be disqualified from taxation as a REIT for the four taxable years following the year during which GPI ceased to qualify as a REIT. GPI cannot predict whether in all circumstances GPI would qualify for such statutory relief.

Taxation of Taxable U.S. Stockholders

As used herein, the term “U.S. stockholder” means a holder of GPI’s common stocks that for U.S. Federal income tax purposes is:

●	a citizen or resident of the U.S.;

●	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any of its states or the District of Columbia;

●	an estate whose income is subject to U.S. Federal income taxation regardless of its source; or

●	any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

244

If a partnership entity, or arrangement treated as a partnership for U.S. federal income tax purposes, holds common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding common stock, you should consult your tax advisor regarding the consequences of the ownership and disposition of common stock by the partnership.

As long as GPI qualifies as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of GPI’s current or accumulated earnings and profits that it does not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder from a REIT generally will not be treated as “qualified dividend income.” The maximum federal income tax rate for qualified dividend income received by U.S. stockholders taxed at individual rates is currently 20%. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to U.S. stockholders that are taxed at individual rates. Because GPI is not generally subject to U.S. federal income tax on the portion of its REIT taxable income distributed to its stockholders (see “Taxation of GPI” above), GPI dividends generally will not be eligible for the reduced rate on qualified dividend income. As a result, GPI’s ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. However, the reduced tax rate for qualified dividend income will apply to dividends (i) attributable to dividends received by GPI from non REIT corporations, such as a TRS, and (ii) attributable to income upon which GPI has paid corporate income tax (e.g., to the extent that GPI distributes less than 100% of its taxable income) to the extent such amount, together with capital gain dividend, does not exceed the dividends actually paid for the taxable year (including certain dividends paid after the close of the taxable year). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which the common stock becomes ex-dividend. Dividends paid to certain individuals, estates or trusts will be subject to a 3.8% Medicare tax.

The so-called “Tax Cuts and Jobs Act” made changes to the taxation of dividends received from a REIT. These changes apply to taxable years beginning after December 31, 2017. Under the Tax Cuts and Jobs Act, a taxpayer (other than a corporation) is generally entitled to deduct an amount equal to 20% of dividends received from a REIT for the taxable year. Dividends that are treated as qualified dividend income or capital gains dividends do not qualify for the 20% deduction. The aggregate 20% deduction for REIT dividends (combined with similar deductions with respect to qualified business income and income from publicly traded partnerships), is limited to 20% of the taxpayer’s taxable income from ordinary sources for the taxable year (i.e., taxable income less net capital gains). The deduction is not available to reduce the 3.8% Medicare tax.

A U.S. stockholder generally will take into account as long-term capital gain any distributions that GPI designates as capital gain dividends without regard to the period for which the U.S. stockholder has held common stock. GPI generally will designate a capital gain dividend as either 20% or 25% rate distributions. See “—Capital Gains and Losses.” A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income. GPI’s ability to designate a portion of the distributions as capital gain dividends is limited as discussed in the preceding paragraph.

GPI may elect to retain and pay income tax on the net long-term capital gain that its receives in a taxable year. In that case, to the extent that GPI designates such amount in a timely notice to such stockholder, a U.S. stockholder would be taxed on its proportionate share of GPI’s undistributed long-term capital gain. The U.S. stockholder would receive a credit for its proportionate share of the tax GPI paid. The U.S. stockholder would increase the basis in its stock by the amount of its proportionate share of GPI’s undistributed long-term capital gain, minus its share of the tax GPI paid.

A U.S. stockholder will not incur tax on a distribution in excess of GPI’s current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s common stock. Instead, the distribution will reduce the adjusted basis of such stock. A distribution to a U.S. Stockholder in excess of both GPI’s current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her stock will constitute long-term capital gain, or short-term capital gain if the shares of stock have been held for one year or less, assuming the shares of stock are a capital asset in the hands of the U.S. stockholder. In addition, if, in October, November, or December of any year GPI declares a dividend that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by GPI and received by the U.S. stockholder on December 31 of such year, provided that GPI actually pays the distribution during January of the following calendar year.

GPI will be treated as having sufficient earnings and profits to treat as a dividend any distribution up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. Moreover, any “deficiency distribution” will be treated as an ordinary or capital gain distribution, as the case may be, regardless of earnings and profits. As a result, stockholders may be required to treat as taxable some distributions that would otherwise result in a tax-free return of capital.

U.S. stockholders may not include in their individual income tax returns any GPI net operating losses or capital losses. Instead, these losses are generally carried over by GPI for potential offset against future income. Taxable distributions and gain from the disposition of common stocks will not be treated as passive activity income and, therefore, U.S. stockholders generally will not be able to offset any “passive activity losses,” such as losses from certain types of limited partnerships in which the U.S. stockholder is a limited partner, against such income. Taxable distributions and gain from the disposition of common stock generally will be treated as investment income for purposes of the investment interest limitations. GPI will notify U.S. stockholders after the close of its taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

245

Taxation of U.S. Stockholders on the Disposition of the GPI Stock

A U.S. stockholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of GPI stock as long-term capital gain or loss if the U.S. stockholder has held GPI stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis. A stockholder’s adjusted tax basis generally will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. stockholder must treat any loss upon a sale or exchange of GPI stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of shares of GPI stock may be disallowed if the U.S. stockholder purchases other shares of GPI stock within 30 days before or after the disposition.

If an investor recognizes a loss upon a subsequent disposition of GPI’s stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to disclose the loss-generating transaction separately to the IRS. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of GPI’s stock or securities or transactions that GPI might undertake directly or indirectly. Moreover, you should be aware that GPI and other participants in the transactions in which GPI is involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The maximum federal income tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is currently 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property.

With respect to distributions that GPI designates as capital gain dividends and any retained capital gain that GPI is deemed to distribute, GPI generally may designate whether such a distribution is taxable to U.S. stockholders taxed at individual federal income tax rates, currently at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

246

Treatment of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. Although many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that GPI distributes to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance (or be deemed to finance) its acquisition of GPI stock with debt, a portion of the income that it receives from GPI would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the U.S. federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from GPI as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of GPI’s capital stock must treat a percentage of the dividends that it receives from GPI as UBTI. Such percentage is equal to the gross income GPI derives from an unrelated trade or business, determined as if GPI were a pension trust, divided by GPI’s total gross income for the year in which GPI pays the dividends. That rule applies to a pension trust holding more than 10% of GPI’s capital stock only if:

●	the percentage of GPI dividends that the tax-exempt trust must treat as UBTI is at least 5%;

●	GPI qualifies as a REIT by reason of the modification of the rule requiring that no more than 50% of its capital stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding GPI capital stock in proportion to their actuarial interests in the pension trust; and

●	either:

○	one pension trust owns more than 25% of the value of GPI capital stock; or

○	a group of pension trusts individually holding more than 10% of the value of GPI capital stock collectively owns more than 50% of the value of GPI capital stock.

Taxation of Non-U.S. Stockholders

The term “non-U.S. stockholder” means a holder of GPI stock that is not a U.S. stockholder, a partnership (or entity treated as a partnership for U.S. federal income tax purposes) or a tax-exempt stockholder.

The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. GPI urges non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on the purchase, ownership and sale of GPI stock, including any reporting requirements.

Distributions

A non-U.S. stockholder that receives a distribution that is not attributable to gain from the sale or exchange of a “U.S. real property interest,” or USRPI, as defined below, and that GPI does not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that GPI pays such distribution out of current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distribution, and a non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax with respect to that distribution. GPI plans to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. stockholder unless either:

●	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate;

●	the non-U.S. stockholder files an IRS Form W-8ECI with GPI claiming that the distribution is effectively connected income; or

●	the distribution is treated as attributable to a sale of a USRPI under FIRPTA (discussed below).

A non-U.S. stockholder will not incur tax on a distribution in excess of current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its GPI stock. Instead, the excess portion of such distribution will reduce the adjusted basis of such stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both current and accumulated earnings and profits and the adjusted basis of its shares, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its shares, as described below. GPI must withhold 15% of any distribution that exceeds its current and accumulated earnings and profits. Consequently, although GPI intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that GPI does not do so, GPI will withhold at a rate of 15% on any portion of a distribution not subject to withholding at a rate of 30%. Because GPI generally cannot determine at the time GPI makes a distribution whether the distribution will exceed current and accumulated earnings and profits, GPI normally will withhold tax on the entire amount of any distribution at the same rate as GPI would withhold on a dividend. However, a non-U.S. stockholder may claim a refund of amounts that GPI withholds if GPI later determines that a distribution in fact exceeded current and accumulated earnings and profits.

247

For any year in which GPI qualifies as a REIT, a non-U.S. stockholder may incur tax on distributions that are attributable to gain from its sale or exchange of a USRPI under the Foreign Investment in Real Property Act of 1980, or FIRPTA. A USRPI includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution.

There are certain exceptions from FIRPTA. Stock of a REIT held directly (or indirectly through one or more partnerships) by a “qualified shareholder” is not subject to FIRPTA, except to the extent of interests in such shareholder that are held by any “applicable investor” (any person who owns 10% of the REIT’s stock directly and upon application of a constructive ownership rule). For this purpose, a “qualified shareholder” means a foreign person that (a)(i) is eligible for benefits of an income tax treaty with the U.S. which includes an exchange of information program and the principal class of interests of which is listed and regularly traded on one or more recognized stock exchanges, or (ii) is a foreign partnership that is created or organized under foreign law as a limited partnership in a jurisdiction that has an agreement for the exchange of tax information with the U.S. and has a class of limited partnership units that is regularly traded on the New York Stock Exchange or Nasdaq Stock Market which class of limited partnership units value is greater than 50% of the value of all the partnership units, (b) is either (i) a “qualified collective investment vehicle” eligible for benefits with respect to ordinary dividends paid by a REIT under the applicable income tax treaty with the U.S. even if it owns more than 10% of the REIT, (ii) a foreign partnership that (A) is a publicly traded partnership but is not taxed as a corporation, (B) is subject to certain information reporting and withholding requirements, and (C) had it been a U.S. corporation, would have qualified as a “U.S. real property holding corporation” for purposes of FIRPTA or (iii) an entity designated as a qualified collective investment vehicle by the Secretary of the Treasury and that is fiscally transparent under Section 894 of the Code or is required to include dividends in its gross income but is entitled to a deduction for distributions to its owners, and (c) satisfies certain record keeping requirements.

FIRPTA does not apply to any USRPI held directly (or indirectly through one or more partnerships) by, or to any distribution received from a REIT, by a “qualified foreign pension fund”, or any entity all of the interests of which are held by a qualified foreign pension fund. For these purposes, a “qualified foreign pension fund” means any trust, corporation, or other organization or arrangement (a) that is created or organized under the law of a country other than the U.S., (b) that is established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by those employees) of one or more employers in consideration for services rendered, (c) that does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (d) that is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates, and (e) as to which, under the laws of the country in which it is established or operates: (i) contributions to that trust, corporation, organization, or arrangement which would otherwise be subject to tax under those laws are deductible or excluded from the gross income of the entity or taxed at a reduced rate, or (ii) taxation of any investment income of the trust, corporation, organization or arrangement is deferred or that income is taxed at a reduced rate.

If GPI stock is regularly traded on an established securities market in the United States, capital gain distributions on GPI stock that are attributable to the sale of real property will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as the non-U.S. stockholder did not own more than 10% of GPI stock (determined after giving effect of the conversion of the preferred stock) at any time during the one-year period preceding the distribution. As a result, non-U.S. stockholders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends.

248

Dispositions

Non-U.S. stockholders could incur tax under FIRPTA with respect to gain realized upon a disposition of GPI stock if GPI is a United States real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are USRPIs, then the REIT will be a United States real property holding corporation. GPI anticipates that it will be a United States real property holding corporation based on its investment strategy. However, if GPI is a United States real property holding corporation, a non-US stockholder that is either a qualified foreign shareholder (except to the extent ownership of its stock can be attributed to any applicable investor), or a qualified foreign pension fund (directly or indirectly through one or more partnerships) or an entity wholly-owned by a qualified foreign pension fund will not be subject to FIRPTA. In addition, a non-U.S. stockholder generally would not incur tax under FIRPTA on gain from the sale of GPI stock if GPI is a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. stockholders. GPI cannot assure you that this test will be met. If GPI stock is regularly traded on an established securities market, an additional exception to the tax under FIRPTA will be available with respect to the GPI stock, even if GPI does not qualify as a domestically controlled qualified investment entity at the time the non-U.S. stockholder sells GPI stock. Under that exception, the gain from such a sale by such a non-U.S. stockholder will not be subject to tax under FIRPTA if:

●	GPI stock is treated as being regularly traded under applicable Treasury Regulations on an established securities market; and

●	the non-U.S. stockholder owned, actually or constructively, 5% or less of GPI stock (after giving effect to the conversion of the preferred stock) at all times during a specified testing period.

If the gain on the sale of GPI stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

●	the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or

●	the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

Information Reporting Requirements and Withholding

GPI will report to its stockholders and to the IRS the amount of distributions GPI pays during each calendar year, and the amount of tax GPI withholds, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate, currently of 28%, with respect to distributions unless the stockholder:

●	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

●	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide GPI with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, GPI may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to it.

Backup withholding will generally not apply to payments of dividends made by GPI or its paying agents, in their capacities as such, to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to GPI or its paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either GPI or its paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition by a non-U.S. stockholder of GPI stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

249

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder’s U.S. federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Pursuant to U.S. federal legislation and administrative guidance, U.S. federal withholding tax at a 30% applies to payments and dividends after July 1, 2014 and gross proceeds from sales of GPI’s securities after December 31, 2018 paid to foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of certain U.S. persons and U.S. owned foreign entities with accounts at the institution (or the institution’s affiliates) and to annually report certain information about such accounts. The withholding tax also will apply to payments of dividends and gross proceeds of sales to certain foreign entities that do not disclose the name, address and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial U.S. owners). Thus, if a stockholder holds GPI stock through a foreign financial institution or foreign corporation or trust, dividends and gross proceeds of sales made after the applicable dates may be subject to a 30% withholding tax. Stockholders that are not U.S. persons may be subject to withholding tax on dividends under current law. GPI will not pay any additional amounts in respect of any amounts withheld.

Statement of Share Ownership

GPI is required to demand annual written statements from the record holders of designated percentages of GPI stock disclosing the actual owners of such shares. Any record stockholder who, upon GPI’s request, does not provide it with required information concerning actual ownership of such shares is required to include specified information relating to their ownership of such shares in their U.S. federal income tax return. GPI also must maintain, within the Internal Revenue District in which GPI is required to file its U.S federal income tax return, permanent records showing the information GPI has received about the actual ownership of its capital stock and a list of those persons failing or refusing to comply with its demand.

Other Tax Considerations

Tax Aspects of Investments

The following discussion summarizes certain federal income tax considerations applicable to GPI’s direct or indirect investments. The discussion does not cover state or local tax laws or any U.S. federal tax laws other than income tax laws.

GPI will be entitled to include in income its distributive share of its operating partnership’s income and to deduct its distributive share of its operating partnership’s losses only if its operating partnership is classified for U.S federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for U.S federal income tax purposes if it:

●	is treated as a partnership under the Treasury Regulations relating to entity classification (referred to as the check-the-box regulations); and

●	is not a “publicly-traded partnership.”

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership for U.S. federal income tax purposes. If such an entity fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity is treated as having only one owner or member for U.S. federal income tax purposes). GPI’s operating partnership intends to be classified as a partnership for U.S. federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the check-the-box regulations.

250

A publicly-traded partnership is a partnership interests in which are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly-traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly-traded partnership, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, or the 90% passive income exception. Treasury Regulations, or the PTP regulations, provide limited safe harbors from the definition of a publicly-traded partnership. Pursuant to one of those safe harbors, or the private placement exclusion, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act and (ii) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (i) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (ii) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. GPI and its operating partnership believe that the operating partnership should not be classified as a publicly-traded partnership because (i) its partnership interests are not traded on an established securities market, and (ii) the partnership interests should not be considered readily tradable on a secondary market or the substantial equivalent thereof. In addition, GPI believes that the operating partnership presently qualifies for the private placement exclusion. Even if the operating partnership were considered a publicly-traded partnership under the PTP Regulations, the operating partnership should not be treated as a corporation for U.S. federal income tax purposes as long as 90% or more of its gross income consists of “qualifying income” under section 7704(d) of the Code. In general, qualifying income includes interest, dividends, real property rents (as defined by section 856 of the Code) and gain from the sale or disposition of real property.

GPI has not requested, and does not intend to request, a ruling from the IRS that the operating partnership will be classified as a partnership for U.S. federal income tax purposes. If for any reason the operating partnership were taxable as a corporation, rather than as a partnership, for U.S. federal income tax purposes, GPI likely would not be able to qualify as a REIT unless GPI qualified for certain relief provisions. See “—Gross Income Tests” and “—Asset Tests.” In addition, any change in the operating partnership’s status for tax purposes might be treated as a taxable event, in which case GPI might incur tax liability without any related cash distribution. See “—Distribution Requirements.” Further, items of income and deduction of the operating partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, the operating partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the operating partnership’s taxable income.

GPI may raise additional capital or acquire additional assets by issuing new or additional partnership interests or limited liability company interests in the operating partnership or any future subsidiary thereof. GPI intends that each such entity would be classified as a partnership under the Code. Any such classification will be subject to the issues that are summarized above.

Income Taxation of the Operating Partnership and its Partners

Partners, Not the Operating Partnership, Subject to Tax. A partnership is not a taxable entity for U.S. federal income tax purposes. Rather, GPI is required to take into account its allocable share of its operating partnership’s income, gains, losses, deductions, and credits for any taxable year of the operating partnership, without regard to whether GPI has received or will receive any distribution from the operating partnership.

Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the U.S. federal income tax laws governing partnership allocations. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The operating partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the U.S. federal income tax laws governing partnership allocations.

Tax Allocations with Respect to the Operating Partnership’s Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. When cash is contributed to a partnership in exchange for a partnership interest, such as GPI’s contribution of cash to its operating partnership for partnership interests, similar rules apply to ensure that the existing partners in the partnership are charged with, or benefit from, respectively, the unrealized gain or unrealized loss associated with the partnership’s existing properties at the time of the cash contribution. In the case of a contribution of property, the amount of the unrealized gain or unrealized loss (the built-in gain or built-in loss) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution, or a book-tax difference. In the case of a contribution of cash, a book-tax difference may be created because the fair market value of the properties of the partnership on the date of the cash contribution may be higher or lower than the partnership’s adjusted tax basis in those properties. Any property purchased for cash initially will have an adjusted tax basis equal to its fair market value, resulting in no book-tax difference.

251

Tax Allocations with Respect to Contributed Properties. Pursuant to section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for U.S federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. Under applicable Treasury Regulations, partnerships are required to use a “reasonable method” for allocating items subject to section 704(c) of the Code, and several reasonable allocation methods are described therein.

Under the partnership agreement of the operating partnership, depreciation or amortization deductions of the operating partnership generally will be allocated among the partners in accordance with their respective partnership interests, except to the extent that the operating partnership is required under section 704(c) to use a different method for allocating depreciation deductions attributable to its properties. In addition, gain or loss on the sale of a property that has been contributed to the operating partnership will be specially allocated to the contributing partner to the extent of any built-in gain or loss with respect to the property for U.S. federal income tax purposes. It is possible that GPI may (i) be allocated lower amounts of depreciation deductions for tax purposes with respect to contributed properties than would be allocated to GPI if each such property were to have a tax basis equal to its fair market value at the time of contribution, and (ii) be allocated taxable gain in the event of a sale of such contributed properties in excess of the economic profit allocated to GPI as a result of such sale. These allocations may cause GPI to recognize taxable income in excess of cash proceeds received by it, which might adversely affect its ability to comply with the operating partnership distribution requirements, although GPI does not anticipate that this event will occur. The foregoing principles also will affect the calculation of GPI’s earnings and profits for purposes of determining the portion of distributions that are taxable as a dividend. The allocations described in this paragraph may result in a higher portion of distributions being taxed as a dividend than would have occurred had GPI purchased such properties for cash.

Basis in Operating Partnership Interest. The adjusted tax basis of GPI’s partnership interest in the operating partnership generally will be equal to (i) the amount of cash and the basis of any other property contributed to the operating partnership by GPI, (ii) increased by (a) the allocable share of operating partnership income and (b) the allocable share of indebtedness of the operating partnership, and (iii) reduced, but not below zero, by (a) the allocable share of operating partnership loss and (b) the amount of cash distributed, including constructive cash distributions resulting from a reduction in its share of indebtedness of the operating partnership. If the allocation of GPI’s distributive share of the operating partnership’s loss would reduce the adjusted tax basis of the partnership interest in the operating partnership below zero, the recognition of the loss will be deferred until such time as the recognition of the loss would not reduce GPI’s adjusted tax basis below zero. If a distribution from the operating partnership or a reduction in GPI’s share of the operating partnership’s liabilities would reduce GPI’s adjusted tax basis below zero, that distribution, including a constructive distribution, will constitute taxable income to GPI. The gain realized by GPI upon the receipt of any such distribution or constructive distribution would normally be characterized as capital gain, and if the partnership interest in the operating partnership has been held for longer than the long-term capital gain holding period (currently one year), the distribution would constitute long-term capital gain.

Sale of the Operating Partnership’s Property

Generally, any gain realized by the operating partnership on the sale of property held by the operating partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Under Section 704(c) of the Code, any gain or loss recognized by the operating partnership on the disposition of contributed properties will be allocated first to the partners of the operating partnership who contributed such properties to the extent of their built-in gain or loss on those properties for U.S. federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution as reduced for any decrease in the “book-tax difference.” See “—Income Taxation of the Operating Partnership and its Partners —Tax Allocations with Respect to the Operating Partnership’s Properties.” Any remaining gain or loss recognized by the operating partnership on the disposition of the contributed properties, and any gain or loss recognized by the operating partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the operating partnership.

252

GPI’s share of any gain realized by the operating partnership on the sale of any property held by the operating partnership as inventory or other property held primarily for sale to customers in the ordinary course of the operating partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon GPI’s ability to satisfy the income tests for REIT status. See “—Gross Income Tests.” GPI does not presently intend to acquire or hold or to allow the operating partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of the operating partnership’s trade or business.

Partnership Audit Rules

An audit of the income tax liability of the operating partnership or any other partnership in which GPI owns an interest can result in an adjustment to GPI’s share of the partnership’s income. Despite the general rule that partnership income is not taxable at the partnership level, under new partnership audit rules, the IRS has the authority to assess the partnership for liability on an adjustment to the income of the partnership instead of being required to seek payment of tax on such adjusted income from the partners. Under certain circumstances, partnerships can elect out of these audit rules so that the IRS cannot assess liability for tax at the partnership level. GPI intends to ensure that any partnerships in which GPI owns interests elect out of these new partnership audit rules whenever possible, but there can be no assurance that circumstances will permit such an election to be made in all cases. If GPI cannot elect out of the partnership audit rules, GPI may bear the cost of tax on income that otherwise would have been distributed and would escape corporate level taxes. It is also not clear how the assessment and collection at the partnership level of its share of the partnership tax liability will affect GPI’s calculation of net taxable income and the amount needed to be distributed to meet the REIT qualification requirements.

Cost Basis Reporting

Stockholders should consult their tax advisors regarding the consequences of these new rules.

Tax Shelter Reporting

If a stockholder recognizes a loss with respect to the shares of (i) $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, for a holder that is an individual, S corporation, trust, or a partnership with at least one non corporate partner, or (ii) $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, for a holder that is either a corporation or a partnership with only corporate partners, the stockholder may be required to file a disclosure statement with the IRS on Form 8886. Direct stockholders of portfolio securities are in many cases exempt from this reporting requirement, but stockholders of a REIT currently are not exempt. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

State and Local Taxes

GPI and/or you may be subject to taxation by various states and localities, including those in which GPI or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the U.S. federal income tax treatment described above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws upon an investment in GPI’s common stock.

253

LEGAL MATTERS

The validity of the shares of GPI common stock to be issued to Gadsden stockholders pursuant to the merger will be passed upon by Pessin Katz Law, P.A.

EXPERTS

FC Global’s consolidated financial statements as of December 31, 2017 and 2016, and the related consolidated statements of comprehensive loss, stockholders’ equity and cash flows for the years then ended appearing in this joint proxy statement/prospectus have been audited by Fahn Kanne & Co. Grant Thornton Israel, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon its authority as an expert in accounting and auditing.

The consolidated balance sheets of Gadsden Growth Properties, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the year ended December 31, 2017 and the period from June 17, 2016 (Inception) through December 31, 2016, have been audited by EisnerAmper LLP, an independent registered public accounting firm, as stated in their report appearing herein, which report includes an explanatory paragraph as to the ability of Gadsden Growth Properties, Inc. to continue as a going concern. Such consolidated financial statements have been included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS

FC Global held its 2018 annual meeting on [ ], 2018. Proposals of stockholders that are intended to be presented by such stockholders at FC Global’s next annual meeting of stockholders in 2019 must be received by FC Global no later than 120 days before [ ], 2019 in order to be considered for inclusion in the proxy statement relating to that meeting. In the event, however, that FC Global’s change the meeting date for the next annual stockholders meeting by more than 30 days from [ ], 2019, FC Global will notify stockholders and allow a reasonable time for stockholder proposals to be included in the notice of annual meeting. A stockholder proposal will need to comply with the SEC regulations under Rule 14a-8 of the Exchange Act, regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Although FC Global’s board will consider stockholder proposals, it reserve the right to omit from the proxy statement, or to vote against, stockholder proposals that FC Global is not required to include under the Exchange Act, including Rule 14a-8.

Proposals of stockholders submitted outside the processes of Rule 14a-8 must have been received by FC Global no later than [ ], 2019. If a stockholder gives notice of such a proposal after this deadline, proxy agents will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the 2019 annual meeting.

You may write to Michele Pupach, Corporate Counsel, at 2300 Computer Drive, Building G, Willow Grove, Pennsylvania 19090, to deliver the materials and notices discussed above regarding the requirements for making stockholder proposals.

254

WHERE YOU CAN FIND MORE INFORMATION

FC Global has filed a registration statement on Form S-4 to register with the SEC the shares of GPI common stock to be issued to (i) FC Global stockholders in connection with the conversion and (2) Gadsden stockholders in connection with the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of GPI in addition to being proxy statements of FC Global and Gadsden for the FC Global special meeting and the Gadsden special meeting, respectively. The registration statement, including the attached exhibits and schedules, contains additional relevant information about GPI and the shares of GPI common stock.

FC Global files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains an Internet site that has reports, proxy statements and other information about FC Global. The address of that site is http://www.sec.gov. The reports and other information filed by FC Global with the SEC are also available, free of charge, at its website, www.fcglobalrealty.com. Information on this website is not part of this joint proxy statement/prospectus.

You should rely only on the information contained in this joint proxy statement/prospectus to vote on the proposals described herein. Neither FC Global nor Gadsden has authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus.

If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or solicitations of proxies are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you.

This joint proxy statement/prospectus is dated [ ], 2018. You should not assume that the information in it is accurate as of any date other than that date, and neither its mailing to Gadsden stockholders or FC Global stockholders nor the issuance of shares of GPI common stock in the merger will create any implication to the contrary.

255

FINANCIAL STATEMENTS

Page No.

FC GLOBAL REALTY INCORPORATED

Condensed Consolidated Financial Statements for the Three and Six Months Ended June 30, 2018 and 2017	F-2
Condensed Consolidated Balance Sheets as of June 30, 2018 (unaudited) and December 31, 2017	F-3
Condensed Consolidated Statements of Comprehensive Loss for the Three Months Ended June 30, 2018 and 2017 (unaudited)	F-4
Condensed Consolidated Statements of Comprehensive Loss for the Six Months Ended June 30, 2018 and 2017 (unaudited)	F-5
Condensed Consolidated Statement of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the Six Months Ended June 30, 2018 (unaudited)	F-6
Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2018 and 2017 (unaudited)	F-7
Notes to Condensed Consolidated Financial Statements (unaudited)	F-8

Consolidated Financial Statements for the Years Ended December 31, 2017 and 2016	F-28
Report of Independent Registered Public Accounting Firm	F-29
Consolidated Balance Sheets, December 31, 2017 (Restated) and 2016	F-30
Consolidated Statements of Comprehensive Loss, Years ended December 31, 2017 (Restated) and 2016	F-31
Consolidated Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit, Years ended December 31, 2017 (Restated) and 2016	F-32
Consolidated Statements of Cash Flows, Years ended December 31, 2017 (Restated) and 2016	F-33
Notes to Restated Consolidated Financial Statements	F-34

GADSDEN GROWTH PROPERTIES, INC.

Condensed Consolidated Financial Statements June 30, 2018 and 2017	F-70
Condensed Consolidated Balance Sheet as of June 30, 2018 (Unaudited)	F-71
Condensed Consolidated Statements of Operations for the Six Months Ended June 30, 2018 and 2017 (Unaudited)	F-72
Consolidated Statement of Stockholders’ Deficit for the Six Months Ended June 30, 2018 (Unaudited)	F-73
Condensed Consolidated Statements of Cash Flows for the Six Months ended June 30, 2018 and 2017 (Unaudited)	F-74
Notes to Condensed Consolidated Financial Statements	F-75

Consolidated Financial Statements December 31, 2017 and 2016	F-83
Report of Independent Registered Public Accounting Firm	F-84
Consolidated Balance Sheets as of December 31, 2017 and December 31, 2016	F-85
Consolidated Statements of Operations for the Year Ended December 31, 2017 and for the Period from June 17, 2016 (Inception) through December 31, 2016	F-86
Consolidated Statement of Stockholders’ Deficit for the Year Ended December 31, 2017 and for the Period from June 17, 2016 (Inception) through December 31, 2016	F-87
Consolidated Statement of Cash Flows for the Year Ended December 31, 2017 and for the Period from June 17, 2016 (Inception) through December 31, 2016	F-88
Notes to Consolidated Financial Statements	F-89

F-1

FC GLOBAL REALTY INCORPORATED

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2018 AND 2017

F-2

FC GLOBAL REALTY INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	June 30 2018	December 31, 2017
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$892	$948
Prepaid expenses and other current assets	507	646
Total current assets	1,399	1,594
Non-current assets:
Investment properties	2,380	2,055
Investment in other company, net	1,806	1,806
Property and equipment, net	4	5
Other assets, net	302	334
Total non-current assets	4,492	4,200
Total assets	$5,891	$5,794

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Notes payable	$516	$778
Accounts payable	705	612
Accrued compensation and related expenses	389	467
Other accrued liabilities	2,745	2,450
Total current liabilities	4,355	4,307
Non-current liabilities:
Option to purchase Redeemable Convertible Preferred Stock (Note 5)	1,418	4,390
Note payable, net of current portion	452	454
Total non-current liabilities	1,870	4,844
Total liabilities	6,225	9,151
Commitments and contingencies (Note 4)
Redeemable Convertible Preferred Stock Series B, $.01 par value; 15,000,000 shares authorized at June 30, 2018 (unaudited) and December 31, 2017; 1,855,337 and 1,500,000 issued and outstanding at June 30, 2018 (unaudited) and December 31, 2017, respectively, net of amount allocated to option to purchase additional shares; Aggregate liquidation preference $1,948 and $1,503 at June 30, 2018 (unaudited) and December 31, 2017, respectively (Note 5)	2,545	87
Stockholders’ deficit (Note 5):
Common Stock, $.01 par value, 500,000,000 shares authorized at June 30, 2018 (unaudited) and December 31, 2017; 14,833,920 shares issued and outstanding at June 30, 2018 (unaudited) and 11,868,619 shares issued and outstanding at December 31, 2017	149	119
Preferred A Stock $.01 par value, 3,000,000 shares authorized at June 30, 2018 (unaudited) and December 31, 2017; 123,668 issued and outstanding at June 30, 2018 (unaudited) and December 31, 2017;	1	1
Additional paid-in capital	134,974	132,446
Accumulated deficit	(137,030)	(135,022)
Accumulated other comprehensive loss	(1,145)	(1,162)
Total stockholders’ deficit attributable to FC Global Realty Incorporated	(3,051)	(3,618)
Noncontrolling interest	172	174
Total stockholders’ deficit	(2,879)	(3,444)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$5,891	$5,794

The accompanying notes are an integral part of these consolidated financial statements.

F-3

FC GLOBAL REALTY INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands, except share and per share amounts)

(unaudited)

	For the Three Months Ended June 30,
	2018	2017

Rental income	$11	$—
Rental expense	1	—
Gross income	10	—

General and administrative	934	1,848
Operating loss	(924)	(1,848)
Revaluation of option to purchase redeemable convertible preferred stock (Note 5)	2,568	—
Revaluation of asset contribution related financial instruments	—	2,622
Interest and other financing expense, net	(38)	(46)
Income from continuing operations, before taxes on income	1,606	728
Taxes on income (income tax provision)	3	—
Income from continuing operations	1,609	728

Discontinued operations:
Gain from discontinued operations (Note 2)	140	411

Net income including portion attributable to non-controlling interest	1,749	1,139
Loss attributable to non-controlling interest	1	—
Net income	1,750	1,139
Dividend on redeemable convertible preferred stock	(62)	—
Net income attributable to common stockholders and participating securities	$1,688	$1,139

Basic net income per share (Note 3):
Continuing operations	$0.08	$0.12
Discontinued operations	0.01	0.07
	$0.09	$0.19

Diluted net income (loss) per share (Note 3):
Continuing operations	$0.08	$(0.04)
Discontinued operations	0.01	0.07
	$0.09	$0.03

Shares used in computing basic net loss per share	12,846,190	4,786,218
Shares used in computing diluted net loss per share	19,716,419	36,185,555

Other comprehensive income:
Foreign currency translation adjustments	(4)	176
Comprehensive income	$1,746	$1,315

The accompanying notes are an integral part of these consolidated financial statements.

F-4

FC GLOBAL REALTY INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

(unaudited)

	For the Six Months Ended June 30,
	2018	2017
Rental income	$11	$—
Rental expense	1	—
Gross income	10	—

General and administrative	2,144	1,848
Operating loss	(2,134)	(1,848)
Revaluation of option to purchase redeemable convertible preferred stock (Note 5)	2,295	—
Revaluation of asset contribution related financial instruments	—	2,622
Interest and other financing expense, net	(72)	(46)
Income from continuing operations, before taxes on income	89	728
Taxes on income (Note 6)	(209)	—
Income (loss) from continuing operations	(120)	728
Discontinued operations:
Income (loss) from discontinued operations (Note 2)	219	(1,438)
Net income (loss) including portion attributable to non-controlling interest	99	(710)
Loss attributable to non-controlling interest	2	—
Net income (loss)	101	(710)
Dividend on redeemable convertible preferred stock	(141)	—
Accretion of redeemable convertible preferred stock to redemption value	(1,968)	—
Net loss attributable to common stockholders and participating securities	$(2,008)	$(710)

Basic net income (loss) per share (Note 3):

Continuing operations	$(0.15)	$0.14
Discontinued operations	0.01	(0.07)
	$(0.14)	$(0.07)

Diluted net income (loss) per share (Note 3):
Continuing operations	$(0.15)	$(0.29)
Discontinued operations	0.01	(0.06)
	$(0.14)	$(0.35)

Shares used in computing basic net loss per share	12,360,105	4,574,830
Shares used in computing diluted net loss per share	12,360,105	20,361,237

Other comprehensive income (loss):
Reclassification of cumulative translation adjustment to statement of operations	$—	$3,021
Foreign currency translation adjustments	17	278
Total other comprehensive income	17	3,299
Comprehensive income (loss)	$118	$2,589

The accompanying notes are an integral part of these consolidated financial statements.

F-5

FC GLOBAL REATLY INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN REDEEMABLE CONVERTIBLE

PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

FOR THE SIX MONTHS ENDED JUNE 30, 2018

(In thousands, except share and per share amounts)

(unaudited)

			Stockholders’ deficit
	Redeemable Convertible Preferred Stock Series B		Common Stock		Series A Preferred Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Noncontrolling Interest
	Shares	Amount	Shares	Amount	Shares	Amount					Total
BALANCE, JANUARY 1, 2018	1,500,000	$87	11,868,619	$119	123,668	$1	$132,446	$(135,022)	$(1,162)	$174	$(3,444)
Stock based compensation	—	—	—		—	—	5	—	—	—	5
Issuance of Series B redeemable convertible preferred stock and embedded option	2,225,000	2,225	—	—	—	—	—	—	—	—	—
Partial exercise of series B redeemable convertible preferred stock written call option (Note 5)	—	677	—	—	—	—	—	—	—	—	—
Dividend on Series B redeemable convertible preferred stock (Note 5)	—	141	—	—	—	—	—	(141)	—	—	(141)
Accretion of Series B redeemable convertible preferred stock to redemption value (Note 5)	—	1,968	—	—	—	—	—	(1,968)	—	—	(1,968)
Conversion of series B redeemable convertible preferred stock into common stock	(1,869,663)	(2,553)	2,965,301	30	—	—	2,523	—	—	—	2,553
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	17	—	17
Net Income (Loss)	—	—	—	—	—	—	—	101	—	(2)	99
BALANCE, JUNE 30	1,855,337	$2,545	14,833,920	$149	123,668	$1	$134,974	$(137,030)	$(1,145)	$172	$(2,879)

The accompanying notes are an integral part of these consolidated financial statements.

F-6

FC GLOBAL REALTY INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Six Months Ended June 30,
	2018	2017
Cash Flows From Operating Activities:
Net Income	$(120)	$728
Adjustments to reconcile loss to net cash used in operating activities related to continuing operations:
Stock-based compensation	5	124
Revaluation of asset contribution related financial instruments, net	—	(2,622)
Revaluation of option to purchase redeemable convertible preferred stock (Note 5)	(2,295)	—
Depreciation and amortization	2	296
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	171	1,388
Accounts payable	93	(1,396)
Accrued compensation and related expenses	(78)	(1,452)
Other accrued liabilities	324	(4,113)
Adjustments related to continuing operations	(1,898)	(7,047)
Adjustments related to discontinued operations	219	1,688
Net cash used in operating activities	(1,679)	(5,359)
Cash Flows From Investing Activities:
Direct expenses related to asset acquisition	—	(283)
Purchases of investment properties	(326)	—
Net cash used in investing activities - continuing operation	(326)	(283)
Net cash provided by investing activities - discontinued operations	—	5,107
Net cash (used in) provided by investing activities	(326)	4,824
Cash Flows From Financing Activities:
Proceeds from issuance of redeemable convertible preferred stock and embedded option (Note 5)	2,225	—
Payment of notes payable	(293)	—
Net cash provided by financing activities -continuing operation	1,932	—
Net cash provided by financing activities	1,932	—
Effect of exchange rate changes on cash and cash equivalents	17	279
Change in cash and cash equivalents	(56)	(256)
Cash and cash equivalents at the beginning of period	948	2,335
Cash and cash equivalents at the end of period	$892	$2,079
Supplemental disclosure of non-cash activities:
Cash paid for income taxes	$—	$73
Cash paid for interest	$72	$—
Receivable from acquirer of group of assets	$—	$2,000
Partial exercise of written call option on redeemable convertible preferred stock (Note 5)	$677	$—
Dividend on redeemable convertible preferred stock (Note 5)	$141	$—
Accretion of redeemable convertible preferred stock to redemption value (Note 5)	$1,968	$—
Conversion of Series B redeemable convertible preferred stock into common stock	$2,553	$—
Contribution of investment property and investment in other company against stock issue, financial assets related to future mandatory asset contribution and financial liabilities for optional asset acquisition	$—	$4,836

The accompanying notes are an integral part of these consolidated financial statements.

F-7

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Note 1

Background:

FC Global Realty Incorporated (and its subsidiaries) (the “Company”), re-incorporated in Nevada on December 30, 2010, originally formed in Delaware in 1980, is, since earlier in 2017, a real estate development and asset management company concentrated primarily on investments in high quality income producing assets, hotel and resort developments, residential developments and other opportunistic commercial properties.

Until the recent sale of the Company’s last significant business unit (its consumer products division which was sold to ICTV Brands, Inc. on January 23, 2017), the Company was a Global Skin Health company providing integrated disease management and aesthetic solutions to dermatologists, professional aestheticians and consumers. The Company provided proprietary products and services that addressed skin diseases and conditions including psoriasis, acne, actinic keratosis (a precursor to certain types of skin cancer), photo damage and unwanted hair.

On March 31, 2017, the Company entered into an Interest Contribution Agreement with First Capital Real Estate Operating Partnership, L.P. (the “Contributor”), First Capital Real Estate Trust Incorporated (the “Contributor Parent”), and FC Global Realty Operating Partnership, LLC, the Company’s wholly-owned subsidiary (the “Acquiror”). The parties entered into amendments to the Interest Contribution Agreement on August 3, 2017, October 11, 2017 and December 22, 2017. Pursuant to the Interest Contribution Agreement, as amended (collectively, the “Contribution Agreement”), the Contributor contributed certain real estate assets to the Acquiror. In exchange, the Contributor received shares of the Company’s common stock and newly designated Series A Convertible Preferred Stock. This transaction closed on May 17, 2017. As a result of the Contribution Agreement, the Company has primarily become a real estate asset management and development company for the purpose of investing in a diversified portfolio of quality commercial and residential real estate properties and other real estate investments located in the United States.

Stock Delisting from Nasdaq and Transfer to OTC

On February 23, 2018 and March 13, 2018, the Company had received two delisting notices from Nasdaq this year, the first concerning the Company’s failure to comply with the $1.00 minimum bid price under Nasdaq Marketplace Rule 5550(a)(2), and the second with regard to the Company’s stockholder equity, which had fallen below the minimum $2.5 million required to be maintained under Nasdaq Marketplace Rule 5550(b)(1).

On June 18, 2018, the Company received a delisting determination letter from The Nasdaq Stock Market’s Listing Qualifications Department (“Nasdaq”) relating to the Company’s Common Stock. In that letter, Nasdaq stated that the Company is not in compliance with Nasdaq’s Listing Rules 5635(b), 5635(c), 5635(d)(1) and 5635(d)(2) with regard to shareholder approval of certain transactions involving the sale of shares of Series B Preferred Stock to Opportunity Fund I-SS, LLC (“OFI”), the conversion of certain promissory notes held by affiliates of the Company and related transactions entered into with such affiliates, the acquisition of common stock and Series A Preferred Stock by OFI from First Capital Real Estate Operating Partnership, L.P. and the timing of these transactions and contingencies between them.

As a result of the violations of the shareholder equity and shareholder approval rules, Nasdaq has determined to delist the Company’s securities. While the Company has a right of appeal with regard to this most recent notice, the Company’s Board of Directors, after evaluating the matter, has determined that it is in the Company’s best interests to remove its securities from trading on Nasdaq while it addresses these issues, and has therefore waived its right of appeal.

The Company’s common stock ceased to trade on the Nasdaq Capital Market prior to the opening of business on June 20, 2018, and moved on that date to trading and quotation on the Pink Current Information tier operated by the OTC Markets Group Inc. The Company’s trading symbol remains FCRE. Trading and quotation information is available at www.otcmarkets.com. The Company intends to apply for its common stock to be quoted and traded on the OTCQB Market.

The Company plans to continue to maintain an independent Board of Directors with an independent Audit Committee and provide annual financial statements audited by a registered Public Company Accounting Oversight Board auditor and unaudited interim financial reports, prepared in accordance with US GAAP. In addition, the Company’s Board of Directors will continue to evaluate options to maximize the value of the Company’s assets, including opportunities to invest in or acquire one or more operating businesses that provide opportunities for appreciation in value.

F-8

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Note 1 (Cont.)

Liquidity and Going Concern

As of June 30, 2018, the Company had an accumulated deficit of $137 million and the Company incurred an operating loss for the six months ended June 30, 2018 of approximately $2 million. Subsequent to the sale of the Company’s last significant business unit, the consumer products division as described above, and to date, the Company has dedicated most of its financial resources to general and administrative expenses associated with its ongoing business of real estate development and asset management.

As of June 30, 2018, the Company’s cash and cash equivalents amounted to $892. While the Company is a party to a Securities Purchase Agreement (the “OFI Purchase Agreement”) with OFI, and has raised certain funds under that agreement in both 2017 and in 2018 through the date of the financial statements (see also Note 5), OFI has no obligation to continue to invest in the Company, and there are restrictions placed by OFI on the use of these funds. The Company has historically financed its activities with cash from operations, the private placement of equity and debt securities, borrowings under lines of credit and, in the most recent periods with sales of certain assets and business units. The Company will be required to obtain additional liquidity resources in order to support its ongoing operations.

At this time, there is no guarantee that the Company will be able to obtain an adequate level of financial resources required for the short and long-term support of its operations or that the Company will be able to obtain additional financing as needed, or meet the conditions of such financing, or that the costs of such financing may not be prohibitive. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on recoverability of assets and classification of liabilities that may result from the outcome of this uncertainty.

Resignation of Officers and Director

Effective June 16, 2018, Vineet P. Bedi resigned his position as Chief Executive Officer and President of the Company, as well as President of the Company’s subsidiaries.

Also effective June 16, 2018, Matthew Stolzar resigned his position as Chief Financial Officer and Chief Investment Officer of the Company and of the Company’s subsidiaries.

Effective June 18, 2018, Robert Froehlich resigned as Chairman and a member of the Company’s Board of Directors as well as from his membership in the Board’s Audit, Compensation and Nominations and Corporate Governance Committees.

Appointment of Officers

On June 20, 2018, the Company’s Board of Directors appointed Michael R. Stewart to fill the positions of both Chief Executive Officer and Chief Financial Officer of the Company.

Appointment of Directors

Effective June 18, 2018, Kristen E. Pigman was appointed by the Board. Effective June 20, 2018, Michael E. Singer was appointed by the Board. Effective August 15, 2018, Michael Singer resigned from his position (see also Note 7).

F-9

FC GLOBAL REALTY INCORPORATED

 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Note 2

Discontinued Operations:

On January 23, 2017, the Company sold its last significant business unit (its consumer products division) to ICTV Brands, Inc. This business was a substantial business unit of the Company and the sale brought a strategic shift in focus of management. The Company accordingly classified this former business as held for sale and discontinued operations in accordance with ASC 360 “Impairment or disposal of long-lived assets” during the fourth quarter of the year ended December 31, 2016.

The accompanying consolidated financial statements as of and for the three and six months ended June 30, 2017 have been retrospectively adjusted to reflect the operating results of the consumer business as discontinued operations separately from continuing operations. The Company recognized a net loss from discontinued operations of $1,438, including the loss on the sale of the discontinued operations in the six months ended June 30, 2017, which represents the difference between the adjusted net purchase price and the carrying value of the disposal group.

The Company recognized a gain of $219 related to the discontinued operations during the six months ended June 30, 2018, as a result of the sale of residual inventory to third parties.

The following is a summary of income (loss) from discontinued operations for the three and six months ended June 30, 2018 and 2017:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017

Revenues:	$—	$—	$—	$3,539
Cost of revenues	—	—	—	100
Gross profit	—	—	—	3,439
Operating expenses:
Engineering and product development	—	—	—	143
Selling and marketing	—	—	—	620
General and administrative	—	—	—	2,342
Other income, net	—	(2,650)		(2,650)
Loss on disposal of assets	—	2,166	—	4,251
Income (loss) from discontinued operations before interest and other financing expense, net	—	484	—	(1,267)
Interest and other financing expense, net	—	—	—	(77)
Income (loss) from discontinued operations before income taxes	—	484	—	(1,344)
Income tax expenses allocated to discontinued operations	—	(73)	—	(94)
Income (loss) from discontinued operations	—	411	—	(1,438)
Gain from disposal of discontinued operations, net of taxes	140	—	219	—
Net gain (loss) from discontinued operations	$140	$411	$219	$(1,438)

F-10

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Note 3

Summary of Significant Accounting Policies:

Accounting Principles

The accompanying unaudited condensed consolidated financial statements and related notes should be read in conjunction with our consolidated financial statements and related notes contained in Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2017. The unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) related to interim financial statements. As permitted under those rules, certain information and footnote disclosures normally required or included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. The financial information contained herein is unaudited; however, management believes all adjustments have been made that are considered necessary to present fairly the results of the Company’s financial position and operating results for the interim periods. All such adjustments are of a normal recurring nature. The accompanying condensed consolidated balance sheet as of December 31, 2017 has been derived from the consolidated financial statements contained in Amendment No. 1 to our Annual Report on Form 10-K/A.

The results for the three and six months ended June 30, 2018 are not necessarily indicative of the results to be expected for the year ending December 31, 2018 or for any other interim period in the future.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and the wholly and majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Entities in which the Company directly or indirectly owns more than 50% of the outstanding voting securities, and for which other interest holders do not possess the right to affect significant management decisions, are generally accounted for under the voting interest consolidation method of accounting. Participation of other interest holders in the net assets and in the earnings or losses of a consolidated subsidiary is reflected in the line items “Non-controlling Interest” in the Company’s consolidated balance sheets and “net income (loss) attributable to the non-controlling interest” in the Company consolidated statements of comprehensive loss. Non-controlling interest adjusts the Company’s consolidated results of operations to reflect only the Company’s share of the earnings or losses of the consolidated subsidiary.

Any changes in the Company’s ownership interest in a consolidated subsidiary, through additional equity issuances by the consolidated subsidiary or from the Company acquiring the shares from existing shareholders, in which the Company maintains control is recognized as an equity transaction, with appropriate adjustments to both the Company’s additional paid-in capital and the corresponding non-controlling interest.

Use of Estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect amounts reported of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting periods. Actual results could differ from those estimates and be based on events different from those assumptions. As part of these financial statements, the more significant estimates include (1) identification of and measurement of instruments in equity and mezzanine transactions; (2) impairment of investment properties and investment in other company; (3) evaluation of going concern; and (4) contingencies.

Revenue recognition

On April 26, 2018, the Company’s subsidiary, RETPROP I, LLC, completed the acquisition of a 7,738 square-foot medical office building in Dayton, Ohio for a $326 purchase price, paid in cash consideration. The building’s former owner, and current tenant, a medical practice, has entered into a lease with the Company to continue its occupancy through April 2022, with the option to renew that lease for two additional five-year terms. The Company is accounting for the arrangement as an operating lease under ASC 840, Leases.

The Company records rental revenues on a straight-line basis under which contractual rent increases are recognized evenly over the lease term. Certain properties have leases that provide for tenant occupancy during periods where no rent is due or where minimum rent payments change during the term of the lease. Accordingly, receivables from tenants that we expect to collect over the remaining lease term are recorded on the balance sheet as straight-line rent receivables.

Note 3 (Cont.)

F-11

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Summary of Significant Accounting Policies:

Income (Loss) per Share

The Company computes net income (loss) per share in accordance with ASC 260, “Earnings per share”. Basic income (loss) per share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period, net of the weighted average number of treasury shares (if any). Securities that may participate in dividends with the common stock (such as the convertible Series A Preferred Stock and Series B Preferred Stock) are considered in the computation of basic income (loss) per share using the two-class method. However, in periods of net loss, participating securities are included only if the holders of such securities have a contractual obligation to share the losses of the Company. Accordingly, the outstanding Series A preferred shares were included in the computation, while the Series B preferred shares were not.

Diluted income (loss) per common share is computed similar to basic income per share, except that the denominator is decreased (increased) to include the number of additional potential common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Potential common shares are excluded from the computation for a period in which a net income (loss) is reported or if their effect is anti-dilutive. The Company’s potential common shares consist of stock options, stock warrants and restricted stock awards issued under the Company’s stock incentive plans and their potential dilutive effect is considered using the treasury method, and of convertible Series A Preferred Stock and Series B Preferred Stock which their potential dilutive effect is considered using the “if-converted method”.

The net income (loss) from continuing operations and the weighted average number of shares used in computing basic net income (loss) per share from continuing operations for the three and six months ended June 30, 2018 and 2017, is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Numerator:
Net income (loss)	$1,750	$1,139	$101	(710)
Net loss (gain) from discontinued operations attributable to common stockholders	(140)	(411)	(219)	1,438
Accretion of Series B Preferred Stock to redemption value (*)	—	—	(1,968)	—
Preferred dividend on Series B Preferred Stock (**)	(62)	—	(141)	—
Participation of stockholders of Series A Preferred Stock in the net loss from continuing operations	—	—	384	—
Participation of stockholders of Series A and B Preferred Stock in the net income from continuing operations	(512)	(131)	—	(66)
Net basic income (loss) from continuing operations attributable to common stockholders	$(1,036)	$597	$(1,843)	$662

Denominator:
Shares of common stock used in computing basic net income (loss) per share	12,846,190	4,786,218	12,360,105	4,574,830

Net income (loss) per share of common stock from continuing operations, basic	$0.08	$0.12	$(0.15)	$0.14

F-12

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Note 3 (Cont.)

Summary of Significant Accounting Policies:

Loss per Share (Cont.)

(*)	Based on the rights and privileges of Series B Preferred Stock, since the Company did not obtain shareholder approval at March 31, 2018, the then outstanding Series B Preferred Stock became redeemable at the option of OFI. Consequently, in each reporting period commencing March 31, 2018, the outstanding Series B Preferred Stock is recorded at its maximum redemption value until the occurrance of redemption or a conversion as prior.

(**)	The net loss used for the computation of basic and diluted net loss per share for three and six months ended June 30, 2018, includes the preferred dividend requirement of 8% per share per annum for the Series B Preferred Stock, compounded annually which shall be distributed to stockholders in case of distributable assets determined in the Company’s certificate of designation under the liquidation preference right (see also Note 5).

The net income (loss) from continuing operations and the weighted average number of shares used in computing diluted net income (loss) per share from continuing operations for the three and six months ended June 30, 2018 and 2017, is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Numerator:
Net basic income (loss) from continuing operations attributable to common stockholders	$1,036	$597	$(1,843)	$662
Participation of stockholders of Series A and B Preferred Stock in net income from continuing operations	512
Adjustment related to revaluation of asset contribution related financial instruments, net securities	—	(2,622)	—	(2,622)
Participation of stockholders of Series A Preferred Stock in the adjustment related to revaluation of asset contribution related financial instruments, net securities	—	470	—	470
Net basic income (loss) from continuing operations attributable to common stockholders	$1,548	$(1,555)	$(1,843)	$(1,490)

Denominator:
Shares of common stock used in computing basic net income (loss) per share	12,846,190	4,786,218	12,360,105	4,574,830
Incremental shares related to assumed conversion of Series A and B Preferred Stock into Common Stock	6,870,229
Incremental shares related to assumed exercise of asset contribution financial instruments	—	31,399,337	—	15,786,407
Diluted number of common and common stock equivalent shares outstanding	19,716,419	36,185,555	12,360,105	20,361,237

Net income (loss) per share of common stock from continuing operations, diluted	$0.08	$(0.04)	$(0.15)	$(0.07)

For the three months ended June 30, 2018, diluted income per share excludes stock options and common stock to be issued upon written call option, as the effect of their inclusion would be anti-dilutive. For the six months ended June 30, 2018, diluted loss per share excludes stock options, Series A and B Preferred Stock and common stock to be issued upon written call option, as the effect of their inclusion would be anti-dilutive. For the three and six months ended June 30, 2017, diluted loss per share excludes stock options and Series A Preferred Stock, as the effect of their inclusion would be anti-dilutive due to the net loss attributable to common stockholders for the period.

F-13

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Note 4

Commitments and Contingencies:

Litigation

JFURTI

The Company is a party to JFURTI, LLC, et al v. Suneet Singal, et al, filed in the United States District Court for the Southern District of New York. The suit names as defendants Suneet Singal, an officer of various First Capital companies as well as the Company’s former Chief Executive Officer and former member of the Company’s Board of Directors, Frank Grant and Richard Leider, board members of First Capital Real Estate Investments, LLC, First Capital Real Estate Advisors, LP, Presidential Realty Corporation, Presidential Realty Operating Partnership, Downey Brand LLP and now the Company (under its previous name, PhotoMedex Inc.), as well as nominal derivative defendants First Capital Real Estate Trust Incorporated and First Capital Real Estate Operating Partnership, L.P. Mr. Leider is also on the Board of Directors of the Company.

A Motion to Dismiss this action was filed with the court on behalf of all defendants. On April 12, 2018, plaintiffs filed an Amended Complaint in this matter. Plaintiffs also filed a response to the defendants’ Motion. Defendants filed a Memorandum in support of their Motion to Dismiss as well as a response to the plaintiffs’ response to the Motion, addressing both the original and the Amended Complaint in those filings. The Motion is now pending before the Court and there is no time frame known in which the Court may rule on the Motion.

The Company intends to defend itself vigorously against this suit. At this time, the amount of any loss, or range of loss, cannot be reasonably estimated as the case has only been initiated and no discovery has been conducted to determine the validity of any claim or claims made by plaintiffs. Therefore, the Company has not recorded any reserve or contingent liability related to these particular legal matters. However, in the future, as the cases progress, the Company may be required to record a contingent liability or reserve for these matters. More information is available from the Company’s prior filings in its Annual Reports on Form 10-K/A for the year ended December 31, 2018; and in its Quarterly Report for the quarter ended March 31, 2018 on Form 10-Q.

Avalon

On January 12, 2018, the Company received a copy of a complaint, dated November 17, 2017, that was filed by Alpha Alpha, LLC in the Thirteenth Judicial District Court in the County of Valencia in the State of New Mexico against Avalon Jubilee, LLC, the holding company that owns the property in Los Lunas, New Mexico, HiTex, LLC, MCBB, LLC, Land Strategies, LLC, Ronald R. Cobb and John Does 1-5. The suit asked the court to, among other things, determine whether there have been unauthorized transfers of interest in Avalon Jubilee LLC; and declare who are the holders of interests in Avalon Jubilee LLC. Although the complaint did not name the Company or any of its subsidiaries or specifically question the Company’s interest in Avalon Jubilee LLC, it raised questions about whether the transfers of interest leading to the Company’s acquisition of its interest in Avalon Jubilee LLC were properly made in accordance with the Avalon Jubilee operating agreement.

On April 27, 2018, the Company, and certain of its subsidiaries, entered into an agreement with Alpha Alpha LLC and Presidential Realty Corporation and certain of its subsidiaries, under which the Company’s subsidiary, First Capital Avalon Jubilee LLC, was recognized as a 17.9133% member in Avalon Jubilee, LLC, and the operating agreement and other documents were so amended to reflect that acknowledgement. In 2017, the Company recognized an impairment expense of $1,439 to account for our estimate of the impact that the described litigation may have on the operations and fair value of the underlying asset. The settlement and recognition of the Company’s ownership interest was viewed as a favorable outcome.

Employee Misappropriation of Funds

In January 2018, as a result of new control procedures instituted by the management team, the Company discovered that a former employee had charged personal expenses to a company credit card, making unauthorized payments to herself in the form of bonuses and car allowances and theft of Company inventory over several years as mentioned below. Upon discovery, the Company took immediate steps to remove such employee’s access to Company assets, placed her on paid leave, and launched an internal investigation. Based on the results of the preliminary internal investigation, the employee was terminated on January 26, 2018.

F-14

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Note 4 (Cont.)

Commitments and Contingencies:

The Company engaged an accounting firm to conduct a forensic accounting investigation, which concluded that the employee misappropriated corporate funds for her personal benefit by charging personal items to a company credit card, making unauthorized payments to herself in the form of bonuses and car allowances and theft of Company inventory between May 2011 through January 2018, resulting in an aggregate misappropriation of Company funds in the amount of approximately $484.

After considering the qualitative and quantitative aspects in accordance with Staff Accounting Bulletin No. 99, the Company has concluded that this misappropriation of Company funds did not lead to a material misstatement on any of the previous financial statements covering the aforementioned period of time that would require restatement of those financial statements. Such determination was based, among others, on the following: (i) the magnitude of the theft, as a percentage, was low relative to revenue, pretax income and asset balance, (ii) the theft would not create any changes to the financial reporting line items, and (iii) most of the journal entries created by the employee, if revised today, would cause zero change to net income or assets and liabilities as those entries related to the Company’s former business operations which were sold to a third parties.

The Company is currently evaluating its options on how best to proceed with recovering these assets.

Other litigation

The Company and certain subsidiaries are, and have been, involved in other miscellaneous litigation and legal actions, including product liability, consumer, commercial, tax and governmental matters, which can arise from time to time in the ordinary course of our business. The Company believes that these other litigations and claims will likely be resolved without a material effect on our consolidated financial position, results of operations or liquidity. However, litigation and legal actions are inherently unpredictable, and excessive verdicts can result in such situations. Although the Company believes it has or will have substantial defenses in these matters, it may, in the future, incur judgments or enter into settlements of claims that could have a material adverse effect on results of operations in a particular period.

Registration Rights Agreement with OFI

As a condition to the first closing under the OFI Purchase Agreement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with OFI, pursuant to which the Company agreed to register all shares of common stock that may be issued upon conversion of the Series B Preferred Stock (the “Registrable Securities”) under the Securities Act of 1933, as amended (the “Securities Act”). The Company agreed to file a registration statement covering the resale of such Registrable Securities within 30 days of the first closing and cause such registration statement to be declared effective under the Securities Act as soon as possible but, in any event, no later than 120 days following the filing date if such registration statement is filed on Form S-3 or 150 days if such registration statement is filed on Form S-1. If such registration statement is not filed or declared effective by the SEC on or prior to such dates, or if after such registration statement is declared effective, without regard for the reason thereunder or efforts therefor, such registration statement ceases for any reason to be effective for more than an aggregate of 30 trading days during any 12-month period, which need not be consecutive, then in addition to any other rights the holders of Series B Preferred Stock may have under the Registration Rights Agreement or under applicable law, the Company shall pay to each holder an amount in cash, as partial liquidated damages and not as a penalty, equal to 1% of the product obtained by multiplying (x) $1.00 by (y) the number of shares of Registrable Securities held by the holder (such product being the “OFI Investment Amount”); provided that, in no event will the Company be liable for liquidated damages in excess of 1% of the OFI Investment Amount in any single month and that the maximum aggregate liquidated damages payable to the holders under the Registration Rights Agreement shall be 10% of the OFI Investment Amount.

On January 23, 2018, the Company had filed a registration statement on Form S-3 to register the shares issued to OFI in the first closing. OFI waived its right to liquidated damages in connection with the late filing of such registration statement until May 31, 2018. However, as that registration statement did not become effective by the required deadline, the Company may be required to make liquidated damages payments to the holder of Series B Preferred Stock as of May 31, 2018. As of June 30, 2018, the Company has not completed the registration process and therefore recorded a provision of $59 as part of other accrued liabilities based on management’s best estimate of the liability that the Company has incurred under the Registration Rights Agreement.

F-15

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Note 4 (Cont.)

Registration Rights Agreements with Payout Note Holders

On October 12, 2017, the Company issued secured convertible promissory notes (the “Payout Notes”) to Dr. Dolev Rafaeli, the Company’s former Chief Executive Officer, Dennis M. McGrath, the Company’s former President and Chief Financial Officer, and Dr. Yoav Ben-Dror, the former director of the Company’s foreign subsidiaries (collectively, the “Note Holders”) in the principal amounts of $3,134, $978 and $1,515, respectively. The Payout Notes were due on October 12, 2018, carried a 10% interest rate, payable monthly in arrears commencing on December 1, 2017, and were convertible into shares of the Company’s Common Stock at maturity. The Company had agreed to register the shares underlying the Payout Notes within 30 days of issuance with best efforts to cause the registration statement covering such shares to become effective within 120 days of issuance. On November 14, 2017, the Company filed a registration statement on Form S-3 (the “First Registration Statement”) to register all shares that may be issued upon conversion of the Payout Notes. On December 22, 2017, the Company and the Note Holders entered into a stock grant agreement (the “Stock Grant Agreement”) to, among other things, cause the early conversion of the Payout Notes into an aggregate of 5,628,291 shares of the Company’s Common Stock (the “Payout Shares”) and provide for the issuance of an aggregate of 1,857,336 additional shares of Common Stock to the Note Holders as consideration for the various agreements of the Note Holders contained in the Stock Grant Agreement (the “Additional Shares”), subject to stockholder approval. On January 23, 2018, the First Registration Statement was amended to include the Payout Shares issued under the Stock Grant Agreement.

In connection with the Stock Grant Agreement, the Company entered into a registration rights agreement (the “Payout Registration Rights Agreement”) with the Note Holders, pursuant to which the Company agreed to register the shares of common stock under the Additional Shares under the Securities Act. The Company agreed to file a registration statement covering the resale of the Additional Shares within 30 days of the Stock Grant Agreement and cause such registration statement to be declared effective under the Securities Act as soon as possible but, in any event, no later than 120 days following the filing date if such registration statement is filed on Form S-3 or 150 days if such registration statement is filed on Form S-1. If such registration statement is not filed or declared effective by the SEC on or prior to such dates, or if after such registration statement is declared effective, without regard for the reason thereunder or efforts therefor, such registration statement ceases for any reason to be effective for more than an aggregate of 30 trading days during any 12-month period, which need not be consecutive, then in addition to any other rights the Note Holders may have under the Payout Registration Rights Agreement or under applicable law, the Company shall pay to each Note Holder an amount in cash, as partial liquidated damages and not as a penalty, equal to 1% of the product obtained by multiplying (x) $1.00 by (y) the number of shares of common stock held by the Note Holder included in the registration statement (such product being the “Payout Investment Amount”); provided that, in no event will the Company be liable for liquidated damages in excess of 1% of the Payout Investment Amount in any single month and that the maximum aggregate liquidated damages payable to the Note Holders under the Payout Registration Rights Agreement shall be 10% of the Payout Investment Amount. The registration rights provision contained in the Payout Notes was incorporated by reference into the Payout Registration Rights Agreement, except that the Note Holders waived the breach by the Company for failure to timely file the First Registration Statement and agreed that they are not entitled to liquidated damages as a result of such failure. Under the Payout Registration Rights Agreement, the Note Holders are entitled to liquidated damages if the First Registration Statement is not declared effective within 120 days following the date of the Payout Notes.

On January 23, 2018, the Company filed a registration statement on Form S-3 for the Additional Shares. The Note Holders waived their rights to liquidated damages in connection with the late filing of such registration statement and in connection with the effectiveness deadline for such registration statement until May 31, 2018. However, as that registration statement did not become effective by the required deadline, the Company may be required to make liquidated damages payments to the holders of the Payout Notes since May 31, 2018. As of June 30, 2018, the Company has not completed the registration process and therefore recorded a provision of $56 as part of other accrued liabilities based on management’s best estimate of the liability that the Company has incurred under the Registration Rights Agreement.

F-16

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Note 4 (Cont.)

Amended and Restated Separation Agreement

On February 12, 2018, the Company entered into an Amended and Restated Separation Agreement with Mr. Stephen Johnson, its former Chief Financial officer, pursuant to which the Company has agreed to pay Mr. Johnson an amount of $123 in 11 installments as follows: the first six installments of $10 each, and the following five installments of $12.5 each. The first payment was made on February 15, 2018, and subsequent payments are to be made on or before the 15th day of each succeeding month, with the final installment to be paid on or before December 15, 2018.

The Company will also provide a health (medical, dental and/or vision) insurance reimbursement payment for Mr. Johnson and his family, for a period of 11 months, in the agreed upon amount of $3 per month.

In addition, the Company has agreed to issue to Mr. Johnson 271,000 shares of the Company’s common stock, subject to appropriate adjustment for any stock splits, stock or business combinations, recapitalizations or similar events occurring after the date of the agreement. Those shares will be issued on any business day during the period commencing on the date that is six months after the date of the agreement and ending on the date that is three business days after such six-month anniversary. As of June 30, 2018, the aforesaid shares were not issued to Mr. Johnson. As of June 30, 2018, the balance payable to Mr. Johnson, included in accrued compensation and related expenses, is $343 (including the amount related to the shares component).

Resignation of Officers and Director

As discussed in Note 1, the former CEO and CFO of the Company resigned on June 16, 2018 asserting resignations for “good reason” as that term is used in their employment agreements, to which the Company disagrees. To the Company’s knowledge, no complaints against the Company have been filed to date. The Company and its legal counsel believes that a potential claim, if any, would be without merit and intends to vigorously defend against such a claim should one arise. At this stage, the amount of any loss, or range of loss, is highly uncertain and cannot be reasonably estimated. Therefore, the Company has not recorded any contingent liability or reserve related to this particular potential legal matter. If, in the future, the likelihood that the Company could have a loss becomes probable and estimable, the Company may be required to record a contingent liability or reserve for this matter.

F-17

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Note 5

Redeemable Convertible Preferred Stock and Stockholders’ Deficit:

Common Stock

The Company’s common stock confers upon their holders the following rights:

●	The right to participate and vote in the Company’s stockholder meetings, whether annual or special. Each share will entitle its holder, when attending and participating in the voting in person or via agent or letter, to one vote;

●	The right to a share in the distribution of dividends, whether in cash or in the form of bonus shares, the distribution of assets or any other distribution pro rata to the par value of the shares held by them; and

●	The right to a share in the distribution of the Company’s excess assets upon liquidation pro rata to the par value of the shares held by them.

Convertible Series A Preferred Stock

The terms of the Convertible Series A Preferred Stock are governed by a certificate of designation (the “Series A Certificate of Designation”) filed by the Company with the Nevada Secretary of State on May 15, 2017. Pursuant to the Series A Certificate of Designation, the Company designated 3,000,000 shares of the Company’s preferred stock as “Series A Convertible Preferred Stock.” The Company issued 123,668 shares of Convertible Series A Preferred Stock in connection with the Contribution Agreement. Following is a summary of the material terms of the Series A Convertible Preferred Stock:

●	Dividends. Except for stock dividends or distributions for which adjustments are to be made, holders shall be entitled to receive, and the Company shall pay, dividends on shares of Convertible Series A Preferred Stock equal (on an as-if-converted-to-common-stock basis) to and in the same form as dividends actually paid on shares of the common stock when, as and if such dividends are paid on shares of the common stock. No other dividends shall be paid on shares of Convertible Series A Preferred Stock.

●	Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders shall be entitled to receive out of the assets, whether capital or surplus, of the Company, after the Redeemable Convertible Series B Preferred Stockholder’s liquidation preference, the same amount that a holder of common stock would receive if the Convertible Series A Preferred Stock were fully converted (disregarding for such purposes any conversion limitations) to common stock which amounts shall be paid pari passu with all holders of common stock.

●	Voting. Except as otherwise provided in the Series A Certificate of Designation or as otherwise required by law, the Convertible Series A Preferred Stock shall have no voting rights. However, as long as any shares of Convertible Series A Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Convertible Series A Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Convertible Series A Preferred Stock or alter or amend the Series A Certificate of Designation, (b) amend the Company’s articles of incorporation or other charter documents in any manner that adversely affects any rights of the holders, (c) increase the number of authorized shares of Convertible Series A Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

●	Conversion. Each share of Convertible Series A Preferred Stock shall be convertible, at any time and from time to time from at the option of the holder thereof, into that number of shares of common stock determined by dividing $62.9575 by the Conversion Price. The Conversion Price for the Series A Convertible Preferred Stock is equal to $2.5183, subject to adjustment as described in the Series A Certificate of Designation.

F-18

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Note 5 (Cont.)

Stockholders’ Equity (Cont.):

Redeemable Convertible Series B Preferred Stock

The terms of the Redeemable Convertible Series B Preferred Stock are governed by a certificate of designation (the “Series B Certificate of Designation”) filed by the Company with the Nevada Secretary of State on December 22, 2018, as supplemented by that certain supplemental agreement, dated April 20, 2018, between the Company and OFI (the “Supplemental Agreement”), which clarified certain voting and conversion limitations with respect to the Series B Preferred Stock in response to comments from the staff of NASDAQ. Pursuant to the Series B Certificate of Designation, the Company designated 15,000,000 shares of the Company’s preferred stock as “Series B Preferred Stock”. As more fully described below, the Company has issued a total of 3,725,000 shares of Redeemable Convertible Series B Preferred Stock in connection with the OFI Purchase Agreement during 2017 and 2018. Following is a summary of the material terms of the Redeemable Convertible Series B Preferred Stock:

●	Dividends. Holders of shares of Redeemable Convertible Series B Preferred Stock shall receive cumulative dividends, pro rata among such holders, prior to and in preference to any dividend on our outstanding common stock at the per annum rate of 8% of the Series B Original Issue Price (as defined below). Dividends on each share of Series B Preferred Stock will accrue daily and be cumulative from December 22, 2017 (the “Series B Original Issue Date”) and shall be payable upon the occurrence of any voluntary or involuntary liquidation, dissolution or winding up of the Company (a “Liquidation Event”), a conversion or a redemption. The “Series B Original Issue Price” shall mean $1.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Redeemable Convertible Series B Preferred Stock. Holders shall also be entitled to receive dividends on shares of Redeemable Convertible Series B Preferred Stock equal (on an as-if-converted-to-common-stock basis regardless of whether the Redeemable Convertible Series B Preferred Stock is then convertible or otherwise subject to conversion limitations) to and in the same form as dividends actually paid on shares of our common stock when, as and if such dividends are paid on shares of the common stock.

●	Liquidation. In the event of (i) a Liquidation Event or (ii) a merger or consolidation (other than one in which our stockholders own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) or a sale, lease, transfer, exclusive license or other disposition of all or substantially all of our assets (a “Deemed Liquidation Event”), the holders of shares of Redeemable Convertible Series B Preferred Stock then outstanding shall be entitled to be paid out of our assets available for distribution to stockholders before any payment shall be made to the holders of our common stock, Series A Convertible Preferred Stock or any other class of securities authorized that is specifically designated as junior to the Redeemable Convertible Series B Preferred Stock (the “Junior Securities”) by reason of their ownership thereof, but pari passu with the holders of shares of any class of securities authorized that is specifically designated as pari passu with the Redeemable Convertible Series B Preferred Stock (the “Parity Securities”) on a pro rata basis, an amount per share equal to the Series B Original Issue Price, plus any accrued dividends thereon. If upon any such Liquidation Event or Deemed Liquidation Event, our assets available for distribution to stockholders shall be insufficient to pay the holders of shares of Redeemable Convertible Series B Preferred Stock the full amount to which they shall be entitled and the holders of Parity Securities the full amount to which they shall be entitled, the holders of shares of Redeemable Convertible Series B Preferred Stock and the holders of shares of Parity Securities shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. Upon a Liquidation Event or a Deemed Liquidation Event, in the event that following the payment of such liquidation preference the Company shall have additional cash and other assets of available for distribution to stockholders, then the holders of shares of Redeemable Convertible Series B Preferred Stock shall participate pari passu with the holders of shares of Parity Securities and Junior Securities based on the then current conversion rate (disregarding for such purposes any conversion limitations) with respect to all remaining distributions, dividends or other payments of cash, shares or other assets and property of our company, if any. As of June 30, 2018, the aggregate liquidation preference amounted to $1,948 (unaudited). The foregoing dollar amount does not include dividends, as the Company’s Board of Directors has not declared any dividends since inception.

F-19

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Note 5 (Cont.)

Stockholders’ Equity (Cont.):

●	Voting Rights. On any matter presented to our stockholders for their action or consideration, each holder of Redeemable Convertible Series B Preferred Stock shall be entitled to cast the number of votes equal to the quotient of the aggregate investment amount invested to purchase Series B Preferred Stock divided by $1.12, the market value of the Company’s common stock on December 21, 2017, or approximately 0.893 votes per share (subject to certain conversion limitations described below). Except as provided by law or by the other provisions of the Series B Certificate of Designation, the holders shall vote together with the holders of shares of common stock as a single class. However, as long as any shares of Redeemable Convertible Series B Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the outstanding shares of Redeemable Convertible Series B Preferred Stock (the “Requisite Holders”), (i) issue any class of equity securities that is senior in rights to the Redeemable Convertible Series B Preferred Stock, (ii) issue any Parity Securities, (iii) alter or change adversely the powers, preferences or rights given to the Redeemable Convertible Series B Preferred Stock or alter or amend the Series B Certificate of Designation, (iv) amend our articles of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Redeemable Convertible Series B Preferred Stock, (v) except pursuant to the redemption provisions of Parity Securities, redeem any shares of our preferred stock or common stock (other than pursuant to employee or consultant agreements giving us the right to repurchase shares at the original cost thereof upon the termination of services and provided that such repurchase is approved by our Board of Directors), or (vi) enter into any agreement with respect to any of the foregoing.

●	Conversion. Each share of Redeemable Convertible Series B Preferred Stock plus accrued, but unpaid, dividends thereon (the “Aggregate Preference Amount”), shall be convertible, at any time and from time to time at the option of the holder thereof, into that number of shares of common stock determined by a formula (computed on the date of conversion), (i) the numerator of which is equal to the Aggregate Preference Amount and (ii) the denominator of which is equal to the quotient of the Conversion Price divided by $1.33. The “Conversion Price” for the Redeemable Convertible Series B Preferred Stock was adjusted to $0.8684 starting in February 2018, subject to adjustment as described in the Series B Certificate of Designation. In addition, upon the earlier to occur of: (i) a Deemed Liquidation Event or (ii) if there has not been a breach or default by us under the OFI Purchase Agreement that has occurred and is continuing, May 31, 2018, each share of Redeemable Convertible Series B Preferred Stock plus accrued, but unpaid, dividends thereon shall be automatically converted into that number of shares of common stock determined by dividing $1.33 by the Conversion Price. Notwithstanding the forgoing, if the Company has not obtained stockholder approval with respect to the issuance of shares upon conversion in excess of 19.99% of the issued and outstanding common stock on the applicable conversion date (the “Stockholder Approval”), then the Company may not issue, upon conversion of the Redeemable Convertible Series B Preferred Stock, a number of shares of common stock which, when aggregated with any shares of common stock issued on or after the Series B Original Issue Date and prior to such conversion date, would exceed 19.99% of the issued and outstanding shares of common stock (subject to adjustment for forward and reverse stock splits, recapitalizations and the like) (the “Issuable Maximum”). Each holder shall be entitled to a portion of the Issuable Maximum equal to the quotient obtained by dividing (i) the Series B Original Issue Price of such holder’s Redeemable Convertible Series B Preferred Stock by (ii) the aggregate Series B Original Issue Price of all Redeemable Convertible Series B Preferred Stock issued to all holders. In the light of the above, on May 31, 2018, 1,869,663 shares of the Series B Preferred Stock along with pro-rata accrued dividends were automatically converted into 2,965,301 shares of common stock. As a result of this conversion, an amount of $2,553 was transferred from Redeemable Convertible Preferred Stock Series B account into equity.

F-20

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Note 5 (Cont.)

Stockholders’ Equity (Cont.):

●	Redemption. If (i) there is a breach by us of any of our representations and warranties contained in Sections 3.1(a) (Subsidiaries), 3.1(b) (Organization and Qualification), 3.1(c) (Authorization; Enforcement), 3.1(d) (No Conflicts), 3.1(f) (Issuance of the Shares), 3.1(g) (Capitalization), or 3.1(n) (Taxes) of the OFI Purchase Agreement that has not been cured within 30 days after the date of such breach or (ii) Stockholder Approval has not been obtained by March 31, 2018 (each, a “Redemption Event”), then each holder of Redeemable Convertible Series B Preferred Stock may, at its option, require us to redeem any or all of the shares of Redeemable Convertible Series B Preferred Stock held by such holder at a price per share equal to $1.33, plus accrued, but unpaid, dividends through and including the date of such redemption. The Company must provide a notice (as “Event Notice”) to each holder of the occurrence of a Redemption Event of the kind described in (i) above (a “Breach Event”) as soon as practicable after becoming aware of such Breach Event, but in any event, not later than 15 days after such Breach Event and such notice shall provide a reasonable description of such Breach Event. A holder must send written notice of redemption (a “Redemption Notice”) to the Company within 90 days after (i) the Company provides such holder an Event Notice with respect to a Breach Event or (ii) the occurrence of a Redemption Event of the kind described in (ii) above. For the avoidance of doubt, if the Company does not timely provide an Event Notice, the holder shall nevertheless have the right to deliver a Redemption Notice in connection with any Redemption Event. If a holder fails to send a Redemption Notice on prior to the 90th day after the occurrence of any Redemption Event, then such holder will lose such holder’s right to redemption with respect to the particular Redemption Event, but not any other Redemption Event. As of March 31, 2018, the Company did not obtain shareholder approval and therefore, the then outstanding Series B Preferred Stock became redeemable at the option of OFI. Consequently, in each reporting period commencing March 31, 2018, the outstanding Series B Preferred stock is recorded on its maximum redemption value until the earlier of an redemption or conversion occurrence.

Securities Purchase Agreement

On December 22, 2017, the Company entered into the OFI Purchase Agreement with OFI, under which OFI may, but is not obligated to, invest up to $15,000 in the Company in a series of closings over a period prior to December 31, 2018, in exchange for which OFI will receive shares of the Company’s Redeemable Convertible Series B Preferred Stock (“Series B Shares”) at a purchase price of $1.00 per share (the “Option”).

On December 22, 2017 (the “Initial Date”), the Company and OFI completed the first closing under the OFI Purchase Agreement, pursuant to which OFI exercised a portion of the Option and provided $1,500 to the Company in exchange for 1,500,000 Series B Shares. On January 24, 2018 (the “Second Date”), the Company and OFI completed a second closing under the OFI Purchase Agreement, pursuant to which OFI provided $2,225 to us in exchange for 2,225,000 Series B Shares.

Under the OFI Purchase Agreement, the proceeds from the first closing were to be used for working capital and general corporate purposes, the proceeds from the second closing were to be used to perform due diligence and invest in Income Generating Properties (as defined in the OFI Purchase Agreement) that have been approved by our Board of Directors, and proceeds from subsequent closings were be used to invest in Income Generating Properties (as defined in the OFI Purchase Agreement) that have been approved by our Board of Directors or as otherwise agreed to between us and OFI in writing prior to such subsequent closings. On March 16, 2018, the Company and OFI entered into a letter agreement, pursuant to which OFI agreed that the Company may use all proceeds for the purposes and uses described in a budget agreed to between us and OFI at the time the letter agreement was signed. In connection with such letter agreement, the Company agreed to provide OFI, on a quarterly basis, on or prior to 15 days after the end of each quarter, a report that describes, in reasonable detail, the actual expenses incurred and payments made during such period compared to the expenses and payments specified in the budget for such period, certified by our Chief Financial Officer.

F-21

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Note 5 (Cont.)

Stockholders’ Equity:

Under ASC 480, “Distinguishing Liabilities from Equity”, Since the Series B Shares have conditional redemption provisions which are outside of the control of the Company and also contain a deemed liquidation preference, the Series B Shares were classified as mezzanine financing at the Initial Date at the residual amount, which was the difference between the total proceeds received and the fair value of the Option. Subsequently, accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument using an appropriate methodology, usually the interest method. Changes in the redemption value are considered to be changes in accounting estimates. As described above, as of June 30, 2018, the Series B Shares are presented at their full redemption amount.

Under ASC 480, the aforementioned written call Option is considered freestanding, as the Company believes it is legally detachable and separately exercisable. As the option is exercisable for shares subject to possible redemption at the option of the holder, as of the Initial Date, the Option was measured at fair value and recorded as a non-current financial liability on the consolidated balance sheet. Excess of the initial value of the option liability over the proceeds received was charged immediately into the consolidated statement of comprehensive loss as financing expenses in the fourth quarter of 2017. The Option is marked to market in each reporting period until it is exercised or expired, as earlier, when changes in the fair value of the Option are charged into statement of comprehensive income or loss. For the three and six month periods ended June 30, 2018, the Company recorded income in the total amount of $2,568 and $2,295, respectively due to revaluation of Option to purchase redeemable convertible B preferred stock.

In addition, at the Initial Date, the Company incurred de minimis direct and incremental issuance costs which were charged immediately into the consolidated statement of comprehensive loss as finance expenses, as the written call Option was presented at fair value.

At the Initial Date, each Series B Share was convertible into 1.24789 shares of common stock valued at $1.00 per share. As a result, Beneficial Conversion Feature (the “BCF”) amounting to approximately $372 was measured assuming full conversion. However, the conversion of the Preferred Stock is subject to certain contingencies, which impact the timing and amount of the BCF. At the Initial Date which is also the commitment date, the Company should record a BCF for the Preferred Stock for any shares convertible at that time without requiring stockholder approval through the planned proxy statement. However, as no residual proceeds were allocable to the Series B Shares at the Initial Date, no BCF was recognized with respect to the first closing.

In conjunction with the Second Date, OFI partially exercised the written call option present in the OFI Purchase Agreement and therefore upon exercise, the pro-rata share of this liability amounting to $677 was reclassified in the condensed consolidated balance sheet from Option to purchase redeemable convertible preferred stock into redeemable convertible preferred stock Series B, during the three month period ended March 31, 2018.

On the Second Date, each Series B Share (exclusive of dividends) was convertible into 1.24789 shares of common stock valued at $1.00 per share. As a result of the reclassification of the exercised written call option, there was no additional BCF measured.

The fair value of the Option was based on management estimates and values derived from a calculation to provide an approximate indication of value. The fair value of Option is estimated at each reporting and exercise date, including, December 31, 2017, January 24, 2018 and June 30, 2018 by using hybrid method that includes scenario of conversion and scenario liquidation and the Black-Scholes option pricing model. In the first scenario, the Series B Preferred Stock price applied in the model was assumed based on the as-converted price on the date of estimation. Expected volatility was estimated by using a group of peers in the real estate development, homebuilding and income-producing properties sectors, and applying a 75% percentile ranking based on the total capitalization of the Company. In the second scenario, the Option was estimated based on the value of the Option in a proposed liquidation scenario. A probability weighting was applied to determine the expected value of the Option. The Company measured the fair value of the Option on a recurring basis in accordance with ASC 820, “Fair Value Measurement and Disclosures” (primary inputs classified at level 3).

F-22

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Note 5 (Cont.)

Stockholders’ Equity:

The following are the key underlying assumptions that were used:

	December 31, 2017	January 24, 2018	June 30, 2018
Dividend yield (%)	0	0	0
Expected volatility (%)	36.9	37.9	42.4
Risk free interest rate (%)	1.74	1.75	2.11
Strike price	1.00	1.00	1.00
Series B Preferred Stock price	1.13	1.10	0.83
Probability of if-converted scenario (%)	90	90	90
Probability assumed liquidation scenario (%)	10	10	10
Expected term of Option (years)	1.0	0.9	0.5
Option’s fair value per share	$0.33	$0.30	$0.13

The following tabular presentation reflects the activity in the Option to purchase Redeemable Convertible B Preferred Stock during the six months ended June 30, 2018 -

Fair value of Option to purchase Redeemable Convertible B Preferred Stock
(Unaudited)

Opening balance, January 1, 2018	$4,390
Partial exercise of series B redeemable convertible preferred stock written call option	(677)
Revaluation of option to purchase redeemable convertible B preferred stock	(2,295)

Closing balance, June 30, 2018	$1,418

In the absence of voluntary conversion and assuming no breaches as described above under “Redemption,” the Series B Shares would have automatically converted on May 31, 2018. As such, accretion adjustments to the carrying amount of the Series B Shares to the automatic conversion date of May 31, 2018 are recorded as deemed dividends. However, at March 31, 2018, the Company did not obtain shareholder approval and therefore, the then outstanding Series B Preferred Stock became redeemable at the option of OFI. As such, as of June 30, 2018, the Company has adjusted the carrying value of the Convertible Series B Preferred Stock to the maximum redemption amount. Activity in the account redeemable convertible preferred stock Series B for the six months ended June 30, 2018, is outlined in the below table -

June 30, 2018 Unaudited

Opening balance, January 1, 2018	$87
Proceeds from issuance of Series B Shares	2,225
Accretion of Series B Preferred Stock to redemption value	1,968
Partial exercise of Series B Preferred Stock written call option on the second date	677
Conversion of Series B Preferred Stock into Common Stock	(2,553)
Dividend on Series B Preferred Stock	141

Closing balance, June 30, 2018	$2,545

F-23

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Note 5 (Cont.)

Stockholders’ Equity:

Under the Agreement, the Series B Preferred Stock, up to the stated limits, would automatically convert to the Company’s common stock on May 31, 2018. Consequently, 1,869,663 shares of Series B Preferred Stock held by OFI have been converted into 2,965,301 shares, or 19.99% of the 11,868,619 outstanding shares of common stock as of May 31, 2018, which is the applicable conversion date under the OFI Purchase Agreement. The remaining 1,855,337 unconverted shares of the Series B Preferred Stock will remain as mezzanine and will accrued a preferred dividend until such time a conversion is approved by the Company’s shareholders.

In addition, pursuant to the OFI Purchase Agreement, the Company agreed that so long as the Series B Shares purchased by OFI are outstanding, the Company’s debt (as determined in accordance with U.S. generally accepted accounting principles) should not exceed 45% of its fixed assets, without the prior written consent of the Requisite Holders. As of June 30, 2018, the Company has met this covenant.

Cancellation and Exchange Agreement

On April 20, 2018, the Company and OFI entered into a Cancellation and Exchange Agreement (the “Exchange Agreement”), pursuant to which OFI agreed to provide an additional $2,000 to the Company in exchange for 2,000,000 shares of the Company’s Series B Preferred Stock, subject to certain conditions set forth in the Exchange Agreement, including, among other things, the cancellation of 95,770 shares of the Company’s Series A Preferred Stock held by OFI in exchange for 5,382,274 shares of the Company’s common stock (the “OFI Shares”). Under the Exchange Agreement, closing of this additional investment shall occur promptly following the filing of the Information Statement (as defined below) with the SEC and mailing of the Information Statement to the stockholders of the Company, and in any event within 3 days thereafter.

In accordance with the Exchange Agreement, the Company has obtained the irrevocable written consent of at least a majority of the stockholders of the Company (excluding OFI) that is final and binding (the “Stockholder Consent”) approving the issuance of the OFI Shares and the issuance of Common Stock upon conversion of all of the Series B Preferred Stock held by OFI or issuable under the OFI Purchase Agreement. The Stockholder Consent shall become effective on the 20th day following the filing and mailing of a definitive information statement on Schedule 14C (the “Information Statement”), at which time stockholder approval of such issuances shall become effective (“Stockholder Approval”). Pursuant to the Exchange Agreement, the Company agreed to issue the OFI Shares as soon as practicable after obtaining Stockholder Approval and in any event within 3 business days of obtaining Stockholder Approval.

Pursuant to the Exchange Agreement, the Company agreed that the OFI Shares shall constitute “Registrable Securities” under the registration rights agreement between the Company and OFI, dated December 22, 2017, and the Company shall use commercially reasonable efforts to promptly amend the registration statement filed by the Company on January 23, 2018 to include the OFI Shares and any other shares of common stock of the Company that are issuable to OFI upon conversion of Series B Preferred Convertible Stock held by OFI that are not already included in such registration statement.

F-24

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Note 5 (Cont.)

Stockholders’ Equity:

Common Stock Options

The Company’s Amended and Restated 2000 Non-Employee Director Stock Option Plan authorized 1,250,000 shares. As of June 30, 2018, the number of shares available for future issuance pursuant to this plan is 240,018; all other shares had either been issued or reserved for issuance upon exercise of stock options.

The Company’s Amended and Restated 2005 Equity Compensation Plan authorized 3,500,000 shares. As of June 30, 2018, there are no further shares available for future issuance pursuant to this plan; all other shares had either been issued or reserved for issuance upon exercise of stock options.

A summary of stock option transactions under these plans during the six months ended June 30, 2018 are as follows:

	Number of Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Term (in years)	Aggregate Intrinsic Value (*)
Outstanding at January 1, 2018	79,890	$94.51	4.1	$—
Granted/vested	147,088	$0.98	9.8	$—
Exercised	—	—	—	—
Expired/cancelled	(147,088)	—	—	—
Outstanding at June 30, 2018	79,890	$33.90	7.8	$—
Exercisable at June 30, 2018	79,890	$33.90	7.8	$—

(*)	The aggregate intrinsic value represents the total intrinsic value (the difference between the deemed fair value of the Company’s Ordinary Shares on the last day of the second quarter of 2018 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on June 30, 2018. This amount is impacted by the changes in the fair value of the Company’s shares.

The total equity-based compensation expense related to the Company’s equity-based awards, recognized during the six months ended June 30, 2018 and 2017, total the amounts of $5 (unaudited) and $935 (unaudited) ($811 out of which related to the three months ended June 30, 2017 is included in discontinued operations), respectively.

As of June 30, 2018, there was $11 (unaudited) of total unrecognized compensation cost related to non-vested stock awards that based on their original vesting terms was expected to be recognized.

F-25

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Note 6

Income Taxes:

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act of 2017 (the “Tax Act”). The Tax Act makes broad and complex changes to the U.S. tax code, including, but not limited to, reducing the U.S. federal corporate tax rate from 35 percent to 21 percent; eliminating the corporate Alternative Minimum Tax (“AMT”) and changing how existing AMT credits can be realized; creating a new limitation on deductible interest expense; changing rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017; and changing limitations on the deductibility of certain executive compensation.

In December 2017, the SEC issued Staff Accounting Bulletin No. 118 (“SAB 118”), which addresses situations where the accounting is incomplete for the income tax effects of the Act. SAB 118 directs taxpayers to consider the impact of the act as “provisional” when the Company does not have the necessary information available, prepared or analyzed (including computations) to finalize the accounting for the change in tax law. Companies are provided a measurement period of up to one year to obtain, prepare, and analyze information necessary to finalize the accounting for provisional amounts or amounts that cannot be estimated.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and the reversal of deferred tax liabilities during the period in which the related temporary difference becomes deductible. The benefit of tax positions taken or expected to be taken in the Company’s income tax returns are recognized in the consolidated financial statements if such positions are more likely than not of being sustained. As of June 30, 2018, an amount of $1.6 million related to corporate international unrecognized tax benefits is included in other accrued liabilities.

Taxes, which may apply in the event of a disposal of investments in subsidiaries, have not been included in computing the deferred taxes, as the Company anticipates it would liquidate those subsidiaries that can be closed on a tax free basis.

The Company files corporate income tax returns in the United States, both in the Federal jurisdiction and in various State jurisdictions. The Company is subject to Federal income tax examination for calendar years 2014 through 2017 and is also generally subject to various State income tax examinations for calendar years 2014 through 2017. Photo Therapeutics Limited files in the United Kingdom. Radiancy (Israel) Limited files in Israel. The Israeli subsidiary is subject to tax examination for calendar years 2013 through 2017.

During the six months ended June 30, 2018, the Company recognized an income tax provision of $209 relating to adjustments of accruals and prepaid tax assets.

F-26

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Note 7

Subsequent Events:

Resignation of Director

Effective August 15, 2018, Michael Singer resigned as Chairman and a member of the Company’s Board of Directors as well as from his membership in the Board’s Audit, Compensation and Nominations and Corporate Governance Committees; he had served as Chairman of the Audit Committee.

F-27

FC GLOBAL REALTY INCORPORATED

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

F-28

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Board of Directors and Stockholders FC Global Realty Incorporated (Formerly: PhotoMedex Inc.)	Fahn Kanne & Co. Head Office 32 Hamasger Street Tel-Aviv 6721118, ISRAEL PO Box 36172, 6136101 T +972 3 7106666 F +972 3 7106660 www.gtfk.co.il

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of FC Global Realty Incorporated (Formerly: PhotoMedex Inc.) (a Nevada corporation) and subsidiaries (the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of comprehensive loss, changes in redeemable convertible preferred stock and stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred net losses for each of the years ended December 31, 2017 and 2016 and has not yet generated any revenues from real estate activities. As of December 31, 2017, there is an accumulated deficit of $135,022.  These conditions, along with other matters as set forth in Note 1, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Restatement of previously issued financial statements

As discussed in Note 1 to the consolidated financial statements, the 2017 consolidated financial statements have been restated to correct an error.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ FAHN KANNE & CO. GRANT THORNTON ISRAEL

We have served as the Company’s auditor since 2011.

April 2, 2018 (except for Note 1, as to which the date is May 21, 2018)

Tel Aviv, Israel

F-29

FC GLOBAL REALTY INCORPORATED (FORMERLY: PHOTOMEDEX, INC.) AND SUBSIDIARIES

 CONSOLIDATED BALANCE SHEETS

 (In thousands, except share and per share amounts)

	December 31,
	2017	2016
	(As Restated)
ASSETS
Current assets:
Cash and cash equivalents	$948	$2,335
Prepaid expenses and other current assets	646	601
Assets held for sale (Note 2 and 4)	—	15,565
Total current assets	1,594	18,501
Non-current assets:
Investment properties (Note 5)	2,055	—
Investment in other company (Note 5)	1,806	—
Property and equipment, net (Note 7)	5	—
Other assets, net	334	—
Total non-current assets	4,200	—
Total assets	$5,794	$18,501
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Notes payable	$778	$—
Accounts payable	612	6,648
Accrued compensation and related expenses (Note 10)	467	4,029
Other accrued liabilities	2,450	6,023
Liabilities related to assets held for sale	—	3,209
Total current liabilities	4,307	19,909
Non-current liabilities:
Option to purchase Redeemable Convertible B Preferred Stock (Note 14)	4,390	—
Note payable, net of current portion (Note 12)	454	—
Total non-current liabilities	4,844	—
Total liabilities	9,151	19,909
Commitment and contingencies (Note 13)
Redeemable Convertible Preferred Stock Series B, $.01 par value; 15,000,000 shares authorized at December 31, 2017; 1,500,000 issued and outstanding at December 31, 2017, net of amount allocated to option to purchase additional shares; Aggregate liquidation preference $1,503,000 at December 31, 2017 (Note 14)	87	—
Stockholders’ deficit (Note 14):
Common Stock, $.01 par value, 500,000,000 and 50,000,000 shares authorized at December 31, 2017 and 2016 respectively; 11,868,619 and 4,361,094 shares issued and outstanding at December 31, 2017 and 2016, respectively	119	44
Preferred stock, $.01 par value, 32,000,000 shares authorized at December 31, 2017; 0 shares issued and outstanding at December 31, 2017	—	—
Preferred A Stock $.01 par value, 3,000,000 shares authorized at December 31, 2017; 123,668 issued and outstanding at December 31, 2017;	1	—
Additional paid-in capital	132,446	118,762
Accumulated deficit	(135,022)	(115,635)
Accumulated other comprehensive loss	(1,162)	(4,579)
Total stockholders’ deficit attributable to FC Global Realty Incorporate	(3,618)	(1,408)
Noncontrolling interest (Note 5)	174	—
Total stockholders’ deficit	(3,444)	(1,408)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$5,794	$18,501

The accompanying notes are an integral part of these consolidated financial statements.

F-30

FC GLOABAL REALTY INCORPORATED (FORMERLY: PHOTOMEDEX, INC.) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (AS RESTATED)

  (In thousands, except share and per share amounts)

	For the Year Ended December 31,
	2017	2016
	(As Restated)

Revenues:	$—	$—
Cost of revenues	—	—
Gross profit	—	—

Operating expenses:
General and administrative	10,817	—
Impairment of investment in other company (Note 5)	1,439	—
	12,256	—

Operating loss	(12,256)	—

Revaluation of asset contribution related financial instruments, net (Note 5)	(1,392)	—
Revaluation of Option to purchase redeemable convertible B preferred stock (Note 14)	(3,018)	—
Interest and other financing expense, net	(267)	—
Loss from continuing operations	(16,933)	—

Discontinued operations:
Loss from discontinued operations, net of taxes	(2,459)	(13,264)

Net loss including portion attributable to noncontrolling interest	(19,392)	(13,264)

Loss attributable to noncontrolling interest	8	—

Net loss attributable to FC Global Realty Incorporated	$(19,384)	$(13,264)

Basic and diluted net loss per share:
Continuing operations	$(3.07)	$—
Discontinued operations	(0.45)	(3.18)
	$(3.52)	$(3.18)

Shares used in computing basic and diluted net loss per share	5,073,751	4,171,549

Other comprehensive loss:
Reclassification of cumulative translation adjustment	$3,228	$—
Foreign currency translation adjustments	189	(2,810)
Total other comprehensive income (loss)	3,417	(2,810)
Comprehensive loss	$(15,967)	$(16,074)

The accompanying notes are an integral part of these consolidated financial statements

F-31

FC GLOBAL REATLY INCORPORATED (FORMERLY: PHOTOMEDEX, INC.) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT) (AS RESTATED)

(In thousands, except share and per share amounts)

	Redeemable Convertible Preferred Stock Series B		Stockholders’ deficit
			Common Stock		Series A Preferred Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive	Noncontrolling
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Interest	Total

BALANCE, DECEMBER 31, 2015	—	—	4,398,344	$44	—	—	$116,793	$(102,371)	$(1,769)	—	$12,697
Stock-based compensation related to stock options and restricted stock	—	—	—	—	—	—	1,969	—	—	—	1,969
Restricted stock canceled	—	—	(37,250)	—	—	—	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(2,810)	—	(2,810)

Loss	—	—	—	—	—	—	—	(13,264)	—	—	(13,264)
BALANCE, DECEMBER 31, 2016	—	—	4,361,094	$44	—	—	$118,762	$(115,635)	$(4,579)	—	$(1,408)

Stock-based compensation related to stock options and restricted stock	—	—	—	—	—	—	1,466	—	—	—	1,466

Common shares issued for asset contribution (Note 5)	—	—	879,234	9	—	—	1,266	—	—	—	1,275

Preferred A stock issued for asset contribution (Note 5 )	—	—	—	—	123,668	1	4,482	—	—	—	4,483
Common shares issued for Note Payout (Note 14)			5,628,291	56	—		5,570			—	5,626
Common shares issued for severance (Note 14)	—	—	1,000,000	10	—	—	900	—	—	—	910
Issuance of series B redeemable convertible preferred stock and embedded option, net of stock issuance costs of $42	1,500,000	—	—	—	—	—	—	—	—	—	—
Amortization of discount related to written call option (Note14)	—	$84	—	—	—	—	—	—	—	—	—
Accretion of dividend (Note 14)	—	$3	—	—	—	—	—	(3	—	—	(3)
Noncontrolling interest from asset acquisition (As Restated)	—	—	—	—	—	—	—	—	—	182	182
Reclassification of cumulative translation adjustment	—	—	—	—	—	—	—	—	3,228	—	3,228
Foreign currency translation adjustment								—	189	—	189
Net Loss (As Restated)	—	—	—	—	—	—	—	(19,384)	—	(8)	(19,392)
BALANCE, DECEMBER 31, 2017 (As Restated)	1,500,000	$87	11,868,619	$119	123,668	$1	$132,446	$(135,022)	$(1,162)	$174	$(3,444)

The accompanying notes are an integral part of these consolidated financial statements.

F-32

FC GLOBAL REALTY INCORPORATED (FORMERLY: PHOTOMEDEX, INC.) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Year Ended December 31,
	2017	2016
	(As Restated)
Cash Flows From Operating Activities:
Net loss	$(17,543)	$—
Adjustments to reconcile loss to net cash provided by (used in) operating activities related to continuing operations:
Depreciation and amortization	297	—
Impairment of investment in other company	1,439	—
Deferred income taxes	66	—
Stock-based compensation	655	—
Capital loss from sale of assets	2,567	—
Revaluation of asset contribution related financial instruments, net (Note 5)	1,392	—
Revaluation of option to purchase redeemable convertible B preferred stock (Note 14)	2,890	—
Issuance costs allocated to Option to purchase redeemable convertible B preferred stock (Note 14)	42	—
Changes in operating assets and liabilities:
Accounts receivable	1,518	—
Prepaid expenses and other assets	2,072	—
Accounts payable	(2,134)	—
Accrued compensation and related expenses	2,936	—
Other accrued liabilities	(2,906)	—
Amortization of discount on mezzanine	84
Adjustments related to continuing operations	10,918	—
Adjustments related to discontinued operation	(2,673)	358
Net cash provided by (used in) operating activities	(9,298)	358
Cash Flows From Investing Activities:
Direct expenses related to asset acquisition (Note 5)	(283)	—
Purchases of property and equipment	(22)	—
Stock based compensation	10
Payment of note receivable	(159)	—
Net cash provided by investing activities – continuing operation	(454)	—
Net cash provided by investing activities – discontinued operations	7,251	2,148
Net cash provided by investing activities	6,797	2,148
Cash Flows From Financing Activities:
Proceeds from issuance of redeemable preferred B stock and embedded option, net of issuance cost of $42 (Note 14)	1,458	—
Proceeds from note payable	111	—
Net cash provided by financing activities –continuing operation	1,569	—
Net cash provided by (used in) financing activities – discontinued operations	(663)	(684)
Net cash provided by (used in) financing activities	906	(684)
Effect of exchange rate changes on cash	208	(2,789)
Change in cash and cash equivalents	(1,387)	(967)
Cash and cash equivalents at the beginning of year	2,335	3,302
Cash and cash equivalents at the end of year	$948	$2,335
Supplemental disclosure of non-cash activities:
Cash paid for income taxes	$36	$203
Cash paid for interest	$126	$281
Contribution of investment property and investment in other company against stock issue, financial assets related to future mandatory asset contribution and financial liabilities for optional asset acquisition (Note 5)	$4,836	$—
Conversion of Payout Notes into shares of common stock	$5,626	$—

The accompanying notes are an integral part of these consolidated financial statements.

F-33

FC GLOBAL REALTY INCORPORATED (FORMERLY: PHOTOMEDEX, INC.)

NOTES TO RESTATED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts.)

Note 1

Background:

FC Global Realty Incorporated (formerly PhotoMedex Inc.) (and its subsidiaries) (the “Company” or “FCRE”), re-incorporated in Nevada on December 30, 2010, originally formed in Delaware in 1980, is, since earlier in 2017, a real estate development and asset management company concentrated primarily on investments in high quality income producing assets, hotel and resort developments, residential developments and other opportunistic commercial properties.

Under its previous name, PhotoMedex, Inc., the Company was, until the recent sale of the Company’s last significant business unit (its consumer products division which was sold to ICTV Brands, Inc. on January 23, 2017), as described below and in other sections of this report, a Global Skin Health company providing integrated disease management and aesthetic solutions to dermatologists, professional aestheticians and consumers. The Company provided proprietary products and services that addressed skin diseases and conditions including psoriasis, acne, actinic keratosis (a precursor to certain types of skin cancer), photo damage and unwanted hair.

Starting in August 2014, the Company began to restructure its operations and redirect its efforts in a manner that management expected would result in improved results of operations and address certain defaults in its commercial bank loan covenants. As part of such redirected efforts, management continued its comprehensive efforts to minimize the Company’s operational costs and capital expenditures. During this time the Company has also sold off certain business units and product lines to support this restructuring, and on January 23, 2017, sold the last remaining major product line, its consumer products division.

As a result of the Contribution Agreement (see also Note 5), the Company has primarily become a real estate asset management and development company for the purpose of investing in a diversified portfolio of quality commercial and residential real estate properties and other real estate investments located both throughout the United States.

Resignation and Appointment of Officers and Directors:

Pursuant to the Contribution Agreement and Purchase Agreement (see also Notes 5 and 14, respectively), there were changes to the Company’s named executive officers and its Board of Directors that were made on May 17, 2017 and December 22, 2017.

Expansion of Company’s Board of Directors quorum:

At the Initial Date of the First Contribution under the Contribution Agreement (see also Note 5), the Company’s Board of Directors was expanded, so that the Board of Directors consists of seven persons, of whom (i) three were designated by the Company’s departing board, (ii) three were designated by Contributor Parent; and (iii) one (the “Nonaffiliated Director”) was selected by the other six directors.

In March 2018, two members of the Company’s Board of Directors resigned from their position as directors and Opportunity Fund I-SS, LLC has notified the Company that it exercised its right under the Purchase Agreement (see also Note 14) to appoint two replacement directors to the Company’s Board of Directors (see also Note 17).

Special Meeting of Stockholders

Following the Initial Closing of the First Contribution under the Contribution Agreement (see also Note 5), the Company was required to file a proxy statement and hold a special meeting of its stockholders to authorize and approve the following matters:

●	an increase in the number of authorized shares of common stock, $.01 par value per share, of the Company from 50,000,000 shares to 500,000,000 shares and increase the number of authorized shares of preferred stock, $.01 par value per share, of the Company from 5,000,000 shares to 50,000,000 shares;

●	the issuance to the Contributor or its designee or designees of the Company’s common and/or preferred shares in exchange for the contributed assets, and the issuance of the Warrant and, upon exercise of the Warrant, the underlying shares of the Company’s Common Stock in exchange for the contribution of the optional property interests, if any are made;

F-34

●	the amendment and restatement of the Articles of Incorporation of the Company;

●	the approval of the issuance of the Payout Notes and the issuance of the Company’s Common Stock upon conversion thereof; and

●	the election of a new Board of Directors as set forth above in Resignation and Appointment of Officers and Directors in this report.

The Annual Meeting of Shareholders was convened on September 14, 2017, then adjourned and reconvened on October 12, 2017, at which meeting all of the proposals specified in the Company’s Definitive Proxy and further described in that Proxy and in this filing were approved by the stockholders.

Liquidity and Going Concern:

As of December 31, 2017, the Company had an accumulated deficit of $135,022 (As Restated) and the Company incurred a net loss attributable to FC Global Realty Incorporated, for the year ended December 31, 2017 of $19,387 (As Restated). Subsequent to the sale of the Company’s last significant business unit, the consumer products division as described above, and to date, the Company has dedicated most of its financial resources to general and administrative expenses.

As of December 31, 2017, the Company’s cash and cash equivalents amounted to $948. While the Company is a party to a Securities Purchase Agreement with Opportunity Fund I-SS, LLC, and has raised certain funds under that agreement in both 2017 and in 2018 through the date of the financial statements, Opportunity Fund has no obligation to continue to invest in the Company, and there are restrictions placed by Opportunity Fund on the use of these funds. The Company has historically financed its activities with cash from operations, the private placement of equity and debt securities, borrowings under lines of credit and, in the most recent periods with sales of certain assets and business units. The Company will be required to obtain additional liquidity resources in order to support its operations.

At this time, there is no guarantee that the Company will be able to obtain an adequate level of financial resources required for the short and long-term support of its operations or that the Company will be able to obtain additional financing as needed, or meet the conditions of such financing, or that the costs of such financing may not be prohibitive.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on recoverability of assets and classification of liabilities that may result from the outcome of this uncertainty.

As discussed in Note 4, on January 23, 2017, the Company sold its consumer products division to ICTV Brands, Inc., for a total selling price of $9.5 million. The Company collected $5 million of that purchase price; the remaining amount of up to $4.5 million was to be payable through a contingent royalty on the sale of consumer products by ICTV Brands. As discussed in further detail below, that royalty arrangement was settled in July 2017 for a payment of $2 million to the Company.

On July 12, 2017 the Company, along with its subsidiaries Radiancy, Inc. (“Radiancy”), Photo Therapeutics Ltd. (“PHMD UK”), and Radiancy (Israel) Limited (“Radiancy Israel” and together with the Company, Radiancy and PHMD UK the “Sellers” and each individually a “Seller”) entered into a Termination and Release Agreement (the “Release”) between the Sellers and ICTV Brands Inc. (“ICTV”) and its subsidiary ICTV Holdings, Inc. (“ICTV Holdings”). The Sellers, ICTV and ICTV Holdings are referred to herein individually as a “Party” and collectively as the “Parties.”

Under the terms of the Release, the Asset Purchase Agreement among the Parties, dated October 4, 2016, as amended by the First Amendment to the Asset Purchase Agreement, dated January 23, 2017 (as so amended, the “Purchase Agreement”), is terminated and of no further force and effect, except for certain surviving rights, obligations and covenants described in the Release. Pursuant to the Release, each of the Sellers, on one hand, and ICTV and ICTV Holdings, on the other hand, fully release, forever discharge and covenant not to sue any other Party, from and with respect to any and all past and present claims arising out of, based upon or relating to the Purchase Agreement (other than the surviving covenants described in the Purchase Agreement) or the transactions contemplated thereby.

Pursuant to the terms of the Release, ICTV was required to pay to the Company, within 3 business days of the date of the Release, $2,000 in cash and in immediately available funds (the “Payment”). Subject to this Payment, neither ICTV nor ICTV Holdings shall have any further royalty or other payment obligations under the Purchase Agreement. The Company received $2,000 on July 13, 2017.

F-35

As partial consideration for the releases provided by ICTV Holdings to the Sellers pursuant to the Release and in accordance with the terms therein, on July 12, 2017, the Sellers and ICTV Holdings entered into a Bill of Sale and Assignment (“Bill of Sale”), which provides that each Seller sell, assign, transfer, convey and deliver to ICTV Holdings, and ICTV Holdings purchase and accept from each Seller, all of the right, title and interest, legal or equitable, of each such Seller in and to a deposit in the amount of $210 held by a consumer division vendor, Sigmatron International, Inc. (“Sigmatron”), pursuant to an arrangement between one or more of the Sellers and Sigmatron.

As the total selling price has been adjusted to an amount that was less than the aggregate carrying amount of the assets held for sale, the Company recorded a loss from sale of asset in an amount of $4,652 (net of a gain of $3,228 with respect to accumulative translation adjustment that was reclassified from accumulated other comprehensive income to earnings). This loss is included in discontinued operations for each period.

As discussed in Note 5, on March 31, 2017, the Company entered into a Contribution Agreement with First Capital Real Estate Operating Partnership, L.P., and its parent, First Capital Real Estate Trust Incorporated, under which certain real estate investment properties were to be contributed to the Company in three stages in exchange for the issuance of Company stock. The closing of the First Contribution under this transaction occurred on May 17, 2017, and consideration transferred consisted of shares of common and preferred stock. As of December 31, 2017, neither the Secondary nor the Optional Contribution were made and the Contribution Agreement was terminated at that date.

As discussed in Note 14, on December 22, 2017, the Company entered into a Purchase Agreement with Opportunity Fund I-SS, LLC, a Delaware limited liability company (the “Investor”), pursuant to which the Investor may invest up to $15 million ($1.5 million out of which, net of expenses was received on December 22, 2017) in the Company in a series of closings, in exchange for which the Investor will receive shares of the Company’s newly designated Series B Preferred Stock (“Convertible Redeemable Series B Preferred Stock” or “Series B Shares”) at a purchase price of $1.00 per share.

As discussed in Note 17, on January 24, 2018, the Company and the Investor completed a second closing under the Purchase Agreement, pursuant to which the Investor provided approximately $2,225 to the Company, net of expenses, in exchange for 2,225,000 shares of the Company’s Convertible Redeemable Series B Preferred Stock. While the Company is a party to a Securities Purchase Agreement with Opportunity Fund I-SS, LLC, and has raised certain funds under that Agreement, Opportunity Fund has no obligation to continue to invest in the Company, and there are restrictions placed by Opportunity Fund on the use of these funds.

Restatement of Previously Issued Consolidated Financial Statements

In connection with the preparation of its financial statements for the quarter ended March 31, 2018, the Company determined that the appraisal relied upon, in part, to provide the basis for the agreed upon value of one of the assets acquired, among other assets, on May 17, 2017 pursuant to the Contribution Agreement entered into on March 31, 2017 with First Capital Real Estate Operating Partnership, L.P., and the other parties (see also Note 5) thereto included an error. The estimated value in the appraisal informed, in part, the basis for the agreed upon value in the Contribution Agreement and the consideration applied to account for the acquisition of assets. After learning of the error with the appraisal, the Company ordered a new appraisal, which was obtained on May 7, 2018. The Company determined that the retrospective accounting required to allocate the fair value consideration in the initial contribution agreement would have led to an additional impairment charge of $577 in the fourth quarter of 2017. Due to this error, the Company has restated its audited consolidated financial statements for the years ended December 31, 2017.

The combined impacts of all adjustments to the applicable line items in our audited consolidated financial statements are provided in the tables below.

Consolidated Balance Sheet as of December 31, 2017
	(As Previously Reported)	Adjustments	(Restated)
Investment properties	$2,600	$(545)	$2,055
Total non-current assets	4,745	(545)	4,200
Total assets	6,339	(545)	5,794
Accumulated deficit	(134,445)	(577)	(135,022)
Total stockholders’ deficit attributable to FC Global Realty Incorporated	(3,041)	(577)	(3,618)
Noncontrolling interest	142	32	174
Total stockholders’ deficit	(2,899)	(545)	(3,444)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	6,339	(545)	5,794

F-36

Consolidated Statement of Comprehensive Loss for the Year Ended December 31, 2017
	(As Previously Reported)	Adjustments	(Restated)
Impairment of investment in other company	$862	$577	$1,439
Operating loss	(11,679)	(577)	(12,256)
Loss from continuing operations	(16,356)	(577)	(16,933)
Net loss including portion attributable to noncontrolling interest	(18,815)	(577)	(19,392)
Net loss attributable to FC Global Realty Incorporated	(18,807)	(577)	(19,384)

Basic EPS: Continuing operations	$(2.96)	$(0.11)	$(3.07)
Basic and diluted net loss per share	$(3.41)	$(0.11)	$(3.52)
Comprehensive loss	$(15,390)	(577)	$(15,967)

Consolidated Statement of Cash Flows for the ended December 31, 2017
	(As Previously Reported)	Adjustments	(Restated)
Net loss	$(16,966)	$(577)	$(17,543)
Adjustments to reconcile loss to net cash provided by (used in) operating activities related to continuing operations:
Impairment of investment in other company	862	577	1,439
Adjustments related to continuing operations	10,341	577	10,918

Note 2

Discontinued Operations:

As this business was a substantial business unit of the Company, and as such the sale brings a strategic shift in focus of management. The Company accordingly classified this former business as held for sale and discontinued operations in accordance with ASC Topic 360.

The accompanying consolidated financial statements as of and for the year ended December 31, 2016 have been retrospectively adjusted to reflect the operating results and balance sheet items of the Consumer business as discontinued operations separately from continuing operations. Also, as of December 31, 2016, balance sheet items related to the Consumer business were presented as assets held for sale. The Company recognized a loss of $13,264, on the sale of the discontinued operations in the year ended December 31, 2016, which represents the difference between the adjusted net purchase price and the carrying value of the disposal group.

F-37

The following is a summary of assets and liabilities held for sale in the consolidated balance sheet as of December 31, 2016, which has been retrospectively adjusted to reflect the assets and liabilities of the skin health business as discontinued operations:

December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$—
Restricted cash deposits	342
Accounts receivable, net of allowance for doubtful accounts of $1,192	4,125
Prepaid expenses and other current assets	2,652
Assets held for sale (Note 4)	8,362
Total current assets	15,481

Non-current assets:
Property and equipment, net (Note 7)	77
Other assets, net	7
Total non-current assets	84
Total assets	$15,565

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Other accrued liabilities	2,068
Deferred revenues	1,141
Total current liabilities	$3,209

Total net assets of discontinued operation	$12,356

The following is a summary of loss from discontinued operations for the year ended December 31, 2017 and 2016:

	For the Year Ended December 31,
	2017	2016

Revenues:	$3,880	$38,397

Cost of revenues	100	8,086

Gross profit	3,780	30,311

Operating expenses:
Engineering and product development	143	1,249
Selling and marketing	620	21,729

General and administrative	2,342	13,233
Impairment loss	—	3,518
Other income, net	(1,504)	—
Loss on sale of assets	4,652	2,574
	6,253	42,303
Loss before interest and other financing expense, net	(2,473)	(11,992)

Interest and other financing expense, net	—	(385)
Loss before income taxes	(2,473)	(12,377)

Income tax expense (benefit)	(14)	762

Loss from discontinuing operations	(2,459)	(13,139)

Loss from discontinued operations, net of taxes	—	(125)

Loss	$(2,459)	$(13,264)

Note 3

Summary of Significant Accounting Policies:

Accounting Principles

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). Certain reclassifications from the prior year presentation have been made to conform to the current year presentation. These reclassifications did not have material impact on the Company’s equity, net assets, results of operations or cash flows.

F-38

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and the wholly and majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Entities in which the Company directly or indirectly owns more than 50% of the outstanding voting securities, and for which other interest holders do not possess the right to affect significant management decisions, are generally accounted for under the voting interest consolidation method of accounting. Participation of other interest holders in the net assets and in the earnings or losses of a consolidated subsidiary is reflected in the line items “Noncontrolling Interest” in the Company’s consolidated balance sheets and “net income (loss) attributable to the noncontrolling interest” in the Company consolidated statements of comprehensive loss. Noncontrolling interest adjusts the Company’s consolidated results of operations to reflect only the Company’s share of the earnings or losses of the consolidated subsidiary.

Any changes in the Company’s ownership interest in a consolidated subsidiary, through additional equity issuances by the consolidated subsidiary or from the Company acquiring the shares from existing shareholders, in which the Company maintains control is recognized as an equity transaction, with appropriate adjustments to both the Company’s additional paid-in capital and the corresponding noncontrolling interest.

Held for Sale Classification and Discontinued Operations

Under ASC 205 “Presentation of Financial Statement - Discontinued Operations”, a disposal group is reported as held for sale when management has approved or received approval to sell and is committed to a formal plan, the disposal group is available for immediate sale, the business is being actively marketed, the sale is anticipated to occur during the next 12 months and certain other specified criteria are met. A disposal group classified as held for sale is recorded at the lower of its carrying amount or estimated fair value less cost to sell. If the carrying value of the business exceeds its estimated fair value less cost to sell, a loss is recognized. However, when a disposal group meets the held for sale criteria, the Company first evaluates whether the carrying amounts of the assets not covered by ASC 360-10 included in the disposal group (such as goodwill) are required to be adjusted in accordance with other applicable GAAP before measuring the disposal group at fair value less cost to sell.

Assets and liabilities related to a disposal group classified as held for sale are segregated in the consolidated balance sheet in the period in which the disposal group is classified as held for sale (see also Note 2 and 4).

Only disposal of a component of an entity or a group of components of an entity that represents a strategic shift that has or will have a major effect on an entity’s operations and financial results shall be reported as discontinued operations.

The results of discontinued operations are reported in discontinued operations in the consolidated statement of comprehensive loss for current and prior periods commencing in the period in which the business meets the criteria of a discontinued operation, and include any gain or loss recognized on closing or adjustment of the carrying amount to fair value less cost to sell. Depreciation is not recorded on assets of a business while it is classified as held for sale (see also Note 2, Discontinued Operations).

Use of Estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect amounts reported of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting periods. Actual results could differ from those estimates and be based on events different from those assumptions. As part of these financial statements, the more significant estimates include (1) stock-based compensation; (2) identification of and measurement of instruments in equity transactions; (3) impairment of investment properties and investment in other company; (4) evaluation of going concern; and (5) contingencies.

Functional Currency

The currency of the primary economic environment in which the operations of the Company are conducted is the US dollar (“$” or “Dollars”). Thus, the functional currency of the Company and such subsidiaries (other than the foreign UK subsidiary as mentioned below) is the dollar (which is also the reporting currency of the Group). The operations of the UK subsidiary is conducted in the local currency of this subsidiary, which is Great Britain Pounds (GBP).

In accordance with ASC 830, “Foreign Currency Matters”, balances denominated in, or linked to, foreign currencies are stated on the basis of the exchange rates prevailing at the balance sheet date. For foreign currency transactions included in the statement of comprehensive loss, the exchange rates applicable to the relevant transaction dates are used. Transaction gains or losses arising from changes in the exchange rates used in the translation of such balances are carried to financing income or expenses.

F-39

Assets and liabilities of foreign subsidiaries, whose functional currency is the local currency, are translated from its respective functional currency to U.S. dollars at the balance sheet date exchange rates. Income and expense items are translated at the average rates of exchange prevailing during the year. Translation adjustments are reflected in the consolidated balance sheets as a component of accumulated other comprehensive income or loss.

Fair Value Measurements

The Company measures and discloses fair value in accordance with ASC 820 “Fair Value”, which defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions there exists a three-tier fair-value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1 - unadjusted quoted prices are available in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date.

Level 2 - pricing inputs are other than quoted prices in active markets that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

Level 3 - pricing inputs are unobservable for the non-financial asset or liability and only used when there is little, if any, market activity for the non-financial asset or liability at the measurement date. The inputs into the determination of fair value require significant management judgment or estimation. Fair value is determined using comparable market transactions and other valuation methodologies, adjusted as appropriate for liquidity, credit, market and/or other risk factors.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

The fair value of cash and cash equivalents are based on its demand value, which is equal to its carrying value. Additionally, the carrying value of all other monetary assets and liabilities is estimated to be equal to their fair value due to the short-term nature of these instruments.

As of December 31, 2017, an option to purchase redeemable convertible preferred stock as embedded in the Purchase Agreement (see also Note 14) was measured at fair value on a recurring basis using level 3 inputs.

Cash and Cash Equivalents

The Company invested its excess cash in highly liquid short-term investments. The Company considered short-term investments that were purchased with an original maturity of three months or less to be cash equivalents.

Short-term Deposits

Short-term deposits are deposits with original maturities of more than three months but less than one year. Short-term deposits are presented at their costs including accrued interest.

Accounts Receivable and Allowance for Doubtful Accounts

The majority of the Company’s accounts receivable were due from consumers, distributors (domestic and international), physicians and other entities in the medical field, divisions which are no longer operated by the Company. Accounts receivable were most often due within 30 to 90 days and are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment terms were considered past due. Allowance for doubtful accounts was determined by considering a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company and available information about their credit risk, and the condition of the general economy and the industry as a whole. The Company wrote off accounts receivable when they were considered uncollectible, and payments subsequently received on such receivables were credited to the allowance for doubtful accounts. The Company did not recognize interest accruing on accounts receivable past due. As of December 31, 2016, the account receivable is included in the discontinued operation. As of December 31, 2017, there are no outstanding accounts receivable.

F-40

Inventories

Inventories were stated at the lower of cost or market. Cost is determined to be purchased cost for raw materials and the production cost (materials, labor and indirect manufacturing cost, including sub-contracted work components) for work-in-process and finished goods. For the Company’s consumer and LHE products, cost was determined on the weighted-average method. For the pre-merged PhotoMedex products, cost was determined on the first-in, first-out method.

Reserves for slow moving and obsolete inventories were provided based on historical experience and product demand. Management evaluates the adequacy of these reserves periodically based on forecasted sales and market trend.

As of December 31, 2016, the inventory is included in the discontinued operation. As of December 31, 2017, there are no inventories.

Investment in Other Company

The investment in the other company is stated at cost, since the Company does not have the ability to exercise significant influence over operating and financial policies of those investees. The Company’s investments in the other company is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an investment may not be recoverable, in accordance with ASC 320 “Investments – Debt and Equity Securities”. As of December 31, 2017, based on managements’ most recent analyses, impairment losses have been identified in the amount of $862 (see also Notes 5 and 13).

Property, Equipment and Depreciation

Property and equipment are recorded at cost, net of accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets, primarily three to seven years for computer hardware and software, furniture and fixtures, and machinery and equipment. Leasehold improvements are amortized over the lesser of the useful lives or lease terms. Expenditures for major renewals and betterments to property and equipment are capitalized, while expenditures for maintenance and repairs are charged as an expense as incurred. Upon retirement or disposition, the applicable property amounts are deducted from the accounts and any gain or loss is recorded in the consolidated statements of comprehensive loss. Useful lives are determined based upon an estimate of either physical or economic obsolescence or both.

Realizability of property and equipment was based on estimates of undiscounted future cash flows over the remaining useful life of the asset. If the amount of such estimated undiscounted future cash flows was less than the net book value of the asset, the asset was written down to fair value (see also Impairment of Long-Lived Assets and Intangibles).

Patent Costs and Licensed Technologies

Costs incurred to obtain or defend patents and licensed technologies were capitalized and amortized over the shorter of the remaining estimated useful lives or eight to 12 years. Core and product technology was also recorded in connection with the reverse acquisition on December 13, 2011 and was being amortized on a straight-line basis over ten years for core technology and five years for product technology (see also Note 8).

Management evaluated the recoverability of intangible assets based on estimates of undiscounted future cash flows over the remaining useful life of the asset. If the amount of such estimated undiscounted future cash flows is less than the net book value of the asset, the asset is written down to fair value. During the year ended December 31, 2016, the Company recorded an impairment of patents and licensed technologies in the amount of $1,261 which is included in discontinued operation (see also Impairment of Long-Lived Assets and Intangibles).

Other Intangible Assets

Other intangible assets were recorded in connection with the reverse acquisition on December 13, 2011. The assets which were determined to have definite useful lives were amortized on a straight-line basis over ten years. Such assets primarily included customer relationships and trademarks. (See Note 9).

F-41

Accounting for the Impairment of Goodwill

The Company evaluates the carrying value of goodwill annually at the end of the calendar year and also between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit to which goodwill was allocated to below its carrying amount. Such circumstances could include but are not limited to: (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator. Goodwill impairment evaluation is performed subsequent to Impairment evaluation of long-lived assets and intangibles (see also Notes 6 and 7). Goodwill impairment testing involves a two-step process. Step 1 compares the fair value of the Group’s reporting units to which goodwill was allocated to their carrying values. If the fair value of the reporting unit exceeds its carrying value, no further analysis is necessary. The reporting unit fair value is based upon consideration of various valuation methodologies, including guideline transaction multiples, multiples of current earnings, and projected future cash flows discounted at rates commensurate with the risk involved. If the carrying amount of the reporting unit exceeds its fair value, Step 2 must be completed to quantify the amount of impairment. Step 2 calculates the implied fair value of goodwill by deducting the fair value of all tangible and intangible assets, excluding goodwill, of the reporting unit, from the fair value of the reporting unit as determined in Step 1. The implied fair value of goodwill determined in this step is compared to the carrying value of goodwill. If the implied fair value of goodwill is less than the carrying value of goodwill, an impairment loss, equal to the difference, is recognized. As part of the purchase price allocation for the 2011 reverse acquisition, the Company recorded goodwill in the amount of $24,005 and definite-lived intangibles in the amount of $12,000. Goodwill reflected the value or premium of the acquisition price in excess of the fair values assigned to specific tangible and intangible assets. Goodwill had an indefinite useful life and therefore was not amortized as an expense but was reviewed annually for impairment of its fair value to the Company. The fair value of Goodwill associated with the operating and reporting units was estimated using a combination of Income and Market Approach methodologies to valuation. The Income method of valuation explicitly recognizes the current value of future economic benefits developed by discounting future net cash flows to their present value at a rate that reflects both the current return requirements of the market and the risks inherent in the market. The Market approach measures the value of an asset through the analysis of recent sales or offerings of comparable property. Our business was organized into three operating and reporting units which were defined as Consumer, Physician Recurring, and Professional Equipment. Upon completion of our goodwill impairment analysis in connection with the transaction with ICTV Brands.

As of December 31, 2016, the Company recorded an impairment of the entire remaining balance of goodwill (allocated to consumer segment) in the amount of $2,257 which is included in discontinued operation. Such determination was based on the market approach.

Accrued Warranty Costs

The Company offered a standard warranty on product sales of its previous skin care business generally for a one to two-year period. The Company provided for the expected cost of estimated future warranty claims on the date the product is sold. Total accrued warranty was included in other accrued liabilities on the balance sheet. The activity in the warranty accrual during the years ended December 31, 2017 and 2016 is summarized as follows:

	December 31,
	2017	2016
Accrual at beginning of year	$241	$330
Additions charged to warranty expense	—	56
Expiring warranties	—	(145)
Sale of consumer segment (*)	(241)
Total (**)	—	241
Less: current portion	—	(241)
Long term accrued warranty	$—	$—

(*) The buyer of the remaining consumer products business assumed the warranty obligations.

(**) Included in liabilities related to assets held for sale.

For extended warranty on the consumer products, see also Revenue Recognition below.

Revenue Recognition

The Company recognized revenues from the product sales when the following four criteria have been met: (i) the product has been delivered and the Company has no significant remaining obligations; (ii) persuasive evidence of an arrangement exists; (iii) the price to the buyer is fixed or determinable; and (iv) collection is reasonably assured. Revenues from product sales are recorded net of provisions for estimated chargebacks, rebates, expected returns and cash discounts.

The Company shipped most of its products FOB shipping point, although from time to time certain customers, for example governmental customers, will be granted FOB destination terms. Among the factors the Company takes into account when determining the proper time at which to recognize revenue are (i) when title to the goods transfers and (ii) when the risk of loss transfers. Shipments to distributors or physicians that do not fully satisfy the collection criteria are recognized when invoiced amounts are fully paid or fully assured and included in deferred revenues until that time.

F-42

For revenue arrangements with multiple deliverables within a single, contractually binding arrangements (usually sales of products with separately priced extended warranty), each element of the contract is accounted for as a separate unit of accounting when it provides the customer value on a stand-alone basis and there is objective evidence of the fair value of the related unit.

With respect to sales arrangements under which the buyer had a right to return the related product, revenue was recognized only if all the following conditions are met: the price was fixed or determinable at the date of sale; the buyer has paid, or was obligated to pay and the obligation was not contingent on resale of the product; the buyer’s obligation would not be changed in the event of theft or physical destruction or damage of the product; the buyer had economic substance; the Company did not have significant obligations for future performance to directly bring about resale of the product by the buyer; and the amount of future returns could be reasonably estimated.

The Company provided a provision for product returns based on the experience with historical sales returns, in accordance with ASC 605-15 with respect to sales of product when a right of return existed. Reported revenues are shown net of the returns provision. Such allowance for sales returns were included in Other Accrued Liabilities (see also Note 11).

Deferred revenue included amounts received with respect to extended warranty maintenance, repairs and other billable services and amounts not yet recognized as revenues. Revenues with respect to such activities were deferred and recognized on a straight-line basis over the duration of the warranty period, the service period or when service was provided, as applicable to each service. All such deferred revenues were derecognized.

Shipping and Handling Costs

Shipping and handling fees billed to customers were reflected as revenues while the related shipping and handling costs were included in selling and marketing expense. Shipping and handling costs have not been material.

Advertising Costs

Advertising costs were charged to expenses as incurred. Advertising costs were included in the loss on discontinued operations (see Note 2 Discontinued Operation).

Concentrations of credit risk

Financial instruments which subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The carrying amounts of these instruments approximate fair value due to their short-term nature. The Company deposits cash and cash equivalents and short-term deposits in major financial institutions in the US, UK, and in Israel. The Company performs periodic evaluations of the relative credit standing of these institutions. The Company is of the opinion that the credit risk in respect of these balances is immaterial. In addition, the Company performed with respect to its previous skin business an ongoing credit evaluation and established an allowance for doubtful accounts based upon factors surrounding the credit risk of customers (see also Accounts Receivable above).

Concentrations of credit risk

Most of the Company’s sales were generated in North America and Asia Pacific, to a large number of customers. Management periodically evaluated the collectability of the trade receivables to determine the amounts that were doubtful of collection and determine a proper allowance for doubtful accounts. Accordingly, the Company’s trade receivables did not represent a substantial concentration of credit risk.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences reverse. Any resulting net deferred tax assets are evaluated for recoverability and, accordingly, a valuation allowance is provided when it is more likely than not that all or some portion of the deferred tax asset will not be realized.

The Company or its subsidiaries may incur additional tax liabilities in the event of an intercompany dividend distribution or a deemed dividend distribution under the U.S. income tax law and regulations. Prior to 2014, it was the Company’s policy not to cause a distribution of dividends which would generate an additional tax liability to the Company. During the years ended December 31, 2014 and 2015, the Company’s affiliates borrowed funds from the subsidiary in Israel. These borrowings resulted in a large deemed distribution taxable in the U.S. Furthermore, management can no longer represent that the earnings of its non U.S. subsidiaries will remain permanently invested outside the U.S. Therefore, beginning in 2014, the Company has provided deferred taxes on the undistributed earnings of its non U.S. subsidiaries. Taxes, which may apply in the event of a disposal of investments in subsidiaries, have not been included in computing the deferred taxes, as the Company anticipates it would liquidate those subsidiaries that can be closed on a tax-free basis.

F-43

The Company accounts for uncertain tax positions in accordance with an amendment to ASC 740-10, “Income Taxes” which clarified the accounting for uncertainty in tax positions. This amendment provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if the position is “more-likely-than-not” to be sustained were it to be challenged by a taxing authority. The assessment of the tax position is based solely on the technical merits of the position, without regard the likelihood that the tax position may be challenged. If an uncertain tax position meets the “more-likely-than-not” threshold, the largest amount of tax benefit that is more than 50% likely to be recognized upon ultimate settlement with the taxing authority is recorded.

During the years ended December 31, 2017 and 2016, the Company determined that the liability for unrecognized tax benefits could suitably be extinguished by application of net operating loss carryforwards and carrybacks, with any residual impact arising as a liability in 2017 and 2016 that has been duly provided for.

Contingencies

The Company and its subsidiaries are involved in certain legal proceedings that arise from time to time in the ordinary course of business. We account for business contingent liabilities in accordance with ASC 450 “Contingencies”. Except for income tax contingencies, the Company records accruals for contingencies to the extent that the management concludes that the occurrence is probable and that the related amounts of the loss can be reasonably estimated. A provision is recorded when it is both probable and when a liability has been incurred and the related amounts of the loss can be reasonably estimated. Legal expenses associated costs incurred in connection with the contingencies are expensed as incurred.

With respect to legal matters, provisions are reviewed and adjusted to reflect the impact of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. Other than the matters discussed in Note 13, as of December 31, 2017, the Company is not a party to any other litigation that it believes would have a material adverse effect on the Company’s business, financial position, results of operations or cash flows.

Impairment of Long-Lived Assets and Intangibles

Long-lived assets, such as property and equipment, and definite-lived intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset (or group of assets) may not be recoverable. Impairment test is applied at the lowest level where there are identifiable independent cash flows, which may involve a group of assets.

Recoverability of assets to be held and used (or group of assets) is measured by a comparison of the carrying amount of an asset to the undiscounted cash flows expected to be generated by the asset. If an asset is determined to be impaired, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell and are no longer depreciated. The assets and liabilities of a disposed group classified as discontinued operations are presented separately in the appropriate asset and liability sections of the balance sheet.

Indefinite-life intangible assets are tested for impairment, on an annual basis or more often, when triggering events indicate that it is more likely than not that the asset is impaired, by comparing the fair value of the asset with its carrying amount. If the carrying amount of the intangible asset exceeds its fair value, an impairment loss is recognized in the amount of that excess. Subsequent reversal of a previously recognized impairment loss is prohibited.

Pursuant to ASC 360 the Company tested the long-lived assets and determined that changes in circumstances indicated that its carrying value may not be recoverable. The carrying amount of the assets is considered recoverable if it exceeds the sum of undiscounted cash flows expected from the use or eventual disposition of the asset. Upon completion of our goodwill impairment analysis in connection with the pending transaction with ICTV Brands, as of December 31, 2016, the Company recorded an impairment of the entire remaining balance of Consumer segment goodwill in the amount of $2,257. The Company recorded an impairment of the Consumer segment intangibles for its entire remaining Licensed Technology balance in the amount of $1,261. These impairment charges are included in discontinued operations.

F-44

Loss per Share (As Restated)

The Company computes net loss per share in accordance with ASC 260, “Earnings per share”. Basic loss per share are computed by dividing net loss by the weighted-average number of common shares outstanding during the period, net of the weighted average number of treasury shares (if any). Securities that may participate in dividends with the Common Stock (such as the convertible Preferred Stock Series A and Series B) are considered in the computation of basic income per share using the two-class method. However, in periods of net loss, participating securities are included only if the holders of such securities have a contractual obligation to share the losses of the Company. Accordingly, the outstanding Series A preferred shares were included in the computation, while the Series B preferred shares were not.

Diluted loss per common share is computed similar to basic earnings per share, except that the denominator is increased to include the number of additional potential common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Potential common shares are excluded from the computation for a period in which a net loss is reported or if their effect is anti-dilutive. The Company’s potential common shares consist of stock options, stock warrants and restricted stock awards issued under the Company’s stock incentive plans and their potential dilutive effect is considered using the treasury method and of convertible Preferred Stock Series A and Series B which their potential dilutive effect is considered using the “if-converted method”.

The net loss from continuing operations and the weighted average number of shares used in computing basic and diluted net loss per share from continuing operations for the years ended December 31, 2017 and 2016, is as follows: (in thousands except share and per share amounts)

	Year ended December 31,
	2017	2016
	(As Restated)

Numerator:
Net loss attributable to common stockholders	$19,384	$13,264
Net loss from discontinued operations attributable to common stockholders	(2,459)	(13,264)
Accretion of dividend for the period (*)	3	—
Participation of stockholders of series A preferred stock in the net loss from continuing operations	(1,365)	—

Net loss from continuing operations attributable to common stockholders	$15,563	$—

Denominator:
Shares of common stock used in computing basic and diluted net loss per share	5,073,751	4,171,549

Net loss per share of Ordinary Share from continuing operations, basic and diluted	$3.07	$—

(*)	The net loss used for the computation of basic and diluted net loss per share for the year ended December 31, 2017, includes the dividend requirement of 8% per share per annum for the Series B preferred stock, compounded annually which shall be distributed to stockholders in case of distributable assets determined in the Company’s certificate of designation (the “Certificate of Designation”) under the liquidation preference right (see also Note 14).

For the year ended December 31, 2017, diluted loss per share excludes the impact of stock options, stock warrants, series Preferred A Stock, series Preferred B Stock, common stock to be issued upon exercise of asset contribution financial instruments and common stock to be issued upon written call option totaling 43,053,913 shares, as the effect of their inclusion would be anti-dilutive. For the year ended December 31, 2016, diluted loss per share excludes the impact of stock options totaling 1,000 shares.

Convertible Redeemable Series B Preferred Stock

The Company classifies its Convertible Redeemable Series B Preferred Stock outside of Stockholders’ deficit because certain features of the Company’s Certificate of Designation could require redemption of some or all classes of Convertible Redeemable Series B Preferred Stock upon events not solely within the control of the Company (see also Note 14).

Option to purchase Convertible Redeemable Series B Preferred Stock:

The Company has classified the option to purchase additional shares of its Convertible Redeemable Series B Preferred Stock as a liability in accordance with ASC 480, “Distinguishing Liabilities from Equity” as the underlying Series B Preferred Shares are subject to redemption feature. The Company measures the option at fair value by using the Black Scholes Pricing Model in each reporting period until they are exercised or expired, with changes in the fair values being recognized in the Company’s statement of comprehensive loss (see also Note 14).

F-45

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC Topic 718, “Compensation Stock Compensation. Under”, (“ASC 718”), which requires companies to estimate the fair value recognition provision, of this statement, share-equity based compensation cost is measured at payment awards on the date of grant date based on the fair using an option pricing model. The value of the portion of the award that is ultimately expected to vest and is recognized as operating an expense over the applicable vesting period of requisite service periods in the stock award using Company’s consolidated statement of comprehensive loss.

The Company recognizes compensation expense for the value of its awards granted based on the graded vesting method over the requisite or derived service period of each of the awards, net of estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The Company estimates the fair value of stock options granted using the Black-Scholes-Merton option-pricing model which requires a number of assumptions, of which the most significant are the expected stock price volatility and the expected option term. Expected volatility was calculated based upon historical daily stock price observations of its common stock. The expected option term represents the period that the Company’s stock options are expected to be outstanding and is determined based on the simplified method until sufficient historical exercise data will support using expected life assumptions. The risk-free interest rate is based on the yield from U.S. treasury bonds with an equivalent term. The Company has historically not paid dividends and has no foreseeable plans to pay dividends.

Recently Issued Accounting Standards

Recent Accounting Pronouncements adopted

On March 30, 2016, the FASB issued ASU 2016-09, “Compensation-Stock Compensation”, which effects all entities that issue share-based payment awards to their employees. The amendments in this update cover such areas as the recognition of excess tax benefits and deficiencies, the classification of those excess tax benefits on the statement of cash flows, an accounting policy election for forfeitures, the amount an employer can withhold to cover income taxes and still qualify for equity classification and the classification of those taxes paid on the statement of cash flows. This update is effective for annual and interim periods beginning after December 15, 2016. This guidance can be applied either prospectively, retrospectively or using a modified retrospective transition method. The Company adopted the new guidance prospectively effective January 1, 2017. This new guidance did not have a material impact on the Company’s consolidated financial statements.

Recent Accounting Pronouncements not adopted yet

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (ASU 2014-09), which amends the existing accounting standards for revenue recognition. In August 2015, FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which delays the effective date of ASU 2014-09 by one year. FASB also agreed to allow entities to choose to adopt the standard as of the original effective date. The new revenue recognition standard will be effective in the first quarter of 2018, with the option to adopt it in the first quarter of 2017. The Company currently anticipates adopting the new standard effective January 1, 2018. The new standard also permits two methods of adoption: retrospectively to each prior reporting period presented (full retrospective method), or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (the modified retrospective method). In April 2016, FASB issued ASU 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. ASU 2016-10 covers two specific topics: performance obligations and licensing. This amendment includes guidance on immaterial promised goods or services, shipping or handling activities, separately identifiable performance obligations, functional or symbolic intellectual property licenses, sales-based and usage-based royalties, license restrictions (time, use, geographical) and licensing renewals. In addition, in May 2016, FASB issued ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients, which is intended to not change the core principle of the guidance in Topic 606, but rather affect only the narrow aspects of Topic 606 by reducing the potential for diversity in practice at initial application and by reducing the cost and complexity of applying Topic 606 both at transition and on an ongoing basis. The Company is not expecting that the adoption of this standard will have a material impact on its financial statements and related disclosures.

F-46

In February 2016, the FASB issued ASU 2016-02, “Leases”. This guidance will require that lease arrangements longer than 12 months result in an entity recognizing an asset and liability equal to the present value of the lease payments in the statement of financial position. This guidance is effective for annual periods beginning after December 15, 2018, and interim periods therein. This standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. Early adoption is permitted. The Company is currently evaluating the impact that the adoption of ASU 2016-02 will have on its financial statements and related disclosures.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): “Restricted Cash” (ASU 2016-18), which requires companies to include amounts generally described as restricted cash and restricted cash equivalents in cash and cash equivalents when reconciling beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period, however, the Company has not elected to early adopt ASU 2016-18. This new guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01 Business Combinations (Topic 805): “Clarifying the Definition of a Business”. ASU 2017-01 provides amendments to clarify the definition of a business and affect all companies and other reporting organizations that must determine whether they have acquired or sold a business. The amendments are intended to help companies and other organizations evaluate whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The guidance is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years and should be applied prospectively as of the beginning of the period of adoption. Early adoption is permitted under certain circumstances. The Company is currently evaluating the potential effect of the guidance on its consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09 “Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting”, which includes guidance on changes to terms and conditions of share-based payment awards. The amendment provides guidance about which changes to terms or conditions of a share-based payment award require an entity to apply modification accounting. The guidance will be effective for the fiscal year beginning on January 1, 2018, including interim periods within that year (early adoption is permitted). The Company is currently evaluating the potential effect of the guidance on its consolidated financial statements.

Note 4

Discontinued Operations Assets Held for Sale:

A disposal group is reported as held for sale when management has approved or received approval to sell and is committed to a formal plan, the disposal group is available for immediate sale, the business is being actively marketed, the sale is anticipated to occur during the next 12 months and certain other specified criteria are met. A disposal group classified as held for sale is recorded at the lower of its carrying amount or estimated fair value less cost to sell. If the carrying value of the business exceeds its estimated fair value less cost to sell, a loss is recognized. However, when disposal group meets the held for sale criteria, the Company first evaluates whether the carrying amounts of the assets not covered by ASC 360-10 included in the disposal group (such as goodwill) are required to be adjusted in accordance with other applicable GAAP before measuring the disposal group at fair value less cost to sell.

Assets and liabilities related to a disposal group classified as held for sale are segregated in the consolidated balance sheet in the period in which the disposal group is classified as held for sale.

Only disposal of a component of an entity or a group of components of an entity that represents a strategic shift that has or will have a major effect on an entity’s operations and financial results shall be reported as discontinued operations. The revised guidance did not change the criteria required to qualify for held for sale presentation.

F-47

In connection with the sale of the Consumer Division to ICTV Brands, Inc., announced on October 4, 2016 and subsequently completed on January 23, 2017, the assets related to this transaction were included as of December 31, 2016 as part of Assets Held for Sale, as follows:

Inventory	$7,336
Property and equipment	911
Other assets	115
Assets held for sale as of December 31, 2016	$8,362

Note 5

Acquisitions:

On March 31, 2017, the Company and its newly-formed subsidiary FC Global Realty Operating Partnership, LLC, a Delaware limited liability company (“Acquiror”) entered into an Interest Contribution Agreement (the “Contribution Agreement”) with First Capital Real Estate Operating Partnership, L.P., a Delaware limited partnership (“Contributor”), and First Capital Real Estate Trust Incorporated, a Maryland corporation, (the “Contributor Parent” and, together with Contributor, the “Contributor Parties”), under which the Contributor will contribute mostly certain real estate assets (the “Contributed Properties”) to the Company’s subsidiary. In exchange, the Contributor will receive shares of the Company’s Common Stock and/or newly designated Series A Convertible Preferred Stock.

The first installment of contributed assets (the “First Contribution”) closed on May 17, 2017 (the “Initial Closing”).

First Contribution

In the Initial Closing, the Contributor transferred certain assets comprising the Contributed Properties to the Company. On the Initial Closing date, the Contributor transferred to the Acquiror four vacant land sites set for development into gas stations, which are located in Atwater and Merced, Northern California, and which had an agreed upon value of approximately $2.6 million.  One of these vacant land sites was contributed through the transfer of a 75% membership interest in a limited liability company that owns the vacant land site located in Northern California, in which profits and losses are allocated 75% to the Company and 25% to the noncontrolling member subject to a preferred equity split in which the noncontrolling member earns the first 10% of net profits and the balance of the 90% is to be paid along the terms of the 75% split to the Company and 25% to the noncontrolling member. The Contributor then completed the transfer to the Acquiror of its 17.9% passive interest in a limited liability company that is constructing a single family residential development located in Los Lunas, New Mexico (the “Avalon Property”) on June 26, 2017.

This residential development in New Mexico consisted of 251, non-contiguous, single family residential lots and a 10,000 square-foot club house. 37 of the lots had been finished, and the remaining 214 were platted and engineered lots. The agreed upon value of its share of this property was approximately $7.4 million.

In return for the Contributed Properties, the Company issued to the Contributor 879,234 duly authorized, fully paid and non-assessable shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which represented approximately 19.9% of the Company’s issued and outstanding Common Stock immediately prior to the Initial Closing, at an agreed upon Per Share Value (defined below) of $2.5183, or $2,214 in the aggregate. These shares of Common Stock are restricted and unregistered. The Company issued the remaining $7,786 of the approximately $10 million agreed upon consideration to the Contributor in the form of 123,668 shares of the Company’s newly designated non-voting Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Stock” or “Convertible Series A Preferred Stock”). Each share of the Series A Stock is convertible into 25 shares of the Company’s Common Stock, subject to the satisfaction of certain conditions, including stockholder approval in accordance with the rules of The Nasdaq Stock Market (“Nasdaq”), which was obtained on October 12, 2017. The shares of Series A Stock do not have voting rights and are restricted and unregistered. The number of shares of Common Stock issued to the Contributor and to be issued upon conversion of the Series A Stock was determined by dividing the $10 million agreed upon value of the Contributed Assets by $2.5183, a specified price per share value which represents a 7.5% premium above the volume-weighted average price (“VWAP”) of all on-exchange transactions in the Company’s Common Stock executed on Nasdaq during the forty-three trading days prior to the trading day immediately prior to the public announcement of the transaction by the Company and the Contributor Parent, as reported by Bloomberg L.P. (the “Per Share Value”). The shares of Common Stock both issued to the Contributor and issuable upon the conversion of the Series A Stock carry certain registration rights as specified in a Registration Rights Agreement dated May 17, 2017.

F-48

At the Initial Closing, the Company assumed the liabilities associated with the Contributed Properties, except that it did not assume any liabilities with respect to the Avalon Property until that property’s contribution was completed on June 26, 2017. The obligations that the Acquiror assumed at the Initial Closing include the following: Obligations of the Contributor and its affiliates under certain agreements covering the contributed properties, including an Operating Agreement of Central Valley Gas Station Development, LLC, a Delaware limited liability company, dated January 28, 2013, and all amendments thereto; and a Construction Contract dated November 19, 2014 between Central Valley Gas Stations Development, LLC, as owner and First Capital Builders, LLC, as Contractor, with respect to the project known commonly as Green Sands and Buhach Rd., Atwater, CA. Once the full interest in the Avalon Property was contributed to the Company, the Company also assumed the Operating Agreement of Avalon Jubilee, LLC, a New Mexico limited liability company dated as of May 16, 2012, and all amendments thereto; and a Development Services Agreement dated September 15, 2015 by and between UR-FC Contributed Assets, LLC, a Delaware limited liability company, as Owner, and Land Strategies, LLC, a Nevada limited liability company, as Developer, with respect to real property owned by Avalon Jubilee, LLC. As of the Initial Closing, the Company also assumed an installment note dated April 7, 2015 made by First Capital Real Estate Investments, LLC (“FCREI”) in favor of George Zambelli (“Zambelli”) in the original principal amount of $470 (the “Note”) and a Long Form Deed of Trust and Assignment of Rents dated April 7, 2015 between FCREI, as Trustor, Fidelity National Title Company, as Trustee (“Trustee”), and Zambelli, as Beneficiary (the “Deed of Trust”), which secures the Note (see also Note 12).

Second Contribution

Contributor Parent was also required to contribute two additional property interests valued at the agreed upon value amount of $20 million if certain conditions as set forth in the Contribution Agreement are satisfied by December 31, 2017. This second installment was mandatory under the original terms of the Contribution Agreement. As discussed below, the contribution Agreement was terminated and this second contribution did not take place.

The agreement stated that Contributor Parent must contribute to the Acquirer its 100% ownership interest in a private hotel that was currently undergoing renovations to convert to a Wyndham Garden Hotel. This 265 room full service hotel was located in Amarillo, Texas and had an agreed upon value of approximately $16 million and outstanding loans of approximately $10.11 million. Before contributing the property to the Acquiror, Contributor Parent was required to resolve a lawsuit concerning ownership of the property. Only when Contributor Parent had confirmed that it was the full and undisputed owner of the property was it able to contribute that interest to the Acquiror. If the contribution was made, the Company would have been required to account for this transaction as a business combination under ASC 805, Business Combinations.

On July 3, 2017, the Company and the Acquiror entered into an Agreement to Waive Second Closing Deliverables (the “Second Waiver”) with the Contributor Parties, amending the Contribution Agreement. The Contributor Parties had received an offer to purchase the Amarillo Hotel from a non-related third party. Under the Second Waiver, the Company and the Acquiror agreed to waive the requirement for the Contributor Parties to contribute to the Acquiror their 100% ownership interest in the Amarillo Hotel, and to accept in its place a contribution in cash of not less than $5.89 million from the Contributor Parties from the sale proceeds of the Amarillo Hotel, after the satisfaction of the outstanding loan, provided that the sale is completed and closed upon not later than August 31, 2017. In exchange the Contributor Parties would receive shares of stock in the Company, such amount to be calculated as set forth in the Second Waiver and Contribution Agreement. The sale of the Amarillo Hotel was not completed and closed by August 31, 2017, therefore the waiver of the requirement for the contribution of the interest in the Amarillo Hotel lapsed.

On September 22, 2017, the Company and Acquiror entered into a Second Agreement to Waive Closing Deliverables (the “Second Agreement”) with the Contributor Parties, amending the Contribution Agreement. Pursuant to the terms of the Second Agreement, the Company and the Acquiror agreed to extend the date for the closing of the sale of the Amarillo Hotel until October 18, 2017, with the contribution of the funds from the sale to be made not later than October 23, 2017. In exchange the Contributor Parties would receive shares of stock in the Company, such amount to be calculated as set forth in the Contribution Agreement, as amended by the Second Waiver and the Second Agreement. If the sale of the Amarillo Hotel was not completed and closed by October 18, 2017, the waiver of the requirement for the contribution of the interest in the Amarillo Hotel would lapse. The sale was not completed.

In addition, the agreement stated that Contributor Parent must contribute to the Acquiror its interest in Dutchman’s Bay and Serenity Bay (referred to as the “Antigua Resort Developments”), two planned full-service resort hotel developments located in Antigua and Barbuda in which Contributor Parent would contribute a 75% interest in coordination with the Antigua government. Serenity Bay is a planned five-star resort comprised of five contiguous parcels (28.33 acres) zoned for hotel and residential use that are planned for 246 units and 80 one, two and three-bedroom condo units. Dutchman’s Bay is a planned four star condo hotel with 180 guestrooms, 102 two bedroom condos, and 14 three bedroom villas. For the property in Antigua, Contributor Parent was required to obtain an amendment to its agreement with the government to extend the time for development of these properties and confirm that all development conditions in the original agreement with the government had been either satisfied or waived.

F-49

In exchange for each of these properties, the agreement stated the Company would issue to Contributor a number of duly authorized, fully paid and non-assessable shares of the Company’s Common Stock or Series A Convertible Preferred Stock, determined by dividing the $20 million agreed upon value of that contribution by the Per Share Value. The agreement stated that shares would be comprised entirely of shares of Common Stock if the issuance had been approved by the Company’s stockholders prior to the issuance thereof and would be comprised entirely of shares of Series A Convertible Preferred Stock if such approval had not yet been obtained.

The Company had determined in accordance with the updated guidance of ASU 2017-01, Business Combinations (Topic 805) Clarifying the Definition of a Business that the Amarillo property (an operating hotel) represented a business as it included an organized workforce with the necessary skills, knowledge and experience to perform the acquired process and an input that the workforce could develop or convert into output. However, it was determined that the Antigua property did not represent a business. Based on the above conclusion it was determined that the Amarillo property component was not required to be analyzed under the provisions of ASC 815-10 “Derivatives and Hedging” since such contract between an acquirer and a seller to enter into a business combination are scoped out from its provisions. As for the Antigua property it was determined that such future transaction did not constitute a derivative instrument in accordance with ASC 815-10 - Derivatives and Hedging as the net settlement criteria was not met. Further, the Company considered the provisions of Subtopic ASC 815-40 “Contracts in the Entity’s Own Equity” and determined that such contractual obligations cannot be considered as indexed to an entity’s own stock, as its settlement provisions are not based on a fixed monetary amount or a fixed amount of a debt instrument issued by the entity but rather on the fair value of the Antigua property which represents a real estate asset. Based on the terms of this component, (i.e. the fair value of the Antigua property and the fair value of the shares that the Company is obligated to issue for this asset), it was determined that such freestanding financial instrument represented a financial asset required to be measured upon initial recognition of at fair value. Subsequent to initial recognition the financial instrument (which might be a financial asset or a financial liability depending on the fair value of its settlement terms) is required to be re-measured at fair value, with changes in fair value reported in earnings (within the line item “Revaluation of asset contribution related financial instrument, net”).

Optional Contribution

Contributor Parent had the option to contribute either or both of two additional property interests valued at the agreed upon value of $66.5 million if certain conditions as set forth in the Contribution Agreement were satisfied by December 31, 2017. This third installment was optional in Contributor Parent’s sole discretion. As discussed below, the contribution Agreement was terminated and this optional contribution did not take place.

The agreement stated that the Contributor Parent may contribute to the Acquiror its interest in a resort development project on an island just south of Hilton Head, South Carolina (“Melrose”). Contributor Parent had the property under a Letter of Intent and expected to close on the property by December 31, 2017. Melrose was valued by Contributor Parent at an agreed upon value of $22.5 million, based upon a senior lending position that Contributor Parent held under the Letter of Intent on this property.

The agreement stated that the Contributor Parent also may contribute to the Acquiror a golf and surf club development project on the Baja Peninsula in Mexico (“Punta Brava”). Contributor Parent also had this property under a Letter of Intent and expected to close by December 31, 2017. Punta Brava was valued at the agreed upon value by Contributor Parent at $44 million based on Contributor Parent’s commitment of $5 million upon closing on this property, plus a commitment for an additional $5 million and a second commitment of $34 million for construction of the project.

In exchange for each of these properties, the Company would issue to Contributor a number of duly authorized, fully paid and non-assessable shares of the Company’s Common Stock or Series A Convertible Preferred Stock, determined by dividing an agreed upon value of $86,450 (130% of the value of the agreed upon value of $66,500) by the Per Share Value. The shares would be comprised entirely of shares of Common Stock if the issuance had been approved by the Company’s stockholders prior to the issuance thereof and would be comprised entirely of shares of Series A Convertible Preferred Stock if such approval had not yet been obtained. In addition, the Company would issue to Contributor a five year warrant (the “Warrant”) to purchase up to 25,000,000 shares of the Company’s Common Stock at an exercise price of $3.00 per share that would vest with respect to the number of underlying shares upon the achievement of the milestone specified in the Contribution Agreement. The number of warrant shares and the exercise price would be equitably adjusted in the event of a stock split, stock combination, recapitalization or similar transaction. These optional contributions represented a potential liability to the Company as the number of shares and warrants to be issued is fixed but the market value of the shares fluctuates. It is possible that the share price could have risen to a level that upon contribution of the properties causing the Company to give consideration that exceeded the fair value of the assets acquired. This would represent a potential liability to the Company and to quantify the liability the Company has used the Black Scholes formula. The warrants also represented a potential liability in that the Company may be required to issues shares at $3 when the share price was significantly higher.

F-50

To estimate the fair value of the liability associated with optionality granted to the Contributor as well as the warrant liability, Management has used the Black Scholes option pricing formula. The key input in the calculation is the assumption of how volatile the Company stock was to be over the life of the option. The more volatile the Company is expected to be, the greater its potential liability.  Future volatility is unknown, as such Management had used a volatility proxy of 39.45% which equaled the average volatility of stocks in the Company’s forward looking peer group of Real Estate Development at that time.  After the calculation is performed, additional factors must be considered. It is possible that despite being economically rational to contribute the properties based on the Company stock price relative to the value of the optional properties, the Contributor may not have the ability to contribute. Therefore a 50% discount was applied to the option value produced by the Black Scholes formula to arrive at final liability value for the optionality component. The warrants received a further 50% discount as they contained a vesting schedule with milestones that must be achieved by the Contributor once the property was contributed. With the expiration of the agreement on December 31, 2017, the fair value of the liability was $0.

The Company has determined that the Company’s contractual obligations under the optional contributions does not constitute a derivative instrument in accordance with ASC 815-10 - Derivatives and Hedging as the net settlement criteria is not met. Further, the Company considered the provisions of Subtopic ASC 815-40 Contracts in the Entity’s Own Equity and determined that such contractual obligations cannot be considered as indexed to an entity’s own stock, as its settlement provisions are not based on a fixed monetary amount or a fixed amount of a debt instrument issued by the entity but rather on the fair value of certain real estate assets. Thus, such freestanding financial instrument were classified as financial liabilities and were measured upon initial recognition at fair value. Subsequent to initial recognition the financial liabilities are remeasured at fair value, with changes in fair value reported in earnings (within the line item “Revaluation of asset contribution related financial instruments, net”).

The Company elected to early adopt ASU 2017-01 Business Combinations (Topic 805) Clarifying the Definition of a Business. Accordingly, the determination whether the asset contribution transaction represents a business combination was evaluated by applying the ASU 2017-01 guidance. The Company has determined that the group of assets assumed in the First Contribution does not (and also, none of them on a stand-alone basis) include, an input and a substantive process that together significantly contribute to the ability to create output and thus it was determined that the First Contribution represents an acquisition of assets rather than a business combination. Accordingly, the total sum of the fair value of consideration given (i.e. the fair value of the equity interests issued) together with the transaction costs and the fair value of financial assets was allocated to the individual assets acquired and liabilities assumed in the first contribution based on their relative fair values at the date of acquisition. Such allocation did not give rise to goodwill.

The consideration for the assets acquisition as of the Initial Date consists of the following:

Fair value 879,234 shares of FC Global common stock (*)	$1,275
Fair value 123,668 shares of FC Global Series A preferred stock (*)	4,483
Fair value of financial liability related to Optional contribution (**)	857
Fair value of Warrant (***)	1,925
Fair value of asset related to future mandatory asset contribution (***)	(4,175)
Fair value of assumed note payable on acquired asset	470
Transaction costs	283
Total consideration	$5,118

(*)	Fair value of Common shares based on quoted market price on date of transaction and Fair value of preferred shares based on the number of common shares to which they can be converted on the transaction date
(**)	Related to Optional Contribution
(***)	Related to Second Contribution

The fair value of the assets acquired, and liabilities assumed were based on management estimates and values, including estimates based on historical sales of similar parcels. Adjustments were applied to such historical sales and assumptions were applied to other attributes of the assets in order to estimate market value. The following table summarizes the allocation of the consideration to the assets acquired in the transaction.

F-51

The allocation of aforesaid total consideration is as follows (As Restated):

Investment properties	$2,055
Investment in other company	3,245
Less: Noncontrolling interest (***)	(182)
Total assets acquired at fair value	$5,118
Impairment of investment in other company (*)	(1,439)
Total asset value as of December 31, 2017	$3,679

(*) Loss from impairment was recorded amounting to $1,439 (As Restated) as part of operating expenses in the Company’s consolidated statement of comprehensive loss during the year ended December 31, 2017 (see also Note 13).

(***) Attributable to the 25% noncontrolling membership interest in a limited liability company that owns a vacant land site located in Northern California

The fair value of options, warrants and asset related to future mandatory asset contribution granted was estimated at the Initial Date by using the Black-Scholes option pricing model. The following are the data and assumptions used:

Options Value:

May 17, 2017

Dividend yield (%)	0
Expected volatility (%)	39.45
Risk free interest rate (%)	1.25
Strike price	1.93
Stock price	1.45
Probability (%)	50
Expected term of options (years)	0.62

Warrants Value:

May 17, 2017

Dividend yield (%)	0
Expected volatility (%)	39.45
Risk free interest rate (%)	1.25
Strike price	3
Stock price	1.45
Probability (%)	50
Expected term of options (years)	5

Asset related to future mandatory asset contribution:

May 17, 2017

Dividend yield (%)	0
Stock price	1.45
Probability (%)	70

As of December 31, 2017, neither the Secondary nor the Optional Contribution were made and the Contribution Agreement was terminated at that date. Consequently, as of December 31, 2017, the fair value of the asset contribution related to aforementioned financial instruments was reduced to $0. During the period from the closing of the Initial Date and until December 31, 2017, the Company has recognized a net loss as revaluation of the fair value of asset contribution related financial instruments in the total amount of $1,392.

F-52

Note 6

Inventories, net:

	December 31,
	2017	2016
Raw materials and work-in-process	$—	$1,968
Finished goods	—	5,368
Total inventories	$—	$7,336
Less assets held for sale (*)	—	(7,336)
Total inventory	$—	$—

(*) Inventory was classified as part of the assets held for sale as of December 31, 2016. In January 2017, all of the consumer inventory was sold to ICTV (see also Note 2 and 4).

Note 7

Property and Equipment, net:

	December 31,
	2017	2016
Equipment, computer hardware and software	$320	$5,005
Furniture and fixtures	350	433
Leasehold improvements	112	438
	782	5,876
Accumulated depreciation and amortization	(777)	(4,888)
Total property and equipment, net	$5	$988
Less Assets held for sale (*)	—	(911)
Total property and equipment, net	$5	$77

(*) In January 2017, the consumer division property and equipment was sold to ICTV (see also Note 2 and 4).

During the years ended December 31, 2017 and 2016, depreciation expenses were $178 and $292, respectively.

Note 8

Patents and Licensed Technologies, net:

	December 31,
	2017	2016
Gross Amount beginning of period	$—	$3,376
Disposals	—	(177)
Translation differences	—	36
Gross Amount end of period	—	3,235

Accumulated amortization	—	(1,974)
Impairment of assets (see Note 9 below)	—	(1,261)

Total patents and licensed technology	$—	$—

During the years ended December 31, 2017 and 2016, amortization expenses were $0 and $230, respectively.

F-53

Note 9

Goodwill and Other Intangible Assets:

As part of the purchase price allocation for a reverse acquisition transaction in 2011, the Company recorded goodwill in the amount of $24,005 and definite-lived intangibles in the amount of $12,000. Goodwill reflects the value or premium of the acquisition price in excess of the fair values assigned to specific tangible and intangible assets. Goodwill has an indefinite useful life and therefore is not amortized as an expense but is reviewed annually for impairment of its fair value to the Company. Activity in goodwill during the year ended December 31, 2016 was as follows:

Balance at January 1, 2016	$3,581
Disposal on sale of assets	(1,039)
Impairment of goodwill	(2,257)
Translation differences	(285)
Balance at December 31, 2016	$—

The fair value of Goodwill associated with the operating and reporting units were estimated using a combination of Income and Market Approach methodologies to valuation. The Income method of valuation explicitly recognizes the current value of future economic benefits developed by discounting future net cash flows to their present value at a rate that reflects both the current return requirements of the market and the risks inherent in the market. The Market approach measures the value of an asset through the analysis of recent sales or offerings of comparable property.

The Company’s business was organized into three operating and reporting units which are defined as Consumer, Physician Recurring, and Professional Equipment.

During the third quarter of 2016, we recorded goodwill and other intangible asset impairment charges of $3,518, as we determined that a portion of the value of the Company’s goodwill and other intangible assets was impaired in connection with the then pending transaction with ICTV Brands, Inc. (See also Note 1). The Company recorded an impairment of the entire remaining balance of Consumer segment goodwill in the amount of $2,257 and recorded the impairment of the Consumer segment of the intangibles for its licensed technology in the amount of $1,261. During the year ended December 31, 2016 the Company derecognized an amount of $1,039 of goodwill related to the Physician Recurring segment in connection with the asset sale of the Neova product line. All such impairment changes are included in discontinued operations.

Note 10

Accrued Compensation and related expenses:

	December 31,
	2017	2016
Accrued payroll and related taxes	$453	$262
Accrued vacation	14	66
Accrued commissions and bonuses (*)	—	3,701
Total accrued compensation and related expense	$467	$4,029

(*)	The amount related to the obligation the Company had in connection with the Payout Notes Holders as of December 31, 2016. On December 22, 2017, the then outstanding payout notes were converted into shares of common stock of the Company (see also Note 14).

Note 11

Other Accrued Liabilities:

	December 31,
	2017	2016
Accrued taxes, including liability for unrecognized tax benefit, (see also Note 15)	$1,549	$1,606
Other accrued liabilities	901	4,417
Total other accrued liabilities	$2,450	$6,023

Note 12

Note payable:

Following the Initial Closing of the Interest Contribution Agreement (see also Note 5), the Company assumed an installment note dated April 7, 2015 made by the Contributor in favor of George Zambelli (“Zambelli”) in the original principal amount of $470 (the “Note”) and a Long Form Deed of Trust and Assignment of Rents dated April 7, 2015 between FCREI, as Trustor, Fidelity National Title Company, as Trustee (“Trustee”), and Zambelli, as Beneficiary (the “Deed of Trust”), which secures the Note. The Note carries a per annum interest rate of 8% which is payable on a monthly basis from the Initial Closing. As of December 31, 2017, the Note amounted to $459 ($454 out of which is classified as non-current note payable) and has a maturity date of April 10, 2020.

F-54

Note 13

Commitments and Contingencies:

Leases

The Company has entered into a non-cancelable operating lease agreement for real property which expires on December 31, 2018. Rent expense was $188 and $550 for the years ended December 31, 2017 and 2016 respectively. The future annual minimum payment under this lease, relating to the Company’s continuing operations are as follows:

Year Ending December 31,

2018	$70

As a result of the sale of the Consumer Products division to ICTV Brands, the Company no longer had a need for certain of its leased properties, including the facilitates located in the United Kingdom and in Israel. In connection with the Transition Services Agreement entered into between the Company and ICTV, the Company maintained certain of its leased properties for a specified period of time to allow ICTV to transition its operations to its own facilities. Leases that expired during that transition period were not renewed. As of December 31, 2017, the Company terminated the leases in Israel and entered into an early surrender agreement for the United Kingdom facility that was consummated on October 17, 2017.

Litigations

JFURTI

The Company is a party to JFURTI, LLC, et al v. Suneet Singal, et al, filed in the United States District Court for the Southern District of New York. The suit names as defendants Suneet Singal, an officer of various First Capital companies as well as the Company’s former Chief Executive Officer and former member of the Company’s Board of Directors,, Frank Grant and Richard Leider, board members of First Capital Real Estate Investments, LLC, First Capital Real Estate Advisors, LP, Presidential Realty Corporation, Presidential Realty Operating Partnership, Downey Brand LLP and now the Company (under its previous name, PhotoMedex Inc.), as well as nominal derivative defendants First Capital Real Estate Trust Incorporated and First Capital Real Estate Operating Partnership, L.P. Mr. Leider is also on the Board of Directors of the Company.

The suit is the ninth filed by Jacob Frydman and/or JFURTI, LLC in a dispute between the plaintiffs and the First Capital group of companies, which entered into a series of agreements with Mr. Frydman beginning in September 2015. Mr. Frydman had founded, sponsored, and taken public United Realty Trust Incorporated, a Real Estate Investment Trust (“REIT”). Mr. Frydman was the CEO and Chairman of the REIT as well as the owner of various other United Realty branded companies affiliated with the REIT business. In September 2015, Mr. Frydman and Mr. Singal negotiated and agreed to a transaction between various First Capital branded companies, on the one hand, and the United Realty branded companies affiliated with the REIT business, on the other hand, as a result of which the REIT was rebranded as the Contributor Parent.

After the September 2015 transaction was concluded, several disputes arose between the parties. This suit is the ninth action brought by Mr. Frydman in state and federal courts relating to these disputes, and the second attempt by Mr. Frydman and JFURTI to bring federal claims derivatively in this Court against First Capital entities and other parties. The first action, titled JFURTI, LLC and Jacob Frydman v. Forum Partners Investment Management LLC et al., No. 16 Civ. 8633 (the “Prior Action”), commenced on November 7, 2016 and asserted, inter alia, derivative RICO and securities fraud claims. The Court dismissed the action in a decision and order dated April 27, 2017.

Following dismissal of the Prior Action, Mr. Frydman sent letters to each member of the Contributor Parent’s Board of Directors (the “Demand Letter”) demanding that the Board investigate and remediate the dissipation of assets as alleged by plaintiffs. In particular, the Demand Letter questioned (i) a letter of intent with Presidential Realty Corporation, or Presidential, announced in an 8K filed by First Capital REIT on or about July 18, 2016; (ii) First Capital REIT’s use of funds raised between September 15, 2015 and February 28, 2016; (iii) an interest contribution agreement with Presidential entered into on or about December 16, 2016; (iv) the Contributor Parent’s failure to file quarterly and annual reports; (iv) an interest contribution agreement entered into on March 31, 2017 with PhotoMedex; and (v) other purportedly fraudulent acts such as publishing an artificially inflated NAV, defaulting on certain mortgage loans, misrepresentations by Singal with respect to certain properties contributed to the REIT through the Master Agreement executed on September 15, 2015, and various loan agreements with Forum Partners Investment Management LLC, or Forum. The Demand Letter also demanded inspection of certain corporate documents pursuant to Md. Code § 2-512.

F-55

The Contributor Parent commenced such an investigation, and offered such an inspection, but Mr. Frydman and JFURTI failed to wait for the results of the investigation or make any inspection, and instead brought suit in the same court as the Prior Action. The suit alleges, among other claims, violations of § 10(b) of the Exchange Act and Rule 10b-5 (1) against Mr. Singal and First Capital Real Estate Investments LLC for misrepresentations in connection with the Master Agreement entered into on September 15, 2015 and related agreements; (2) against Downey Brand for failure to file certain deeds; (3) against First Capital defendants (except Grant and Leider), Forum defendants, and Presidential defendants for a fraudulent scheme to sell Contributor Parent assets to Presidential; and (4) against First Capital defendants, the Forum defendants, and the Company for the transfer of First Capital REIT and First Capital OP assets to the Company in exchange for allegedly worthless shares. There are also claims under state law for common law fraud, conversion, fraudulent conveyance, waste and mismanagement, accounting, injunctive relief, and violation of Cal. Bus. & Prof. Code § 17-200. Many of the claims asserted in the Complaint, including the securities fraud claims, were never raised in the Demand Letter, as required by law. The suit seeks damages against all defendants for the failure of the REIT to respond to the Demand Letter, and an injunction against the sale of the assets to the Presidential defendants.

The parties submitted a motion for an order (i) staying all proceedings in this action for 60 days, or until the end of 2017, and (ii) extending the defendants time to respond to the complaint, or to make a motion with respect to the complaint, until 45 days after First Capital REIT’s response to the Demand Letter. The Court granted that motion on October 31, 2017. Upon completion of their investigation, the Contributor Parent provided a response to the Demand Letter, denying all claims made in the letter. A Motion to Dismiss this action has now been filed with the Court on behalf of all plaintiffs.

The Company intends to defend itself vigorously against this suit. At this time, the amount of any loss, or range of loss, cannot be reasonably estimated as the case has only been initiated and no discovery has been conducted to determine the validity of any claim or claims made by plaintiffs. Therefore, the Company has not recorded any reserve or contingent liability related to these particular legal matters. However, in the future, as the cases progress, the Company may be required to record a contingent liability or reserve for these matters.

DSKX

On February 19, 2016, the Company and its subsidiaries entered into Agreements and Plans of Merger and Reorganization with DS Healthcare Group, Inc. and its subsidiaries (“DSKX”), under which DSKX would acquire the Company’s subsidiaries Radiancy, Inc. and PhotoMedex Technology, Inc. in exchange for shares of stock in DSKX as well as cash payments and notes for future cash payments. Subsequent to the signing of those Agreements, on March 23, 2016, after discussion with its independent registered public accounting firm, DSKX concluded that the unaudited condensed consolidated financial statements of DSKX for the two fiscal quarters ended June 30, 2015 and September 30, 2015 should no longer be relied upon because of certain errors in such financial statements. Also, DSKX reported that its audit committee, consisting of all members of its board of directors other than Daniel Khesin (at the time DSKX’s President and Chairman of the Board and a member of its board of directors), had engaged independent counsel to conduct an investigation regarding certain transactions involving Mr. Khesin and other individuals; the committee’s investigation had begun earlier in February. The board also reported that it had terminated the employment of Mr. Khesin as DSKX’s president and as an employee of DSKX, and also terminated Mr. Khesin’s employment agreement, dated December 16, 2013, for cause.

The Company was not advised of this investigation during its negotiations with DSKX or after signing the Merger Agreements until the evening of March 21, 2016. On April 12, 2016, the Company sent a Reservation of Rights letter to DSKX. The Notice states that, based upon the disclosures set forth in DSKX’s Current Report on Form 8-K filed on March 23, 2016 and subsequent press releases and filings by DSKX with the United States Securities and Exchange Commission (collectively, the “DSKX Public Disclosure”), DSKX is in material breach of various representations, warranties, covenants and agreements set forth in the Agreements; had failed to provide to the Company the information contained in the DSKX Public Disclosures during the discussions relating to the negotiation and execution of the Agreements; and continues to be in material breach under the Agreements. As a result, the conditions precedent to the closing of these transactions as set forth in the Agreements may not be able to occur. The Notice also declares that the Company reserves all its rights and remedies under the Agreements, including, without limitation, the right to terminate the Agreements and collect a termination fee from DSKX of $3 million. The Notice further asserts that the Company regards certain provisions of the Agreements to have been waived by DSKX and to no longer be in effect, including the non-solicitation and no-shop provisions, negative covenants, and termination events, as applicable solely to the PHMD Group, as well as the payment of any termination fee by PHMD to DSKX. Finally, the Notice provided that the Company has the right to terminate the Agreements to pursue, consider and enter into any acquisition proposal or other transaction without the payment of fees and expenses to DSKX.

F-56

On May 27, 2016, the Company and its subsidiaries Radiancy, Inc., an indirectly wholly-owned subsidiary of the Company (“Radiancy”), and PhotoMedex Technology, Inc., a wholly-owned subsidiary of the Company (“P-Tech”), terminated: (a) the Agreement and Plan of Merger and Reorganization, dated as of February 19, 2016 (the “Radiancy Merger Agreement”), among the Company, Radiancy, DS Healthcare Group, Inc. (“DSKX”) and PHMD Consumer Acquisition Corp., a wholly-owned subsidiary of DSKX (“Merger Sub A”), and (b) the Agreement and Plan of Merger and Reorganization, dated as of February 19, 2016 (the “P-Tech Merger Agreement” and together with the Radiancy Merger Agreement, the “Merger Agreements”), among the Company, P-Tech, DSKX, and PHMD Professional Acquisition Corp., a wholly-owned subsidiary of DSKX (“Merger Sub B”). Pursuant to the Merger Agreements, Radiancy was to merge with Merger Sub A, with Radiancy as the surviving corporation in such merger, P-Tech was to merge with Merger Sub B, with P-Tech as the surviving corporation in such merger, and DSKX was to become the holding company for Radiancy and P-Tech.

Given the material breaches identified in the Company’s notice to DSKX, and other disclosures and communications by DSKX, in connection with the Company’s termination of the Merger Agreements and pursuant to their terms, the Company sought to recover a termination fee of $3.0 million, an expense reimbursement of up to $750, and its liabilities and damages suffered as a result of DSKX’s failures and breaches in connection with each of the Merger Agreements. On May 27, 2016, the Company, Radiancy and P-Tech filed a complaint in the U.S. District Court for the Southern District of New York alleging breaches of the Merger Agreements by DSKX and seeking the damages described in the foregoing sentence. On August 1, 2016, DSKX filed its answer to the complaint, denying the allegations stated in the complaint and alleging its own counterclaims including, among others, the Company’s alleged failure to disclose the Mouzon and Cantley cases filed against Radiancy.

On June 23, 2017, the Company and its subsidiaries, Radiancy, Inc. (“Radiancy”) and PhotoMedex Technology, Inc. (“P-Tech”), entered into a Confidential Settlement and Mutual Release Agreement (the “DS Settlement Agreement”) with DS Healthcare Group, Inc. (“DSKX”) and its subsidiaries, PHMD Consumer Acquisition Corp. and PHMD Professional Acquisition Corp.

The terms of the DS Settlement Agreement are confidential. According to the DS Settlement Agreement the parties dismissed the suit between them with prejudice on June 23, 2017. The amount under this settlement agreement was recorded under discontinued operation.

Linda Andrews

During 2016, Linda Andrews, an alleged user of the no!no! Hair device, filed a product liability claim against the Company, its subsidiary Radiancy, Inc., and Dr. Dolev Rafaeli, in the United States District Court for the Middle District of Florida, Orlando Division, alleging that use of the device had caused a relapse of and complication to a pre-existing medical condition resulting from her treatment for cancer. The complaint alleged, among other claims, that Radiancy failed to provide adequate warnings regarding the operation of the device. The Company and Dr. Rafaeli filed a motion to dismiss the claims against them; Radiancy filed an answer to the Complaint. Ms. Doe then sought leave to amend her complaint to clarify the claims; the Company, Radiancy and Dr. Rafaeli filed appropriate responses and renewed the motion to dismiss the claims against the Company and Dr. Rafaeli.

On June 22, 2017, the United States District Court for the Middle District of Florida, Orlando Division, dismissed the Company and Dr. Dolev Rafaeli, its former Chief Executive Officer, from the case of Linda Andrew v. Radiancy, Inc.; the Company (under the name PhotoMedex, Inc.); and Dr. Rafaeli. Ms. Andrew had filed a product liability suit alleging damages from her use of a no!no! hair device. The claims against the Company and Dr. Rafaeli were dismissed without prejudice. The Company’s subsidiary, Radiancy, Inc., entered into a settlement with Ms. Andrews in 2017; the terms of the settlement are confidential.

Other litigation

The Company and certain subsidiaries are, and have been, involved in other miscellaneous litigation and legal actions, including product liability, consumer, commercial, tax and governmental matters, which can arise from time to time in the ordinary course of our business. The Company believes that these other litigations and claims will likely be resolved without a material effect on our consolidated financial position, results of operations or liquidity. However, litigation and legal actions are inherently unpredictable, and excessive verdicts can result in such situations. Although the Company believes it has or will have substantial defenses in these matters, it may, in the future, incur judgments or enter into settlements of claims that could have a material adverse effect on results of operations in a particular period.

F-57

Avalon (As Restated)

On January 12, 2018, we received a copy of a complaint, dated November 17, 2017, that was filed by Alpha Alpha, LLC in the Thirteenth Judicial District Court in the County of Valencia in the State of New Mexico against Avalon Jubilee, LLC, the holding company that owns the property in Los Lunas, New Mexico, HiTex, LLC, MCBB, LLC, Land Strategies, LLC, Ronald R. Cobb and John Does 1–5. The suit asks the court to, among other things, determine whether there have been unauthorized transfers of interest in Avalon Jubilee LLC; and declare who are the holders of interests in Avalon Jubilee LLC. Although the complaint does not name the Company or any of its subsidiaries or specifically question the Company’s interest in Avalon Jubilee LLC, it raises questions about whether the transfers of interest leading to our acquisition of our interest in Avalon Jubilee LLC (under the Contribution Agreement described in Note 5) were properly made in accordance with the Avalon Jubilee operating agreement. The Company has begun an internal investigation into this matter and will disclose the results of that investigation once it has been completed. Although neither our company nor any of its subsidiaries is a party to litigation regarding this matter, we recognized an impairment expense of $1,439 (As Restated) to account for our estimate of the impact that such litigation may have on the operations and fair value of the underlying asset.

Registration Rights Agreement with Party to the Purchase Agreement

As discussed in Note 14, as a condition to the first closing under the Purchase Agreement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investor, pursuant to which the Company agreed to register all shares of Common Stock that may be issued upon conversion of the Series B Preferred Stock (the “Registrable Securities”) under the Securities Act of 1933, as amended (the “Securities Act”). The Company agreed to file a registration statement covering the resale of such Registrable Securities within 30 days of the first closing and cause such registration statement to be declared effective under the Securities Act as soon as possible but, in any event, no later than 120 days following the filing date if such registration statement is filed on Form S-3 or 150 days if such registration statement is filed on Form S-1. If such registration statement is not filed or declared effective by the Securities and Exchange Commission on or prior to such dates, or if after such registration statement is declared effective, without regard for the reason thereunder or efforts therefor, such registration statement ceases for any reason to be effective for more than an aggregate of 30 trading days during any 12-month period, which need not be consecutive, then in addition to any other rights the holders of Series B Preferred Stock may have under the Registration Rights Agreement or under applicable law, the Company shall pay to each holder an amount in cash, as partial liquidated damages and not as a penalty, equal to 1% of the product obtained by multiplying (x) the Series B Original Issue Price by (y) the number of shares of Registrable Securities held by the holder (such product being the “Investment Amount”); provided that, in no event will the Company be liable for liquidated damages in excess of 1% of the Investment Amount in any single month and that the maximum aggregate liquidated damages payable to the holders under the Registration Rights Agreement shall be 10% of the Investment Amount. On January 23, 2018, the Company filed a registration statement on Form S-3 to register the shares issued to OFI in the first closing. OFI waived its right to liquidated damages in connection with the late filing of such registration statement.

Registration Rights Agreements with Payout Note Holders

As discussed in Note 14, the Payout Notes were convertible into shares of common stock and the Company agreed to register the shares underlying the Payout Notes within thirty (30) days of issuance with best efforts to cause the registration statement covering such shares to become effective within one-hundred twenty (120) days of issuance. On November 14, 2017, the Company filed a registration statement on Form S-3 (the “First Registration Statement”) to register all shares that may be issued upon conversion of the Payout Notes, which was subsequently amended to include the Payout Shares issued under the Stock Grant Agreement. In connection with the Stock Grant Agreement, the Company entered into a registration rights agreement (the “Payout Registration Rights Agreement”) with the Note Holders, pursuant to which the Company agreed to register the shares of common stock under the Additional Shares under the Securities Act. The Company agreed to file a registration statement covering the resale of the Additional Shares within 30 days of the Stock Grant Agreement and cause such registration statement to be declared effective under the Securities Act as soon as possible but, in any event, no later than 120 days following the filing date if such registration statement is filed on Form S-3 or 150 days if such registration statement is filed on Form S-1. If such registration statement is not filed or declared effective by the Securities and Exchange Commission on or prior to such dates, or if after such registration statement is declared effective, without regard for the reason thereunder or efforts therefor, such registration statement ceases for any reason to be effective for more than an aggregate of 30 trading days during any 12-month period, which need not be consecutive, then in addition to any other rights the Note Holders may have under the Payout Registration Rights Agreement or under applicable law, the Company shall pay to each Note Holder an amount in cash, as partial liquidated damages and not as a penalty, equal to 1% of the product obtained by multiplying (x) $1.00 by (y) the number of shares of Common Stock held by the Note Holder included in the registration statement (such product being the “Payout Investment Amount”); provided that, in no event will the Company be liable for liquidated damages in excess of 1% of the Payout Investment Amount in any single month and that the maximum aggregate liquidated damages payable to the Note Holders under the Payout Registration Rights Agreement shall be 10% of the Payout Investment Amount. The registration rights provision contained in the Payout Notes was incorporated by reference into the Payout Registration Rights Agreement, except that the Note Holders waived the breach by the Company for failure to timely file the First Registration Statement and agreed that they are not entitled to liquidated damages as a result of such failure. Under the Payout Registration Rights Agreement, the Note Holders are entitled to liquidated damages if the First Registration Statement is not declared effective within 120 days following the date of the Payout Notes, but the Note Holders subsequently agreed to waive their rights to such liquidated damages until April 20, 2018. On January 23, 2018, the Company filed a registration statement on Form S-3 for the Additional Shares. The Note Holders waived their rights to liquidated damages in connection with the late filing of such registration statement and in connection with the effectiveness deadline for such registration statement until April 20, 2018.

F-58

Note 14

Stockholders’ Equity:

Common Stock

The Company’s common stock confer upon their holders the following rights:

●	The right to participate and vote in the Company’s stockholder meetings, whether annual or special. Each share will entitle its holder, when attending and participating in the voting in person or via agent or letter, to one vote;

●	The right to a share in the distribution of dividends, whether in cash or in the form of bonus shares, the distribution of assets or any other distribution pro rata to the par value of the shares held by them;

●	The right to a share in the distribution of the Company’s excess assets upon liquidation pro rata to the par value of the shares held by them.

Convertible Series A Preferred Stock

The terms of the Convertible Series A Preferred Stock are governed by a certificate of designation, or the Series A Certificate of Designation, filed by the Company with the Nevada Secretary of State on May 15, 2017. Pursuant to the Series A Certificate of Designation, the Company designated 3,000,000 shares of the Company’s preferred stock as Series A Convertible Preferred Stock. As more fully described in Note 5, the Company issued 123,668 shares of Convertible Series A Preferred Stock in connection with the Contribution Agreement. Following is a summary of the material terms of the Series A Convertible Preferred Stock:

●	Liquidation - Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation, after the Redeemable Convertible Series B Preferred Stockholder’s liquidation preference, the same amount that a holder of Common Stock would receive if the Convertible Series A Preferred Stock were fully converted (disregarding for such purposes any conversion limitations hereunder) to Common Stock which amounts shall be paid pari passu with all holders of Common Stock.

●	Voting - Except as otherwise provided in the Series A Certificate of Designation or as otherwise required by law, the Convertible Series A Preferred Stock shall have no voting rights. However, as long as any shares of Convertible Series A Preferred Stock are outstanding, we shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Convertible Series A Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Convertible Series A Preferred Stock or alter or amend the Series A Certificate of Designation, (b) amend the Company’s articles of incorporation or other charter documents in any manner that adversely affects any rights of the holders, (c) increase the number of authorized shares of Convertible Series A Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

●	Conversion - Each share of Convertible Series A Preferred Stock shall be convertible, at any time and from time to time from at the option of the holder thereof, into that number of shares of common stock determined by dividing $62.9575 by the Conversion Price. The Conversion Price for the Series A Convertible Preferred Stock is equal to $2.5183, subject to adjustment as described in the Series A Certificate of Designation.

F-59

●	Dividends - Except for stock dividends or distributions for which adjustments are to be made, holders shall be entitled to receive, and the Company shall pay, dividends on shares of Convertible Series A Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Convertible Series A Preferred Stock.

Redeemable Convertible Series B Preferred Stock

Convertible Series B preferred stock confer upon their holders all the rights of Common Stock. As more fully described below, the Company issued 1,500,000 shares of Redeemable Convertible series B Preferred Stock in connection with the Securities Purchase Agreement. In addition, based on the Company’s Certificate of Designation, the Series B Shares bear the following rights and privileges:

●	Liquidation Preference - Holders of the Series B Shares shall receive cumulative dividends, pro rata among such holders, prior to and in preference to any dividend on the Company’s outstanding Common Stock and Series A Convertible Preferred Stock, at the per annum rate of 8% of the Series B Original Issue Price ($1.00). Dividends on each Series B Share will accrue daily and be cumulative from the original issued date of December 22, 2017 and shall be payable upon the occurrence of any voluntary or involuntary liquidation, dissolution or winding up of the, a conversion or a redemption. The redemption price shall be $1.00 per share, subject to appropriate adjustment. Holders shall also be entitled to receive dividends on the Series B Shares (on an as-if-converted-to-Common-Stock basis) as dividends actually paid on shares of the Company’s Common Stock when, as and if such dividends are paid on shares of the Common Stock. As of December 31, 2017, the aggregate liquidation preference amounted to $1,503. The foregoing dollar amount does not include dividends, as the Company’s Board of Directors has not declared any dividends since inception.

●	Voting - Each holder of the Series B Shares shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series B Shares held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter subject to certain conversion limitations.

●	Conversion - Each Series B Share shall be convertible at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and non-assessable Common Stock as is determined by dividing the original issue price plus accrued, but unpaid, dividends by the applicable conversion price at that time in effect for such Series B Share. The Series B Shares are automatically converted to Common Stock on May 31, 2018 should voluntary conversion or redemption not occur prior to that time.

●	Redemption – Under certain conditions beyond the Company’s control, the Series B shareholders may require redemption of the Series B Shares at a price per share equal to $1.33, plus accrued, but unpaid, dividends through and including the date of such redemption.

Reverse Split and Retroactive Adjustment of Shares and Per Share Information

On September 7, 2016, the Company’s Board of Directors approved a reverse stock split in a ratio of 1-for-5 (the “2016 Reverse Split”). The amount of authorized Common Stock as well as the par value for the Common Stock were not effected. Any fractional shares resulting from the 2016 Reverse Split were rounded up to the nearest whole share.

All common stock, stock warrants, stock options and per share amounts set forth herein are presented to give retroactive effect to the 2016 Reverse Split for all periods presented.

Change of Authorized Shares

On October 19, 2017, the Company filed Amended and Restated Articles of Incorporation to among the other things, increase in the number of authorized shares of common stock, $.01 par value per share, of the Company from 50,000,000 shares to 500,000,000 million shares and increase the number of authorized shares of preferred stock, $.01 par value per share, of the Company from 5,000,000 shares to 50,000,000 shares.

Contribution Agreement

As discussed in Note 5, upon the Initial Closing of the First Contribution, the Company issued to the Contributor 879,234 duly authorized, fully paid and non-assessable shares of the Company’s common stock, par value $0.01 per share and 123,668 shares of the Company’s newly designated non-voting Series A Convertible Preferred Stock, par value $0.01 per share for certain Contributed Properties.

F-60

Payout Notes

Following the Initial Closing of the First Contribution under the Contribution Agreement (see also Note 5), amounts due to Dr. Dolev Rafaeli, the Company’s former Chief Executive Officer and Dennis McGrath, the Company’s former Chief Financial Officer under their employment agreements, as well as amounts due to Dr. Yoav Ben-Dror for his services as a board member of the Company’s foreign subsidiaries, were to be converted to convertible secured notes (the “Payout Notes”) after approval from the Company’s stockholders. The Payout Notes would be due one year after the stockholder approval and carry a 10% interest rate. The principal would convert to shares of the Company’s Common Stock at the lower of (i) the Per Share Value or (ii) the VWAP with respect to on-exchange transactions in the Company’s Common Stock executed on the NASDAQ during the 30 trading days prior to the maturity date as reported by Bloomberg L.P.; provided, however, that the value of the Company’s Common Stock should in no event be less than $1.75 per share. The Payout Notes would be secured by a security interest in all assets of the Company; provided, however, that such security interest would be subordinated to any (i) claims or liens to the holders of any debt (including mortgage debt) being assumed by the Company as a result of the transaction contemplated by the Agreement, and (ii) all post-closing indebtedness incurred by the Company or its subsidiaries. The holders of the Payout Notes would have registration rights which would require the filing of a re-sale registration statement on appropriate form that registers for re-sale the shares of Common Stock underlying the Payout Notes within thirty (30) days of issuance with best efforts to cause the same to become effective within 120 days of issuance. The form of those Payout Notes was agreed to at the time of signing of the Contribution Agreement and was attached as an exhibit thereto. In connection with the Payout Notes, the parties also agreed to a form of security agreement (the “Security Agreement”), which was also attached as an exhibit to the Contribution Agreement.

On October 12, 2017, following approval by the Company’s stockholders, the Company issued a secured convertible promissory notes (the “Payout Notes”) to Dr. Dolev Rafaeli, the Company’s former Chief Executive Officer, Dennis M. McGrath, the Company’s former President and Chief Financial Officer, and Dr. Yoav Ben-Dror, the former director of the Company’s foreign subsidiaries (collectively, the “Note Holders”) in the principal amounts of $3,134, $978 and $1,515, respectively. The Payout Notes were due on October 12, 2018, carried a 10% interest rate, payable monthly in arrears commencing on December 1, 2017 (each such payment, a “Monthly Interest Payment” and each date of such payment, an “Interest Payment Date”), and were convertible into shares of the Company’s Common Stock at maturity. The Payout Notes were secured by a security interest in all of the properties, assets and personal property of the Company (the “Security Agreement”).

On December 22, 2017, the Company and the Note Holders entered into a stock grant agreement (the “Stock Grant Agreement”) to cause the early conversion of the Payout Notes into an aggregate of 5,628,291 shares of the Company’s Common Stock (the “Payout Shares”), valued at $5,626 based on the quoted share price in the market for our common stock on December 22, 2017, and to effectuate the release of all security interests associated with the Payout Notes.

Pursuant to the Stock Grant Agreement, the Company also agreed to provide for the issuance of an aggregate of 1,857,336 additional shares of Common Stock to the Note Holders as consideration for the various agreements of the Note Holders contained in the Stock Grant Agreement (the “Additional Shares”), subject to stockholder approval. In addition, as promptly as possible following entry into the Stock Grant Agreement, the Company is required to file a proxy statement and hold a special meeting of its stockholders to authorize and approve the issuance of the Additional Shares. As of December 31, 2017, a proxy statement was not filed, and special meeting of the stockholders has not been held. Therefore, during the year ended December 31, 2017, no expenses have been recorded in connection with the Additional Shares.

Pursuant to the Stock Grant Agreement, the Company also agreed to make 12 monthly payments on the first of each month commencing on January 1, 2018 in the amounts of $21, $7 and $10 to Messrs. Rafaeli, McGrath, and Ben-Dror, respectively (collectively, the “Cash Payments”). The Cash Payments equal to the interest payments that would have been made to the Note Holders absent the conversion of the Payout Notes and are consideration for certain consulting services provided by the Note Holders specified in the Stock Grant Agreement.

In addition, Dr. Dolev Rafaeli and Dennis M. McGrath resigned from the Board of Directors of the Company effective upon the last to occur of (i) receipt of all of the Payout Shares and all of the Additional Shares, (ii) receipt of all of the Cash Payments (either in accordance with the schedule provided in the Stock Grant Agreement or, at the Company’s option, in one lump sum on an accelerated basis), and (ii) the date that the Payout Shares and the Additional Shares have been registered for re-sale in accordance with the Payout Registration Rights Agreement.

F-61

In connection with the Stock Grant Agreement, the Security Agreement was automatically terminated.

Shares to former Chief Executive Officer

On December 22, 2017, Mr. Suneet Singal resigned from his position as Chief Executive Officer of the Company, effective as of January 2, 2018. In connection with such resignation, on December 22, 2017, the Company and Mr. Singal entered into a separation agreement (the “Agreement”), pursuant to which Mr. Singal agreed to resign and the Company agreed to issue to Mr. Singal 1,000,000 shares of the Company’s Common Stock, 333,333 shares of which will vest immediately, 333,333 shares of which will vest upon the first anniversary of the Agreement, and 333,334 shares of which will vest upon the second anniversary of the Agreement.

Since the aforesaid shares of common stock were agreed to have been granted to Mr. Singal as a result of his resignation from the Chief Executive Officer position and Mr. Singal has no obligation to render service in the future with respect to the additional Shares, the Company has recognized an amount of $910 as part of the general and administrative expenses in the consolidated statement of comprehensive loss. The amount was determined based on the quoted share price in the market as of the December 22, 2017.

Securities Purchase Agreement

On December 22, 2017, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Opportunity Fund I-SS, LLC, a Delaware limited liability company (the “Investor”), under which the Investor may, but is not obligated to, invest up to $15 million in the Company in a series of closings over a period prior to December 31, 2018, in exchange for which the Investor will receive shares of the Company’s newly designated Redeemable Convertible Series B Preferred Stock (“Series B Shares) at a purchase price of $1.00 per share (the “Option”).

On December 22, 2017 (the “Initial Date”), the Company and the Investor completed the first closing under the Purchase Agreement, pursuant to which the Investor exercised a portion of the Option and provided $1,500 to the Company in exchange for 1,500,000 shares of Series B Shares.

Proceeds from any subsequent closings must be used to invest in Income Generating Properties (as that term is defined in the Purchase Agreement) that have been approved by the Company’s Board of Directors or as otherwise agreed to between the Company and the Investor in writing prior to such subsequent closings.

Under ASC 480, “Distinguishing Liabilities from Equity” preferred stock that is not redeemable or is redeemable solely at the option of the issuer shall be included in stockholders’ equity. If the instrument meets any of the following criteria, mezzanine classification between liabilities and stockholders’ equity would be required:

●	it is redeemable at a fixed or determinable price on a fixed or determinable date or dates

●	it is redeemable at the option of the holder; or

●	It has conditions for redemption which are not solely within the control of the issuer, such as stocks which must be redeemed out of future earnings

In addition, per ASC 480, deemed liquidation events that require (or permit at the holders options) the redemption of only one or more of a particular class of equity instrument for cash or other assets cause those instruments to be considered contingently redeemable and therefore, subject to mezzanine classification.

Since the Series B Shares have conditional redemption provisions which are outside of the control of the Company and also contain a deemed liquidation preference, the Series B Shares were classified as mezzanine financing at their initial fair value at the Initial Date. Subsequent measurement is unnecessary if it is not probable that the instrument will become redeemable. If it is probable that the equity instrument will become redeemable the following measurement methods shall be applied in accordance with either of the following methods and shall be applied in a consistent manner:

●	Accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument using an appropriate methodology, usually the interest method. Changes in the redemption value are considered to be changes in accounting estimates.

F-62

●	Recognize changes in the redemption value (for example, fair value) immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the instrument.

Under ASC 480, the aforementioned written call Option is considered freestanding, as the Company believes it is legally detachable and separately exercisable. As the option is exercisable for shares subject to possible redemption at the option of the holder, as of the Initial Date, the Option was measured at fair value in total amount of $5,584 and recorded as a non-current financial liability on the consolidated balance sheet as of December 31, 2017. Excess of the initial value of the option liability over the proceeds received, amounting to $4,084, was charged immediately into the consolidated statement of comprehensive loss as financing expenses. As such, there were no residual proceeds to allocate to the Series B preferred shares at the Initial Date.

The Option is marked to market in each reporting period when changes in the fair value of the Option are charged into statement of comprehensive loss. Consequently, during the year ended December 31, 2017, the Company recorded finance income of $1,194 related to change in the fair value of the instrument during the period from the Initial Date through December 31, 2017.

In addition, the Company has incurred direct and incremental issuance costs amounting to $42 which were charged immediately into the consolidated statement of comprehensive loss as finance expenses, as the Option was presented at fair value at the Initial Date.

On December 22, 2017, each Series B Share was convertible into 1.24789 shares of common stock valued at $1.00 per share. As a result, Beneficial Conversion Feature (the “BCF”) amounting to approximately $372 was measured assuming full conversion. However, the conversion of the Preferred Stock is subject to certain contingencies, which impact the timing and amount of the BCF. As of December 31, 2017, the Company should record a BCF for the Preferred Stock for any shares convertible at that time without requiring stockholder approval through the planned proxy statement. However, as no residual proceeds were allocable to the Series B Shares, no BCF was recognized at December 31, 2017.

The fair value of the Option was based on management estimates and values derived from a calculation to provide an approximate indication of value. The fair value of Option was estimated at the Initial Date and December 31, 2017 by using hybrid method that includes scenario of conversion and scenario liquidation and the Black-Scholes option pricing model. In the first scenario, the Series B Preferred Stock price applied in the model was assumed based on the as-converted price on the date of estimation. Expected volatility was estimated by using a group of peers in the real estate development, homebuilding and income-producing properties sectors, and applying a 75% percentile ranking based on the total capitalization of the Company. In the second scenario, the option was estimated based on the value of the option in a proposed liquidation scenario. A probability weighting was applied to determine the expected value of the option.

The following are the key underlying assumptions that were used:

Option Value:

	December 22, 2017	December 31, 2017
Dividend yield (%)	0	0
Expected volatility (%)	36.9	36.9
Risk free interest rate (%)	1.72	1.74
Strike price	1.00	1.00
Series B Preferred Stock price	1.24	1.13
Probability of if-converted scenario (%)	90	90
Probability assumed liquidation scenario (%)	10	10
Expected term of Option (years)	1.0	1.0

In the absence of voluntary conversion and assuming no breaches as described above under “Redemption”, the Series B Shares automatically convert on May 31, 2018. As such, accretion adjustments to the carrying amount of the Series B Shares to the automatic conversion date of May 31, 2018 are recorded as deemed dividends.

F-63

The table below summarizes the change in the mezzanine financing during the year ended December 31, 2017:

December 31, 2017

Opening balance	$—
Proceeds from issuance of Series B Shares	1,500
Recognition of written call Option as a discount of Series B Shares	(1,500)
Amortization of discount	84
Accretion of cumulative dividend	3

Closing balance	$87

In addition, upon the Purchase Agreement, the Company agreed the following:

●	To nominate two directors to the Company’s Board of Directors upon request of the Investor (see also Note 17).

●	So long as the shares of Series B Shares purchased by the Investor are outstanding, the Company’s debt (as defined by U.S. generally accepted accounting principles) shall not exceed 45% of its fixed assets without the prior written consent of the Requisite Holders. As of December 31, 2017, the covenant has been met by the Company.

●	Subject to stockholder approval, to amend the Certificate of Designation for the Company’s Series A Shares to change the conversion price from $2.5183 to $1.12024 such that each share of Series A Share will be initially convertible into 56.2 shares of Common Stock instead of 25 shares of Common Stock.

The above inducement is considered as modification for which the fair value of the Series A Shares shall be measured pre-and post-modification subject to the stockholders’ approval. Should the fair value change by greater than 10% as a result of the modification, any original Series A Shares will be considered extinguished with the incremental value reflected in expense. Should the modification not result in a greater than 10% change, the modification of the conversion feature for the Series A Shares will be treated analogous to modification for stock compensation arrangements. Any incremental value, will be recorded as a deemed dividend to the Series A Shareholders.

As of December 31, 2017, the stockholders’ approval has not been taken place.

Common Stock Options

The Company has a Non-Employee Director Stock Option Plan. This plan has authorized 74,000 shares; of which 2,135 shares had been issued or were reserved for issuance as awards of shares of common stock, and 12,079 shares were reserved for outstanding stock options. As of December 31, 2017 the number of shares available for future issuance pursuant to this plan is 71,865.

In addition, the Company has a 2005 Equity Compensation Plan (“2005 Equity Plan”) which has authorized 1,200,000 shares, of which 467,328 shares had been issued or were reserved for issuance as awards of shares of common stock, and 143,815 shares were reserved for outstanding options. There are no further shares available for future issuance pursuant to this plan.

A summary of stock option transactions under the Non-Employee Director Stock Option Plan and the 2005 Equity Plan during the years ended December 31, 2017 and 2016 were as follows:

	Number of Stock Options	Weighted Average Exercise Price
Outstanding at December 31, 2015	150,138	67.99
Granted	—	—
Exercised	—	—
Expired/cancelled	(15,988)	82.26
Outstanding at December 31, 2016	134,150	$85.22
Granted	—	—
Exercised	—	—
Expired/cancelled	(133,150)	91.43
Outstanding at December 31, 2017	1,000	$75.00
Exercisable at December 31, 2017	800	$75.00

F-64

A summary of non-vested restricted stock during the years ended December 31, 2017 and 2016, were as follows:

	Shares of restricted stock	Weighted Average Grant-Date Fair Value
Non-vested at December 31, 2015	258,572	10.57
Granted	—	—
Vested/cancelled	(129,211)	10.04
Non-vested at December 31, 2016	129,361	11.11
Granted	—	—
Vested/cancelled	(122,861)	14.69
Non-vested at December 31, 2017	6,500	9.25

The total equity-based compensation expense related to all of the Company’s equity-based awards, recognized during the years ended December 31, 2017 and 2016, as part of the discontinuing operation in total amount of $69 and $1,969, respectively. In addition, during the years ended December 31, 2017, an amount of $2,364 was recorded as general and administrative expenses as part of continuing operation.

At December 31, 2017, there was $35 of total unrecognized compensation cost related to non-vested stock awards that based on their original vesting terms was expected to be recognized over a weighted-average period of .17 years. Following the completion of the transaction described in Note 17, such compensation will be accelerated.

Note 15

Income Taxes:

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act of 2017 (the “Tax Act”). The Tax Act makes broad and complex changes to the U.S. tax code, including, but not limited to, reducing the U.S. federal corporate tax rate from 35 percent to 21 percent; eliminating the corporate alternative minimum tax (AMT) and changing how existing AMT credits can be realized; creating a new limitation on deductible interest expense; changing rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017; limitations on the deductibility of certain executive compensation.

In December 2017, the SEC issued Staff Accounting Bulletin No. 118 (“SAB 118”), which addresses situations where the accounting is incomplete for the income tax effects of the Act. SAB 118 directs taxpayers to consider the impact of the Act as “provisional” when the Company does not have the necessary information available, prepared or analyzed (including computations) to finalize the accounting for the change in tax law. Companies are provided a measurement period of up to one year to obtain, prepare, and analyze information necessary to finalize the accounting for provisional amounts or amounts that cannot be estimated as of December 31, 2017.

With regards to the Tax Act impact on the tax provision as it relates to the Company for the year-ending December 31, 2017, we have recognized the provisional impact of tax reform related to the revaluation of deferred tax assets and liabilities from 35% to 21% of $17.3 million (As Restated) tax expense, which is offset by a reduction in the valuation allowance.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and the reversal of deferred tax liabilities during the period in which the related temporary difference becomes deductible. The benefit of tax positions taken or expected to be taken in the Company’s income tax returns are recognized in the consolidated financial statements if such positions are more likely than not of being sustained.

F-65

For the years ended December 31, 2016, and 2015, the following table summarizes the components of income before income taxes from continuing operations and the provision for income taxes:

Year Ended December 31,
	2017	2016
Loss from continuing operations before income tax:
U.S. (As Restated)	$(16,261)	$—
Israel	(453)	—
UK	(219)	—
Loss from continuing operations before income taxes (As Restated)	$(16,933)	$—

Income tax expense (benefit):
United States - Federal tax:
Current	$—	$—
Deferred	—	—

United States - State tax:
Current	—	—
Deferred:	—	—

Israel:
Current	—	—
Deferred		—

UK:
Current	—	—
Deferred	—	—

Other foreign:
Current	—	—
Deferred:	—	—

Income tax expense (benefit)	$—	$—

For the years ended December 31, 2017 and 2016, the following table reconciles the federal statutory income tax rate to the effective income tax rate:

	Year Ended December 31,
	2017	2016
Federal Tax rate	34%		34%

Federal tax expense (benefit) at 34% (As Restated)	$(5,758)		$—
State and local income tax, net of Federal benefit	(271)		—
Foreign rate differential	519		—
Increase in taxes from permanent differences in stock-based compensation	333		—
Increase in taxes from permanent difference in Intangible asset impairment	—		—
US taxation of foreign earnings – Subpart F	—		—
Return to provision and other adjustments	289		—
Impact of deferred tax adjustments	—		—
Federal Tax reform (As Restated)	17,260		—
Change in valuation allowance (As Restated)	(12,372)		—

Income tax expense (benefit)	$—	$

As of December 31, 2017, the Company had approximately $125 million of Federal net operating loss carryforwards in the United States. A 100% valuation allowance has been recorded against these tax attributes and the net deferred tax assets of the U.S. group of companies. Based on current operating conditions and the availability of projected future sources of taxable income, the Company determined that it was not more likely than not that the net deferred tax assets of the U.S. companies would be realized in the future. The Federal NOLs expire generally from 2022 to 2037.

F-66

After conversion to U.S. dollars, Photo Therapeutics Limited had approximately $12.8 million of net operating loss carryforwards in the U.K. A 100% valuation allowance has been applied against these loss carryforwards.

The following table summarizes the components of deferred income tax assets and (liabilities):

	December 31,
	2017	2016

Loss carryforwards	$29,693	$30,770
AMT credits	112	112
Foreign tax credits	12,308	12,308
Accrued employment expenses	11	2,652
Amortization and write-offs	875	1,299
Capitalized R&D costs	1,013	1,342
Deferred revenues	—	6,263
Depreciation	635	1,224
Doubtful accounts	—	225
Inventory reserves	—	459
Tax on undistributed earnings	(517)	(517)
Other accruals and reserves (As Restated)	1,737	602
Return allowances	—	456

Gross deferred tax asset (As Restated)	45,867	57,195

Less: valuation allowance (As Restated)	(45,867)	(57,195)

Net deferred tax asset	$—	$—

Among other non-current liabilities	—	—

Taxes, which may apply in the event of a disposal of investments in subsidiaries, have not been included in computing the deferred taxes, as the Company anticipates it would liquidate those subsidiaries that can be closed on a tax free basis

FC Global Realty Inc. (formerly PhotoMedex, Inc.) files corporate income tax returns in the United States, both in the Federal jurisdiction and in various State jurisdictions. The Company is subject to Federal income tax examination for calendar years 2014 through 2017 and is also generally subject to various State income tax examinations for calendar years 2014 through 2017. Photo Therapeutics Limited files in the United Kingdom. Radiancy (Israel) Limited files in Israel. The Israeli subsidiary is subject to tax examination for calendar years 2013 through 2017.

The Israeli subsidiary is entitled to reduced tax rates regarding income that is subject to tax pursuant to the “approved enterprise” until end of year 2012 and “preferred enterprise” from year 2013. Other income is subject to the regular corporate income tax rate. For the year 2015 and thereafter, all income in Israel was taxed at the regular corporate income tax rate.

Change in Israel rates. Effective for tax periods beginning 1 January 2014, the standard corporate income tax rate was increased from 25% to 26.5%. On January 4, 2016, the plenary Knesset passed the Law for Amendment of the Income Tax Ordinance No. 216 which provides, inter alia, for a reduction of the Companies Tax rate commencing from 2016 and thereafter by the rate of 1.5% such that the rate will be 25%.

Change in U.K. rates. In addition, effective for tax periods beginning on April 1, 2014, the United Kingdom tax rate was reduced from 23% to 21%. A further enacted decrease in the tax rate to 20% took effect on April 1, 2015. The rate further reduced to 19% effective April 1, 2017. These changes in rate will affect the tax provision with regard to the tax attributes of Photo Therapeutics Limited, the United Kingdom subsidiary.

F-67

Unrecognized Tax Benefits. The Company is subject to income taxation in the U.S., Israel, the U.K., and Colombia. Unrecognized tax benefits reflect the difference between positions taken or expected to be taken on income tax returns and the amounts recognized in the financial statements. Resolution of the related tax positions through negotiations with the relevant tax authorities or through litigation could take years to complete. It is difficult predict the timing of resolution for tax positions since such timing is not entirely within the control of the Company.

The Company and its subsidiaries file income tax returns in all of the countries listed above.

Management conducted an analysis of the facts and law surrounding the then existing income tax uncertainties, and found that such liability as may have arisen was of a much lesser magnitude and is able to be extinguished by loss carryforwards and carrybacks,

Reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at December 31, 2015	$1,921
Additions / Settlements due 2016	—
Balance at December 31, 2016	$1,921
Additions / Settlements due 2017	—
Balance at December 31, 2017	$1,921

Note 16

Significant Customer Concentration:

No single customer accounted for more than 10% of total company revenues of discontinued operations for the years ended December 31, 2017 and 2016.

Note 17

Subsequent Events:

Second Closing under Securities Purchase Agreement

On January 24, 2018, the Company and the Investor, as discussed in Note 13, completed a second closing under the Purchase Agreement, pursuant to which the Investor provided $2,225 to the Company in exchange for 2,225,000 shares of the Company’s Series B Preferred Stock. The issuance of these securities was made in reliance upon an exemption from the registration requirements of Section 5 of the Securities Act of 1933, as amended. The proceeds from this closing shall be used to perform due diligence and invest in Income Generating Properties (as defined in the Purchase Agreement) that have been approved by the Company’s Board of Directors.

Amended and Restated Separation Agreement

On February 12, 2018, the Company entered into an Amended and Restated Separation Agreement (the “Restated Agreement”), pursuant to which the Company has agreed to pay Mr. Stephen Johnson, its former Chief Financial officer, an amount of $123 in 11 installments as follows: the first 6 installments of $10 each, and the following five installments of $12.5 each. The first payment was made on February 15, 2018, and subsequent payments are to be made on or before the 15th day of each succeeding month, with the final installment to be paid on or before December 15, 2018. The Company will also provide a health (medical, dental and/or vision) insurance reimbursement payment for Mr. Johnson and his family, for a period of 11 months, in the agreed upon amount of $3 per month.

In addition, the Company has agreed to issue to Mr. Johnson 271,000 shares of the Company’s common stock, subject to appropriate adjustment for any stock splits, stock or business combinations, recapitalizations or similar events occurring after the date of the Restated Agreement. Those shares will be issued on any business day during the period commencing on the date that is six months after the date of the Restated Agreement and ending on the date that is three business days after such six-month anniversary.

Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On February 20, 2018, the Company received written notification (the “Notice”) from Nasdaq that the closing bid price of its common stock had been below the minimum $1.00 per share for the previous 30 consecutive business days, and that the Company is therefore not in compliance with the requirements for continued listing on Nasdaq under Nasdaq Marketplace Rule 5550(a)(2). The Notice provides the Company with an initial period of 180 calendar days, or until August 19, 2018, to regain compliance with the listing rules. The Company will regain compliance if the closing bid price of its common stock is $1.00 per share or higher for a minimum period of ten consecutive business days during this compliance period, as confirmed by written notification from Nasdaq.

F-68

If the Company does not achieve compliance by August 19, 2018, the Company expects that Nasdaq would provide notice that its securities are subject to delisting from the Capital Market.

Departure and Election of certain Directors

Effective March 4, 2018, Suneet Singal, the Company’s former Chief Executive Officer, has resigned from the Company’s Board of Directors. In addition, effective March 5, 2018, Darrel Menthe has also resigned from the Company’s Board of Directors. Their resignations were not in connection with any known disagreement with the Company on any matter.

Under the provisions of the Stock Purchase Agreement dated December 22, 2017 (see also Note 14), Opportunity Fund I-SS, LLC has notified the Company that it may exercise its right to appoint two replacement directors to the Company’s Board of Directors.

Letter Agreement with OFI

Under the Purchase Agreement, the proceeds from the first closing were to be used for working capital and general corporate purposes, the proceeds from the second closing were to be used to perform due diligence and invest in Income Generating Properties (as defined in the Purchase Agreement) that have been approved by the Board of Directors of the Company, and proceeds from subsequent closings were to be used to invest in Income Generating Properties (as defined in the Purchase Agreement) that have been approved by the Board of Directors of the Company or as otherwise agreed to between the Company and OFI in writing prior to such subsequent closings.

On March 16, 2018, the Company and OFI entered into a letter agreement, pursuant to which OFI agreed that the Company may use all proceeds for the purposes and uses described in a budget agreed to between the Company and OFI at the time the letter agreement was signed. In connection with such letter agreement, the Company agreed to provide OFI, on a quarterly basis, on or prior to 15 days after the end of each quarter, a report that describes, in reasonable detail, the actual expenses incurred, and payments made during such period compared to the expenses and payments specified in the budget for such period, certified by the Chief Financial Officer of the Company.

F-69

GADSDEN GROWTH PROPERTIES, INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2018 AND 2017

F-70

GADSDEN GROWTH PROPERTIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

June 30, 2018
ASSETS
Land	$3,408,443
Cash	645,330
Accounts receivable	145,986
Prepaid expenses and other assets	22,873

Total Assets	$4,222,632

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accounts payable	$1,204,139
Accrued expenses	1,532,087
Accrued interest	191,638
Notes payable (see Note 4)	4,008,090
OID note payable (see Note 4)	54,916
OID notes payable - related parties (see Note 4)	686,533
Total liabilities	7,677,403

Series A preferred stock, $0.01 par value; 25,000,000 shares authorized; 49,482 shares issued and outstanding as of June 30, 2018	1,237,054

Commitments and Contingencies	—

Stockholders’ Deficit:
Common stock, $0.01 par value; 75,000,000 shares authorized; 2,011,000 and 2,009,500 shares issued and outstanding as of June 30, 2018 and December 31, 2017	20,110
Additional paid-in capital	877,140
Accumulated deficit	(5,589,075)
Total Stockholders’ Deficit	(4,691,825)
Total Liabilities and Stockholders’ Deficit	$4,222,632

The accompanying notes are an integral part of these financial statements.

F-71

GADSDEN GROWTH PROPERTIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the six months ended June 30,
	2018	2017
Operating expenses:
General and administrative expenses	$1,214,360	$1,341,898
Total operating expenses	1,214,360	1,341,898

Other (income) expenses:
Consulting income	(408,484)	—
Interest expense	80,393	219,046
Interest expense - related parties	30,273	4,341
Change in fair value of embedded put	—	355,195
Total other (income) expense	$(297,818)	$578,582

Net loss	$(916,542)	$(1,920,480)

The accompanying notes are an integral part of these financial statements.

F-72

GADSDEN GROWTH PROPERTIES, INC.

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

For the six months ended June 30, 2018

(Unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance at December 31, 2017	2,009,500	$20,095	$862,155	$(4,672,533)	$(3,790,283)
Common Stock issued to administrative agent for bridge loan	1,500	15	14,985	—	15,000
Net loss	—	—	—	(916,542)	(916,542)
Balance at June 30, 2018	2,011,000	$20,110	$877,140	$(5,589,075)	$(4,691,825)

The accompanying notes are an integral part of these financial statements.

F-73

GADSDEN GROWTH PROPERTIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the six months ended June 30,
	2018	2017
Cash Flows From Operating Activities:
Net loss	$(916,542)	$(1,920,480)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount and deferred loan costs	75,672	173,434
Change in fair value of embedded put	—	355,195
Notes payable issued for consulting services	—	110,000
Changes in operating assets and liabilities:
Prepaid expense and other assets	(16,250)	—
Accounts receivable	(135,932)	—
Accounts payable	(72,524)	262,685
Accrued expenses	368,961	50,000
Accrued interest	74,014	49,919
Deferred revenue	(187,500)	—
Net cash used in operating activities	(810,101)	(919,247)

Cash Flows From Investing Activities:
Payment of deposits for properties	(100,000)	(325,000)
Net cash used in investing activities	(100,000)	(325,000)

Cash Flows From Financing Activities:
Payment of deferred offering costs	—	(276,991)
Payment of deferred loan costs	(100,000)	(170,000)
Proceeds from bridge loan	1,605,000	—
Proceeds from issuance of convertible notes payable	—	1,199,000
Proceeds from issuance of OID note payable	—	50,000
Proceeds from issuance of OID notes payable to related parties	—	425,000
Net cash provided by financing activities	1,505,000	1,227,009

Net increase (decrease) in cash	594,899	(17,238)

Cash - beginning of the period	50,431	96,899
Cash - ending of the period	$645,330	$79,661

Non-cash financing activities:
Deferred offering costs included in accounts payable and accrued expenses	$6,880	$516,634
Issuance of common stock for administrative agent fee	$15,000	$—
Issuance of preferred Series A stock for legal fees	$50,000	$—
Issuance of preferred Series A stock for land acquisition	$1,187,054	$—
Assumption of debt for land acquisition	$2,121,389	$—

The accompanying notes are an integral part of these financial statements.

F-74

GADSDEN GROWTH PROPERTIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNDAUDITED)

NOTE 1 - NATURE OF OPERATIONS

Gadsden Growth Properties, LLC (“Gadsden LLC”), a Delaware single member limited liability company, was formed on and began operations on June 17, 2016 (“Inception”). Longhorn Lodging, LP was the sole member. Gadsden LLC is the predecessor entity to Gadsden Growth Properties, Inc. (“Gadsden”) and subsidiaries (the “Company”), a Maryland corporation formed on August 11, 2016.

Gadsden’s business strategy will focus primarily on the acquisition, development and management of property across essential service shopping centers, medical office, and mixed-use real property investment segments in secondary and tertiary cities across the United States. Gadsden utilizes an “UPREIT” structure pursuant to which certain property investments will be acquired by issuing limited partnership interests in its operating partnership.

During 2017, the Company attempted to offer shares of its common stock, however, the initial public offering (“IPO”) was not successful and the S-11 was withdrawn on May 14, 2018. The Company had minimal operating activities from inception to June 30, 2018.

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company had a net loss of $0.9 million and $3.8 million for the six months ended June 30, 2018 and the year ended December 31, 2017, respectively, and had net cash used in operating activities of approximately $0.8 million and $1.3 million for the six months ended June 30, 2018 and the year ended December 31, 2017, respectively. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

During the periods presented, the operations of the Company have been funded primarily through the issuance of notes payable. The Company will attempt to secure additional equity or debt financing until such time as its operations are self-sufficient. The Company cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that the Company raises additional funds by issuing equity securities, the Company’s stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact the Company’s ability to conduct business. If the Company is not able to raise additional capital when required or on acceptable terms, the Company may have to significantly delay the purchase of income producing assets which is the Company’s core business strategy.

Management has determined that there is substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might result from this uncertainty.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements include the accounts of Gadsden and its wholly-owned subsidiary, Gadsden TRS, LLC. Intercompany accounts and transactions have been eliminated. In the opinion of the Company’s management, the consolidated financial statements reflect all adjustments, which are normal and recurring in nature, necessary for fair financial statement presentation. The accompanying interim period unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. The condensed consolidated balance sheet as of June 30, 2018, the condensed statements of operations for the six months ended June 30, 2018 and 2017, and the condensed statements of cash flows for the six months ended June 30, 2018 and 2017, are unaudited, but include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of its financial position, operating results and cash flows for the period presented. The results for interim periods are not necessarily indicative of results for a full year or any other period.

F-75

GADSDEN GROWTH PROPERTIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNDAUDITED)

Use of Estimates

The preparation of these consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in these consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates.

Revenue Recognition (consulting income)

The Company derived revenue (consulting income) from consulting services which is presented in other income in the consolidated statements of operations as this is not the primary source of revenue expected from continuing operations. Consulting income is recorded in the period in which the services are rendered and when the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, or services have been rendered, the sales price to the customer is fixed or determinable, and collection is reasonably assured. Consulting income is recorded net of any applicable taxes collected and remitted to governmental agencies.

On December 9, 2017, Gadsden TRS, LLC, a wholly-owned subsidiary of Gadsden, entered into a consulting agreement with a customer for a term through June 30, 2018 (the “Consulting Agreement”) for property management and accounting-related services. On December 12, 2017, the term of the Consulting Agreement was changed to March 31, 2018. Under the Consulting Agreement, the Company recognized other income of $408,484 for consulting services, including reimbursement of expenses for the six months ended June 30, 2018.

Accounting for Income Taxes

The Company is taxed as a C-Corp and the deferred tax assets have been fully reserved. The Company intends to elect and qualify to be taxed as a Real Estate Investment Trust (“REIT”) if and when it becomes a public company.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the six months ended June 30, 2018. The carrying values of cash, accounts receivable and accounts payable approximates their fair values given their short-term nature. At June 30, 2018, the carrying value of all outstanding notes payable approximates the estimated aggregate fair value given their short-term nature.

F-76

GADSDEN GROWTH PROPERTIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNDAUDITED)

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to interest rate, market, or foreign currency risks. The Company evaluates all of its financial instruments, including notes payable, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract. Bifurcated embedded derivatives are recognized at fair value, with changes in fair value recognized in the statement of operations each period. Bifurcated embedded derivatives are classified with the related host contract in the Company’s consolidated balance sheet.

Recent Accounting Pronouncements

In May 2014, FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers”, which will replace most existing revenue recognition guidance in GAAP. The core principle of ASU No. 2014-09 is that an entity should recognize revenue for the transfer of goods or services equal to the amount that it expects to be entitled to receive for those goods or services. ASU No. 2014-09 requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments. ASU No. 2014-09 will be effective for private companies beginning January 1, 2019, including interim periods in 2019, and allows for either retrospective or prospective methods of adoption. The adoption of this pronouncement has no expected impact on the consolidated Company’s financial position, results of operations and cash flows.

In February 2016, FASB issued ASU No. 2016-02, “Leases”, which is intended to improve financial reporting about leasing transactions and requires organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. ASU No. 2016-02 is effective for private companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. As a business whose primary activities will be as an operating lessor of real estate, the Company does not expect the adoption of ASU No. 2016-02 will have a significant impact on the Company’s consolidated financial statements.

In June 2018, the FASB issued Accounting Standards Update (“ASU”) No. 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-based Payment Accounting. The standard expands the scope of Topic 718 to include share-based payments issued to nonemployees for goods or services, simplifying the accounting for share-based payments to nonemployees by aligning it with the accounting for share-based payments to employees, with certain exceptions. The standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years with early adoption permitted, including adoption in an interim period. The Company does not believe the adoption of this standard will have a significant impact on the Company’s consolidated financial statements given the limited number of nonemployee stock-based awards outstanding.

NOTE 3 – COMMITMENTS AND CONTINGENCIES

Leases

The Company leases its corporate office space located in Scottsdale, Arizona on one-year term effective January 1, 2018 for $2,873 per month.

Legal

There are no pending legal proceedings against the Company that are expected to have a material adverse effect on cash flows, financial condition or results of operations.

F-77

GADSDEN GROWTH PROPERTIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNDAUDITED)

Purchase Contracts

In May of 2018, the Company entered into a purchase contract for a percentage of two Delaware Statutory Trusts (“DST”) that each owns a building. The first is the Lippincott DST with a purchase price of $615,000 for a 17% ownership interest. The second is the Hanes DST with a purchase price of $305,000 for a 7% ownership interest. The assets will be closed and transferred when free and clear title has been obtained. To obtain free and clear title, litigation may be necessary, hence there can be no assurance when or if, these transactions will close.

NOTE 4 – DEBT

June 30, 2018
Senior Convertible Notes Payable
Principal value of 10% convertible notes due December 31, 2017	$1,199,000
Senior Convertible Notes Payable Issued for Services - Related Party
Principal value of 10% note payable due September 30, 2017	110,000
Bridge Loan
Principal value of 10% note payable due September 30, 2018	1,605,000
Deferred loan costs	(128,910)
Carrying value of bridge loan payable	1,476,090
GCA Loan
Principal value of 12% note payable upon liquidity event (publicly listed)	1,223,000
Total outstanding notes	4,008,090

OID Note Payable
Principal value of 0% OID note payable due December 31, 2018	57,500
Debt discount	(2,584)
Carrying value of OID Note Payable	$54,916
OID Notes Payable - Related Parties
Principal value of 0% OID notes payable to related parties due December 31, 2018	718,750
Debt discount	(32,217)
Carrying value of OID Notes Payable to related parties	$686,533

Senior Convertible Notes Payable

Between January 1, 2017 and February 28, 2017, the Company issued senior convertible notes payable for aggregate gross proceeds of $1,199,000. The notes bear interest at a rate of 10% per annum and were due on December 31, 2017. The Company obtained majority consent from the noteholders to modify and convert these notes into Series C Preferred Stock at the gross price offered to investors in the first closing of the private placement that occurred on October 31, 2018.

The notes included a conversion feature which was considered a contingent redemption provision (i.e., a contingent embedded put). The Company evaluated the embedded put feature in accordance with Accounting Standards Codification (“ASC”) 815-15-25. The embedded put is not clearly and closely related to the debt host instrument and therefore has been separately measured at fair value, with subsequent changes in fair value recognized in the Consolidated Statements of Operations.

The proceeds received upon issuing these notes was first allocated to the fair value of the embedded put with the remainder to the debt host instrument, resulting in a discount of approximately $473,000 to the initial carrying amount of the notes. The discount was amortized to interest expense over the term of the debt. The Company amortized the entire discount, approximately $473,000, to interest expense in the year ended December 31, 2017. Additionally, the Company recognized a gain on the value of the embedded put, approximately $473,000, in the year ended December 31, 2017 due to the estimated decrease in fair value of the put.

F-78

GADSDEN GROWTH PROPERTIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNDAUDITED)

Senior Convertible Note Payable Issued for Services to Related Party

On February 28, 2017, the Company issued a senior convertible note payable to SAI (an entity controlled by our Chairman, Larry Finger), with a principal balance of $110,000, in exchange for consulting services. The note bears interest at a rate of 10% per annum and was due on September 30, 2017. Subsequent to June 30, 2018, the note has been modified to fix the obligations to $115,000 and provide for the conversion of its capital stock that is offered at the next material private placement or other offering at the same terms as offered to unaffiliated investors. Accordingly, this note received $115,000 of Gadsden Series C Preferred Stock at the gross price offered in the first closing of the private placement that occurred on October 31, 2018.

OID Notes Payable to Related Parties

Starting in May through September 2017, the Company issued zero coupon notes payable to certain related parties with an aggregate principal balance of $718,750 for aggregate gross proceeds of $625,000, resulting in an original issue discount of $93,750 to the initial principal balance of the notes (the “OID Notes Payable – Related Party”). The OID Notes Payable – Related Party are due the earlier of the closing of the Company’s planned IPO or December 31, 2018. The discount is being amortized to interest expense over the term of the note using the effective interest method. The Company amortized $30,273 and $4,341 to interest expense in the six months ended June 30, 2018 and 2017, respectively.

OID Note Payable

In June 2017, the Company issued a zero coupon note payable with an aggregate principal balance of $57,500 for aggregate gross proceeds of $50,000, resulting in an original issue discount of $7,500 to the initial principal balance of the notes (the “OID Notes Payable”). The OID Notes Payable are due the earlier of the closing of the Company’s planned IPO or December 31, 2018. Holders of the OID notes payable may accelerate the principal balance of the notes if the Company abandons its planned IPO and a majority of the note holders elect to accelerate the notes. The discount is being amortized to interest expense over the term of the debt using the effective interest method. The Company amortized $2,429 and $115 to interest expense in the six months ended June 30, 2018 and 2017, respectively.

Bridge Loan

On June 4, 2018, we entered into a Loan and Security Agreement with The Pigman Companies, LLC, as the administrative agent, and investors under such agreement (the “Secured Bridge Loan Agreement”). From such date to June 30, 2018, we raised approximately $1,605,000 of secured loans (the “Bridge Loans”) that were due September 30, 2018. On July 30, 2018 we raised another $250,000 with the total outstanding as of July 31, 2018 being $1,855,000. The Bridge Loans are the direct obligations of our operating partnership (“Gadsden Growth Properties L.P.”) and fully guaranteed by the Company. We pledged all our assets as security under the Secured Bridge Loan Agreement. The Bridge Loans incur interest at 10% per annum, determined based on a 360-day year, and provide an additional 5% per annum during the period that the Bridge Loans are in default. The interest on the Bridge Loans is payable on the maturity date. Common shares will be issued for the bridge loan equity bonus fee in the amount of the principal balance 30 days after the date the Company is listed on a public exchange. On October 31, 2018, the aggregate amount of principal and interest of $1,935,819 was paid. As principal and interest was paid in full, the equity bonus fee is the only remaining obligation.

GCA Loan

On June 30, 2018, the Company assumed a loan to GCA Financial as part of the acquisition of the Sacramento home lots (see Note 5). The principal amount assumed was $1,223,000 and has a 12% per annum interest rate. Interest will accrue and be payable with the principal upon a liquidity event of the Company.

F-79

GADSDEN GROWTH PROPERTIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNDAUDITED)

NOTE 5 – ASSET ACQUISITIONS

Sacramento Home Lots

Roseville Road is a 9.63-acre, approximately 65 home, small lot single family detached development located in Sacramento County. Jessie Avenue is a 13.68-acre, 94 home, small lot single family detached development located in Sacramento County. On June 30, 2018, Gadsden purchased Jessie Avenue and Roseville Road located in Sacramento California that are entitled for development for $3,408,443. Gadsden paid the following consideration for such properties: 47,482 shares of its Series A Preferred Stock (based on a valuation of $25.00 per share) and assumed debt and certain liabilities on the properties in an amount equal to $2,121,389.

NOTE 6 – REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

Preferred Stock

The Company is authorized to issue 25,000,000 shares of preferred stock with a par value of $0.01 per share. As of June 30, 2018, there were 49,482 shares of Series A Preferred Stock issued and outstanding that are subject to redemption. The redeemable preferred stock provides for payment to the Series A holders, equal to the Series A original issue price plus accrued but unpaid dividends upon a deemed liquidation event. One such deemed liquidation event is the Company’s failure to maintain listed common shares after the listing deadline. It also allows for redemption by the holder upon a listing failure. A listing failure or failure to maintain listed common share after the listing deadline are not in the Company’s control and thus it is classified as temporary equity on the accompanying consolidated balance sheet.

The Company designated 15,000,000 shares of preferred stock as Series B Non-Voting Convertible Preferred Stock (“Gadsden Series B Preferred Stock”) with a par value of $0.01 per share. All shares of the Gadsden Series B Preferred Stock will be converted into shares of Gadsden’s common stock on the date that Gadsden’s shares of common stock are registered under the Securities Act or the Exchange Act. The conversion of the Gadsden Series B Preferred Stock is automatic and does not require the approval or consent of any holder of Gadsden Series B Preferred Stock. As of June 30, 2018, there were no preferred shares issued or outstanding.

Common Stock

The Company is authorized to issue 75,000,000 shares of common stock with a par value of $0.01 per share.

NOTE 7 – SUBSEQUENT EVENTS

On July 10, 2018, the Company acquired all the interests in T9, a debtor in bankruptcy, that through its wholly owned subsidiaries, owns a property, the T9 Property, which is a 65-acre, mixed-use, transit-oriented master planned community entitled for up to, approximately: (i) 2,200 dwelling units, (ii) 840,000 square feet of office space, (iii) 120,900 square feet of retail space and (iv) 20 acres of open space. Gadsden purchased the limited liability company interests in T9 for an enterprise value of approximately $88,000,000, less the senior mortgage debt at the closing of approximately $55,587,130. The purchase price for the T9 LLC Interests was $32,412,870, which was paid by the issuance of (i) $4,843,000 in value of Gadsden Series A Preferred Stock (193,720 shares); (ii) $21,709,830 in value of Gadsden Series B Preferred Stock (2,170,983 shares); and (ii) $5,860,040 in value of Gadsden common stock (586,004 shares). There is a debtor in possession, or DIP, financing facility of $10,000,000 in the bankruptcy case, of which $3,100,000 has been drawn as of June 30, 2018. The interest on such DIP financing is 10% per annum, compounded annually. Gadsden’s current plan is to sell the asset, which Gadsden believes would have a value (net of claims in the bankruptcy case) of up to $14,258,000 in a sale under Section 363 of the Bankruptcy Code, and reinvest the net cash proceeds in strategic real estate assets, that are aligned with Gadsden’s core investment strategy in Essential Service Shopping Centers (“ESSCs”). Gadsden’s purchase agreement for T9 provides for an adjustment to the purchase price in the event the T9 Property is sold in a sale under Section 363 under the Bankruptcy Code.

Gadsden’s purchase of the T9 LLC Interests may be subject to certain judgment liens of one of the sellers, First Capital Real Estate Partnership, L.P., as well as the rights of its other secured creditors.

F-80

GADSDEN GROWTH PROPERTIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNDAUDITED)

Presidential Realty Corporation and its operating partnership, Presidential Realty Operating Partnership, LP (collectively referred to as Presidential) have asserted a claim in the Bankruptcy Case in an unspecified amount, and specifically that they own 66% of the T9 LLC Interests that were sold to Gadsden by First Capital Real Estate Partnership, L.P., or approximately 61% of T9, on the basis of an interest contribution agreement, dated as of December 16, 2016, among such parties. Gadsden has commenced an adversarial proceeding in the Bankruptcy Case against Presidential that Presidential does not own any such interests in T9 because certain conditions precedent obligations of Presidential were not satisfied.

Gadsden’s purchase agreement for T9 provides Gadsden with indemnification rights, including the right to settle such claims and offset the payment or obligations and losses that Gadsden incurs from the capital stock that was issued by Gadsden as the purchase price consideration. Such capital stock is held in escrow pending resolution of any such claims and Gadsden believes this is of sufficient value to settle any such claims. There can be no assurance as to the outcome of this proceeding to resolve the claims by Presidential.

Gadsden expects to sell the T9 Property under Section 363 of the Bankruptcy Code. Gadsden has retained Colliers International and Keen-Summit as brokers to handle the sales process and market the T9 Property. Gadsden has received an offer that is sufficient to pay-off all creditor claims and provide a return to Gadsden on account of its equity in T9. Gadsden’s plan is to sell the property prior to a Stipulation Termination Event, and use the net proceeds to invest in its core investment strategy. Gadsden has received the acceptance of its offer to sell the T9 Property for a gross cash price of approximately $75,000,000, less the secured debt and are negotiating the terms of a definitive purchase agreement that will be subject to the bankruptcy court approval. If Gadsden sells the T9 Property for this amount, then under the terms of its purchase agreement for T9, Gadsden will reduce the $88,000,000 purchase price by approximately $13,000,000. Gadsden estimates net proceeds to it from this proposed sale to be approximately $14,258,000, or approximately $5,601,000 if Presidential is entitled to its claim of approximately 61% of the equity interests in T9. If Presidential is entitled to its claim, then Gadsden will offset and cancel shares held in escrow by the amount of its losses arising from such claim.

The Company has a letter of intent to acquire Mission Hills in the second quarter of 2019. Mission Hills is a mixed-use development located in Fremont, California. The Company expects to purchase the commercial condominium portion of this property with an option to purchase the residential portion. Mission Hills is planned to have approximately 160 residential units and 53,900 square feet of commercial retail space. Gadsden is negotiating to purchase the retail portion of this parcel for a cash purchase price of approximately $40 million that may be funded, in part, by an additional investment in its Series A Preferred Stock by the holders of its Series A Preferred Stock.

The Company has a letter of intent to acquire Strawberry Ranch in the fourth quarter of 2018. Strawberry Ranch is a land parcel of approximately 7,000 acres in the Wasatch Mountains, Utah near the Strawberry reservoir, and is closest to the Aspen Grove Marina access to the reservoir. Strawberry Ranch has approvals for development for a variety of uses and that Gadsden expects will be a family-centered recreational development. The land has been approved for approximately 200 cabins, 270 townhomes, 700 building lots, lodges and clubhouses, 120 storage units, 70 RV pads, restaurants and commercial stores. Gadsden expects to purchase this land parcel for $35,000,000 plus $1,750,000 in acquisition fees. Gadsden is negotiating to purchase the property for a purchase price that may be funded, in part, with its capital stock, or units in its operating partnership, and first or other mortgage debt that reflects customary market terms.

F-81

GADSDEN GROWTH PROPERTIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNDAUDITED)

On October 31, 2018, Gadsden completed an offering of $2,300,000 of Gadsden Series C Preferred Stock at a price per share of $10.00, which is referred to herein as the private placement. National Securities Corporation, who acted as placement agent for the private placement, received (i) a placement fee equal to 10.0% of the gross proceeds of the shares sold in the private placement and (ii) a seven-year warrant to purchase 9,200 shares of Gadsden Series C Preferred Stock, which is equal to 4% of the gross proceeds of the shares sold in the private placement, divided by $10.00 per share. This warrant has an exercise price of $10.00 per share and may be exercised on a cashless basis. The proceeds from the private placement were used to pay off the bridge loan in full and operating capital. In conjunction with closing the private placement, we obtained majority consent from the convertible noteholders to modify and convert their notes in the amount of $1,309,000 plus accrued interest into 266,983 shares of Series C Preferred Stock at the gross price offered to investors in the first closing of the private placement that occurred on October 31, 2018.

The Company has evaluated subsequent events through the filing of these financial statements and determined there were no other events that have occurred as of the filing of these consolidated financial statements that would require adjustments to or disclosures to the consolidated financial statements.

F-82

GADSDEN GROWTH PROPERTIES, INC.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2017 AND 2016

F-83

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Gadsden Growth Properties, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Gadsden Growth Properties, Inc. (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year ended December 31, 2017 and the period from June 17, 2016 (Inception) through December 31, 2016, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2017 and 2016, and the consolidated results of its operations and its cash flows for the year ended December 31, 2017 and the period from June 17, 2016 (Inception) through December 31, 2016, respectively, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has sustained net losses and has used net cash in operating activities since inception, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ EisnerAmper LLP

We have served as the Company’s auditor since 2016.

EISNERAMPER LLP

New York, New York

November 8, 2018

F-84

GADSDEN GROWTH PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2017	December 31, 2016
ASSETS
Cash	$50,431	$96,899
Accounts receivable	10,054	—
Prepaid expenses and other assets	6,623	1,472
Deferred offering costs	—	349,043
Total Assets	$67,108	$447,414

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accounts payable	$1,269,783	$270,364
Accrued expenses	264,737	200,156
Accrued interest	117,624	—
Deferred consulting income	187,500	—
Convertible notes payable (see Note 4)	1,309,000	—
OID note payable (see Note 4)	52,487	—
OID notes payable - related parties (see Note 4)	656,260	—
Total liabilities	3,857,391	470,520

Commitments and Contingencies	—	—

Stockholders’ Deficit:
Preferred stock, $0.01 par value; 25,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value; 75,000,000 shares authorized; 2,009,500 shares issued and outstanding	20,095	20,095
Additional paid-in capital	862,155	862,155
Accumulated deficit	(4,672,533)	(905,356)
Total Stockholders’ Deficit	(3,790,283)	(23,106)
Total Liabilities and Stockholders’ Deficit	$67,108	$447,414

The accompanying notes are an integral part of these financial statements.

F-85

GADSDEN GROWTH PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended December 31, 2017	For the Period from June 17, 2016 (Inception) through December 31, 2016
Operating expenses:
General and administrative expenses	$2,653,335	$905,356
Total operating expenses	2,653,335	905,356

Other (income) expenses:
Consulting income	(122,554)	—
Interest expense	594,328	—
Interest expense - related parties	31,260	—
Deferred offering costs	1,083,980	—
Change in fair value of embedded put	(473,172)	—
Total other (income) expenses	1,113,842	—

Net loss	$(3,767,177)	$(905,356)

The accompanying notes are an integral part of these financial statements.

F-86

GADSDEN GROWTH PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

For the year ended December 31, 2017 and for the Period

from June 17, 2016 (Inception) through December 31, 2017

	Common Stock		Additional Paid-in Capital	Member’s Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Founders equity granted to CEO	—	$—	$—	$2,500	$—	$2,500
Initial contribution of equity to predecessor as of June 17, 2016	—	—	—	175,000	—	175,000
Issuance of common stock in exchange for equity of predecessor	600,000	6,000	171,500	(177,500)	—	—
Issuance of common stock	1,409,500	14,095	690,655	—	—	704,750
Net loss	—	—	—	—	(905,356)	(905,356)
Balance at December 31, 2016	2,009,500	20,095	862,155	—	(905,356)	(23,106)
Net loss	—	—	—	—	(3,767,177)	(3,767,177)
Balance at December 31, 2017	2,009,500	$20,095	$862,155	$—	$(4,672,533)	$(3,790,283)

The accompanying notes are an integral part of these financial statements.

F-87

GADSDEN GROWTH PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2017	For the Period from June 17, 2016 (Inception) through December 31, 2016
Cash Flows From Operating Activities:
Net loss	$(3,767,177)	(905,356)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount on OID notes payable	506,919	—
Change in fair value of embedded put	(473,172)	—
Convertible note payable issued for consulting services - related party	110,000	—
Write-off of deferred offering costs	1,083,980	—
Changes in operating assets and liabilities:
Prepaid expense and other assets	(5,151)	(1,472)
Accounts receivable	(10,054)	—
Accounts payable and accrued expenses	1,046,624	323,096
Deferred revenue	187,500	—
Net cash used in operating activities	(1,320,531)	(583,732)

Cash Flows From Financing Activities:
Proceeds received from issuance of common stock	—	704,750
Payment of deferred offering costs	(599,937)	(201,619)
Contribution from member in exchange for issuance of common stock	—	177,500
Proceeds from issuance of convertible notes payable	1,199,000	—
Proceeds from issuance of OID notes payable	50,000	—
Proceeds from issuance of OID notes payable - related parties	625,000	—
Net cash provided by financing activities	1,274,063	680,631

Net increase (decrease) in cash	(46,468)	96,899

Cash - beginning of the period	96,899	—
Cash - ending of the year	$50,431	96,899

Non-cash financing activities:
Deferred offering costs included in accounts payable and accrued expenses	$135,000	$147,424

The accompanying notes are an integral part of these financial statements.

F-88

GADSDEN GROWTH PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - NATURE OF OPERATIONS

Gadsden Growth Properties, LLC (“Gadsden LLC”), a Delaware single member limited liability company, was formed on and began operations on June 17, 2016 (“Inception”). Longhorn Lodging, LP was the sole member.  Gadsden LLC is the predecessor entity to Gadsden Growth Properties, Inc. (“Gadsden”) and subsidiaries (the “Company”), a Maryland corporation formed on August 11, 2016.

During 2017, the Company attempted to offer up to an aggregate of 3,500,000 of shares of its common stock, however, the initial public offering (“IPO”) was not successful and the S-11 was withdrawn on May 14, 2018. The Company had minimal operating activities from inception to December 31, 2017.

Gadsden’s business strategy will focus primarily on the acquisition, development and management of property across essential service shopping centers, medical office, and mixed-use real property investment segments in secondary and tertiary cities across the United States. Gadsden utilizes an “UPREIT” structure pursuant to which certain property investments will be acquired by issuing limited partnership interests in its operating partnership.

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company had net losses of approximately $3.8 million and $0.9 million for the year ended December 31, 2017 and the period from June 17, 2016 (Inception) through December 31, 2016, respectively, and had net cash used in operating activities of approximately $1.3 million and $0.6 million for the year ended December 31, 2017 and the period from June 17, 2016 (Inception) through December 31, 2016, respectively. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

During the periods presented, the operations of the Company have been funded primarily through the issuance of notes payable. The Company will attempt to secure additional equity or debt financing until such time as its operations are self-sufficient. The Company cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that the Company raises additional funds by issuing equity securities, the Company’s stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact the Company’s ability to conduct business. If the Company is not able to raise additional capital when required or on acceptable terms, the Company may have to significantly delay the purchase of income producing assets which is the Company’s core business strategy.

Management has determined that there is substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might result from this uncertainty.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements include the accounts of Gadsden and its wholly-owned subsidiary, Gadsden TRS, LLC. Intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in these consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates.

F-89

GADSDEN GROWTH PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenue Recognition (consulting income)

The Company derives revenue (consulting income) from consulting services which is presented in other income in the consolidated statements of operations as this if not the primary source of revenue expected from continuing operations. Consulting income is recorded in the period in which the services are rendered and when the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, or services have been rendered, the sales price to the customer is fixed or determinable, and collection is reasonably assured. Consulting income is recorded net of any applicable taxes collected and remitted to governmental agencies.

On December 9, 2017, Gadsden TRS, LLC, a wholly-owned subsidiary of Gadsden, entered into a consulting agreement with a customer for a term through June 30, 2018 (the “Consulting Agreement”) for property management and accounting-related services. On December 12, 2017, the term of the Consulting Agreement was changed to March 31, 2018. Under the Consulting Agreement, the Company recognized other income of $122,554 for consulting services, including reimbursement of expenses for the year ended December 31, 2017 and recorded $187,500 of deferred consulting income for payments received from the customer for services not yet rendered.

Deferred Consulting Income

Deferred consulting income primarily consists of amounts that have been billed to or received from customers in advance of revenue recognition and prepayments received from customers in advance for consulting services. The Company recognizes deferred consulting income as other income when the services are performed, and the corresponding revenue recognition criteria are met. Deferred consulting income that is expected to be recognized as other income during the succeeding twelve-month period is recorded as a liability in deferred consulting income.

Accounting for Income Taxes

The Company is taxed as a C-Corp and the deferred tax assets have been fully reserved. The Company intends to elect and qualify to be taxed as a Real Estate Investment Trust (“REIT”) if and when it becomes a public company.

Deferred Offering Costs

Deferred offering costs consisted of legal, accounting, underwriting fees and other costs incurred that were directly related to the planned IPO. For the year ended December 31, 2017, the Company wrote off approximately $349,000 of deferred offering costs incurred during 2016 and $735,000 incurred during 2017 due to the unsuccessful IPO in 2017.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

F-90

GADSDEN GROWTH PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the year ended December 31, 2017. The carrying values of cash, accounts receivable and accounts payable approximate their fair values given their short-term nature. At December 31, 2017, the carrying value of all outstanding notes payable approximate the estimated aggregate fair value given their short-term nature.

The proceeds received upon issuing the senior convertible notes was first allocated to the fair value of the embedded put with the remainder to the debt host instrument, resulting in a discount of approximately $473,000 to the initial carrying amount of the notes. The discount was amortized to interest expense over the term of the debt. The Company amortized the entire discount, approximately $473,000, to interest expense in the year ended December 31, 2017. Additionally, the Company recognized a gain on the value of the embedded put, approximately $473,000, in the year ended December 31, 2017 due to the estimated decrease in fair value of the put resulting from the unsuccessful IPO.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to interest rate, market, or foreign currency risks. The Company evaluates all of its financial instruments, including notes payable, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract. Bifurcated embedded derivatives are recognized at fair value, with changes in fair value recognized in the statement of operations each period. Bifurcated embedded derivatives are classified with the related host contract in the Company’s balance sheet.

Recent Accounting Pronouncements

In May 2014, Financial Accounting Standards Board “FASB” issued Accounting Standards Update “ASU” No. 2014-09, “Revenue from Contracts with Customers”, which will replace most existing revenue recognition guidance in GAAP. The core principle of ASU No. 2014-09 is that an entity should recognize revenue for the transfer of goods or services equal to the amount that it expects to be entitled to receive for those goods or services. ASU No. 2014-09 requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments. ASU No. 2014-09 will be effective for private companies beginning January 1, 2019, including interim periods in 2019 and allows for either retrospective or modified retrospective methods of adoption. The adoption of this pronouncement is not expected to have an impact on the Company’s consolidated financial position, results of operations and cash flows.

In February 2016, FASB issued ASU No. 2016-02, “Leases”, which is intended to improve financial reporting about leasing transactions and requires organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. ASU No. 2016-02 is effective for private companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. As a business whose primary activities will be as an operating lessor of real estate, the Company does not expect the adoption of ASU No. 2016-02 will have a significant impact on the Company’s consolidated financial statements.

In June 2018, the FASB issued ASU No. 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-based Payment Accounting. The standard expands the scope of Topic 718 to include share-based payments issued to nonemployees for goods or services, simplifying the accounting for share-based payments to nonemployees by aligning it with the accounting for share-based payments to employees, with certain exceptions. The standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years with early adoption permitted, including adoption in an interim period. The Company does not believe the adoption of this standard will have a significant impact on the Company’s consolidated financial statements given the limited number of nonemployee stock-based awards outstanding.

F-91

GADSDEN GROWTH PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – COMMITMENTS AND CONTINGENCIES

Leases

Under an informal arrangement, the Company leases its corporate office space located in Scottsdale, Arizona on a month-to-month basis for $1,476 per month.

Legal

There are no pending legal proceedings against the Company that are expected to have a material adverse effect on the Company’s consolidated cash flows, financial condition or results of operations.

NOTE 4 – DEBT

December 31, 2017
Senior Convertible Notes Payable
Principal value of 10% convertible notes due December 31, 2017	$1,199,000
Senior Convertible Note Payable Issued for Services - Related Party
Principal value of 10% note payable due September 30, 2017	110,000
Total Convertible Notes Payable	1,309,000
OID Note Payable
Principal value of 0% OID note payable due December 31, 2018	57,500
Debt discount	(5,013)
Carrying value of OID Note Payable	$52,487
OID Notes Payable - Related Parties
Principal value of 0% OID notes payable to related parties due December 31, 2018	718,750
Debt discount	(62,490)
Carrying value of OID Notes Payable to related parties	$656,260

Senior Convertible Notes Payable

Between January 1, 2017 and February 28, 2017, the Company issued senior convertible notes payable for aggregate gross proceeds of $1,199,000. The notes bear interest at a rate of 10% per annum and were due on December 31, 2017. The Company obtained majority consent from the noteholders to modify and convert these notes into Series C Preferred Stock at the gross price offered to investors in the first closing of the private placement that occurred on October 31, 2018 (also see Note 6).

The notes included a conversion feature which was considered a contingent redemption provision (i.e., a contingent embedded put). The Company evaluated the embedded put feature in accordance with ASC 815-15-25. The embedded put is not clearly and closely related to the debt host instrument and therefore has been separately measured at fair value, with subsequent changes in fair value recognized in the Consolidated Statements of Operations.

The proceeds received upon issuing these notes was first allocated to the fair value of the embedded put with the remainder to the debt host instrument, resulting in a discount of approximately $473,000 to the initial carrying amount of the notes. The discount was amortized to interest expense over the term of the debt. The Company amortized the entire discount, approximately $473,000, to interest expense in the year ended December 31, 2017. Additionally, the Company recognized a gain on the value of the embedded put, approximately $473,000, in the year ended December 31, 2017 due to the decrease in fair value of the put.

F-92

GADSDEN GROWTH PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Senior Convertible Note Payable Issued for Services – related party

On February 28, 2017, the Company issued a senior convertible note payable to SAI (an entity controlled by our Chairman, Larry Finger), with a principal balance of $110,000, in exchange for consulting services. The note bears interest at a rate of 10% per annum and was due on September 30, 2017. Subsequent to June 30, 2018, the note has been modified to fix the obligations to $115,000 and provide for the conversion of its capital stock that is offered at the next material private placement or other offering at the same terms as offered to unaffiliated investors. Accordingly, this note received $115,000 of Gadsden Series C Preferred Stock at the gross price offered in the first closing of the private placement that occurred on October 31, 2018 (also see Note 6).

OID Notes Payable to Related Parties

Starting in May through September 2017, the Company issued zero coupon notes payable to certain related parties (entities controlled by two members of the board) with an aggregate principal balance of $718,750 for aggregate gross proceeds of $625,000 with effective interest rates ranging from 8.66% to 10.89%, resulting in an original issue discount of $93,750 to the initial principal balance of the notes (the “OID Notes Payable – Related Parties”). The OID Notes Payable – Related Parties are due the earlier of the closing of the Company’s planned IPO which has not happened or December 31, 2018. The discount is being amortized to interest expense over the term of the note using the effective interest method. The Company amortized $31,260 to interest expense in the year ended December 31, 2017.

OID Note Payable

In June 2017, the Company issued zero coupon note payable with an aggregate principal balance of $57,500 for aggregate gross proceeds of $50,000 with an effective interest rate of 9.2%, resulting in an original issue discount of $7,500 to the initial principal balance of the note (the “OID Notes Payable”). The OID Note Payable is due the earlier of the closing of the Company’s planned IPO which has happened or December 31, 2018. The holder of the OID note payable may accelerate the principal balance of the note if the Company abandons its planned IPO and the note holder elects to accelerate the note. The discount is being amortized to interest expense over the term of the note using the effective interest method. The Company amortized $2,487 to interest expense in the year ended December 31, 2017.

NOTE 5 – STOCKHOLDERS’ DEFICIT

Preferred Stock

The Company is authorized to issue 25,000,000 shares of preferred stock with a par value of $0.01 per share. The Company designated 1,600,000 shares of the preferred stock as Series A Preferred Stock. The redeemable preferred stock provides for payment to the Series A holders, equal to the Series A original issue price plus accrued but unpaid dividends upon a deemed liquidation event.  One such deemed liquidation event is the Company’s failure to maintain listed common shares after the listing deadline. It also allows for redemption by the holder upon a listing failure.  A listing failure or failure to maintain listed common share after the listing deadline are not in the Company’s control and thus it is classified as temporary equity on the accompanying consolidated balance sheet.

The Company designated 15,000,000 shares of preferred stock as Series B Non-Voting Convertible Preferred Stock (“Gadsden Series B Preferred Stock”) with a par value of $0.01 per share. All shares of the Gadsden Series B Preferred Stock will be converted into shares of Gadsden’s common stock on the date that Gadsden’s shares of common stock are registered under the Securities Act or the Exchange Act. The conversion of the Gadsden Series B Preferred Stock is automatic and does not require the approval or consent of any holder of Gadsden Series B Preferred Stock.

As of December 31, 2017, and 2016, there were no preferred shares issued or outstanding.

F-93

GADSDEN GROWTH PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Common Stock

The Company is authorized to issue 75,000,000 shares of common stock with a par value of $0.01 per share.

Upon formation of Gadsden Growth Properties, Inc., the Company issued an aggregate of 600,000 shares of its common stock to a stockholder in exchange for 250,000 of founders shares granted on April 25, 2016 and such stockholder’s contribution of $175,000 for 350,000 shares in the predecessor entity, Gadsden LLC. In addition, the Company issued an aggregate of 1,409,500 shares of its common stock for aggregate proceeds of approximately $705,000 from Inception to December 31, 2016. As of December 31, 2017, the Company had 2,009,500 shares of common stock issued and outstanding.

NOTE 6 – SUBSEQUENT EVENTS

On February 13, 2018, the Company amended its Consulting Agreement to extend the term through June 30, 2018 and increase the monthly consulting fee from $75,000 to $90,000 (effective March 1, 2018) per month for the remainder of the term.

In May of 2018, the Company entered into a purchase contract for a percentage of two Delaware Statutory Trusts (“DST”) that each owns a building. The first is the Lippincott DST with a purchase price of $615,000 for a 17% ownership interest. The second is the Hanes DST with a purchase price of $305,000 for a 7% ownership interest. The assets will not close and transfer until free and clear title has been obtained. To obtain free and clear title, litigation may be necessary, hence there can be no assurances when or if, these transactions will close.

On June 4, 2018, the Company entered into a Loan and Security Agreement with The Pigman Companies, LLC, as the administrative agent, and investors under such agreement (the “Secured Bridge Loan Agreement”). From such date to June 30, 2018, The Company raised approximately $1,605,000 of secured loans (the “Bridge Loans”) that were due September 30, 2018. On July 30, 2018, the Company raised another $250,000 with the total outstanding being $1,855,000. The Bridge Loans are the direct obligations of our operating partnership (“Gadsden Growth Properties L.P.”) and fully guaranteed by the Company. We pledged all our assets as security under the Secured Bridge Loan Agreement. The Bridge Loans incur interest at 10% per annum, determined based on a 360-day year, and provide an additional 5% per annum during the period that the Bridge Loans are in default. The interest on the Bridge Loans is payable on the maturity date. Common shares will be issued for the bridge loan equity bonus fee in the amount of the principal balance 30 days after the date the Company is listed on a public exchange. On October 31, 2018, the aggregate amount of principal and interest of $1,935,819 was paid. As principal and interest was paid in full, the equity bonus fee is the only remaining obligation.

On June 7, 2018, the Company entered into an agreement to purchase Valley Center, a 98-acre mixed use development property in San Diego County, CA. Per the terms of the agreement we deposited $100,000 in escrow. On July 17, 2018, the Company received notice that the property was placed in bankruptcy by the seller and the Company subsequently filed an unsecured creditor claim with the court. The deposit was written off as of June 30, 2018.

On June 30, 2018, the Company acquired land with residential lots for development in West Sacramento, CA. Roseville Road is a 9.63-acre, approximately 65 home, small lot single family detached development located in Sacramento County. Jessie Avenue is a 13.68-acre, 94 home, small lot single family detached development located in Sacramento County. Gadsden purchased Jessie Avenue and Roseville Road located in Sacramento California that are entitled for development for $3,408,443. The Company paid the following consideration for such properties: 47,482 shares of its Series A Preferred Stock (based on a valuation of $25.00 per share). Gadsden’s acquisition subsidiary also assumed debt and certain liabilities on the properties in an amount equal to $2,121,389.

F-94

GADSDEN GROWTH PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On July 10, 2018, the Company acquired all the interests in T9, a debtor in bankruptcy, that through its wholly owned subsidiaries, owns a property, the T9 Property, which is a 65-acre, mixed-use, transit-oriented master planned community entitled for up to, approximately: (i) 2,200 dwelling units, (ii) 840,000 square feet of office space, (iii) 120,900 square feet of retail space and (iv) 20 acres of open space. Gadsden purchased the limited liability company interests in T9 for an enterprise value of approximately $88,000,000, less the senior mortgage debt at the closing of approximately $55,587,130. The purchase price for the T9 LLC Interests was $32,412,870, which was paid by the issuance of (i) $4,843,000 in value of Gadsden Series A Preferred Stock (193,720 shares); (ii) $21,709,830 in value of Gadsden Series B Preferred Stock (2,170,983 shares); and (ii) $5,860,040 in value of Gadsden common stock (586,004 shares). There is a debtor in possession, or DIP, financing facility of $10,000,000 in the bankruptcy case, of which $3,100,000 has been drawn as of June 30, 2018. The interest on such DIP financing is 10% per annum, compounded annually. Gadsden’s current plan is to sell the asset, which Gadsden believes would have a value (net of claims in the bankruptcy case) of up to $14,258,000 in a sale under Section 363 of the Bankruptcy Code, and reinvest the net cash proceeds in strategic real estate assets, that are aligned with Gadsden’s core investment strategy in Essential Service Shopping Centers (“ESSCs”). Gadsden’s purchase agreement for T9 provides for an adjustment to the purchase price in the event the T9 Property is sold in a sale under Section 363 under the Bankruptcy Code.

Gadsden’s purchase of the T9 LLC Interests may be subject to certain judgment liens of one of the sellers, First Capital Real Estate Partnership, L.P., as well as the rights of its other secured creditors.

Presidential Realty Corporation and its operating partnership, Presidential Realty Operating Partnership, LP (collectively referred to as Presidential) have asserted a claim in the Bankruptcy Case in an unspecified amount, and specifically that they own 66% of the T9 LLC Interests that were sold to Gadsden by First Capital Real Estate Partnership, L.P., or approximately 61% of T9, on the basis of an interest contribution agreement, dated as of December 16, 2016, among such parties. Gadsden has commenced an adversarial proceeding in the Bankruptcy Case against Presidential that Presidential does not own any such interests in T9 because certain conditions precedent obligations of Presidential were not satisfied.

Gadsden’s purchase agreement for T9 provides Gadsden with indemnification rights, including the right to settle such claims and offset the payment or obligations and losses that Gadsden incurs from the capital stock that was issued by Gadsden as the purchase price consideration. Such capital stock is held in escrow pending resolution of any such claims and Gadsden believes this is of sufficient value to settle any such claims. There can be no assurance as to the outcome of this proceeding to resolve the claims by Presidential.

Gadsden expects to sell the T9 Property under Section 363 of the Bankruptcy Code. Gadsden has retained Colliers International and Keen-Summit as brokers to handle the sales process and market the T9 Property. Gadsden has received an offer that is sufficient to pay-off all creditor claims and provide a return to Gadsden on account of its equity in T9. Gadsden’s plan is to sell the property prior to a Stipulation Termination Event, and use the net proceeds to invest in its core investment strategy. Gadsden has received the acceptance of its offer to sell the T9 Property for a gross cash price of approximately $75,000,000, less the secured debt and are negotiating the terms of a definitive purchase agreement that will be subject to the bankruptcy court approval. If Gadsden sells the T9 Property for this amount, then under the terms of its purchase agreement for T9, Gadsden will reduce the $88,000,000 purchase price by approximately $13,000,000. Gadsden estimates net proceeds to it from this proposed sale to be approximately $14,258,000, or approximately $5,601,000 if Presidential is entitled to its claim of approximately 61% of the equity interests in T9. If Presidential is entitled to its claim, then Gadsden will offset and cancel shares held in escrow by the amount of its losses arising from such claim.

F-95

GADSDEN GROWTH PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company has a letter of intent to acquire Mission Hills in the second quarter of 2019. Mission Hills is a mixed-use development located in Fremont, California. The Company expects to purchase the commercial condominium portion of this property with an option to purchase the residential portion. Mission Hills is planned to have approximately 160 residential units and 53,900 square feet of commercial retail space. Gadsden is negotiating to purchase the retail portion of this parcel for a cash purchase price of approximately $40 million that may be funded, in part, by an additional investment in its Series A Preferred Stock by the holders of its Series A Preferred Stock.

The Company has a letter of intent to acquire Strawberry Ranch in the fourth quarter of 2018. Strawberry Ranch is a land parcel of approximately 7,000 acres in the Wasatch Mountains, Utah near the Strawberry reservoir, and is closest to the Aspen Grove Marina access to the reservoir. Strawberry Ranch has approvals for development for a variety of uses and that Gadsden expects will be a family-centered recreational development. The land has been approved for approximately 200 cabins, 270 townhomes, 700 building lots, lodges and clubhouses, 120 storage units, 70 RV pads, restaurants and commercial stores. Gadsden expects to purchase this land parcel for $35,000,000 plus $1,750,000 in acquisition fees. Gadsden is negotiating to purchase the property for a purchase price that may be funded, in part, with its capital stock, or units in its operating partnership, and first or other mortgage debt that reflects customary market terms.

On October 31, 2018, Gadsden completed an offering of $2,300,000 of Gadsden Series C Preferred Stock at a price per share of $10.00, which is referred to herein as the private placement. National Securities Corporation, who acted as placement agent for the private placement, received (i) a placement fee equal to 10.0% of the gross proceeds of the shares sold in the private placement and (ii) a seven-year warrant to purchase 9,200 shares of Gadsden Series C Preferred Stock, which is equal to 4% of the gross proceeds of the shares sold in the private placement, divided by $10.00 per share. This warrant has an exercise price of $10.00 per share and may be exercised on a cashless basis. The proceeds from the private placement were used to pay off the bridge loan in full and operating capital. In conjunction with closing the private placement, we obtained majority consent from the convertible noteholders to modify and convert their notes in the amount of $1,309,000 plus accrued interest into 266,983 shares of Series C Preferred Stock at the gross price offered to investors in the first closing of the private placement that occurred on October 31, 2018.

The Company has evaluated subsequent events through the filing of these financial statements and determined there were no other events that have occurred as of the filing of these consolidated financial statements that would require adjustments to or disclosures to the consolidated financial statements.

F-96

ANNEX A

PLAN OF CONVERSION

OF

FC GLOBAL REALTY INCORPORATED

INTO

GADSDEN PROPERTIES, INC.

This Plan of Conversion (this “Plan of Conversion”) is adopted as of November 8, 2018 to convert FC Global Realty Incorporated, a Nevada corporation (the “Converting Entity”), to a Maryland corporation to be known as “Gadsden Properties, Inc.” (the “Resulting Entity”).

1.          Converting Entity. The Converting Entity is a corporation organized under Chapter 78 of the Nevada Revised Statutes (the “NRS”).

2.          Resulting Entity. The Resulting Entity shall be a corporation organized under the Maryland General Corporation Law (the “MGCL”). The name of the Resulting Entity shall be Gadsden Properties, Inc.

3.          The Conversion. The Converting Entity shall be converted to the Resulting Entity (the “Conversion”) pursuant to Section 92A.105 of NRS and Section 3-901 of the MGCL. At the Effective Time, the Resulting Entity will be governed by the MGCL.

4.          Filing of Articles of Conversion; Effective Time. As soon as practicable following the satisfaction of the conditions set forth in Section 8, if this Plan of Conversion shall not have been terminated prior thereto as provided in Section 9, the Converting Entity shall cause (i) articles of conversion meeting the requirements of Section 92A.205 of the NRS (the “Nevada Articles”) to be properly executed and filed in accordance with such section and (ii) articles of conversion meeting the requirements of Section 3-903 of the MGCL (the “Maryland Articles”) to be properly executed and filed in accordance with such section, and otherwise make all other filings or recordings as required by the NRS or MGCL in connection with the Conversion. The Conversion shall become effective at the time designated in the Nevada Articles and Maryland Articles as the effective time of the Conversion (the “Effective Time”).

5.          Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of the Resulting Entity shall be in the forms attached hereto as Exhibits A and B, respectively.

6.          Effect on Capital Stock of Converting Entity. At the Effective Time and as a consequence of the Conversion, each outstanding share of the Common Stock, par value $0.01 per share, of the Converting Entity (the “Converting Entity Stock”) shall, by virtue of the Conversion and without any action on the part of the holder thereof, be converted into one (1) share of the Common Stock, par value $0.01 per share, of the Resulting Entity (the “Resulting Entity Stock”). At the Effective Time, all stock certificates which represented shares of Converting Entity Stock will be deemed to represent a like number of shares of Resulting Entity Stock and stockholders of the Converting Entity will not be required to tender their stock certificates.

7.          Effect on Other Securities of Converting Entity. At the Effective Time, all options, warrants or other rights to purchase shares of Converting Entity Stock outstanding immediately prior to the Effective Time will thereafter entitle the holder to purchase a like number of shares of Resulting Entity Stock on the same terms without any action on the part of the holder.

8.          Conditions Precedent. Completion of the Conversion is subject to the following conditions:

(a)          This Plan of Conversion shall have been adopted and approved by the affirmative vote of holders of at least a majority of the issued and outstanding shares of Converting Entity Stock at the record date for such action as set by the Board of Directors of the Converting Entity.

(b)          The Converting entity shall not be subject to any decree, order or injunction of any court of competent jurisdiction that prohibits the consummation of the Conversion.

A-1

(c)          Other than the filing of the Nevada Articles and the Maryland Articles provided for under Section 4, all material consents and authorizations of, filings or registrations with, and notices to, any governmental or regulatory authority required to consummate the Conversion shall have been obtained or made.

(d)          The Converting Entity shall have filed a registration statement on Form S-4 with the Securities and Exchange Commission in connection with the offer and issuance of the Resulting Entity Stock to be issued pursuant to the Conversion, which registration statement shall have become effective under the Securities Act of 1933, as amended, and no stop order with respect thereto shall be in effect.

9.          Termination; Abandonment. At any time before the Effective Time, this Plan of Conversion may be terminated and the Conversion may be abandoned, or the consummation of the Conversion may be deferred for a reasonable period of time if, in the opinion of the Board of Directors of the Converting Entity, such action would be in the best interests of the Converting Entity. In the event of termination of this Plan of Conversion, this Plan of Conversion shall become void and of no effect.

This Plan of Conversion has been adopted by the Board of Directors as of the date set forth above.

FC Global Realty Incorporated

By:	/s/ Michael R. Stewart
Name: Michael R. Stewart
Its: Chief Executive Officer

A-2

ANNEX B

ARTICLES OF INCORPORATION

OF

GADSDEN PROPERTIES, INC.

ARTICLE I

NAME

The name of corporation (which is hereinafter called the “Corporation”) is GADSDEN PROPERTIES, INC.

ARTICLE II

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For the purposes of the charter of the Corporation (as the term charter is defined in the Maryland General Corporation Law, as amended from time to time (the “MGCL”), the “Charter”), the term “REIT” means a real estate investment trust under Section 856 through 860 of the Code or any successor provisions.

ARTICLE III

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The name and address of the resident agent for service of process of the Corporation in the State of Maryland is CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, MD 21202. The Corporation’s principal office in the State of Maryland is 7 St. Paul Street, Suite 820, Baltimore, MD 21202. The corporation may have such other offices and places of business within or outside the State of Maryland as the board may from time to time determine.

ARTICLE IV

PROVISIONS FOR DEFINING, LIMITING AND REGULATING CERTAIN

POWERS OF THE CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

SECTION 4.01 Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation initially shall be eight, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws of the Corporation (the “Bylaws”), but shall never be less than the minimum number required by the MGCL.

SECTION 4.02 Class(es) of Directors. There shall be only one (1) class of directors.

SECTION 4.03 Terms of Office. Except as may otherwise be provided in the terms of any Preferred Shares issued by the Corporation with respect to the termination after less than one year of the term of office of any director elected by the holders of such Preferred Shares, each director shall hold office for one year, until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Directors may be elected to an unlimited number of successive terms.

SECTION 4.04 Initial Directors. The names of the directors who shall serve as the directors of the Corporation until their successors are duly elected and have qualified, or their resignation, are:

B-1

Name

Larry E. Finger

Jay M. Gratz

B.J. Parrish

Kristen E. Pigman

Russell C. Platt

Michael R. Stewart

Robert G. Watson, Jr.

James Walesa

The Corporation, at such time as it becomes eligible pursuant to Section 3-802(a) and (b) of the MGCL, elects to be subject to Section 3-804(b) and (c) of the MGCL and that, except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Stock, (i) the number of directors of the Corporation may be increased or decreased only by a vote of the Board of Directors, and (ii) any vacancy on the Board of Directors resulting from an increase in the size of the Board of Directors or due to the death, resignation, or removal of a director for any reason shall be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum.

SECTION 4.05 Committees. The Board of Directors may establish such committees as it deems appropriate and in accordance with the Bylaws.

SECTION 4.06 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

SECTION 4.07 Preemptive or Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 5.04, or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors and upon such terms and conditions as specified by the Board of Directors, shall determine that such rights apply, with respect to all or any shares of all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

SECTION 4.08 Indemnification. The Corporation shall have the power, to the maximum extent permitted or not prohibited by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

B-2

SECTION 4.09 Determinations by Board. In addition to, and without limitation of the general power and authority of the Board of Directors under Sections 4.01 through 4.04 above, but subject to those restrictions set forth in the MGCL that are non-waivable, the determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, acquisition of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, cash flow, funds from operations, adjusted funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any shares of any class or series of stock of the Corporation) or of the Bylaws; the number of shares of stock of any class or series of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

SECTION 4.10 REIT Qualification. If the Corporation elects to qualify for U.S. federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the qualification of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or to continue to, qualify as a REIT, the Board of Directors may, without any action by the stockholders, authorize the Corporation to revoke or otherwise terminate its REIT election pursuant to Section 856(g) of the Code. The Board of Directors, in its sole and absolution discretion also may (a) determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VI is no longer required for the Corporation’s qualification as a REIT and (b) make any other determination or take any other action pursuant to Article VI.

SECTION 4.11 Removal of Directors. Subject to the rights of holders of one or more classes of Preferred Stock to elect or remove a particular director or directors, a director may be removed from office only for cause and then only by the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors. For the purposes of this Section 4.11, “cause” shall have that meaning provided in the Bylaws, as may be amended from time to time.

SECTION 4.12 Management Agreements. Pursuant to the Bylaws, and as may be required by any applicable statute, rule or regulation, the Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).

ARTICLE V

STOCK

SECTION 5.01 Authorized Shares. The Corporation has authority to issue [ ] shares of stock, consisting of [ ] shares of Common Stock, $0.01 par value per share (“Common Stock”), and [ ] shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $[ ]. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Sections 5.02, 5.03 or 5.04, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

SECTION 5.02 Common Stock. Subject to the provisions of ARTICLE VI and except as may otherwise be specified in the Charter, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

B-3

SECTION 5.03 Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, into one or more classes or series of stock.

SECTION 5.04 Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 5.04 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other charter document.

SECTION 5.05 Stockholders’ Consent in Lieu of Meeting. Any action required or permitted to be taken at any meeting of the holders of Common Stock entitled to vote generally in the election of directors may be taken without a meeting by consent in writing or by electronic transmission, in any manner and by any vote permitted by the MGCL and set forth in the Bylaws.

SECTION 5.06 Charter and Bylaws. The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws.

SECTION 5.07 Distributions. The Board of Directors from time to time may authorize the Corporation to declare and pay to stockholders such dividends or other distributions in cash or other assets of the Corporation or in securities of the Corporation, including in shares of one class or series of the Corporation’s stock payable to holders of shares of another class or series of stock of the Corporation, or from any other source as the Board of Directors in its sole and absolute discretion shall determine. The exercise of the powers and rights of the Board of Directors pursuant to this Section 5.07 shall be subject to the provisions of any class or series of shares of the Corporation’s stock at the time outstanding.

ARTICLE VI

RESTRICTIONS ON TRANSFER AND OWNERSHIP OF SHARES

SECTION 6.01 Definitions. For the purpose of this Article VI, the following terms shall have the following meanings:

Applicable Amount. The term “Applicable Amount” shall mean not more than 9.8 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Capital Stock, or such other percentage determined by the Board of Directors in accordance with Section 6.02.8.

Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Capital Stock. The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

B-4

Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 6.03.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Common Stock Ownership Limit. The term “Common Stock Ownership Limit” shall mean not more than 9.8 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock, or such other percentage determined by the Board of Directors in accordance with Section 6.02.8.

Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Effective Date. The term “Effective Date” shall mean the date as of which the Corporation’s registration statement on Form S-11 is declared effective by the U.S. Securities and Exchange Commission.

Excepted Holder. The term “Excepted Holder” shall mean a Person for whom an Excepted Holder Limit is created by the Charter or by the Board of Directors pursuant to Section 6.02.7.

Excepted Holder Limit. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with any requirements established by the Board of Directors pursuant to Section 6.02.7 and subject to adjustment pursuant to Section 6.02.7(d), the percentage limit established by the Board of Directors pursuant to Section 6.02.7.

Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the average of the highest and lowest price at which the stock traded during the day on the applicable stock market or exchange, or, if not so quoted, the average of the highest bid and lowest asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors of the Corporation.

Person. The term “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

Preferred Stock Ownership Limit. The term “Preferred Stock Ownership Limit” shall mean not more than 9.8 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of any class or series of Preferred Stock, or such other percentage determined by the Board of Directors in accordance with Section 6.02.8.

Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person that, but for the provisions of Section 6.02.1(b), would Beneficially Own or Constructively Own shares of Capital Stock in violation of Section 6.02.1 and, if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after the Effective Date on which the Board of Directors determines pursuant to SECTION 4.10 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

B-5

Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire or change its Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote (other than solely pursuant to a revocable proxy) or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trust. The term “Trust” shall mean any trust created by the Board of Directors for purposes provided for in Section 6.03.1.

Trustee. The term “Trustee” shall mean the Person that is not a Prohibited Owner, and is not acting as an agent of the Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust.

SECTION 6.02 Capital Stock.

SECTION 6.02.1 Ownership Limitations. During the period commencing on the Effective Date and prior to the Restriction Termination Date, but subject to Section 6.02.7:

(a) Basic Restrictions

(i) (1) No Person, other than a Person exempted pursuant to Section 6.02.7 or an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Applicable Amount, (2) no Person, other than a person exempted pursuant to Section 6.02.7 or an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit, (3) no Person, other than a Person exempted pursuant to Section 6.02.7 or an Excepted Holder, shall Beneficially Own or Constructively Own shares of Preferred Stock in excess of the Preferred Stock Ownership Limit and (4) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii) No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise cause the Corporation to fail to qualify as a REIT (including, but not limited to, actual, beneficial or constructive ownership of shares of the Corporation’s stock that could result in (i) the Corporation owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code, or (ii) any manager of either (A) a “qualified lodging facility,” within the meaning of Section 856(d)(9)(D) of the Code, or (B) a “qualified health care facility,” within the meaning of Section 856(e)(6)(D)(i), as applicable, leased by the Corporation to one of the Corporation’s taxable REIT subsidiaries failing to qualify as an “eligible independent contractor” within the meaning of Section 856(d)(9)(A) of the Code, in each case if the income we derive from such tenant or such taxable REIT subsidiary, taking into account the Corporation’s other income that would not qualify under the gross income requirements of Section 856(c) of the Code, would cause the Corporation to fail to satisfy any the gross income requirements imposed on REITs).

(iii) No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such ownership would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant could cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

B-6

(iv) No Transfer of shares of Capital Stock shall be made that, if effective, would result in the Capital Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code).

(b) Transfer in Trust.

(i) If any purported Transfer of shares of Capital Stock occurs which, if effective, would result in (1) any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 6.02.1(a)(i), or (ii) or (iii), or (2) the Capital Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) as described in Section 6.02(a)(iv);

(ii) the Transfer of that number of shares of Capital Stock (rounded up to the nearest whole share) that would effectuate an outcome described in paragraph (i) above shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock; and

(iii) such shares of Capital Stock shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 6.03, effective as of the close of business on the Business Day prior to the date of such purported Transfer, and such Person shall acquire no rights in such shares;

To the extent that, upon a transfer of shares of Capital Stock pursuant to this Section 6.02.1(b), a violation of any provision of this Article VI would nonetheless be continuing (for example where the ownership of shares of Capital Stock by a single Trust would violate the 100 stockholder requirement applicable to REITs), then shares of Capital Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of this Article VI.

SECTION 6.02.2 Remedies for Breach. If the Board of Directors or any duly authorized committee thereof shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 6.02.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 6.02.1 (whether or not such violation is intended), the Board of Directors or such committee thereof may take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 6.02.1 shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or such committee thereof.

SECTION 6.02.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 6.02.1(a) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 6.02.1(b) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s qualification and taxation as a REIT.

SECTION 6.02.4 Owners Required To Provide Information. From the Effective Date and prior to the Restriction Termination Date:

(a) every owner of five percent or more (or such lower percentage as required by the Code or the U.S. Treasury Department regulations promulgated thereunder) of the outstanding shares of Capital Stock, within thirty (30) days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of each class and series of Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide promptly to the Corporation in writing such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s qualification as a REIT and to ensure compliance with the Common Stock Ownership Limit, the Preferred Stock Ownership Limit and the Applicable Amount; and

B-7

(b) each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation in writing such information as the Corporation may request, in good faith, in order to determine the Corporation’s qualification and taxation as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

SECTION 6.02.5 Remedies Not Limited. Subject to Section 4.09 of the Charter, nothing contained in this Section 6.02 shall limit the authority of the Board of Directors to take such other actions as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s qualification as a REIT.

SECTION 6.02.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 6.02, Section 6.03, or any definition contained in Section 6.01, the Board of Directors shall have the power to determine the application of the provisions of this Section 6.02 or Section 6.03 or any such definition with respect to any situation based on the facts known to it. In the event Section 6.02 or 6.03 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 6.01, 6.02 or 6.03. Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 6.02.2) acquired Beneficial Ownership or Constructive Ownership of Capital Stock in violation of Section 6.02.1, such remedies (as applicable) shall apply first to the shares of Capital Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person.

SECTION 6.02.7 Exceptions. (a) Subject to Section 6.02.1(a), the Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Applicable Amount, the Preferred Stock Ownership Limit and/or the Common Stock Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

(i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s (as defined in Section 542(a)(2) of the Code) Beneficial Ownership or Constructive Ownership of such shares of Capital Stock will violate Section 6.02.1(a); and

(ii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 6.02.1 through 6.02.6) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Sections 6.02.1(b) and 6.03.

(b) Prior to granting any exception pursuant to Section 6.02.7(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s qualification as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c) Subject to Section 6.02.1(a), an underwriter which participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Applicable Amount, the Preferred Stock Ownership Limit, the Common Stock Ownership Limit, or all such limits, but only to the extent necessary to facilitate such public offering or private placement.

(d) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Applicable Amount, the Preferred Stock Ownership Limit and/or the Common Stock Ownership Limit, as the case may be.

B-8

SECTION 6.02.8 Increase or Decrease in Aggregate Stock Ownership, Preferred Stock Ownership Limit and Common Stock Ownership Limit.

(a) Subject to Section 6.02.1(a), the Board of Directors may from time to time increase or decrease the Common Stock Ownership Limit, the Preferred Stock Ownership Limit and the Applicable Amount; provided, however, that any decreased Common Stock Ownership Limit, the Preferred Stock Ownership Limit and/or Applicable Amount will not be effective for any Person whose percentage ownership in Common Stock, Preferred Stock of any class or series or Capital Stock is in excess of such decreased Common Stock Ownership Limit, Preferred Stock Ownership Limit and/or Applicable Amount until such time as such Person’s percentage of Common Stock, Preferred Stock of any class or series or Capital Stock equals or falls below the decreased Common Stock Ownership Limit, Preferred Stock Ownership Limit and/or Applicable Amount, but any further acquisition of Common Stock, Preferred Stock of any class or series or Capital Stock in excess of such percentage ownership of Common Stock, Preferred Stock or Capital Stock will be in violation of the Common Stock Ownership Limit, Preferred Stock Ownership Limit and/or Applicable Amount.

(b) Prior to increasing or decreasing the Common Stock Ownership Limit, the Preferred Stock Ownership Limit or the Applicable Amount pursuant to Section 6.02.8(a), the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements, in any case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s qualification as a REIT.

SECTION 6.02.9 Legend. Each certificate for shares of Capital Stock, if certificated, or any written statement of information in lieu of a certificate delivered to a holder of uncertificated shares of Capital Stock shall bear substantially the following legend (or such other legend determined by the Board of Directors):

The shares of Capital Stock (“Shares”) represented by this certificate (“Certificate”) are subject to significant ownership and transfer restrictions set forth in the Articles of Incorporation of the Corporation (the “Charter”) for the purpose, among others, of the Corporation’s maintenance of its qualification as a REIT under the Internal Revenue Code. Any attempted Transfer of Shares that, if effective, would result in violation of any of the restrictions set forth in the Charter shall be void ab initio, and the intended transferee shall acquire no rights in such Shares and such Shares shall be automatically transferred to one or more Trusts for the benefit of one or more Charitable Beneficiaries and may be redeemed by the Corporation, as set forth in the Charter. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership (as defined by the Charter) of Shares in excess or in violation of the limitations set forth in the Charter must immediately notify the Corporation or, in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice. All capitalized terms in this legend have the meanings defined in the Charter, a copy of which will be furnished upon request to the Secretary of the Corporation and without charge, unless publicly available. By taking possession of this Certificate, you are deemed to have read and have knowledge of such restrictions set forth in the Charter, all of which are incorporated by reference into this Certificate.

Instead of the foregoing legend, the certificate or written statement of information delivered in lieu of a certificate, if any, may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge, provided that the Corporation is not required to furnish such statement to a stockholder if the restrictions on transferability, and the then current Common Stock Ownership Limit, the Preferred Stock Ownership Limit and the Applicable Amount is publicly available.

SECTION 6.03 Transfer of Capital Stock in Trust.

SECTION 6.03.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 6.02.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 6.02.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 6.03.6.

SECTION 6.03.2 Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

B-9

SECTION 6.03.3 Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or other distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trust, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VI, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

SECTION 6.03.4 Sale of Shares by Trustee. Within twenty (20) days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 6.02.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 6.03.4. The Prohibited Owner shall receive the lesser of (1) the price per share in the transaction that resulted in the transfer of shares to the trust (or, in the event of a gift, devise or other such transaction, the last sales price reported on the applicable stock market or exchange on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (2) the Market Price on the date that the Trustee, or its designee, accepts such offer. The Trustee shall reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 6.03.3. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary, together with any other amounts held by the Trustee for the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 6.03.4, such excess shall be paid to the Trustee upon demand.

SECTION 6.03.5 Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such Transfer to the Trust (or, if the event that resulted in the Transfer to the Trust did not involve a purchase of such shares at Market Price, the Market Price of such shares on the day of the event that resulted in the Transfer of such shares to the Trust) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall reduce the amount payable to the Trustee by the amount of dividends and other distributions which has been paid to the Prohibited Owner and is owed by the Prohibited Owner to the Trustee pursuant to Section 6.03.3 and may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 6.03.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the Trustee with respect to such shares shall be paid to the Charitable Beneficiary.

SECTION 6.03.6 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 6.02.1(a) in the hands of such Charitable Beneficiary. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided in Section 6.02.1(b) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.

SECTION 6.04 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VI.

B-10

SECTION 6.05 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

SECTION 6.06 Severability. If any provision of this Article VI or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

ARTICLE VII

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Except as set forth below and except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter. Any amendment to Section 4.11, Article VI or this sentence of the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast on the matter.

ARTICLE VIII

LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article VIII, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article VIII, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

[The next page is the signature page.]

B-11

IN WITNESS WHEREOF, on [ ], 2018, the Corporation has caused these Articles of Incorporation to be signed in its name and on its behalf by its Chief Executive Officer and Chairman of the Board of Directors and attested to by its Secretary and Director.

GADSDEN PROPERTIES, INC.

By:	/s/ John E. Hartman
Name:	John E. Hartman
Title:	Chief Executive Officer and Director

ATTESTED TO:

By:
Name:
Title:

[Signature Page to Articles of Incorporation]

B-12

GADSDEN PROPERTIES, INC.

ARTICLES SUPPLEMENTARY
PREFERENCES,
RIGHTS AND LIMITATIONS
OF
7% SERIES A CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK

GADSDEN PROPERTIES, INC., a Maryland corporation (the “Corporation”), does hereby certify that, pursuant to the authority contained in its Articles of Incorporation, as amended, and in accordance with the provisions of Maryland law, including the MD Corp & Assn Code, the board of directors of the Corporation (the “Board of Directors”) has classified unissued stock by setting the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption and has authorized and directed that this Articles Supplementary be filed with the State Department of Assessments and Taxation (the “Department”).

The Stock that has been so classified by the Board of Directors shall be designated as the Corporation’s 7% Series A Cumulative Convertible Perpetual Preferred Stock and has been classified by the Board of Directors under the authority contained in the charter of the Corporation.

Section 1.            Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Common Stock” means the Corporation’s common stock, par value $0.01 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Deemed Liquidation Event” means:

(i)          the acquisition by any Person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Corporation entitling that person to exercise more than 50% of the total voting power of all shares of the Corporation entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); provided, that the initial holder of the Series A Preferred Stock and its limited partners, members or other investors and their respective affiliates shall be excluded including from the determination of any syndicate or group from this condition.

(ii)         any consolidation or merger of the Corporation in which the Corporation is not the surviving entity, to the extent that (x) in connection therewith, the holders of Common Stock receive as consideration, whether in whole or in part, for such Common Stock (1) cash, (2) notes, debentures or other evidences of indebtedness or obligations to pay cash or (3) preferred stock of the surviving entity (whether or not the surviving entity is the Corporation) which ranks on a parity with or senior to the preferred stock received by holders of the Series A Preferred Stock with respect to liquidation or dividends or (y) the holders of the Series A Preferred Stock do not receive preferred stock of the surviving entity, or a Person that owns on the date of such consolidation or merger 100% of the surviving entity, with rights, powers and preferences equal to (or more favorable to the holders than) the rights, powers and preferences of the Series A Preferred Stock;

(iii)        the sale, lease, transfer or other disposition (but not a consolidation or merger described in clause (ii) of this definition), in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, except where such sale, lease, transfer or other disposition is to a wholly-owned subsidiary of the Corporation; or

(iv)        the Common Shares cease to be listed on any Trading Market.

B-13

“Event of Default” means each of (i) a default by the Corporation on any of its obligations with respect to the Series A Preferred Stock, which default, to the extent curable, has not been cured within ten (10) Business Days following delivery by the Requisite Holders of written notice to the Corporation containing a detailed description of such default; (ii) any period during which two (2) quarterly dividends (whether or not consecutive) payable on the Series A Preferred Stock are in arrears, whether or not declared, for so long as such dividends have not been paid in full; and (iii) the failure of the Corporation’s Common Stock to continue to be listed (or admitted for trading) on any Trading Market.

“Holder” means a holder of shares of Series A Preferred Stock.

“Junior Securities” means the means, collectively, the Common Stock and any other class of securities hereafter authorized that is specifically designated as junior to the Series A Preferred Stock.

“Permitted Redemption” means any of the following redemptions by the Corporation of its capital stock: (i) a redemption of the Corporation’s Series B Preferred Stock in a series of transactions that use only the net cash proceeds received by the Corporation from an offering of Junior Securities by the Corporation to the extent the use of proceeds from such offering is specifically to so redeem the Series B Preferred Stock; or (ii) a redemption of the Corporation’s Series C Preferred Stock in accordance with the terms of the Articles Supplementary with respect to such preferred stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Requisite Holders” means holders of a majority of the issued and outstanding shares of Series A Preferred Stock.

“Series A Original Issue Date” means the date on which the applicable Series A Preferred Stock was issued.

“Series A Original Issue Price” means $25.00 per share.

“Series B Preferred Stock” means the Corporation’s Non-Voting Convertible Preferred Stock, par value $0.01 per share.

“Series C Preferred Stock” means the Corporation’s 10% Series C Cumulative Convertible Preferred Stock, par value $0.01 per share.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the NYSE, the NYSE MKT, NASDAQ, the OTC Bulletin Board system, the OTCQX market or the OTCQB market operated by OTC Markets Group or any other market on which the Common Stock may be listed or quoted for trading on the date in question.

“VWAP” means, for any specified date or dates, the price per share of the Common Stock, determined by the first of the following clauses that applies, subject in each case, to the VWAP Minimum Price:

(a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. or any similar company that is accepted in the financial industry that reports the trading prices of listed securities (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)),

(b) if the OTC Bulletin Board is not a Trading Market and if the Corporation’s shares are then traded on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board,

(c) if the OTC Bulletin Board is not a Trading Market and if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or

B-14

(d) in all other cases: (i) the fair value of a share of Common Stock as determined by an independent appraiser selected in good faith by a Holder and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation; or (ii) the value determined by the mutual agreement of the Requisite Holders and the Corporation.

“VWAP Minimum Price” means the price per share that is determined by the Requisite Holders and the Corporation that is not inconsistent with law. The Corporation may provide a notice of the VWAP Minimum Price by an amendment to these Articles Supplementary.

Section 2.           Designation, Amount and Par Value. The series of preferred stock shall be designated as 7% Series A Cumulative Convertible Perpetual Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), and the number of shares so designated shall be [ ], which shall not be subject to increase without the written consent of the Requisite Holders. Each share of Series A Preferred Stock shall have a stated value equal to the Series A Original Issue Price.

Section 3.           Ranking. The Series A Preferred Stock will, with respect to rights to receive dividends and to participate in distributions or payments upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to the Common Stock and any Junior Securities and (b) on parity with any class or series of capital stock of the Corporation expressly designated as ranking on parity with the Series A Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, other than the capital stock referred to in clause (a) (the “Parity Securities”).

Section 4.            Dividends.

(a)          Dividends in General. Each Holder of Series A Preferred Stock shall be entitled to receive cumulative dividends on each share of Series A Preferred Stock held by such Holder at the rate of seven percent (7%) per annum of the Series A Original Issue Price from the Series A Original Issue Date of such share or the Dividend Payment Date for which a dividend has been paid, as applicable; provided, however, that such rate shall increase by one quarter of one percent (0.25%) per fiscal quarter beginning on the seven (7) year anniversary of the Series A Original Issue Date up to a maximum rate of twelve percent (12%) per annum; and provided further, that upon an Event of Default, such rate shall be increased by 5% per annum for so long as such Event of Default continues. Dividends which have accrued as of any applicable date with respect to the Series A Preferred Stock and remain unpaid as of such date are referred to herein as “Accrued Dividends”.

(b)          Payment of Dividends. Dividends shall accrue and be cumulative on each share of the Series A Preferred Stock commencing on the Series A Original Issue Date of such share or the Dividend Payment Date for which a dividend has been paid, as applicable. Accrued Dividends shall be computed and paid by the Corporation to the Holders or accrued quarterly on the 15th day of April, July, October and January of each year (in respect of the quarterly periods ending March 31, June 30, September 30 and December 31), or if any such date is not a Business Day, on the Business Day next succeeding such day (each such date, regardless of whether any dividends have been paid or declared and set aside for payment on such date, a “Dividend Payment Date”).

(c)          Cash Dividend Payments. All dividends payable in cash hereunder shall be made in lawful money of the United States of America to each Holder in whose name the Series A Preferred Stock is registered as set forth on the books and records of the Corporation. Such payments shall be made by wire transfer of immediately available funds to the account such Holder may from time to time designate by written notice to the Corporation or by Corporation cashier’s check, without any deduction, withholding or offset for any reason whatsoever except to the extent required by law.

(d)          Stock Dividend Payments. In lieu of paying the Accrued Dividends in cash, at the option of the Corporation, the Corporation may pay Accrued Dividends in shares of Common Stock of the Corporation (“Dividend Shares”). In the event the Corporation so elects, the total Dividend Shares issuable in connection with the payment by the Corporation of the Accrued Dividends shall be equal to the total amount of Accrued Dividends which the Corporation has elected to pay in shares of Common Stock divided by a price per share equal to the VWAP per share of Common Stock during the twenty (20) consecutive Trading Days prior to the Dividend Payment Date, rounded up to the nearest whole share of Common Stock.

B-15

(e)          Reservation of Common Stock. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance of Dividend Shares, not less than such aggregate number of Dividend Shares payable upon a Dividend Payment Date. The Corporation covenants that all Dividend Shares that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(f)          Additional Provisions. Except as otherwise permitted with the consent of the Requisite Holders:

(i)          So long as any shares of Series A Preferred Stock are outstanding, except as described in the immediately following sentence and Section 5(b) below, no dividends shall be authorized and declared or paid or set apart for payment on any series or class or classes of Parity Securities for any period unless full cumulative dividends have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Stock for all prior dividend periods. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends authorized and declared upon the Series A Preferred Stock and all dividends authorized and declared upon any other series or class or classes of Parity Securities shall be authorized and declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series A Preferred Stock and such Parity Securities. In the event that any dividends payable on Parity Securities are paid in cash, such cash shall be paid ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series A Preferred Stock and such Parity Securities.

(ii)         So long as any shares of Series A Preferred Stock are outstanding, no dividends (other than dividends or distributions paid solely in Junior Securities of, or in options, warrants or rights to subscribe for or purchase, Junior Securities) shall be authorized and declared or paid or set apart for payment or other distribution authorized and declared or made upon Junior Securities, nor shall any Parity Securities or Junior Securities be redeemed, purchased or otherwise acquired for any consideration (other than a redemption, purchase or other acquisition of Common Stock made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Corporation or any subsidiary and other than for a Permitted Redemption) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Shares), unless in each case full cumulative dividends on all outstanding shares of Series A Preferred Stock and any Parity Shares at the time such dividends are payable shall have been paid or set apart for payment for all past dividend periods with respect to the Series A Preferred Stock and all past dividend periods with respect to such Parity Shares.

(iii)        Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

Section 5.            Liquidation.

(a)          Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation Event”) or Deemed Liquidation Event, the Holders then outstanding shall be entitled to be paid a liquidation preference out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, but pari passu with the holders of shares of Parity Securities on a pro rata basis (as provided in Section 4 above) in an amount per share equal to the Series A Original Issue Price, plus any Accrued Dividends. The Corporation shall provide written notice of any Liquidation Event or Deemed Liquidation event promptly to each Holder, and not less than 15 days prior to the payment date stated therein.

(b)          Insufficient Assets. If upon any such Liquidation Event or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Holders the full amount to which they shall be entitled under this Section 5, the Holders shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

B-16

Section 6.            Voting Rights.

(a)          Election of Directors. The Holders, exclusively and as a separate class and by the vote or written consent of the Requisite Holders, shall be entitled to appoint one (1) observer to the Corporation’s Board of Directors and elect one (1) director of the Corporation; provided that upon an Event of Default, the Holders, by the vote or written consent of the Requisite Holders, shall be entitled to appoint two (2) directors (and no longer be permitted an observer) as long as such Event of Default is continuing. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the Requisite Holders. If the Holders fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, then any directorship not so filled shall remain vacant until such time as the Holders elect an individual to fill such directorship; and no such directorship may be filled by stockholders of the Corporation other than by the Holders, voting exclusively and as a separate class. A vacancy in any directorship filled by the Holders shall be filled only by vote or written consent of the Requisite Holders or by any remaining director or directors elected by the Holders. The board observer appointed by the Holders shall be reimbursed for all reasonable expenses incurred by such Person in attending meetings of the board of directors (including, without limitation, transportation costs) and committees appointed by the board of directors and in performing compensable extraordinary services. Notwithstanding the foregoing no individual shall be permitted to serve on the Board of Directors or be an observer to the Board of Directors if he or any of his affiliates would cause the Corporation to be disqualified to use Section 506 of Regulation D promulgated under the Securities Act of 1933, as amended, under Section 506(d) thereunder or if any such individual or affiliate is subject to a legal proceeding by any governmental or regulatory authority with respect to the events described in such section.

(b)          Voting Rights Upon Receipt of Dividend Shares. At any time commencing on any Dividend Payment Date on which the Corporation pays Accrued Dividends with Dividend Shares through the subsequent Dividend Payment Date on which the Corporation pays Accrued Dividends in cash, for all matters other than such matters where Holders have a separate vote as a single class, each Holder shall be entitled to the number of votes equal to the number of shares of Common Stock into which such Holder’s shares of Series A Preferred Stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class on an as-converted basis) and shall be entitled to notice of any stockholders’ meeting.

(c)          Other Voting Rights. Except as provided by law or by the other provisions of this Articles Supplementary, the Holders shall not have any other voting rights. However, as long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Requisite Holders, (a) following the Series A Original Issue Date, issue any shares of Series A Preferred Stock (other than in connection with the acquisition of assets in a transaction that is approved by the Requisite Holders) or any other class of equity securities that is a Parity Security or any class of equity securities senior in rights to the Series A Preferred Stock, whether with respect to dividend and other distribution rights, preference or other rights on redemption, liquidation, dissolution or winding-up of the Corporation or otherwise, (b) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend this Articles Supplementary, (c) amend its articles of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, including decreasing the Applicable Amount (as defined therein), (d) redeem any shares of the Corporation’s preferred stock or Common Stock (other than pursuant to employee or consultant agreements giving the Corporation the right to repurchase shares at the original cost thereof upon the termination of services and provided that such repurchase is approved by the Corporation’s Board of Directors), (e) enter into any agreement with respect to any of the foregoing, or (e) enter into any agreement, amend or modify any existing agreement or obligation, or issue any security that prohibits, conflicts or is inconsistent with, or would be breached by, the Corporation’s performance of its obligations hereunder.

Section 7.            Redemption.

(a)          Redemption Generally. Unless prohibited by Maryland law governing distributions to stockholders, any or all of the outstanding shares of Series A Preferred Stock (the “Redemption Shares”) may be redeemed by the Corporation at a price per share (the “Redemption Price”) equal to the Series A Original Issue Price, plus Accrued Dividends through and including the date of such redemption (the “Redemption Date”). On each Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Series A Preferred Stock owned by each Holder, the Redemption Shares.

B-17

(b)         Redemption Notice. The Corporation shall send written notice of the redemption (the “Redemption Notice”) to each Holder of record of Series A Preferred Stock not less than forty (40) days prior to each Redemption Date. Each Redemption Notice shall state:

(i)          the number of shares of Series A Preferred Stock held by the Holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(ii)         the Redemption Date and the Redemption Price; and

(iii)        for Holders of shares in certificated form, that the Holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed.

(c)          Surrender of Certificates; Payment. On or before the applicable Redemption Date, each Holder to be redeemed on such Redemption Date shall, if a Holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the Person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such Holder.

(d)          Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the Redemption Date the Redemption Price payable upon redemption of the Redemption Shares is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Series A Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series A Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the Holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.

Section 8.            Redeemed or Otherwise Acquired Shares. Any shares of Series A Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the Holders of Series A Preferred Stock following redemption.

Section 9.            Limitations on Ownership and Vote. The provisions of Article VI of the Corporation’s Articles of Association, as amended to the date of these Articles Supplementary and as may be further amended, modified or supplemented, will continue in full force and effect and to the extent of any conflict of the provisions of Article VI and these Articles Supplementary, the provisions of Article VI of the Articles of Association, as amended to the date of these Articles Supplementary shall supersede and be controlling.

Section 10.          Miscellaneous.

(a)          Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service or delivered by electronic mail, addressed to the Corporation, at the principal address of the Corporation or such other facsimile number, e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 10(a). Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service or delivered by electronic mail addressed to each Holder at the facsimile number, e-mail address or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

B-18

(b)          Absolute Obligation. Except as expressly provided herein, no provision of this Articles Supplementary shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages and accrued dividends, as applicable, on the shares of Series A Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c)          Lost or Mutilated Series A Preferred Stock Certificate. If a Holder’s Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(d)          Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Articles Supplementary shall be governed by and construed and enforced in accordance with the internal laws of the State of Maryland, without regard to the principles of conflict of laws thereof.

(e)          Amendments; Waiver. This Articles Supplementary may be amended or any provision of this Articles Supplementary may be waived by the Corporation solely with the affirmative vote at a duly held meeting or written consent of the Requisite Holders. Any waiver by the Corporation or a Holder of a breach of any provision of this Articles Supplementary shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Articles Supplementary or a waiver by any other Holders, except that a waiver by the Requisite Holders will constitute a waiver of all Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Articles Supplementary on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Articles Supplementary on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(f)          Severability. If any provision of this Articles Supplementary is invalid, illegal or unenforceable, the balance of this Articles Supplementary shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(g)          Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(h)          Headings. The headings contained herein are for convenience only, do not constitute a part of this Articles Supplementary and shall not be deemed to limit or affect any of the provisions hereof.

(i)          Status of Converted or Redeemed Series A Preferred Stock. If any shares of Series A Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Preferred Stock.

Section 11.          Conversion Rights.

(a)          Definitions. For the purposes of this Section 11 of these Articles Supplementary, the following terms shall have the following meanings:

“Conversion Date” has the meaning set forth in Section 11(b)(ii) of these Articles Supplementary.

“Conversion Rate” means the number of shares of Common Stock equal to (x) the Series A Original Issue Price divided by (y) the VWAP per share of Common Stock during the twenty (20) consecutive Trading Days prior to the applicable Conversion Date.

B-19

“DTC” means The Depository Trust Corporation or any successor entity.

“SEC” means the U.S. Securities and Exchange Commission.

(b)          Conversion at Holder’s Option.

(i)          From and after the date that is twenty-one (21) consecutive Trading Days after the date that the Corporation’s Common Stock is listed or admitted for trading on any Trading Market, Holders, at their option, may, at any time and from time to time, convert some or all of their outstanding shares of Series A Preferred Stock into Common Stock at the then applicable Conversion Rate.

(ii)         The Corporation shall not issue fractional shares of Common Stock upon the conversion of shares of Series A Preferred Stock. Instead, the Corporation shall pay the cash value of such fractional shares based upon the Closing Sale Price of its Common Stock on the Trading Day (as defined in this Section 11) immediately prior to the date on which the certificate or certificates representing the shares of Series A Preferred Stock to be converted are surrendered, accompanied by a written notice of conversion and any required transfer taxes (the “Conversion Date”).

(iii)        Notwithstanding anything herein to the contrary, Holders may not convert their outstanding shares of Series A Preferred Stock into Common Stock if such conversion would cause the holder (or any other Person) to violate the Aggregate Stock Ownership Limit or Common Stock Ownership Limit (as defined in Article VII of the Charter) or otherwise result in the Corporation failing to qualify as a REIT or violate the rules of any Trading Market then applicable to the Corporation.

(iv)        Holders’ Conversion Procedures.

(1)         Holders may convert some or all of their shares by surrendering to the Corporation at its principal office or at the office of its transfer agent, as may be designated by the Board of Directors, the certificate or certificates for the shares of Series A Preferred Stock to be converted, accompanied by a written notice stating that the Holder elects to convert all or a specified whole number of those shares in accordance with the provisions described in this Section 11 and specifying the name or names in which the Holder wishes the certificate or certificates for the shares of Common Stock to be issued. If the notice specifies a name or names other than the name of the Holder, the notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in that name or names. Other than such transfer taxes, the Corporation shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock. The date on which the Corporation has received all of the surrendered certificate or certificates the notice relating to the conversion and payment of all required transfer taxes, if any, or the demonstration to the Corporation’s satisfaction that those taxes have been paid, shall be deemed the Conversion Date with respect to a share of Series A Preferred Stock. As promptly as practicable after the Conversion Date with respect to any shares of Series A Preferred Stock, the Corporation shall deliver or cause to be delivered (A) certificates representing the number of validly issued, fully paid and non-assessable shares of Common Stock to which the holders of shares of such Series A Preferred Stock, or the transferee of the holder of such shares of Series A Preferred Stock, shall be entitled and (B) if less than the full number of shares of Series A Preferred Stock represented by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares represented by the surrendered certificate or certificates, less the number of shares being converted. This conversion shall be deemed to have been made at the close of business on the Conversion Date so that the rights of the Holder as to the shares being converted shall cease except for the right to receive the conversion value, and, if applicable, the Person entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of those shares of Common Stock at that time on that date.

(2)         In lieu of the foregoing procedures, if the Series A Preferred Stock is held in global certificate form, the Holder must comply with the procedures of DTC to convert its beneficial interest in respect of the Series A Preferred Stock represented by a global stock certificate of the Series A Preferred Stock.

B-20

(3)         If more than one share of Series A Preferred Stock is surrendered for conversion by the same holder at the same time, the number of whole shares of Common Stock issuable upon conversion of those shares of Series A Preferred Stock shall be computed on the basis of the total number of shares of Series A Preferred Stock so surrendered.

(c)          Reservation of Shares. The Corporation shall at all times reserve and keep available, free from preemptive rights out of the Corporation’s authorized but unissued shares of capital stock, for issuance upon the conversion of shares of Series A Preferred Stock, a number of the Corporation’s authorized but unissued shares of Common Stock that shall from time to time be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock.

(d)          Compliance with Laws; Validity, etc., of Common Stock. Before the delivery of any securities upon conversion of shares of Series A Preferred Stock, the Corporation shall comply with all applicable federal and state laws and regulations. All shares of Common Stock delivered upon conversion of shares of Series A Preferred Stock shall, upon delivery, be duly and validly issued, fully paid and non-assessable, free of all liens and charges, not subject to any preemptive rights and without restriction (whether under Rule 144 or otherwise).

(e)          Payment of Dividends Upon Conversion.

(i)          If a Holder exercises its conversion rights, upon delivery of the shares of Series A Preferred Stock for conversion, those shares of Series A Preferred Stock shall cease to cumulate dividends as of the end of the Conversion Date, and the Holder shall not receive any cash payment in an amount equal to accrued and unpaid dividends on the shares of Series A Preferred Stock, except in those limited circumstances discussed below in this Section 11(e). Except as provided below in this Section 11(e), the Corporation shall make no payment for accrued and unpaid dividends, whether or not in arrears, on shares of Series A Preferred Stock converted at the election of holders of such shares.

(ii)         If the Corporation receives a conversion notice before the close of business on a Dividend Record Date, the Holder shall not be entitled to receive any portion of the dividend payable on such shares of converted stock on the corresponding Dividend Payment Date.

(iii)        If the Corporation receives a conversion notice after the Dividend Record Date but prior to the corresponding Dividend Payment Date, the Holder on the Dividend Record Date will receive on that Dividend Payment Date accrued dividends on those shares of Series A Preferred Stock, notwithstanding the conversion of those shares of Series A Preferred Stock prior to that Dividend Payment Date.

(f)          Effect of Business Combinations. In the case of the following events (each a “business combination”):

(i)          any recapitalization, reclassification or change of Common Stock (other than changes resulting from a subdivision or combination);

(ii)         a consolidation, merger or combination involving the Corporation;

(iii)        a sale, conveyance or lease to another corporation of all or substantially all of the Corporation’s property and assets (other than to one or more of the Corporation’s subsidiaries); or

(iv)        a statutory share exchange,

B-21

in each case, as a result of which holders of Common Stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for Common Stock, a Holder shall be entitled thereafter to convert such shares of Series A Preferred Stock into the kind and amount of stock, other securities or other property or assets (including cash or any combination thereof) which the Holder would have owned or been entitled to receive upon such business combination as if such Holder held a number of shares of Common Stock equal to the Conversion Rate in effect on the effective date for such business combination, multiplied by the number of shares of Series A Preferred Stock held by such Holder. In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in such business combination, the Corporation shall make adequate provision whereby the Holders shall have a reasonable opportunity to determine the form of consideration into which all of the shares of Series A Preferred Stock, treated as a single class, shall be convertible from and after the effective date of such business combination. Such determination shall be based on the weighted average of elections made by the Holders who participate in such determination, shall be subject to any limitations to which all holders of Common Stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in such business combination, and shall be conducted in such a manner as to be completed by the date which is the earliest of (1) the deadline for elections to be made by holders of Common Stock and (2) two business days prior to the anticipated effective date of the business combination.

The Corporation shall provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by the Holders (and the weighted average of elections), by posting such notice with DTC and providing a copy of such notice to the Corporation’s transfer agent. If the effective date of a business combination is delayed beyond the initially anticipated effective date, the Holders shall be given the opportunity to make subsequent similar determinations in regard to such delayed effective date. The Corporation may not become a party to any such transaction unless its terms are consistent with the preceding. None of the foregoing provisions shall affect the right of a Holder to convert such holder’s shares of Series A Preferred Stock into shares of Common Stock prior to the effective date of such business combination.

*********************

B-22

GADSDEN PROPERTIES, INC.

ARTICLES SUPPLEMENTARY
PREFERENCES,
RIGHTS AND LIMITATIONS
OF THE

SERIES B NON-VOTING CONVERTIBLE PREFERRED STOCK

GADSDEN PROPERTIES, INC., a Maryland corporation (the “Corporation”), does hereby certify that, pursuant to the authority contained in its Articles of Incorporation, as amended, and in accordance with the provisions of Maryland law, including the MD Corp & Assn Code, the board of directors of the Corporation (the “Board of Directors”) has classified unissued stock by setting the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption and has authorized and directed that this Articles Supplementary be filed with the State Department of Assessments and Taxation (the “Department”).

The Stock that has been so classified by the Board of Directors shall be designated as the Corporation’s Series B Non-Voting Convertible Preferred Stock and has been classified by the Board of Directors under the authority contained in the charter of the Corporation.

Section 1.            Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except any Saturday, any Sunday, and any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Common Stock” means the Corporation’s common stock, par value $0.01 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Deemed Liquidation Event” means:

(i)          the acquisition by any Person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Corporation entitling that person to exercise more than 50% of the total voting power of all shares of the Corporation entitled to vote generally in elections of directors (except that such Person will be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); provided, that the initial Holder of the Series B Preferred Stock and its limited partners, members or other investors and their respective affiliates shall be excluded including from the determination of any syndicate or group from this condition.

(ii)         any consolidation or merger of the Corporation in which the Corporation is not the surviving entity, to the extent that (x) in connection therewith, the holders of Common Stock receive as consideration, whether in whole or in part, for such Common Stock (1) cash, (2) notes, debentures or other evidences of indebtedness or obligations to pay cash or (3) preferred stock of the surviving entity (whether or not the surviving entity is the Corporation) which ranks on a parity with or senior to the preferred stock received by Holders of the Series B Preferred Stock with respect to liquidation or dividends or (y) the Holders of the Series B Preferred Stock do not receive preferred stock of the surviving entity with rights, powers and preferences equal to (or more favorable to the Holders than) the rights, powers and preferences of the Series B Preferred Stock; or

(iii)        the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, except where such sale, lease, transfer or other disposition is to a wholly-owned subsidiary of the Corporation.

B-23

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Holder” means a holder of shares of Series B Preferred Stock.

“Junior Securities” means, collectively, the Common Stock and any other class of securities hereafter authorized that is specifically designated as junior to the Series B Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Requisite Holders” means Holders of a majority of the issued and outstanding shares of Series B Preferred Stock.

“Securities Act” means the Securities Act of 1933, as amended.

“Series B Original Issue Date” means the date on which the first share of Series B Preferred Stock was issued.

“Series B Original Issue Price” means $10.00 per share.

Section 2.            Designation, Amount and Par Value. The series of preferred stock shall be designated Series B Non-Voting Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), and the number of shares so designated shall be [ ]. Each share of Series B Preferred Stock shall have a stated value equal to the Series B Original Issue Price.

Section 3.            Ranking. The Series B Preferred Stock will, with respect to rights to receive dividends and to participate in distributions or payments upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to the Common Stock and any Junior Securities to the extent provided in this Articles Supplementary, (b) junior to the Series A Preferred Stock, and (c) on parity with any class or series of capital stock of the Corporation expressly designated as ranking on parity with the Series B Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, other than the capital stock referred to in clause (a) (the “Parity Securities”).

Section 4.             Liquidation.

(a)          Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation Event”) or Deemed Liquidation Event, then:

(i)          The Holders of the Series B Preferred Stock shall be entitled to be paid a liquidation preference out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, but pari passu with the holders of shares of Parity Securities on a pro rata basis (as provided in this Section 4 above) in an amount per share equal to $0.01;

(ii)         all shares of the Series B Preferred Stock shall be converted into shares of Common Stock automatically and without the action or consent of any other person at the Conversion Ratio then applicable, such conversion to be effected in accordance with Section 7 of this Articles Supplementary; and

(iii)        The Corporation shall provide written notice of any Liquidation Event or Deemed Liquidation event promptly to each Holder, and not less than 5 days prior to the payment date stated therein.

Section 5.             Voting and Dividend Rights.

(a)          The Series B Preferred Stock will have no voting rights other than to approve the amendment to the Articles of Incorporation that change any of the terms and provisions of the Series B Preferred Stock in a manner that is adverse to the Holders of the Series B Preferred Stock, which approval may be effected by the Requisite Holders.

B-24

(b)          Except with respect to a business combination provided in Section 7(f) of this Articles Supplementary, the Series B Preferred Stock will participate fully with respect to all distributions and dividends made to the holders of the Common Stock and each Holder of Series B Preferred Stock shall receive the same dividend or distribution as if such shares of Series B Preferred Stock were converted to shares of Common Stock in accordance with Section 7 of this Articles Supplementary immediately prior to the applicable record date for such Common Stock dividend or distribution, and the record date for the shares of Series B Preferred Stock for any such dividend or distribution shall be the same as the applicable record date for the Common Stock.

Section 6.             Redeemed or Otherwise Acquired Shares. Any shares of Series B Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the Holders of Series B Preferred Stock following redemption.

Section 7.             Conversion of the Series B Preferred Stock.

(a)         Definitions. For the purposes of this Section 7 of these Articles Supplementary, the following terms shall have the following meanings:

(i)          “Conversion Date” has the meaning set forth in 7(b)(i) of these Articles Supplementary.

(ii)         “Conversion Rate” means 1:1 so that each share of Series B Preferred Stock will be converted into one share of Common Stock, subject to adjustment as provided in this Articles Supplementary.

(iii)        “DTC” means The Depository Trust Corporation or any successor entity.

(iv)        “SEC” means the U.S. Securities and Exchange Commission.

(b)         Conversion Event and Conversion.

(i)          All of the issued and outstanding shares of the Series B Preferred Stock shall be converted to shares of Common Stock at the Conversion Ratio on the date (the “Conversion Date”) that a registration statement filed under the Securities Act, or a Form 10 registration statement has been filed under the Exchange Act, and, in either case, such form has been declared or is effective under the Securities Act or the Exchange Act, respectively. From and after the Conversion Date, the only rights of a Holder with respect to the Series B Preferred Stock shall be the right to receive the Common Stock as provided in this Articles Supplementary, provided, that to the extent Section 7(b)(iii) of this Articles Supplementary is applicable, then such Holder shall continue to have the rights to the Series B Preferred Stock to such extent.

(ii)         The Corporation shall not issue fractional shares of Common Stock upon the conversion of shares of Series B Preferred Stock. Instead, the Corporation shall pay the cash value of such fractional shares based upon the Series B Original Issue Price.

(iii)        Notwithstanding anything herein to the contrary, Holders may not convert their outstanding shares of Series B Preferred Stock into Common Stock if such conversion would cause the Holder (or any other person) to violate the Aggregate Stock Ownership Limit or Common Stock Ownership Limit (as defined in Article VII of the Charter) or otherwise result in the Corporation failing to qualify as a REIT or violate the rules of any trading market then applicable to the Corporation. From and after the date that such conversion would not cause such Holder (or any other person) to violate the Aggregate Stock Ownership Limit or Common Stock Ownership Limit, then such Holder shall then, in accordance with the procedures described in Section 7(b)(iv) of this Articles Supplementary, convert such Holder’s shares of Series B Preferred Stock into Common Stock to the extent that such conversion would not cause such Holder (or any other person) to violate the Aggregate Stock Ownership Limit or Common Stock Ownership Limit.

B-25

(iv)        Holders’ Conversion Procedures.

(1)         The Corporation shall provide a notice to each of the Holders as to the filing of the registration statement or Form 10 promptly after such filing and each amendment thereto. The Corporation shall provide a notice of the Conversion Date promptly after such date.

(2)         The conversion by a Holder of the shares of the Series B Preferred Stock to shares of Common Stock shall be effected by such Holder surrendering to the Corporation at its principal office or at the office of its transfer agent, as may be designated by the Board of Directors, the certificate or certificates for the shares of Series B Preferred Stock to be converted, accompanied by a duly signed stock power (together with such guarantees as may be required by the Corporation or its transfer agent) and specifying the name or names in which the Holder wishes the certificate or certificates for the shares of Common Stock to be issued. If the notice specifies a name or names other than the name of the Holder, the notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in that name or names. Other than such transfer taxes, the Corporation shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock. As promptly as practicable after the receipt of such certificates and documents from a Holder of shares of the Series B Preferred Stock, the Corporation shall deliver or cause to be delivered certificates representing the number of validly issued, fully paid and non-assessable shares of Common Stock to which such Holder of shares of such Series B Preferred Stock, or the transferee of such Holder of such shares of Series B Preferred Stock, shall be entitled. This conversion shall be deemed to have been made at the close of business on the Conversion Date so that the rights of the Holder as to the shares being converted shall cease except for the right to receive the conversion value, and, if applicable, the person entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of those shares of Common Stock at that time on that date.

(3)         In lieu of the foregoing procedures, if the Series B Preferred Stock is held in global certificate form, the Holder must comply with the procedures of DTC to convert its beneficial interest in respect of the Series B Preferred Stock represented by a global stock certificate of the Series B Preferred Stock.

(c)          Reservation of Shares. The Corporation shall at all times reserve and keep available, free from preemptive rights out of the Corporation’s authorized but unissued shares of capital stock, for issuance upon the conversion of shares of Series B Preferred Stock, a number of the Corporation’s authorized but unissued shares of Common Stock that shall from time to time be sufficient to permit the conversion of all outstanding shares of Series B Preferred Stock.

(d)          Compliance with Laws; Validity, etc., of Common Stock. Before the delivery of any securities upon conversion of shares of Series B Preferred Stock, the Corporation shall comply with all applicable federal and state laws and regulations. All shares of Common Stock delivered upon conversion of shares of Series B Preferred Stock shall, upon delivery, be duly and validly issued, fully paid and non-assessable, free of all liens and charges, not subject to any preemptive rights and without restriction (whether under Rule 144 or otherwise).

(e)          Payment of Dividends Upon Conversion.

(i)          If a Holder exercises its conversion rights, upon delivery of the shares of Series B Preferred Stock for conversion, those shares of Series B Preferred Stock shall cease to cumulate dividends as of the end of the Conversion Date, and the Holder shall not receive any cash payment in an amount equal to accrued and unpaid dividends on the shares of Series B Preferred Stock, except in those limited circumstances discussed below in this Section 7(e). Except as provided below in this Section 7(e), the Corporation shall make no payment for accrued and unpaid dividends, whether or not in arrears, on shares of Series B Preferred Stock converted at the election of holders of such shares.

B-26

(ii)         If the Conversion Date is before the close of business on a Dividend Record Date, the Holder shall not be entitled to receive any portion of the dividend payable on such shares of converted stock on the corresponding Dividend Payment Date.

(iii)        If the Conversion Date is after the Dividend Record Date but prior to the corresponding Dividend Payment Date, the Holder on the Dividend Record Date will receive on that Dividend Payment Date accrued dividends on those shares of Series B Preferred Stock, notwithstanding the conversion of those shares of Series B Preferred Stock prior to that Dividend Payment Date.

(f)          Effect of Business Combinations. In the case of the following events (each a “business combination”):

(i)          any recapitalization, reclassification or change of Common Stock (other than changes resulting from a subdivision or combination);

(ii)         a consolidation, merger or combination involving the Corporation;

(iii)        a sale, conveyance or lease to another corporation of all or substantially all of the Corporation’s property and assets (other than to one or more of the Corporation’s subsidiaries); or

(iv)        a statutory share exchange,

in each case, as a result of which holders of Common Stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for Common Stock, the Conversion Ratio shall on record date for the Common Stock with respect to such business combination (or if no record date, then on the closing date of such business combination) be adjusted so that a Holder shall be entitled thereafter to convert such shares of Series B Preferred Stock into the kind and amount of stock, other securities or other property or assets (including cash or any combination thereof) which the Holder would have owned or been entitled to receive upon such business combination as if such Holder held a number of shares of Common Stock equal to the Conversion Rate in effect on the effective date for such business combination, multiplied by the number of shares of Series B Preferred Stock held by such Holder. In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in such business combination, the Corporation shall make adequate provision whereby the Holders shall have a reasonable opportunity to determine the form of consideration into which all of the shares of Series B Preferred Stock, treated as a single class, shall be convertible from and after the effective date of such business combination. Such determination shall be based on the weighted average of elections made by the Holders who participate in such determination, shall be subject to any limitations to which all holders of Common Stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in such business combination, and shall be conducted in such a manner as to be completed by the date which is the earliest of (1) the deadline for elections to be made by holders of Common Stock and (2) two business days prior to the anticipated effective date of the business combination.

The Corporation shall provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by the Holders (and the weighted average of elections), by posting such notice with DTC and providing a copy of such notice to the Corporation’s transfer agent. If the effective date of a business combination is delayed beyond the initially anticipated effective date, the Holders shall be given the opportunity to make subsequent similar determinations in regard to such delayed effective date. The Corporation may not become a party to any such transaction unless its terms are consistent with the preceding. None of the foregoing provisions shall affect the right of a Holder to convert such Holder’s shares of Series B Preferred Stock into shares of Common Stock prior to the effective date of such business combination.

B-27

Section 8.             Miscellaneous.

(a)          Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service or delivered by electronic mail, addressed to the Corporation, at the principal address of the Corporation or such other facsimile number, e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 8(a). Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service or delivered by electronic mail addressed to each Holder at the facsimile number, e-mail address or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, (iii) the second Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)          Absolute Obligation. Except as expressly provided herein, no provision of this Articles Supplementary shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages and accrued dividends, as applicable, on the shares of Series B Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c)          Lost or Mutilated Series B Preferred Stock Certificate. If a Holder’s Series B Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series B Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(d)          Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Articles Supplementary shall be governed by and construed and enforced in accordance with the internal laws of the State of Maryland, without regard to the principles of conflict of laws thereof.

(e)          Amendments; Waiver. This Articles Supplementary may be amended or any provision of this Articles Supplementary may be waived by the Corporation solely with the affirmative vote at a duly held meeting or written consent of the Requisite Holders; provided that any amendment that is not adverse to the rights of the Series B Preferred Stock may be amended with the approval of the Board of Directors of the Corporation unless such other approval is required under applicable law. Any waiver by the Corporation or a Holder of a breach of any provision of this Articles Supplementary shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Articles Supplementary or a waiver by any other Holders, except that a waiver by the Requisite Holders will constitute a waiver of all Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Articles Supplementary on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Articles Supplementary on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(f)          Severability. If any provision of this Articles Supplementary is invalid, illegal or unenforceable, the balance of this Articles Supplementary shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(g)          Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(h)          Headings. The headings contained herein are for convenience only, do not constitute a part of this Articles Supplementary and shall not be deemed to limit or affect any of the provisions hereof.

(i)          Status of Converted or Redeemed Series B Preferred Stock. If any shares of Series B Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series B Preferred Stock.

*********************

B-28

GADSDEN PROPERTIES, INC.

ARTICLES SUPPLEMENTARY
PREFERENCES,
RIGHTS AND LIMITATIONS
OF
10% SERIES C CUMULATIVE CONVERTIBLE PREFERRED STOCK

GADSDEN PROPERTIES, INC., a Maryland corporation (the “Corporation”), does hereby certify that, pursuant to the authority contained in its Articles of Incorporation, as amended, and in accordance with the provisions of Maryland law, including the MD Corp & Assn Code, the board of directors of the Corporation (the “Board of Directors”) has classified unissued stock by setting the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption and has authorized and directed that this Articles Supplementary be filed with the State Department of Assessments and Taxation (the “Department”).

The Stock that has been so classified by the Board of Directors shall be designated as the Corporation’s 10% Series C Cumulative Convertible Preferred Stock and has been classified by the Board of Directors under the authority contained in the charter of the Corporation.

Section 1.             Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Common Stock” means the Corporation’s common stock, par value $0.01 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Deemed Liquidation Event” means:

(i)          the acquisition by any Person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Corporation entitling that person to exercise more than fifty percent (50%) of the total voting power of all shares of the Corporation entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition).

(ii)         any consolidation or merger of the Corporation in which the Corporation is not the surviving entity, to the extent that (x) in connection therewith, the holders of Common Stock receive as consideration, whether in whole or in part, for such Common Stock (1) cash, (2) notes, debentures or other evidences of indebtedness or obligations to pay cash or (3) preferred stock of the surviving entity (whether or not the surviving entity is the Corporation) which ranks on a parity with or senior to the preferred stock received by holders of the Series C Preferred Stock with respect to liquidation or dividends or (y) the holders of the Series C Preferred Stock do not receive preferred stock of the surviving entity, or a Person that owns on the date of such consolidation or merger 100% of the surviving entity, with rights, powers and preferences equal to (or more favorable to the holders than) the rights, powers and preferences of the Series C Preferred Stock; or

(iii)        the sale, lease, transfer or other disposition (but not a consolidation or merger described in clause (ii) of this definition), in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, except where such sale, lease, transfer or other disposition is to a wholly-owned subsidiary of the Corporation.

“Holder” means a holder of shares of Series C Preferred Stock.

B-29

“Junior Securities” means the means, collectively, the Common Stock and any other class of securities hereafter authorized that is specifically designated as junior to the Series C Preferred Stock.

“National Exchange” means a United States national securities exchange that has registered with the SEC under Section 6 of the Securities Exchange Act of 1934, as amended.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Requisite Holders” means holders of sixty-six and two-thirds percent (66-2/3%) of the issued and outstanding shares of Series C Preferred Stock.

“SEC” means the U.S. Securities and Exchange Commission.

“Series A Preferred Stock” means the Corporation’s Series A 7% Convertible Preferred Stock, par value $0.01 per share.

“Series B Preferred Stock” means the Corporation’s Non-Voting Convertible Preferred Stock, par value $0.01 per share.

“Series C Original Issue Date” means the date on which the applicable share of the Series C Preferred Stock was issued.

“Series C Original Issue Price” means $10.00 per share.

“Series C Preferred Stock” means the Corporation’s Series C 10% Cumulative Convertible Preferred Stock, par value $0.01 per share.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the NYSE, the NYSE MKT, NASDAQ, the OTC Bulletin Board system, the OTCQX market or the OTCQB market operated by OTC Markets Group or any other market on which the Common Stock may be listed or quoted for trading on the date in question, including without limitation the OTC Pink Sheet market.

“VWAP” means, for any specified date or dates, the price per share of the Common Stock, determined by the first of the following clauses that applies, subject in each case, to the VWAP Minimum Price:

(a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. or any similar company that is accepted in the financial industry that reports the trading prices of listed securities (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)),

(b) if the OTC Bulletin Board is not a Trading Market and if the Corporation’s shares are then traded on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board,

(c) if the OTC Bulletin Board is not a Trading Market and if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or

(d) in all other cases: (i) the fair value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation.

B-30

Notwithstanding the foregoing provisions, until the shares of Common Stock are listed or quoted on a Trading Market, the VWAP price used for the purposes of these Articles shall be subject to a minimum price per share, and for all purposes of these Articles, shall not be less than $1.00 per share.

Section 2.             Designation, Amount and Par Value. The series of preferred stock shall be designated as 10% Series C Cumulative Convertible Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”), and the number of shares so designated shall be [ ]. Each share of Series C Preferred Stock shall have a stated value equal to the Series C Original Issue Price.

Section 3.            Ranking. The Series C Preferred Stock will, with respect to rights to receive dividends and to participate in distributions or payments upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to the Common Stock and any Junior Securities, (b) junior to the Series A Preferred Stock, and (c) on parity with any class or series of capital stock of the Corporation expressly designated as ranking on parity with the Series C Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, other than the capital stock referred to in clauses (a) and (b) (the “Parity Securities”).

Section 4.             Dividends.

(a)          Dividends in General.

(i)          Each Holder of Series C Preferred Stock shall be entitled to receive cumulative dividends on each share of Series C Preferred Stock held by such Holder at the rate of ten percent (10%) per annum of the Series C Original Issue Price (the “Total Dividend”) from the Series C Original Issue Date of such share or the Dividend Payment Date for which a dividend has been paid, as applicable. The Total Dividend shall be payable as follows:

(1)         eight percent (8%) per annum of the Series C Original Issue Price shall be payable in cash (the “Cash Dividend”) pursuant to Section 4(c); and

(2)         two percent (2%) per annum of the Series C Original Issue Price (the “Payment in Kind Dividend”) shall be paid to each Holder of Series C Preferred Stock by the Corporation issuing additional shares of Series C Preferred Stock pursuant to Section 4(d).

(ii)         Dividends which have accrued as of any applicable date with respect to the Series C Preferred Stock and remain unpaid as of such date are referred to herein as “Accrued Dividends”.

(b)          Payment of Dividends. Dividends shall accrue on each share of the Series C Preferred Stock commencing on the Series C Original Issue Date of such share or the Dividend Payment Date for which a dividend has been paid, as applicable. Dividends shall be paid quarterly on the 15th day of April, July, October and January of each year (in respect of the quarterly periods ending March 31, June 30, September 30 and December 31), or if any such date is not a Business Day, on the Business Day next succeeding such day (each such date, regardless of whether any dividends have been paid or declared and set aside for payment on such date, a “Dividend Payment Date”); provided that the first payment date for the Dividends shall be January 2, 2019 and dividends shall continue to be accrued as of each Dividend Payment Date prior to January 2, 2019.

(c)          Cash Dividend Payments. All dividends payable in cash hereunder shall be made in lawful money of the United States of America to each Holder in whose name the Series C Preferred Stock is registered as set forth on the books and records of the Corporation. Such payments shall be made by wire transfer of immediately available funds to the account such Holder may from time to time designate by written notice to the Corporation or by Corporation cashier’s check, without any deduction, withholding or offset for any reason whatsoever except to the extent required by law.

(d)          Stock Dividend Payments. All dividends payable in stock hereunder shall be paid by the Corporation issuing shares of Series C Preferred Stock (“Dividend Shares”). The aggregate number of Dividend Shares issuable in connection with the payment by the Corporation for the payment of the dividend on the Series C Preferred Stock under this paragraph as of any Dividend Payment Date shall be equal to: (1) the aggregate Payment in Kind Dividend then accrued as of such Divided Payment Date; (2) divided by the Series C Original Issue Price.

B-31

(e)          Reservation of Series C Preferred Stock. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Series C Preferred Stock for the sole purpose of issuance of Dividend Shares, not less than such aggregate number of Dividend Shares payable upon a Dividend Payment Date. The Corporation covenants that all Dividend Shares that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(f)          Additional Provisions. Except as otherwise permitted with the consent of the Requisite Holders:

(i)          So long as any shares of Series C Preferred Stock are outstanding, except as described in the immediately following sentence and Section 5(b) below, no dividends shall be authorized and declared or paid or set apart for payment on any series or class or classes of Parity Securities for any period unless full cumulative dividends have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series C Preferred Stock for all prior dividend periods. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends authorized and declared upon the Series C Preferred Stock and all dividends authorized and declared upon any other series or class or classes of Parity Securities shall be authorized and declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series C Preferred Stock and such Parity Securities. In the event that any dividends payable on Parity Securities are paid in cash, such cash shall be paid ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series C Preferred Stock and such Parity Securities.

(ii)         So long as any shares of Series C Preferred Stock are outstanding, no dividends (other than dividends or distributions paid solely in Junior Securities of, or in options, warrants or rights to subscribe for or purchase, Junior Securities) shall be authorized and declared or paid or set apart for payment or other distribution authorized and declared or made upon Junior Securities, nor shall any Parity Securities or Junior Securities be redeemed, purchased or otherwise acquired for any consideration (other than a redemption, purchase or other acquisition of Common Stock made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Corporation or any subsidiary) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Shares), unless in each case full cumulative dividends on all outstanding shares of Series C Preferred Stock and any Parity Shares at the time such dividends are payable shall have been paid or set apart for payment for all past dividend periods with respect to the Series C Preferred Stock and all past dividend periods with respect to such Parity Shares.

(iii)        Any dividend payment made on the Series C Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

Section 5.             Liquidation.

(a)          Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation Event”) or Deemed Liquidation Event, unless the Holders, voting as a single class, at a meeting of such Holders elect that a transaction is not a Deemed Liquidation Event, the Holders then outstanding shall be entitled to be paid a liquidation preference out of the assets of the Corporation available for distribution to its stockholders: (i) after payment, and subordinate to, the full payment then owed to the holders of Series A Preferred Stock; (ii) before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, and (iii) pari passu with the holders of shares of Parity Securities on a pro rata basis (as provided in Section 4 above) in an amount per share equal to the Series C Original Issue Price, plus any Accrued Dividends. The Corporation shall provide written notice of any Liquidation Event or Deemed Liquidation event promptly to each Holder, and not less than fifteen (15) days prior to the payment date stated therein.

(b)          Insufficient Assets. If upon any such Liquidation Event or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Holders the full amount to which they shall be entitled under this Section 5, the Holders shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

B-32

Section 6.             Voting Rights.

(a)          General Voting Rights. Subject to the provisions of Section 6 of this Articles Supplementary, on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each Holder shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series C Preferred Stock held by such Holder are convertible as of the record date for determining stockholders entitled to vote on such matter (subject to the conversion limitations hereunder) and shall be entitled to notice of any stockholders’ meeting. . Subject to the provisions of Section 6 of this Articles Supplementary, except as provided by law or by the other provisions of this Articles Supplementary, the Holders shall vote together with the holders of shares of Common Stock and Series A Preferred Stock, on an as converted basis, as a single class. With respect to any stockholder votes occurring prior to the time that the Common Stock is listed or quoted on a Trading Market, then, for purposes of calculating the number of whole shares of Common Stock into which the Series C Preferred Stock is convertible for the purposes of the Holders voting on any matter, the Common Stock shall be deemed to have a value equal to the Series C Original Issue Price.

(b)          Other Voting Rights.

(i)          Except as provided by law or by the other provisions of this Articles Supplementary, the Holders shall not have any other voting rights.

(ii)         For as long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Requisite Holders, take any of the following actions:

(1)         except for the issuance of up to 500,000 additional shares of Series A Preferred Stock, create or issue any class of equity securities or other security convertible into or exercisable for any equity security that, in each case, has rights, preferences or privileges senior to the Series C Preferred Stock, whether with respect to dividend and other distribution rights, preference or other rights on redemption, liquidation, dissolution or winding-up of the Corporation or otherwise;

(2)         alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock or alter or amend this Articles Supplementary;

(3)         amend its articles of incorporation, bylaws or any Articles Supplements of the Corporation in a manner that adverse to the rights of the Holders of the Series C Preferred Stock;

(4)         pay any divided on account to any of the capital stock of the Corporation, other than on account of the Series A Preferred Stock or the Series C Preferred Stock (x) prior to March 31, 2019 and (y) unless all Accrued Dividends on the Series A Preferred Stock and the Series C Preferred Stock are paid in full, pay any dividend on any capital stock (other than dividends on the outstanding Series A Preferred Stock), provided, however, that if the Requisite Holders approve the payment of dividends on the Common Stock, then each Holder will participate in such Common Stock dividend on a pro rata basis assuming all Series C Preferred Stock have been converted into Common Stock on the record date of such divided distribution;

(5)         incur any indebtedness other than indebtedness incurred in the ordinary course, and: (A) the debt of the Corporation or any of its subsidiaries existing on the date of the first issuance of shares of the Series C Preferred Stock, including convertible promissory notes, or (B) refinancing such existing debt on terms similar in all material respects, or (C) mortgages for real estate assets and/or properties, (D) purchase money indebtedness or deferred acquisition payments directly related to real estate investments; provided that the aggregate of such permitted indebtedness does not reduce the net asset value of the real estate investments (free and clear of mortgages and other financing obligations) below the greater of: $75 million or 300% of the aggregate of the Series C Original Issue Price for the shares of Series C Preferred Stock that are issued and outstanding and issued for cash purchase price.

B-33

(6)         unless all Accrued Dividends on the Series A Preferred Stock and the Series C Preferred Stock are paid in full, redeem any shares of the Corporation’s preferred stock (other than shares of the Series A Preferred Stock) or Common Stock (other than pursuant to employee or consultant agreements giving the Corporation the right to repurchase shares at the original cost thereof upon the termination of services and provided that such repurchase is approved by the Corporation’s Board of Directors);

(7)         enter into any agreement with respect to any of the foregoing; or

(8)         enter into any agreement, amend or modify any existing agreement or obligation, or issue any security that prohibits, conflicts or is inconsistent with, or would be breached by, the Corporation’s performance of its obligations hereunder.

Section 7.             Redeemed or Otherwise Acquired Shares. Any shares of Series C Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the Holders of Series C Preferred Stock following redemption.

Section 8.             Limitations on Ownership and Vote.

(a)          The provisions of Article VI of the Corporation’s Articles of Association, as amended to the date of these Articles Supplementary and as may be further amended, modified or supplemented, will continue in full force and effect and to the extent of any conflict of the provisions of Article VI and these Articles Supplementary, the provisions of Article VI of the Articles of Association, as amended to the date of these Articles Supplementary shall supersede and be controlling.

(b)          Notwithstanding the provisions of Section 6 of this Articles Supplementary, the Holders will not have the right to vote to approve the merger, consolidation of the Corporation (i) in which (A) the Corporation is the surviving entity or (B) in which the stockholders of the Corporation will own more than fifty percent (50%) of the total voting power or value of the surviving entity or the parent of such surviving entity; and (ii) the record date for such vote is on or prior to December 31, 2018.

Section 9.            Conversion Rights.

(a)          Definitions. For the purposes of this Section 9 of these Articles Supplementary, the following terms shall have the following meanings:

“Conversion Date” has the meaning set forth in Section 9(c) of these Articles Supplementary.

“Conversion Rate” means the number of shares of Common Stock equal to (x) the Series C Original Issue Price divided by (y) eighty percent (80%) of: (i) the VWAP per share of Common Stock during the twenty (20) consecutive Trading Days prior to the applicable Conversion Date, or (ii) in the event of an Automatic Conversion Date occurring based on the event described Section 9(b)(y), the price per share in the public offering.

“DTC” means The Depository Trust Corporation or any successor entity.

(b)          Automatic Conversion.

(i)          All of the shares of Series C Preferred Stock shall automatically be converted without any action on the part of Holders into shares of Common Stock at the applicable Conversion Rate upon the first to occur of (the “Automatic Conversion Date”): (x) the thirtieth (30th) day after the listing of the Common Stock on a National Exchange; or (y) the closing date of an underwritten public offering of the Common Stock providing aggregate gross proceeds to the Company equal to, or in excess of, $15,000,000.

(ii)         The Corporation shall not issue fractional shares of Common Stock upon the conversion of shares of Series C Preferred Stock pursuant to Section 9(b)(i). Instead, the Corporation shall pay the cash value of such fractional shares based upon: (x) the Closing Sale Price of its Common Stock on the Trading Day immediately prior to the Automatic Conversion Date; or (y) in the event of an Automatic Conversion Date occurring based on the event described Section 9(b)(y), the price per share in the public offering.

B-34

(iii)        As promptly as practicable after the Automatic Conversion Date, the Corporation shall deliver or cause to be delivered certificates representing the number of validly issued, fully paid and non-assessable shares of Common Stock to which the holders of shares of such Series C Preferred Stock shall be entitled. This conversion shall be deemed to have been made at the close of business on the Automatic Conversion Date so that the rights of the Holder as to the shares of Series C Preferred Stock shall cease except for the right to receive the conversion value, and, if applicable, the Person entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of those shares of Common Stock at that time on that date.

(c)          Conversion at Holder’s Option.

(i)          From and after the date that is thirty (30) consecutive Trading Days after the date that the Corporation’s Common Stock is listed or admitted for trading on any Trading Market, Holders, at their option, may, at any time and from time to time, convert some or all of their outstanding shares of Series C Preferred Stock into Common Stock at the then applicable Conversion Rate.

(ii)         The Corporation shall not issue fractional shares of Common Stock upon the conversion of shares of Series C Preferred Stock. Instead, the Corporation shall pay the cash value of such fractional shares based upon the closing offer price (“Closing Sale Price”) of its Common Stock on the Trading Day immediately prior to the date on which the certificate or certificates representing the shares of Series C Preferred Stock to be converted are surrendered, accompanied by a written notice of conversion and any required transfer taxes (the “Voluntary Conversion Date”, and together with the Automatic Conversion Date, a “Conversion Date”).

(iii)        Notwithstanding anything herein to the contrary, Holders may not convert their outstanding shares of Series C Preferred Stock into Common Stock if such conversion would cause the holder (or any other Person) to violate the Aggregate Stock Ownership Limit or Common Stock Ownership Limit (as defined in Article VII of the Charter) or otherwise result in the Corporation failing to qualify as a REIT or violate the rules of any Trading Market then applicable to the Corporation.

(iv)        Holders’ Conversion Procedures.

(1)         Holders may convert some or all of their shares by surrendering to the Corporation at its principal office or at the office of its transfer agent, as may be designated by the Board of Directors, the certificate or certificates for the shares of Series C Preferred Stock to be converted, accompanied by a written notice stating that the Holder elects to convert all or a specified whole number of those shares in accordance with the provisions described in this Section 9(c) and specifying the name or names in which the Holder wishes the certificate or certificates for the shares of Common Stock to be issued. If the notice specifies a name or names other than the name of the Holder, the notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in that name or names. Other than such transfer taxes, the Corporation shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series C Preferred Stock. The date on which the Corporation has received all of the surrendered certificate or certificates, the notice relating to the conversion and payment of all required transfer taxes, if any, or the demonstration to the Corporation’s satisfaction that those taxes have been paid, shall be deemed the Conversion Date with respect to a share of Series C Preferred Stock. As promptly as practicable after the Conversion Date with respect to any shares of Series C Preferred Stock, the Corporation shall deliver or cause to be delivered (A) certificates representing the number of validly issued, fully paid and non-assessable shares of Common Stock to which the holders of shares of such Series C Preferred Stock, or the transferee of the holder of such shares of Series C Preferred Stock, shall be entitled and (B) if less than the full number of shares of Series C Preferred Stock represented by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares represented by the surrendered certificate or certificates, less the number of shares being converted. This conversion shall be deemed to have been made at the close of business on the Conversion Date so that the rights of the Holder as to the shares being converted shall cease except for the right to receive the conversion value, and, if applicable, the Person entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of those shares of Common Stock at that time on that date.

B-35

(2)         In lieu of the foregoing procedures, if the Series C Preferred Stock is held in global certificate form, the Holder must comply with the procedures of DTC to convert its beneficial interest in respect of the Series C Preferred Stock represented by a global stock certificate of the Series C Preferred Stock.

(3)         If more than one share of Series C Preferred Stock is surrendered for conversion by the same holder at the same time, the number of whole shares of Common Stock issuable upon conversion of those shares of Series C Preferred Stock shall be computed on the basis of the total number of shares of Series C Preferred Stock so surrendered.

(d)          Reservation of Shares. The Corporation shall at all times reserve and keep available, free from preemptive rights out of the Corporation’s authorized but unissued shares of capital stock, for issuance upon the conversion of shares of Series C Preferred Stock, a number of the Corporation’s authorized but unissued shares of Common Stock that shall from time to time be sufficient to permit the conversion of all outstanding shares of Series C Preferred Stock.

(e)          Compliance with Laws; Validity, etc., of Common Stock. Before the delivery of any securities upon conversion of shares of Series C Preferred Stock, the Corporation shall comply with all applicable federal and state laws and regulations. All shares of Common Stock delivered upon conversion of shares of Series C Preferred Stock shall, upon delivery, be duly and validly issued, fully paid and non-assessable, free of all liens and charges, not subject to any preemptive rights and without restriction (whether under Rule 144 or otherwise).

(f)          Payment of Dividends Upon Conversion.

(i)          Upon the conversion of any shares of Series C Preferred Stock, such Series C Preferred Stock shall cease to cumulate dividends as of the end of the Conversion Date, and the Holder shall not receive any payment in an amount equal to accrued and unpaid dividends on the shares of Series C Preferred Stock, except in those limited circumstances discussed below in this Section 9(iii)(f). Except as provided below in this Section 9(iii)(f), the Corporation shall make no payment for accrued and unpaid dividends, whether or not in arrears, on shares of Series C Preferred Stock that have been converted.

(ii)         If a Conversion Date occurs before the close of business on a Dividend Record Date, the Holder shall not be entitled to receive any portion of the dividend payable on such shares of converted stock on the corresponding Dividend Payment Date.

(iii)        If a Conversion Date occurs after the Dividend Record Date but prior to the corresponding Dividend Payment Date, the Holder on the Dividend Record Date will receive on that Dividend Payment Date accrued dividends on those shares of Series C Preferred Stock, notwithstanding the conversion of those shares of Series C Preferred Stock prior to that Dividend Payment Date.

(g)          Effect of Business Combinations. In the case of the following events (each a “business combination”):

(i)          any recapitalization, reclassification or change of Common Stock (other than changes resulting from a subdivision or combination);

(ii)         a consolidation, merger or combination involving the Corporation;

(iii)        a sale, conveyance or lease to another corporation of all or substantially all of the Corporation’s property and assets (other than to one or more of the Corporation’s subsidiaries); or

(iv)        a statutory share exchange,

B-36

in each case, as a result of which holders of Common Stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for Common Stock, a Holder shall be entitled thereafter to convert such shares of Series C Preferred Stock into the kind and amount of stock, other securities or other property or assets (including cash or any combination thereof) which the Holder would have owned or been entitled to receive upon such business combination as if such Holder held a number of shares of Common Stock equal to the Conversion Rate in effect on the effective date for such business combination, multiplied by the number of shares of Series C Preferred Stock held by such Holder. In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in such business combination, the Corporation shall make adequate provision whereby the Holders shall have a reasonable opportunity to determine the form of consideration into which all of the shares of Series C Preferred Stock, treated as a single class, shall be convertible from and after the effective date of such business combination. Such determination shall be based on the weighted average of elections made by the Holders who participate in such determination, shall be subject to any limitations to which all holders of Common Stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in such business combination, and shall be conducted in such a manner as to be completed by the date which is the earliest of (1) the deadline for elections to be made by holders of Common Stock and (2) two business days prior to the anticipated effective date of the business combination.

The Corporation shall provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by the Holders (and the weighted average of elections), by posting such notice with DTC and providing a copy of such notice to the Corporation’s transfer agent. If the effective date of a business combination is delayed beyond the initially anticipated effective date, the Holders shall be given the opportunity to make subsequent similar determinations in regard to such delayed effective date. The Corporation may not become a party to any such transaction unless its terms are consistent with the preceding. None of the foregoing provisions shall affect the right of a Holder to convert such Holder’s shares of Series C Preferred Stock into shares of Common Stock prior to the effective date of such business combination.

Section 10.           Miscellaneous.

(a)          Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service or delivered by electronic mail, addressed to the Corporation, at the principal address of the Corporation or such other facsimile number, e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 10(a). Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service or delivered by electronic mail addressed to each Holder at the facsimile number, e-mail address or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)          Absolute Obligation. Except as expressly provided herein, no provision of this Articles Supplementary shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages and accrued dividends, as applicable, on the shares of Series C Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c)          Lost or Mutilated Series C Preferred Stock Certificate. If a Holder’s Series C Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series C Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

B-37

(d)          Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Articles Supplementary shall be governed by and construed and enforced in accordance with the internal laws of the State of Maryland, without regard to the principles of conflict of laws thereof.

(e)          Amendments; Waiver. This Articles Supplementary may be amended or any provision of this Articles Supplementary may be waived by the Corporation solely with the affirmative vote at a duly held meeting or written consent of the Requisite Holders. Any waiver by the Corporation or a Holder of a breach of any provision of this Articles Supplementary shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Articles Supplementary or a waiver by any other Holders, except that a waiver by the Requisite Holders will constitute a waiver of all Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Articles Supplementary on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Articles Supplementary on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(f)          Severability. If any provision of this Articles Supplementary is invalid, illegal or unenforceable, the balance of this Articles Supplementary shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(g)          Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(h)          Headings. The headings contained herein are for convenience only, do not constitute a part of this Articles Supplementary and shall not be deemed to limit or affect any of the provisions hereof.

(i)          Status of Converted or Redeemed Series C Preferred Stock. If any shares of Series C Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series C Preferred Stock.

*********************

B-38

ANNEX C

BYLAWS

OF

GADSDEN PROPERTIES, INC.

ARTICLE I
OFFICES

SECTION 1.01 PRINCIPAL OFFICE. The principal office of the Corporation in the State of Maryland shall be located at such place as the Board of Directors may designate.

SECTION 1.02 ADDITIONAL OFFICES. The Corporation may have additional offices, including a principal executive office, at such places as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II
MEETINGS OF STOCKHOLDERS

SECTION 2.01 PLACE. All meetings of stockholders shall be held at the principal executive office of the Corporation or at such other place as shall be set in accordance with these Bylaws and stated in the notice of the meeting.

SECTION 2.02 ANNUAL MEETING. An annual meeting of the stockholders for the election of directors and the transaction of any business within the powers of the Corporation shall be held on the date and at the time and place set by the Board of Directors. Nominations of individuals for election to the Board of Directors and the proposal of business to be considered by stockholders at the annual meeting may only be made (i) pursuant to the Corporation’s notice of the meeting, (ii) by or at the direction of the Board of Directors and (iii) by a stockholder who was a stockholder of record both at the time of giving notice by the stockholder as provided for in Section 2.11 and at the time of the annual meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in Section 2.11 of this Article II.

SECTION 2.03 SPECIAL MEETINGS.

(a) GENERAL. Each of the chairman of the board, chief executive officer, president and Board of Directors may call a special meeting of stockholders. Except as provided in subsection (b) of this Section 2.03, a special meeting of stockholders shall be held on the date and at the time and place set by the chairman of the board, chief executive officer, president or Board of Directors, whoever has called the meeting. Subject to subsection (b) of this Section 2.03, a special meeting of stockholders shall also be called by the secretary of the Corporation to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting.

(b) STOCKHOLDER-REQUESTED SPECIAL MEETINGS.

(1) Any stockholder of record seeking to have stockholders request a special meeting shall, by sending written notice to the secretary (the “Record Date Request Notice”) by registered mail, return receipt requested, request the Board of Directors to fix a record date to determine the stockholders entitled to request a special meeting (the “Request Record Date”). The Record Date Request Notice shall set forth the purpose of the meeting and the matters proposed to be acted on at it, shall be signed by one or more stockholders of record as of the date of signature (or their agents duly authorized in a writing accompanying the Record Date Request Notice), shall bear the date of signature of each such stockholder (or such agent) and shall set forth all information relating to each such stockholder and each matter proposed to be acted on at the meeting that would be required to be disclosed in connection with the solicitation of proxies for the election of directors in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such a solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”). Upon receiving the Record Date Request Notice, the Board of Directors may fix a Request Record Date. The Request Record Date shall not precede and shall not be more than ten days after the close of business on the date on which the resolution fixing the Request Record Date is adopted by the Board of Directors. If the Board of Directors, within ten days after the date on which a valid Record Date Request Notice is received, fails to adopt a resolution fixing the Request Record Date, the Request Record Date shall be the close of business on the tenth day after the first date on which a Record Date Request Notice is received by the secretary.

C-1

(2) In order for any stockholder to request a special meeting to act on any matter that may properly be considered at a meeting of stockholders, one or more written requests for a special meeting (collectively, the “Special Meeting Request”) signed by stockholders of record (or their agents duly authorized in a writing accompanying the request) as of the Request Record Date entitled to cast not less than a majority of all of the votes entitled to be cast on such matter at such meeting (the “Special Meeting Percentage”) shall be delivered to the secretary. In addition, the Special Meeting Request shall (a) set forth the purpose of the meeting and the matters proposed to be acted on at it (which shall be limited to those lawful matters set forth in the Record Date Request Notice received by the secretary), (b) bear the date of signature of each such stockholder (or such agent) signing the Special Meeting Request, (c) set forth (i) the name and address, as they appear in the Corporation’s books, of each stockholder signing such request (or on whose behalf the Special Meeting Request is signed), (ii) the class, series and number of all shares of stock of the Corporation which are owned (beneficially or of record) by each such stockholder and (iii) the nominee holder for, and number of, shares of stock of the Corporation owned beneficially but not of record by such stockholder, (d) be sent to the secretary by registered mail, return receipt requested, and (e) be received by the secretary within 60 days after the Request Record Date. Any requesting stockholder (or agent duly authorized in a writing accompanying the revocation of the Special Meeting Request) may revoke his, her or its request for a special meeting at any time by written revocation delivered to the secretary.

(3) The secretary shall inform the requesting stockholders of the reasonably estimated cost of preparing and mailing or delivering the notice of the meeting (including the Corporation’s proxy materials). The secretary shall not be required to call a special meeting upon stockholder request and such meeting shall not be held unless, in addition to the documents required by paragraph (2) of this Section 2.03(b), the secretary receives payment of such reasonably estimated cost prior to the preparation and mailing or delivery of such notice of the meeting.

(4) In the case of any special meeting called by the secretary upon the request of stockholders (a “Stockholder-Requested Meeting”), such meeting shall be held at such place, date and time as may be designated by the Board of Directors; provided, however, that the date of any Stockholder-Requested Meeting shall be not more than 90 days after the record date for such meeting (the “Meeting Record Date”); and provided further that if the Board of Directors fails to designate, within ten days after the date that a valid Special Meeting Request is actually received by the secretary (the “Delivery Date”), a date and time for a Stockholder-Requested Meeting, then such meeting shall be held at 2:00 p.m. local time on the 90th day after the Meeting Record Date or, if such 90th day is not a Business Day (as defined below), on the first preceding Business Day; and provided further that in the event that the Board of Directors fails to designate a place for a Stockholder-Requested Meeting within ten days after the Delivery Date, then such meeting shall be held at the principal executive office of the Corporation. In fixing a date for any special meeting, the chairman of the board, chief executive officer, president or Board of Directors may consider such factors as he, she or it deems relevant, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for the meeting and any plan of the Board of Directors to call an annual meeting or a special meeting. In the case of any Stockholder-Requested Meeting, if the Board of Directors fails to fix a Meeting Record Date that is a date within 30 days after the Delivery Date, then the close of business on the 30th day after the Delivery Date shall be the Meeting Record Date. The Board of Directors may revoke the notice for any Stockholder-Requested Meeting in the event that the requesting stockholders fail to comply with the provisions of paragraph (3) of this Section 2.03(b).

(5) If written revocations of the Special Meeting Request have been delivered to the secretary and the result is that stockholders of record (or their agents duly authorized in writing), as of the Request Record Date, entitled to cast less than the Special Meeting Percentage have delivered, and not revoked, requests for a special meeting on the matter to the secretary: (i) if the notice of meeting has not already been delivered, the secretary shall refrain from delivering the notice of the meeting and send to all requesting stockholders who have not revoked such requests written notice of any revocation of a request for a special meeting on the matter, or (ii) if the notice of meeting has been delivered and if the secretary first sends to all requesting stockholders who have not revoked requests for a special meeting on the matter written notice of any revocation of a request for the special meeting and written notice of the Corporation’s intention to revoke the notice of the meeting or for the chairman of the meeting to adjourn the meeting without action on the matter, (A) the secretary may revoke the notice of the meeting at any time before ten days before the commencement of the meeting or (B) the chairman of the meeting may call the meeting to order and adjourn the meeting without acting on the matter. Any request for a special meeting received after a revocation by the secretary of a notice of a meeting shall be considered a request for a new special meeting.

C-2

(6) The chairman of the board, chief executive officer, president or Board of Directors may appoint regionally or nationally recognized independent inspectors of elections to act as the agent of the Corporation for the purpose of promptly performing a ministerial review of the validity of any purported Special Meeting Request received by the secretary. For the purpose of permitting the inspectors to perform such review, no such purported Special Meeting Request shall be deemed to have been received by the secretary until the earlier of (i) five Business Days after actual receipt by the secretary of such purported request and (ii) such date as the independent inspectors certify to the Corporation that the valid requests received by the secretary represent, as of the Request Record Date, stockholders of record entitled to cast not less than the Special Meeting Percentage. Nothing contained in this paragraph (6) shall in any way be construed to suggest or imply that the Corporation or any stockholder shall not be entitled to contest the validity of any request, whether during or after such five Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

(7) For purposes of these Bylaws, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

SECTION 2.04 NOTICE. Not less than ten nor more than 90 days before each meeting of stockholders, the secretary shall give to each stockholder entitled to vote at such meeting and to each stockholder not entitled to vote who is entitled to notice of the meeting notice in writing or by electronic transmission stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called, by mail, by presenting it to such stockholder personally, by leaving it at the stockholder’s residence or usual place of business, by electronic transmission or by any other means permitted by Maryland law. If mailed, such notice shall be deemed to be given when deposited in the U.S. mail addressed to the stockholder at the stockholder’s address as it appears on the records of the Corporation, with postage thereon prepaid. If transmitted electronically, such notice shall be deemed to be given when transmitted to the stockholder by an electronic transmission to any address or number of the stockholder at which the stockholder receives electronic transmissions. The Corporation may give a single notice to all stockholders who share an address, which single notice shall be effective as to any stockholder at such address, unless such stockholder objects to receiving such single notice or revokes a prior consent to receiving such single notice. Failure to give notice of any meeting to one or more stockholders, or any irregularity in such notice, shall not affect the validity of any meeting fixed in accordance with this Article II or the validity of any proceedings at any such meeting. Subject to Section 2.11(a) of this Article II, any business of the Corporation may be transacted at an annual meeting of stockholders without being specifically designated in the notice, except such business as is required by any statute to be stated in such notice. No business shall be transacted at a special meeting of stockholders except as specifically designated in the notice. The Corporation may postpone or cancel a meeting of stockholders by making a public announcement (as defined in Section 2.11(c)(3) of this Article II) of such postponement or cancellation prior to the meeting. Notice of the date, time and place to which the meeting is postponed shall be given not less than ten days prior to such date and otherwise in the manner set forth in this section.

SECTION 2.05 ORGANIZATION AND CONDUCT. Every meeting of stockholders shall be conducted by an individual appointed by the Board of Directors to be chairman of the meeting or, in the absence of such appointment or appointed individual, by the chairman of the board or, in the case of a vacancy in the office or absence of the chairman of the board, by one of the following officers present at the meeting in the following order: the vice chairman of the board, if there is one, the chief executive officer, the president, the treasurer, the secretary, or, in the absence of such officers, a chairman chosen by the stockholders by the vote of a majority of the votes cast by stockholders present in person or by proxy. The secretary, or, in the secretary’s absence, an assistant secretary, or, in the absence of both the secretary and assistant secretaries, an individual appointed by the Board of Directors or, in the absence of such appointment, an individual appointed by the chairman of the meeting shall act as secretary. In the event that the secretary presides at a meeting of stockholders, an assistant secretary, or, in the absence of all assistant secretaries, an individual appointed by the Board of Directors or the chairman of the meeting, shall record the minutes of the meeting. The order of business and all other matters of procedure at any meeting of stockholders shall be determined by the chairman of the meeting. The chairman of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of the chairman and without any action by the stockholders, are appropriate for the proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to stockholders of record of the Corporation, their duly authorized proxies and such other individuals as the chairman of the meeting may determine; (c) limiting participation at the meeting on any matter to stockholders of record of the Corporation entitled to vote on such matter, their duly authorized proxies and other such individuals as the chairman of the meeting may determine; (d) limiting the time allotted to questions or comments; (e) determining when and for how long the polls should be opened and when the polls should be closed; (f) maintaining order and security at the meeting; (g) removing any stockholder or any other individual who refuses to comply with meeting procedures, rules or guidelines as set forth by the chairman of the meeting; (h) concluding a meeting or recessing or adjourning the meeting, whether or not a quorum is present, to a later date and time and at a place announced at the meeting; and (i) complying with any state and local laws and regulations concerning safety and security. Unless otherwise determined by the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

C-3

SECTION 2.06 QUORUM. At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum; but this section shall not affect any requirement under any statute or the charter of the Corporation (the “Charter”) for the vote necessary for the approval of any matter. If such quorum is not established at any meeting of the stockholders, the chairman of the meeting may adjourn the meeting sine die or from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified. The stockholders present either in person or by proxy, at a meeting which has been duly called and at which a quorum has been established, may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough stockholders to leave fewer than would be required to establish a quorum.

SECTION 2.07 VOTING. A majority of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director. Each share entitles the holder thereof to vote for as many individuals as there are directors to be elected and for whose election the holder is entitled to vote. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the Charter. Unless otherwise provided by statute or by the Charter, each outstanding share, regardless of class, entitles the holder thereof to one vote on each matter submitted to a vote at a meeting of stockholders. Voting on any question or in any election may be viva voce unless the chairman of the meeting shall order that voting be by ballot or otherwise.

SECTION 2.08 PROXIES. A stockholder of record may vote in person or by proxy executed by the stockholder or by the stockholder’s duly authorized agent in any manner permitted by law. Such proxy or evidence of authorization of such proxy shall be filled with the secretary of the Corporation before or at the meeting. No proxy shall be valid more than eleven (11) months after its date unless otherwise provided in the proxy.

SECTION 2.09 VOTING STOCK BY CERTAIN HOLDERS. Stock of the Corporation registered in the name of a corporation, partnership, joint venture, trust, limited liability company or other entity, if entitled to be voted, may be voted by the president or a vice president, general partner, trustee, manager or managing member thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such stock pursuant to a bylaw or a resolution of the governing body of such corporation or other entity or agreement of the partners of a partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such stock. Any director or fiduciary, in such capacity, may vote stock registered in such director’s or fiduciary’s name, either in person or by proxy.

Shares of stock of the Corporation directly or indirectly owned by it shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding shares at any given time.

The Board of Directors may adopt by resolution a procedure by which a stockholder may certify in writing to the Corporation that any shares of stock registered in the name of the stockholder are held for the account of a specified person other than the stockholder. The resolution shall set forth the class of stockholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date, the time after the record date within which the certification must be received by the Corporation; and any other provisions with respect to the procedure which the Board of Directors considers necessary or desirable. On receipt by the Corporation of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the holder of record of the specified stock in place of the stockholder who makes the certification.

C-4

SECTION 2.10 INSPECTORS. The Board of Directors or the chairman of the meeting may appoint, before or at the meeting, one or more inspectors for the meeting and any successor to the inspector. Except as otherwise provided by the chairman of the meeting, the inspectors, if any, shall (i) determine the number of shares of stock represented at the meeting, in person or by proxy, and the validity and effect of proxies, (ii) receive and tabulate all votes, ballots or consents, (iii) report such tabulation to the chairman of the meeting, (iv) hear and determine all challenges and questions arising in connection with the right to vote, and (v) do such acts as are proper to fairly conduct the election or vote. Each such report shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.

SECTION 2.11 ADVANCE NOTICE OF STOCKHOLDER NOMINEES FOR DIRECTOR AND OTHER STOCKHOLDER PROPOSALS.

(a) ANNUAL MEETINGS OF STOCKHOLDERS.

(1) Nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of the Corporation who was a stockholder of record both at the time of giving of notice by the stockholder as provided for in this Section 2.11(a) and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with this Section 2.11(a).

(2) For any nomination or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (a)(1) of this Section 2.11, the stockholder must have given timely notice thereof in writing to the secretary of the Corporation and any such other business must otherwise be a proper matter for action by the stockholders. To be timely, a stockholder’s notice shall set forth all information required under this Section 2.11 and shall be delivered to the secretary at the principal executive office of the Corporation not earlier than the 150th day nor later than 5:00 p.m., Pacific Time, on the 120th day prior to the first anniversary of the date of the proxy statement (as defined in Section 2.11(c)(3) of this Article II) for the preceding year’s annual meeting; provided, however, that in connection with the Corporation’s first annual meeting or in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, in order for notice by the stockholder to be timely, such notice must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Pacific Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

(3) Such stockholder’s notice shall set forth:

(i) as to each individual whom the stockholder proposes to nominate for election or reelection as a director (each, a “Proposed Nominee”), all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) promulgated under the Exchange Act;

(ii) as to any other business that the stockholder proposes to bring before the meeting, a description of such business, the stockholder’s reasons for proposing such business at the meeting and any material interest in such business of such stockholder or any Stockholder Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the stockholder or the Stockholder Associated Person therefrom;

(iii) as to the stockholder giving the notice, any Proposed Nominee and any Stockholder Associated Person,

A. the class, series and number of all shares of stock or other securities of the Corporation or any affiliate thereof (collectively, the “Company Securities”), if any, which are owned (beneficially or of record) by such stockholder, Proposed Nominee or Stockholder Associated Person, the date on which each such Company Security was acquired and the investment intent of such acquisition, and any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of such stock or other security) in any Company Securities of any such person,

C-5

B. the nominee holder for, and number of, any Company Securities owned beneficially but not of record by such stockholder, Proposed Nominee or Stockholder Associated Person,

C. any substantial interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with the Corporation), by security holdings or otherwise, of such stockholder, Proposed Nominee or Stockholder Associated Person, in the Corporation or any affiliate thereof, other than an interest arising from the ownership of Company Securities where such stockholder, Proposed Nominee or Stockholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;

(iv) as to the stockholder giving the notice, any Stockholder Associated Person with an interest or ownership referred to in clauses (ii) or (iii) of this paragraph (3) of this Section 2.11(a) and any Proposed Nominee,

A. the name and address of such stockholder, as they appear on the Corporation’s stock ledger, and the current name and business address, if different, of each such Stockholder Associated Person and any Proposed Nominee, and

B. the investment strategy or objective, if any, of such stockholder and each such Stockholder Associated Person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such stockholder and each such Stockholder Associated Person;

(v) the name and address of any person who contacted or was contacted by the stockholder giving the notice or any Stockholder Associated Person about the Proposed Nominee or other business proposal prior to the date of such stockholder’s notice; and

(vi) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director or the proposal of other business on the date of such stockholder’s notice.

(4) Such stockholder’s notice shall, with respect to any Proposed Nominee, be accompanied by a certificate executed by the Proposed Nominee (i) certifying that such Proposed Nominee (a) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation in connection with service or action as a director that has not been disclosed to the Corporation and (b) will serve as a director of the Corporation if elected; and (ii) attaching a completed Proposed Nominee questionnaire (which questionnaire shall be provided by the Corporation, upon request, to the stockholder providing the notice and shall include all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act, or would be required pursuant to the rules of any national securities exchange on which any securities of the Corporation are listed or over-the-counter market on which any securities of the Corporation are traded).

(5) Notwithstanding anything in this subsection (a) of this Section 2.11 to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased, and there is no public announcement of such action at least 130 days prior to the first anniversary of the date of the proxy statement (as defined in Section 2.11(c)(3) of this Article II) for the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.11(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive office of the Corporation not later than 5:00 p.m., Pacific Time, on the tenth day following the day on which such public announcement is first made by the Corporation.

(6) For purposes of this Section 2.11, “Stockholder Associated Person” of any stockholder means (i) any person acting in concert with such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder (other than a stockholder that is a depositary) and (iii) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such stockholder or such Stockholder Associated Person.

C-6

(b) SPECIAL MEETINGS OF STOCKHOLDERS. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of individuals for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected only (i) by or at the direction of the Board of Directors or (ii) provided that the special meeting has been called in accordance with Section 2.03(a) of this Article II for the purpose of electing directors, by any stockholder of the Corporation who is a stockholder of record both at the time of giving of notice provided for in this Section 2.11 and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the notice procedures set forth in this Section 2.11. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more individuals to the Board of Directors, any stockholder may nominate an individual or individuals (as the case may be) for election as a director as specified in the Corporation’s notice of meeting, if the stockholder’s notice, containing the information required by paragraphs (a)(3) and (4) of this Section 2.11, is delivered to the secretary at the principal executive office of the Corporation not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Pacific Time, on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The public announcement of a postponement or adjournment of a special meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

(c) GENERAL.

(1) If information submitted pursuant to this Section 2.11 by any stockholder proposing a nominee for election as a director or any proposal for other business at a meeting of stockholders shall be inaccurate in any material respect, such information may be deemed not to have been provided in accordance with this Section 2.11. Any such stockholder shall notify the Corporation of any inaccuracy or change (within two Business Days of becoming aware of such inaccuracy or change) in any such information. Upon written request by the secretary or the Board of Directors, any such stockholder shall provide, within five Business Days of delivery of such request (or such other period as may be specified in such request), (A) written verification, satisfactory, in the discretion of the Board of Directors or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 2.11, and (B) a written update of any information (including, if requested by the Corporation, written confirmation by such stockholder that it continues to intend to bring such nomination or other business proposal before the meeting) submitted by the stockholder pursuant to this Section 2.11 as of an earlier date. If a stockholder fails to provide such written verification or written update within such period, the information as to which written verification or a written update was requested may be deemed not to have been provided in accordance with this Section 2.11.

(2) Only such individuals who are nominated in accordance with this Section 2.11 shall be eligible for election by stockholders as directors, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with this Section 2.11. The chairman of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with this Section 2.11.

(3) For purposes of this Section 2.11, “the date of the proxy statement” shall have the same meaning as “the date of the company’s proxy statement released to shareholders” as used in Rule 14a-8(e) promulgated under the Exchange Act, as interpreted by the Securities and Exchange Commission from time to time. “Public announcement” shall mean disclosure in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to the Exchange Act.

(4) Notwithstanding the foregoing provisions of this Section 2.11, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.11. Nothing in this Section 2.11 shall be deemed to affect any right of a stockholder to request inclusion of a proposal in, or the right of the Corporation to omit a proposal from, any proxy statement filed by the Corporation with the Securities and Exchange Commission pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act. Nothing in this Section 2.11 shall require disclosure of revocable proxies received by the stockholder or Stockholder Associated Person pursuant to a solicitation of proxies after the filing of an effective Schedule 14A by such stockholder or Stockholder Associated Person under Section 14(a) of the Exchange Act.

C-7

SECTION 2.12 TELEPHONE MEETINGS. The Board of Directors or chairman of the meeting may permit one or more stockholders to participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means constitutes presence in person at the meeting.

SECTION 2.13 CONTROL SHARE ACQUISITION ACT. Notwithstanding any other provision of the Charter or these Bylaws, Title 3, Subtitle 7 of the Maryland General Corporation Law, or any successor statute (the “MGCL”), shall not apply to any acquisition by any person of shares of stock of the Corporation. This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.

SECTION 2.14 STOCKHOLDERS’ CONSENT IN LIEU OF MEETING. Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting if a unanimous consent setting forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and filed with the minutes of proceedings of the stockholders.

ARTICLE III
DIRECTORS

SECTION 3.01 GENERAL POWERS. The business and affairs of the Corporation shall be managed under the direction and oversight of the Board of Directors.

SECTION 3.02 NUMBER AND TENURE. At any regular meeting or at any special meeting called for that purpose, a majority of the entire Board of Directors may establish, increase or decrease the number of directors, provided that the number thereof shall never be less than the minimum number required by the MGCL, and further provided that the tenure of office of a director shall not be affected by any decrease in the number of directors. Any director of the Corporation may resign at any time by delivering his or her resignation to the Board of Directors, the chairman of the board or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation.

SECTION 3.03 ANNUAL AND REGULAR MEETINGS. An annual meeting of the Board of Directors shall be held immediately after and at the same place as the annual meeting of stockholders, no notice other than this Bylaw being necessary. In the event such meeting is not so held, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors. The Board of Directors may provide, by resolution, the time and place for the holding of regular meetings of the Board of Directors without other notice than such resolution.

SECTION 3.04 SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by or at the request of the chairman of the board, the chief executive officer, the president or a majority of the directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix any place as the place for holding any special meeting of the Board of Directors called by them. The Board of Directors may provide, by resolution, the time and place for the holding of special meetings of the Board of Directors without other notice than such resolution.

SECTION 3.05 NOTICE. Notice of any special meeting of the Board of Directors shall be delivered personally or by telephone, electronic mail, facsimile transmission, courier or U.S. mail to each director at his or her business or residence address. Notice by personal delivery, telephone, electronic mail or facsimile transmission shall be given at least 24 hours prior to the meeting. Notice by U.S. mail shall be given at least three days prior to the meeting. Notice by courier shall be given at least two days prior to the meeting. Telephone notice shall be deemed to be given when the director or his or her agent is personally given such notice in a telephone call to which the director or his or her agent is a party. Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Corporation by the director. Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Corporation by the director and receipt of a completed answer-back indicating receipt. Notice by U.S. mail shall be deemed to be given when deposited in the U.S. mail properly addressed, with postage thereon prepaid. Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Directors need be stated in the notice, unless specifically required by statute or these Bylaws.

C-8

SECTION 3.06 QUORUM. A majority of the directors shall constitute a quorum for transaction of business at any meeting of the Board of Directors, provided that, if less than a majority of such directors is present at such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice, and provided further that if, pursuant to applicable law, the Charter or these Bylaws, the vote of a majority or other percentage of a particular group of directors is required for action, a quorum must also include a majority or such other percentage of such group.

The directors present at a meeting which has been duly called and at which a quorum has been established may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough directors to leave fewer than required to establish a quorum.

SECTION 3.07 VOTING. The action of a majority of the directors present at a meeting at which a quorum is present shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws. If enough directors have withdrawn from a meeting to leave fewer than required to establish a quorum, but the meeting is not adjourned, the action of the majority of that number of directors necessary to constitute a quorum at such meeting shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws.

SECTION 3.08 ORGANIZATION. At each meeting of the Board of Directors, the chairman of the board or, in the absence of the chairman, the vice chairman of the board, if any, shall act as chairman of the meeting. In the absence of both the chairman and vice chairman of the board, the chief executive officer or, in the absence of the chief executive officer, the president or, in the absence of the president a director chosen by a majority of the directors present, shall act as chairman of the meeting. The secretary or, in his or her absence, an assistant secretary of the Corporation, or, in the absence of the secretary and all assistant secretaries, an individual appointed by the chairman of the meeting, shall act as secretary of the meeting.

SECTION 3.09 TELEPHONE MEETINGS. Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

SECTION 3.10 CONSENT BY DIRECTORS WITHOUT A MEETING. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each director and is filed with the minutes of proceedings of the Board of Directors.

SECTION 3.11 VACANCIES. Until such time as the Corporation becomes subject to Section 3-804(c) of the MGCL, any vacancy on the Board of Directors for any cause other than an increase in the number of directors may be filled by a majority of the remaining directors, even if such majority is less than a quorum; any vacancy in the number of directors created by an increase in the number of directors may be filled by a majority vote of the entire Board of Directors; and any individual so elected as director shall serve until the next annual meeting of stockholders and until his or her successor is elected and qualifies. At such time as the Corporation becomes subject to Section 3-804(c) of the MGCL any vacancy on the Board of Directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies.

SECTION 3.12 COMPENSATION. Directors shall not receive any stated salary for their services as Directors, provided, however, that non-executive directors may receive, by resolution of the Board of Directors, a compensation program that consists of annual retainer fees and long-term equity awards. Directors may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the Board of Directors or of any committee thereof; but nothing herein contained shall be construed to preclude any directors from serving the Corporation in any other capacity and receiving compensation therefor.

SECTION 3.13 RELIANCE. Each director and officer of the Corporation shall, in the performance of his or her duties with respect to the Corporation, be entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by an officer or employee of the Corporation whom the director or officer reasonably believes to be reliable and competent in the matters presented, by a lawyer, certified public accountant or other person, as to a matter which the director or officer reasonably believes to be within the person’s professional or expert competence, or, with respect to a director, by a committee of the Board of Directors on which the director does not serve, as to a matter within its designated authority, if the director reasonably believes the committee to merit confidence.

C-9

SECTION 3.14 RATIFICATION. The Board of Directors or the stockholders may ratify and make binding on the Corporation any action or inaction by the Corporation or its officers to the extent that the Board of Directors or the stockholders could have originally authorized the matter. Moreover, any action or inaction questioned in any stockholders’ derivative proceeding or any other proceeding on the ground of lack of authority, defective or irregular execution, adverse interest of a director, officer or stockholder, non-disclosure, miscomputation, the application of improper principles or practices of accounting or otherwise, may be ratified, before or after judgment, by the Board of Directors or by the stockholders, and if so ratified, shall have the same force and effect as if the questioned action or inaction had been originally duly authorized, and such ratification shall be binding upon the Corporation and its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned action or inaction.

 SECTION 3.15 CERTAIN RIGHTS OF DIRECTORS AND OFFICERS. A director who is not also an officer of the Corporation shall have no responsibility to devote his or her full time to the affairs of the Corporation. Any director or officer, in his or her personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to, in addition to or in competition with those of or relating to the Corporation.

SECTION 3.16 EMERGENCY. Notwithstanding any other provision in the Charter or these Bylaws, this Section 3.16 shall apply during the existence of any catastrophe, or other similar emergency condition, as a result of which a quorum of the Board of Directors under Article III of these Bylaws cannot readily be obtained (an “Emergency”). During any Emergency, unless otherwise provided by the Board of Directors, (i) a meeting of the Board of Directors or a committee thereof may be called by any director or officer by any means feasible under the circumstances; (ii) notice of any meeting of the Board of Directors during such an Emergency may be given less than 24 hours prior to the meeting to as many directors and by such means as may be feasible at the time, including publication, television or radio; and (iii) the number of directors necessary to constitute a quorum shall be one-third of the entire Board of Directors, unless there are only two or three directors then serving, in which case not less than two shall constitute a quorum.

SECTION 3.19 REMOVAL OF DIRECTORS. Subject to the rights of holders of one or more classes of preferred stock to elect or remove a particular director or directors, a director may be removed from office only for cause and then only by the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors. For purposes of the foregoing, “cause” shall mean only (i) final adjudication of a felony, which felony has a material adverse effect on the Corporation, (ii) final declaration of unsound mind by order of a court that is not subject to appeal, (iii) gross dereliction of duty as determined by a court of competent jurisdiction or arbitration panel that, in either case, is not subject to appeal, (iv) commission of an act that constitutes intentional misconduct or a knowing violation of law if such action in either event results both in an improper substantial personal benefit to the director and in a material injury to the Corporation as determined by a court of competent jurisdiction or arbitration panel that, in either case, is not subject to appeal, or (v) any action, conduct, conviction, order or other item specified Rule 506(d) of Regulation D or Rule 262(a) of Regulation A of the Securities Act of 1933, as amended (the “Securities Act”) that would result in the Corporation not being permitted to rely on an exemption from the registration requirements of the Securities Act in an offering that is conducted in accordance with Rule 506 of Regulation D or under Rule 251 of Regulation A, each as promulgated under the Securities Act.

ARTICLE IV
COMMITTEES

SECTION 4.01 NUMBER, TENURE AND QUALIFICATIONS. The Board of Directors may appoint from among its members an Investment Committee and one or more other committees, composed of one or more directors, to serve at the pleasure of the Board of Directors.

SECTION 4.02 POWERS. The Board of Directors may delegate to committees appointed under Section 4.01 of this Article any of the powers of the Board of Directors, except as prohibited by law.

SECTION 4.03 NOTICE. Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Directors. A majority of the members of the committee shall constitute a quorum for the transaction of business at any meeting of the committee. The act of a majority of the committee members present at a meeting shall be the act of such committee. The Board of Directors may designate a chairman of any committee, and such chairman or, in the absence of a chairman, any two members of any committee (if there are at least two members of the committee) may fix the time and place of its meeting unless the Board shall otherwise provide. In the absence of any member of any such committee, the members thereof present at any meeting, whether or not they constitute a quorum, may appoint another director to act in the place of such absent member.

C-10

SECTION 4.04 TELEPHONE MEETINGS. Members of a committee of the Board of Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

SECTION 4.05 CONSENT BY COMMITTEES WITHOUT A MEETING. Any action required or permitted to be taken at any meeting of a committee of the Board of Directors may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each member of the committee and is filed with the minutes of proceedings of such committee.

SECTION 4.06 VACANCIES. Subject to the provisions hereof, the Board of Directors shall have the power at any time to change the membership of any committee, to fill any vacancy, to designate an alternate member to replace any absent or disqualified member or to dissolve any such committee.

ARTICLE V
OFFICERS

SECTION 5.01 GENERAL PROVISIONS. The officers of the Corporation shall include a chief executive officer, a president, a treasurer, and a secretary. In addition, the Board of Directors may from time to time elect such other officers with such powers and duties as it shall deem necessary or desirable. The officers of the Corporation shall be elected annually by the Board of Directors. Each officer shall serve until his or her successor is elected and qualifies or until his or her death, or his or her resignation or removal in the manner hereinafter provided. Election of an officer or agent shall not of itself create contract rights between the Corporation and such officer or agent.

SECTION 5.02 REMOVAL AND RESIGNATION. Any officer or agent of the Corporation may be removed, with or without cause, by the Board of Directors if in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer of the Corporation may resign at any time by delivering his or her resignation to the Board of Directors, the chairman of the board, the chief executive officer, the president, the treasurer, or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation. Such resignation shall be without prejudice to the contract rights, if any, of the Corporation.

SECTION 5.03 VACANCIES. A vacancy in any office may be filled by the Board of Directors for the balance of the term.

SECTION 5.04 CHIEF EXECUTIVE OFFICER. The Board of Directors may designate a chief executive officer. In the absence of such designation, the chairman of the board shall be the chief executive officer of the Corporation. The chief executive officer shall have general responsibility for implementation of the policies of the Corporation, as determined by the Board of Directors, and for the management of the business and affairs of the Corporation. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of chief executive officer and such other duties as may be prescribed by the Board of Directors from time to time.

SECTION 5.05 PRESIDENT. The president, subject to the supervision and control of the Board of Directors, any duly authorized committee thereof, and the chief executive officer, shall in general actively supervise and control the business and affairs of the Corporation and, in the chief executive officer’s absence, at the request of the Board of Directors, the president shall perform all of the duties of the chief executive officer and, in so performing, shall have all the powers of, and be subject to all restrictions upon, the chief executive officer. The president shall perform such other duties and have such other powers which are delegated and assigned to him or her by the Board of Directors, the chief executive officer, these Bylaws or as may be provided by law.

C-11

SECTION 5.07 SECRETARY. The secretary shall (a) keep the minutes of the proceedings of the stockholders, the Board of Directors and committees of the Board of Directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the Corporation; (d) keep a register of the post office address of each stockholder which shall be furnished to the secretary by such stockholder; (e) have general charge of the stock transfer books of the Corporation; and (f) in general perform such other duties as from time to time may be assigned to him or her by the chief executive officer, the president or the Board of Directors.

SECTION 5.08 TREASURER. The treasurer shall have the custody of the funds and securities of the Corporation, shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation, shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors and in general perform such other duties as from time to time may be assigned to him or her by the chief executive officer or the Board of Directors. The treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Board of Directors, at the regular meetings of the Board of Directors or whenever it may so require, an account of all his or her transactions as treasurer and of the financial condition of the Corporation.

SECTION 5.09 COMPENSATION. The compensation of all officers of the Corporation shall be as fixed or allowed from time to time by the Board of Directors.

ARTICLE VI
CONTRACTS, LOANS, CHECKS AND DEPOSITS

SECTION 6.01 CONTRACTS. The Board of Directors or any manager of the Corporation approved by the Board of Directors and acting within the scope of its authority pursuant to a management or advisory agreement with the Corporation may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation and such authority may be general or confined to specific instances. Any agreement, deed, mortgage, lease or other document shall be valid and binding upon the Corporation when duly authorized or ratified by action of the Board of Directors or a manager or advisor acting within the scope of its authority pursuant to a management or advisory agreement and executed by the chief executive officer, president and any other person authorized by the Board of Directors or such a manager or advisor.

SECTION 6.02 CHECKS. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or agent of the Corporation in such manner as shall from time to time be determined by the Board of Directors.

SECTION 6.03 DEPOSITS. All funds of the Corporation not otherwise employed shall be deposited or invested from time to time to the credit of the Corporation as the Board of Directors, the chief executive officer, the president, the treasurer, or any other officer designated by the Board of Directors may determine.

ARTICLE VII
STOCK

SECTION 7.01 CERTIFICATES. Except as otherwise may be provided by the Board of Directors, stockholders of the Corporation are not entitled to certificates representing the shares of stock held by them. In the event that the Corporation issues shares of stock represented by certificates, such certificates shall be in such form as prescribed by the Board of Directors or a duly authorized officer, shall contain the statements and information required by the MGCL and shall be signed by the officers of the Corporation in any manner permitted by the MGCL. In the event that the Corporation issues shares of stock without certificates, to the extent then required by the MGCL, the Corporation shall provide to the record holders of such shares a written statement of the information required by the MGCL to be included on stock certificates. There shall be no differences in the rights and obligations of stockholders based on whether or not their shares are represented by certificates. If shares of a class or series of stock are authorized by the Board of Directors to be issued without certificates, no stockholder shall be entitled to a certificate or certificates representing any shares of such class or series of stock held by such stockholder unless otherwise determined by the Board of Directors and then only upon written request by such stockholder to the secretary of the Corporation.

C-12

SECTION 7.02 TRANSFER. All transfers of shares of stock of the Corporation shall be made by the transfer agent as the Board of Directors may designate.

SECTION 7.03 FIXING OF RECORD DATE. The Board of Directors may set, in advance, a record date for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or determining stockholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of stockholders for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than 90 days and, in the case of a meeting of stockholders, not less than ten days, before the date on which the meeting or particular action requiring such determination of stockholders of record is to be held or taken.

When a record date for the determination of stockholders entitled to notice of and to vote at any meeting of stockholders has been set as provided in this section, such record date shall continue to apply to the meeting if adjourned or postponed, except if the meeting is adjourned or postponed to a date more than 120 days after the record date originally fixed for the meeting, in which case a new record date for such meeting may be determined as set forth herein.

ARTICLE VIII
ACCOUNTING YEAR

The fiscal year of the Corporation shall initially be the calendar year. The Board of Directors shall have the power, from time to time, to fix the fiscal year of the Corporation by a duly adopted resolution.

ARTICLE IX
DISTRIBUTIONS

Dividends and other distributions upon the stock of the Corporation may be authorized by the Board of Directors, subject to the provisions of law and the Charter. Dividends and other distributions may be paid in cash, property or stock of the Corporation, subject to the provisions of law and the Charter.

ARTICLE X
INVESTMENT POLICY

Subject to the provisions of the Charter, the Board of Directors may from time to time adopt, amend, revise or terminate any policy or policies with respect to investments by the Corporation as it shall deem appropriate.

ARTICLE XI
SEAL

SECTION 11.01 SEAL. The Board of Directors may authorize the adoption of a seal by the Corporation. The seal shall contain the name of the Corporation and the year of its incorporation and the words “Incorporated Maryland.” The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof.

SECTION 11.02 AFFIXING SEAL. Whenever the Corporation is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word “(SEAL)” adjacent to the signature of the person authorized to execute the document on behalf of the Corporation.

ARTICLE XII
INDEMNIFICATION AND ADVANCE OF EXPENSES

To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided by the Charter and these Bylaws shall vest immediately upon election of a director or officer. The Corporation may, with the approval of its Board of Directors, provide such indemnification and advance for expenses to an individual who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The indemnification and payment or reimbursement of expenses provided in these Bylaws shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.

C-13

Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Charter or these Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE XIII
WAIVER OF NOTICE

Whenever any notice of a meeting is required to be given pursuant to the Charter or these Bylaws or pursuant to applicable law, a waiver thereof in writing or by electronic transmission, given by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice of such meeting, unless specifically required by statute. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting has not been lawfully called or convened.

ARTICLE XIV
AMENDMENT OF BYLAWS

The Board of Directors shall have the exclusive power to adopt, alter or repeal any provision of these Bylaws and to make new Bylaws.

C-14

ANNEX D

AGREEMENT AND PLAN OF MERGER

Dated as of November 8, 2018

By and Among

FC GLOBAL REALTY INCORPORATED,

FC MERGER SUB, INC.,

GADSDEN GROWTH PROPERTIES, INC.

and

GADSDEN GROWTH PROPERTIES, L.P.

D-1

AGREEMENT AND PLAN OF MERGER

D-2

Exhibit A	Form of the Lock-Up Agreement
Exhibit B	Form of the Voting Agreement

D-3

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 8, 2018 (this “Agreement”), by and among FC Global Realty Incorporated, a Nevada corporation (“Parent”), FC Merger Sub, Inc., a Maryland corporation (“Purchaser” and, together with Parent, the “Purchaser Parties”), and Gadsden Growth Properties, Inc., a Maryland corporation (“Gadsden”) and Gadsden’s operating partnership, Gadsden Growth Properties, L.P., a Delaware limited partnership (the “Operating Partnership”) which has been formed under the Delaware Revised Uniform Limited Partnership Act.

RECITALS

A.           It is proposed that Gadsden and Purchaser shall merge (the “Merger”) with Gadsden being the surviving entity, pursuant to which each of the issued and outstanding shares of common stock of Gadsden, par value $0.01 per share (the “Gadsden Common Shares”), shall be converted into the right to receive the Merger Consideration upon the terms and subject to the conditions provided herein.

B.           The Board of Directors of Parent (the “Parent Board of Directors”) has determined that this Agreement, the Merger, and the other transactions contemplated hereby, taken together, are fair to, advisable and in the best interests of Parent and the holders of Parent’s common stock.

C.           The Board of Directors of Gadsden (the “Gadsden Board of Directors”) has determined that this Agreement, the Merger, and the other transactions contemplated hereby, taken together, are fair to, advisable and in the best interests of Gadsden and the holders of Gadsden Common Shares (the “Gadsden Common Stockholders”).

D.           Gadsden, as the general partner of the Operating Partnership, has determined that this Agreement and the other transactions contemplated hereby, taken together, are fair to, advisable and in the best interests of the Operating Partnership and the holders of the Class B limited partnership interests in the Operating Partnership.

E.           Parent, Purchaser, Gadsden and the Operating Partnership each have approved this Agreement, the Merger and the other transactions contemplated hereby.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof, and intending to be legally bound hereby, Gadsden, the Operating Partnership, and the Purchaser Parties hereby agree as follows:

Article I
MERGER

Section 1.1           The Merger.

(a)          Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with Subtitle 1 of Title 3 of the Maryland General Corporation Law (“MGCL”), at the Effective Time, Purchaser shall merge with and into Gadsden.

(b)          Surviving Company. Following the Merger, the separate corporate existence of Purchaser shall cease and Gadsden shall continue as the surviving entity (the “Surviving Company”) in accordance with the MGCL. The Merger shall have the effects set forth in Section 3-114 of the MGCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges and powers of Gadsden and Purchaser will vest in the Surviving Company, and all of the debts, Liabilities and duties of Gadsden and Purchaser will become the debts, Liabilities and duties of the Surviving Company.

Section 1.2           Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., local time, as promptly as practicable, but in no event earlier than the later to occur of (a) December 31, 2018, or (b) the third (3rd) Business Day after the satisfaction or waiver of all of the conditions (other than those conditions that by their nature are to be satisfied by actions taken at Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VI (the “Closing Date”), at the offices of Allegaert Berger & Vogel LLP, 111 Broadway, 20th Floor, New York, New York 10006, unless another date or place is agreed to in writing by the parties.

D-4

Section 1.3           Effective Time. Subject to the provisions of this Agreement, as soon as reasonably practicable on the Closing Date, the parties shall file with the State Department of Assessments and Taxation of Maryland (the “Maryland Department”) the articles of merger or other appropriate documents (the “Articles of Merger”) in such form as is required by, and executed in accordance with, the relevant provisions of the MGCL and make all other filings, recordings or publications required under the MGCL in connection with the Merger. The Merger shall become effective at the time of the filing of the Articles of Merger with, and acceptance for record of such Articles of Merger by, the Maryland Department in accordance with the MGCL, or at such other time as the parties shall agree as specified in such filings in accordance with applicable Law (the “Effective Time”).

Section 1.4           Merger Consideration.

(a)          General Provision. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, or Gadsden, each Gadsden Common Share; each share of Gadsden’s 7% Series A Cumulative Convertible Perpetual Preferred Stock, par value $0.01 per share (the “Gadsden Series A Preferred Shares”); each share of Gadsden’s Series B Non-Voting Convertible Preferred Stock, par value $0.01 per share (the “Gadsden Series B Preferred Shares”); and each share of Gadsden’s Series C Convertible Participating Preferred Stock, par value $0.01 per share (the “Gadsden Series C Preferred Shares”), in each case issued and outstanding immediately prior to the Effective Time and that is owned by any wholly-owned Subsidiary of Gadsden, Parent or any Subsidiary of Parent (other than, in each case, shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) shall automatically be cancelled and retired and cease to exist, and no payment shall be made with respect thereto.

(b)          Exchange of the Gadsden Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, Gadsden or any of Gadsden stockholders:

(i)          the Gadsden Common Shares, Gadsden Series A Preferred Shares, the Gadsden Series B Preferred Shares and the Gadsden Series C Preferred Shares shall be cancelled and entitled to receive the consideration described in this Section 1.4(b) in each case, subject to adjustment as provided in Section 1.4(e) (the “Merger Consideration”):

(A)         the Gadsden Common Shares issued and outstanding immediately prior to the Effective Time, other than Gadsden Common Shares that are cancelled pursuant to Section 1.4(a), automatically shall be converted into the right to receive such number of shares of Parent’s common stock, par value 0.01 per share (“Parent Common Stock”) computed as the number of shares of Gadsden Common Shares held by such Gadsden stockholder multiplied by the Common Exchange Ratio;

(B)         the Gadsden Series A Preferred Shares issued and outstanding immediately prior to the Effective Time, other than Gadsden Series A Preferred Shares that are cancelled pursuant to Section 1.4(a), automatically shall be converted into the right to receive the Series A Exchange Ratio of Parent Series A Stock;

(C)         the Gadsden Series B Preferred Shares issued and outstanding immediately prior to the Effective Time, other than Gadsden Series B Preferred Shares that are cancelled pursuant to Section 1.4(a), automatically shall be converted into the right to receive the Series B Exchange Ratio of Parent Series B Stock;

(D)         the Gadsden Series C Preferred Shares issued and outstanding immediately prior to the Effective Time, other than Gadsden Series C Preferred Shares that are cancelled pursuant to Section 1.4(a), automatically shall be converted into the right to receive the Series C Exchange Ratio of Parent Series C Stock;

D-5

(ii)         All such Gadsden Common Shares, Gadsden Series A Preferred Shares, Gadsden Series B Preferred Shares and Gadsden Series C Preferred Shares, when so converted, shall no longer be outstanding and automatically shall be canceled and retired and shall cease to exist, and each holder of a Gadsden Share Certificate shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon the surrender of such Gadsden Share Certificate in accordance with Article II, without interest, together with the right, if any, to receive an additional share of Merger Consideration pursuant to Section 2.10 in lieu of fractional shares of Parent Common Stock into which such Gadsden Common Shares or the Gadsden Series A Preferred Shares, Gadsden Series B Preferred Shares and Gadsden Series C Preferred Shares have been converted pursuant to this Section 1.4(b).

(c)          Treatment of Gadsden Warrants. At the Effective Time, and in accordance with the terms of each warrant to purchase shares of Gadsden Common Stock that is listed on Section 3.1(c) of the Gadsden Disclosure Letter (collectively, the “Warrants”) and that is issued and outstanding immediately prior to the Effective Time, unless otherwise elected by the holder of any such Warrant, Parent shall cause the Surviving Company to issue a replacement warrant to each holder thereof providing that such replacement warrant shall be exercisable for such number of shares of Parent Common Stock computed as the number of shares of Gadsden Common Shares underlying such Warrant multiplied by the Common Exchange Ratio. From and after the Closing, Parent shall cause the Surviving Company to comply with all of the terms and conditions set forth in each such replacement warrant, including the obligation to issue Parent Common Stock upon exercise thereof.

(d)          Exchange of Purchaser Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Purchaser, Gadsden or the holders of any of the capital stock of Gadsden, each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall automatically be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Company.

(e)          Certain Adjustments.

(i)          If prior to the Effective Time, Gadsden should split, combine or otherwise reclassify the Gadsden Common Shares, the Gadsden Series A Preferred Shares, the Gadsden Series B Preferred Shares or the Gadsden Series C Preferred Shares, or make a distribution in any such shares of the capital stock of Gadsden, or otherwise change any such shares of the capital stock of Gadsden into any other securities, or make or pay any other dividend or distribution, then (without limiting any other rights of Parent or Purchaser hereunder), the Merger Consideration shall be ratably adjusted.

(ii)         If prior to the Effective Time, Parent should split, combine or otherwise reclassify the Parent Common Stock, or make a distribution in Parent Common Stock, or otherwise change the Parent Common Stock into other securities, or make or pay any other dividend or distribution, then the Common Exchange Ratio shall be ratably adjusted.

(iii)        If Gadsden acquires any of the Scheduled Investments on or prior to the date (the “Scheduled Required Date”) that the Form 10-Q for Parent as of and for the period ending March 31, 2019 may be filed without being in default of the reporting obligations of the Exchange Act or as otherwise may be agreed by Parent and Gadsden prior to the Closing Date, then there will be a release of the Scheduled Additional Shares from escrow in accordance with the provisions of Section 5.10(c).

Section 1.5           Organizational Documents. At the Effective Time:

(a)          the articles of incorporation and bylaws of Gadsden in effect immediately prior to the Effective Time will continue to be the articles of incorporation and bylaws, respectively, of the Surviving Company.

(b)          The charter of Parent shall have been amended or modified as follows:

(i)          Parent will be converted to a Maryland corporation and the articles of incorporation of such Maryland corporation shall be in the form of which has been previously delivered to Gadsden or as otherwise agreed by Parent and Gadsden; and

(ii)         Parent will in the articles of incorporation of the Maryland corporation designate the following series of preferred stock: Parent Series A Stock, Parent Series B Stock and Parent Series C Stock, which shall provide for substantially the same terms and conditions as the Articles Supplementary for the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares.

D-6

Notwithstanding any provision of this Agreement to the contrary, any reference to Parent Common Stock shall include the common stock of Parent as a converted Maryland corporation as the context may require.

Section 1.6           Directors and Officers of the Surviving Company. The Gadsden Board of Directors immediately prior to the Effective Time shall be elected as the initial directors of the Surviving Company, each to hold office in accordance with the charter and bylaws of the Surviving Company. The officers of Gadsden immediately prior to the Effective Time shall be elected as the initial officers of the Surviving Company, each to hold office in accordance with the charter and bylaws of the Surviving Company.

Section 1.7           Gadsden Common Stock Options and Restricted Stock Awards. All grants and awards under the 2016 Equity Compensation Plan, including without limitation, any restricted stock or options (collectively, “Gadsden Awards”) shall continue in force and become the right to purchase Parent Common Stock on the same terms and conditions, modified to reflect the Common Exchange Ratio.

Section 1.8           Directors and Officers of Parent as of the Effective Time. As of the Effective Time, the Parent Board of Directors shall consist of nine members: seven members who shall be the members of the Gadsden Board of Directors as of the Effective Time and two members, who shall be the members of the Parent Board of Directors specified by Parent to Gadsden on the date of this Agreement or such other Persons designated by Parent prior to the Effective Time and accepted by Gadsden, which acceptance shall not be unreasonably withheld.

Article II
EFFECTS OF THE MERGER; EXCHANGE OF CERTIFICATES

Section 2.1           Exchange Agent. At or before the Effective Time, Parent shall appoint a bank or trust company stock transfer agent reasonably satisfactory to Gadsden to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration, Gadsden Awards, and any amounts payable pursuant to Section 2.10 (such certificates representing shares of Parent Common Stock or other capital stock of the Parent deposited with the Exchange Agent, are collectively referred to as the “Exchange Fund”). On or before the Effective Time, Parent shall deposit or cause to be deposited, certificates representing the shares of Parent Common Stock, the Parent Series A Stock, Parent Series B Stock and Parent Series C Stock sufficient to pay the Merger Consideration and any amounts payable pursuant to Section 2.10 with the Exchange Agent for the benefit of the holders of Gadsden Common Shares, Gadsden Series A Preferred Shares, Gadsden Series B Preferred Shares, Gadsden Series C Preferred Shares or Gadsden Awards. The Exchange Agent shall make payments of the Merger Consideration, and any amounts payable in respect of dividends or distributions on shares of Parent Common Stock in accordance with Section 2.2(d) or otherwise payable pursuant to Section 2.10 out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.

Section 2.2           Exchange Procedures.

(a)          As promptly as practicable following the Effective Time (but in no event later than three (3) Business Days thereafter), Purchaser shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (or book entry record in lieu of any such certificate) that represents any class or series of Gadsden capital stock, including any Gadsden Common Shares, Gadsden Series A Preferred Shares, Gadsden Series B Preferred Shares or Gadsden Series C Preferred Shares (each, a “Gadsden Share Certificate”) that immediately prior to the Effective Time evidenced outstanding capital stock of Gadsden of any such class or series whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4(b):

(i)          a letter of transmittal (a “Letter of Transmittal”) which shall specify that delivery shall be affected and risk of loss and title to the Gadsden Share Certificates shall pass only upon delivery of the Gadsden Share Certificates (or documents to effect a book entry transfer) to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Company may reasonably specify; and

(ii)         instructions for use in effecting the surrender of the Gadsden Share Certificates (or documents to effect a book entry transfer) in exchange for the Merger Consideration together with any amounts payable in respect of dividends or distributions on shares of Parent Common Stock.

(b)          Upon surrender of a Gadsden Share Certificate for cancellation to the Exchange Agent (or documents to effect a book entry transfer), together with a Letter of Transmittal, duly executed, and any other documents reasonably required by the Exchange Agent or the Surviving Company

D-7

(i)          the holder of such Gadsden Share Certificate shall be entitled to receive in exchange therefor a certificate (or, if applicable, a book entry position) representing that number of whole shares of Parent Common Stock, Parent Series A Stock, Parent Series B Stock or Parent Series C Stock that such holder is entitled to receive pursuant to this Agreement, after giving effect to the treatment of fractional shares provided in Section 2.10; and, if applicable, any amounts that such holder has the right to receive in respect of dividends or distributions on shares of Parent Common Stock; and

(ii)         the Gadsden Share Certificate so surrendered shall forthwith be canceled.

Until surrendered as contemplated by this Section 2.2, each such Gadsden Share Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

(c)          In the event of a transfer of ownership of Gadsden Common Shares, Gadsden Series A Preferred Shares, Gadsden Series B Preferred Shares or Gadsden Series C Preferred Shares that is not registered in the transfer records of Gadsden, the Merger Consideration shall be paid to a transferee if:

(i)          the Gadsden Share Certificate evidencing such shares of Gadsden capital stock is presented to the Exchange Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Exchange Agent to evidence and effect such transfer; and

(ii)         such transferee shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Gadsden Share Certificate or establish to the satisfaction of the Exchange Agent and the Surviving Company that such Tax has been paid or is not applicable.

(d)          No dividends or other distributions with respect to Parent capital stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Gadsden Share Certificate with respect to the shares of Parent capital stock issuable hereunder and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Gadsden Share Certificate in accordance with this Agreement. Following surrender of any such Gadsden Share Certificate there shall be paid to the holder of the certificate in addition to the other amounts payable hereunder (x) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent capital stock to which such holder is entitled pursuant to this Agreement and (y) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock. For the purposes of this Section 2.2, the term “Gadsden Share Certificate” shall include, if applicable, a book entry position for the applicable shares of Gadsden capital stock.

Section 2.3           Previsions Regarding the OPCO Units. As promptly as practicable after the Effective Time (but in no event later than two (2) Business Days), Purchaser shall cause the limited partnership agreement of the Operating Partnership (the “Operating Partnership Agreement”) in effect as of the Effective Time to be amended so that the shares of common stock that may be issued upon the exchange of the Class B limited partnership interests in the Operating Partnership (the “Class B OPCO Units”) will refer to Parent Common Stock (with the appropriate changes to reflect the Common Share Exchange Ratio) and to transfer the Class A limited partnership interests in the Operating Partnership (the “Class A OPCO Units”) from the Surviving Company to Parent.

Section 2.4           Tax Characterizations. Parent and Gadsden intend that, for U.S. federal income tax purposes, the merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a)(1)(A) of the Code.

Section 2.5           No Further Ownership Rights. The Merger Consideration paid upon the surrender or exchange of the Gadsden Share Certificates evidencing the applicable shares of Gadsden capital stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Gadsden capital stock and, after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Company of any such shares of Gadsden capital stock. If, after the Effective Time, any Gadsden Share Certificates are presented to the Surviving Company, for any reason, they shall be canceled and exchanged as provided in this Article II.

Section 2.6           Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former holders of Gadsden Common Shares, Gadsden Series A Preferred Shares, Gadsden Series B Preferred Shares, or Gadsden Series C Preferred Shares, on the first anniversary of the Effective Time shall be delivered to Purchaser and any former holders of Gadsden Common Shares, Gadsden Series A Preferred Shares, Gadsden Series B Preferred Shares, or Gadsden Series C Preferred Shares who have not theretofore received any Merger Consideration, to which they are entitled under this Article II, shall thereafter look only to the Parent for payment the issuance of the capital stock with respect thereto.

D-8

Section 2.7           Escheat. None of the Purchaser Parties, or the Surviving Company shall be liable to any holder of any shares of Gadsden capital stock or any Class A OPCO Units or Class B OPOC Units for any part of the Merger Consideration, as applicable, that, in any case, is delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any federal, state or local government or any court, regulatory or administrative agency or commission, governmental arbitrator or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 2.8           Lost, Stolen or Destroyed Certificates. If any Gadsden Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Gadsden Share Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Company, the posting by such Person of a bond in such reasonable amount as Purchaser or the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such Gadsden Share Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Gadsden Share Certificate the appropriate amount of the Merger Consideration.

Section 2.9           Withholding of Tax. Gadsden, Parent, Purchaser and Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of any shares of Gadsden capital stock such amount as Purchaser, the Surviving Company or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld and paid over to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Gadsden Common Shares, Gadsden Series A Preferred Shares, Gadsden Series B Preferred Shares or Gadsden Series C Preferred Shares in respect of which such deduction and withholding was made.

Section 2.10         Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Gadsden Share Certificates and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Gadsden Common Shares, Gadsden Series A Preferred Shares, Gadsden Series B Preferred Shares or Gadsden Series C Preferred Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent capital stock shall receive, in lieu thereof, such number of shares so the fractional part of a share of such capital stock is rounded up to the nearest whole number.

Section 2.11         Additional Actions. If, at any time after the Effective Time, Purchaser shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other documents, actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company or the Operating Partnership its right, title or interest in, to or under any of the rights, properties or assets of Purchaser, Gadsden or the Operating Partnership, or otherwise to carry out this Agreement, the officers of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of Purchaser, Gadsden or the Operating Partnership, all such deeds, bills of sale, assignments, assurances and other documents and to take and do, in the name and on behalf of Purchaser, Gadsden or the Operating Partnership, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or the Operating Partnership or otherwise to carry out this Agreement.

Section 2.12         Uncertificated Shares or Interests. Appropriate adjustments shall be made to the provisions of this Article II in the case of any uncertificated Gadsden Common Shares, Gadsden Series A Preferred Shares, Gadsden Series B Preferred Shares or Gadsden Series C Preferred Shares.

D-9

Article III
REPRESENTATIONS AND WARRANTIES

Section 3.1           Representations and Warranties of Gadsden and the Operating Partnership. Except as set forth in (i) the Confidential Private Placement Memorandum provided to the Purchaser (the “Gadsden PPM”), and in each case any supplement thereto provided by Gadsden with respect to the terms and conditions of the Gadsden Series C Preferred Shares (except in each case for the risk factors section and any forward looking statements contained in the Management’s Discussion & Analysis) (the “Covered Gadsden Disclosure”), or (ii) the disclosure letter delivered to Purchaser pursuant to Section 5.14 of this Agreement (the “Gadsden Disclosure Letter”), Gadsden and the Operating Partnership, jointly and severally, represent and warrant to the Purchaser Parties as follows:

(a)          Organization, Standing and Power of Gadsden. Gadsden is a corporation duly formed, validly existing and in good standing under the Laws of the State of Maryland, and has all of the requisite corporate power, authority and all necessary government approvals or licenses to own, lease, operate its properties and to carry on its business as now being conducted. Gadsden is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, constitute a Gadsden Material Adverse Effect. Each jurisdiction in which Gadsden is qualified or licensed to do business under which it conducts business in any jurisdiction is identified in Section 3.1(a) of the Gadsden Disclosure Letter. Gadsden has heretofore made available to Purchaser complete and correct copies of Gadsden’s Amended and Restated Articles of Incorporation (the “Gadsden Charter”), and Gadsden’s Amended and Restated Bylaws, as amended through the date hereof (the “Gadsden Bylaws”). The Gadsden Charter and the Gadsden Bylaws each are in full force and effect.

(b)          Gadsden Subsidiaries. Each Gadsden Subsidiary is duly organized, validly existing and, as applicable, in good standing under the Laws of its jurisdiction of formation, and has all of the requisite corporate, partnership, limited liability company or other organizational power and authority and all necessary government approvals and licenses to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such approvals or licenses would not, individually or in the aggregate, constitute a Gadsden Material Adverse Effect. Each Gadsden Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, constitute a Gadsden Material Adverse Effect. Section 3.1(b) of the Gadsden Disclosure Letter sets forth (A) each Gadsden Subsidiary and its respective jurisdiction of formation, and (B) Gadsden’s ownership equity interest in each Gadsden Subsidiary. All outstanding equity interests in each Gadsden Subsidiary have been duly authorized and are validly issued, fully paid and (except for general partnership interests) nonassessable, or, in the case of Gadsden Subsidiaries other than as disclosed with respect to the joint ventures listed on Section 3.1(b) of the Gadsden Disclosure Letter (collectively, the “Joint Ventures”), any purchase options, call options, preemptive rights, rights of first refusal, subscriptions or any similar rights, and are owned by Gadsden and are so owned free and clear of all pledges, adverse claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), except as would not, individually or in the aggregate, materially affect the ownership or operation of such Subsidiary by Gadsden. Gadsden has heretofore made available to Purchaser complete and correct copies of the charter, bylaws or other organizational documents of each of the Gadsden Subsidiaries, each as amended to the date hereof, and each is in full force and effect

(c)          Capital Structure.

(i)          The authorized shares of capital stock of Gadsden and the outstanding shares of such capital stock, as of the date of this Agreement, are as provided in Section 3.1(c) of the Gadsden Disclosure Letter:

(ii)         As of the date of this Agreement, there are no outstanding Gadsden Awards to purchase Gadsden Common Shares that are not included in the amounts stated in the outstanding amounts in clause (i), above.

(iii)        As of the date of this Agreement, there are no issued and outstanding or reserved for issuance that are not included in the amounts stated in the outstanding amounts in clause (i) above, with respect to:

D-10

(A)         shares or other equity securities of Gadsden;

(B)         restricted Gadsden Common Shares or performance stock awards relating to the equity interests of Gadsden;

(C)         securities of Gadsden or any Gadsden Subsidiary convertible into or exchangeable for stock or other equity securities of Gadsden or any Gadsden Subsidiary; and

(D)         subscriptions, options, warrants, conversion rights, stock appreciation rights, “phantom” stock, stock units, calls, claims, rights of first refusal, rights (including preemptive rights), commitments, arrangements or agreements (each, a “Convertible Right”) to which Gadsden or any Gadsden Subsidiary is a party or by which it is bound in any case obligating Gadsden or any Gadsden Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, stock or other equity securities of Gadsden or of any Gadsden Subsidiary, or obligating Gadsden or any Gadsden Subsidiary to grant, extend or enter into any such subscription, option, warrant, conversion right, stock appreciation right, call, right, commitment, arrangement or agreement, except, in each case, as disclosed in Section 3.1(c) of the Gadsden Disclosure Letter.

(iv)        All outstanding shares of Gadsden are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right.

(v)         All dividends or distributions on securities of Gadsden or the Operating Partnership or any material dividends or distributions on any securities of any Gadsden Subsidiary (other than as disclosed in Section 3.1(c) of the Gadsden Disclosure Letter with respect to the Joint Ventures and any wholly owned Gadsden Subsidiaries) that have been declared or authorized prior to the date of this Agreement have been paid in full, other than the dividends that accrue under the Gadsden Series A Preferred Shares and the Gadsden Series C Preferred Shares.

(vi)        As of the date of this Agreement, there are no Class B OPCO Units issued.

(vii)       Except for this Agreement and the Operating Partnership Agreement, there are not any:

(A)         shareholder agreements, voting trusts, proxies or other agreements or understandings relating to the voting of any shares of Gadsden or partnership interests in the Operating Partnership to which Gadsden or any Gadsden Subsidiary is a party or by which it is bound or

(B)         agreements or understandings relating to the sale or transfer (including agreements imposing transfer restrictions) of any shares of Gadsden, or partnership interests in the Operating Partnership to which Gadsden or any Gadsden Subsidiary is a party or by which it is bound.

(viii)      No holder of securities in Gadsden or any Gadsden Subsidiary has any right to have the offering or sale of such securities registered by Gadsden or any Gadsden Subsidiary, as the case may be.

D-11

(d)          Authority; No Violations; Consents and Approval.

(i)          The Gadsden Board of Directors has approved and declared advisable the Merger and the other transactions contemplated by this Agreement and has directed that the Merger be submitted for consideration at a special meeting of the holders of Gadsden capital stock who are entitled to vote thereat (the “Gadsden Stockholder Meeting”). The only stockholders who are entitled to vote at the Gadsden Stockholder Meeting are the holders of the Gadsden Common Shares, the Gadsden Series A Preferred Shares and the Gadsden Series C Preferred Shares. Gadsden and the Operating Partnership each has all requisite corporate or partnership power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to receipt of the Gadsden Stockholder Approval and the filing of Articles of Merger pursuant to the MGCL. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate, or other organizational action on the part of Gadsden and each applicable Gadsden Subsidiary, subject, solely with respect to the consummation of the Merger, to receipt of the Gadsden Stockholder Approval. This Agreement has been duly executed and delivered by Gadsden and the Operating Partnership, and subject, solely with respect to the consummation of the Merger, to receipt of the Gadsden Stockholder Approval, and assuming due execution and delivery by each of the Purchaser Parties, constitutes legal, valid and binding obligations of Gadsden and the Operating Partnership, enforceable against Gadsden and the Operating Partnership in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii)         Subject to receipt of the Gadsden Stockholder Approval, the execution and delivery of this Agreement by Gadsden and the Operating Partnership does not, and the consummation of the transactions contemplated hereby, and compliance with the provisions hereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation under, require the consent or approval of any third party under, any provision of

(A)         the Gadsden Charter or the Gadsden Bylaws or any provision of the comparable charter or organizational documents of any of the Gadsden Subsidiaries,

(B)         any loan or credit agreement or note, or any bond, mortgage, indenture, joint venture, lease, contract or other agreement, instrument, permit, concession, franchise or license applicable to Gadsden or any of the Gadsden Subsidiaries, or to which their respective properties or assets are bound or any guarantee by Gadsden or any of the Gadsden Subsidiaries of any of the foregoing, or

(C)         assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.1(d)(iii) are duly and timely obtained or made and the Gadsden Stockholder Approval has been obtained, any Law or Order applicable to or binding upon Gadsden or any of the Gadsden Subsidiaries, or any of their respective properties or assets, other than as may arise in connection with the Purchaser Parties’ financing of the transactions contemplated by this Agreement, except in the case of clauses (B) and (C), any of the foregoing that, individually or in the aggregate, would not constitute a Gadsden Material Adverse Effect.

(iii)        No consent, approval, Order or authorization of, or registration, declaration or filing with, notice to or permit from, any Governmental Entity, is required by or on behalf of Gadsden or any of the Gadsden Subsidiaries in connection with the execution and delivery of this Agreement by Gadsden or the Operating Partnership or the consummation by Gadsden or the Operating Partnership of the transactions contemplated by this Agreement, except for

(A)         the filing of the Articles of Merger; or

(B)         any such other consent, approval, Order, authorization, registration, declaration, filing or permit that the failure to obtain or make, individually or in the aggregate, would not reasonably be expected to materially impair or delay the ability of any of Gadsden or the Operating Partnership to perform its obligations hereunder or prevent the consummation by them of any of the transactions contemplated hereby.

(e)          Disclosure Documents; Financial Statements.

(i)          Gadsden has made available to Purchaser, a true and complete copy of each solicitation document provided to investors in connection with its issuance of the Gadsden Series C Preferred Shares.

D-12

(ii)         Neither Gadsden nor any Gadsden Subsidiary has any requirement to file with Securities and Exchange Commission (the “SEC”) any registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or any periodic or other reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than such statements in connection with Regulation D promulgated under the Securities Act), and the rules and regulations of the SEC thereunder).

(iii)        The consolidated financial statements of Gadsden (including the notes thereto) provided by Gadsden to Parent (including the audited consolidated balance sheet of Gadsden as of December 31, 2017 (the “Gadsden Balance Sheet”) and the unaudited consolidated statements of income for the six months ended June 30, 2018) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with accounting principles generally accepted in the U.S., as in effect at such time (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), in each case, as in effect at such time, the assets, liabilities and the consolidated financial position of Gadsden and the Gadsden Subsidiaries, taken as a whole, as of their respective dates and the consolidated results of operations and cash flows of Gadsden and the Gadsden Subsidiaries taken as a whole, for the periods presented therein. Each of Gadsden and the Operating Partnership is in compliance in all material respects with the applicable provisions thereof and the rules and regulations promulgated under Sarbanes-Oxley Act of 2002.

(i)          As of the date of the Gadsden PPM, as supplemented or amended, the Gadsden PPM did not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later amendment or supplement to the Gadsden PPM; provided, that no representation is provided with respect to information that is required under Regulation SK or Regulation SX that was not provided in the Gadsden PPM such as audited financial statements and information required to be provided in the Management Discussion and Analysis section.

(f)          Absence of Certain Changes or Events. Since the date of the Gadsden Balance Sheet, each of Gadsden and the Gadsden Subsidiaries have conducted their business only in the ordinary course consistent with past practice and there has not been:

(i)          a Gadsden Material Adverse Effect;

(ii)         any declaration, setting aside for payment or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Gadsden Common Shares;

(iii)        any amendment of any material term of any outstanding security of Gadsden or any Gadsden Subsidiary;

(iv)        any repurchase, redemption or other acquisition by Gadsden or any Gadsden Subsidiary of any outstanding shares, stock or other securities of, or other ownership interests in, Gadsden or any Gadsden Subsidiary;

(v)         any change in any method or practice of financial accounting by Gadsden or any Gadsden Subsidiary; or

(vi)        any incurrence, assumption or guarantee by Gadsden or any Gadsden Subsidiary of any indebtedness for borrowed money other than incurrences, assumptions or guarantees that would have been permitted if incurred subsequent to the date of this Agreement in accordance with Section 4.2 and other that mortgage loan, mezzanine loan and related indebtedness with respect to real property investments.

(g)          No Undisclosed Material Liabilities. Except as disclosed in the Gadsden balance sheet as of June 30, 2018 provided to Parent, there are no Liabilities of Gadsden or any of the Gadsden Subsidiaries, whether accrued, contingent, absolute or determined other than: (i) Liabilities reflected in the financial statements (including the notes thereto), or (ii) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Gadsden Balance Sheet and as would not, individually or in the aggregate, constitute a Gadsden Material Adverse Effect, or (iii) Liabilities that are disclosed in the Gadsden PPM.

D-13

(h)          No Default. Neither Gadsden nor any of the Gadsden Subsidiaries is or has been in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of

(i)          any material term, condition or provision of the Gadsden Charter or the Gadsden Bylaws or the comparable charter or organizational documents of any of the Gadsden Subsidiaries,

(ii)         any term, condition or provision of any loan or credit agreement or any note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which Gadsden or any of the Gadsden Subsidiaries is now a party or by which Gadsden or any of the Gadsden Subsidiaries or any of their respective properties or assets is bound, or

(iii)        any Law or Order applicable to or binding upon Gadsden or any of the Gadsden Subsidiaries or any of their respective properties or assets,

except, in the case of clauses (i) (with respect to Gadsden Subsidiaries that constitute Joint Ventures as disclosed in Section 3.1(c) of the Gadsden Disclosure Letter), (ii) and (iii), for defaults or violations that, individually or in the aggregate, have not constituted, and would not constitute, a Gadsden Material Adverse Effect.

(i)          Compliance with Applicable Laws. Gadsden and the Gadsden Subsidiaries hold all permits, licenses, certificates, registrations, variances, exemptions, Orders, franchises and approvals of all Governmental Entities necessary or required by any applicable Law or Order for the lawful conduct of their respective businesses (the “Gadsden Permits”), except where the failure so to hold, individually or in the aggregate, does not constitute and would not reasonably be expected to result in a Gadsden Material Adverse Effect. Gadsden and the Gadsden Subsidiaries are in compliance with the terms of the Gadsden Permits, except where the failure to so comply, individually or in the aggregate, does not constitute and would not reasonably be expected to result in a Gadsden Material Adverse Effect. Except as would not, individually or in the aggregate, constitute and would not reasonably be expected to result in a Gadsden Material Adverse Effect, the businesses of Gadsden and the Gadsden Subsidiaries are not being and have not been conducted in violation of any Law or Order. No investigation or review by any Governmental Entity with respect to Gadsden or any of the Gadsden Subsidiaries is pending or, to the Knowledge of Gadsden, is overtly threatened, other than those the outcome of which, individually or in the aggregate, would not constitute a Gadsden Material Adverse Effect.

(j)          Litigation. There is no litigation, arbitration, claim, investigation, suit, action or proceeding pending or, to the Knowledge of Gadsden, overtly threatened against or affecting Gadsden or any Gadsden Subsidiary or any of their respective property or assets that, individually or in the aggregate, constitutes or would reasonably be expected to result in a Gadsden Material Adverse Effect, nor is there any such litigation, arbitration, claim, investigation, suit, action or proceeding or any Order outstanding against Gadsden or any Gadsden Subsidiary or any of their respective properties or assets which in any manner challenges or seeks to prevent or enjoin, alter or materially delay the Merger, it being acknowledged that there is no representation and warranty under this Section 3.1(j) with respect to the litigations described in Section 3.1(j) of the Gadsden Disclosure Letter.

(k)          Taxes. Except as disclosed on Section 3.1(k) of the Gadsden Disclosure Letter or as would not, individually or in the aggregate, have a Gadsden Material Adverse Effect:

(i)          (A) Gadsden and each Gadsden Subsidiary has timely filed or has had timely filed on its behalf (taking into account extensions) all Tax Returns required to be filed by it or on its behalf, and all such Tax Returns were, at the time filed and continue to be (after giving effect to amendments thereto), true, correct and complete; (B) Gadsden and each Gadsden Subsidiary has paid (or Gadsden has paid on behalf of such Gadsden Subsidiary) all Taxes required to be paid by it (in each case of clause (A) or (B), except with respect to matters for which appropriate reserves have been established in accordance with GAAP); (C) as of the date hereof, there are no audits, examinations or other proceedings relating to any Taxes of Gadsden or any Gadsden Subsidiary pending or, to the Knowledge of Gadsden, overtly threatened; (D) all deficiencies asserted or assessments made with respect to Gadsden or any of the Gadsden Subsidiaries as a result of any examination by the Internal Revenue Service or any other taxing authority have been paid in full; (E) no requests for waivers of the time to assess any Taxes against Gadsden or any Gadsden Subsidiary have been granted and remain in effect; (F) there are no Liens for any material Taxes on any assets of Gadsden or any Gadsden Subsidiary other than Liens for Taxes not yet due or payable or which are being contested in good faith through appropriate proceedings; (G) to the Knowledge of Gadsden, no claim has been made by a taxing authority in a jurisdiction in which income Tax Returns are not filed by or on behalf of Gadsden or any Gadsden Subsidiary that Gadsden or any such Gadsden Subsidiary is or may be subject to income taxation by that jurisdiction; and (H) all material Taxes required to be withheld in connection with amounts paid or owing to any employee, creditor, shareholder or other third party have been timely withheld and, to the extent required prior to the date hereof, have been paid to the relevant Tax authority.

D-14

(ii)         Neither Gadsden nor any Gadsden Subsidiary is a party to (A) any Tax allocation or sharing agreement other than any agreement solely between Gadsden and any Gadsden Subsidiary or (B) any Tax Protection Agreement.

(iii)        Neither Gadsden nor any Gadsden Subsidiary has any liability for Taxes of any Person other than Gadsden and the Gadsden Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor.

(iv)        Neither Gadsden nor any Gadsden Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(v)         Each Gadsden Subsidiary that is a partnership, joint venture or limited liability company has since the date it became a Subsidiary been classified for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as an association taxable as a corporation, or as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

(vi)        Neither Gadsden nor any Gadsden Subsidiary has (i) agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code; (ii) knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method with respect to Gadsden or any Gadsden Subsidiary, or (iii) an application pending with any taxing authority requesting permission for any change in accounting method.

(vii)       Neither Gadsden nor any Gadsden Subsidiary is a foreign person within the meaning of Section 1445 of the Code.

(viii)      Neither Gadsden nor any Gadsden Subsidiary has in effect any tax elections for federal income tax purposes under Sections 108, 168, 338, 441, 471, 1017, 1033, 1502 or 4977 of the Code with respect to Gadsden or any Gadsden Subsidiary.

(ix)         There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, as a consequence of this transaction could give rise to the payment of any amount that would not be deductible by the Purchasing Parties, Gadsden or any Gadsden Subsidiary by reason of Section 280G of the Code.

(x)          Neither Gadsden nor any of the Gadsden Subsidiaries (i) owns any real property located in New York State, (ii) is the lessee of any such New York real property, or (iii) owns any interest in real property that may subject any of the parties to a transfer tax as a result of the transactions contemplated by this Agreement.

(xi)         Neither the Gadsden nor any of the Gadsden Subsidiaries, owns an interest in any (i) domestic international sales corporation, (ii) foreign sales corporation, (iii) controlled foreign corporation, or (iv) passive foreign investment company.

(xii)        Neither Gadsden nor any of the Gadsden Subsidiaries is a party (other than as an investor) to any industrial development bond.

(xiii)       Neither Gadsden nor any of the Gadsden Subsidiaries was a party to any deferred intercompany transaction that will be restored (pursuant to the Section 1502 regulations) and will result in income or loss to Gadsden or any Gadsden Subsidiary due to the contemplated transaction.

D-15

(xiv)      During the previous two years neither Gadsden nor any Gadsden Subsidiary has engaged in any exchange under which the gain realized on such exchange was not recognized due to Section 1031 of the Code.

(xv)       Neither Gadsden nor any of the Gadsden Subsidiaries is entitled to any (A) net operating loss carryforward, (B) investment tax credit carryforward, (C) research and development tax credit carryforward, (iv) foreign tax credit carryforward, or (v) any other tax credit carryforward after the Closing Date which carryover resulted from a taxable period that ended on or before the Closing Date.

(xvi)      All intercompany transactions transacted by Gadsden or any Gadsden Subsidiary were conducted on an arm’s length basis and using fair market values.

(l)          Benefit Plans.

(i)          Section 3.1(l) of the Gadsden Disclosure Letter sets forth a true and complete list of each material employee benefit plan, program, policy, practices, or other arrangement providing benefits to any current or former employee, officer or director of Gadsden or any Gadsden Subsidiary or any beneficiary or dependent thereof that is sponsored or maintained by Gadsden or any Gadsden Subsidiary or to which Gadsden or any Gadsden Subsidiary contributes or is obligated to contribute, whether or not written, including, without limitation, any employee welfare benefit plan (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), any employee pension benefit plan (within the meaning of Section 3(2) of ERISA) (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, insurance, stock purchase, stock option, equity or equity based plan or award, severance, employment, change of control or fringe benefit plan, program or agreement, other than any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and any other plan, program or arrangement maintained by an entity other than Gadsden or an Gadsden Subsidiary pursuant to the Gadsden Collective Bargaining Agreements (collectively, the “Gadsden Employee Benefit Plans”).

(ii)         (A) Each of the Gadsden Employee Benefit Plans has been operated and administered in all material respects with applicable Law, including, but not limited to, ERISA, the Code and, in each case, the regulations thereunder; (B) each of the Gadsden Employee Benefit Plans intended to be “qualified” (within the meaning of Section 401(a) of the Code) has received a favorable determination letter from the Internal Revenue Service, or has pending an application for such determination from the Internal Revenue Service with respect to those provisions for which the remedial amendment period under Section 401(b) of the Code has not expired, and Gadsden is not aware of any reason why any such determination letter should be revoked; (C) no Gadsden Employee Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (D) no Gadsden Employee Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or beneficiary or covered dependent of an employee or former employee or directors of Gadsden or any Gadsden Subsidiary beyond their retirement or other termination of service, other than (1) coverage mandated by applicable Law or (2) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); (E) no Controlled Group Liability has been incurred by Gadsden or any Gadsden Subsidiary that has not been satisfied in full, and no condition exists that shall result in Gadsden or any Gadsden Subsidiary of incurring any such liability that would be material to Gadsden; (F) all contributions or other amounts payable by Gadsden or a Gadsden Subsidiary with respect to each Gadsden Employee Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP; (G) neither Gadsden nor a Gadsden Subsidiary has engaged in a transaction in connection with which Gadsden or a Gadsden Subsidiary reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code; (H) there are no pending, overtly threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Gadsden Employee Benefit Plans or any trusts related thereto plan which could reasonably be expected to result in any material liability of Gadsden or any Gadsden Subsidiary; (I) since January 1, 2018, neither Gadsden nor its Subsidiaries has agreed or otherwise committed to, whether in writing or otherwise, increase or improve the compensation, benefits or terms and conditions of employment or service of any director, officer, employee or consultant other than as required under an applicable Gadsden Employee Benefit Plan or pursuant to the terms of a Gadsden Collective Bargaining Agreement; (J) except as indicated in Section 3.1(l) of the Gadsden Disclosure, no Gadsden Employee Benefit Plans exists which could result in the payment of material amount of money or any other property or rights, or accelerate or provide any other material rights or benefits, or require the payment of amounts or benefits that would not be deductible under 280G of the Code, to any current or former employee, director or consultant of Gadsden or any Subsidiary that would not have been required but for the transactions contemplated by this Agreement; and (K) each Gadsden Employee Benefit Plan may be amended and terminated in accordance with its terms.

D-16

(m)          Labor Matters. Section 3.1(m) of the Gadsden Disclosure Letter sets forth a list of each collective bargaining agreement to which Gadsden or a Gadsden Subsidiary is a party with respect to employees of Gadsden and the Gadsden Subsidiaries (collectively, the “Gadsden Collective Bargaining Agreements”). With respect to employees of Gadsden and the Gadsden Subsidiaries, except as would not, individually or in the aggregate, have an Gadsden Material Adverse Effect, (i) Gadsden and each of the Gadsden Subsidiaries is in compliance with the terms of the Gadsden Collective Bargaining Agreements; (ii) except as set forth in Section 3.1(m) of the Gadsden Disclosure Letter, none of Gadsden, any Subsidiary or any ERISA Affiliate has at any time since January 1, 2016 withdrawn in any complete or partial withdrawal from any “multiemployer plan” as defined in Section 3 (37) of ERISA and, if Gadsden, its Subsidiaries and each ERISA Affiliate were to, as of the date hereof, completely withdraw from all multiemployer plans in which any of them participate, or to which any of them otherwise have any obligation to contribute, neither Gadsden, any Subsidiary nor any ERISA Affiliate would incur a withdrawal liability that would result in a Gadsden Material Adverse Effect; and (iii) neither Gadsden nor any Gadsden Subsidiary is the subject of a proceeding asserting it has committed an unfair labor practice, nor, to the Knowledge of Gadsden, is any such proceeding overtly threatened, nor is there any strike or other labor dispute by the employees of Gadsden or any Gadsden Subsidiary pending or overtly threatened, nor does Gadsden have Knowledge of any activity involving any employee of Gadsden or any Gadsden Subsidiary seeking to certify an additional collective bargaining unit or engaging in union organizational activity.

(n)          Environmental Matters.

(i)          To the Knowledge of Gadsden, neither Gadsden nor any Gadsden Subsidiary is in violation of any applicable Law or Order relating to pollution or protection of public health and safety, the environment (including indoor or ambient air, surface water, groundwater, land surface or subsurface) or natural resources, including laws and regulations relating to the release or threatened release of any pollutant, contaminant, waste or toxic substance, including asbestos or any substance containing asbestos, polychlorinated biphenyls, petroleum or petroleum products (including crude oil and any fraction thereof), radon, mold, fungus and other hazardous biological materials (collectively, “Hazardous Materials”) or to the manufacture, management, possession, presence, generation, processing, distribution, use, treatment, storage, disposal, transportation, abatement, removal, remediation or handling of, or exposure to, Hazardous Materials (collectively, “Environmental Laws”), except for any violation that, individually or in the aggregate, would not constitute a Gadsden Material Adverse Effect; and

(ii)         To the Knowledge of Gadsden, neither Gadsden nor the Gadsden Subsidiaries have received any written notice of, and there are no, pending administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to Hazardous Materials or any Environmental Law against or affecting Gadsden or any of the Gadsden Subsidiaries or any of the Gadsden Properties that have not been remedied or cured, and to the Knowledge of Gadsden and the Operating Partnership there is no basis therefor, in each case, except as would not, individually or in the aggregate, have a Gadsden Material Adverse Effect.

(iii)        Neither Gadsden nor any Gadsden Subsidiary has entered into, agreed to or is bound by any material consent decree or order or is a party to any material judgment, decree or judicial order relating to compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(o)          Properties.

(i)          Section 3.1(o) of the Gadsden Disclosure Letter sets forth a correct list of all real property owned or leased (as lessee) by the Operating Partnership or other Gadsden Subsidiary (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as an “Gadsden Property” and collectively referred to herein as the “Gadsden Properties”).

D-17

(ii)         The Operating Partnership or other Gadsden Subsidiary owns fee simple title or leasehold title (as applicable) to each of the Gadsden Properties, in each case, free and clear of Liens, mortgages or deeds of trust, claims against title, charges that are Liens, security interests or other encumbrances on title, rights of way, restrictive covenants, declarations or reservations of an interest in title (collectively, “Encumbrances”), except for the following: (A) Encumbrances set forth Section 3.1(o) of the Gadsden Disclosure Letter or relating to debt obligations reflected in the Company’s financial statements and the notes thereto (including with respect to debt obligations which are not consolidated), (B) Encumbrances that result from any statutory or other Liens for Taxes or assessments that are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings; (C) any Material Contracts (only to the extent that the same encumbers or affects title to real property), or leases to third parties for the occupation of portions of the Gadsden Properties by such third parties in the ordinary course of the business of Gadsden or the Operating Partnership, (D) Encumbrances imposed or promulgated by Law or any Governmental Entity, including zoning regulations, (E) Encumbrances disclosed on existing title policies made available to the Purchaser Parties prior to the date hereof, (F) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar liens imposed by Law and incurred in the ordinary course of business, and (G) any other Encumbrances, limitations or title defects of any kind, if any, that, individually or in the aggregate, would not constitute a Gadsden Material Adverse Effect.

(iii)        Gadsden and the Operating Partnership have made available to Purchaser all title insurance policies with respect to the Gadsden Properties. To Gadsden’s and the Operating Partnership’s Knowledge, no material claim has been made under any such title insurance policy and each such title insurance policy is in full force and effect as of the date hereof.

(iv)        No certificate, permit or license from any Governmental Entity having jurisdiction over any of the Gadsden Properties or any agreement, easement or other right that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Gadsden Properties or that is necessary to permit the lawful use and operation of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Gadsden Properties has not been obtained and is not in full force and effect, and neither Gadsden nor any Gadsden Subsidiary has received written notice of any threat of modification or cancellation of any such certificate, permit or license, except for such notices, failures to obtain and to have in full force and effect, which would not, individually or in the aggregate, constitute a Gadsden Material Adverse Effect and

(v)         Neither Gadsden nor any Gadsden Subsidiary has received any written notice to the effect that (A) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Gadsden Properties, or (B) any zoning regulation or ordinance (including with respect to parking), board of fire underwriters rules, building, fire, health or other Law, code, ordinance, Order or regulation has been violated for any Gadsden Property, which in the case of clauses (A) and (B) would, individually or in the aggregate, constitute a Gadsden Material Adverse Effect.

(vi)        Section 3.1(o) of the Gadsden Disclosure Letter lists as of the date hereof each ground lease to which Gadsden or any Gadsden Subsidiary is party, as lessee or lessor. Each such ground lease is in full force and effect and is valid, binding and enforceable in accordance with its terms against the lessor or lessee thereunder, as applicable, and, to the Knowledge of Gadsden, against the other parties thereto, except as would not constitute, individually or in the aggregate, a Gadsden Material Adverse Effect. Except as would not constitute, individually or in the aggregate, a Gadsden Material Adverse Effect, neither Gadsden nor any Gadsden Subsidiary, on the one hand, nor, to the Knowledge of Gadsden, any other party, on the other hand, is in default under any such ground lease which default is reasonably likely to result in a termination of such ground lease. No purchase option has been exercised under any of such ground lease, except purchase options whose exercise has been evidenced by a written document as described in Section 3.1(o) of the Gadsden Disclosure Letter. Gadsden and the Operating Partnership have made available to Purchaser a correct and complete copy of each such ground lease and all material amendments thereto.

(vii)       Neither Gadsden nor any Gadsden Subsidiary is a party to any agreement relating to the management of any of the Gadsden Properties by a party other than Gadsden or any wholly-owned Gadsden Subsidiaries, except as disclosed Section 3.1(o) of the Gadsden Disclosure Letter.

D-18

(viii)      Gadsden has made available to Purchaser true, correct and complete copies of the leases that Gadsden and its Subsidiaries, taken as a whole, are party to as a landlord or lessor with respect to each of the applicable Gadsden Properties including all material amendments, modifications, supplements, renewals, and extensions thereto, in each case as in effect on the date hereof (the “Gadsden Leases”). Neither Gadsden nor any of the Gadsden Subsidiaries, nor to the Knowledge of Gadsden or the Operating Partnership, any tenant, has received written notification that they are in default under any Gadsden Lease, except for defaults that would not, individually or in the aggregate, constitute a Gadsden Material Adverse Effect.

(p)          Insurance. Gadsden or the Operating Partnership maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks which in its good faith judgment are reasonable for the business of Gadsden and the Gadsden Subsidiaries (taking into account the cost and availability of such insurance). There is no claim by Gadsden or any Gadsden Subsidiary pending under any such policies which (i) has been denied or disputed by the insurer and (ii) would constitute, individually or in the aggregate, a Gadsden Material Adverse Effect.

(q)          Votes Required. The affirmative vote of two-thirds of all the votes entitled to be cast by the holders of Gadsden Common Shares and Gadsden Series A Preferred Shares, voting as a single class on an as-converted basis (the “Gadsden Stockholder Approval”), are the only votes or consents required of the holders of any class or series of the Gadsden Common Shares or other securities of or equity interests in Gadsden required to approve this Agreement and to approve and consummate the Merger.

(r)          Brokers. Except for the fees and expenses payable to National Securities Corporation, no broker, investment banker or other Person is entitled to any brokers’, finders’ or other similar finder’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Gadsden, any Gadsden Subsidiary or any Affiliate thereof. Gadsden has made available to Purchaser prior to the date of this Agreement true and complete copies of any agreement under which National Securities Corporation would be entitled to receive any payments in connection with this Agreement or the transactions contemplated hereby.

(s)          Material Contracts.

(i)          All of the Material Contracts of Gadsden as in effect as of the date hereof are listed in Section 3.1(s) of the Gadsden Disclosure Letter or in a Covered Gadsden Disclosure. Gadsden has, prior to the date hereof, made available to Purchaser true and complete copies of each Material Contract as in effect as of the date hereof. All Material Contracts are valid, binding and enforceable and in full force and effect with respect to Gadsden and the Gadsden Subsidiaries, and to the Knowledge of Gadsden, with respect to each other party to any such Material Contract, except where such failure to be so valid, binding and enforceable and in full force and effect do not and would not, individually or in the aggregate, constitute a Gadsden Material Adverse Effect, and except, in each case, to the extent that enforcement of rights and remedies created by any Material Contracts are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application related to or affecting creditors’ rights and to general equity principles.

(ii)         Except as set forth in Section 3.1(s) of the Gadsden Disclosure Letter, (A) neither Gadsden nor any Gadsden Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound and (B) to the Knowledge of Gadsden, as of the date hereof, there are no such violations or defaults (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation or default) by any third party to any Material Contract, except, in either the case of clause (A) or (B), for those violations or defaults that, individually or in the aggregate, would not constitute a Gadsden Material Adverse Effect.

(iii)        Section 3.1(s) of the Gadsden Disclosure Letter lists all agreements (other than agreements with respect to the Joint Ventures, and leases or subleases which contain options to purchase) entered into by Gadsden or any Gadsden Subsidiary as of the date hereof providing for the sale of, or option to sell, any Gadsden Properties or any material interest therein or the purchase of, or option to purchase, by Gadsden or any Gadsden Subsidiary, on the one hand, or the other party thereto, on the other hand, any real estate or material interest therein not yet consummated as of the date hereof.

D-19

(t)          Inapplicability of Takeover Statutes; Certain Charter and Bylaw Provisions. Gadsden has taken all appropriate and necessary actions to exempt the Merger, this Agreement and the other transactions contemplated thereby from the restrictions of any applicable provision of Subtitles 6 and 7 of Title 3 of the MGCL, as applicable to a Maryland corporation, and Title 8 (collectively, the “Takeover Statute”). No other “control share acquisition”, “fair price”, “moratorium” or other antitakeover Laws apply to the Merger, this Agreement or the other transactions contemplated hereby. Gadsden and the Gadsden Board of Directors have taken all appropriate and necessary actions to cause the Merger, this Agreement and the other transactions contemplated hereby to comply with or be exempted from any provision contained in the Gadsden Charter, Gadsden Bylaws or in the comparable organizational document of any Gadsden Subsidiary that would otherwise impose any limitations on ownership of Gadsden Common Shares as set forth in the Gadsden Charter, including the ownership limit set forth in the Gadsden Charter inapplicable to the Merger, the execution of and performance of the this Agreement and the transactions contemplated hereby

(u)          Information Supplied. The information supplied by Gadsden or any Gadsden Subsidiary for inclusion in the Merger Registration and Proxy Statement, or any amendment or supplement thereto, shall not, on the date the Merger Registration and Proxy Statement is first mailed to Parent stockholders entitled to vote for the approval of the Merger, at the time of the meeting of the Parent stockholders, Gadsden Stockholder Approval or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For the avoidance of doubt, any information supplied in writing by any of the Purchaser Parties for inclusion in the Merger Registration and Proxy Statement shall not be considered to have been supplied by Gadsden or any Gadsden Subsidiary for purposes of this representation.

(v)         Investment Company Act of 1940. None of Gadsden or any Gadsden Subsidiary is, or after giving effect to the transactions contemplated by this Agreement will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 3.2           Representations and Warranties of Purchaser Parties. Except as set forth in (i) Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as amended, Quarterly Report on Form 10-Q for the period ended June 30, 2018 or September 30, 2018, any Current Report on Form 8-K that was filed from and after June 30, 2018, or any proxy statement that was filed from and after June 30, 2018, and in each case any amendment thereto, filed by Parent with the SEC on or after January 1, 2018 and prior to the date hereof (except in each case for the risk factors section and any forward looking statements contained in the Management’s Discussion & Analysis, which shall not modify the representations and warranties in this Section 3.2) (the “Covered Parent SEC Disclosure”), or (ii) the disclosure letter delivered to Gadsden pursuant to Section 5.14 of this Agreement (the “Parent Disclosure Letter” and, together with the Gadsden Disclosure Letter, the “Disclosure Letters”), each of the Purchaser Parties, jointly and severally represents and warrants to Gadsden as follows:

(a)          Organization, Standing and Power of the Purchaser Parties. Each of the Purchaser Parties is duly formed, validly existing and in good standing under the Laws of their jurisdiction of incorporation and has all of the requisite corporate power, authority and all necessary government approvals or licenses to own, lease, operate its properties and to carry on its business as now being conducted. Each of the Purchaser Parties is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, constitute a Parent Material Adverse Effect. Each of the Purchaser Parties (other than Parent) is wholly-owned by Parent. Purchaser has heretofore made available to Gadsden and the Operating Partnership complete and correct copies of the charter, bylaws or other organizational documents of each of the Purchaser Parties, each as amended to the date hereof and each as in full force and effect.

(b)          Subsidiaries. Except as disclosed in Section 3.2(b) of the Parent Disclosure Letter, each Subsidiary of Parent is duly organized, validly existing and, as applicable, in good standing under the Laws of its jurisdiction of formation, and has all of the requisite corporate, partnership, limited liability company or other organizational power and authority and all necessary government approvals and licenses to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such approvals or licenses would not, individually or in the aggregate, constitute a Parent Material Adverse Effect. Each Subsidiary of Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, constitute a Parent Material Adverse Effect. All outstanding equity interests in each Subsidiary of Parent have been duly authorized and are validly issued, fully paid and (except for general partnership interests) nonassessable, and are not subject to any preemptive rights, purchase options, call options, rights of first refusal, subscriptions or any similar rights and are owned by Parent and are so owned free and clear of all Liens, except as would not, individually or in the aggregate, constitute a Parent Material Adverse Effect.

D-20

(c)          Capital Structure. The authorized shares of capital stock of Parent and the outstanding shares of such capital stock and the outstanding awards to purchase Parent Common Stock, as of the date of this Agreement, are as provided in Section 3.2(c) of the Disclosure Letter.

(i)          As of the date of this Agreement, except as disclosed in Section 3.2(c) of the Parent Disclosure Letter, there are no issued and outstanding or reserved for issuance:

(A)         shares or other equity securities of Parent;

(B)         restricted shares of Parent Common Stock or performance stock awards relating to the equity interests of Parent;

(C)         securities of Parent or any Parent Subsidiary convertible into or exchangeable for stock or other equity securities of Parent or any Parent Subsidiary; and

(D)         Convertible Rights to which Parent or any Parent Subsidiary is a party or by which it is bound in any case obligating Parent or any Parent Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, stock or other equity securities of Parent or of any Parent Subsidiary, or obligating Parent or any Parent Subsidiary to grant, extend or enter into any such subscription, option, warrant, conversion right, stock appreciation right, call, right, commitment, arrangement or agreement.

(ii)         All outstanding shares of Parent are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right.

(iii)        All dividends or distributions on securities of Parent or any material dividends or distributions on any securities of any Parent Subsidiary (other than any wholly owned Parent Subsidiaries) that have been declared or authorized prior to the date of this Agreement have been paid in full, other than accrued dividends on outstanding preferred stock of Parent.

(iv)        Except for this Agreement or as disclosed in Section 3.2(c) of the Parent Disclosure Letter, there are not any:

(A)         shareholder agreements, voting trusts, proxies or other agreements or understandings relating to the voting of any shares of Parent to which Parent or any Parent Subsidiary is a party or by which it is bound or

(B)         agreements or understandings relating to the sale or transfer (including agreements imposing transfer restrictions) of any shares of Parent or any Parent Subsidiary is a party or by which it is bound.

(v)         Except as disclosed in Section 3.2(c) of the Parent Disclosure Letter, no holder of securities in Parent or any Parent Subsidiary has any right to have the offering or sale of such securities registered by Parent or any Parent Subsidiary, as the case may be.

D-21

(d)          Authority; No Violations; Consents and Approval.

(i)          The Parent Board of Directors has approved and declared advisable the Merger and the other transactions contemplated by this Agreement and has directed that the Merger be submitted for consideration at a special meeting of the holders of Parent capital stock who are entitled to vote thereat (the “Parent Stockholder Meeting”). The only stockholders who are entitled to vote at the Parent Stockholder Meeting are the holders of the Parent Common Stock. Each of the Purchaser Parties has all requisite corporate or partnership power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to receipt of the Parent Stockholder Approval and the filing of Articles of Merger pursuant to the MGCL. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate, or other organizational action on the part of Parent and Purchaser, subject, solely with respect to the consummation of the Merger, to receipt of the Parent Stockholder Approval. This Agreement has been duly executed and delivered by Parent and Purchaser, and subject, solely with respect to the consummation of the Merger, to receipt of the Parent Stockholder Approval, and assuming due execution and delivery by each of Gadsden and the Operating Partnership, constitutes legal, valid and binding obligations of each of the Purchaser Parties, enforceable against each of the Purchaser Parties in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii)         Subject to receipt of the Parent Stockholder Approval, the execution and delivery of this Agreement by each of the Purchaser Parties does not, and the consummation of the transactions contemplated hereby, and compliance with the provisions hereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation under, require the consent or approval of any third party under, any provision of

(A)         the Parent Charter or the Parent Bylaws or any provision of the comparable charter or organizational documents of any Parent Subsidiary,

(B)         any loan or credit agreement or note, or any bond, mortgage, indenture, joint venture, lease, contract or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any Parent Subsidiary, or to which their respective properties or assets are bound or any guarantee by Parent or any Parent Subsidiary of any of the foregoing, or

(C)         assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.2(d)(iii) are duly and timely obtained or made and the Parent Stockholder Approval has been obtained, any Law or Order applicable to or binding upon Parent or any Parent Subsidiary, or any of their respective properties or assets, other than as may arise in connection with Gadsden or any Gadsden Subsidiary financing of the transactions contemplated by this Agreement, except in the case of clauses (B) and (C), any of the foregoing that, individually or in the aggregate, would not constitute a Parent Material Adverse Effect.

(iii)        No consent, approval, Order or authorization of, or registration, declaration or filing with, notice to or permit from, any Governmental Entity, is required by or on behalf of Parent or any Parent Subsidiary in connection with the execution and delivery of this Agreement by any of the Purchaser Parties or the consummation by any of the Purchaser Parties of the transactions contemplated by this Agreement, except for:

(A)         the filing with the SEC of the registration statement on Form S-4 that registers, among other securities, the capital stock to be issued in the Merger and provides for the joint proxy statement for the Gadsden Stockholder Meeting and the Parent Stockholder Meeting, called for the purpose of approving the Merger, this Agreement and the transactions contemplated by this Agreement in the case of Gadsden and for the purpose of approving the issuance of securities in connection with the Merger and the conversion of Parent into a Maryland corporation in the case of Parent, (the “Merger Registration and Proxy Statement”) and it being declared effective by the SEC;

(B)         the filing of the Articles of Merger.

D-22

(C)         any such other consent, approval, Order, authorization, registration, declaration, filing or permit that the failure to obtain or make, individually or in the aggregate, would not reasonably be expected to materially impair or delay the ability of any of the Purchaser Parties to perform its obligations hereunder or prevent the consummation by them of any of the transactions contemplated hereby.

(e)          SEC Documents; Financial Statements. Parent has made available to Gadsden (by public filing with the SEC or otherwise) a true and complete copy of each report, schedule, registration statement, other statement (including proxy statements) and information filed by Parent with the SEC since January 1, 2016 (the “Parent SEC Documents”), which are all the documents (other than preliminary material) that Parent was required to file with the SEC since such date pursuant to the federal securities Laws and the SEC rules and regulations thereunder. As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Sarbanes-Oxley Act of 2002 and the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, in each case, as in effect at such time, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Parent SEC Documents filed and publicly available prior to the date of this Agreement. No Parent Subsidiary is required (by contract or applicable Law) to make periodic filings with the SEC. The consolidated financial statements of Parent (including the notes thereto) included or incorporated by reference in the Parent SEC Documents (including the audited consolidated balance sheet of Parent as at December 31, 2017 (the “Parent Balance Sheet”) and the unaudited consolidated statements of income for the six months ended June 30, 2018) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), in each case, as in effect at such time, the assets, Liabilities and the consolidated financial position of Parent and its Subsidiaries, taken as a whole, as of their respective dates and the consolidated results of operations and cash flows of Parent and its Subsidiaries taken as a whole, for the periods presented therein. Since the enactment of the Sarbanes-Oxley Act of 2002, Parent has been and is in compliance in all material respects with the applicable provisions thereof and the rules and regulations promulgated thereunder.

(f)          Information Supplied. The information supplied by any of the Purchaser Parties for inclusion in the Merger Registration and Proxy Statement, or any amendment or supplement thereto, shall not, on the date the Merger Registration and Proxy Statement is first mailed to Parent stockholders, at the time of the Parent stockholder meeting date or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For the avoidance of doubt, any information supplied in writing by Gadsden or the Operating Partnership for inclusion in the Merger Registration and Proxy Statement shall not be considered to have been supplied by any of the Purchaser Parties for purposes of this representation.

(g)          Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet, except as disclosed in the Covered Parent SEC Disclosure, each of Parent and the Parent Subsidiaries have conducted their business only in the ordinary course and there has not been: (i) a Parent Material Adverse Effect; (ii) any declaration, setting aside for payment or payment of any dividend or other distribution; (iii) any amendment of any material term of any outstanding security of Parent; (iv) any repurchase, redemption or other acquisition by Parent or any Parent Subsidiary of any outstanding shares, stock or other securities of, or other ownership interests in, Parent or any Parent Subsidiary; or (v) any change in any method or practice of financial accounting by Parent or any consolidated Parent Subsidiary other than any change after the date of this Agreement permitted by Article IV.

(h)          No Undisclosed Material Liabilities. Except as disclosed in the Parent SEC Documents filed prior to the date hereof, there are no Liabilities of Parent or any of the Parent Subsidiaries, whether accrued, contingent, absolute or determined other than: (i) Liabilities reflected on the financial statements (including the notes thereto), or (ii) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet as would not, individually or in the aggregate, constitute a Parent Material Adverse Effect.

D-23

(i)          No Default. Neither Parent nor any of the Parent Subsidiaries is or has been in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of (i) any material term, condition or provision of Parent’s Amended and Restated Articles of Incorporation (the “Parent Charter”) or Parent’s Amended and Restated Bylaws (the “Parent Bylaws”) or the comparable charter or organizational documents, of any Parent Subsidiaries, (ii) any term, condition or provision of any loan or credit agreement or any note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which Parent or any of the Parent Subsidiaries is now a party or by which Parent or any of the Parent Subsidiaries or any of their respective properties or assets is bound, or (iii) any Law or Order applicable to or binding upon Parent or any of the Parent Subsidiaries or any of their respective properties or assets, except, in the case of clauses (ii) and (iii), for defaults or violations that, individually or in the aggregate, have not constituted, and would not constitute, a Parent Material Adverse Effect.

(j)          Compliance with Applicable Laws. Parent and the Parent Subsidiaries hold all permits, licenses, certificates, registrations, variances, exemptions, Orders, franchises and approvals of all Governmental Entities necessary or required by any applicable Law or Order for the lawful conduct of their respective businesses (the “Parent Permits”), except where the failure so to hold, individually or in the aggregate, does not constitute and would not reasonably be expected to result in a Parent Material Adverse Effect. Parent and the Parent Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply, individually or in the aggregate, does not constitute and would not reasonably be expected to result in a Parent Material Adverse Effect. Except as would not, individually or in the aggregate, constitute and would not reasonably be expected to result in a Parent Material Adverse Effect, the businesses of Parent and the Parent Subsidiaries are not being and have not been conducted in violation of any Law or Order. No investigation or review by any Governmental Entity with respect to Parent or any of the Parent Subsidiaries is pending or, to the Knowledge of Parent, is overtly threatened, other than those the outcome of which, individually or in the aggregate, would not constitute a Parent Material Adverse Effect.

(k)          Litigation. Except as disclosed in the Covered Parent SEC Disclosure or Section 3.2(k) of the Parent Disclosure Letter, there is no litigation, arbitration, claim, investigation, suit, action or proceeding pending or, to the Knowledge of Parent, overtly threatened against or affecting Parent or any Parent Subsidiary or any of their respective property or assets that, individually or in the aggregate, constitutes or would reasonably be expected to result in a Parent Material Adverse Effect, nor is there any such litigation, arbitration, claim, investigation, suit, action or proceeding or any Order outstanding against Parent or any Parent Subsidiary or any of their respective properties or assets which in any manner challenges or seeks to prevent or enjoin, alter or materially delay the Merger, it being acknowledged that there is no representation and warranty under this Section 3.2(k) with respect to the litigations disclosed in the Covered Parent SEC Disclosure.

(l)          Taxes. Except as disclosed in Section 3.2(l) of the Parent Disclosure Letter or as would not, individually or in the aggregate, have a Parent Material Adverse Effect:

(i)          (A) Parent and each Parent Subsidiary has timely filed or has had timely filed on its behalf (taking into account extensions) all Tax Returns required to be filed by it or on its behalf, and all such Tax Returns were, at the time filed and continue to be (after giving effect to amendments thereto), true, correct and complete; (B) Parent and each Parent Subsidiary has paid (or Parent has paid on behalf of such Parent Subsidiary) all Taxes required to be paid by it (in each case of clause (A) or (B), except with respect to matters for which appropriate reserves have been established in accordance with GAAP); (C) as of the date hereof, there are no audits, examinations or other proceedings relating to any Taxes of Parent or any Parent Subsidiary pending or, to the Knowledge of Parent, overtly threatened; (D) all deficiencies asserted or assessments made with respect to Parent or any of the Parent Subsidiaries as a result of any examination by the Internal Revenue Service or any other taxing authority have been paid in full; (E) no requests for waivers of the time to assess any Taxes against Parent or any Parent Subsidiary have been granted and remain in effect; (F) there are no Liens for any material Taxes on any assets of Parent or any Parent Subsidiary other than Liens for Taxes not yet due or payable or which are being contested in good faith through appropriate proceedings; (G) to the Knowledge of Parent, no claim has been made by a taxing authority in a jurisdiction in which income Tax Returns are not filed by or on behalf of Parent or any Parent Subsidiary that Parent or any such Parent Subsidiary is or may be subject to income taxation by that jurisdiction; and (H) all material Taxes required to be withheld in connection with amounts paid or owing to any employee, creditor, shareholder or other third party have been timely withheld and, to the extent required prior to the date hereof, have been paid to the relevant Tax authority.

(ii)         Neither Parent nor any Parent Subsidiary is a party to (A) any Tax allocation or sharing agreement other than any agreement solely between Parent and any Parent Subsidiary or (B) any Tax Protection Agreement.

D-24

(iii)        Neither Parent nor any Parent Subsidiary has any liability for Taxes of any Person other than Parent and the Parent Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor.

(iv)        Neither Parent nor any Parent Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(v)         Each Parent Subsidiary that is a partnership, joint venture or limited liability company has since the date it became a Subsidiary been classified for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as an association taxable as a corporation, or as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

(vi)        Neither Parent nor any Parent Subsidiary has (i) agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code; (ii) knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method with respect to Parent or any Parent Subsidiary, or (iii) an application pending with any taxing authority requesting permission for any change in accounting method.

(vii)       Neither Parent nor any Parent Subsidiary is a foreign person within the meaning of Section 1445 of the Code.

(viii)      Neither Parent nor any Parent Subsidiary has in effect any tax elections for federal income tax purposes under Sections 108, 168, 338, 441, 471, 1017, 1033, 1502 or 4977 of the Code with respect to Parent or any Parent Subsidiary.

(ix)         There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, as a consequence of this transaction could give rise to the payment of any amount that would not be deductible by Gadsden, Parent or any Parent Subsidiary by reason of Section 280G of the Code.

(x)          Neither Parent nor any of the Parent Subsidiaries (i) owns any real property located in New York State, (ii) is the lessee of any such New York real property, or (iii) owns any interest in real property that may subject any of the parties to a transfer tax as a result of the transactions contemplated by this Agreement.

(xi)         Neither the Parent nor any of the Parent Subsidiaries, owns an interest in any (i) domestic international sales corporation, (ii) foreign sales corporation, (iii) controlled foreign corporation, or (iv) passive foreign investment company.

(xii)        Neither Parent nor any of the Parent Subsidiaries is a party (other than as an investor) to any industrial development bond.

(xiii)       Neither Parent nor any of the Parent Subsidiaries was a party to any deferred intercompany transaction that will be restored (pursuant to the Section 1502 regulations) and will result in income or loss to Parent or any Parent Subsidiary due to the contemplated transaction.

(xiv)      During the previous two years neither Parent nor any Parent Subsidiary has engaged in any exchange under which the gain realized on such exchange was not recognized due to Section 1031 of the Code.

(xv)       Neither Parent nor any of the Parent Subsidiaries is entitled to any (A) net operating loss carryforward, (B) investment tax credit carryforward, (C) research and development tax credit carryforward, (D) foreign tax credit carryforward, or (E) any other tax credit carryforward after the Closing Date which carryover resulted from a taxable period that ended on or before the Closing Date.

(xvi)      All intercompany transactions transacted by Parent or any Parent Subsidiary were conducted on an arm’s length basis and using fair market values.

D-25

(xvii)     The information with respect to Parent’s assets and operations that was provided to Gadsden that was requested in connection with the analysis of whether Parent would be able to qualify as a REIT under the Code is true and correct in all material respects.

(m)          Benefit Plans.

(i)          Section 3.2(m) of the Parent Disclosure Letter sets forth a true and complete list of each material employee benefit plan, program, policy, practices, or other arrangement providing benefits to any current or former employee, officer or director of Parent or any Parent Subsidiary or any beneficiary or dependent thereof that is sponsored or maintained by Parent or any Parent Subsidiary or to which Parent or any Parent Subsidiary contributes or is obligated to contribute, whether or not written, including, without limitation, any employee welfare benefit plan (within the meaning of Section 3(1) of ERISA, any employee pension benefit plan (within the meaning of Section 3(2) of ERISA) (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, insurance, stock purchase, stock option, equity or equity based plan or award, severance, employment, change of control or fringe benefit plan, program or agreement, other than any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and any other plan, program or arrangement maintained by an entity other than Parent or a Parent Subsidiary (collectively, the “Parent Employee Benefit Plans”).

(ii)         (A) Each of the Parent Employee Benefit Plans has been operated and administered in all material respects with applicable Law, including, but not limited to, ERISA, the Code and, in each case, the regulations thereunder; (B) each of the Parent Employee Benefit Plans intended to be “qualified” (within the meaning of Section 401(a) of the Code) has received a favorable determination letter from the Internal Revenue Service, or has pending an application for such determination from the Internal Revenue Service with respect to those provisions for which the remedial amendment period under Section 401(b) of the Code has not expired, and Parent is not aware of any reason why any such determination letter should be revoked; (C) no Parent Employee Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (D) no Parent Employee Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or beneficiary or covered dependent of an employee or former employee or directors of Parent or any Parent Subsidiary beyond their retirement or other termination of service, other than (1) coverage mandated by applicable Law or (2) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); (E) no Controlled Group Liability has been incurred by Parent or any Parent Subsidiary that has not been satisfied in full, and no condition exists that shall result in Parent or any Parent Subsidiary of incurring any such liability that would be material to Parent; (F) all contributions or other amounts payable by Parent or a Parent Subsidiary with respect to each Parent Employee Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP; (G) neither Parent nor a Parent Subsidiary has engaged in a transaction in connection with which Parent or a Parent Subsidiary reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code; (H) there are no pending, overtly threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Parent Employee Benefit Plans or any trusts related thereto plan which could reasonably be expected to result in any material liability of Parent or any Parent Subsidiary; (I) since January 1, 2018, neither Parent nor its Subsidiaries has agreed or otherwise committed to, whether in writing or otherwise, increase or improve the compensation, benefits or terms and conditions of employment or service of any director, officer, employee or consultant other than as required under an applicable Parent Employee Benefit Plan; (J) except as indicated in Section 3.2(m) of the Parent Disclosure, no Parent Employee Benefit Plans exists which could result in the payment of material amount of money or any other property or rights, or accelerate or provide any other material rights or benefits, or require the payment of amounts or benefits that would not be deductible under 280G of the Code, to any current or former employee, director or consultant of Parent or any Subsidiary that would not have been required but for the transactions contemplated by this Agreement; and (K) each Parent Employee Benefit Plan may be amended and terminated in accordance with its terms.

(n)          Labor Matters. Neither Parent nor any Parent Subsidiary is a party to any collective bargaining agreements with respect to employees of Parent and the Parent Subsidiaries. With respect to employees of Parent and the Parent Subsidiaries, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (i) none of Parent, any Subsidiary or any ERISA Affiliate has at any time since January 1, 2016, withdrawn in any complete or partial withdrawal from any “multiemployer plan” as defined in Section 3 (37) of ERISA and, if Parent, its Subsidiaries and each ERISA Affiliate were to, as of the date hereof, completely withdraw from all multiemployer plans in which any of them participate, or to which any of them otherwise have any obligation to contribute, neither Parent, any Subsidiary nor any ERISA Affiliate would incur a withdrawal liability that would result in a Parent Material Adverse Effect; and (ii) neither Parent nor any Parent Subsidiary is the subject of a proceeding asserting it has committed an unfair labor practice, nor, to the Knowledge of Parent, is any such proceeding overtly threatened, nor is there any strike or other labor dispute by the employees of Parent or any Parent Subsidiary pending or overtly threatened, nor does Parent have Knowledge of any activity involving any employee of Parent or any Parent Subsidiary seeking to certify an a collective bargaining unit or engaging in union organizational activity.

D-26

(o)          Environmental Matters.

(i)          neither Parent nor any Parent Subsidiary is in violation of any applicable Law or Order relating to Environmental Laws, except for any violation that, individually or in the aggregate, would not constitute a Parent Material Adverse Effect; and

(ii)         To the Knowledge of Parent, neither Parent nor the Parent Subsidiaries have received any written notice of, and there are no, pending administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to Hazardous Materials or any Environmental Law against or affecting Parent or any of the Parent Subsidiaries or any of the Parent Properties that have not been remedied or cured, and to the Knowledge of Parent there is no basis therefor, in each case, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(iii)        Neither Parent nor any Parent Subsidiary has entered into, agreed to or is bound by any material consent decree or order or is a party to any material judgment, decree or judicial order relating to compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(p)          Properties.

(i)          Section 3.2(p) of the Parent Disclosure Letter sets forth a correct list of all real property owned or leased (as lessee) by Parent or a Parent Subsidiary (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as an “Parent Property” and collectively referred to herein as the “Parent Properties”).

(ii)         The Parent or Parent Subsidiary owns fee simple title or leasehold title (as applicable) to each of the Parent Properties, in each case, free and clear of Liens, or Encumbrances, except for the following: (A) Encumbrances set forth Section 3.2(p) of the Parent Disclosure Letter or relating to debt obligations reflected in the Company’s financial statements and the notes thereto (including with respect to debt obligations which are not consolidated), (B) Encumbrances that result from any statutory or other Liens for Taxes or assessments that are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings; (C) any Material Contracts (only to the extent that the same encumbers or affects title to real property), or leases to third parties for the occupation of portions of the Parent Properties by such third parties in the ordinary course of the business of Parent or any Parent Subsidiary, (D) Encumbrances imposed or promulgated by Law or any Governmental Entity, including zoning regulations, (E) Encumbrances disclosed on existing title policies made available to the Purchaser Parties prior to the date hereof, (F) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar liens imposed by Law and incurred in the ordinary course of business, and (G) any other Encumbrances, limitations or title defects of any kind, if any, that, individually or in the aggregate, would not constitute a Parent Material Adverse Effect.

(iii)        Parent has made available to Purchaser all title insurance policies with respect to the Parent Properties that are set forth on Section 3.2(p) of the Parent Disclosure Letter. To Parent’s Knowledge, no material claim has been made under any such title insurance policy and each such title insurance policy is in full force and effect as of the date hereof.

D-27

(iv)        No certificate, permit or license from any Governmental Entity having jurisdiction over any of the Parent Properties or any agreement, easement or other right that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Parent Properties or that is necessary to permit the lawful use and operation of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Parent Properties has not been obtained and is not in full force and effect, and neither Parent nor any Parent Subsidiary has received written notice of any threat of modification or cancellation of any such certificate, permit or license, except for such notices, failures to obtain and to have in full force and effect, which would not, individually or in the aggregate, constitute a Parent Material Adverse Effect and

(v)         Neither Parent nor any Parent Subsidiary has received any written notice to the effect that (A) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Parent Properties, or (B) any zoning regulation or ordinance (including with respect to parking), board of fire underwriters rules, building, fire, health or other Law, code, ordinance, Order or regulation has been violated for any Parent Property, which in the case of clauses (A) and (B) would, individually or in the aggregate, constitute a Parent Material Adverse Effect.

(vi)        Section 3.2(p) of the Parent Disclosure Letter lists as of the date hereof each ground lease to which Parent or any Parent Subsidiary is party, as lessee or lessor. Each such ground lease is in full force and effect and is valid, binding and enforceable in accordance with its terms against the lessor or lessee thereunder, as applicable, and, to the Knowledge of Parent, against the other parties thereto, except as would not constitute, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not constitute, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any Parent Subsidiary, on the one hand, nor, to the Knowledge of Parent, any other party, on the other hand, is in default under any such ground lease which default is reasonably likely to result in a termination of such ground lease. No purchase option has been exercised under any of such ground lease, except purchase options whose exercise has been evidenced by a written document as described in Section 3.2(p) of the Parent Disclosure Letter. Parent has made available to Purchaser a correct and complete copy of each such ground lease and all material amendments thereto.

(vii)       Neither Parent nor any Parent Subsidiary is a party to any agreement relating to the management of any of the Parent Properties by a party other than Parent or any wholly-owned Parent Subsidiaries, except as disclosed Section 3.2(p) of the Parent Disclosure Letter.

(viii)      Parent has made available to Purchaser true, correct and complete copies of the leases that Parent and its Subsidiaries, taken as a whole, are party to as a landlord or lessor with respect to each of the applicable Parent Properties including all material amendments, modifications, supplements, renewals, and extensions thereto, in each case as in effect on the date hereof (the “Parent Leases”). Neither Parent nor any of the Parent Subsidiaries, nor to the Knowledge of Parent, any tenant, has received written notification that they are in default under any Parent Lease, except for defaults that would not, individually or in the aggregate, constitute a Parent Material Adverse Effect.

(q)          Insurance. Parent or its Subsidiaries maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks which in its good faith judgment are reasonable for the business of Parent and the Parent Subsidiaries (taking into account the cost and availability of such insurance). There is no claim by Parent or any Parent Subsidiary pending under any such policies which (i) has been denied or disputed by the insurer and (ii) would constitute, individually or in the aggregate, a Parent Material Adverse Effect.

(r)          Votes Required. The affirmative vote of a majority of all the votes entitled to be cast by the holders of Parent Common Stock (the “Parent Stockholder Approval”) are the only votes or consents required of the holders of any class or series of the Parent Common Stock or other securities of or equity interests in Parent required to approve the issuance of securities as contemplated by this Agreement and to consummate the Merger.

(s)          Brokers. No broker, investment banker or other Person is entitled to any brokers’, finders’ or other similar finder’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, any Parent Subsidiary or any Affiliate thereof.

(t)          Material Contracts.

(i)          All of the Material Contracts of Parent as in effect as of the date hereof are listed in Section 3.2(t) of the Parent Disclosure Letter or in the exhibit index set forth in a Covered Parent SEC Disclosure. Parent has, prior to the date hereof, made available to Purchaser true and complete copies of each Material Contract as in effect as of the date hereof. All Material Contracts are valid, binding and enforceable and in full force and effect with respect to Parent and the Parent Subsidiaries, and to the Knowledge of Parent, with respect to each other party to any such Material Contract, except where such failure to be so valid, binding and enforceable and in full force and effect do not and would not, individually or in the aggregate, constitute a Parent Material Adverse Effect, and except, in each case, to the extent that enforcement of rights and remedies created by any Material Contracts are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application related to or affecting creditors’ rights and to general equity principles.

D-28

(ii)         Except as set forth in Section 3.2(t) of the Parent Disclosure Letter, (A) neither Parent nor any Parent Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound and (B) to the Knowledge of Parent, as of the date hereof, there are no such violations or defaults (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation or default) by any third party to any Material Contract, except, in either the case of clause (A) or (B), for those violations or defaults that, individually or in the aggregate, would not constitute a Parent Material Adverse Effect.

(iii)        Section 3.2(t) of the Parent Disclosure Letter lists all agreements (other than agreements with respect to leases or subleases which contain options to purchase) entered into by Parent or any Parent Subsidiary as of the date hereof providing for the sale of, or option to sell, any Parent Properties or any material interest therein or the purchase of, or option to purchase, by Parent or any Parent Subsidiary, on the one hand, or the other party thereto, on the other hand, any real estate or material interest therein not yet consummated as of the date hereof.

(u)          Inapplicability of Takeover Statutes. Parent has taken all appropriate and necessary actions to exempt the Merger, this Agreement and the other transactions contemplated thereby from the restrictions of any applicable provision of a Takeover Statute. No other “control share acquisition”, “fair price”, “moratorium” or other antitakeover Laws apply to the Merger, this Agreement or the other transactions contemplated hereby.

(v)         Investment Company Act of 1940. None of Parent or any Parent Subsidiary is, or after giving effect to the transactions contemplated by this Agreement will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(w)          Solvency. Immediately prior to the Effective Time, assuming that the additional investment in Parent by a private fund under its current agreement with such private fund is made, the fair value of the assets of the Parent (determined on a consolidated basis), will exceed the debts and Liabilities as determined in accordance with GAAP, of Parent, on a consolidated basis.

Article IV
COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGERS

Section 4.1           General Provisions. During the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, each of (x) Gadsden and the Operating Partnership on the one hand, and (y) Parent on the other, shall, and shall cause each of their respective Subsidiaries to except as otherwise expressly contemplated by this Agreement or to the extent consented to by the Parties in writing: (i) carry on its businesses in the usual, regular and ordinary course substantially consistent with past practice and (ii) to the extent consistent with the foregoing clause (i), use its commercially reasonable efforts to maintain and preserve intact in all material respects its current business organization, goodwill, ongoing businesses and relationships with third parties, to keep available the services of their present officers and employees. Notwithstanding the foregoing, each of the Parties may, directly or indirectly, engage in any Carve Out Activity.

Section 4.2           Specified Actions Not Permitted. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, except as required by applicable law, as otherwise expressly provided or permitted by this Agreement, as set forth in Section 4.2 of the Gadsden Disclosure Letter or the Parent Disclosure Letter, as applicable, or a transaction that is a Carve Out Activity, and except to the extent consented to by the Parties in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Parties shall not and shall not authorize or commit or agree to, and shall cause their respective Subsidiaries not to (and not to authorize or commit or agree to):

D-29

(a)          Distributions:

(i)          declare, set aside for payment or pay any dividends on, or make any other actual, constructive or deemed distributions (whether in cash, shares, property or otherwise) in respect of, any of shares, stock or the partnership interests, shares, stock or other equity interests in any Subsidiary that is not directly or indirectly wholly owned by such Person, other than, in the case of Gadsden, distributions that are required under the Articles Supplementary, as in effect on the date of this Agreement, for the Gadsden Series A Preferred Shares or the Gadsden Series C Preferred Shares and, in the case of Parent and in the case of Gadsden, the accrual (but not the cash payment) of dividends as contemplated by the certificate of designations for its outstanding series of preferred stock, or

(ii)         split, combine or reclassify any shares, stock, partnership interests or other equity interest or issue or authorize the issuance of any securities in respect of, in lieu of or in substitution for shares of such shares, stock, partnership interests or other equity interests, or

(iii)        purchase, redeem or otherwise acquire any capital stock, other equity interests or securities of such Person or the partnership interests, stock, other equity interests or securities of any of its Subsidiaries or any options, warrants or rights to acquire, or security convertible into, Gadsden Common Shares, stock, other equity interest or securities of such Person or the partnership interests, stock or other equity interests in any of its Subsidiaries, except in each case to recover any such securities that have been used as a deposit;

(b)          Reclassifications:

(i)          classify or re-classify any unissued shares of stock, units, interests, any other voting or redeemable securities or stock-based performance units of such Person or any of its Subsidiaries,

(ii)         other than Permitted Issuances, authorize for issuance, issue, deliver, sell, or grant any shares of stock, units, interests, any other voting or redeemable securities or stock-based performance units of such Person,

(iii)        other than Permitted Issuances, authorize for issuance, issue, deliver, sell, or grant any option or other right in respect of, any shares of stock, units, interests, any other voting or redeemable securities, or stock-based performance units of such Person or any securities convertible into, or any rights, warrants or options to acquire, any such shares, units, interests, voting securities or convertible or redeemable securities, or

(iv)        amend or waive any option to acquire any shares of the capital stock or securities of such Person (except, with respect to clauses (A), (B) and (C), (1) as required under the Operating Partnership Agreement as presently in effect, in the case of Gadsden, or (2) in connection with the exercise of Gadsden Awards or vesting or settlement of any Gadsden Awards or awards of Parent Common Stock;

(c)          amend the Gadsden Charter or the Gadsden Bylaws or the Parent Charter or the Parent Bylaws, or any other comparable charter or organizational documents of any Subsidiary of such Person;

(d)          Sale or Dispositions:

(i)          merge, consolidate or enter into any other business combination transaction with any Person,

(ii)         acquire (by merger, consolidation or acquisition) any corporation, partnership or other entity other than to acquire a property investment consistent with the investment strategy of such Person, or

(iii)        purchase any equity interest in or all or substantially all of the assets of, any Person or any division or business thereof;

D-30

(e)          make, undertake or enter into any new commitments obligating such Person, or any Subsidiary of such Person, to make, capital expenditures; provided however, any such Person may make, capital expenditures pursuant to the terms of contracts which have been executed prior to the date hereof and in connection with amounts payable in respect of existing or future (A) tenant improvements, (B) lease commissions, (C) obligations under leases, (D) maintenance, repairs and amounts required as a result of extraordinary events or emergencies (collectively, the “Permitted Expenditures”), and (E) in the case of Gadsden, up to 110% of the total amounts set forth as capital expenditures or development costs in the capital expenditure and development plan described in Section 4.2 of the Gadsden Disclosure Letter (the “Capital Budget”);

(f)          incur indebtedness (secured or unsecured), except for draws under its existing line(s) of credit for purposes of:

(i)          funding expenditures pursuant to the Capital Budget and Permitted Expenditures,

(ii)         funding other transactions permitted by this Article IV, and

(iii)        working capital purposes in the ordinary course (including to the extent necessary to pay dividends permitted pursuant to Section 4.2, for purposes of making payments to holders of any indebtedness and to pay any transaction expenses incurred in connection with the Merger or the transactions contemplated by this Agreement);

(g)          sell, mortgage, subject to Lien, (or, in the case of an involuntary Lien, fail to take commercially reasonable action within forty-five (45) days of the notice of creation thereof to attempt to have such Lien removed), lease (other than leases (other than ground leases) as landlord or sublessor in the ordinary course of business) or otherwise dispose of any of the Gadsden Properties, including by the disposition or issuance of equity securities in an entity that owns a Gadsden Property or a Parent Property (as the case may be), except in each case: (A) made in the ordinary course of business, or (B) pursuant to a binding sales contract in existence on the date of this Agreement and set forth in Section 4.2 of the Gadsden Disclosure Letter or Section 4.2 of the Parent Disclosure Letter;

(h)          assume or guarantee the indebtedness of another Person other than a wholly owned Subsidiary of such Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person other than a wholly owned Subsidiary of such Person, or enter into any arrangement having the economic effect of any of the foregoing;

(i)          prepay, refinance or amend any existing indebtedness other than refinancings of existing indebtedness at maturity on customary commercial terms;

(j)          make any loans, advances, capital contributions or investments in any other Person (other than wholly-owned Subsidiaries);

(k)          other than in connection with the incurrence of indebtedness permitted hereunder, pledge or otherwise encumber shares of capital stock or securities in such Person or any Subsidiary of such Person;

(l)          modify, amend or change any existing Tax Protection Agreement in a manner that would adversely affect such Person or any Subsidiary of such Person, or enter into any new Tax Protection Agreement;

(m)          except as required by Law or in the ordinary course of business, make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, or file any amended Tax Return (in each case, except in the case of Gadsden to the extent necessary or appropriate to elect to be taxed as a REIT or to preserve the status of any Gadsden Subsidiary as a partnership, “qualified REIT subsidiary” or “taxable REIT subsidiary” for U.S. federal income Tax purposes), if such action would have an adverse effect on any of the Purchaser Parties or Gadsden or the Operating Partnership that is material;

(n)           (A) fail to maintain its books and records in all material respects in accordance with GAAP consistently applied, (B) change any of its methods, principles or practices of financial accounting in effect, other than as required by GAAP, (C) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, other than settlements or compromises (1) relating to real property Taxes or sales Taxes in an amount not to exceed $50,000, individually or in the aggregate, or (2) that do not result in a Tax liability of such Person or any Subsidiary of such Person that materially exceeds the amount reserved, in accordance with GAAP, with respect to such claim, action, or other proceeding, or (D) revalue in any material respect any of its assets, including writing-off accounts receivable, except, in each of the foregoing cases, as may be required by the SEC, applicable Law or GAAP (in which case, such Person shall promptly inform the other Parties of such changes);

D-31

(o)          settle or compromise any material litigation, including any shareholder derivative or class action claims other than settlements or compromises for litigation providing solely for the payment of money damages where the amount paid (after reduction by any insurance proceeds actually received or appropriate credits are applied from self-insurance reserves) in settlement or compromise does not exceed $50,000, which provide for a complete release of such Person and each applicable Subsidiary of such Person of all claims and which do not provide for any admission of liability by such Person or any Subsidiary of such Person;

(p)          except as required by any employee benefit plan of such Person:

(i)          other than in connection with renewals of broad-based plans on substantially equivalent terms and other changes in broad-based plans that do not increase the cost thereof in any material respect, amend, modify, alter or terminate any existing employee benefit plan or adopt any new employee benefit plan, incentive plan, severance plan or agreement, bonus plan, compensation, special remuneration, retirement, health, life, disability, stock option or other plan, program, agreement or arrangement that would be an employee benefit plan of such Person if it had been in existence on the date hereof,

(ii)         grant any new Gadsden Awards or awards of Parent Common Stock, as the case may be,

(iii)        materially increase the compensation, bonus or fringe or other benefits of, or pay any discretionary bonus of any kind or amount whatsoever to, any current or former director, officer, employee or consultant,

(iv)        other than in connection with the severance policy described in Section 4.2 of the Gadsden Disclosure Letter or Section 4.2 of the Parent Disclosure Letter, grant or pay any severance or termination pay to, or increase in any material manner the severance or termination pay of, any current or former director, officer, employee or consultant of Gadsden or any Gadsden Subsidiary, or Parent or any Parent Subsidiary, as applicable,

(v)         increase the number of its full-time permanent employees; or

(vi)        establish, pay, agree to grant or increase any stay bonus, retention bonus or any similar benefit under any plan, agreement, award or arrangement;

(q)          other than in the ordinary course of business, amend or terminate, or waive compliance with the terms of or breaches under, or assign any material rights or claims under, any material term of any Material Contract described in clause (III), (IV) or (V) of the definition thereof or clause (II) of the definition thereof, or enter into a new contract, agreement or arrangement that has a term of over 12 months or that, if entered into prior to the date of this Agreement, would have been a Material Contract described in clause (III), (IV) or (V) of the definition thereof or clause (II) of the definition thereof;

(r)          fail to use its commercially reasonable efforts to comply or remain in compliance with all material terms and provisions of any agreement relating to any outstanding indebtedness of such Person or any Subsidiary of such Person (in each case after giving effect to any applicable waivers);

(s)          fail to duly and timely file all material reports and other material documents required to be filed with all Governmental Entities and other authorities, subject to extensions permitted by Law;

(t)          except as provided in Section 5.6, authorize, recommend, propose, adopt or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such Person or any Subsidiary of such Person;

(u)          except in connection with a right being exercised by a tenant under an existing lease (and in accordance with the terms and conditions thereof), enter into any new lease for in excess of 5,000 square feet of net rentable area at a Gadsden Property, or Parent Property, as the case may be, other than in accordance with the ordinary course of business; or

D-32

(v)         agree in writing or otherwise to take any action inconsistent with any of the foregoing.

Article V
ADDITIONAL COVENANTS

Section 5.1           Preparation of Merger Registration and Proxy Statement; Stockholders’ Meeting.

(a)          Prompt Filing of S-4 Registration Statement.

(i)          As promptly as reasonably practicable following the date of this Agreement, but not later than five (5) Business Days after the date of this Agreement, Parent shall prepare and provide a draft for review by Gadsden, and no later than ten (10) Business Days after the date hereof, file with the SEC the Merger Registration and Proxy Statement for the purpose of calling the Parent Stockholder Meeting to obtain the Parent Stockholder Approval and registering the shares of Parent Common Stock, Parent Series A Stock and Parent Series C Stock that will be issued as the Merger Consideration and such other shares as agreed by Parent and Gadsden and which document may also be used by Gadsden for it to call the Gadsden Stockholder Meeting, or obtain the stockholder consent by written consent in lieu of a meeting; provided, that each of Parent and Gadsden shall consult with the other party and provide the other party a reasonable period of time to review such preliminary Merger Registration and Proxy Statement and any amendments thereto prior to the filing of such document with the SEC and will reasonably consider any comments from the other party.

(ii)         The parties shall reasonably cooperate with each other in the preparation of the Merger Registration and Proxy Statement and to have such registration statement declared effective by the SEC as promptly as practicable after such filing. Each of Purchaser and Gadsden will notify the other party promptly following the receipt of any comments (whether written or oral) from the SEC and of any request by the SEC for amendments or supplements to the Merger Registration and Proxy Statement or for additional information and will supply the other party with copies of all correspondence with the SEC with respect to the Merger Registration and Proxy Statement between it and any of its representatives, on the one hand, and the SEC on the other hand, within 48 hours of the receipt thereof. The Merger Registration and Proxy Statement, and any supplement or amendment thereto, shall comply in all material respects with all applicable requirements of Law.

(iii)        Parent shall date the Merger Registration and Proxy Statement as of the approximate date of mailing to Parent stockholders and shall use its commercially reasonable efforts to cause the Merger Registration and Proxy Statement to be mailed to Parent stockholders at the earliest practicable date. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Merger Registration and Proxy Statement, (A) Purchaser or Gadsden, as the case may be, shall promptly inform the other of such occurrences, (B) Parent and Gadsden shall jointly prepare and file with the SEC any such amendment or supplement to the Merger Registration and Proxy Statement, (C) Parent and Gadsden shall each use its commercially reasonable efforts to have the Merger Registration and Proxy Statement, when declared effective, to be used for the Parent Stockholder Meeting, and (D) Parent and Gadsden shall each use its commercially reasonable efforts to have Merger Registration and Proxy Statement declared effective by the SEC as quickly as commercially practical.

(b)          Call of Stockholder Meetings. Subject to Section 5.6(a), each of Parent and Gadsden will, as soon as practicable, but in no event more than five (5) Business Days, following the date on which the Merger Registration and Proxy Statement is declared effective by the SEC, duly call, give notice of, and as soon as practicable convene and hold the Parent Stockholder Meeting for the purpose of obtaining the Parent Stockholder Approval, and the Gadsden Stockholder Meeting, for the purposes of obtaining the Gadsden Stockholder Approval, respectively. Parent will, through the Parent Board of Directors, recommend to Parent stockholders approval of the issuance of securities as contemplated by this Agreement, and Gadsden will, through the Gadsden Board of Directors, recommend to Gadsden stockholders approval of the Merger and the other transactions contemplated hereby, and Parent and Gadsden each further covenants that the Merger Registration and Proxy Statement will include such recommendation (the “Recommendation”), except to the extent that the Parent Board of Directors shall have modified qualified or withdrawn such recommendation in accordance with Section 5.6(a) or to the extent that the Parent Board of Directors determines in good faith, that failure to modify, qualify or withdraw such recommendation would breach their duties to Parent or Parent stockholders.

D-33

(c)          Adjournment of Stockholder Meetings. If on the date of the Parent Stockholder Meeting or the Gadsden Stockholder Meeting, as applicable, either party has not received proxies representing a sufficient number voting securities to approve the Merger, such party shall adjourn their stockholder meeting until such date as shall be mutually agreed upon by Parent and Gadsden, which date shall not be less than 5 days nor more than 10 days after the date of adjournment, and subject to the terms and conditions of this Agreement shall continue to use its commercially reasonable efforts, together with its proxy solicitor (if any), to assist in the solicitation of proxies from stockholders relating to such party’s stockholder approval at their stockholder meeting. A party shall only be required to adjourn or postpone the its stockholder meeting one time pursuant to this Section 5.1(c).

(d)          Information Provided by Gadsden. Gadsden will promptly provide to Parent information that is required to be included in the Merger Registration and Proxy Statement with respect to Gadsden and its Subsidiaries and supplement such information from time to time until the effective date of the Merger Registration and Proxy Statement. Such information shall be subject to the representation and warranty of Gadsden under Section 3.1(u).

Section 5.2           Access to Information; Confidentiality and Confidentiality Agreement.

(a)          Maintenance of Information. Each party hereto and its respective Subsidiaries shall afford to the other party and such other party’s officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates, reasonable access during normal business hours and upon reasonable advance notice to all of its properties, offices, books, contracts, commitments, personnel and records, and, during such period, shall furnish reasonably promptly to such other party: (i) information responsive to any information request by a party (ii) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws; and (ii) all other information (financial or otherwise) concerning its business, properties and personnel as such other party may reasonably request. Notwithstanding the foregoing, no Person shall be required by this Section 5.2 to provide any other party or such party’s representatives with any information that such party reasonably believes it may not provide to any other party by reason of applicable Law which constitutes information protected by attorney/client privilege, or which such party is required to keep confidential by reason of contract, agreement or understanding with third parties. Such other party shall, in the exercise of the rights described in this Section 5.2(a), not unduly interfere with the operation of the businesses of the party providing the access and information.

(b)          Continuation of Confidentiality Agreement. Each of the Parent and Gadsden will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, and will otherwise comply with the terms of the letter agreement between Parent and Gadsden dated as of July 28, 2018 (as may be amended, the “Confidentiality Agreement”).

Section 5.3           Reasonable Efforts.

(a)          Mutual Obligation. Upon the terms and subject to the conditions set forth in this Agreement, each of the Purchaser Parties, Gadsden and the Operating Partnership agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, as promptly as reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including

(i)          the obtaining of all necessary, proper or advisable actions or nonactions, waivers, consents and approvals from Governmental Entities and other third parties and the making of all necessary, proper or advisable registrations, filings and notices and the taking of all reasonable steps as may be necessary to obtain an approval, waiver, consent or exemption from any Governmental Entity,

(ii)         the obtaining of all necessary, proper or advisable consents, approvals, waivers or exemptions from non-governmental third parties,

(iii)        the execution and delivery of any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of this Agreement, and

D-34

(iv)        the obtaining of customary tenant estoppels with respect to the Gadsden Leases, the Parent Leases, or other reasonable requests for estoppels, provided, that the failure to obtain any such estoppels shall not be considered to be a breach of this Agreement.

(b)          Notice of Certain Events. Gadsden and the Operating Partnership shall give prompt notice to the Purchaser Parties and the Purchaser Parties shall give prompt notice to Gadsden and the Operating Partnership, if:

(i)          any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect such that the applicable closing conditions are incapable of being satisfied by the Termination Date, or

(ii)         it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that the applicable closing conditions are incapable of being satisfied by the Termination Date; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 5.4           Transfer Taxes. Purchaser shall prepare, execute and file, or cause to be prepared, executed and filed, all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement other than any such Taxes that are solely the responsibility of the holders of any class or series of capital stock of Gadsden under applicable Law (together, with any related interest, penalties or additions to Tax, “Transfer and Gains Taxes”). Purchaser shall pay or cause to be paid all such Transfer and Gains Taxes (other than any such Taxes that are solely the responsibility of the holders of any class or series of capital stock of Gadsden under applicable Law), without any deduction or withholding from the Merger Consideration.

Section 5.5           Solicitation of Transactions.

(a)          Competing Transaction.

(i)          Except as may be agreed by Parent and Gadsden in a supplement to this Agreement and subject to Section 5.6, during the Exclusivity Period, no party nor any Subsidiary of a party shall, nor shall it authorize or permit, directly or indirectly, any officer, director, employee, agent, investment banker, financial advisor, attorney, broker, finder or other agent, representative or Affiliate of a party or any other Subsidiary of a party to (x) initiate, solicit, knowingly encourage or facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or offer or other action, including any proposal or offer to its stockholders that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or (y) engage in, continue or otherwise participate in any discussions or negotiations with any Person regarding, or furnish in furtherance of such inquiries or to obtain a Competing Transaction, or (z) otherwise enter into or effectuate a Competing Transaction. Each party shall take, and shall cause each Subsidiary of such party to take, all actions reasonably necessary to cause their respective officers, directors, employees, investment bankers, financial advisors, attorneys, brokers, finders and any other agents, representatives or Affiliates to, immediately cease any discussions, negotiations or communications with any party or parties with respect to any Competing Transaction; provided, that nothing in this sentence shall preclude Parent or Gadsden, as the case may be, or any Subsidiary of such Person or their respective officers, trustees, directors, employees, investment bankers, financial advisors, attorneys, brokers, finders and any other agents, representatives or Affiliates from complying with the provisions of Section 5.5(a)(ii). Each party and each Subsidiary of such party shall be responsible for any failure on the part of their respective officers, directors, employees, investment bankers, financial advisors, attorneys, brokers, finders and any other agents, representatives or Affiliates to comply with this Section 5.5(a). Each party acknowledges that, effective as of the date of this Agreement, the other party waives all standstill or similar provisions of any agreement, letter or understanding for the benefit of it or any of its Subsidiaries that would in any way prohibit any Person from making or otherwise facilitate the making of a proposal with respect to a Competing Transaction. Each party represents and warrants that neither it nor any of its Affiliates is currently engaged in any Competing Transaction.

D-35

(ii)         Each party shall request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring (whether by merger, acquisition, stock sale, asset sale or otherwise) such party or any Subsidiary of such party, or any material position of their assets, if any, to return or destroy all confidential information heretofore furnished to such Person by or on behalf of such party or its applicable Subsidiary.

(b)          Notice of a Competing Transaction. Each party shall notify the other party of, promptly following receipt, all relevant details relating to any proposal (including the identity of the parties and all material terms thereof) which any such party, or any of its Subsidiaries, or any officer, director, employee, agent, investment banker, financial advisor, attorney, broker, finder or other representative or Affiliate of such party, may receive after the date of this Agreement relating to a Competing Transaction and shall keep such other party reasonably informed on a prompt basis as to the status of and any material developments regarding any such proposal.

(c)          Definition of Competing Transaction. For purposes of this Agreement, a “Competing Transaction” means any of the following (other than the transactions expressly provided for in this Agreement): (i) any merger, consolidation, share exchange, business combination or similar transaction involving the applicable party or its Subsidiaries; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the cost basis of the assets (including by means of an issuance, sale or other disposition of voting securities) of the applicable party or its Subsidiaries, taken as a whole, or of 20% or more of any class of voting securities of the applicable party or its Subsidiaries (as a whole), in a single transaction or series of related transactions, excluding any bona fide financing transactions that do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; or (iii) any tender offer or exchange offer for 20% or more of any class of voting securities of the applicable party or its Subsidiaries (as a whole).

(d)          Definition of Superior Competing Transaction. For purposes of this Agreement, a “Superior Competing Transaction” means a bona fide unsolicited written proposal for a Competing Transaction made by a third party that the board of directors of Parent or Gadsden, as applicable, determines (after taking into account any amendments to this Agreement entered into or which such Person (or any of its Subsidiaries) irrevocably covenants to enter into and for which all internal approvals of such Person have been obtained prior to the date of such determination), in good faith and after consultation with its financial and legal advisors, is: (i) on terms that are more favorable, taking into account financial terms, the conditions to the consummation thereof and the likelihood of the Competing Transaction proposal being consummated, to such Person and its stockholders than the Merger and the other transactions contemplated by this Agreement; and (ii) is expected to provide economic consideration to such Person that is at least 20% more than economic consideration that is expected to be provided to such Person by the consummation of the Merger.

Section 5.6           Board Actions.

(a)          Consideration of a Superior Offer. Notwithstanding Section 5.5 or any other provision of this Agreement to the contrary, following the receipt by Purchaser or Gadsden (or Subsidiary of such Person), as the case may be, of a proposal from a third party for a Competing Transaction (which was not solicited, encouraged or facilitated in violation of Section 5.5), if the board of directors of such Person determines in good faith following consultation with its legal and financial advisors that such proposal for a Competing Transaction is or is reasonably likely to lead to a Superior Competing Transaction, such Persons board of directors may (directly or through officers or advisors):

(i)          furnish nonpublic information with respect to such Person (or its Subsidiaries) to the Person that made such proposal (provided that such Person shall furnish such information pursuant to a confidentiality agreement unless the third party is already a party thereto),

(ii)         disclose to such Person’s stockholders any information required to be disclosed under applicable Law,

(iii)        participate in discussions and negotiations regarding such proposal and

(iv)        following receipt of a proposal for a Competing Transaction that constitutes a Superior Competing Transaction, but prior to the Parent Stockholder Approval, (A) withdraw or modify in a manner adverse to the other party, or fail to make, the Parent Recommendation or Gadsden Recommendation, as the case may be, or recommend that the Parent stockholders or Gadsden stockholders, as the case may be, to approve such Superior Competing Transaction, (B) terminate this Agreement pursuant to and subject to compliance with, Section 7.1(g) and (C) take any action that any court of competent jurisdiction orders such party to take.

D-36

(v)         Nothing in this Section 5.6 or elsewhere in this Agreement shall prevent the board of directors of a party from complying with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (assuming that such party is subject to such Rules under the Exchange Act) with respect to a Competing Transaction or from issuing a stop, look and listen announcement or otherwise making any required disclosure to its stockholders if, in the good faith judgment of the board of directors of such party, after consultation with outside legal counsel, failure to do so would be inconsistent with its obligations under applicable Law, including Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A; provided, however, that neither such party or such party’s board of directors shall be permitted to recommend a Competing Transaction which is not a Superior Competing Transaction.

(b)          Notice of a Superior Offer. A party’s board of directors shall not take any of the actions referred to in Section 5.6(a)(iv):

(i)          until at least three (3) Business Days after giving notice to the other party that the Competing Transaction constitutes a Superior Competing Transaction (a “Superior Notice”) accompanied by a copy of the form of definitive agreement (if any) that is proposed to be entered into in respect of the Competing Transaction, and

(ii)         unless such party’s board of directors shall have concluded following the end of such three (3) Business Day period that, taking into account any amendment to this Agreement entered into or that the other party irrevocably covenants to enter into and for which all internal approvals of such other party have been obtained since receipt of such notice, in each case, prior to the end of such three Business Day period, such Superior Competing Transaction remains a Superior Competing Transaction.

Section 5.7           Public Announcements. Gadsden and Parent shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement or filing without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement or filing as may be required by Law if it has used its commercially reasonable efforts to consult with the other party and to obtain such party’s consent but has been unable to do so prior to the time such press release or public statement or filing is required to be released, filed or furnished pursuant to such Law.

Section 5.8           Employee Arrangements. Except as otherwise provided in a separate agreement between Gadsden and Purchaser, neither Purchaser, the Surviving Company nor any Subsidiary shall have any obligation to any employee of any party or any Subsidiary of any party to continue the employment of such employee or provide severance from and after the Effective Time, unless such employee has an agreement with a party or any Subsidiary of any party, and then such obligation to continue employment or provide severance shall continue only to the extent of the provisions of such agreement.

Section 5.9           Indemnification; Directors’ and Officers’ Insurance.

(a)          Indemnified Parties. In the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation in which any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer, general partner or member of a party or any Subsidiary of any party (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer, general partner or member of a party or any Subsidiary of any party, or is or was serving at the request of a party or any Subsidiary of any party in any such capacity of another corporation, partnership, joint venture, trust or other enterprise, in each case, at or prior to the Effective Time; or (ii) the negotiation, execution or performance of this Agreement, any agreement or document contemplated hereby or delivered in connection herewith, or any of the transactions contemplated hereby, from and after the Effective Time, the Parent and the Surviving Company (“Indemnitors”), shall jointly and severally indemnify and hold harmless, as and to the fullest extent permitted by Law, each Indemnified Party against any losses, claims, damages, Liabilities, costs, expenses (including reasonable attorneys’ and other professional fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted before or after the Effective Time), the Indemnitors, shall promptly (but in any event within ten (10) calendar days of written request) advance expenses pending the final disposition of any such threatened or actual claim, action, suit, demand, proceeding or investigation to each Indemnified Party to the fullest extent not prohibited by applicable Law.

D-37

(b)          Continuation of Existing Obligations. Each of Parent and Gadsden agrees that all rights to indemnification and contribution existing in favor of, and all exculpations and limitations of the personal liability of, the Indemnified Parties provided for in the Gadsden Charter or the Gadsden Bylaws or in the Parent Charter or the Parent Bylaws, as well as all existing indemnification agreements by Parent or Gadsden (or any Subsidiary of such Person) and an Indemnified Party with respect to matters occurring at or prior to the Effective Time, including the Merger, shall continue in full force and effect in accordance with their terms.

(c)          Irrevocable Benefit. This Section 5.9 is intended for the irrevocable benefit of, and to grant third-party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent, Gadsden and the Surviving Company. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 5.9.

(d)          Continuation of Benefits. In the event that Parent or the Surviving Company (i) consolidates with or merges into any other Person or entity and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that such continuing or surviving entity or transferee, as the case may be, assumes the obligations set forth in this Section 5.9.

Section 5.10         Computation of Net Asset Value and Ratios.

(a)          Initial Computation. Parent and Gadsden have computed the Net Asset Value of their respective real estate portfolios, in each case, as of June 30, 2018, assuming that the proposed property acquisitions described in the Gadsden PPM are acquired as of such date on the terms described in the Gadsden PPM. Such calculations have been delivered by each such Person to the other under separate letter and illustrate the means for computing the Net Asset Value of a Person (the “NAV Processes”). The NAV Processes includes those real estate investments that are closed as of the Closing Date and those investments that are proposed, but not yet closed as of the Closing Date (such investments being the “Scheduled Investments”). The NAV Processes also provides the number of shares of Parent Common Stock that would be issued (or the formula for such issuance) if a Scheduled Investment is acquired by Parent after the Closing Date but prior to the Scheduled Required Date (each, a “Scheduled Additional Share”).

(b)          Closing NAV.

(i)          On or prior to the Closing Date, each of Parent and Gadsden will compute the Net Asset Value of such Person as of the Closing Date (the “Closing NAV”) in a manner consistent with the NAV Processes, and provide such computation to the other Person; provided, however, that in calculating Closing NAV no assumption shall be made with regard to property acquisitions described in the Gadsden PPM that have not yet been completed and any such incomplete acquisitions shall not be included in the calculation of Closing NAV. Each such Person shall review the Closing NAV and provide comments, which shall not estop a Person from determining that the Closing NAV is not correct in all material respects at the Effective Time.

(ii)         The parties shall use commercially reasonable efforts to cooperate in good faith to reconcile any differences or disputes regarding the Closing NAV prior to the Closing Date.

(iii)        The Parties agree that the ratio of shares of

(A)         Parent Common Stock that will be issued for each Gadsden Common Share (the “Common Exchange Ratio”) shall be 21.529 subject to adjustment by this Section 5.10 and for any shares of common stock of Gadsden or Parent subject to issuance directly or under any Convertible Right issued on or after the date of this Agreement.

D-38

(B)         Parent preferred stock (that will be of equal tenor of the Gadsden Series A Preferred Shares (the “Parent Series A Stock”) that will be issued for each Gadsden Series A Preferred Share (the “Series A Exchange Ratio”) shall be 1:1 subject to adjustment by this Section 5.10 and, without duplication, for any shares of Parent capital stock convertible into Parent Common Stock that would change the conversion ratio of the Parent Series A Stock under the articles for such shares, or any Gadsden Series A Preferred Share, in each case, subject to issuance directly or under any Convertible Right for such security that is issued on or after the date of this Agreement.

(C)         Parent preferred stock (that will be of equal tenor of the Gadsden Series B Preferred Shares (“Parent Series B Stock”) that will be issued for each Gadsden Series B Preferred Share (the “Series B Exchange Ratio”) shall be 1:1 subject to adjustment by this Section 5.10 and, without duplication, for any shares of Parent capital stock convertible into Parent Common Stock that would change the conversion ratio of the Parent Series B Stock under the articles for such shares, or any Gadsden Series B Preferred Share, in each case, subject to issuance directly or under any Convertible Right for such security that is issued on or after the date of this Agreement.

(D)         Parent preferred stock (that will be of equal tenor of the Gadsden Series C Preferred Shares (“Parent Series C Stock”) that will be issued for each Gadsden Series C Preferred Share (the “Series C Exchange Ratio” and, together with the Series A Exchange Ratio and the Series B Exchange Ratio, each an “Exchange Ratio” and, collectively, the “Exchange Ratios”) shall be 1:1 subject to adjustment by this Section 5.10 and, without duplication, for any shares of Parent capital stock convertible into Parent Common Stock that would change the conversion ratio of the Parent Series C Stock under the articles for such shares, or any Gadsden Series C Preferred Share, in each case, subject to issuance directly or under any Convertible Right for such security that is issued on or after the date of this Agreement.

(c)          Adjustment for Change in NAV or Acquisition of Scheduled Investments.

(i)          As of the Effective Time, the Common Exchange Ratio shall be adjusted proportionately for any change in the ratio of the Closing NAV of Parent to the Closing NAV of Gadsden from the ratio of such net asset values used to compute the Common Exchange Ratio as of the date of this Agreement.

(ii)         The Common Exchange Ratio has been computed on the basis that all of the Scheduled Investments have been acquired on or prior to the Scheduled Required Date. The aggregate Scheduled Additional Shares relating to all of the Scheduled Investments that have not been acquired by Gadsden as of the Closing Date will be issued by Parent on the Closing Date and held in escrow with an escrow agent mutually agreeable to Parent and Gadsden and under an agreement (the “Share Escrow Agreement”). If Parent and Gadsden cannot so agree upon the escrow agent, then the escrow agent shall be a nationally recognized commercial bank or a qualified custodian selected by lot (after excluding those escrow agents previously rejected by the Parties). The Scheduled Additional Shares shall be released from such escrow and provided to the Loss Stakeholders referred to in Section 8.2(k)(vi)(A), as and when the applicable Scheduled Investment is acquired, if such Scheduled Investment is acquired by Parent on or prior to its Scheduled Required Date. Any Scheduled Additional Shares for a Scheduled Investment that has not been acquired by Parent on or prior to the expiration of its Scheduled Required Date, will be removed from escrow and cancelled.

Section 5.11         Board Nominees. Promptly after the date of this Agreement, each of Parent and Gadsden shall provide the information that is necessary and customary to provide to the other, including the information necessary to provide disclosure under Regulation S-K under the Securities Act regarding the individuals that will be nominated by such Person to the Board of the Directors of Parent as of the Effective Time, who shall be (i) the current Board of Directors of Gadsden; and (ii) two of the individuals that are presently serving on the Board of Directors of Parent. Each of Parent and Gadsden shall provide an agreement of each such individual to perform such background and credit checks of such individual. Unless removed for cause, death or disability, the two individuals that are presently serving on the Board of Directors of Parent and who will continue to serve on the Board of Directors of Parent shall so serve until the next annual meeting of the stockholders of Parent; provided, however, that unless either of such two individual fail to provide their consent or unless either of such two individuals has committed a “bad actor” disqualification event of the type described in Rule 506(d) of the Securities Act, Parent shall nominate such two individuals to serve as directors at such next annual meeting of stockholders.

D-39

Section 5.12         Voting Agreement. Neither Parent nor Gadsden shall take any action to compromise or amend, including providing any waiver, under the Voting Agreement.

Section 5.13         Lock-Up Agreements. Except as otherwise agreed by Parent and Gadsden, each of Parent and Gadsden shall cooperate with each other and arrange for each Person that will own 5% or more of the common stock of Parent, determined on the basis assuming that all warrants, options, preferred stock or other rights are exercised or converted into shares of common stock of Parent as of the Effective Time, enter into an agreement (a “Lock-Up Agreement”) that provides that such Person shall not transfer or assign or otherwise dispose of the shares of Parent capital stock that would be owned by such Person as of the Effective Time for a period of 180 days after the Effective Time other than the number of shares that would be permitted to be sold under the volume limitations under Rule 144, which Lock-Up Agreement shall be in the form set forth in Exhibit A attached to this Agreement.

Section 5.14         Disclosure Letter. The parties acknowledge and agree that (i) neither Gadsden nor Parent have delivered to the other the final version of their respective Disclosure Letters, and (ii) neither Parent nor Gadsden has had an opportunity to review the items referred to in the other party’s Disclosure Letter. Each of Parent and Gadsden shall deliver to the other party their respective Disclosure Letter and documents referred to in the Disclosure Letter in final form within five (5) business days (or such additional period of time as may be agreed to by Gadsden and Parent in writing) following the date of this Agreement and each party shall thereafter have five (5) business days (or such additional period of time as may be agreed to by Gadsden and Parent in writing) in which to terminate this Agreement if the Parent, on the one hand, or Gadsden, on the other hand, objects to any information contained in the final Disclosure Letter delivered to it and Gadsden and Parent cannot agree on mutually satisfactory modifications thereto.

Article VI
CONDITIONS PRECEDENT

Section 6.1           Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of Gadsden, the Operating Partnership, and the Purchaser Parties to affect the Merger and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)          Stockholder Approvals. The Gadsden Stockholder Approval and the Parent Stockholder Approval of the Merger and shall have been obtained.

(b)          No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions or agreements contemplated by this Agreement shall be in effect.

(c)          Effectiveness of Merger Registration and Proxy Statement. The Merger Registration and Proxy Statement shall have become and thereafter shall have remained effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(d)          Admission for Trading of Parent Common Stock. The Parent shall have filed a Company-Related Action Notification Form with the Financial Industry Regulatory Authority Operations at least ten (10) days prior to the Effective Time and otherwise complied with the notice requirements of Rule 6490 of the Financial Industry Regulatory Authority.

Section 6.2           Conditions to Obligations of Purchaser Parties. The obligations of the Purchaser Parties to affect the Merger and to consummate the other transactions contemplated by this Agreement on the Closing Date are further subject to the following conditions, any one or more of which may be waived by any of the Purchaser Parties:

(a)          Representations and Warranties. The representations and warranties of Gadsden and the Operating Partnership shall be true and correct (without regard to any materiality or Gadsden Material Adverse Effect qualifier contained therein), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to constitute, individually or in the aggregate, a Gadsden Material Adverse Effect, in each case as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date).

D-40

(b)          Performance of Covenants and Agreements of Gadsden. Gadsden and the Operating Partnership shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Effective Time.

(c)          Material Adverse Change. Since the date of the Gadsden Balance Sheet, except as set forth in (i) any Covered Gadsden Disclosure or (ii) in any section of the Gadsden Disclosure Letter, there has not been a Gadsden Material Adverse Effect.

(d)          Certificate. Parent shall have received a certificate signed on behalf of Gadsden by an executive officer of Gadsden to the effect specified in Sections 6.2(a), 6.2(b) and 6.2(c).

(e)          Legal Opinion. Parent shall have received a legal opinion of counsel to Gadsden with respect to such matters are as customary for such transactions.

(f)          Consents. All consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from and made with all Governmental Entities and all consents for all material agreements, contracts, licenses, leases or other instruments (as listed on the Gadsden Disclosure Letter) to which Gadsden is a party or is bound which is required as a result of the transactions contemplated by this Agreement or the Merger shall have been obtained.

(g)          Gadsden NAV. The Parent shall have agreed with Gadsden regarding the calculation of Closing NAV and Closing NAV of Gadsden shall be not less than $80 million.

(h)          Remediation Plan. Parent shall have obtained stockholder approval of the Remediation Plan that was required by NASDAQ to comply with the requirements by NASDAQ for continued listing and all shares of Series C Preferred Stock and Series D Preferred Stock of Parent shall have been converted to Parent Common Stock in accordance with such Remediation Plan.

Section 6.3           Conditions to Obligations of Gadsden and the Operating Partnership. The obligations of Gadsden and the Operating Partnership to affect the Merger and to consummate the other transactions contemplated by this Agreement on the Closing Date are further subject to the following conditions, any one or more of which may be waived by Gadsden and the Operating Partnership:

(a)          Representations and Warranties. The representations and warranties of each of the Purchaser Parties shall be true and correct (without regard to any materiality or Parent Material Adverse Effect qualifier contained therein), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to constitute, individually or in the aggregate, a Parent Material Adverse Effect, in each case as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date).

(b)          Performance of Covenants and Agreements of Purchaser Parties. The Purchaser Parties shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Effective Time.

(c)          Material Adverse Change. Since the date of the Parent Balance Sheet, except as set forth in (i) any Covered Parent SEC Disclosure or (ii) in any section of the Parent Disclosure Letter, there has not been a Parent Material Adverse Effect.

(d)          Certificate. Gadsden shall have received a certificate signed on behalf of Parent by an executive officer of Parent to the effect specified in Sections 6.3(a), 6.3(b) and 6.3(c).

(e)          Legal Opinion. Gadsden shall have received a legal opinion of counsel to Parent with respect to such matters are as customary for such transactions.

D-41

(f)          Consents. All consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from and made with all Governmental Entities and all consents for all material agreements, contracts, licenses, leases or other instruments (as listed on the Parent Disclosure Letter) to which Parent is a party or is bound which is required as a result of the transactions contemplated by this Agreement or the Merger shall have been obtained.

(g)          Parent NAV. Gadsden shall have agreed with Parent regarding the calculation of Closing NAV and the Closing NAV of Parent shall be not less than $7.5 million.

(h)          Diligence. Gadsden shall be satisfied as to the diligence of the properties and Liabilities of Parent.

(i)          Stockholder Consent. The stockholders of Parent that constitute at least 70% of the total voting power of Parent shall have approved the issuance of securities as contemplated by this Agreement at the Parent Stockholder Meeting.

(j)          Remediation Plan. The Remediation Plan required by NASDAQ to comply with the requirements by NASDAQ for continued listing shall have been completed.

(k)          Unrestricted Cash. Parent shall have, on a consolidated basis, not less than $1.5 million of unrestricted cash.

(l)          Resignation Letters. Parent shall have received from each member of the Parent Board of Directors, other than the directors that are to be a member of the Parent Board of Directors after the Effective Time in accordance with Section 1.8, a letter resigning from such position.

Article VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1           Termination. This Agreement may be terminated at any time prior to the Effective Time whether before or after the Parent Stockholder Approval is obtained:

(a)          Mutual Consent. By mutual written consent of Gadsden and Parent duly authorized by their respective boards of directors;

(b)          Termination Date. By either Gadsden or Parent if the Merger shall not have occurred on or prior to March 31, 2019 (the “Termination Date”); provided, that a party that has materially failed to comply with any obligation of such party set forth in this Agreement shall not be entitled to exercise its right to terminate under this Section 7.1(b);

(c)          Gadsden. By Gadsden, upon a breach of any representation, warranty, covenant or agreement on the part of the Purchaser Parties set forth in this Agreement, or if there shall have been a Parent Material Adverse Effect or if the Merger Registration and Proxy Statement is not declared effective by the SEC on or prior to December 28, 2018;

(d)          Parent. By Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Gadsden or the Operating Partnership set forth in this Agreement, or if there shall have been a Gadsden Material Adverse Effect;

(e)          Order. By either Gadsden or Parent, if any Order by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable;

(f)          Stockholder Consent. By either Gadsden or Parent if either, (i) upon a vote at the Parent Stockholder Meeting (after giving effect to any adjournment contemplated by Section 5.1(c)), the Parent Stockholder Approval shall not have been obtained, as contemplated by Section 5.1 or (ii) upon a vote at the Gadsden Stockholder Meeting (after giving effect to any adjournment contemplated by Section 5.1(c)), the Gadsden Stockholder Approval shall not have been obtained, as contemplated by Section 5.1;

D-42

(g)          Superior Offer.

(i)          By Parent, prior to the Parent Stockholder Approval, if, in accordance with Section 5.6(b), at least three (3) Business Days prior to such termination, Parent has delivered a Superior Notice; provided, that for the termination to be effective Parent shall have paid the Break-Up Fee in accordance with this Agreement; or

(ii)         By Gadsden, prior to the Gadsden Stockholder Approval, if, in accordance with Section 5.6(b), at least three (3) Business Days prior to such termination, Gadsden has delivered a Superior Notice; provided, that for the termination to be effective Gadsden shall have paid the Break-Up Fee in accordance with this Agreement, if such fee is then payable; or

(h)          Modification of Terms.

(i)          By Gadsden if

(A)         the Parent Board of Directors shall have withdrawn, qualified or modified in a manner adverse to Gadsden, or shall have failed to make when required, the Parent Recommendation or shall recommend that the stockholders of Parent approve or accept a Competing Transaction, or if Parent shall have delivered a Superior Notice or shall have publicly announced a decision to take any such action (it being agreed that none of the actions permitted by Section 5.6(a)(i), (ii) or (iii), or the public disclosure of any activities in connection therewith shall give rise to a right of termination hereunder), or

(B)         Parent shall have knowingly and materially breached its obligation under Section 5.1(a) or (b) to call or hold the Parent Stockholder Meeting or to cause the Merger Registration and Proxy Statement to be mailed to its stockholders in advance of the Parent Stockholder Meeting (it being agreed that Gadsden shall not have any right to terminate hereunder unless Gadsden shall have satisfied its obligations in connection with the Merger Registration and Proxy Statement pursuant to Section 5.1(d) and shall have provided all information and other materials required in connection therewith, and further agreed Gadsden shall not have any right to terminate hereunder as a result of Parent’s failure to act as soon as practicable (or to satisfy similar obligations), as a result of any delay as a result of the SEC review process, or as a result of the need to take actions to comply with the federal securities laws);

(ii)         By Parent if

(A)         the Gadsden Board of Directors shall have withdrawn, qualified or modified in a manner adverse to Parent, or shall have failed to make when required, the Gadsden Recommendation or shall recommend that the stockholders of Gadsden approve or accept a Competing Transaction, or if Gadsden shall have delivered a Superior Notice or shall have publicly announced a decision to take any such action (it being agreed that none of the actions permitted by Section 5.6(a)(i), (ii) or (iii), or the public disclosure of any activities in connection therewith shall give rise to a right of termination hereunder), or

(B)         Gadsden shall have knowingly and materially breached its obligation under Section 5.1(a) or (b) to call or hold the Gadsden Stockholder Meeting or to cause the Merger Registration and Proxy Statement to be mailed to its stockholders in advance of the Gadsden Stockholder Meeting (it being agreed that Parent shall not have any right to terminate hereunder unless Parent shall have satisfied its obligations in connection with the Merger Registration and Proxy Statement pursuant to Section 5.1(d) and shall have provided all information and other materials required in connection therewith, and further agreed Parent shall not have any right to terminate hereunder as a result of Gadsden’s failure to act as soon as practicable (or to satisfy similar obligations), as a result of any delay as a result of the SEC review process, or as a result of the need to take actions to comply with the federal securities laws);

D-43

(i)          Termination Notice. A terminating party shall provide written notice of termination to the other parties specifying with particularity the basis for such termination. If more than one provision in this Section 7.1 is available to a terminating party in connection with a termination, a terminating party may rely on any or all available provisions in this Section 7.1 for any such termination. Notwithstanding the foregoing, neither party shall be entitled to receive more than one Break-Up Fee and neither party shall be entitled to claim this Agreement was terminated pursuant to more than one provision of this Section 7.1 in determining the amount of payments it is entitled to under Section 7.2.

Section 7.2           Break-Up Fees and Expenses.

(a)          Each Party Bears Its Own Expenses. Except as otherwise agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby and by this Agreement shall be paid by the party incurring such cost or expense.

(b)          Break Up Fee by Parent. Parent agrees that if this Agreement shall be terminated pursuant to Section 7.1(g)(i) or Section 7.1(h)(i) or Section 7.1(c) (but only if the termination under Section 7.1(c) is the result of an uncured breach by Parent of Section 5.1 (Preparation of Merger Registration and Proxy Statement; Stockholders’ Meeting) (assuming that such default is not caused by actions or omissions by, or facts pertaining to, Gadsden), Section 5.12 (Voting Agreement), Section 5.13 (Lock-Up Agreements), or Section 6.3(k) (Unrestricted Cash) (assuming that the additional investment in Parent by a private fund under its current agreement with such private fund is made)), then Parent will pay to Gadsden, or as directed by Gadsden, an amount equal to the Break-Up Fee; provided, that, in either case, the applicable amount shall be paid promptly, but in no event later than five (5) Business Days after such termination. Parent also agrees that if this Agreement is terminated pursuant to Section 7.1(f) and (i) after the date hereof and prior to such termination, a Person (or any representative of such Person) has made any bona fide written proposal relating to a Competing Transaction which has been publicly announced prior to the Parent Stockholder Meeting and (ii) within twelve months of any such termination Parent or any Subsidiary of Parent shall consummate a Competing Transaction, or enter into a written agreement with respect to a Competing Transaction that is ultimately consummated, with any Person, then Parent shall pay to Gadsden, or as directed by Gadsden, promptly after consummating such Competing Transaction (but in no event later than five (5) Business Days following such consummation), an amount equal to the Break-Up Fee. Payment of any of such amounts shall be made, as directed by Gadsden, by wire transfer of immediately available funds.

(c)          Break Up Fee by Gadsden. Gadsden agrees that if this Agreement shall be terminated pursuant to Section 7.1(g)(ii) or Section 7.1(h)(ii), then Gadsden will pay to Parent, or as directed by Parent, an amount equal to the Break-Up Fee; provided, that, in either case, the applicable amount shall be paid promptly, but in no event later than five (5) Business Days after such termination. Gadsden also agrees that if this Agreement is terminated pursuant to Section 7.1(f) and (i) after the date hereof and prior to such termination, a Person (or any representative of such Person) has made any bona fide written proposal relating to a Competing Transaction which has been publicly announced prior to the Gadsden Stockholder Meeting and (ii) within twelve months of any such termination Gadsden or any Subsidiary of Gadsden shall consummate a Competing Transaction, or enter into a written agreement with respect to a Competing Transaction that is ultimately consummated, with any Person, then Gadsden shall pay to Parent, or as directed by Parent, promptly after consummating such Competing Transaction (but in no event later than five (5) Business Days following such consummation), an amount equal to the Break-Up Fee. Payment of any of such amounts shall be made, as directed by Parent, by wire transfer of immediately available funds.

(d)          Break Up Fee Amount. For purposes of this Agreement, the “Break-Up Fee” shall be an amount equal to $250,000 (if Parent is paying such fee) or $200,000 (if Gadsden is paying such fee).

(e)          Confirmation of Agreement. The foregoing provisions of this Section 7.2 have been agreed to by each of the parties hereto in order to induce the other parties to enter into this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, it being agreed and acknowledged by each of them that the execution of this Agreement by them constitutes full and reasonable consideration for such provisions.

Section 7.3           Effect of Termination. In the event of termination of this Agreement by either Gadsden or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Gadsden and the Operating Partnership, on the one hand, or Parent or Purchaser, on the other hand, other than Section 5.2, Section 7.1, Section 7.2, this Section 7.3, and Article VIII, which provisions shall survive such termination; provided that nothing contained herein shall relieve any Person of liability for fraud or a willful breach or Parent’s failure to pay the Merger Consideration upon the satisfaction or waiver of the conditions to Closing set forth in Article VI.

D-44

Section 7.4           Amendment. Notwithstanding anything to the contrary herein, this Agreement may be amended by the parties in writing by action of their respective board of directors, or other comparable bodies, at any time before or after the Gadsden Stockholder Approval or the Parent Stockholder Approval are obtained and prior to the filing of the Articles of Merger with the Maryland Department with respect to the Merger; provided, however, that, after the Gadsden Stockholder Approval is obtained, no such amendment, modification or supplement shall be made that would require the approval of the Gadsden Common Stockholders without obtaining such approval.

Section 7.5           Extension; Waiver. At any time prior to the Effective Time, each of Gadsden and the Operating Partnership, on the one hand, and Parent and Purchaser, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provisions of Section 7.4, waive compliance with any of the covenants, agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Article VIII
Survival of Representations and Warranties, Indemnification

Section 8.1           Post-Closing Remedies.

(a)          Survival of Representations and Warranties. Each of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time for a period of: (i) with respect to the representations and warranties in Section 3.1(d)(i) (Authority; No Violations; Consents and Approval), and Section 3.1(k) (Taxes) and Section 3.2(d)(i) (Authority; No Violations; Consents and Approval), and Section 3.2(l) (Taxes), for the applicable statute of limitations regarding such subject matters, and (ii) for all other representations and warranties, for a period expiring March 31, 2020.

(b)          No Effect on Certain Matters. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

(c)          Purchase Price Adjustment. In the event of a Loss Determination and such Loss Determination is described in a notice to Parent as provided in Section 8.2(l) on or prior to the applicable Loss Estimate Review Period, the Merger Consideration will be adjusted as provided in this Section 8.1 and Section 8.2.

(i)          In the event that after the Effective Time there is a Loss Determination, then the estimated amount of the Loss (“Loss Estimate”) shall be determined in good faith by the Board of Directors of Parent. Parent shall then provide a notice to the Parent Post Merger Committee for review and approval of the Loss Estimate, which notice shall include all relevant documentation and a description in reasonable detail as to the material facts and processes used to determine the Loss Estimate.

(ii)         The Parent Post Merger Committee shall have 30 days to determine if it agrees with the Loss Estimate. If the Parent Post Merger Committee does not agree with the Loss Estimate, then it may request additional documentation from Parent (which shall promptly provide any such information that is reasonably requested, subject to reasonable confidentiality and non-disclosure obligations) and provide its determination of the Loss Estimate to the Board of Directors of Parent. The Board of Directors of Parent and the Parent Post Merger Committee shall thereafter negotiate to resolve the differences with respect to the Loss Estimate for a period of fifteen (15) days (the “Loss Estimate Review Period”). The Loss Estimate Review Period will, however, be extended to the extent of the period of time that Parent provides information that has been reasonably requested by the Parent Post Merger Committee that takes more than five business days or as otherwise mutually agreed to by the Parent and the Parent Post Merger Committee.

(iii)        If the Board of Directors of Parent and the Parent Post Merger Committee resolve the dispute regarding the Loss Estimate on or prior to the expiration of the Loss Estimate Review Period, then the Loss Estimate, as adjusted by such resolution, shall be the Final Loss Amount.

D-45

(iv)        If the Board of Directors of Parent and the Parent Post Merger Committee do not resolve their differences with respect to the amount of the Lost Estimate prior to the date that is 30 days after the expiration of the Loss Estimate Review Period or such later period as agreed by the Board of Directors of Parent and the Parent Post Merger Committee (the “Mediation Period”), then Parent and the Parent Post Merger Committee will submit the dispute to the mediation, and if not resolved, then to arbitration as provided below in Section 8.2.

Section 8.2           Mediation and Arbitration.

(a)          Mediation. If the Loss Estimate has not become a Final Loss Amount on or prior to expiration of the Mediation Period, then the dispute regarding the Loss Estimate will be submitted to mediation to JAMS New York office with a mediator that is determined by the agreement of the Board of Directors of Parent and accepted by Parent Post Merger Committee, which shall not be unreasonably withheld or delayed, or if no such acceptance is provided, then by a mediator selected by JAMS.

(b)          Participation and Cost Allocation. The Parent Post Merger Committee will participate in the mediation in good faith and, effectively, Parent will pay the costs of the mediation, which amounts paid will increase the Loss Estimate, up to $100,000 and then the costs will be allocated equally, it being acknowledged that such payment shall be effected by including such costs in the Final Loss Amount and issuing additional shares in accordance with Section 8.2(o).

(c)          Confidentiality Provision. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, shall be confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or nondiscoverable as a result of its use in the mediation, subject to any reasonable commercial disclosures to be made by Parent, including any filing to the SEC or disclosures to actual or potential investors, bankers, accountants, counsel or other professionals.

(d)          JAMS Arbitration. Either Parent or the Parent Post Merger Committee may initiate arbitration by JAMs with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session or at any time following 45 days from the date of filing the written request for mediation, whichever occurs first (“Earliest Initiation Date”). The mediation may continue after the commencement of arbitration if the parties so desire. If the dispute with respect to the Loss Estimate is resolved prior to the initiation of arbitration as provided below, then the Final Loss Amount shall be as agreed in such resolution.

(e)          Standstill. At no time prior to the Earliest Initiation Date shall either side initiate an arbitration or litigation related to this Agreement except to pursue a provisional remedy that is authorized by law or by JAMS Rules or by agreement of the parties. However, this limitation is inapplicable to a party if the other party refuses to comply with the requirements of Section 8.2(b).

(f)          Tolling. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled until 15 days after the Earliest Initiation Date. Parent will take such action, if any, required to effectuate such tolling.

(g)          Streamlined Arbitration Rules and Procedures. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in New York before one arbitrator(s). The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. Judgment on the award in arbitration (the “Award”) may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

(h)          Confidentiality of Proceedings. The parties to the arbitration, including Parent, shall maintain the confidential nature of the arbitration proceeding and the Award, including the arbitration hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an Award or its enforcement, or unless otherwise required by law or judicial decision or as may be required for disclosure under applicable law. Further, Parent shall have the right to provide such disclosures as are commercially reasonable to its actual or potential investors, lenders, bankers, accountants, lawyers and other professionals and any disclosure regarding to the SEC or filed with the SEC.

D-46

(i)          Award. The Award shall determine the amount of the Loss arising from or related to Loss Determination and such amount shall be the Final Loss Amount.

(j)          Final Loss Amount. Subject to Section 8.2(b), the Final Loss Amount will include the amount of actual and reasonable expenses that have been paid by Parent and the Parent Post Merger Committee in connection with the processes set forth in Section 8.1 and Section 8.2.

(k)          Certain Definitions. For the purposes of this Agreement, the following capitalized terms shall have the respective meanings ascribed to such terms in this Section 8.2(k):

(i)          “Parent Post Merger Committee” shall mean a committee of two individuals, who shall initially be Richard Leider and Dennis McGrath unless and until any such individual is removed for cause (as defined by an action that would be an act constituting a bad actor event under Rule 506 under the Securities Act) or resigns or is disabled or dies and then, if there is one vacancy on the Parent Post Merger Committee, such vacancy shall be filled by the remaining member of the Parent Post Merger Committee or, if there are two vacancies on the Parent Post Merger Committee, such vacancies shall be filled by one or both of the prior members of the Post Merger Committee, or if no such person remains, then by the vote Parent Majority Holders.

(ii)         “Parent Majority Holders” shall mean the holders of Parent securities that have voting rights to elect a member of the board of directors of Parent that were issued and outstanding as of record at the Effective Time.

(iii)        “Final Loss Amount” shall mean the amount of Losses arising from or related to the events that give rise to a Loss Determination.

(iv)        “Loss” means any and all actual losses, including without limitation, any judgments, assessments, damages, penalties (including governmental penalties), obligations, awards, fines, deficiencies, interest, claims (including third party claims), costs and expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements), whether arising out of a claim involving a third party, or between or among the parties hereto; provided, that: the amount of Losses shall not include any amount attributable to incidental, consequential, special, or punitive damages except to the extent that Parent or one of its Subsidiaries is subject to payment of such amounts to a Person.

(v)         “Loss Determination” shall mean an event that gives rise to a Loss due to a breach of a representation and warranty by a party to this Agreement or the failure of a covenant to be performed by a party that was not fully performed, in each case, after consideration of any express waiver or amendment which shall not be deemed by a party closing the Merger with knowledge of any such breach or default.

(vi)        “Loss Stakeholders” shall mean the following:

(A)         With respect to any Loss by a Loss Determination because of a breach of a representation or warranty by Parent or any of its Subsidiaries (as of immediately prior to the Effective Time), then the holders of the Gadsden capital stock of any class or series and any Class A OPCO Units or Class B OPCO Units or any of their respective Subsidiaries, in each case, as of immediately prior to the Effective Time; or

(B)         With respect to any Loss by a Loss Determination because of a breach of a representation or warranty by Gadsden or any of its Subsidiaries (as of immediately prior to the Effective Time), then the holders of the Parent capital stock as of immediately prior to the Effective Time.

D-47

(l)          Notice and Investigations Regarding Loss Determination.

(i)          After the Effective Time, each of the Board of Directors of Parent and the Parent Post Merger Committee shall review the business information regarding Parent and its Subsidiaries to determine if there is a Loss Determination in accordance with the procedures adopted by the Board of Directors of Parent, on the one hand, and the Parent Post Merger Committee, on the other; provided, that the Board of Directors of Parent and the Parent Post Merger Committee shall meet in person or by teleconference not less than quarterly to review any questions and request any additional information reasonably required to make a prudent and informed analysis if there is a Loss Determination. Parent shall cooperate and provide information reasonably requested by the Parent Post Merger Committee, including the opportunity to meet (in person or by teleconference) the officers and directors of Parent (and any of its Subsidiaries) and its professional advisers, including its auditors and other financial or accounting consultants. Parent shall authorize its counsel to meet with (in person or by teleconference) the Parent Post Merger Committee to discuss the facts and circumstances that are related to any event (including an allegation) of a Loss Determination, subject to reasonable confidentiality and non-disclosure obligations.

(ii)         The Board of Directors of Parent and the Parent Post Merger Committee shall in good faith cooperate with each other with respect to making a Loss Determination. If either the Board of Directors of Parent or the Parent Post Merger Committee makes a Loss Determination, then such Person shall provide a notice to the other of such Loss Determination providing the reasons underlying the Loss Determination in reasonable detail. Any such notice shall be provided on or prior to 60 days after the date that, on the basis of the facts provided to the Board of Directors of Parent or the Parent Post Merger Committee, a reasonably prudent executive would make a Loss Determination.

(m)          Loss Threshold. Notwithstanding any provision of Section 8.1 or Section 8.2 to the contrary (other than Section 8.2(b)), no Loss shall be determined until the aggregate amount of Losses claimed in good faith by the Board of Directors of Parent, on the one hand, or the Parent Post Merger Committee, on the other, exceeds $100,000, it being acknowledged that from and after such threshold, all Losses shall be subject to adjustment under Section 8.1 and Section 8.2.

(n)          Limitation on Duty. Parent acknowledges that certain executives and directors of Gadsden may become officers or directors of Parent or any of its Subsidiaries. Each such individual shall not have any obligation to take a position that is favorable to Parent in connection with any dispute as to the amount of a Loss or any Loss Determination and may advocate the position that is favorable to the stockholders of Gadsden or partners in the Operating Partnership.

(o)          Payment of Losses. After the amount of a Loss has been determined under the provisions of this Section 8.2 or Section 8.1 or otherwise under the terms of this Agreement, the amount of the Loss will be paid by issuing additional Merger Consideration to the Loss Stakeholders (as of record as of the Effective Time) as provided in this Section 8.2(o):

(i)          If the Parent Board of Directors determines that the amount of the Loss will be paid in cash, then such amount shall be paid by check payable to the order of the applicable Loss Stakeholders;

(ii)         If the Parent Board of Directors does not determine that the amount of the Loss will be paid in cash, then such amount shall be paid by Parent issuing and delivering Loss Shares with an aggregate fair value equal to the amount of the Loss to the Loss Stakeholders.

(iii)        For the purposes of this Agreement, the term “Loss Shares” shall mean Parent Common Stock with a fair value that is equal to the Net Asset Value of Parent, immediately after the Effective Time, which shall be the sum of the Closing NAV of Gadsden and the Closing NAV of Parent as adjusted in accordance with Section 5.10(c); provided, that if Parent does not have a sufficient number of authorized and unreserved shares of Parent Common Stock, then Parent shall take such action as may be necessary in order to amend its articles of incorporation to increase its authorized common stock such that there will be sufficient authorized common stock available for Parent to issue the Loss Shares hereunder or use its authorized and unissued preferred stock

Section 8.3           Parent Post Merger Committee Expenses. After the Closing Date, Parent shall fund the reasonable out of pocket costs, fees and expenses of the Parent Post Merger Committee incurred in connection with the evaluation of any Loss Determination during the Loss Estimate Review Period, and thereafter, until the amount of the Loss and the underlying claims are resolved in accordance with this Article VIII and compensate the members of the Parent Post Merger Committee an aggregate amount equal to $20,000 per calendar month, pro-rated for any partial calendar month; provided, that the aggregate amount that Parent shall fund or otherwise provide is $250,000.

D-48

Article IX
GENERAL PROVISIONS

Section 9.1           Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and also made orally if so required pursuant to any Section of the Agreement) and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by facsimile (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

(a)          if to Purchaser Parties, to

c/o FC Global Realty Incorporated

2300 Computer Avenue

Building G

Willow Grove, PA 19090

Attention: Michael R. Stewart, Chief Executive Officer

Facsimile: 215-657-5161

with a copy (which copy shall not constitute notice) to:

Bevilacqua PLLC

1050 Connecticut Avenue, NW

Suite 500

Washington, DC 20036

Attention: Louis A. Bevilacqua

Facsimile: 202-869-0889

(b)          if to Gadsden Parties, to

c/o Gadsden Growth Properties, Inc.

15150 N. Hayden Road

Suite 220

Scottsdale, AZ 85260

Attention: John Hartman, Chief Executive Officer

with a copy (which copy shall not constitute notice) to:

Allegaert Berger & Vogel LLP

111 Broadway, 20th Floor

New York, New York 10006

Attention: Richard Morris

Facsimile: (212) 571-0555

Section 9.2           Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereby” refer to this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

Section 9.3           Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

D-49

Section 9.4           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

Section 9.5           Entire Agreement; No Third-Party Beneficiaries. This Agreement, and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. Except for the rights of other Persons that are expressly provided in this Agreement, the rights and benefits of this Agreement are not for the benefit of any Person that is not a party to this Agreement.

Section 9.6           Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 9.7           Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.8           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.9           Exhibits; Disclosure Letter. The Exhibits referred to herein and the Gadsden Disclosure Letter and the Parent Disclosure Letter, and all exhibits or attachments hereto or thereto, are intended to be and hereby are specifically made a part of this Agreement. Any matter set forth in any section or subsection of the Gadsden Disclosure Letter or the Parent Disclosure Letter shall be deemed to be a disclosure for all purposes of this Agreement and all other sections or subsections of the Gadsden Disclosure Letter or the Parent Disclosure Letter to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections or subsections, but shall expressly not be deemed to constitute an admission by Gadsden or any Gadsden Subsidiary, or Parent or any Parent Subsidiary, as the case may be, or otherwise imply, that any such matter rises to the level of a Gadsden Material Adverse Effect, or a Parent Material Adverse Effect, or is otherwise material for purposes of this Agreement or the Gadsden Disclosure Letter or the Parent Disclosure Letter.

Section 9.10         Mutual Drafting. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing this Agreement to be drafted.

Section 9.11         Jurisdiction; Venue. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF MARYLAND AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF MARYLAND SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED SOLELY IN SUCH A MARYLAND STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.2 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY APPLICABLE LAWS, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

D-50

Section 9.12         Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Article X
CERTAIN DEFINITIONS

Section 10.1         Specified Capitalized Terms. For purposes of this Agreement:

“Affiliate” of any Person has the meaning assigned thereto by Rule 12b-2 under the Exchange Act.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to be closed.

“Carve Out Activity” means any of the transactions or events listed on Section 4.2 of the Gadsden Disclosure Letter or Parent Disclosure, as applicable.

“Code” means the Internal Revenue Code of 1986, as amended.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under section 302 of ERISA, (iii) under sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity that was, at the relevant time, required to be aggregated with such other entity, trade or business under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exclusivity Period” means the period commencing on the date of this Agreement and expiring on the date that is 90 days after such date, or such longer period as agreed by Parent and Gadsden in writing, which may for this purpose be by an electronic mail message.

“Knowledge”, or any similar expression, means with respect to a Person (or any of its Subsidiaries) the actual knowledge of such Person’s CEO, President, General Counsel, Chief Operating Officer or Chief Administrative Officer or any person serving on such Person’s board of directors.

“Law” means any federal, state or local or foreign statute, law, regulation, permit, license, approval, authorization, rule, ordinance or code of any Governmental Entity, including any judicial or administrative interpretation thereof.

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, including those arising under any Law, those arising under any contract, agreement, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission.

D-51

“Material Adverse Effect” with respect to any specified Person, means, with respect to such Person or any of its Subsidiaries, any change, event, effect or set of circumstances that, when taken together with all other adverse changes, events, effects, or set of circumstances that have occurred, is or is reasonably likely to (x) be materially adverse to the business, operations, properties, financial condition, or assets of such Person and its Subsidiaries, taken as a whole; except for any such change, event, effect or set of circumstances resulting from (i) changes in political, economic or business conditions (including the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God) affecting the business or industry in which such Person operates, except to the extent that such changes in political, economic or business conditions have a materially disproportionate adverse effect on such Person relative to other similarly situated participants, (ii) changes, after the date hereof, in financial and capital market conditions generally, (iii) changes, after the date hereof, in Laws of general applicability or interpretations thereof by courts or Governmental Entities, (iv) changes, after the date hereof, in GAAP applicable to the business or industry in which such Person operates generally, or (v) the announcement or performance of the transactions contemplated hereby or the consummation of the transactions contemplated hereby or (y) that has a material adverse effect on the ability of such Person to timely consummate the Merger and the other transactions contemplated. The terms “Gadsden Material Adverse Effect” and “Parent Material Adverse Effect” shall have a correlative meaning to the term “Material Adverse Effect”.

“Material Contracts” means with respect to any specified Person: (I) any loan agreement, letter of credit, indenture, note, bond, debenture, mortgage or any other document, agreement or instrument evidencing a capitalized lease obligation or other indebtedness to any Person, or any guaranty thereof, in excess of $50,000 (excluding letters of credit, performance bonds or guaranties entered into in the ordinary course of business), (II) any contracts entered into by Gadsden or any Gadsden Subsidiary that, by its terms, is not terminable within one year (without termination fee or penalty) or that may result in total payments by the specified Person in excess of $50,000 with respect to Gadsden or $50,000 with respect to Parent, other than any agreements with respect to Joint Ventures, any leases with respect to any property of such Person, any development or construction contracts or, in each case, any related or ancillary agreement), (III) any other agreements filed or required to be filed as exhibits pursuant to Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations (assuming such Person is subject to the Exchange Act for such purposes), (IV) any interest rate cap, interest rate collar, interest rate swap, currency hedging transaction and any other agreement relating to a similar transaction to which such Person is a party or an obligor with respect thereto, (V) any partnership or joint venture agreement with any third parties and (VI) any agreement, commitment, instrument or obligation of a type of a Restricted Covenant Agreement.

“Net Asset Value” shall mean the total consolidated assets of a Person’s real estate portfolio less total consolidated liabilities of such Person’s real estate portfolio, as determined in accordance with GAAP.

“Order” means any award, judgment, injunction, consent, ruling, decree or order (whether temporary, preliminary or permanent) issued, adopted, granted, awarded or entered by any Governmental Entity or private arbitrator of competent jurisdiction.

“Permitted Issuances” means the following: (i) with respect to any issuances of any securities of Gadsden: (a) in respect of the conversion or exchange of Convertible Senior Notes or other outstanding indebtedness, any series of its preferred stock, or any Class B OPCO Units; and (b) any issuance in connection with the acquisition of any real estate investment; and (ii) with respect to any party, pursuant to the terms of any Gadsden Award or awards of Parent Common Stock or any issuance of any shares of capital stock for cash consideration at the fair value of such security.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Remediation Plan” means the plan to be implemented pursuant to that certain remediation agreement which is described in and attached as exhibit 10.7 to the Parent’s Current Report on Form 8-K, which was filed with the SEC on September 26, 2018.

“Restricted Covenant Agreement” means an agreement that restricts a specified Person with respect to competition or solicitation of clients, customers, employees, consultants or any similar Person or restricts the conduct of business in any material way other than customary confidentiality and non-disclosure agreements.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which (i) such Person, or its Subsidiary, is the general partner, managing manager or similar controlling Person or (ii) such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the capital stock, voting securities or ownership or equity interest or value of such corporation, partnership, limited liability company, joint venture or other legal entity. In the case of Parent, the term Subsidiary shall not include Gramercy Capital Corp. and its Subsidiaries.

D-52

“Tax Protection Agreement” means any agreement, oral or written, to which the specified Person is a party and pursuant to which: (i) any liability to the holders of the limited partnership interests or limited liability company interests of any subsidiary of such Person that may arise relating to Taxes, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (ii) in connection with the deferral of income Taxes of a holder of such limited partnership interests or limited liability company interests, that such Person has agreed to (A) maintain a minimum level of debt or continue a particular debt or (B) retain or not dispose of assets for a period of time that has not since expired; or (iii) limited partners of any limited partnership interests or limited liability company interest of a Subsidiary of such Person have guaranteed or otherwise assumed, directly or indirectly, debt of the Operating Partnership or are offered the opportunity to do so.

“Tax Return” means any return, report, declaration, statement or other information required to be supplied to any taxing authority.

“Tax” or “Taxes” means any U.S. federal, state, local and foreign taxes and similar governmental charges (together with any interest, penalties, or additions thereto), including, without limitation, income, gross receipts, license, withholding, property, recording, stamp, sales, use, franchise, employment, payroll, excise, environmental, value added, or gains taxes.

“Voting Agreement” means the agreement by selected officers and directors and each holder of 5% or more of the voting power of Parent or Gadsden, as the case may be, that agrees to vote in favor of the Merger at the Parent Stockholder Meeting or Gadsden Stockholder Agreement, as the case may be, or any adjournment thereof, in the form of Exhibit B attached to this Agreement.

Section 10.2         Index of Other Defined Terms. Each of the following additional terms is defined in the Section set forth opposite such term:

D-53

Agreement	Preamble
Articles of Merger	1.3
Award	8.2(g)
Break-Up Fee	7.2(d)
Capital Budget	4.2(e)
Class A OPCO Units	2.3
Class B OPCO Units	2.3
Closing Date	1.2
Closing NAV	5.10(b)(i)
Closing	1.2
Common Exchange Ratio	5.10(b)(iii)(A)
Competing Transaction	5.5(c)
Confidentiality Agreement	5.2(b)
Convertible Right	3.1(c)(iii)(D)
Covered Gadsden Disclosure	3.1
Covered Parent SEC Disclosure	3.2
Earliest Initiation Date	8.2(d)
Effective Time	1.3
Encumbrances	3.1(o)(ii)
Environmental Laws	3.1(n)(i)
ERISA	3.1(l)(i)
Exchange Act	3.1(e)(ii)
Exchange Agent	2.1
Exchange Fund	2.1
Exchange Ratios	5.10(b)(iii)(D)
Final Loss Amount	8.2(k)(iii)
GAAP	3.1(e)(iii)
Gadsden Awards	1.7
Gadsden Balance Sheet	3.1(e)(iii)
Gadsden Board of Directors	Recitals
Gadsden Bylaws	3.1(a)
Gadsden Charter	3.1(a)
Gadsden Collective Bargaining
Agreements	3.1(m)
Gadsden Common Shares	Recitals
Gadsden Common Stockholders	Recitals
Gadsden Disclosure Letter	3.1
Gadsden Employee Benefit Plans	3.1(l)(i)
Gadsden Leases	3.1(o)(viii)
Gadsden Permits	3.1(i)
Gadsden PPM	3.1
Gadsden Properties	3.1(o)(i)
Gadsden Series A Preferred Shares	1.4(a)
Gadsden Series B Preferred Shares	1.4(a)
Gadsden Series C Preferred Shares	1.4(a)
Gadsden Share Certificate	2.2(a)
Gadsden Stockholder Approval	3.1(q)
Gadsden Stockholder Meeting	3.1(d)(i)
Gadsden	Preamble
Governmental Entity	2.7
Hazardous Materials	3.1(n)(i)
Indemnified Party	5.9(a)
Indemnitors	5.9(a)
Joint Ventures	3.1(b)

D-54

Letter of Transmittal	2.2(a)(i)
Liens	3.1(b)
Lock-Up Agreement	5.13
Loss Determination	8.2(k)(v)
Loss Estimate Review Period	8.1(c)(ii)
Loss Estimate	8.1(c)(i)
Loss Shares	8.2(o)(iii)
Loss Stakeholders	8.2(k)(vi)
Loss	8.2(k)(iv)
Maryland Department	1.3
Mediation Period	8.1(c)(iv)
Merger	Recitals
Merger Consideration	1.4(b)(i)
Merger Registration and Proxy Statement	3.2(d)(iii)(A)
MGCL	1.1(a)
NAV Processes	5.10(a)
Operating Partnership Agreement	2.3
Operating Partnership	Preamble
Parent Balance Sheet	3.2(e)
Parent Board of Directors	Recitals
Parent Bylaws	3.2(i)
Parent Charter	3.2(i)
Parent Common Stock	1.4(b)(i)(A)
Parent Disclosure Letter	3.2
Parent Employee Benefit Plans	3.2(m)(i)
Parent Leases	3.2(p)(viii)
Parent Majority Holders	8.2(k)(ii)
Parent Permits	3.2(j)
Parent Post Merger Committee	8.2(k)(i)
Parent Property	3.2(p)(i)
Parent SEC Documents	3.2(e)
Parent Series A Stock	5.10(b)(iii)(B)
Parent Series B Stock	5.10(b)(iii)(C)
Parent Series C Stock	5.10(b)(iii)(D)
Parent Stockholder Approval	3.2(r)
Parent Stockholder Meeting	3.2(d)(i)
Parent	Preamble
Permitted Expenditures	4.2(e)
Purchaser Parties	Preamble
Purchaser	Preamble
Recommendation	5.1(b)
Scheduled Additional Share	5.10(a)
Scheduled Investments	5.10(a)
Scheduled Required Date	1.4(e)(iii)
SEC	3.1(e)(ii)
Securities Act	3.1(e)(ii)
Series A Exchange Ratio	5.10(b)(iii)(B)
Series B Exchange Ratio	5.10(b)(iii)(C)
Series C Exchange Ratio	5.10(b)(iii)(D)
Share Escrow Agreement	5.10(c)(ii)
Superior Competing Transaction	5.5(d)
Superior Notice	5.6(b)(i)
Surviving Company	1.1(b)
Takeover Statute	3.1(t)
Termination Date	7.1(b)
Transfer and Gains Taxes	5.4
Warrants	1.4(c)

D-55

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

FC GLOBAL REALTY INCORPORATED

By:	/s/ Michael R. Stewart
Name: Michael R. Stewart
Title: Chief Executive Officer

FC MERGER SUB, INC.

By:	/s/ Michael R. Stewart
Name: Michael R. Stewart
Title: Chief Executive Officer

GADSDEN GROWTH PROPERTIES, INC.

By:	/s/ Jon Hartman
Name: John Hartman
Title: Chief Executive Officer

GADSDEN GROWTH PROPERTIES, L.P.

By:	Gadsden Growth Properties, Inc.

By:	/s/ John Hartman
Name: John Hartman
Title: Chief Executive Officer

D-56

ANNEX E

VOTING AGREEMENT

VOTING AGREEMENT (this “Agreement”), dated as of November 8, 2018, by and among FC Global Realty Incorporated, a Nevada corporation (“FC Global”), Gadsden Growth Properties, Inc., a Maryland corporation (“Gadsden”), those holders of capital stock of FC Global listed on Schedule I annexed hereto (the “FC Global Stockholders”) and those holders of capital stock of Gadsden listed on Schedule II hereto (the “Gadsden Stockholders” and together with the FC Global Stockholders, the “Stockholders”).

BACKGROUND

On November 8, 2018, the Board of Directors of FC Global adopted a Plan of Conversion, pursuant to which, subject to certain conditions specified therein, including approval of a majority of the outstanding shares of the common stock of FC Global, FC Global will be converted into a Maryland corporation to be known as Gadsden Properties, Inc. (“GPI”) pursuant to Section 92A.105 of Nevada Revised Statutes and Section 3-901 of the Maryland General Corporation Law (the “Conversion”).

FC Global, FC Merger Sub, Inc., a Maryland corporation and wholly owned subsidiary of FC Global (“FC Merger Sub”), Gadsden and Gadsden Growth Properties, L.P., a Delaware limited partnership, have entered into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, following the Conversion and subject to certain conditions specified in the Merger Agreement, FC Merger Sub will be merged with and into Gadsden, with Gadsden surviving as a wholly owned subsidiary of GPI (the “Merger”).

Pursuant to the Merger Agreement, at the effective time of the Merger, all outstanding shares of the capital stock of Gadsden will be cancelled and stockholders of Gadsden will be entitled to receive capital stock of GPI as set forth in the Merger Agreement. The issuance of shares of GPI stock to the stockholders of Gadsden in connection with the Merger (the “Stock Issuance”) requires approval of a majority of votes cast at a meeting called by FC Global to approve the Stock Issuance (assuming a quorum for such meeting is present).

Completion of the Merger is also subject to adoption of the Merger Agreement by the affirmative vote of holders of two-thirds of the outstanding shares of the common stock and 7% Series A Cumulative Convertible Perpetual Preferred Stock of Gadsden, voting as a single class on an as-converted basis.

As of the date hereof, each FC Global Stockholder is the record or beneficial owner of the number and type of securities of FC Global set forth opposite the name of such FC Global Stockholder on Schedule I hereto and each Gadsden Stockholder is the record or beneficial owner of the number and type of securities of Gadsden set forth opposite the name of such Gadsden Stockholder on Schedule II hereto.

As a condition to the willingness of FC Global and Gadsden to enter into the Merger Agreement and as an inducement and in consideration therefor, each Stockholder has agreed to enter into this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Definitions. Capitalized terms not defined in this Agreement have the meanings assigned to those terms in the Merger Agreement.

2.          Effectiveness; Termination. This Agreement shall be effective upon execution by all parties hereto. This Agreement, and all obligations, terms and conditions contained herein, shall automatically terminate without any further action required by any person upon the earliest to occur of: (a) the termination of the Merger Agreement in accordance with its terms and (b) the Effective Time. In addition, this Agreement may be terminated with respect to any FC Global Stockholder by written consent of Gadsden and such FC Global Stockholder, or upon written notice to Gadsden by such FC Global Stockholder at any time following the making of any change, by amendment, waiver or other modification to any provision of the Merger Agreement that increases the amount or changes the form of the Merger Consideration. This Agreement may be terminated with respect to any Gadsden Stockholder by written consent of FC Global and such Gadsden Stockholder, or upon written notice to FC Global by such Gadsden Stockholder at any time following the making of any change, by amendment, waiver or other modification to any provision of the Merger Agreement that decreases the amount or changes the form of the Merger Consideration. Notwithstanding the foregoing, this Section 2 and Sections 15 through 21 hereof shall survive any such termination.

E-1

3.          FC Global Stockholder Meetings; Voting. From the date hereof until the termination of this Agreement in accordance with its terms (the “Support Period”), each FC Global Stockholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of FC Global’s stockholders, however called, and in connection with any written consent of FC Global’s stockholders, such FC Global Stockholder shall (a) appear at such meeting or otherwise cause all of his or her Existing Shares (as defined below), and all other shares of FC Global stock over which he or she has acquired beneficial or record ownership and the power to vote or direct the voting thereof after the date hereof and prior to the applicable record date (together with the Existing Shares, the “FC Global Shares”) to be counted as present thereat for purposes of calculating a quorum, and (b) vote or cause to be voted (including by proxy or written consent, if applicable) all of his or her FC Global Shares: (i) in favor of the Conversion, (ii) in favor of the Stock Issuance, (iii) in favor of any proposal to adjourn or postpone such meeting of FC Global’s stockholders to a later date if there are not sufficient votes to approve the foregoing, (iv) against any action or proposal in favor of a Competing Transaction, (v) against any action or proposal that could reasonably be expected to interfere with or delay the timely consummation of the Conversion or the Merger and (vi) against any amendments to FC Global’s articles of incorporation or bylaws if such amendment would reasonably be expected to prevent or delay the consummation of the Conversion or the Merger. Each FC Global Stockholder covenants and agrees that, except for this Agreement, he or she has not entered into, and shall not enter into during the Support Period, any voting agreement or voting trust with respect to his or her FC Global Shares. It is the intention of this Section 4 that each FC Global Stockholder shall be obligated to vote in accordance with the above regardless of the particular wording of any proposal put forth to the stockholders of FC Global, in a manner consistent with the purpose of approving the Conversion and the Stock Issuance.

4.          Gadsden Stockholder Meetings; Voting. During the Support Period, each Gadsden Stockholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of Gadsden’s stockholders, however called, and in connection with any written consent of Gadsden’s stockholders, such Gadsden Stockholder shall (a) appear at such meeting or otherwise cause all of his or her Existing Shares (as defined below), and all other shares of Gadsden stock over which he or she has acquired beneficial or record ownership and the power to vote or direct the voting thereof after the date hereof and prior to the applicable record date (together with the Existing Shares, the “Gadsden Shares”) to be counted as present thereat for purposes of calculating a quorum, and (b) vote or cause to be voted (including by proxy or written consent, if applicable) all of his or her Gadsden Shares: (i) in favor of the adoption of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (ii) in favor of any proposal to adjourn or postpone such meeting of Gadsden’s stockholders to a later date if there are not sufficient votes to approve the Merger Agreement, (iii) against any action or proposal in favor of a Competing Transaction, (iv) against any action or proposal that could reasonably be expected to interfere with or delay the timely consummation of the Merger and (v) against any amendments to Gadsden’s articles of incorporation or bylaws if such amendment would reasonably be expected to prevent or delay the consummation of the Merger. Each Gadsden Stockholder covenants and agrees that, except for this Agreement, he or she has not entered into, and shall not enter into during the Support Period, any voting agreement or voting trust with respect to his or her Gadsden Shares. It is the intention of this Section 4 that each Gadsden Stockholder shall be obligated to vote in accordance with the above regardless of the particular wording of any proposal put forth to the stockholders of Gadsden, in a manner consistent with the purpose of adopting the Merger Agreement.

5.          Proxy by FC Global Stockholders. During the Support Period, each FC Global Stockholder hereby irrevocably and unconditionally grants to, and appoints, Gadsden or any designee of Gadsden as such FC Global Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such FC Global Stockholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the FC Global Shares as of the applicable record date in accordance with Section 3; provided that each FC Global Stockholder’s grant of the proxy contemplated by this Section 5 shall be effective if, and only if, such FC Global Stockholder has not delivered to FC Global prior to the meeting at which any of the matters described in Section 3 are to be considered, a duly executed irrevocable proxy card directing that all of his or her FC Global Shares be voted in accordance with Section 3; provided, further, that any grant of such proxy shall only entitle Gadsden or its designee to vote on the matters specified by Section 3, and each FC Global Stockholder shall retain the authority to vote on all other matters. Each FC Global Stockholder hereby represents that any proxies heretofore given in respect of his or her FC Global Shares with respect to the matters specified by Section 3, if any, are revocable, and hereby revokes all other proxies. Each FC Global Stockholder hereby affirms that the irrevocable proxy set forth in this Section 5, if it becomes effective, is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such FC Global Stockholder under this Agreement. The parties hereby further affirm that the irrevocable proxy, if it becomes effective, is coupled with an interest and is intended to be irrevocable until the termination of this Agreement, at which time it will terminate automatically. If for any reason any proxy granted herein is not irrevocable and is revoked after it becomes effective, then the FC Global Stockholder agrees, until the termination of this Agreement, to vote the FC Global Shares in accordance with Section 3. The parties agree that the foregoing is a voting agreement.

E-2

6.          Proxy by Gadsden Stockholders. During the Support Period, each Gadsden Stockholder hereby irrevocably and unconditionally grants to, and appoints, FC Global or any designee of FC Global as such Gadsden Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Gadsden Stockholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the Gadsden Shares as of the applicable record date in accordance with Section 4; provided that each Gadsden Stockholder’s grant of the proxy contemplated by this Section 6 shall be effective if, and only if, such Gadsden Stockholder has not delivered to Gadsden prior to the meeting at which any of the matters described in Section 4 are to be considered, a duly executed irrevocable proxy card directing that all of his or her Gadsden Shares be voted in accordance with Section 4; provided, further, that any grant of such proxy shall only entitle FC Global or its designee to vote on the matters specified by Section 4, and each Gadsden Stockholder shall retain the authority to vote on all other matters. Each Gadsden Stockholder hereby represents that any proxies heretofore given in respect of his or her Gadsden Shares with respect to the matters specified by Section 4, if any, are revocable, and hereby revokes all other proxies. Each Gadsden Stockholder hereby affirms that the irrevocable proxy set forth in this Section 6, if it becomes effective, is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Gadsden Stockholder under this Agreement. The parties hereby further affirm that the irrevocable proxy, if it becomes effective, is coupled with an interest and is intended to be irrevocable until the termination of this Agreement, at which time it will terminate automatically. If for any reason any proxy granted herein is not irrevocable and is revoked after it becomes effective, then the Gadsden Stockholder agrees, until the termination of this Agreement, to vote the Gadsden Shares in accordance with Section 4. The parties agree that the foregoing is a voting agreement.

7.          Restriction on Transfer. Each FC Global Stockholder hereby agrees that he or she will not, without the prior written consent of Gadsden, and each Gadsden Stockholder hereby agrees that he or she will not, without the prior written consent of FC Global, during the Support Period, sell, transfer, assign, pledge, give, tender in any tender or exchange offer or similarly dispose of any of his or her FC Global Shares or Gadsden Shares, or any interest therein, including the right to vote any of his or her FC Global Shares or Gadsden Shares, as applicable (a “Transfer”); provided, that a Stockholder may (i) Transfer his or her FC Global Shares or Gadsden Shares for estate planning or philanthropic purposes so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement, in which case such Stockholder shall remain responsible for any breach of this Agreement by such transferee, or Transfer his or her FC Global Shares or Gadsden Shares at such Stockholder’s death pursuant to law or such Stockholder’s estate plan (provided, that the transferee agrees in a signed writing to be bound by and comply with the provisions of this Agreement) or (ii) surrender his or her FC Global Shares or Gadsden Shares to FC Global or Gadsden, as applicable, in connection with the vesting, settlement or exercise of FC Global or Gadsden equity awards to satisfy any withholding for the payment of taxes incurred in connection with such vesting, settlement or exercise, or, in respect of options, the exercise price thereon.

8.          Representations of the Stockholders. Each Stockholder represents and warrants to FC Global and Gadsden as follows: (a) such Stockholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and legally binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by such Stockholder or the performance of his or her obligations hereunder; (c) the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law or require any authorization, consent or approval of, or filing with, any Governmental Entity or require any consent of such Stockholder’s spouse that are necessary under any “community property” or other laws; (d) such Stockholder beneficially owns, has good and marketable title to, and has the power to vote or direct the voting of the shares of FC Global stock set forth on Schedule I or the shares of Gadsden stock set forth on Schedule II, respectively (the “Existing Shares”); and (e) such Stockholder beneficially owns his or her Existing Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions under applicable federal or state securities laws) that would prevent such Stockholder’s performance of its his or her obligations under this Agreement. As used in this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act.

E-3

9.          Non-solicitation. Each Stockholder acknowledges and agrees that such Stockholder has received a copy of the Merger Agreement, has read the provisions set forth in Section 5.5 thereof and all related sections and understands the obligations of the directors and officers of FC Global and Gadsden, respectively, thereunder.

10.        Waiver of Appraisal Rights. Each FC Global Stockholder hereby irrevocably and unconditionally waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Conversion that such FC Global Stockholder may have. Each Gadsden Stockholder hereby irrevocably and unconditionally waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger that such Gadsden Stockholder may have.

11.        Publicity. Each Stockholder hereby authorizes FC Global and Gadsden to publish and disclose in any announcement or disclosure in connection with the Merger, including in the Merger Registration and Proxy Statement or any other filing with any Governmental Entity made in connection with the Merger, such Stockholder’s identity and ownership of his or her Existing Shares and the nature of such Stockholder’s obligations under this Agreement. Each Stockholder agrees to notify FC Global or Gadsden, as applicable, as promptly as reasonably practicable of any inaccuracies or omissions in any information relating to such Stockholder that is so published or disclosed.

12.        Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than, with respect to any employment agreement between such Stockholder and FC Global, Gadsden or their respective affiliates. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Each of FC Global and Gadsden acknowledges and agrees that, except as expressly provided herein, nothing in this Agreement shall be deemed to vest in FC Global or Gadsden any direct or indirect ownership or incidence of ownership of or with respect to any FC Global Shares or Gadsden Shares. All rights, ownership and economic benefits of and relating to the FC Global Shares and the Gadsden Shares shall remain vested in and belong to the applicable Stockholder, and FC Global and Gadsden shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of FC Global or Gadsden or exercise any power or authority to direct such Stockholder in the voting of any of the FC Global Shares or Gadsden Shares, except as otherwise expressly provided herein. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or other like relationship between the parties.

13.        Assignment. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto.

14.        Specific Enforcement. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and accordingly (a) the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity, (b) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (c) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at law.

15.        Governing Law and Enforceability. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, without regard to the conflicts of laws principles thereof. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Maryland and the federal courts of the United States of America located in the State of Maryland solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined solely in such a Maryland state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 16 or in such other manner as may be permitted by applicable laws, shall be valid and sufficient service thereof.

E-4

16.        Notice. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified; provided, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 16 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 16; or (c) when delivered by a courier (with confirmation of delivery); if to a FC Global Stockholder, to the address set forth with respect to such FC Global Stockholder in Schedule I hereto, if to a Gadsden Stockholder, to the address set forth with respect to such Gadsden Stockholder in Schedule II hereto, and if to FC Global or Gadsden, to the addresses set forth in Section 9.1 of the Merger Agreement.

17.        Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

18.        Amendments; Waivers. At any time prior to a termination of this Agreement pursuant to Section 2, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, (a) in the case of an amendment, by FC Global, Gadsden and each Stockholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

19.        Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

20.        No Representative Capacity. Notwithstanding anything to the contrary herein, this Agreement applies solely to each Stockholder in his or her individual capacity as a stockholder, and, to the extent the Stockholder serves as a member of the board of directors or officer of FC Global or Gadsden, or as a fiduciary for others, nothing in this Agreement shall limit or affect any actions or omissions taken by a Stockholder in such Stockholder’s capacity as a director or officer or as a fiduciary for others, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or shall be construed to prohibit, limit or restrict a Stockholder from discharging such Stockholder’s duties as a director or officer or as a fiduciary for others.

21.        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

[Signature Page Follows]

E-5

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

FC GLOBAL:

FC GLOBAL REALTY INCORPORATED

By:	/s/ Michael R. Stewart
Name: Michael R. Stewart
Title: Chief Executive Officer

GADSDEN:

GADSDEN GROWTH PROPERTIES, INC.

By:	/s/ John Hartman
Name: John Hartman
Title: Chief Executive Officer

E-6

FC GLOBAL STOCKHOLDERS:

/s/ Michael R. Stewart
Michael R. Stewart

/s/ Richard J. Leider
Richard J. Leider

/s/ Dennis M. McGrath
Dennis M. McGrath

/s/ Kristen E. Pigman
Kristen E. Pigman

/s/ Dolev Rafaeli
Dolev Rafaeli

/s/ Yoav Ben-Dror
Yoav Ben-Dror

E-7

GADSDEN STOCKHOLDERS:

/s/ John Hartman
John Hartman

/s/ George Bell
George Bell

/s/ Scott Crist
Scott Crist

/s/ Brian Ringel
Brian Ringel

/s/ Larry E. Finger
Larry E. Finger

/s/ James Walesa
James Walesa

/s/ Jay M. Gratz
Jay M. Gratz

/s/ B.J. Parrish
B.J. Parrish

/s/ Russell C. Platt
Russell C. Platt

/s/ Robert G. Watson, Jr.
Robert G. Watson, Jr.

E-8

SCHEDULE I

FC GLOBAL STOCKHOLDERS

Name and Address	Shares Held

Michael R. Stewart	0

Richard J. Leider	0

Dennis M. McGrath	31,175 shares of Common Stock and 1,300,687 shares of Series C Preferred Stock

Kristen E. Pigman	879,234 shares of Common Stock and 6,371,336 shares of Series D Preferred Stock held by Opportunity Fund I-SS, LLC

Dolev Rafaeli	183,524 shares of Common Stock and 4,169,385 shares of Series C Preferred Stock

Yoav Ben-Dror	299,184 shares of Common Stock and 2,015,555 shares of Series C Preferred Stock

E-9

SCHEDULE II

GADSDEN STOCKHOLDERS

Name and Address	Shares Held
John Hartman	1,202,000 shares of Common Stock
George Bell	556,000 shares of Common Stock
Scott Crist	500,000 shares of Common Stock
Brian Ringel	10,000 shares of Common Stock
Larry E. Finger	250,000 shares of Common Stock
James Walesa	226,000 shares of Common Stock
Jay M. Gratz	50,000 shares of Common Stock
B.J. Parrish	60,000 shares of Common Stock and 1,200,000 shares of Common Stock held by Cibolo Creek Partners, LLC
Russell C. Platt	50,000 shares of Common Stock and 375,766 shares of 7% Series A Cumulative Convertible Perpetual Preferred Stock held by Forum Global Finance SCSp
Robert G. Watson, Jr.	50,000 shares of Common Stock

E-10

ANNEX F

RIGHTS OF DISSENTING OWNERS

NRS 92A.300  Definitions.  As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

(Added to NRS by 1995, 2086)

NRS 92A.305  “Beneficial stockholder” defined.  “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

(Added to NRS by 1995, 2087)

NRS 92A.310  “Corporate action” defined.  “Corporate action” means the action of a domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.315  “Dissenter” defined.  “Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

(Added to NRS by 1995, 2087; A 1999, 1631)

NRS 92A.320  “Fair value” defined.  “Fair value,” with respect to a dissenter’s shares, means the value of the shares determined:

1.  Immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

2.  Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

3.  Without discounting for lack of marketability or minority status.

(Added to NRS by 1995, 2087; A 2009, 1720)

NRS 92A.325  “Stockholder” defined.  “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.330  “Stockholder of record” defined.  “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.335  “Subject corporation” defined.  “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

(Added to NRS by 1995, 2087)

NRS 92A.340  Computation of interest.  Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040.

(Added to NRS by 1995, 2087; A 2009, 1721)

NRS 92A.350  Rights of dissenting partner of domestic limited partnership.  A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

(Added to NRS by 1995, 2088)

NRS 92A.360  Rights of dissenting member of domestic limited-liability company.  The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

(Added to NRS by 1995, 2088)

F-1

NRS 92A.370  Rights of dissenting member of domestic nonprofit corporation.

1.  Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before the member’s resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2.  Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

(Added to NRS by 1995, 2088)

NRS 92A.380  Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1.  Except as otherwise provided in NRS 92A.370 and 92A.390 and subject to the limitation in paragraph (f), any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder’s shares in the event of any of the following corporate actions:

(a) Consummation of a plan of merger to which the domestic corporation is a constituent entity:

(1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or

(2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b) Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be converted.

(c) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if the stockholder’s shares are to be acquired in the plan of exchange.

(d) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(e) Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.

(f) Any corporate action not described in this subsection that will result in the stockholder receiving money or scrip instead of a fraction of a share except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207. A dissent pursuant to this paragraph applies only to the fraction of a share, and the stockholder is entitled only to obtain payment of the fair value of the fraction of a share.

2.  A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to the stockholder or the domestic corporation.

3.  Subject to the limitations in this subsection, from and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented. If a stockholder exercises the right to dissent with respect to a corporate action described in paragraph (f) of subsection 1, the restrictions of this subsection apply only to the shares to be converted into a fraction of a share and the dividends and distributions to those shares.

(Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189; 2005, 2204; 2007, 2438; 2009, 1721; 2011, 2814)

NRS 92A.390  Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

1.  There is no right of dissent with respect to a plan of merger, conversion or exchange in favor of stockholders of any class or series which is:

(a) A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. § 77r(b)(1)(A) or (B), as amended;

(b) Traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares; or

F-2

(c) Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, 15 U.S.C. §§ 80a-1 et seq., as amended, and which may be redeemed at the option of the holder at net asset value, unless the articles of incorporation of the corporation issuing the class or series or the resolution of the board of directors approving the plan of merger, conversion or exchange expressly provide otherwise.

2.  The applicability of subsection 1 must be determined as of:

(a) The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action requiring dissenter’s rights; or

(b) The day before the effective date of such corporate action if there is no meeting of stockholders.

3.  Subsection 1 is not applicable and dissenter’s rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action requiring dissenter’s rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective.

4.  There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

5.  There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent domestic corporation under NRS 92A.180.

(Added to NRS by 1995, 2088; A 2009, 1722; 2013, 1285)

NRS 92A.400  Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1.  A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his or her name only if the stockholder of record dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different stockholders.

2.  A beneficial stockholder may assert dissenter’s rights as to shares held on his or her behalf only if the beneficial stockholder:

(a) Submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b) Does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.

(Added to NRS by 1995, 2089; A 2009, 1723)

NRS 92A.410  Notification of stockholders regarding right of dissent.

1.  If a proposed corporate action creating dissenter’s rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenter’s rights under NRS 92A.300 to 92A.500, inclusive. If the domestic corporation concludes that dissenter’s rights are or may be available, a copy of NRS 92A.300 to 92A.500, inclusive, must accompany the meeting notice sent to those record stockholders entitled to exercise dissenter’s rights.

2.  If the corporate action creating dissenter’s rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenter’s rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

(Added to NRS by 1995, 2089; A 1997, 730; 2009, 1723; 2013, 1286)

NRS 92A.420  Prerequisites to demand for payment for shares.

1.  If a proposed corporate action creating dissenter’s rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares:

(a) Must deliver to the subject corporation, before the vote is taken, written notice of the stockholder’s intent to demand payment for his or her shares if the proposed action is effectuated; and

(b) Must not vote, or cause or permit to be voted, any of his or her shares of such class or series in favor of the proposed action.

2.  If a proposed corporate action creating dissenter’s rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares must not consent to or approve the proposed corporate action with respect to such class or series.

3.  A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his or her shares under this chapter.

(Added to NRS by 1995, 2089; A 1999, 1631; 2005, 2204; 2009, 1723; 2013, 1286)

F-3

NRS 92A.430  Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

1.  The subject corporation shall deliver a written dissenter’s notice to all stockholders of record entitled to assert dissenter’s rights in whole or in part, and any beneficial stockholder who has previously asserted dissenter’s rights pursuant to NRS 92A.400.

2.  The dissenter’s notice must be sent no later than 10 days after the effective date of the corporate action specified in NRS 92A.380, and must:

(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date; and

(e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

(Added to NRS by 1995, 2089; A 2005, 2205; 2009, 1724; 2013, 1286)

NRS 92A.440  Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.

1.  A stockholder who receives a dissenter’s notice pursuant to NRS 92A.430 and who wishes to exercise dissenter’s rights must:

(a) Demand payment;

(b) Certify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c) Deposit the stockholder’s certificates, if any, in accordance with the terms of the notice.

2.  If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder’s shares as after-acquired shares under NRS 92A.470.

3.  Once a stockholder deposits that stockholder’s certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

4.  A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter’s rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter’s notice pursuant to NRS 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation’s written consent.

5.  The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his or her shares under this chapter.

(Added to NRS by 1995, 2090; A 1997, 730; 2003, 3189; 2009, 1724)

NRS 92A.450  Uncertificated shares: Authority to restrict transfer after demand for payment.  The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

(Added to NRS by 1995, 2090; A 2009, 1725)

NRS 92A.460  Payment for shares: General requirements.

1.  Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a) Of the county where the subject corporation’s principal office is located;

(b) If the subject corporation’s principal office is not located in this State, in the county in which the corporation’s registered office is located; or

(c) At the election of any dissenter residing or having its principal or registered office in this State, of the county where the dissenter resides or has its principal or registered office.

The court shall dispose of the complaint promptly.

2.  The payment must be accompanied by:

F-4

(a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

(b) A statement of the subject corporation’s estimate of the fair value of the shares; and

(c) A statement of the dissenter’s rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this chapter.

(Added to NRS by 1995, 2090; A 2007, 2704; 2009, 1725; 2013, 1287)

NRS 92A.470  Withholding payment for shares acquired on or after date of dissenter’s notice: General requirements.

1.  A subject corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed action.

2.  To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall notify the dissenters described in subsection 1:

(a) Of the information required by paragraph (a) of subsection 2 of NRS 92A.460;

(b) Of the subject corporation’s estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460;

(c) That they may accept the subject corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480;

(d) That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and

(e) That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation’s offer.

3.  Within 10 days after receiving the stockholder’s acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation’s offer in full satisfaction of the stockholder’s demand.

4.  Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2.

(Added to NRS by 1995, 2091; A 2009, 1725; 2013, 1287)

NRS 92A.480  Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1.  A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter’s own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment pursuant to NRS 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his or her shares and interest due.

2.  A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his or her demand to be paid the dissenter’s stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation’s payment or offer of payment under NRS 92A.460 or 92A.470 and is entitled only to the payment made or offered.

(Added to NRS by 1995, 2091; A 2009, 1726)

NRS 92A.490  Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1.  If a demand for payment pursuant to NRS 92A.480 remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest.

2.  A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this State. If the principal office of the subject corporation is not located in this State, the right to dissent arose from a merger, conversion or exchange and the principal office of the surviving entity, resulting entity or the entity whose shares were acquired, whichever is applicable, is located in this State, it shall commence the proceeding in the county where the principal office of the surviving entity, resulting entity or the entity whose shares were acquired is located. In all other cases, if the principal office of the subject corporation is not located in this State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation’s registered office is located.

F-5

3.  The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4.  The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5.  Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

(Added to NRS by 1995, 2091; A 2007, 2705; 2009, 1727; 2011, 2815; 2013, 1288)

NRS 92A.500  Assessment of costs and fees in certain legal proceedings.

1.  The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2.  The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3.  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4.  In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5.  To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460, 92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

6.  This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68.

(Added to NRS by 1995, 2092; A 2009, 1727; 2015, 2566)

F-6

ANNEX G

Subtitle 2 - RIGHTS OF OBJECTING STOCKHOLDERS

§ 3-201 - Definitions.

(a) In general. — In this subtitle the following words have the meanings indicated.

(b) Affiliate. — "Affiliate" has the meaning stated in § 3-601 of this title.

(c) Associate. — "Associate" has the meaning stated in § 3-601 of this title.

(d) Beneficial owner. — "Beneficial owner", when used with respect to any voting stock, means a person that:

(1) Individually or with any of its affiliates or associates, beneficially owns voting stock, directly or indirectly;

(2) Individually or with any of its affiliates or associates, has:

(i) The right to acquire voting stock (whether the right is exercisable immediately or within 60 days after the date on which beneficial ownership is determined), in accordance with any agreement, arrangement, or understanding, on the exercise of conversion rights, exchange rights, warrants, or options, or otherwise; or

(ii) Except solely by virtue of a revocable proxy, the right to vote voting stock in accordance with any agreement, arrangement, or understanding; or

(3) Except solely by virtue of a revocable proxy, has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of voting stock with any other person that beneficially owns, or the affiliates or associates of which beneficially own, directly or indirectly, the voting stock.

(e) Executive officer. — "Executive officer" means a corporation's president, any vice president in charge of a principal business unit, division, or function, such as sales, administration, or finance, any other person who performs a policy making function for the corporation, or any executive officer of a subsidiary of the corporation who performs a policy making function for the corporation.

(f) Successor. —

(1) "Successor", except when used with respect to a share exchange, includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.

(2) "Successor", when used with respect to a share exchange, means the corporation the stock of which was acquired in the share exchange.

(g) Voting stock. — "Voting stock" has the meaning stated in § 3-601 of this title.

§ 3-202 - Right to fair value of stock

(a) General rule. — Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder's stock from the successor if:

(1) The corporation consolidates or merges with another corporation;

(2) The stockholder's stock is to be acquired in a share exchange;

(3) The corporation transfers its assets in a manner requiring action under § 3-105(e) of this title;

(4) The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder's rights, unless the right to do so is reserved by the charter of the corporation;

G-1

(5) The transaction is governed by § 3-602 of this title or exempted by § 3-603(b) of this title; or

(6) The corporation is converted in accordance with § 3-901 of this title.

(b) Basis of fair value. —

(1) Fair value is determined as of the close of business:

(i) With respect to a merger under § 3-106 or § 3-106.1 of this title, on the day notice is given or waived under § 3-106 or § 3-106.1 of this title; or

(ii) With respect to any other transaction, on the day the stockholders voted on the transaction objected to.

(2) Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

(3) In any transaction governed by § 3-602 of this title or exempted by § 3-603(b) of this title, fair value shall be value determined in accordance with the requirements of § 3-603(b) of this title.

(c) When right to fair value does not apply. — Unless the transaction is governed by § 3-602 of this title or is exempted by § 3-603(b) of this title, a stockholder may not demand the fair value of the stockholder's stock and is bound by the terms of the transaction if:

(1) Except as provided in subsection (d) of this section, any shares of the class or series of the stock are listed on a national securities exchange:

(i) With respect to a merger under § 3-106 or § 3-106.1 of this title, on the date notice is given or waived under § 3-106 or § 3-106.1 of this title; or

(ii) With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

(2) The stock is that of the successor in a merger, unless:

(i) The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

(ii) The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor;

(3) The stock is not entitled, other than solely because of § 3-106 or § 3-106.1 of this title, to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction;

(4) The charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder under this subtitle; or

(5) The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.

(d) Merger, consolidation, or share exchange. — With respect to a merger, consolidation, or share exchange, a stockholder of a Maryland corporation who otherwise would be bound by the terms of the transaction under subsection (c)(1) of this section may demand the fair value of the stockholder's stock if:

(1) In the transaction, stock of the corporation is required to be converted into or exchanged for anything of value except:

(i) Stock of the corporation surviving or resulting from the merger, consolidation, or share exchange, stock of any other corporation, or depositary receipts for any stock described in this item;

(ii) Cash in lieu of fractional shares of stock or fractional depositary receipts described in item (i) of this item; or

G-2

(iii) Any combination of the stock, depositary receipts, and cash in lieu of fractional shares or fractional depositary receipts described in items (i) and (ii) of this item;

(2) The directors and executive officers of the corporation were the beneficial owners, in the aggregate, of 5 percent or more of the outstanding voting stock of the corporation at any time within the 1-year period ending on:

(i) The day the stockholders voted on the transaction objected to; or

(ii) With respect to a merger under § 3-106 or § 3-106.1 of this title, the effective date of the merger; and

(3) Unless the stock is held in accordance with a compensatory plan or arrangement approved by the board of directors of the corporation and the treatment of the stock in the transaction is approved by the board of directors of the corporation, any stock held by persons described in item (2) of this subsection, as part of or in connection with the transaction and within the 1-year period described in item (2) of this subsection, will be or was converted into or exchanged for stock of a person, or an affiliate of a person, who is a party to the transaction on terms that are not available to all holders of stock of the same class or series.

(e) Beneficial owners. — If directors or executive officers of the corporation are beneficial owners of stock in accordance with § 3-201(d)(2)(i) of this subtitle, the stock is considered outstanding for purposes of determining beneficial ownership by a person under subsection (d)(2) of this section.

§ 3-203 - Procedure by stockholder

(a) Specific duties. — A stockholder of a corporation who desires to receive payment of the fair value of the stockholder's stock under this subtitle:

(1) Shall file with the corporation a written objection to the proposed transaction:

(i) With respect to a merger under § 3-106 or § 3-106.1 of this title, within 30 days after notice is given or waived under § 3-106 or § 3-106.1 of this title; or

(ii) With respect to any other transaction, at or before the stockholders' meeting at which the transaction will be considered or, in the case of action taken under § 2-505(b) of this article, within 10 days after the corporation gives the notice required by § 2-505(b) of this article;

(2) May not vote in favor of the transaction; and

(3) Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for the stockholder's stock, stating the number and class of shares for which the stockholder demands payment.

(b) Failure to comply with section. — A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

§ 3-204 - Effect of demand on dividend and other rights

A stockholder who demands payment for his stock under this subtitle:

(1) Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle; and

(2) Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

§ 3-205 - Withdrawal of demand

A demand for payment may be withdrawn only with the consent of the successor.

§ 3-206 - Restoration of dividend and other rights

(a) When rights restored. — The rights of a stockholder who demands payment are restored in full, if:

(1) The demand for payment is withdrawn;

G-3

(2) A petition for an appraisal is not filed within the time required by this subtitle;

(3) A court determines that the stockholder is not entitled to relief; or

(4) The transaction objected to is abandoned or rescinded.

(b) Effect of restoration. — The restoration of a stockholder's rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

§ 3-207 - Notice and offer to stockholders

(a) Duty of successor. —

(1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

(2) The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

(i) A balance sheet as of a date not more than six months before the date of the offer;

(ii) A profit and loss statement for the 12 months ending on the date of the balance sheet; and

(iii) Any other information the successor considers pertinent.

(b) Manner of sending notice. — The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

§ 3-208 - Petition for appraisal; consolidation of proceedings; joinder of objectors

(a) Petition for appraisal. — Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

(b) Consolidation of suits; joinder of objectors. —

(1) If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.

(2) Two or more objecting stockholders may join or be joined in an appraisal proceeding.

§ 3-209 - Notation on stock certificate

(a) Submission of certificate. — At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.

(b) Transfer of stock bearing notation. — If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

G-4

§ 3-210 - Appraisal of fair value

(a) Court to appoint appraisers. — If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.

(b) Report of appraisers — Filing. — Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.

(c) Report of appraisers — Contents. — The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

(d) Report of appraisers — Service; objection. —

(1) On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.

(2) Within 15 days after the report is filed, any party may object to it and request a hearing.

§ 3-211 - Action by court on appraisers' report

(a) Order of court. — The court shall consider the report and, on motion of any party to the proceeding, enter an order which:

(1) Confirms, modifies, or rejects it; and

(2) If appropriate, sets the time for payment to the stockholder.

(b) Procedure after order. —

(1) If the appraisers' report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.

(2) If the appraisers' report is rejected, the court may:

(i) Determine the fair value of the stock and enter judgment for the stockholder; or

(ii) Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.

(c) Judgment includes interest. —

(1) Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under § 3-202 of this subtitle.

(2) The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i) The price which the successor offered for the stock;

(ii) The financial statements and other information furnished to the stockholder; and

(iii) Any other circumstances it considers relevant.

(d) Costs of proceedings. —

(1) The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i) The price which the successor offered for the stock;

G-5

(ii) The financial statements and other information furnished to the stockholder; and

(iii) Any other circumstances it considers relevant.

(2) Costs may not include attorney's fees or expenses. The reasonable fees and expenses of experts may be included only if:

(i) The successor did not make an offer for the stock under § 3-207 of this subtitle; or

(ii) The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.

(e) Effect of judgment. — The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.

§ 3-212 - Surrender of stock

The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:

(1) The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or

(2) Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

§ 3-213 - Rights of successor with respect to stock

(a) General rule. — A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle.

(b) Successor in transfer of assets. — After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.

(c) Successor in consolidation, merger, or share exchange. — Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.

G-6

ANNEX H

ARTICLES OF AMENDMENT AND RESTATEMENT

OF

GADSDEN GROWTH PROPERTIES, INC.

FIRST: Gadsden Growth Properties, Inc., a Maryland corporation, desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND: The following provisions of the charter shall be all the provisions currently in effect and as hereinafter amended:

ARTICLE I

NAME

The name of corporation (which is hereinafter called the “Corporation”) is GADSDEN GROWTH PROPERTIES, INC.

ARTICLE II

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For the purposes of the charter of the Corporation (as the term charter is defined in the Maryland General Corporation Law, as amended from time to time (the “MGCL”), the “Charter”), the term “REIT” means a real estate investment trust under Section 856 through 860 of the Code or any successor provisions.

ARTICLE III

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The name and address of the resident agent for service of process of the Corporation in the State of Maryland is CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, MD 21202. The Corporation’s principal office in the State of Maryland is 7 St. Paul Street, Suite 820, Baltimore, MD 21202. The corporation may have such other offices and places of business within or outside the State of Maryland as the board may from time to time determine.

ARTICLE IV

PROVISIONS FOR DEFINING, LIMITING AND REGULATING CERTAIN

POWERS OF THE CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

SECTION 4.01 Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation initially shall be three, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws of the Corporation (the “Bylaws”), but shall never be less than the minimum number required by the MGCL.

CUST ID:0003482260
WORK ORDER:0004698837
DATE: 11-09-2016 01:29 PM
AMT. PAID: $190.00

H-1

SECTION 4.02 Classes of Directors. The directors (other than any director elected solely by holders of one or more classes or series of Preferred Stock, if any) shall be classified with respect to the terms for which they severally hold office, into three classes as described below.

SECTION 4.03 Terms of Office. Except as may otherwise be provided in the terms of any Preferred Shares issued by the Corporation with respect to the termination after less than one year of the term of office of any director elected by the holders of such Preferred Shares, each director shall hold office for one year, until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Directors may be elected to an unlimited number of successive terms.

SECTION 4.04 Initial Directors. The names of the directors who shall serve as the directors of the Corporation until their successors are duly elected and have qualified are:

Name

John Hartman

B.J. Parrish

James Walesa

The Corporation, at such time as it becomes eligible pursuant to Section 3-802(a) and (b) of the MGCL, elects to be subject to Section 3-804(b) and (c) of the MGCL and that, except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Stock, (i) the number of directors of the Corporation may be increased or decreased only by a vote of the Board of Directors, and (ii) any vacancy on the Board of Directors resulting from an increase in the size of the Board of Directors or due to the death, resignation, or removal of a director for any reason shall be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum.

SECTION 4.05 Committees. The Board of Directors may establish such committees as it deems appropriate and in accordance with the Bylaws.

SECTION 4.06 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

SECTION 4.07 Preemptive or Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 5.04, or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors and upon such terms and conditions as specified by the Board of Directors, shall determine that such rights apply, with respect to all or any shares of all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

H-2

SECTION 4.08 Indemnification. The Corporation shall have the power, to the maximum extent permitted or not prohibited by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

SECTION 4.09 Determinations by Board. In addition to, and without limitation of the general power and authority of the Board of Directors under Sections 4.01 through 4.04 above, but subject to those restrictions set forth in the MGCL that are non-waivable, the determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, acquisition of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, cash flow, funds from operations, adjusted funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any shares of any class or series of stock of the Corporation) or of the Bylaws; the number of shares of stock of any class or series of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

SECTION 4.10 REIT Qualification. If the Corporation elects to qualify for U.S. federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the qualification of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or to continue to, qualify as a REIT, the Board of Directors may, without any action by the stockholders, authorize the Corporation to revoke or otherwise terminate its REIT election pursuant to Section 856(g) of the Code. The Board of Directors, in its sole and absolution discretion also may (a) determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VI is no longer required for the Corporation’s qualification as a REIT and (b) make any other determination or take any other action pursuant to Article VI.

H-3

SECTION 4.11 Removal of Directors. Subject to the rights of holders of one or more classes of Preferred Stock to elect or remove a particular director or directors, a director may be removed from office only for cause and then only by the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors. For the purposes of this Section 4.11. “cause” shall have that meaning provided in the Bylaws, as may be amended from time to time.

SECTION 4.12 Management Agreements. Pursuant to the Bylaws, and as may be required by any applicable statute, rule or regulation, the Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).

ARTICLE V

STOCK

SECTION 5.01 Authorized Shares. The Corporation has authority to issue 100,000,000 shares of stock, consisting of 75,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and 25,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $1,000,000.00. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Sections 5.02, 5.03 or 5.04. the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

SECTION 5.02 Common Stock. Subject to the provisions of ARTICLE VI and except as may otherwise be specified in the Charter, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

SECTION 5.03 Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, into one or more classes or series of stock.

H-4

SECTION 5.04 Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 5.04 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other charter document.

SECTION 5.05 Stockholders’ Consent in Lieu of Meeting. Any action required or permitted to be taken at any meeting of the holders of Common Stock entitled to vote generally in the election of directors may be taken without a meeting by consent in writing or by electronic transmission, in any manner and by any vote permitted by the MGCL and set forth in the Bylaws.

SECTION 5.06 Charter and Bylaws. The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws.

SECTION 5.07 Distributions. The Board of Directors from time to time may authorize the Corporation to declare and pay to stockholders such dividends or other distributions in cash or other assets of the Corporation or in securities of the Corporation, including in shares of one class or series of the Corporation’s stock payable to holders of shares of another class or series of stock of the Corporation, or from any other source as the Board of Directors in its sole and absolute discretion shall determine. The exercise of the powers and rights of the Board of Directors pursuant to this Section 5.07 shall be subject to the provisions of any class or series of shares of the Corporation’s stock at the time outstanding.

ARTICLE VI

RESTRICTIONS ON TRANSFER AND OWNERSHIP OF SHARES

SECTION 6.01 Definitions. For the purpose of this Article VI. the following terms shall have the following meanings:

Applicable Amount. The term “Applicable Amount” shall mean not more than 9.8 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Capital Stock, or such other percentage determined by the Board of Directors in accordance with Section 6.02.8.

Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Capital Stock. The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

H-5

Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 6.03.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Common Stock Ownership Limit. The term “Common Stock Ownership Limit” shall mean not more than 9.8 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock, or such other percentage determined by the Board of Directors in accordance with Section 6.02.8.

Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Effective Date. The term “Effective Date” shall mean the date as of which the Corporation’s registration statement on Form S-11 is declared effective by the U.S. Securities and Exchange Commission.

Excepted Holder. The term “Excepted Holder” shall mean a Person for whom an Excepted Holder Limit is created by the Charter or by the Board of Directors pursuant to Section 6.02.7.

Excepted Holder Limit. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with any requirements established by the Board of Directors pursuant to Section 6.02.7 and subject to adjustment pursuant to Section 6.02.7(d), the percentage limit established by the Board of Directors pursuant to Section 6.02.7.

Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the average of the highest and lowest price at which the stock traded during the day on the applicable stock market or exchange, or, if not so quoted, the average of the highest bid and lowest asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors of the Corporation.

Person. The term “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

H-6

Preferred Stock Ownership Limit. The term “Preferred Stock Ownership Limit” shall mean not more than 9.8 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of any class or series of Preferred Stock, or such other percentage determined by the Board of Directors in accordance with Section 6.02.8.

Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person that, but for the provisions of Section 6.02.1(b), would Beneficially Own or Constructively Own shares of Capital Stock in violation of Section 6.02.1 and, if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after the Effective Date on which the Board of Directors determines pursuant to SECTION 4.10 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire or change its Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote (other than solely pursuant to a revocable proxy) or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trust. The term “Trust” shall mean any trust created by the Board of Directors for purposes provided for in Section 6.03.1.

Trustee. The term “Trustee” shall mean the Person that is not a Prohibited Owner, and is not acting as an agent of the Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust.

SECTION 6.02 Capital Stock.

SECTION 6.02.1 Ownership Limitations. During the period commencing on the Effective Date and prior to the Restriction Termination Date, but subject to Section 6.02.7:

(a)        Basic Restrictions

(i)        (1) No Person, other than a Person exempted pursuant to Section 6.02.7 or an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Applicable Amount, (2) no Person, other than a person exempted pursuant to Section 6.02.7 or an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit, (3) no Person, other than a Person exempted pursuant to Section 6.02.7 or an Excepted Holder, shall Beneficially Own or Constructively Own shares of Preferred Stock in excess of the Preferred Stock Ownership Limit and (4) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

H-7

(ii)       No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise cause the Corporation to fail to qualify as a REIT (including, but not limited to, actual, beneficial or constructive ownership of shares of the Corporation’s stock that could result in (i) the Corporation owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code, or (ii) any manager of either (A) a “qualified lodging facility,” within the meaning of Section 856(d)(9)(D) of the Code, or (B) a “qualified health care facility,” within the meaning of Section 856(e)(6)(D)(i), as applicable, leased by the Corporation to one of the Corporation’s taxable REIT subsidiaries failing to qualify as an “eligible independent contractor” within the meaning of Section 856(d)(9)(A) of the Code, in each case if the income we derive from such tenant or such taxable REIT subsidiary, taking into account the Corporation’s other income that would not qualify under the gross income requirements of Section 856(c) of the Code, would cause the Corporation to fail to satisfy any the gross income requirements imposed on REITs).

(iii)      No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such ownership would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant could cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(iv)      No Transfer of shares of Capital Stock shall be made that, if effective, would result in the Capital Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code).

(b)        Transfer in Trust.

(i)        If any purported Transfer of shares of Capital Stock occurs which, if effective, would result in (1) any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 6.02.1(a)(i). or (ii) or (iii), or (2) the Capital Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) as described in Section 6.02(a)(iv);

(ii)       the Transfer of that number of shares of Capital Stock (rounded up to the nearest whole share) that would effectuate an outcome described in paragraph (i) above shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock; and

(iii)      such shares of Capital Stock shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 6.03, effective as of the close of business on the Business Day prior to the date of such purported Transfer, and such Person shall acquire no rights in such shares;

To the extent that, upon a transfer of shares of Capital Stock pursuant to this Section 6.02.1(b), a violation of any provision of this Article VI would nonetheless be continuing (for example where the ownership of shares of Capital Stock by a single Trust would violate the 100 stockholder requirement applicable to REITs), then shares of Capital Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of this Article VI.

H-8

SECTION 6.02.2 Remedies for Breach. If the Board of Directors or any duly authorized committee thereof shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 6.02.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 6.02.1 (whether or not such violation is intended), the Board of Directors or such committee thereof may take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 6.02.1 shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or such committee thereof.

SECTION 6.02.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 6.02.1(a) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 6.02.1(b) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s qualification and taxation as a REIT.

SECTION 6.02.4 Owners Required To Provide Information. From the Effective Date and prior to the Restriction Termination Date:

(a)        every owner of five percent or more (or such lower percentage as required by the Code or the U.S. Treasury Department regulations promulgated thereunder) of the outstanding shares of Capital Stock, within thirty (30) days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of each class and series of Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide promptly to the Corporation in writing such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s qualification as a REIT and to ensure compliance with the Common Stock Ownership Limit, the Preferred Stock Ownership Limit and the Applicable Amount; and

(b)        each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation in writing such information as the Corporation may request, in good faith, in order to determine the Corporation’s qualification and taxation as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

SECTION 6.02.5 Remedies Not Limited. Subject to Section 4.09 of the Charter, nothing contained in this Section 6.02 shall limit the authority of the Board of Directors to take such other actions as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s qualification as a REIT.

H-9

SECTION 6.02.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 6.02, Section 6.03, or any definition contained in Section 6.01, the Board of Directors shall have the power to determine the application of the provisions of this Section 6.02 or Section 6.03 or any such definition with respect to any situation based on the facts known to it. In the event Section 6.02 or 6.03 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 6.01, 6.02 or 6.03. Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 6.02.2) acquired Beneficial Ownership or Constructive Ownership of Capital Stock in violation of Section 6.02.1, such remedies (as applicable) shall apply first to the shares of Capital Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person.

SECTION 6.02.7 Exceptions. (a) Subject to Section 6.02.1(a), the Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Applicable Amount, the Preferred Stock Ownership Limit and/or the Common Stock Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

(i)        the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s (as defined in Section 542(a)(2) of the Code) Beneficial Ownership or Constructive Ownership of such shares of Capital Stock will violate Section 6.02.1(a); and

(ii)        such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 6.02.1 through 6.02.6) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Sections 6.02.l(b) and 6.03.

(b)        Prior to granting any exception pursuant to Section 6.02.7(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s qualification as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c)         Subject to Section 6.02.1(a), an underwriter which participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Applicable Amount, the Preferred Stock Ownership Limit, the Common Stock Ownership Limit, or all such limits, but only to the extent necessary to facilitate such public offering or private placement.

(d)         The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Applicable Amount, the Preferred Stock Ownership Limit and/or the Common Stock Ownership Limit, as the case may be.

H-10

SECTION 6.02.8 Increase or Decrease in Aggregate Stock Ownership, Preferred Stock Ownership Limit and Common Stock Ownership Limit.

(a)        Subject to Section 6.02.1(a), the Board of Directors may from time to time increase or decrease the Common Stock Ownership Limit, the Preferred Stock Ownership Limit and the Applicable Amount; provided, however, that any decreased Common Stock Ownership Limit, the Preferred Stock Ownership Limit and/or Applicable Amount will not be effective for any Person whose percentage ownership in Common Stock, Preferred Stock of any class or series or Capital Stock is in excess of such decreased Common Stock Ownership Limit, Preferred Stock Ownership Limit and/or Applicable Amount until such time as such Person’s percentage of Common Stock, Preferred Stock of any class or series or Capital Stock equals or falls below the decreased Common Stock Ownership Limit, Preferred Stock Ownership Limit and/or Applicable Amount, but any further acquisition of Common Stock, Preferred Stock of any class or series or Capital Stock in excess of such percentage ownership of Common Stock, Preferred Stock or Capital Stock will be in violation of the Common Stock Ownership Limit, Preferred Stock Ownership Limit and/or Applicable Amount.

(b)        Prior to increasing or decreasing the Common Stock Ownership Limit, the Preferred Stock Ownership Limit or the Applicable Amount pursuant to Section 6.02.8(a), the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements, in any case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s qualification as a REIT.

SECTION 6.02.9 Legend. Each certificate for shares of Capital Stock, if certificated, or any written statement of information in lieu of a certificate delivered to a holder of uncertificated shares of Capital Stock shall bear substantially the following legend (or such other legend determined by the Board of Directors):

The shares of Capital Stock (“Shares”) represented by this certificate (“Certificate”) are subject to significant ownership and transfer restrictions set forth in the Articles of Amendment and Restatement of the Corporation (the “Charter”) for the purpose, among others, of the Corporation’s maintenance of its qualification as a REIT under the Internal Revenue Code. Any attempted Transfer of Shares that, if effective, would result in violation of any of the restrictions set forth in the Charter shall be void ab initio, and the intended transferee shall acquire no rights in such Shares and such Shares shall be automatically transferred to one or more Trusts for the benefit of one or more Charitable Beneficiaries and may be redeemed by the Corporation, as set forth in the Charter. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership (as defined by the Charter) of Shares in excess or in violation of the limitations set forth in the Charter must immediately notify the Corporation or, in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice. All capitalized terms in this legend have the meanings defined in the Charter, a copy of which will be furnished upon request to the Secretary of the Corporation and without charge, unless publicly available. By taking possession of this Certificate, you are deemed to have read and have knowledge of such restrictions set forth in the Charter, all of which are incorporated by reference into this Certificate.

Instead of the foregoing legend, the certificate or written statement of information delivered in lieu of a certificate, if any, may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge, provided that the Corporation is not required to furnish such statement to a stockholder if the restrictions on transferability, and the then current Common Stock Ownership Limit, the Preferred Stock Ownership Limit and the Applicable Amount is publicly available.

SECTION 6.03 Transfer of Capital Stock in Trust.

H-11

SECTION 6.03.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 6.02.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 6.02.1 (b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 6.03.6.

SECTION 6.03.2 Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

SECTION 6.03.3 Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or other distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trust, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VI. until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

SECTION 6.03.4 Sale of Shares by Trustee. Within twenty (20) days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 6.02.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 6.03.4. The Prohibited Owner shall receive the lesser of (1) the price per share in the transaction that resulted in the transfer of shares to the trust (or, in the event of a gift, devise or other such transaction, the last sales price reported on the applicable stock market or exchange on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (2) the Market Price on the date that the Trustee, or its designee, accepts such offer. The Trustee shall reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 6.03.3. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary, together with any other amounts held by the Trustee for the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 6.03.4, such excess shall be paid to the Trustee upon demand.

H-12

SECTION 6.03.5 Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such Transfer to the Trust (or, if the event that resulted in the Transfer to the Trust did not involve a purchase of such shares at Market Price, the Market Price of such shares on the day of the event that resulted in the Transfer of such shares to the Trust) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall reduce the amount payable to the Trustee by the amount of dividends and other distributions which has been paid to the Prohibited Owner and is owed by the Prohibited Owner to the Trustee pursuant to Section 6.03.3 and may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 6.03.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the Trustee with respect to such shares shall be paid to the Charitable Beneficiary.

SECTION 6.03.6 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 6.02.1(a) in the hands of such Charitable Beneficiary. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided in Section 6.02.1(b) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.

SECTION 6.04 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VI.

SECTION 6.05 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

SECTION 6.06 Severability. If any provision of this Article VI or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

ARTICLE VII

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Except as set forth below and except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter. Any amendment to Section 4.11, Article VI or this sentence of the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast on the matter.

H-13

ARTICLE VIII

LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article VIII, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article VIII. shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

THIRD:	The amendment to and restatement of the Charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the Board of Directors. No stock has been issued.

FOURTH:	The current address and principal office of the Corporation is as set forth in Article III of the foregoing amendment and restatement of the Charter.

FIFTH:	The name and address of the Corporation's resident agent are as set forth in Article III of the foregoing amendment and restatement of the Charter.

SIXTH:	The number and names of the directors of the Corporation are as set forth in Article IV of the foregoing amendment and restatement of the Charter.

SEVENTH:	The undersigned acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

The next page is the signature page.

H-14

IN WITNESS WHEREOF, on November 9, 2016, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer and Chairman of the Board of Directors and attested to by its Secretary and Director.

GADSDEN GROWTH PROPERTIES, INC.

By:	/s/ John E Hartman
Name:	John E Hartman
Title:	Chief Executive Officer and Chairman of the Board of Directors

ATTESTED TO:

/s/ B J Parrish
Name:	B J Parrish
Title:	Secretary and Director

[Signature Page to Articles of Amendment and Restatement]

H-15

GADSDEN GROWTH PROPERTIES, INC

CERTIFICATE OF CORRECTION

OF

ARTICLES OF AMENDMENT AND RESTATEMENT

Gadsden Growth Properties, Inc., a Maryland corporation, having its principal office at 7 St Paul Street, Suite 820, Baltimore, MD 21202 (hereinafter referred to as the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that

1              Gadsden Grow Properties, Inc filed Articles of Amendment and Restatement with the Maryland State Department of Assessments and Taxation on November 9, 2016

2              Section 4 02 of the Articles of Amendment and Restatement is hereby corrected to read as follows

“SECTION 4 02 Class(es) of Directors There shall be only one (1) class of directors”

3              The undersigned acknowledges this Certificate of Correction to Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under penalties of perjury

H-16

IN WITNESS WHEREOFF, on July 18, 2017, the Corporation has caused this Certificate of Correction to Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer and Director and attested by its Secretary and Director

GADSDEN GROWTH PROPERTIES, INC.

By:	/s/ John E Hartman
Name:	John E Hartman
Title:	Chief Executive Officer Director

ATTESTED TO:

/s/ B J Parrish
Name:	B J Parrish
Title:	Secretary and Director

CUST ID:0003567701
WORK ORDER:0004784276
DATE: 07-19-2017 11:11 AM
AMT. PAID: $117.00

H-17

GADSDEN GROWTH PROPERTIES, INC.

ARTICLES SUPPLEMENTARY

PREFERENCES,

RIGHTS AND LIMITATIONS

OF

7% SERIES A CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK

GADSDEN GROWTH PROPERTIES, INC., a Maryland corporation (the “Corporation”), does hereby certify that, pursuant to the authority contained in its Articles of Incorporation, as amended, and in accordance with the provisions of Maryland law, including the MD Corp & Assn Code, the board of directors of the Corporation (the “Board of Directors”) has classified unissued stock by setting the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption and has authorized and directed that this Articles Supplementary be filed with the State Department of Assessments and Taxation (the “Department”)

The Stock that has been so classified by the Board of Directors shall be designated as the Corporation’s 7% Series A Cumulative Convertible Perpetual Preferred Stock and has been classified by the Board of Directors under the authority contained in the charter of the Corporation

These Articles Supplementary amend and replace those Articles Supplementary filed with the Department on May 22, 2018 (the “Prior Articles Supplementary”) and which are entitled “GADSDEN GROWTH PROPERTIES, INC ARTICLES SUPPLEMENTARY PREFERENCES, RIGHTS AND LIMITATIONS OF 7% SERIES A CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK” The amendment and replacement of the Prior Articles Supplementary and the filing of these Articles Supplementary were approved in writing by the Board of Directors of the Company and by the holders of all of the issued and outstanding shares of Series A Preferred Stock

Section 1            Definitions For the purposes hereof, the following terms shall have the following meanings

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close

“Common Stock” means the Corporation’s common stock, par value $0.01 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed

H-18

“Deemed Liquidation Event” means

(i)         the acquisition by any Person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Corporation entitling that person to exercise more than 50% of the total voting power of all shares of the Corporation entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), provided, that the initial holder of the Series A Preferred Stock and its limited partners, members or other investors and their respective affiliates shall be excluded including from the determination of any syndicate or group from this condition.

(ii)       any consolidation or merger of the Corporation in which the Corporation is not the surviving entity, to the extent that (x) in connection therewith, the holders of Common Stock receive as consideration, whether in whole or in part, for such Common Stock (1) cash, (2) notes, debentures or other evidences of indebtedness or obligations to pay cash or (3) preferred stock of the surviving entity (whether or not the surviving entity is the Corporation) which ranks on a parity with or senior to the preferred stock received by holders of the Series A Preferred Stock with respect to liquidation or dividends or (y) the holders of the Series A Preferred Stock do not receive preferred stock of the surviving entity, or a Person that owns on the date of such consolidation or merger 100% of the surviving entity, with rights, powers and preferences equal to (or more favorable to the holders than) the rights, powers and preferences of the Series A Preferred Stock,

(iii)      the sale, lease, transfer or other disposition (but not a consolidation or merger described in clause (ii) of this definition), in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, except where such sale, lease, transfer or other disposition is to a wholly-owned subsidiary of the Corporation; or

(iv)       from and after Listing Deadline, the Common Shares cease to be listed on any Trading Market

“Event of Default” means each of (i) a default by the Corporation on any of its obligations with respect to the Series A Preferred Stock, which default, to the extent curable, has not been cured within ten (10) Business Days following delivery by the Requisite Holders of written notice to the Corporation containing a detailed description of such default, (ii) any period following the Listing Deadline during which two (2) quarterly dividends (whether or not consecutive) payable on the Series A Preferred Stock are in arrears, whether or not declared, for so long as such dividends have not been paid in full, and (iii) the failure of the Corporation’s Common Stock to be listed (or admitted for trading) on any Trading Market on or prior to the Listing Deadline or any time thereafter

“Holder” means a holder of shares of Series A Preferred Stock

“Junior Securities” means the means, collectively, the Common Stock and any other class of securities hereafter authorized that is specifically designated as junior to the Series A Preferred Stock

H-19

“Listing Deadline” means March 31, 2019

“Permitted Redemption” means any of the following redemptions by the Corporation of its capital stock (i) a redemption of the Corporation’s Series B Preferred Stock in a series of transactions that use only the net cash proceeds received by the Corporation from an offering of Junior Securities by the Corporation to the extent the use of proceeds from such offering is specifically to so redeem the Series B Preferred Stock, or (ii) a redemption of the Corporation’s Series C Preferred Stock in accordance with the terms of the Articles Supplementary with respect to such preferred stock

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind

“Requisite Holders” means holders of a majority of the issued and outstanding shares of Series A Preferred Stock

“Series A Original Issue Date” means the date on which the applicable Series A Preferred Stock was issued

“Series A Original Issue Price” means $25 00 per share

“Series B Preferred Stock” means the Corporation’s Non-Voting Convertible Preferred Stock, par value $0.01 per share

“Series C Preferred Stock” means the Corporation’s 10% Series C Cumulative Convertible Preferred Stock, par value $0.01 per share

“Trading Day” means a day on which the principal Trading Market is open for business

“Trading Market” means any of the NYSE, the NYSE MKT, NASDAQ, the OTC Bulletin Board system, the OTCQX market or the OTCQB market operated by OTC Markets Group or any other market on which the Common Stock may be listed or quoted for trading on the date in question

“VWAP” means, for any specified date or dates, the price per share of the Common Stock, determined by the first of the following clauses that applies, subject in each case, to the VWAP Minimum Price

(a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L P or any similar company that is accepted in the financial industry that reports the trading prices of listed securities (based on a Trading Day from 9 30 am (New York City time) to 4 02 pm (New York City time)),

H-20

(b) if the OTC Bulletin Board is not a Trading Market and if the Corporation’s shares are then traded on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board,

(c) if the OTC Bulletin Board is not a Trading Market and if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or

(d) in all other cases. (i) the fair value of a share of Common Stock as determined by an independent appraiser selected in good faith by a Holder and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation, or (ii) the value determined by the mutual agreement of the Requisite Holders and the Corporation

“VWAP Minimum Price” means the price per share that is determined by the Requisite Holders and the Corporation that is not inconsistent with law The Corporation may provide a notice of the VWAP Minimum Price by an amendment to these Articles Supplementary

Section 2            Designation, Amount and Par Value The series of preferred stock shall be designated as 7% Series A Cumulative Convertible Perpetual Preferred Stock, par value $0 01 per share (the “Series A Preferred Stock”), and the number of shares so designated shall be One Million Six Hundred Thousand (1,600,000), which shall not be subject to increase without the written consent of the Requisite Holders Each share of Series A Preferred Stock shall have a stated value equal to the Series A Original Issue Price

Section 3           Ranking The Series A Preferred Stock will, with respect to rights to receive dividends and to participate in distributions or payments upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to the Common Stock and any Junior Securities and (b) on parity with any class or series of capital stock of the Corporation expressly designated as ranking on parity with the Series A Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, other than the capital stock referred to in clause (a) (the “Parity Securities”)

Section 4            Dividends

(a)        Dividends in General Each Holder of Series A Preferred Stock shall be entitled to receive cumulative dividends on each share of Series A Preferred Stock held by such Holder at the rate of seven percent (7%) per annum of the Series A Original Issue Price from the Series A Original Issue Date of such share or the Dividend Payment Date for which a dividend has been paid, as applicable, provided, however, that such rate shall increase by one quarter of one percent (0 25%) per fiscal quarter beginning on the seven (7) year anniversary of the Series A Original Issue Date up to a maximum rate of twelve percent (12%) per annum, and provided further, that upon an Event of Default, such rate shall be increased by 5% per annum for so long as such Event of Default continues Dividends which have accrued as of any applicable date with respect to the Series A Preferred Stock and remain unpaid as of such date are referred to herein as “Accrued Dividends”

H-21

(b)        Payment of Dividends Dividends shall accrue and be cumulative on each share of the Series A Preferred Stock commencing on the Series A Original Issue Date of such share or the Dividend Payment Date for which a dividend has been paid, as applicable, but no divided on any Series A Preferred Stock shall be payable until the Listing Deadline, provided, however, that the Corporation may elect to pay Accrued Dividends prior to the Listing Deadline in cash pursuant to Section 4(c). Accrued Dividends shall be computed and, following the Listing Deadline paid by the Corporation to the Holders or accrued quarterly on the 15th day of April, July, October and January of each year (in respect of the quarterly periods ending March 31, June 30, September 30 and December 31), or if any such date is not a Business Day, on the Business Day next succeeding such day (each such date, regardless of whether any dividends have been paid or declared and set aside for payment on such date, a “Dividend Payment Date”)

(c)        Cash Dividend Payments All dividends payable in cash hereunder shall be made m lawful money of the United States of America to each Holder in whose name the Series A Preferred Stock is registered as set forth on the books and records of the Corporation Such payments shall be made by wire transfer of immediately available funds to the account such Holder may from time to time designate by written notice to the Corporation or by Corporation cashier’s check, without any deduction, withholding or offset for any reason whatsoever except to the extent required by law

(d)        Stock Dividend Payments In lieu of paying the Accrued Dividends in cash, at the option of the Corporation, the Corporation may pay Accrued Dividends in shares of Common Stock of the Corporation (“Dividend Shares”) In the event the Corporation so elects, the total Dividend Shares issuable in connection with the payment by the Corporation of the Accrued Dividends shall be equal to the total amount of Accrued Dividends which the Corporation has elected to pay in shares of Common Stock divided by a price per share equal to the VWAP per share of Common Stock during the twenty (20) consecutive Trading Days prior to the Dividend Payment Date, rounded up to the nearest whole share of Common Stock

(e)        Reservation of Common Stock The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance of Dividend Shares, not less than such aggregate number of Dividend Shares payable upon a Dividend Payment Date The Corporation covenants that all Dividend Shares that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable

(f)        Additional Provisions Except as otherwise permitted with the consent of the Requisite Holders

H-22

(i)        So long as any shares of Series A Preferred Stock are outstanding, except as described in the immediately following sentence and Section 5(b) below, no dividends shall be authorized and declared or paid or set apart for payment on any series or class or classes of Parity Securities for any period unless full cumulative dividends have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Stock for all prior dividend periods When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends authorized and declared upon the Series A Preferred Stock and all dividends authorized and declared upon any other series or class or classes of Parity Securities shall be authorized and declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series A Preferred Stock and such Parity Securities In the event that any dividends payable on Parity Securities are paid in cash, such cash shall be paid ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series A Preferred Stock and such Parity Securities

(ii)      So long as any shares of Series A Preferred Stock are outstanding, no dividends (other than dividends or distributions paid solely in Junior Securities of, or in options, warrants or rights to subscribe for or purchase, Junior Securities) shall be authorized and declared or paid or set apart for payment or other distribution authorized and declared or made upon Junior Securities, nor shall any Parity Securities or Junior Securities be redeemed, purchased or otherwise acquired for any consideration (other than a redemption, purchase or other acquisition of Common Stock made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Corporation or any subsidiary and other than for a Permitted Redemption) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Shares), unless in each case full cumulative dividends on all outstanding shares of Series A Preferred Stock and any Parity Shares at the time such dividends are payable shall have been paid or set apart for payment for all past dividend periods with respect to the Series A Preferred Stock and all past dividend periods with respect to such Parity Shares

(iii)      Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable

Section 5            Liquidation

(a)        Liquidation Preference In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation Event”) or Deemed Liquidation Event, the Holders then outstanding shall be entitled to be paid a liquidation preference out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, but pari passu with the holders of shares of Parity Securities on a pro rata basis (as provided in Section 4 above) in an amount per share equal to the Series A Original Issue Price, plus any Accrued Dividends The Corporation shall provide written notice of any Liquidation Event or Deemed Liquidation event promptly to each Holder, and not less than 15 days prior to the payment date stated therein

(b)        Insufficient Assets If upon any such Liquidation Event or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Holders the full amount to which they shall be entitled under this Section 5, the Holders shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full

H-23

Section 6            Voting Rights

(a)        Election of Directors The Holders, exclusively and as a separate class and by the vote or written consent of the Requisite Holders, shall be entitled to appoint one (1) observer to the Corporation’s Board of Directors and elect one (1) director of the Corporation, provided that upon an Event of Default, the Holders, by the vote or written consent of the Requisite Holders, shall be entitled to appoint two (2) directors (and no longer be permitted an observer) as long as such Event of Default is continuing Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the Requisite Holders If the Holders fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, then any directorship not so filled shall remain vacant until such time as the Holders elect an individual to fill such directorship, and no such directorship may be filled by stockholders of the Corporation other than by the Holders, voting exclusively and as a separate class. A vacancy in any directorship filled by the Holders shall be filled only by vote or written consent of the Requisite Holders or by any remaining director or directors elected by the Holders The board observer appointed by the Holders shall be reimbursed for all reasonable expenses incurred by such Person in attending meetings of the board of directors (including, without limitation, transportation costs) and committees appointed by the board of directors and in performing compensable extraordinary services Notwithstanding the foregoing no individual shall be permitted to serve on the Board of Directors or be an observer to the Board of Directors if he or any of his affiliates would cause the Corporation to be disqualified to use Section 506 of Regulation D promulgated under the Securities Act of 1933, as amended, under Section 506(d) thereunder or if any such individual or affiliate is subject to a legal proceeding by any governmental or regulatory authority with respect to the events described in such section

(b)        Voting Rights Upon Receipt of Dividend Shares At any time commencing on any Dividend Payment Date on which the Corporation pays Accrued Dividends with Dividend Shares through the subsequent Dividend Payment Date on which the Corporation pays Accrued Dividends in cash, for all matters other than such matters where Holders have a separate vote as a single class, each Holder shall be entitled to the number of votes equal to the number of shares of Common Stock into which such Holder’s shares of Series A Preferred Stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class on an as-converted basis) and shall be entitled to notice of any stockholders’ meeting

H-24

(c)        Other Voting Rights Except as provided by law or by the other provisions of this Articles Supplementary, the Holders shall not have any other voting rights However, as long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Requisite Holders, (a) following the Series A Original Issue Date, issue any shares of Series A Preferred Stock (other than in connection with the acquisition of assets in a transaction that is approved by the Requisite Holders) or any other class of equity securities that is a Parity Security or any class of equity securities senior in rights to the Series A Preferred Stock, whether with respect to dividend and other distribution rights, preference or other rights on redemption, liquidation, dissolution or wmding-up of the Corporation or otherwise, (b) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend this Articles Supplementary, (c) amend its articles of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, including decreasing the Applicable Amount (as defined therein), (d) redeem any shares of the Corporation’s preferred stock or Common Stock (other than pursuant to employee or consultant agreements giving the Corporation the right to repurchase shares at the original cost thereof upon the termination of services and provided that such repurchase is approved by the Corporation’s Board of Directors), (e) enter into any agreement with respect to any of the foregoing, or (e) enter into any agreement, amend or modify any existing agreement or obligation, or issue any security that prohibits, conflicts or is inconsistent with, or would be breached by, the Corporation’s performance of its obligations hereunder

Section 7            Redemption

(a)        Redemption Generally Unless prohibited by Maryland law governing distributions to stockholders, any or all of the outstanding shares of Series A Preferred Stock (the “Redemption Shares”) may be redeemed by the Corporation at a price per share (the “Redemption Price”) equal to the Series A Original Issue Price, plus Accrued Dividends through and including the date of such redemption (the “Redemption Date”) On each Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Series A Preferred Stock owned by each Holder, the Redemption Shares

(b)        Redemption Notice The Corporation shall send written notice of the redemption (the “Redemption Notice”) to each Holder of record of Series A Preferred Stock not less than forty (40) days prior to each Redemption Date Each Redemption Notice shall state

(i)        the number of shares of Series A Preferred Stock held by the Holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice,

(ii)      the Redemption Date and the Redemption Price, and

(iii)      for Holders of shares in certificated form, that the Holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed

H-25

(c)        Surrender of Certificates, Payment On or before the applicable Redemption Date, each Holder to be redeemed on such Redemption Date shall, if a Holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the Person whose name appears on such certificate or certificates as the owner thereof In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such Holder

(d)        Rights Subsequent to Redemption If the Redemption Notice shall have been duly given, and if on the Redemption Date the Redemption Price payable upon redemption of the Redemption Shares is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Series A Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series A Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the Holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor

(e)        Holder Redemption Option In the event that the Corporation’s Common Stock is not listed or admitted for trading on any Trading Market on or prior to the Listing Date (such event, a “Listing Failure”), then the Requisite Holders shall, upon notice of election thereof, be entitled to require the Corporation to redeem its shares of Series A Preferred Stock and the Corporation shall redeem such Holder’s shares, by paying out of the remaining assets and funds of the Corporation legally available for distribution to its stockholders, prior to the holders of Junior Stock, an amount for each redeemed share of Series A Preferred Stock equal to the Redemption Price

Section 8            Redeemed or Otherwise Acquired Shares Any shares of Series A Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the Holders of Series A Preferred Stock following redemption

Section 9            Limitations on Ownership and Vote The provisions of Article VI of the Corporation’s Articles of Association, as amended to the date of these Articles Supplementary and as may be further amended, modified or supplemented, will continue in full force and effect and to the extent of any conflict of the provisions of Article VI and these Articles Supplementary, the provisions of Article VI of the Articles of Association, as amended to the date of these Articles Supplementary shall supersede and be controlling

H-26

Section 10          Miscellaneous

(a)        Notices Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service or delivered by electronic mail, addressed to the Corporation, at the principal address of the Corporation or such other facsimile number, e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 10(a) Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service or delivered by electronic mail addressed to each Holder at the facsimile number, e-mail address or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5 30 p m (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5 30 p m (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U S nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given

(b)        Absolute Obligation Except as expressly provided herein, no provision of this Articles Supplementary shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages and accrued dividends, as applicable, on the shares of Series A Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c)        Lost or Mutilated Series A Preferred Stock Certificate If a Holder’s Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation

(d)        Governing Law All questions concerning the construction, validity, enforcement and interpretation of this Articles Supplementary shall be governed by and construed and enforced in accordance with the internal laws of the State of Maryland, without regard to the principles of conflict of laws thereof

(e)        Amendments, Waiver This Articles Supplementary may be amended or any provision of this Articles Supplementary may be waived by the Corporation solely with the affirmative vote at a duly held meeting or written consent of the Requisite Holders Any waiver by the Corporation or a Holder of a breach of any provision of this Articles Supplementary shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Articles Supplementary or a waiver by any other Holders, except that a waiver by the Requisite Holders will constitute a waiver of all Holders The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Articles Supplementary on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Articles Supplementary on any other occasion Any waiver by the Corporation or a Holder must be in writing

H-27

(f)        Severability If any provision of this Articles Supplementary is invalid, illegal or unenforceable, the balance of this Articles Supplementary shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law

(g)        Next Business Day Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day

(h)        Headings The headings contained herein are for convenience only, do not constitute a part of this Articles Supplementary and shall not be deemed to limit or affect any of the provisions hereof

(i)        Status of Converted or Redeemed Series A Preferred Stock If any shares of Series A Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Preferred Stock

Section 11          Conversion Rights

(a)        Definitions. For the purposes of this Section 11 of these Articles Supplementary, the following terms shall have the following meanings

“Conversion Date” has the meaning set forth in Section 11(b)(ii) of these Articles Supplementary

“Conversion Rate” means the number of shares of Common Stock equal to (x) the Series A Original Issue Price divided by (y) the VWAP per share of Common Stock during the twenty (20) consecutive Trading Days prior to the applicable Conversion Date

“DTC” means The Depository Trust Corporation or any successor entity

“SEC” means the U S Securities and Exchange Commission

(b)        Conversion at Holder’s Option

(i)        From and after the date that is twenty-one (21) consecutive Trading Days after the date that the Corporation’s Common Stock is listed or admitted for trading on any Trading Market, Holders, at their option, may, at any time and from time to time, convert some or all of their outstanding shares of Series A Preferred Stock into Common Stock at the then applicable Conversion Rate

H-28

(ii)      The Corporation shall not issue fractional shares of Common Stock upon the conversion of shares of Series A Preferred Stock Instead, the Corporation shall pay the cash value of such fractional shares based upon the Closing Sale Price of its Common Stock on the Trading Day (as defined in this Section 11) immediately prior to the date on which the certificate or certificates representing the shares of Series A Preferred Stock to be converted are surrendered, accompanied by a written notice of conversion and any required transfer taxes (the “Conversion Date”)

(iii)      Notwithstanding anything herein to the contrary, Holders may not convert their outstanding shares of Series A Preferred Stock into Common Stock if such conversion would cause the holder (or any other Person) to violate the Aggregate Stock Ownership Limit or Common Stock Ownership Limit (as defined in Article VII of the Charter) or otherwise result in the Corporation failing to qualify as a REIT or violate the rules of any Trading Market then applicable to the Corporation

(iv)      Holders’ Conversion Procedures

(1)        Holders may convert some or all of their shares by surrendering to the Corporation at its principal office or at the office of its transfer agent, as may be designated by the Board of Directors, the certificate or certificates for the shares of Series A Preferred Stock to be converted, accompanied by a written notice stating that the Holder elects to convert all or a specified whole number of those shares in accordance with the provisions described in this Section 11 and specifying the name or names in which the Holder wishes the certificate or certificates for the shares of Common Stock to be issued If the notice specifies a name or names other than the name of the Holder, the notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in that name or names Other than such transfer taxes, the Corporation shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock The date on which the Corporation has received all of the surrendered certificate or certificates the notice relating to the conversion and payment of all required transfer taxes, if any, or the demonstration to the Corporation’s satisfaction that those taxes have been paid, shall be deemed the Conversion Date with respect to a share of Series A Preferred Stock As promptly as practicable after the Conversion Date with respect to any shares of Series A Preferred Stock, the Corporation shall deliver or cause to be delivered (A) certificates representing the number of validly issued, fully paid and non- assessable shares of Common Stock to which the holders of shares of such Series A Preferred Stock, or the transferee of the holder of such shares of Series A Preferred Stock, shall be entitled and (B) if less than the full number of shares of Series A Preferred Stock represented by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares represented by the surrendered certificate or certificates, less the number of shares being converted This conversion shall be deemed to have been made at the close of business on the Conversion Date so that the rights of the Holder as to the shares being converted shall cease except for the right to receive the conversion value, and, if applicable, the Person entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of those shares of Common Stock at that time on that date.

H-29

(2)        In lieu of the foregoing procedures, if the Series A Preferred Stock is held in global certificate form, the Holder must comply with the procedures of DTC to convert its beneficial interest in respect of the Series A Preferred Stock represented by a global stock certificate of the Series A Preferred Stock

(3)        If more than one share of Series A Preferred Stock is surrendered for conversion by the same holder at the same time, the number of whole shares of Common Stock issuable upon conversion of those shares of Series A Preferred Stock shall be computed on the basis of the total number of shares of Series A Preferred Stock so surrendered

(c)        Reservation of Shares The Corporation shall at all times reserve and keep available, free from preemptive rights out of the Corporation’s authorized but unissued shares of capital stock, for issuance upon the conversion of shares of Series A Preferred Stock, a number of the Corporation’s authorized but unissued shares of Common Stock that shall from time to time be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock

(d)        Compliance with Laws, Validity., etc., of Common Stock. Before the delivery of any securities upon conversion of shares of Series A Preferred Stock, the Corporation shall comply with all applicable federal and state laws and regulations All shares of Common Stock delivered upon conversion of shares of Series A Preferred Stock shall, upon delivery, be duly and validly issued, fully paid and non-assessable, free of all liens and charges, not subject to any preemptive rights and without restriction (whether under Rule 144 or otherwise).

(e)        Payment of Dividends Upon Conversion

(i)        If a Holder exercises its conversion rights, upon delivery of the shares of Series A Preferred Stock for conversion, those shares of Series A Preferred Stock shall cease to cumulate dividends as of the end of the Conversion Date, and the Holder shall not receive any cash payment in an amount equal to accrued and unpaid dividends on the shares of Series A Preferred Stock, except in those limited circumstances discussed below in this Section 11(e) Except as provided below in this Section 11(e), the Corporation shall make no payment for accrued and unpaid dividends, whether or not in arrears, on shares of Series A Preferred Stock converted at the election of holders of such shares

(ii)      If the Corporation receives a conversion notice before the close of business on a Dividend Record Date, the Holder shall not be entitled to receive any portion of the dividend payable on such shares of converted stock on the corresponding Dividend Payment Date

(iii)      If the Corporation receives a conversion notice after the Dividend Record Date but prior to the corresponding Dividend Payment Date, the Holder on the Dividend Record Date will receive on that Dividend Payment Date accrued dividends on those shares of Series A Preferred Stock, notwithstanding the conversion of those shares of Series A Preferred Stock prior to that Dividend Payment Date

H-30

(f)          Effect of Business Combinations In the case of the following events (each a “business combination”)

(i)         any recapitalization, reclassification or change of Common Stock (other than changes resulting from a subdivision or combination),

(ii)        a consolidation, merger or combination involving the Corporation,

(iii)       a sale, conveyance or lease to another corporation of all or substantially all of the Corporation’s property and assets (other than to one or more of the Corporation’s subsidiaries), or

(iv)       a statutory share exchange,

in each case, as a result of which holders of Common Stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for Common Stock, a Holder shall be entitled thereafter to convert such shares of Series A Preferred Stock into the kind and amount of stock, other securities or other property or assets (including cash or any combination thereof) which the Holder would have owned or been entitled to receive upon such business combination as if such Holder held a number of shares of Common Stock equal to the Conversion Rate in effect on the effective date for such business combination, multiplied by the number of shares of Series A Preferred Stock held by such Holder In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in such business combination, the Corporation shall make adequate provision whereby the Holders shall have a reasonable opportunity to determine the form of consideration into which all of the shares of Series A Preferred Stock, treated as a single class, shall be convertible from and after the effective date of such business combination Such determination shall be based on the weighted average of elections made by the Holders who participate in such determination, shall be subject to any limitations to which all holders of Common Stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in such business combination, and shall be conducted in such a manner as to be completed by the date which is the earliest of (1) the deadline for elections to be made by holders of Common Stock and (2) two business days prior to the anticipated effective date of the business combination

The Corporation shall provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by the Holders (and the weighted average of elections), by posting such notice with DTC and providing a copy of such notice to the Corporation’s transfer agent If the effective date of a business combination is delayed beyond the initially anticipated effective date, the Holders shall be given the opportunity to make subsequent similar determinations in regard to such delayed effective date The Corporation may not become a party to any such transaction unless its terms are consistent with the preceding None of the foregoing provisions shall affect the right of a Holder to convert such holder’s shares of Series A Preferred Stock into shares of Common Stock prior to the effective date of such business combination

*********************

H-31

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 26 day of September, 2018

GADSDEN GROWTH PROPERTIES, INC.

By	/s/ John E. Hartman
	Name:	John E. Hartman
	Title:	Chief Executive Officer

ATTEST:

By:	/s/ Richard Morris
	Name	Richard Morris
	Title:	Secretary

CUST ID 0003681771
WORK ORDER 0004898348
DATE 09-27-2018 01 32 PM
AMT PAID $150 00

H-32

GADSDEN GROWTH PROPERTIES, INC.

ARTICLES SUPPLEMENTARY

PREFERENCES,

RIGHTS AND LIMITATIONS

OF THE

SERIES B NON-VOTING CONVERTIBLE PREFERRED STOCK

GADSDEN GROWTH PROPERTIES, INC., a Maryland corporation (the “Corporation”), does hereby certify that, pursuant to the authority contained in its Articles of Incorporation, as amended, and in accordance with the provisions of Maryland law, including the MD Corp & Assn Code, the board of directors of the Corporation (the “Board of Directors”) has classified unissued stock by setting the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption and has authorized and directed that this Articles Supplementary be filed with the State Department of Assessments and Taxation (the “Department”)

The Stock that has been so classified by the Board of Directors shall be designated as the Corporation’s Series B Non-Voting Convertible Preferred Stock and has been classified by the Board of Directors under the authority contained in the charter of the Corporation

Section 1.      Definitions For the purposes hereof, the following terms shall have the following meanings’

“Business Day” means any day except any Saturday, any Sunday, and any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close

“Common Stock” means the Corporation’s common stock, par value $0.01 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed

“Deemed Liquidation Event” means

(i)         the acquisition by any Person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Corporation entitling that person to exercise more than 50% of the total voting power of all shares of the Corporation entitled to vote generally in elections of directors (except that such Person will be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), provided, that the initial Holder of the Series B Preferred Stock and its limited partners, members or other investors and their respective affiliates shall be excluded including from the determination of any syndicate or group from this condition.

H-33

(ii)          any consolidation or merger of the Corporation in which the Corporation is not the surviving entity, to the extent that (x) in connection therewith, the holders of Common Stock receive as consideration, whether in whole or in part, for such Common Stock (1) cash, (2) notes, debentures or other evidences of indebtedness or obligations to pay cash or (3) preferred stock of the surviving entity (whether or not the surviving entity is the Corporation) which ranks on a parity with or senior to the preferred stock received by Holders of the Series B Preferred Stock with respect to liquidation or dividends or (y) the Holders of the Series B Preferred Stock do not receive preferred stock of the surviving entity with rights, powers and preferences equal to (or more favorable to the Holders than) the rights, powers and preferences of the Series B Preferred Stock, or

(iii)          the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, except where such sale, lease, transfer or other disposition is to a wholly-owned subsidiary of the Corporation

“Exchange Act” means the Securities Exchange Act of 1934, as amended

“Holder” means a holder of shares of Series B Preferred Stock

“Junior Securities” means, collectively, the Common Stock and any other class of securities hereafter authorized that is specifically designated as junior to the Series B Preferred Stock

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind

“Requisite Holders” means Holders of a majority of the issued and outstanding shares of Series B Preferred Stock

“Securities Act” means the Securities Act of 1933, as amended

“Series B Original Issue Date” means the date on which the first share of Series B Preferred Stock was issued

“Series B Original Issue Price” means $10 00 per share

Section 2      Designation, Amount and Par Value The series of preferred stock shall be designated Series B Non-Voting Convertible Preferred Stock, par value $0 01 per share (the “Series B Preferred Stock”), and the number of shares so designated shall be fifteen million (15,000,000) Each share of Series B Preferred Stock shall have a stated value equal to the Series B Original Issue Price

H-34

Section 3       Ranking The Series B Preferred Stock will, with respect to rights to receive dividends and to participate in distributions or payments upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to the Common Stock and any Junior Securities to the extent provided in this Articles Supplementary, (b) junior to the Series A Preferred Stock, and (c) on parity with any class or series of capital stock of the Corporation expressly designated as ranking on parity with the Series B Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, other than the capital stock referred to in clause (a) (the “Parity Securities”)

Section 4       Liquidation

(a)          Liquidation Preference In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation Event”) or Deemed Liquidation Event, then

(i)         The Holders of the Series B Preferred Stock shall be entitled to be paid a liquidation preference_out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, but pari passu with the holders of shares of Parity Securities on a pro rata basis (as provided in this Section 4 above) in an amount per share equal to $0.01,

(ii)        all shares of the Series B Preferred Stock shall be converted into shares of Common Stock automatically and without the action or consent of any other person at the Conversion Ratio then applicable, such conversion to be effected in accordance with Section 7 of this Articles Supplementary, and

(iii)         The Corporation shall provide written notice of any Liquidation Event or Deemed Liquidation event promptly to each Holder, and not less than 5 days prior to the payment date stated therein

Section 5        Voting and Dividend Rights.

(a)          The Series B Preferred Stock will have no voting rights other than to approve the amendment to the Articles of Incorporation that change any of the terms and provisions of the Series B Preferred Stock in a manner that is adverse to the Holders of the Series B Preferred Stock, which approval may be effected by the Requisite Holders

(b)          Except with respect to a business combination provided in Section 7(f) of this Articles Supplementary, the Series B Preferred Stock will participate fully with respect to all distributions and dividends made to the holders of the Common Stock and each Holder of Series B Preferred Stock shall receive the same dividend or distribution as if such shares of Series B Preferred Stock were converted to shares of Common Stock in accordance with Section 7 of this Articles Supplementary immediately prior to the applicable record date for such Common Stock dividend or distribution, and the record date for the shares of Series B Preferred Stock for any such dividend or distribution shall be the same as the applicable record date for the Common Stock

H-35

Section 6.      Redeemed or Otherwise Acquired Shares. Any shares of Series B Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the Holders of Series B Preferred Stock following redemption

Section 7       Conversion of the Series B Preferred Stock.

(a)          Definitions. For the purposes of this Section 7 of these Articles Supplementary, the following terms shall have the following meanings

(i)          “Conversion Date” has the meaning set forth in 7(b)(i) of these Articles Supplementary.

(ii)        “Conversion Rate” means 1 1 so that each share of Series B Preferred Stock will be converted into one share of Common Stock, subject to adjustment as provided in this Articles Supplementary

(iii)       “DTC” means The Depository Trust Corporation or any successor entity

(iv)       “SEC” means the U S Securities and Exchange Commission

(b)          Conversion Event and Conversion

(i)          All of the issued and outstanding shares of the Series B Preferred Stock shall be converted to shares of Common Stock at the Conversion Ratio on the date (the “Conversion Date”) that a registration statement filed under the Securities Act, or a Form 10 registration statement has been filed under the Exchange Act, and, in either case, such form has been declared or is effective under the Securities Act or the Exchange Act, respectively From and after the Conversion Date, the only rights of a Holder with respect to the Series B Preferred Stock shall be the right to receive the Common Stock as provided in this Articles Supplementary, provided, that to the extent Section 7(b)(iii) of this Articles Supplementary is applicable, then such Holder shall continue to have the rights to the Series B Preferred Stock to such extent

(ii)         The Corporation shall not issue fractional shares of Common Stock upon the conversion of shares of Series B Preferred Stock. Instead, the Corporation shall pay the cash value of such fractional shares based upon the Series B Original Issue Price

H-36

(iii)       Notwithstanding anything herein to the contrary, Holders may not convert their outstanding shares of Series B Preferred Stock into Common Stock if such conversion would cause the Holder (or any other person) to violate the Aggregate Stock Ownership Limit or Common Stock Ownership Limit (as defined in Article VII of the Charter) or otherwise result in the Corporation failing to qualify as a REIT or violate the rules of any trading market then applicable to the Corporation From and after the date that such conversion would not cause such Holder (or any other person) to violate the Aggregate Stock Ownership Limit or Common Stock Ownership Limit, then such Holder shall then, in accordance with the procedures described in Section 7(b)(iv) of this Articles Supplementary, convert such Holder’s shares of Series B Preferred Stock into Common Stock to the extent that such conversion would not cause such Holder (or any other person) to violate the Aggregate Stock Ownership Limit or Common Stock Ownership Limit.

(iv)       Holders’ Conversion Procedures

(1)         The Corporation shall provide a notice to each of the Holders as to the filing of the registration statement or Form 10 promptly after such filing and each amendment thereto. The Corporation shall provide a notice of the Conversion Date promptly after such date.

(2)         The conversion by a Holder of the shares of the Series B Preferred Stock to shares of Common Stock shall be effected by such Holder surrendering to the Corporation at its principal office or at the office of its transfer agent, as may be designated by the Board of Directors, the certificate or certificates for the shares of Series B Preferred Stock to be converted, accompanied by a duly signed stock power (together with such guarantees as may be required by the Corporation or its transfer agent) and specifying the name or names in which the Holder wishes the certificate or certificates for the shares of Common Stock to be issued. If the notice specifies a name or names other than the name of the Holder, the notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in that name or names Other than such transfer taxes, the Corporation shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock As promptly as practicable after the receipt of such certificates and documents from a Holder of shares of the Series B Preferred Stock, the Corporation shall deliver or cause to be delivered certificates representing the number of validly issued, fully paid and non-assessable shares of Common Stock to which such Holder of shares of such Series B Preferred Stock, or the transferee of such Holder of such shares of Series B Preferred Stock, shall be entitled. This conversion shall be deemed to have been made at the close of business on the Conversion Date so that the rights of the Holder as to the shares being converted shall cease except for the right to receive the conversion value, and, if applicable, the person entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of those shares of Common Stock at that time on that date

H-37

(3)         In lieu of the foregoing procedures, if the, Series B Preferred Stock is held in global certificate form, the Holder must comply with the procedures of DTC to convert its beneficial interest in respect of the Series B Preferred Stock represented by a global stock certificate of the Series B Preferred Stock

(c)          Reservation of Shares The Corporation shall at all times reserve and keep available, free from preemptive rights out of the Corporation’s authorized but unissued shares of capital stock, for issuance upon the conversion of shares of Series B Preferred Stock, a number of the Corporation’s authorized but unissued shares of Common Stock that shall from time to time be sufficient to permit the conversion of all outstanding shares of Series B Preferred Stock

(d)          Compliance with Laws, Validity, etc. of Common Stock Before the delivery of any securities upon conversion of shares of Series B Preferred Stock, the Corporation shall comply with all applicable federal and state laws and regulations All shares of Common Stock delivered upon conversion of shares of Series B Preferred Stock shall, upon delivery, be duly and validly issued, fully paid and non-assessable, free of all liens and charges, not subject to any preemptive rights and without restriction (whether under Rule 144 or otherwise)

(e)          Payment of Dividends Upon Conversion

(i)         If a Holder exercises its conversion rights, upon delivery of the shares of Series B Preferred Stock for conversion, those shares of Series B Preferred Stock shall cease to cumulate dividends as of the end of the Conversion Date, and the Holder shall not receive any cash payment in an amount equal to accrued and unpaid dividends on the shares of Series B Preferred Stock, except in those limited circumstances discussed below in this Section 7(e) Except as provided below in this Section 7(e), the Corporation shall make no payment for accrued and unpaid dividends, whether or not in arrears, on shares of Series B Preferred Stock converted at the election of holders of such shares

(ii)        If the Conversion Date is before the close of business on a Dividend Record Date, the Holder shall not be entitled to receive any portion of the dividend payable on such shares of converted stock on the corresponding Dividend Payment Date

(iii)       If the Conversion Date is after the Dividend Record Date but prior to the corresponding Dividend Payment Date, the Holder on the Dividend Record Date will receive on that Dividend Payment Date accrued dividends on those shares of Series B Preferred Stock, notwithstanding the conversion of those shares of Series B Preferred Stock prior to that Dividend Payment Date

(f)            Effect of Business Combinations In the case of the following events (each a “business combination”)

(i)         any recapitalization, reclassification or change of Common Stock (other than changes resulting from a subdivision or combination),

(ii)        a consolidation, merger or combination involving the Corporation;

H-38

(iii)        a sale, conveyance or lease to another corporation of all or substantially all of the Corporation’s property and assets (other than to one or more of the Corporation’s subsidiaries), or

(iv)       a statutory share exchange,

in each case, as a result of which holders of Common Stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for Common Stock, the Conversion Ratio shall on record date for the Common Stock with respect to such business combination (or if no record date, then on the closing date of such business combination) be adjusted so that a Holder shall be entitled thereafter to convert such shares of Series B Preferred Stock into the kind and amount of stock, other securities or other property or assets (including cash or any combination thereof) which the Holder would have owned or been entitled to receive upon such business combination as if such Holder held a number of shares of Common Stock equal to the Conversion Rate in effect on the effective date for such business combination, multiplied by the number of shares of Series B Preferred Stock held by such Holder In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in such business combination, the Corporation shall make adequate provision whereby the Holders shall have a reasonable opportunity to determine the form of consideration into which all of the shares of Series B Preferred Stock, treated as a single class, shall be convertible from and after the effective date of such business combination Such determination shall be based on the weighted average of elections made by the Holders who participate in such determination, shall be subject to any limitations to which all holders of Common Stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in such business combination, and shall be conducted in such a manner as to be completed by the date which is the earliest of (1) the deadline for elections to be made by holders of Common Stock and (2) two business days prior to the anticipated effective date of the business combination.

The Corporation shall provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by the Holders (and the weighted average of elections), by posting such notice with DTC and providing a copy of such notice to the Corporation’s transfer agent. If the effective date of a business combination is delayed beyond the initially anticipated effective date, the Holders shall be given the opportunity to make subsequent similar determinations in regard to such delayed effective date The Corporation may not become a party to any such transaction unless its terms are consistent with the preceding None of the foregoing provisions shall affect the right of a Holder to convert such Holder’s shares of Series B Preferred Stock into shares of Common Stock prior to the effective date of such business combination

H-39

Section 8      Miscellaneous

(a)        Notices Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service or delivered by electronic mail, addressed to the Corporation, at the principal address of the Corporation or such other facsimile number, e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 8(a) Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service or delivered by electronic mail addressed to each Holder at the facsimile number, e-mail address or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 pm (New York City time) on any date, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Business Day or later than 5:30 pm (New York City time) on any Business Day, (iii) the second Trading Day following the date of mailing, if sent by U S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given

(b)        Absolute Obligation Except as expressly provided herein, no provision of this Articles Supplementary shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages and accrued dividends, as applicable, on the shares of Series B Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed

(c)        Lost or Mutilated Series B Preferred Stock Certificate If a Holder’s Series B Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series B Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation

(d)        Governing Law All questions concerning the construction, validity, enforcement and interpretation of this Articles Supplementary shall be governed by and construed and enforced in accordance with the internal laws of the State of Maryland, without regard to the principles of conflict of laws thereof

(e)        Amendments, Waiver This Articles Supplementary may be amended or any provision of this Articles Supplementary may be waived by the Corporation solely with the affirmative vote at a duly held meeting or written consent of the Requisite Holders, provided that any amendment that is not adverse to the rights of the Series B Preferred Stock may be amended with the approval of the Board of Directors of the Corporation unless such other approval is required under applicable law. Any waiver by the Corporation or a Holder of a breach of any provision of this Articles Supplementary shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Articles Supplementary or a waiver by any other Holders, except that a waiver by the Requisite Holders will constitute a waiver of all Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Articles Supplementary on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Articles Supplementary on any other occasion. Any waiver by the Corporation or a Holder must be in writing

H-40

(f)        Severability If any provision of this Articles Supplementary is invalid, illegal or unenforceable, the balance of this Articles Supplementary shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(g)        Next Business Day Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(h)        Headings The headings contained herein are for convenience only, do not constitute a part of this Articles Supplementary and shall not be deemed to limit or affect any of the provisions hereof

(i)        Status of Converted or Redeemed Series B Preferred Stock If any shares of Series B Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series B Preferred Stock.

*************************

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 4th day of June, 2018

GADSDEN GROWTH PROPERTIES, INC.

By:	/s/ John Hartman
	Name	John Hartman
	Title	Chief Executive Officer

ATTEST

By:	/s/ Richard Morris
	Name	Richard Morris
	Title	Secretary

CUST ID 0003655313
WORK ORDER 0004871890
DATE 06-11-2018 01 29 PM
AMT PAID $129 00

H-41

GADSDEN GROWTH PROPERTIES, INC.

ARTICLES SUPPLEMENTARY

PREFERENCES,

RIGHTS AND LIMITATIONS

OF

10% SERIES C CUMULATIVE CONVERTIBLE PREFERRED STOCK

GADSDEN GROWTH PROPERTIES, INC , a Maryland corporation (the “Corporation”), does hereby certify that, pursuant to the authority contained in its Articles of Incorporation, as amended, and in accordance with the provisions of Maryland law, including the MD Corp & Assn Code, the board of directors of the Corporation (the “Board of Directors”) has classified unissued stock by setting the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption and has authorized and directed that this Articles Supplementary be filed with the State Department of Assessments and Taxation (the “Department”)

The Stock that has been so classified by the Board of Directors shall be designated as the Corporation’s 10% Series C Cumulative Convertible Preferred Stock and has been classified by the Board of Directors under the authority contained in the charter of the Corporation

Section 1        Definitions For the purposes hereof, the following terms shall have the following meanings.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close

“Common Stock” means the Corporation’s common stock, par value $0 01 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed

“Deemed Liquidation Event” means

(i)        the acquisition by any Person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Corporation entitling that person to exercise more than fifty percent (50%) of the total voting power of all shares of the Corporation entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition)

H-42

(ii)       any consolidation or merger of the Corporation in which the Corporation is not the surviving entity, to the extent that (x) in connection therewith, the holders of Common Stock receive as consideration, whether in whole or in part, for such Common Stock (1) cash, (2) notes, debentures or other evidences of indebtedness or obligations to pay cash or (3) preferred stock of the surviving entity (whether or not the surviving entity is the Corporation) which ranks on a parity with or senior to the preferred stock received by holders of the Series C Preferred Stock with respect to liquidation or dividends or (y) the holders of the Series C Preferred Stock do not receive preferred stock of the surviving entity, or a Person that owns on the date of such consolidation or merger 100% of the surviving entity, with rights, powers and preferences equal to (or more favorable to the holders than) the rights, powers and preferences of the Series C Preferred Stock, or

(iii)      the sale, lease, transfer or other disposition (but not a consolidation or merger described in clause (ii) of this definition), in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, except where such sale, lease, transfer or other disposition is to a wholly-owned subsidiary of the Corporation

“Holder” means a holder of shares of Series C Preferred Stock

“Junior Securities” means the means, collectively, the Common Stock and any other class of securities hereafter authorized that is specifically designated as junior to the Series C Preferred Stock

“National Exchange” means a United States national securities exchange that has registered with the SEC under Section 6 of the Securities Exchange Act of 1934, as amended

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind

“Requisite Holders” means holders of sixty-six and two-thirds percent (66-2/3%) of the issued and outstanding shares of Series C Preferred Stock

“SEC” means the U S Securities and Exchange Commission

“Series A Preferred Stock” means the Corporation’s Series A 7% Convertible Preferred Stock, par value $0 01 per share

“Series B Preferred Stock” means the Corporation’s Non-Voting Convertible Preferred Stock, par value $0 01 per share

“Series C Original Issue Date” means the date on which the applicable share of the Series C Preferred Stock was issued

“Series C Original Issue Price” means $10 00 per share

“Series C Preferred Stock” means the Corporation’s Series C 10% Cumulative Convertible Preferred Stock, par value $0 01 per share

H-43

“Trading Day” means a day on which the principal Trading Market is open for business

“Trading Market” means any of the NYSE, the NYSE MKT, NASDAQ, the OTC Bulletin Board system, the OTCQX market or the OTCQB market operated by OTC Markets Group or any other market on which the Common Stock may be listed or quoted for trading on the date in question, including without limitation the OTC Pink Sheet market.

“VWAP” means, for any specified date or dates, the price per share of the Common Stock, determined by the first of the following clauses that applies, subject in each case, to the VWAP Minimum Price

(a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L P or any similar company that is accepted in the financial industry that reports the trading prices of listed securities (based on a Trading Day from 9 30 am (New York City time) to 4 02 pm (New York City time)),

(b) if the OTC Bulletin Board is not a Trading Market and if the Corporation’s shares are then traded on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board,

(c) if the OTC Bulletin Board is not a Trading Market and if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or

(d) in all other cases (i) the fair value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation

Notwithstanding the foregoing provisions, until the shares of Common Stock are listed or quoted on a Trading Market, the VWAP price used for the purposes of these Articles shall be subject to a minimum price per share, and for all purposes of these Articles, shall not be less than $1 00 per share

Section 2      Designation, Amount and Par Value The series of preferred stock shall be designated as 10% Series C Cumulative Convertible Preferred Stock, par value $0 01 per share (the “Series C Preferred Stock”), and the number of shares so designated shall be Four Million (4,000,000) Each share of Series C Preferred Stock shall have a stated value equal to the Series C Original Issue Price

Section 3       Ranking The Series C Preferred Stock will, with respect to rights to receive dividends and to participate in distributions or payments upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to the Common Stock and any Junior Securities, (b) junior to the Series A Preferred Stock, and (c) on parity with any class or series of capital stock of the Corporation expressly designated as ranking on parity with the Series C Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, other than the capital stock referred to in clauses (a) and (b) (the “Parity Securities”)

H-44

Section 4      Dividends

(a)        Dividends in General

(i)        Each Holder of Series C Preferred Stock shall be entitled to receive cumulative dividends on each share of Series C Preferred Stock held by such Holder at the rate of ten percent (10%) per annum of the Series C Original Issue Price (the “Total Dividend”) from the Series C Original Issue Date of such share or the Dividend Payment Date for which a dividend has been paid, as applicable The Total Dividend shall be payable as follows

(1)        eight percent (8%) per annum of the Series C Original Issue Price shall be payable in cash (the “Cash Dividend”) pursuant to Section 4(c), and

(2)        two percent (2%) per annum of the Series C Original Issue Price (the “Payment in Kind Dividend”) shall be paid to each Holder of Series C Preferred Stock by the Corporation issuing additional shares of Series C Preferred Stock pursuant to Section 4(d)

(ii)        Dividends which have accrued as of any applicable date with respect to the Series C Preferred Stock and remain unpaid as of such date are referred to herein as “Accrued Dividends”

(b)        Payment of Dividends Dividends shall accrue on each share of the Series C Preferred Stock commencing on the Series C Original Issue Date of such share or the Dividend Payment Date for which a dividend has been paid, as applicable Dividends shall be paid quarterly on the 15th day of April, July, October and January of each year (in respect of the quarterly periods ending March 31, June 30, September 30 and December 31), or if any such date is not a Business Day, on the Business Day next succeeding such day (each such date, regardless of whether any dividends have been paid or declared and set aside for payment on such date, a “Dividend Payment Date”), provided that the first payment date for the Dividends shall be January 2, 2019 and dividends shall continue to be accrued as of each Dividend Payment Date prior to January 2, 2019

(c)        Cash Dividend Payments All dividends payable in cash hereunder shall be made in lawful money of the United States of America to each Holder in whose name the Series C Preferred Stock is registered as set forth on the books and records of the Corporation Such payments shall be made by wire transfer of immediately available funds to the account such Holder may from time to time designate by written notice to the Corporation or by Corporation cashier’s check, without any deduction, withholding or offset for any reason whatsoever except to the extent required by law

H-45

(d)        Stock Dividend Payments All dividends payable in stock hereunder shall be paid by the Corporation issuing shares of Series C Preferred Stock (“Dividend Shares”) The aggregate number of Dividend Shares issuable in connection with the payment by the Corporation for the payment of the dividend on the Series C Preferred Stock under this paragraph as of any Dividend Payment Date shall be equal to (1) the aggregate Payment in Kind Dividend then accrued as of such Divided Payment Date, (2) divided by the Series C Original Issue Price

(e)        Reservation of Series C Preferred Stock The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Series C Preferred Stock for the sole purpose of issuance of Dividend Shares, not less than such aggregate number of Dividend Shares payable upon a Dividend Payment Date The Corporation covenants that all Dividend Shares that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable

(f)        Additional Provisions Except as otherwise permitted with the consent of the Requisite Holders

(i)    So long as any shares of Series C Preferred Stock are outstanding, except as described in the immediately following sentence and Section 5(b) below, no dividends shall be authorized and declared or paid or set apart for payment on any series or class or classes of Parity Securities for any period unless full cumulative dividends have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series C Preferred Stock for all prior dividend periods. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends authorized and declared upon the Series C Preferred Stock and all dividends authorized and declared upon any other series or class or classes of Parity Securities shall be authorized and declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series C Preferred Stock and such Parity Securities In the event that any dividends payable on Parity Securities are paid in cash, such cash shall be paid ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series C Preferred Stock and such Parity Securities

(ii)   So long as any shares of Series C Preferred Stock are outstanding, no dividends (other than dividends or distributions paid solely in Junior Securities of, or in options, warrants or rights to subscribe for or purchase, Junior Securities) shall be authorized and declared or paid or set apart for payment or other distribution authorized and declared or made upon Junior Securities, nor shall any Parity securities or Junior Securities be redeemed, purchased or otherwise acquired for any consideration (other than a redemption, purchase or other acquisition of Common Stock made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Corporation or any subsidiary) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Shares), unless in each case full cumulative dividends on all outstanding shares of Series C Preferred Stock and any Parity Shares at the time such dividends are payable shall have been paid or set apart for payment for all past dividend periods with respect to the Series C Preferred Stock and all past dividend periods with respect to such Parity Shares

H-46

(iii)  Any dividend payment made on the Series C Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable

Section 5       Liquidation

(a)        Liquidation Preference In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation Event”) or Deemed Liquidation Event, unless the Holders, voting as a single class, at a meeting of such Holders elect that a transaction is not a Deemed Liquidation Event, the Holders then outstanding shall be entitled to be paid a liquidation preference out of the assets of the Corporation available for distribution to its stockholders (i) after payment, and subordinate to, the full payment then owed to the holders of Series A Preferred Stock, (ii) before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, and (iii) pari passu with the holders of shares of Parity Securities on a pro rata basis (as provided in Section 4 above) in an amount per share equal to the Series C Original Issue Price, plus any Accrued Dividends The Corporation shall provide written notice of any Liquidation Event or Deemed Liquidation event promptly to each Holder, and not less than fifteen (15) days prior to the payment date stated therein

(b)        Insufficient Assets If upon any such Liquidation Event or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Holders the full amount to which they shall be entitled under this Section 5, the Holders shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Section 6       Voting Rights

(a)        General Voting Rights Subject to the provisions of Section 6 of this Articles Supplementary, on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each Holder shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series C Preferred Stock held by such Holder are convertible as of the record date for determining stockholders entitled to vote on such matter (subject to the conversion limitations hereunder) and shall be entitled to notice of any stockholders’ meeting Subject to the provisions of Section 6 of this Articles Supplementary, except as provided by law or by the other provisions of this Articles Supplementary, the Holders shall vote together with the holders of shares of Common Stock and Series A Preferred Stock, on an as converted basis, as a single class With respect to any stockholder votes occurring prior to the time that the Common Stock is listed or quoted on a Trading Market, then, for purposes of calculating the number of whole shares of Common Stock into which the Series C Preferred Stock is convertible for the purposes of the Holders voting on any matter, the Common Stock shall be deemed to have a value equal to the Series C Original Issue Price

(b)        Other Voting Rights

H-47

(i)        Except as provided by law or by the other provisions of this Articles Supplementary, the Holders shall not have any other voting rights

(ii)        For as long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Requisite Holders, take any of the following actions.

(1)        except for the issuance of up to 500,000 additional shares of Series A Preferred Stock, create or issue any class of equity securities or other security convertible into or exercisable for any equity security that, in each case, has rights, preferences or privileges senior to the Series C Preferred Stock, whether with respect to dividend and other distribution rights, preference or other rights on redemption, liquidation, dissolution or winding-up of the Corporation or otherwise,

(2)        alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock or alter or amend this Articles Supplementary,

(3)        amend its articles of incorporation, bylaws or any Articles Supplements of the Corporation in a manner that adverse to the rights of the Holders of the Series C Preferred Stock,

(4)        pay any divided on account to any of the capital stock of the Corporation, other than on account of the Series A Preferred Stock or the Series C Preferred Stock (x) prior to March 31, 2019 and (y) unless all Accrued Dividends on the Series A Preferred Stock and the Series C Preferred Stock are paid in full, pay any dividend on any capital stock (other than dividends on the outstanding Series A Preferred Stock), provided, however, that if the Requisite Holders approve the payment of dividends on the Common Stock, then each Holder will participate in such Common Stock dividend on a pro rata basis assuming all Series C Preferred Stock have been converted into Common Stock on the record date of such divided distribution,

(5)        incur any indebtedness other than indebtedness incurred in the ordinary course, and (A) the debt of the Corporation or any of its subsidiaries existing on the date of the first issuance of shares of the Series C Preferred Stock, including convertible promissory notes, or (B) refinancing such existing debt on terms similar in all material respects, or (C) mortgages for real estate assets and/or properties, (D) purchase money indebtedness or deferred acquisition payments directly related to real estate investments, provided that the aggregate of such permitted indebtedness does not reduce the net asset value of the real estate investments (free and clear of mortgages and other financing obligations) below the greater of $75 million or 300% of the aggregate of the Series C Original Issue Price for the shares of Series C Preferred Stock that are issued and outstanding and issued for cash purchase price

H-48

(6)        unless all Accrued Dividends on the Series A Preferred Stock and the Series C Preferred Stock are paid in full, redeem any shares of the Corporation’s preferred stock (other than shares of the Series A Preferred Stock) or Common Stock (other than pursuant to employee or consultant agreements giving the Corporation the right to repurchase shares at the original cost thereof upon the termination of services and provided that such repurchase is approved by the Corporation’s Board of Directors),

(7)        enter into any agreement with respect to any of the foregoing, or

(8)        enter into any agreement, amend or modify any existing agreement or obligation, or issue any security that prohibits, conflicts or is inconsistent with, or would be breached by, the Corporation’s performance of its obligations hereunder

Section 7        Redeemed or Otherwise Acquired Shares Any shares of Series C Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the Holders of Series C Preferred Stock following redemption

Section 8        Limitations on Ownership and Vote.

(a)        The provisions of Article VI of the Corporation’s Articles of Association, as amended to the date of these Articles Supplementary and as may be further amended, modified or supplemented, will continue in full force and effect and to the extent of any conflict of the provisions of Article VI and these Articles Supplementary, the provisions of Article VI of the Articles of Association, as amended to the date of these Articles Supplementary shall supersede and be controlling

(b)        Notwithstanding the provisions of Section 6 of this Articles Supplementary, the Holders will not have the right to vote to approve the merger, consolidation of the Corporation (i) in which (A) the Corporation is the surviving entity or (B) in which the stockholders of the Corporation will own more than fifty percent (50%) of the total voting power or value of the surviving entity or the parent of such surviving entity, and (ii) the record date for such vote is on or prior to December 31, 2018

Section 9        Conversion Rights

(a)        Definitions For the purposes of this Section 9 of these Articles Supplementary, the following terms shall have the following meanings.

“Conversion Date” has the meaning set forth in Section 9(c) of these Articles Supplementary

H-49

“Conversion Rate” means the number of shares of Common Stock equal to (x) the Series C Original Issue Price divided by (y) eighty percent (80%) of (i) the VWAP per share of Common Stock during the twenty (20) consecutive Trading Days prior to the applicable Conversion Date, or (ii) in the event of an Automatic Conversion Date occurring based on the event described Section 9(b)(y), the price per share in the public offering

“DTC” means The Depository Trust Corporation or any successor entity

(b)        Automatic Conversion

(i)    All of the shares of Series C Preferred Stock shall automatically be converted without any action on the part of Holders into shares of Common Stock at the applicable Conversion Rate upon the first to occur of (the “Automatic Conversion Date”) (x) the thirtieth (30th) day after the listing of the Common Stock on a National Exchange, or (y) the closing date of an underwritten public offering of the Common Stock providing aggregate gross proceeds to the Company equal to, or in excess of, $15,000,000

(ii)    The Corporation shall not issue fractional shares of Common Stock upon the conversion of shares of Series C Preferred Stock pursuant to Section 9(b)(i) Instead, the Corporation shall pay the cash value of such fractional shares based upon (x) the Closing Sale Price of its Common Stock on the Trading Day immediately prior to the Automatic Conversion Date, or (y) in the event of an Automatic Conversion Date occurring based on the event described Section 9(b)(y), the price per share in the public offering

(iii)  As promptly as practicable after the Automatic Conversion Date, the Corporation shall deliver or cause to be delivered certificates representing the number of validly issued, fully paid and non-assessable shares of Common Stock to which the holders of shares of such Series C Preferred Stock shall be entitled This conversion shall be deemed to have been made at the close of business on the Automatic Conversion Date so that the rights of the Holder as to the shares of Series C Preferred Stock shall cease except for the right to receive the conversion value, and, if applicable, the Person entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of those shares of Common Stock at that time on that date

(c)        Conversion at Holder’s Option

(i)    From and after the date that is thirty (30) consecutive Trading Days after the date that the Corporation’s Common Stock is listed or admitted for trading on any Trading Market, Holders, at their option, may, at any time and from time to time, convert some or all of their outstanding shares of Series C Preferred Stock into Common Stock at the then applicable Conversion Rate

(ii)   The Corporation shall not issue fractional shares of Common Stock upon the conversion of shares of Series C Preferred Stock Instead, the Corporation shall pay the cash value of such fractional shares based upon the closing offer price (“Closing Sale Price”) of its Common Stock on the Trading Day immediately prior to the date on which the certificate or certificates representing the shares of Series C Preferred Stock to be converted are surrendered, accompanied by a written notice of conversion and any required transfer taxes (the “Voluntary Conversion Date”, and together with the Automatic Conversion Date, a “Conversion Date”)

H-50

(iii)  Notwithstanding anything herein to the contrary, Holders may not convert their outstanding shares of Series C Preferred Stock into Common Stock if such conversion would cause the holder (or any other Person) to violate the Aggregate Stock Ownership Limit or Common Stock Ownership Limit (as defined in Article VII of the Charter) or otherwise result in the Corporation failing to qualify as a REIT or violate the rules of any Trading Market then applicable to the Corporation

(iv)  Holders’ Conversion Procedures

(1)        Holders may convert some or all of their shares by surrendering to the Corporation at its principal office or at the office of its transfer agent, as may be designated by the Board of Directors, the certificate or certificates for the shares of Series C Preferred Stock to be converted, accompanied by a written notice stating that the Holder elects to convert all or a specified whole number of those shares in accordance with the provisions described in this Section 9(c) and specifying the name or names in which the Holder wishes the certificate or certificates for the shares of Common Stock to be issued If the notice specifies a name or names other than the name of the Holder, the notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in that name or names. Other than such transfer taxes, the Corporation shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series C Preferred Stock The date on which the Corporation has received all of the surrendered certificate or certificates, the notice relating to the conversion and payment of all required transfer taxes, if any, or the demonstration to the Corporation’s satisfaction that those taxes have been paid, shall be deemed the Conversion Date with respect to a share of Series C Preferred Stock As promptly as practicable after the Conversion Date with respect to any shares of Series C Preferred Stock, the Corporation shall deliver or cause to be delivered (A) certificates representing the number of validly issued, fully paid and non-assessable shares of Common Stock to which the holders of shares of such Series C Preferred Stock, or the transferee of the holder of such shares of Series C Preferred Stock, shall be entitled and (B) if less than the full number of shares of Series C Preferred Stock represented by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares represented by the surrendered certificate or certificates, less the number of shares being converted This conversion shall be deemed to have been made at the close of business on the Conversion Date so that the rights of the Holder as to the shares being converted shall cease except for the right to receive the conversion value, and, if applicable, the Person entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of those shares of Common Stock at that time on that date

H-51

(2)        In lieu of the foregoing procedures, if the Series C Preferred Stock is held in global certificate form, the Holder must comply with the procedures of DTC to convert its beneficial interest in respect of the Series C Preferred Stock represented by a global stock certificate of the Series C Preferred Stock

(3)        If more than one share of Series C Preferred Stock is surrendered for conversion by the same holder at the same time, the number of whole shares of Common Stock issuable upon conversion of those shares of Series C Preferred Stock shall be computed on the basis of the total number of shares of Series C Preferred Stock so surrendered

(d)        Reservation of Shares The Corporation shall at all times reserve and keep available, free from preemptive rights out of the Corporation’s authorized but unissued shares of capital stock, for issuance upon the conversion of shares of Series C Preferred Stock, a number of the Corporation’s authorized but unissued shares of Common Stock that shall from time to time be sufficient to permit the conversion of all outstanding shares of Series C Preferred Stock.

(e)        Compliance with Laws, Validity, etc, of Common Stock Before the delivery of any securities upon conversion of shares of Series C Preferred Stock, the Corporation shall comply with all applicable federal and state laws and regulations All shares of Common Stock delivered upon conversion of shares of Series C Preferred Stock shall, upon delivery, be duly and validly issued, fully paid and non-assessable, free of all liens and charges, not subject to any preemptive rights and without restriction (whether under Rule 144 or otherwise)

(f)        Payment of Dividends Upon Conversion

(i)    Upon the conversion of any shares of Series C Preferred Stock, such Series C Preferred Stock shall cease to cumulate dividends as of the end of the Conversion Date, and the Holder shall not receive any payment in an amount equal to accrued and unpaid dividends on the shares of Series C Preferred Stock, except in those limited circumstances discussed below in this Section 9(iii)(f) Except as provided below in this Section 9(iii)(f), the Corporation shall make no payment for accrued and unpaid dividends, whether or not in arrears, on shares of Series C Preferred Stock that have been converted

(ii)   If a Conversion Date occurs before the close of business on a Dividend Record Date, the Holder shall not be entitled to receive any portion of the dividend payable on such shares of converted stock on the corresponding Dividend Payment Date

(iii)  If a Conversion Date occurs after the Dividend Record Date but prior to the corresponding Dividend Payment Date, the Holder on the Dividend Record Date will receive on that Dividend Payment Date accrued dividends on those shares of Series C Preferred Stock, notwithstanding the conversion of those shares of Series C Preferred Stock prior to that Dividend Payment Date

(g)        Effect of Business Combinations In the case of the following events (each a “business combination”)

H-52

(i)    any recapitalization, reclassification or change of Common Stock (other than changes resulting from a subdivision or combination),

(ii)   a consolidation, merger or combination involving the Corporation,

(iii)  a sale, conveyance or lease to another corporation of all or substantially all of the Corporation’s property and assets (other than to one or more of the Corporation’s subsidiaries), or

(iv)  a statutory share exchange,

in each case, as a result of which holders of Common Stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for Common Stock, a Holder shall be entitled thereafter to convert such shares of Series C Preferred Stock into the kind and amount of stock, other securities or other property or assets (including cash or any combination thereof) which the Holder would have owned or been entitled to receive upon such business combination as if such Holder held a number of shares of Common Stock equal to the Conversion Rate in effect on the effective date for such business combination, multiplied by the number of shares of Series C Preferred Stock held by such Holder. In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in such business combination, the Corporation shall make adequate provision whereby the Holders shall have a reasonable opportunity to determine the form of consideration into which all of the shares of Series C Preferred Stock, treated as a single class, shall be convertible from and after the effective date of such business combination Such determination shall be based on the weighted average of elections made by the Holders who participate in such determination, shall be subject to any limitations to which all holders of Common Stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in such business combination, and shall be conducted in such a manner as to be completed by the date which is the earliest of (1) the deadline for elections to be made by holders of Common Stock and (2) two business days prior to the anticipated effective date of the business combination

The Corporation shall provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by the Holders (and the weighted average of elections), by posting such notice with DTC and providing a copy of such notice to the Corporation’s transfer agent If the effective date of a business combination is delayed beyond the initially anticipated effective date, the Holders shall be given the opportunity to make subsequent similar determinations in regard to such delayed effective date The Corporation may not become a party to any such transaction unless its terms are consistent with the preceding None of the foregoing provisions shall affect the right of a Holder to convert such Holder’s shares of Series C Preferred Stock into shares of Common Stock prior to the effective date of such business combination

H-53

Section 10      Miscellaneous

(a)        Notices Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service or delivered by electronic mail, addressed to the Corporation, at the principal address of the Corporation or such other facsimile number, e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 10(a) Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service or delivered by electronic mail addressed to each Holder at the facsimile number, e-mail address or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5 30 pm (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5 30 pm (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U S nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given

(b)        Absolute Obligation Except as expressly provided herein, no provision of this Articles Supplementary shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages and accrued dividends, as applicable, on the shares of Series C Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed

(c)        Lost or Mutilated Series C Preferred Stock Certificate If a Holder’s Series C Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series C Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation

(d)        Governing Law All questions concerning the construction, validity, enforcement and interpretation of this Articles Supplementary shall be governed by and construed and enforced in accordance with the internal laws of the State of Maryland, without regard to the principles of conflict of laws thereof

(e)        Amendments, Waiver This Articles Supplementary may be amended or any provision of this Articles Supplementary may be waived by the Corporation solely with the affirmative vote at a duly held meeting or written consent of the Requisite Holders Any waiver by the Corporation or a Holder of a breach of any provision of this Articles Supplementary shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Articles Supplementary or a waiver by any other Holders, except that a waiver by the Requisite Holders will constitute a waiver of all Holders The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Articles Supplementary on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Articles Supplementary on any other occasion Any waiver by the Corporation or a Holder must be in writing

H-54

(f)        Severability If any provision of this Articles Supplementary is invalid, illegal or unenforceable, the balance of this Articles Supplementary shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law

(g)        Next Business Day Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day

(h)        Headings. The headings contained herein are for convenience only, do not constitute a part of this Articles Supplementary and shall not be deemed to limit or affect any of the provisions hereof

(i)        Status of Converted or Redeemed Series C Preferred Stock If any shares of Series C Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series C Preferred Stock.

************************

H-55

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 26 day of September, 2018

GADSDEN GROWTH PROPERTIES, INC.

By:	/s/ John E. Hartman
	Name.	John E. Hartman
	Title.	Chief Executive Officer

ATTEST

By:	/s/ Richard Morris
	Name.	Richard Morris
	Title	Secretary

CUST ID 0003681772
WORK ORDER 0004898349
DATE 09-27-2018 01.34 PM
AMT PAID $150 00

H-56

ANNEX I

BYLAWS OF

GADSDEN GROWTH PROPERTIES, INC.

ARTICLE I

OFFICES

SECTION 1.01 PRINCIPAL OFFICE. The principal office of the Corporation in the State of Maryland shall be located at such place as the Board of Directors may designate.

SECTION 1.02 ADDITIONAL OFFICES. The Corporation may have additional offices, including a principal executive office, at such places as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

SECTION 2.01 PLACE. All meetings of stockholders shall be held at the principal executive office of the Corporation or at such other place as shall be set in accordance with these Bylaws and stated in the notice of the meeting.

SECTION 2.02 ANNUAL MEETING. An annual meeting of the stockholders for the election of directors and the transaction of any business within the powers of the Corporation shall be held on the date and at the time and place set by the Board of Directors. The Corporation shall hold its first annual meeting of stockholders beginning in the year 2017. Nominations of individuals for election to the Board of Directors and the proposal of business to be considered by stockholders at the annual meeting may only be made (i) pursuant to the Corporation’s notice of the meeting, (ii) by or at the direction of the Board of Directors and (iii) by a stockholder who was a stockholder of record both at the time of giving notice by the stockholder as provided for in Section 2.11 and at the time of the annual meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in Section 2.11 of this Article II.

SECTION 2.03 SPECIAL MEETINGS.

(a)          GENERAL. Each of the chairman of the board, chief executive officer, president and Board of Directors may call a special meeting of stockholders. Except as provided in subsection (b) of this Section 2.03, a special meeting of stockholders shall be held on the date and at the time and place set by the chairman of the board, chief executive officer, president or Board of Directors, whoever has called the meeting. Subject to subsection (b) of this Section 2.03, a special meeting of stockholders shall also be called by the secretary of the Corporation to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting.

(b)          STOCKHOLDER-REQUESTED SPECIAL MEETINGS.

(1)         Any stockholder of record seeking to have stockholders request a special meeting shall, by sending written notice to the secretary (the “Record Date Request Notice”) by registered mail, return receipt requested, request the Board of Directors to fix a record date to determine the stockholders entitled to request a special meeting (the “Request Record Date”). The Record Date Request Notice shall set forth the purpose of the meeting and the matters proposed to be acted on at it, shall be signed by one or more stockholders of record as of the date of signature (or their agents duly authorized in a writing accompanying the Record Date Request Notice), shall bear the date of signature of each such stockholder (or such agent) and shall set forth all information relating to each such stockholder and each matter proposed to be acted on at the meeting that would be required to be disclosed in connection with the solicitation of proxies for the election of directors in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such a solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”). Upon receiving the Record Date Request Notice, the Board of Directors may fix a Request Record Date. The Request Record Date shall not precede and shall not be more than ten days after the close of business on the date on which the resolution fixing the Request Record Date is adopted by the Board of Directors. If the Board of Directors, within ten days after the date on which a valid Record Date Request Notice is received, fails to adopt a resolution fixing the Request Record Date, the Request Record Date shall be the close of business on the tenth day after the first date on which a Record Date Request Notice is received by the secretary.

I-1

(2)         In order for any stockholder to request a special meeting to act on any matter that may properly be considered at a meeting of stockholders, one or more written requests for a special meeting (collectively, the “Special Meeting Request”) signed by stockholders of record (or their agents duly authorized in a writing accompanying the request) as of the Request Record Date entitled to cast not less than a majority of all of the votes entitled to be cast on such matter at such meeting (the “Special Meeting Percentage”) shall be delivered to the secretary. In addition, the Special Meeting Request shall (a) set forth the purpose of the meeting and the matters proposed to be acted on at it (which shall be limited to those lawful matters set forth in the Record Date Request Notice received by the secretary), (b) bear the date of signature of each such stockholder (or such agent) signing the Special Meeting Request, (c) set forth (i) the name and address, as they appear in the Corporation’s books, of each stockholder signing such request (or on whose behalf the Special Meeting Request is signed), (ii) the class, series and number of all shares of stock of the Corporation which are owned (beneficially or of record) by each such stockholder and (iii) the nominee holder for, and number of, shares of stock of the Corporation owned beneficially but not of record by such stockholder, (d) be sent to the secretary by registered mail, return receipt requested, and (e) be received by the secretary within 60 days after the Request Record Date. Any requesting stockholder (or agent duly authorized in a writing accompanying the revocation of the Special Meeting Request) may revoke his, her or its request for a special meeting at any time by written revocation delivered to the secretary.

(3)         The secretary shall inform the requesting stockholders of the reasonably estimated cost of preparing and mailing or delivering the notice of the meeting (including the Corporation’s proxy materials). The secretary shall not be required to call a special meeting upon stockholder request and such meeting shall not be held unless, in addition to the documents required by paragraph (2) of this Section 2.03(b), the secretary receives payment of such reasonably estimated cost prior to the preparation and mailing or delivery of such notice of the meeting.

(4)         In the case of any special meeting called by the secretary upon the request of stockholders (a “Stockholder-Requested Meeting”), such meeting shall be held at such place, date and time as may be designated by the Board of Directors; provided, however, that the date of any Stockholder-Requested Meeting shall be not more than 90 days after the record date for such meeting (the “Meeting Record Date”); and provided further that if the Board of Directors fails to designate, within ten days after the date that a valid Special Meeting Request is actually received by the secretary (the “Delivery Date”), a date and time for a Stockholder- Requested Meeting, then such meeting shall be held at 2:00 p.m. local time on the 90th day after the Meeting Record Date or, if such 90th day is not a Business Day (as defined below), on the first preceding Business Day; and provided further that in the event that the Board of Directors fails to designate a place for a Stockholder-Requested Meeting within ten days after the Delivery Date, then such meeting shall be held at the principal executive office of the Corporation. In fixing a date for any special meeting, the chairman of the board, chief executive officer, president or Board of Directors may consider such factors as he, she or it deems relevant, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for the meeting and any plan of the Board of Directors to call an annual meeting or a special meeting. In the case of any Stockholder-Requested Meeting, if the Board of Directors fails to fix a Meeting Record Date that is a date within 30 days after the Delivery Date, then the close of business on the 30th day after the Delivery Date shall be the Meeting Record Date. The Board of Directors may revoke the notice for any Stockholder-Requested Meeting in the event that the requesting stockholders fail to comply with the provisions of paragraph (3) of this Section 2.03(b).

(5)         If written revocations of the Special Meeting Request have been delivered to the secretary and the result is that stockholders of record (or their agents duly authorized in writing), as of the Request Record Date, entitled to cast less than the Special Meeting Percentage have delivered, and not revoked, requests for a special meeting on the matter to the secretary: (i) if the notice of meeting has not already been delivered, the secretary shall refrain from delivering the notice of the meeting and send to all requesting stockholders who have not revoked such requests written notice of any revocation of a request for a special meeting on the matter, or (ii) if the notice of meeting has been delivered and if the secretary first sends to all requesting stockholders who have not revoked requests for a special meeting on the matter written notice of any revocation of a request for the special meeting and written notice of the Corporation’s intention to revoke the notice of the meeting or for the chairman of the meeting to adjourn the meeting without action on the matter, (A) the secretary may revoke the notice of the meeting at any time before ten days before the commencement of the meeting or (B) the chairman of the meeting may call the meeting to order and adjourn the meeting without acting on the matter. Any request for a special meeting received after a revocation by the secretary of a notice of a meeting shall be considered a request for a new special meeting.

I-2

(6)         The chairman of the board, chief executive officer, president or Board of Directors may appoint regionally or nationally recognized independent inspectors of elections to act as the agent of the Corporation for the purpose of promptly performing a ministerial review of the validity of any purported Special Meeting Request received by the secretary. For the purpose of permitting the inspectors to perform such review, no such purported Special Meeting Request shall be deemed to have been received by the secretary until the earlier of (i) five Business Days after actual receipt by the secretary of such purported request and (ii) such date as the independent inspectors certify to the Corporation that the valid requests received by the secretary represent, as of the Request Record Date, stockholders of record entitled to cast not less than the Special Meeting Percentage. Nothing contained in this paragraph (6) shall in any way be construed to suggest or imply that the Corporation or any stockholder shall not be entitled to contest the validity of any request, whether during or after such five Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

(7)         For purposes of these Bylaws, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

SECTION 2.04 NOTICE. Not less than ten nor more than 90 days before each meeting of stockholders, the secretary shall give to each stockholder entitled to vote at such meeting and to each stockholder not entitled to vote who is entitled to notice of the meeting notice in writing or by electronic transmission stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called, by mail, by presenting it to such stockholder personally, by leaving it at the stockholder’s residence or usual place of business, by electronic transmission or by any other means permitted by Maryland law. If mailed, such notice shall be deemed to be given when deposited in the U.S. mail addressed to the stockholder at the stockholder’s address as it appears on the records of the Corporation, with postage thereon prepaid. If transmitted electronically, such notice shall be deemed to be given when transmitted to the stockholder by an electronic transmission to any address or number of the stockholder at which the stockholder receives electronic transmissions. The Corporation may give a single notice to all stockholders who share an address, which single notice shall be effective as to any stockholder at such address, unless such stockholder objects to receiving such single notice or revokes a prior consent to receiving such single notice. Failure to give notice of any meeting to one or more stockholders, or any irregularity in such notice, shall not affect the validity of any meeting fixed in accordance with this Article II or the validity of any proceedings at any such meeting. Subject to Section 2.11(a) of this Article II, any business of the Corporation may be transacted at an annual meeting of stockholders without being specifically designated in the notice, except such business as is required by any statute to be stated in such notice. No business shall be transacted at a special meeting of stockholders except as specifically designated in the notice. The Corporation may postpone or cancel a meeting of stockholders by making a public announcement (as defined in Section 2.11(c)(3) of this Article II) of such postponement or cancellation prior to the meeting. Notice of the date, time and place to which the meeting is postponed shall be given not less than ten days prior to such date and otherwise in the manner set forth in this section.

SECTION 2.05 ORGANIZATION AND CONDUCT. Every meeting of stockholders shall be conducted by an individual appointed by the Board of Directors to be chairman of the meeting or, in the absence of such appointment or appointed individual, by the chairman of the board or, in the case of a vacancy in the office or absence of the chairman of the board, by one of the following officers present at the meeting in the following order: the vice chairman of the board, if there is one, the chief executive officer, the president, the treasurer, the secretary, or, in the absence of such officers, a chairman chosen by the stockholders by the vote of a majority of the votes cast by stockholders present in person or by proxy. The secretary, or, in the secretary’s absence, an assistant secretary, or, in the absence of both the secretary and assistant secretaries, an individual appointed by the Board of Directors or, in the absence of such appointment, an individual appointed by the chairman of the meeting shall act as secretary. In the event that the secretary presides at a meeting of stockholders, an assistant secretary, or, in the absence of all assistant secretaries, an individual appointed by the Board of Directors or the chairman of the meeting, shall record the minutes of the meeting. The order of business and all other matters of procedure at any meeting of stockholders shall be determined by the chairman of the meeting. The chairman of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of the chairman and without any action by the stockholders, are appropriate for the proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to stockholders of record of the Corporation, their duly authorized proxies and such other individuals as the chairman of the meeting may determine; (c) limiting participation at the meeting on any matter to stockholders of record of the Corporation entitled to vote on such matter, their duly authorized proxies and other such individuals as the chairman of the meeting may determine; (d) limiting the time allotted to questions or comments; (e) determining when and for how long the polls should be opened and when the polls should be closed; (f) maintaining order and security at the meeting; (g) removing any stockholder or any other individual who refuses to comply with meeting procedures, rules or guidelines as set forth by the chairman of the meeting; (h) concluding a meeting or recessing or adjourning the meeting, whether or not a quorum is present, to a later date and time and at a place announced at the meeting; and (i) complying with any state and local laws and regulations concerning safety and security. Unless otherwise determined by the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

I-3

SECTION 2.06 QUORUM. At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum; but this section shall not affect any requirement under any statute or the charter of the Corporation (the “Charter”) for the vote necessary for the approval of any matter. If such quorum is not established at any meeting of the stockholders, the chairman of the meeting may adjourn the meeting sine die or from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified. The stockholders present either in person or by proxy, at a meeting which has been duly called and at which a quorum has been established, may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough stockholders to leave fewer than would be required to establish a quorum.

SECTION 2.07 VOTING. A majority of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director. Each share entitles the holder thereof to vote for as many individuals as there are directors to be elected and for whose election the holder is entitled to vote. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the Charter. Unless otherwise provided by statute or by the Charter, each outstanding share, regardless of class, entitles the holder thereof to one vote on each matter submitted to a vote at a meeting of stockholders. Voting on any question or in any election may be viva voce unless the chairman of the meeting shall order that voting be by ballot or otherwise.

SECTION 2.08 PROXIES. A stockholder of record may vote in person or by proxy executed by the stockholder or by the stockholder’s duly authorized agent in any manner permitted by law. Such proxy or evidence of authorization of such proxy shall be filled with the secretary of the Corporation before or at the meeting. No proxy shall be valid more than eleven (11) months after its date unless otherwise provided in the proxy.

SECTION 2.09 VOTING STOCK BY CERTAIN HOLDERS. Stock of the Corporation registered in the name of a corporation, partnership, joint venture, trust, limited liability company or other entity, if entitled to be voted, may be voted by the president or a vice president, general partner, trustee, manager or managing member thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such stock pursuant to a bylaw or a resolution of the governing body of such corporation or other entity or agreement of the partners of a partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such stock. Any director or fiduciary, in such capacity, may vote stock registered in such director’s or fiduciary’s name, either in person or by proxy.

Shares of stock of the Corporation directly or indirectly owned by it shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding shares at any given time.

The Board of Directors may adopt by resolution a procedure by which a stockholder may certify in writing to the Corporation that any shares of stock registered in the name of the stockholder are held for the account of a specified person other than the stockholder. The resolution shall set forth the class of stockholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date, the time after the record date within which the certification must be received by the Corporation; and any other provisions with respect to the procedure which the Board of Directors considers necessary or desirable. On receipt by the Corporation of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the holder of record of the specified stock in place of the stockholder who makes the certification.

SECTION 2.10 INSPECTORS. The Board of Directors or the chairman of the meeting may appoint, before or at the meeting, one or more inspectors for the meeting and any successor to the inspector. Except as otherwise provided by the chairman of the meeting, the inspectors, if any, shall (i) determine the number of shares of stock represented at the meeting, in person or by proxy, and the validity and effect of proxies, (ii) receive and tabulate all votes, ballots or consents, (iii) report such tabulation to the chairman of the meeting, (iv) hear and determine all challenges and questions arising in connection with the right to vote, and (v) do such acts as are proper to fairly conduct the election or vote. Each such report shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.

I-4

SECTION 2.11 ADVANCE NOTICE OF STOCKHOLDER NOMINEES FOR DIRECTOR AND OTHER STOCKHOLDER PROPOSALS.

(a)          ANNUAL MEETINGS OF STOCKHOLDERS.

(1)         Nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of the Corporation who was a stockholder of record both at the time of giving of notice by the stockholder as provided for in this Section 2.11(a) and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with this Section 2.11(a).

(2)         For any nomination or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (a)(1) of this Section 2.11, the stockholder must have given timely notice thereof in writing to the secretary of the Corporation and any such other business must otherwise be a proper matter for action by the stockholders. To be timely, a stockholder’s notice shall set forth all information required under this Section 2.11 and shall be delivered to the secretary at the principal executive office of the Corporation not earlier than the 150th day nor later than 5:00 p.m., Pacific Time, on the 120th day prior to the first anniversary of the date of the proxy statement (as defined in Section 2.11(c)(3) of this Article II) for the preceding year’s annual meeting; provided, however, that in connection with the Corporation’s first annual meeting or in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, in order for notice by the stockholder to be timely, such notice must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Pacific Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

(3)         Such stockholder’s notice shall set forth:

(i)          as to each individual whom the stockholder proposes to nominate for election or reelection as a director (each, a “Proposed Nominee”), all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) promulgated under the Exchange Act;

(ii)         as to any other business that the stockholder proposes to bring before the meeting, a description of such business, the stockholder’s reasons for proposing such business at the meeting and any material interest in such business of such stockholder or any Stockholder Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the stockholder or the Stockholder Associated Person therefrom;

(iii)        as to the stockholder giving the notice, any Proposed Nominee and any Stockholder Associated Person,

A.           the class, series and number of all shares of stock or other securities of the Corporation or any affiliate thereof (collectively, the “Company Securities”), if any, which are owned (beneficially or of record) by such stockholder, Proposed Nominee or Stockholder Associated Person, the date on which each such Company Security was acquired and the investment intent of such acquisition, and any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of such stock or other security) in any Company Securities of any such person,

B.           the nominee holder for, and number of, any Company Securities owned beneficially but not of record by such stockholder, Proposed Nominee or Stockholder Associated Person,

C.           any substantial interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with the Corporation), by security holdings or otherwise, of such stockholder, Proposed Nominee or Stockholder Associated Person, in the Corporation or any affiliate thereof, other than an interest arising from the ownership of Company Securities where such stockholder, Proposed Nominee or Stockholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;

I-5

(iv)        as to the stockholder giving the notice, any Stockholder Associated Person with an interest or ownership referred to in clauses (ii) or (iii) of this paragraph (3) of this Section 2.11(a) and any Proposed Nominee,

A.           the name and address of such stockholder, as they appear on the Corporation’s stock ledger, and the current name and business address, if different, of each such Stockholder Associated Person and any Proposed Nominee, and

B.           the investment strategy or objective, if any, of such stockholder and each such Stockholder Associated Person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such stockholder and each such Stockholder Associated Person;

(v)         the name and address of any person who contacted or was contacted by the stockholder giving the notice or any Stockholder Associated Person about the Proposed Nominee or other business proposal prior to the date of such stockholder’s notice; and

(vi)        to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director or the proposal of other business on the date of such stockholder’s notice.

(4)         Such stockholder’s notice shall, with respect to any Proposed Nominee, be accompanied by a certificate executed by the Proposed Nominee (i) certifying that such Proposed Nominee (a) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation in connection with service or action as a director that has not been disclosed to the Corporation and (b) will serve as a director of the Corporation if elected; and (ii) attaching a completed Proposed Nominee questionnaire (which questionnaire shall be provided by the Corporation, upon request, to the stockholder providing the notice and shall include all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act, or would be required pursuant to the rules of any national securities exchange on which any securities of the Corporation are listed or over-the-counter market on which any securities of the Corporation are traded).

(5)         Notwithstanding anything in this subsection (a) of this Section 2.11 to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased, and there is no public announcement of such action at least 130 days prior to the first anniversary of the date of the proxy statement (as defined in Section 2.11(c)(3) of this Article II) for the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.11(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive office of the Corporation not later than 5:00 p.m., Pacific Time, on the tenth day following the day on which such public announcement is first made by the Corporation.

(6)         For purposes of this Section 2.11, “Stockholder Associated Person” of any stockholder means (i) any person acting in concert with such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder (other than a stockholder that is a depositary) and (iii) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such stockholder or such Stockholder Associated Person.

(b)          SPECIAL MEETINGS OF STOCKHOLDERS. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of individuals for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected only (i) by or at the direction of the Board of Directors or (ii) provided that the special meeting has been called in accordance with Section 2.03(a) of this Article II for the purpose of electing directors, by any stockholder of the Corporation who is a stockholder of record both at the time of giving of notice provided for in this Section 2.11 and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the notice procedures set forth in this Section 2.11. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more individuals to the Board of Directors, any stockholder may nominate an individual or individuals (as the case may be) for election as a director as specified in the Corporation’s notice of meeting, if the stockholder’s notice, containing the information required by paragraphs (a)(3) and (4) of this Section 2.11, is delivered to the secretary at the principal executive office of the Corporation not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Pacific Time, on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The public announcement of a postponement or adjournment of a special meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

I-6

(c)          GENERAL.

(1)         If information submitted pursuant to this Section 2.11 by any stockholder proposing a nominee for election as a director or any proposal for other business at a meeting of stockholders shall be inaccurate in any material respect, such information may be deemed not to have been provided in accordance with this Section 2.11. Any such stockholder shall notify the Corporation of any inaccuracy or change (within two Business Days of becoming aware of such inaccuracy or change) in any such information. Upon written request by the secretary or the Board of Directors, any such stockholder shall provide, within five Business Days of delivery of such request (or such other period as may be specified in such request), (A) written verification, satisfactory, in the discretion of the Board of Directors or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 2.11, and (B) a written update of any information (including, if requested by the Corporation, written confirmation by such stockholder that it continues to intend to bring such nomination or other business proposal before the meeting) submitted by the stockholder pursuant to this Section 2.11 as of an earlier date. If a stockholder fails to provide such written verification or written update within such period, the information as to which written verification or a written update was requested may be deemed not to have been provided in accordance with this Section 2.11.

(2)         Only such individuals who are nominated in accordance with this Section 2.11 shall be eligible for election by stockholders as directors, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with this Section 2.11. The chairman of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with this Section 2.11.

(3)         For purposes of this Section 2.11, “the date of the proxy statement” shall have the same meaning as “the date of the company’s proxy statement released to shareholders” as used in Rule 14a-8(e) promulgated under the Exchange Act, as interpreted by the Securities and Exchange Commission from time to time. “Public announcement” shall mean disclosure in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to the Exchange Act.

(4)         Notwithstanding the foregoing provisions of this Section 2.11, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.11. Nothing in this Section 2.11 shall be deemed to affect any right of a stockholder to request inclusion of a proposal in, or the right of the Corporation to omit a proposal from, any proxy statement filed by the Corporation with the Securities and Exchange Commission pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act. Nothing in this Section 2.11 shall require disclosure of revocable proxies received by the stockholder or Stockholder Associated Person pursuant to a solicitation of proxies after the filing of an effective Schedule 14A by such stockholder or Stockholder Associated Person under Section 14(a) of the Exchange Act.

SECTION 2.12 TELEPHONE MEETINGS. The Board of Directors or chairman of the meeting may permit one or more stockholders to participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means constitutes presence in person at the meeting.

SECTION 2.13 CONTROL SHARE ACQUISITION ACT. Notwithstanding any other provision of the Charter or these Bylaws, Title 3, Subtitle 7 of the Maryland General Corporation Law, or any successor statute (the “MGCL”), shall not apply to any acquisition by any person of shares of stock of the Corporation. This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.

SECTION 2.14 STOCKHOLDERS’ CONSENT IN LIEU OF MEETING. Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting if a unanimous consent setting forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and filed with the minutes of proceedings of the stockholders.

I-7

ARTICLE III

DIRECTORS

SECTION 3.01 GENERAL POWERS. The business and affairs of the Corporation shall be managed under the direction and oversight of the Board of Directors.

SECTION 3.02 NUMBER AND TENURE. At any regular meeting or at any special meeting called for that purpose, a majority of the entire Board of Directors may establish, increase or decrease the number of directors, provided that the number thereof shall never be less than the minimum number required by the MGCL, and further provided that the tenure of office of a director shall not be affected by any decrease in the number of directors. Any director of the Corporation may resign at any time by delivering his or her resignation to the Board of Directors, the chairman of the board or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation.

SECTION 3.03 ANNUAL AND REGULAR MEETINGS. An annual meeting of the Board of Directors shall be held immediately after and at the same place as the annual meeting of stockholders, no notice other than this Bylaw being necessary. In the event such meeting is not so held, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors. The Board of Directors may provide, by resolution, the time and place for the holding of regular meetings of the Board of Directors without other notice than such resolution.

SECTION 3.04 SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by or at the request of the chairman of the board, the chief executive officer, the president or a majority of the directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix any place as the place for holding any special meeting of the Board of Directors called by them. The Board of Directors may provide, by resolution, the time and place for the holding of special meetings of the Board of Directors without other notice than such resolution.

SECTION 3.05 NOTICE. Notice of any special meeting of the Board of Directors shall be delivered personally or by telephone, electronic mail, facsimile transmission, courier or U.S. mail to each director at his or her business or residence address. Notice by personal delivery, telephone, electronic mail or facsimile transmission shall be given at least 24 hours prior to the meeting. Notice by U.S. mail shall be given at least three days prior to the meeting. Notice by courier shall be given at least two days prior to the meeting. Telephone notice shall be deemed to be given when the director or his or her agent is personally given such notice in a telephone call to which the director or his or her agent is a party. Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Corporation by the director. Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Corporation by the director and receipt of a completed answer-back indicating receipt. Notice by U.S. mail shall be deemed to be given when deposited in the U.S. mail properly addressed, with postage thereon prepaid. Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Directors need be stated in the notice, unless specifically required by statute or these Bylaws.

SECTION 3.06 QUORUM. A majority of the directors shall constitute a quorum for transaction of business at any meeting of the Board of Directors, provided that, if less than a majority of such directors is present at such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice, and provided further that if, pursuant to applicable law, the Charter or these Bylaws, the vote of a majority or other percentage of a particular group of directors is required for action, a quorum must also include a majority or such other percentage of such group.

The directors present at a meeting which has been duly called and at which a quorum has been established may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough directors to leave fewer than required to establish a quorum.

SECTION 3.07 VOTING. The action of a majority of the directors present at a meeting at which a quorum is present shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws. If enough directors have withdrawn from a meeting to leave fewer than required to establish a quorum, but the meeting is not adjourned, the action of the majority of that number of directors necessary to constitute a quorum at such meeting shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws.

I-8

SECTION 3.08 ORGANIZATION. At each meeting of the Board of Directors, the chairman of the board or, in the absence of the chairman, the vice chairman of the board, if any, shall act as chairman of the meeting. In the absence of both the chairman and vice chairman of the board, the chief executive officer or, in the absence of the chief executive officer, the president or, in the absence of the president a director chosen by a majority of the directors present, shall act as chairman of the meeting. The secretary or, in his or her absence, an assistant secretary of the Corporation, or, in the absence of the secretary and all assistant secretaries, an individual appointed by the chairman of the meeting, shall act as secretary of the meeting.

SECTION 3.09 TELEPHONE MEETINGS. Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

SECTION 3.10 CONSENT BY DIRECTORS WITHOUT A MEETING. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each director and is filed with the minutes of proceedings of the Board of Directors.

SECTION 3.11 VACANCIES. Until such time as the Corporation becomes subject to Section 3-804(c) of the MGCL, any vacancy on the Board of Directors for any cause other than an increase in the number of directors may be filled by a majority of the remaining directors, even if such majority is less than a quorum; any vacancy in the number of directors created by an increase in the number of directors may be filled by a majority vote of the entire Board of Directors; and any individual so elected as director shall serve until the next annual meeting of stockholders and until his or her successor is elected and qualifies. At such time as the Corporation becomes subject to Section 3-804(c) of the MGCL any vacancy on the Board of Directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies.

SECTION 3.12 COMPENSATION. Directors shall not receive any stated salary for their services as Directors, provided, however, that non-executive directors may receive, by resolution of the Board of Directors, a compensation program that consists of annual retainer fees and long-term equity awards. Directors may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the Board of Directors or of any committee thereof; but nothing herein contained shall be construed to preclude any directors from serving the Corporation in any other capacity and receiving compensation therefor.

SECTION 3.13 RELIANCE. Each director and officer of the Corporation shall, in the performance of his or her duties with respect to the Corporation, be entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by an officer or employee of the Corporation whom the director or officer reasonably believes to be reliable and competent in the matters presented, by a lawyer, certified public accountant or other person, as to a matter which the director or officer reasonably believes to be within the person’s professional or expert competence, or, with respect to a director, by a committee of the Board of Directors on which the director does not serve, as to a matter within its designated authority, if the director reasonably believes the committee to merit confidence.

SECTION 3.14 RATIFICATION. The Board of Directors or the stockholders may ratify and make binding on the Corporation any action or inaction by the Corporation or its officers to the extent that the Board of Directors or the stockholders could have originally authorized the matter. Moreover, any action or inaction questioned in any stockholders’ derivative proceeding or any other proceeding on the ground of lack of authority, defective or irregular execution, adverse interest of a director, officer or stockholder, non-disclosure, miscomputation, the application of improper principles or practices of accounting or otherwise, may be ratified, before or after judgment, by the Board of Directors or by the stockholders, and if so ratified, shall have the same force and effect as if the questioned action or inaction had been originally duly authorized, and such ratification shall be binding upon the Corporation and its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned action or inaction.

SECTION 3.15 CERTAIN RIGHTS OF DIRECTORS AND OFFICERS. A director who is not also an officer of the Corporation shall have no responsibility to devote his or her full time to the affairs of the Corporation. Any director or officer, in his or her personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to, in addition to or in competition with those of or relating to the Corporation.

I-9

SECTION 3.16 EMERGENCY. Notwithstanding any other provision in the Charter or these Bylaws, this Section 3.16 shall apply during the existence of any catastrophe, or other similar emergency condition, as a result of which a quorum of the Board of Directors under Article III of these Bylaws cannot readily be obtained (an “Emergency”). During any Emergency, unless otherwise provided by the Board of Directors, (i) a meeting of the Board of Directors or a committee thereof may be called by any director or officer by any means feasible under the circumstances; (ii) notice of any meeting of the Board of Directors during such an Emergency may be given less than 24 hours prior to the meeting to as many directors and by such means as may be feasible at the time, including publication, television or radio; and (iii) the number of directors necessary to constitute a quorum shall be one-third of the entire Board of Directors, unless there are only two or three directors then serving, in which case not less than two shall constitute a quorum.

SECTION 3.19 REMOVAL OF DIRECTORS. Subject to the rights of holders of one or more classes of preferred stock to elect or remove a particular director or directors, a director may be removed from office only for cause and then only by the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors. For purposes of the foregoing, “cause” shall mean only (i) final adjudication of a felony, which felony has a material adverse effect on the Corporation, (ii) final declaration of unsound mind by order of a court that is not subject to appeal, (iii) gross dereliction of duty as determined by a court of competent jurisdiction or arbitration panel that, in either case, is not subject to appeal, (iv) commission of an act that constitutes intentional misconduct or a knowing violation of law if such action in either event results both in an improper substantial personal benefit to the director and in a material injury to the Corporation as determined by a court of competent jurisdiction or arbitration panel that, in either case, is not subject to appeal, or (v) any action, conduct, conviction, order or other item specified Rule 506(d) of Regulation D or Rule 262(a) of Regulation A of the Securities Act of 1933, as amended (the “Securities Act”) that would result in the Corporation not being permitted to rely on an exemption from the registration requirements of the Securities Act in an offering that is conducted in accordance with Rule 506 of Regulation D or under Rule 251 of Regulation A, each as promulgated under the Securities Act.

ARTICLE IV

COMMITTEES

SECTION 4.01 NUMBER, TENURE AND QUALIFICATIONS. The Board of Directors may appoint from among its members an Investment Committee and one or more other committees, composed of one or more directors, to serve at the pleasure of the Board of Directors.

SECTION 4.02 POWERS. The Board of Directors may delegate to committees appointed under Section 4.01 of this Article any of the powers of the Board of Directors, except as prohibited by law.

SECTION 4.03 NOTICE. Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Directors. A majority of the members of the committee shall constitute a quorum for the transaction of business at any meeting of the committee. The act of a majority of the committee members present at a meeting shall be the act of such committee. The Board of Directors may designate a chairman of any committee, and such chairman or, in the absence of a chairman, any two members of any committee (if there are at least two members of the committee) may fix the time and place of its meeting unless the Board shall otherwise provide. In the absence of any member of any such committee, the members thereof present at any meeting, whether or not they constitute a quorum, may appoint another director to act in the place of such absent member.

SECTION 4.04 TELEPHONE MEETINGS. Members of a committee of the Board of Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

SECTION 4.05 CONSENT BY COMMITTEES WITHOUT A MEETING. Any action required or permitted to be taken at any meeting of a committee of the Board of Directors may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each member of the committee and is filed with the minutes of proceedings of such committee.

SECTION 4.06 VACANCIES. Subject to the provisions hereof, the Board of Directors shall have the power at any time to change the membership of any committee, to fill any vacancy, to designate an alternate member to replace any absent or disqualified member or to dissolve any such committee.

I-10

ARTICLE V

OFFICERS

SECTION 5.01 GENERAL PROVISIONS. The officers of the Corporation shall include a chief executive officer, a president, a treasurer, and a secretary. In addition, the Board of Directors may from time to time elect such other officers with such powers and duties as it shall deem necessary or desirable. The officers of the Corporation shall be elected annually by the Board of Directors. Each officer shall serve until his or her successor is elected and qualifies or until his or her death, or his or her resignation or removal in the manner hereinafter provided. Election of an officer or agent shall not of itself create contract rights between the Corporation and such officer or agent.

SECTION 5.02 REMOVAL AND RESIGNATION. Any officer or agent of the Corporation may be removed, with or without cause, by the Board of Directors if in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer of the Corporation may resign at any time by delivering his or her resignation to the Board of Directors, the chairman of the board, the chief executive officer, the president, the treasurer, or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation. Such resignation shall be without prejudice to the contract rights, if any, of the Corporation.

SECTION 5.03 VACANCIES. A vacancy in any office may be filled by the Board of Directors for the balance of the term.

SECTION 5.04 CHIEF EXECUTIVE OFFICER. The Board of Directors may designate a chief executive officer. In the absence of such designation, the chairman of the board shall be the chief executive officer of the Corporation. The chief executive officer shall have general responsibility for implementation of the policies of the Corporation, as determined by the Board of Directors, and for the management of the business and affairs of the Corporation. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of chief executive officer and such other duties as may be prescribed by the Board of Directors from time to time.

SECTION 5.05 PRESIDENT. The president, subject to the supervision and control of the Board of Directors, any duly authorized committee thereof, and the chief executive officer, shall in general actively supervise and control the business and affairs of the Corporation and, in the chief executive officer’s absence, at the request of the Board of Directors, the president shall perform all of the duties of the chief executive officer and, in so performing, shall have all the powers of, and be subject to all restrictions upon, the chief executive officer. The president shall perform such other duties and have such other powers which are delegated and assigned to him or her by the Board of Directors, the chief executive officer, these Bylaws or as may be provided by law.

SECTION 5.07 SECRETARY. The secretary shall (a) keep the minutes of the proceedings of the stockholders, the Board of Directors and committees of the Board of Directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the Corporation; (d) keep a register of the post office address of each stockholder which shall be furnished to the secretary by such stockholder; (e) have general charge of the stock transfer books of the Corporation; and (f) in general perform such other duties as from time to time may be assigned to him or her by the chief executive officer, the president or the Board of Directors.

SECTION 5.08 TREASURER. The treasurer shall have the custody of the funds and securities of the Corporation, shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation, shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors and in general perform such other duties as from time to time may be assigned to him or her by the chief executive officer or the Board of Directors. The treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Board of Directors, at the regular meetings of the Board of Directors or whenever it may so require, an account of all his or her transactions as treasurer and of the financial condition of the Corporation.

SECTION 5.09 COMPENSATION. The compensation of all officers of the Corporation shall be as fixed or allowed from time to time by the Board of Directors.

I-11

ARTICLE VI

CONTRACTS, LOANS, CHECKS AND DEPOSITS

SECTION 6.01 CONTRACTS. The Board of Directors or any manager of the Corporation approved by the Board of Directors and acting within the scope of its authority pursuant to a management or advisory agreement with the Corporation may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation and such authority may be general or confined to specific instances. Any agreement, deed, mortgage, lease or other document shall be valid and binding upon the Corporation when duly authorized or ratified by action of the Board of Directors or a manager or advisor acting within the scope of its authority pursuant to a management or advisory agreement and executed by the chief executive officer, president and any other person authorized by the Board of Directors or such a manager or advisor.

SECTION 6.02 CHECKS. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or agent of the Corporation in such manner as shall from time to time be determined by the Board of Directors.

SECTION 6.03 DEPOSITS. All funds of the Corporation not otherwise employed shall be deposited or invested from time to time to the credit of the Corporation as the Board of Directors, the chief executive officer, the president, the treasurer, or any other officer designated by the Board of Directors may determine.

ARTICLE VII

STOCK

SECTION 7.01 CERTIFICATES. Except as otherwise may be provided by the Board of Directors, stockholders of the Corporation are not entitled to certificates representing the shares of stock held by them. In the event that the Corporation issues shares of stock represented by certificates, such certificates shall be in such form as prescribed by the Board of Directors or a duly authorized officer, shall contain the statements and information required by the MGCL and shall be signed by the officers of the Corporation in any manner permitted by the MGCL. In the event that the Corporation issues shares of stock without certificates, to the extent then required by the MGCL, the Corporation shall provide to the record holders of such shares a written statement of the information required by the MGCL to be included on stock certificates. There shall be no differences in the rights and obligations of stockholders based on whether or not their shares are represented by certificates. If shares of a class or series of stock are authorized by the Board of Directors to be issued without certificates, no stockholder shall be entitled to a certificate or certificates representing any shares of such class or series of stock held by such stockholder unless otherwise determined by the Board of Directors and then only upon written request by such stockholder to the secretary of the Corporation.

SECTION 7.02 TRANSFER. All transfers of shares of stock of the Corporation shall be made by the transfer agent as the Board of Directors may designate.

SECTION 7.03 FIXING OF RECORD DATE. The Board of Directors may set, in advance, a record date for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or determining stockholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of stockholders for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than 90 days and, in the case of a meeting of stockholders, not less than ten days, before the date on which the meeting or particular action requiring such determination of stockholders of record is to be held or taken.

When a record date for the determination of stockholders entitled to notice of and to vote at any meeting of stockholders has been set as provided in this section, such record date shall continue to apply to the meeting if adjourned or postponed, except if the meeting is adjourned or postponed to a date more than 120 days after the record date originally fixed for the meeting, in which case a new record date for such meeting may be determined as set forth herein.

ARTICLE VIII

ACCOUNTING YEAR

The fiscal year of the Corporation shall initially be the calendar year. The Board of Directors shall have the power, from time to time, to fix the fiscal year of the Corporation by a duly adopted resolution.

I-12

ARTICLE IX

DISTRIBUTIONS

Dividends and other distributions upon the stock of the Corporation may be authorized by the Board of Directors, subject to the provisions of law and the Charter. Dividends and other distributions may be paid in cash, property or stock of the Corporation, subject to the provisions of law and the Charter.

ARTICLE X

INVESTMENT POLICY

Subject to the provisions of the Charter, the Board of Directors may from time to time adopt, amend, revise or terminate any policy or policies with respect to investments by the Corporation as it shall deem appropriate.

ARTICLE XI

SEAL

SECTION 11.01 SEAL. The Board of Directors may authorize the adoption of a seal by the Corporation. The seal shall contain the name of the Corporation and the year of its incorporation and the words “Incorporated Maryland.” The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof.

SECTION 11.02 AFFIXING SEAL. Whenever the Corporation is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word “(SEAL)” adjacent to the signature of the person authorized to execute the document on behalf of the Corporation.

ARTICLE XII

INDEMNIFICATION AND ADVANCE OF EXPENSES

To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided by the Charter and these Bylaws shall vest immediately upon election of a director or officer. The Corporation may, with the approval of its Board of Directors, provide such indemnification and advance for expenses to an individual who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The indemnification and payment or reimbursement of expenses provided in these Bylaws shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.

Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Charter or these Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE XIII

WAIVER OF NOTICE

Whenever any notice of a meeting is required to be given pursuant to the Charter or these Bylaws or pursuant to applicable law, a waiver thereof in writing or by electronic transmission, given by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice of such meeting, unless specifically required by statute. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting has not been lawfully called or convened.

ARTICLE XIV

AMENDMENT OF BYLAWS

The Board of Directors shall have the exclusive power to adopt, alter or repeal any provision of these Bylaws and to make new Bylaws.

I-13

Part II

Information Not Required in the Prospectus

Indemnification of Directors and Officers

The MGCL requires corporations (unless the charter provides otherwise, which the GPI’s does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

●	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

●	the director or officer actually received an improper personal benefit in money, property or services; or

●	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, GPI may not indemnify a director or officer in a suit by or in the right of GPI in which the director or officer was adjudged liable to GPI or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or in the right of GPI, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits GPI to advance reasonable expenses to a director or officer upon receipt of:

●	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by GPI; and

●	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

GPI’s bylaws obligate GPI to the maximum extent permitted by Maryland law in effect from time to time to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

●	any present or former director or officer of GPI who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

●	any individual who, while a director or officer of GPI and at its request, serves or has served as a director, officer, trustee, member, manager or partner of another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

GPI’s articles of incorporation and bylaws also permit GPI to indemnify and advance expenses to any individual who served a predecessor of GPI in any of the capacities described above and any employee or agent of GPI or a predecessor of GPI.

II-1

Exhibits and Financial Statement Schedules

(a) The following exhibits are filed herewith or incorporated herein by reference:

Exhibit No	Description
2.1*	Plan of Conversion of FC Global Realty Incorporated, dated November 8, 2018 (included as Annex A to the joint proxy statement/prospectus forming part of this registration statement)
2.2*	Agreement and Plan of Merger, dated November 8, 2018, among FC Global Realty Incorporated, FC Merger Sub, Inc. Gadsden Growth Properties, Inc. and Gadsden Growth Properties, L.P. (included as Annex D to the joint proxy statement/prospectus forming part of this registration statement)
3.1	Amended and Restated Articles of Incorporation of FC Global Realty Incorporated (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed on October 25, 2017)
3.2	Amended and Restated Bylaws of FC Global Realty Incorporated (incorporated by reference to Exhibit 10.6 to the registrant’s Current Report on Form 8-K filed on May 19, 2017)
5.1**	Opinion of Pessin Katz Law, P.A. regarding validity of the shares being registered hereunder
8.1**	Opinion of counsel regarding certain tax matters
10.1*	Form of Lock-Up Agreement
10.2	Remediation Agreement, dated September 24, 2018, among FC Global Realty Incorporated, Opportunity Fund I-SS, LLC, Dolev Rafaeli, Dennis M. McGrath and Yoav Ben-Dror (incorporated by reference to Exhibit 10.7 to the registrant’s Current Report on Form 8-K filed on September 26, 2018)
10.3	Registration Rights Agreement, dated September 24, 2018, among FC Global Realty Incorporated, Opportunity Fund I-SS, LLC, Dolev Rafaeli, Dennis M. McGrath and Yoav Ben-Dror (incorporated by reference to Exhibit 10.8 to the registrant’s Current Report on Form 8-K filed on September 26, 2018)
10.4	Services Agreement, dated September 24, 2018, between FC Global Realty Incorporated and Dolev Rafaeli, Dennis M. McGrath and Yoav Ben-Dror (incorporated by reference to Exhibit 10.9 to the registrant’s Current Report on Form 8-K filed on September 26, 2018)
10.5	Supplemental Agreement, dated April 20, 2018, between FC Global Realty Incorporated and Opportunity Fund I-SS, LLC (incorporated by reference to Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed on April 20, 2018)
10.6	Cancellation and Exchange Agreement, dated April 20, 2018, between FC Global Realty Incorporated and Opportunity Fund I-SS, LLC (incorporated by reference to Exhibit 10.4 to the registrant’s Current Report on Form 8-K filed on April 20, 2018)
10.7	Securities Purchase Agreement, dated December 22, 2017, between FC Global Realty Incorporated and Opportunity Fund I-SS, LLC (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on December 29, 2017)
10.8	Registration Rights Agreement, dated December 22, 2017, between FC Global Realty Incorporated and Opportunity Fund I-SS, LLC (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed on December 29, 2017)
10.9	Letter Agreement, dated December 22, 2017, among FC Global Realty Incorporated, Opportunity Fund I-SS, LLC, Suneet Singal, First Capital Real Estate Trust Incorporated, First Capital Real Estate Operating Partnership, L.P. and First Capital Real Estate Investments LLC (incorporated by reference to Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed on December 29, 2017)
10.10	Stock Grant Agreement, dated December 22, 2017, among FC Global Realty Incorporated, Dolev Rafaeli, Dennis M. McGrath and Yoav Ben-Dror (incorporated by reference to Exhibit 10.12 to the registrant’s Current Report on Form 8-K filed on December 29, 2017)
10.11	Registration Rights Agreement, dated December 22, 2017, among FC Global Realty Incorporated, Dolev Rafaeli, Dennis M. McGrath and Yoav Ben-Dror (incorporated by reference to Exhibit 10.13 to the registrant’s Current Report on Form 8-K filed on December 29, 2017)
10.12	Secured Convertible Payout Note Due October 12, 2018 issued by FC Global Realty Incorporated to Dolev Rafaeli on October 12, 2017 (incorporated by reference to Exhibit 10.4 to the registrant’s Current Report on Form 8-K filed on October 18, 2017)
10.13	Secured Convertible Payout Note Due October 12, 2018 issued by FC Global Realty Incorporated to Dennis M. McGrath on October 12, 2017 (incorporated by reference to Exhibit 10.5 to the registrant’s Current Report on Form 8-K filed on October 18, 2017)

II-2

10.14	Secured Convertible Payout Note Due October 12, 2018 issued by FC Global Realty Incorporated to Yoav Ben-Dror on October 12, 2017 (incorporated by reference to Exhibit 10.6 to the registrant’s Current Report on Form 8-K filed on October 18, 2017)
10.15	Security Agreement, dated October 12, 2017, by and between FC Global Realty Incorporated and Dolev Rafaeli, Dennis M. McGrath and Yoav Ben-Dror (incorporated by reference to Exhibit 10.7 to the registrant’s Current Report on Form 8-K filed on October 18, 2017)
10.16	Interest Contribution Agreement, dated March 31, 2017, by and among First Capital Real Estate Operating Partnership, L.P., First Capital Real Estate Trust Incorporated, FC Global Realty Operating Partnership, LLC and FC Global Realty Incorporated (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on April 3, 2017)
10.17	Agreement to Waive Closing Deliverables, dated as of May 17, 2017, by and among FC Global Realty Incorporated, FC Global Realty Operating Partnership, LLC, First Capital Real Estate Operating Partnership, L.P. and First Capital Real Estate Trust Incorporated (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on May 19, 2017)
10.18	Registration Rights Agreement, dated as of May 17, 2017, among FC Global Realty Incorporated and certain holders (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed on May 19, 2017)
10.19	Assignment and Assumption Agreement, dated as of May 17, 2017, by and between First Capital Real Estate Operating Partnership, L.P., First Capital Real Estate Trust Incorporated, FC Global Realty Operating Partnership, LLC, and FC Global Realty Incorporated (incorporated by reference to Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed on May 19, 2017)
10.20	Lock-Up and Resale Restriction Agreement, dated as of May 17, 2017, among FC Global Realty Incorporated and certain holders (incorporated by reference to Exhibit 10.4 to the registrant’s Current Report on Form 8-K filed on May 19, 2017)
10.21	Assignment and Assumption Agreement, dated June 26, 2017, by and between First Capital Real Estate Operating Partnership, L.P., First Capital Real Estate Trust Incorporated, FC Global Realty Operating Partnership, LLC, and FC Global Realty Incorporated (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on June 28, 2017)
10.22	Agreement to Waive Closing Deliverables, dated as of July 3, 2017, by and among FC Global Realty Incorporated, FC Global Realty Operating Partnership, LLC, First Capital Real Estate Operating Partnership, L.P. and First Capital Real Estate Trust Incorporated (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on July 10, 2017)
10.23	20% Unsecured Promissory Note, dated July 25, 2017, by and between FC Global Realty Incorporated and First Capital Real Estate Operating Partnership L.P. (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on July 31, 2017)
10.24	Amendment No. 1 to Interest Contribution Agreement, dated August 3, 2017, among First Capital Real Estate Operating Partnership, L.P., First Capital Real Estate Trust Incorporated, FC Global Realty Operating Partnership, LLC and FC Global Realty Incorporated (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed on August 3, 2017)
10.25	Second Agreement to Waive Closing Deliverables, dated September 22, 2017, by and among FC Global Realty Incorporated, FC Global Realty Operating Partnership, LLC, First Capital Real Estate Operating Partnership, L.P. and First Capital Real Estate Trust Incorporated (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on September 28, 2017)
10.26	Amendment No. 2 to Interest Contribution Agreement, dated October 11, 2017, among First Capital Real Estate Operating Partnership, L.P., First Capital Real Estate Trust Incorporated, FC Global Realty Operating Partnership, LLC and FC Global Realty Incorporated (incorporated by reference to Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed on October 18, 2017)
10.27	Amendment No. 3 to Interest Contribution Agreement, dated December 22, 2017, among First Capital Real Estate Operating Partnership, L.P., First Capital Real Estate Trust Incorporated, FC Global Realty Operating Partnership, LLC and FC Global Realty Incorporated (incorporated by reference to Exhibit 10.7 to the registrant’s Current Report on Form 8-K filed on December 29, 2017)

II-3

10.28	Asset Purchase Agreement, dated October 4, 2016, by and among ICTV Brands Inc., ICTV Holdings, Inc., FC Global Realty Incorporated, Radiancy, Inc., PhotoTherapeutics Ltd. and Radiancy (Israel) Limited (incorporated by reference to Exhibit 2.1 to the registrant’s Current Report on Form 8-K filed on October 5, 2016)
10.29	Escrow Agreement, dated October 4, 2016, by and among ICTV Brands Inc., ICTV Holdings, Inc., FC Global Realty Incorporated, Radiancy, Inc., PhotoTherapeutics Ltd., Radiancy (Israel) Limited, those investors listed on the Schedule of Investors attached thereto, and Bevilacqua PLLC (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on October 5, 2016)
10.30	Transition Services Agreement, dated October 4, 2016, by and among ICTV Holdings, Inc., FC Global Realty Incorporated, Radiancy, Inc., PhotoTherapeutics Ltd. and Radiancy (Israel) Limited (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed on October 5, 2016)
10.31	First Amendment to the Asset Purchase Agreement, dated January 23, 2017, ICTV Brands Inc., ICTV Holdings, Inc., FC Global Realty Incorporated, Radiancy, Inc., PhotoTherapeutics Ltd. and Radiancy (Israel) Limited (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on January 24, 2017)
10.32	First Amendment to the Transition Services Agreement, dated January 23, 2017, by and among ICTV Holdings, Inc., FC Global Realty Incorporated, Radiancy, Inc., PhotoTherapeutics Ltd. and Radiancy (Israel) Limited (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed on January 24, 2017)
10.33	Termination and Release Agreement, dated July 12, 2017, by and among ICTV Brands Inc., ICTV Holdings, Inc., FC Global Realty Incorporated, Radiancy, Inc., PhotoTherapeutics Ltd. and Radiancy (Israel) Limited (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on July 18, 2017)
10.35	Bill of Sale, dated July 12, 2017, by and among FC Global Realty Incorporated, Radiancy, Inc., PhotoTherapeutics Ltd., Radiancy (Israel) Limited and ICTV Holdings, Inc. (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed on July 18, 2017)
10.36	Asset Purchase Agreement, dated August 30, 2016, among Pharma Cosmetics Laboratories Ltd., Pharma Cosmetics Inc., FC Global Realty Incorporated and PhotoMedex Technology, Inc. (incorporated by reference to Exhibit 2.1 to the registrant’s Current Report on Form 8-K filed on September 6, 2016)
10.37	First Amendment to the Asset Purchase Agreement, dated September 15, 2016, among Pharma Cosmetics Laboratories Ltd., Pharma Cosmetics Inc., FC Global Realty Incorporated and PhotoMedex Technology, Inc. (incorporated by reference to Exhibit 2.1 to the registrant’s Current Report on Form 8-K filed on September 20, 2016)
10.38	First Amendment to the Transition Services Agreement, dated September 15, 2016, among FC Global Realty Incorporated, PhotoMedex Technology, Inc. and Pharma Cosmetics Inc. (incorporated by reference to Exhibit 2.2 to the registrant’s Current Report on Form 8-K filed on September 20, 2016)
10.39†	Employment Agreement, dated June 20, 2018, between FC Global Realty Incorporated and Michael R. Stewart (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on June 21, 2018)
10.40†	Separation Agreement, dated December 22, 2017, between FC Global Realty Incorporated and Suneet Singal (incorporated by reference to Exhibit 10.14 to the registrant’s Current Report on Form 8-K filed on December 29, 2017)
10.41†	Amended and Restated Employment Agreement, dated October 11, 2017, by and between FC Global Realty Incorporated and Suneet Singal (incorporated by reference to Exhibit 10.8 to the registrant’s Current Report on Form 8-K filed on October 18, 2017)
10.42†	Employment Agreement, dated May 17, 2017, between FC Global Realty Incorporated and Suneet Singal (incorporated by reference to Exhibit 10.5 to the registrant’s Current Report on Form 8-K filed on May 19, 2017)
10.43†	Amended and Restated Separation Agreement, dated February 12, 2018, between FC Global Realty Incorporated and Stephen Johnson (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on February 16, 2018)

II-4

10.44†	Separation Agreement, dated December 22, 2017, between FC Global Realty Incorporated and Stephen Johnson (incorporated by reference to Exhibit 10.15 to the registrant’s Current Report on Form 8-K filed on December 29, 2017)
10.45†	Employment Agreement, dated July 28, 2017 by and between FC Global Realty Incorporated and Stephen Johnson (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on August 3, 2017)
10.46†	Employment Agreement, dated December 22, 2017, between FC Global Realty Incorporated and Vineet P. Bedi (incorporated by reference to Exhibit 10.16 to the registrant’s Current Report on Form 8-K filed on December 29, 2017)
10.47†	Employment Agreement, dated December 22, 2017, between FC Global Realty Incorporated and Matthew Stolzar (incorporated by reference to Exhibit 10.17 to the registrant’s Current Report on Form 8-K filed on December 29, 2017)
10.48†*	Employment Agreement, dated August 27, 2018, between Gadsden Growth Properties, Inc. and John E. Hartman
10.49†*	Employment Agreement, dated August 27, 2018, between Gadsden Growth Properties, Inc. and George Bell
10.50†*	Employment Agreement, dated August 27, 2018, between Gadsden Growth Properties, Inc. and Scott Crist
10.51†*	Employment Agreement, dated August 27, 2018, between Gadsden Growth Properties, Inc. and Brian Ringel
10.52*	Form of Restricted Stock Agreement
10.53*	Loan and Security Agreement, dated as of June 4, 2018, by and among Gadsden Growth Properties, L.P., Gadsden Growth Properties, Inc., the Lenders and The Pigman Companies, LLC
10.54*	Form of Indemnification Agreement
10.55*	Form of Warrant to Purchase Shares of Series C Preferred Stock
10.56*	Purchase and Sale Agreement, dated as of June 7, 2018, by and between Jesse Avenue, LLC, Roseville Road, LLC and Gadsden Growth Properties, Inc.
10.57*	Supplement to Sale Agreement, dated as of July 10, 2018, by and among T-9 Developers, LLC, First Capital Real Estate Operating Partnership, LP, First Capital Real Estate Trust Incorporated, Gadsden Growth Properties, Inc. and Gadsden Growth Properties, L.P.
10.58*	Form of Joinder Agreement to Escrow Agreement, dated July 10, 2018, by and among Gadsden Growth Properties, L.P., First Capital Real Estate Operating Partnership, LP, T-9 Developers, LLC, and Herrick, Feinstein LLP.
10.59*	DST Purchase and Sale Agreement of Lippincott Delaware Statutory Trust (17% Ownership), dated as of May 29, 2018, by and among First Capital Real Estate Operating Partnership, L.P. Gadsden Growth Properties, Inc. and Gadsden Growth Properties, LP.
10.60*	Claims Purchase Agreement, dated as of by and between First Capital Real Estate Operating Partnership, L.P. and Gadsden Growth Properties, Inc.
10.61*	DST Purchase and Sale Agreement of Hanes Delaware Statutory Trust (7% Ownership), dated as of May 29, 2018, by and among First Capital Real Estate Operating Partnership, L.P. Gadsden Growth Properties, Inc. and Gadsden Growth Properties, LP.
10.62*	Claims Purchase Agreement, dated as of by and between First Capital Real Estate Operating Partnership, L.P. and Gadsden Growth Properties, Inc.
10.63*	Clarification Agreement, dated June 3, 2018, between First Capital Real Estate Operating Partnership, LP and Gadsden Growth Properties, Inc.

II-5

10.64*	Form of Placement Agent Warrant to Purchase Shares of Common Stock
10.65*	Forbearance Agreement, dated October 3, 2018, by and among Gadsden Growth Properties, L.P., Gadsden Growth Properties, Inc., and The Pigman Companies
21.1*	Subsidiaries of FC Global Realty Incorporated
23.1*	Consent of Fahn Kanne & Co. Grant Thornton Israel, independent public accounting firm of FC Global Realty Incorporated
23.2*	Consent of EisnerAmper LLP, independent registered public accounting firm of Gadsden Growth Properties, Inc.
23.3**	Consent of Pessin Katz Law, P.A. (included in Exhibit 5.1)
23.4**	Consent of counsel (included in Exhibit 8.1)
24.1	Power of Attorney (included in the signature page hereof)
99.1*	Voting Agreement, dated November 8, 2018, among Gadsden Growth Properties, Inc., FC Global Realty Incorporated and certain officers and directors of Gadsden Growth Properties, Inc. and FC Global Realty Incorporated (included as Annex E to the joint proxy statement/prospectus forming part of this registration statement)
101.INS*	XBRL Instance Document
101.SCH*	XBRL Taxonomy Extension Schema Document
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

* Filed herewith.

** To be filed by amendment.

† Executive Compensation Plan or Agreement.

(b) Financial Statement Schedules

All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

II-6

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

II-7

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Willow Grove, Commonwealth of Pennsylvania, on November 9, 2018.

FC GLOBAL REALTY INCORPORATED

By:	/s/ Michael R. Stewart
Michael R. Stewart, Chief Executive Officer and Chief Financial Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael R. Stewart and Kristen E. Pigman, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and any registration statement relating to the offering covered by this registration statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys in fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/S/ Michael R. Stewart	Chief Executive Officer and Chief Financial Officer (Principal Executive Officer and Principal Financial and Accounting Officer)	November 9, 2018
Michael R. Stewart

/S/ Richard J. Leider	Director	November 9, 2018
Richard J. Leider

/S/ Dennis M. McGrath	Director	November 9, 2018
Dennis M. McGrath

/S/ Kristen E. Pigman	Director	November 9, 2018
Kristen E. Pigman

/s/ Dolev Rafaeli	Director	November 9, 2018
Dolev Rafaeli